As filed with the U.S. Securities and Exchange Commission on February 22, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOOZ POWER LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3590	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

+972 (8) 6805566

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Stuart Neuhauser, Esq. Nahal A. Nellis, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas Suite 1100 New York, New York 10105-0302 (212) 370-1300	Perry Wildes, Adv. Adva Bitan, Adv. Lev Gaft, Adv. Goldfarb Gross Seligman & Co. 1 Azrieli Center, Round Building Tel Aviv 6701101 Israel +972-3-6074444	Steven M. Skolnick, Esq. Dotan H. Barnea, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 262-6700	Ofer Ben-Yehuda, Adv. Ivor Krumholtz, Adv. Amir Shachar, Adv. Shibolet & Co. 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

* The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. ZOOZ Power Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2024

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF

KEYARCH ACQUISITION CORPORATION

PROSPECTUS FOR UP TO 8,164,372 ORDINARY SHARES,

6,022,500 WARRANTS,

AND 6,022,500 ORDINARY SHARES UNDERLYING WARRANTS OF

ZOOZ POWER LTD.

The board of directors of Keyarch Acquisition Corporation, a Cayman Islands exempted company (“Keyarch”), has unanimously approved the Business Combination Agreement, dated as of July 30, 2023 (as amended on February 9, 2024 and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement ”), by and among Keyarch, ZOOZ Power Ltd., a limited liability company organized under the laws of the State of Israel (the “Company” or “ZOOZ”), ZOOZ Power Cayman, a Cayman Islands exempted company and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of specified shareholders of Keyarch after the effective time of the Business Combination (as defined below). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation (the “Closing”) of the Business Combination and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), Keyarch will become a wholly owned subsidiary of ZOOZ, with the shareholders and warrantholders of Keyarch becoming shareholders and warrantholders of ZOOZ.

Prior and subject to the effective time of the Business Combination (the “Effective Time”), ZOOZ intends to effect a recapitalization (the “Recapitalization”), pursuant to which each then-outstanding ZOOZ ordinary share, par value NIS 0.00025 (collectively, “ZOOZ ordinary share s”), will become and be converted into such number of ZOOZ ordinary shares as is determined by multiplying such ZOOZ ordinary share by the amount obtained by dividing (A) $60,000,000 by (B) $10.00, and subsequently dividing such quotient by (C) the diluted outstanding ZOOZ ordinary shares (such ratio, being the “Conversion Ratio”). The diluted outstanding ZOOZ ordinary shares for these purposes pursuant to the Business Combination Agreement includes the sum of (1) the number of ZOOZ ordinary shares then outstanding, and (2) the number of ZOOZ ordinary shares issuable upon the exercise of all then-outstanding ZOOZ warrants which by their terms are required to be exercised, or whose holder elects to exercise such warrants, in connection with the Closing (the “ZOOZ Continuing Warrants”) (other than any ZOOZ Continuing Warrants which are identified in the Business Combination Agreement), and (3) outstanding in-the-money options to purchase ZOOZ ordinary shares, being options to purchase ZOOZ ordinary shares for which the exercise price (after giving effect to the Recapitalization) is less than or equal to $10.00 and which are vested according to the terms of such option agreement and pursuant to the Business Combination Agreement (“ZOOZ Converted Options”). The ZOOZ Continuing Warrants include private warrants as well as ZOOZ warrants listed for trading on the Tel Aviv Stock Exchange (“TASE”) and each such number of ZOOZ Continuing Warrants (other than any ZOOZ Continuing Warrants which are listed in the Business Combination Agreement) and ZOOZ Converted Options are calculated on a net exercise basis, with all fractional ZOOZ ordinary shares being rounded down to the next integral number of ZOOZ ordinary shares. The foregoing calculation of the Conversion Ratio is intended to occur to five decimal places. As a result of the Recapitalization, each ZOOZ Continuing Warrant, each ZOOZ Converted Option and outstanding options to purchase ZOOZ ordinary shares which were not exercised in accordance with their terms prior to the Recapitalization, or which were either unvested or out-of-the money at the time of the Recapitalization (collectively, “ZOOZ Continuing Options”) will have their exercise price and terms be adjusted to reflect the Conversion Ratio.

Pursuant to the Business Combination Agreement and subject to completion of the Recapitalization, at the Effective Time:

(a)	each outstanding Keyarch class A ordinary share, par value $0.0001 per share (“Keyarch Class A ordinary shares ”) (excluding treasury shares and Dissenting Keyarch Shares (in each case as provided in the Business Combination Agreement and as defined herein)), comprising 4,539,871 of such Keyarch Class A ordinary shares (not including the Sponsor Earnout Shares and Subscription Shares, as defined below), each outstanding Keyarch Class B ordinary share, par value $0.0001 per share (“Keyarch Class B ordinary shares”) comprising one such Keyarch Class B ordinary share (collectively, with such Keyarch Class A ordinary shares, “Keyarch ordinary shares”), in each case will be exchanged for one ZOOZ ordinary share, comprising the amount (including the Sponsor Earnout Shares and the Subscription Shares (in each case as defined below)) of up to 6,959,872 ZOOZ ordinary shares;

(b)	the registered holder of each outstanding right to receive one tenth (1/10) of one Keyarch Class A ordinary share (collectively, the “Keyarch Rights”) will be issued the number of full shares of Keyarch Class A ordinary shares to which such holder of Keyarch Rights is eligible, and which shall be exchanged for the equivalent number of ZOOZ ordinary shares, comprising (including Keyarch Rights which were components of publicly traded units of Keyarch described below) the amount of up to 1,204,500 ZOOZ ordinary shares;

(c)	each outstanding public and private warrant of Keyarch entitling the holder to purchase one Keyarch Class A ordinary share per warrant at a price of $11.50 per whole share (each, a “Keyarch Warrant”) outstanding immediately prior to the Effective Time will be converted into one equivalent warrant of ZOOZ entitling the holder to purchase one ZOOZ ordinary share per warrant at a price of $11.50 per whole share, and preserving the existing public or private nature of such Keyarch Warrant, exercisable for up to an aggregate of (including warrants which were components of publicly traded units of Keyarch described below) 6,022,500 ZOOZ ordinary shares (“ZOOZ Closing Warrants”); and

(d)	as described above, in the Recapitalization, outstanding ZOOZ ordinary shares and ZOOZ Converted Options will be recapitalized to comprise 6,000,000 ZOOZ ordinary shares (assuming, for purposes of this calculation, that all vested, in-the-money ZOOZ Converted Options will be exercised into ZOOZ ordinary shares on a net-exercise basis pursuant to their terms prior to the Closing, which terms provide that such ZOOZ Converted Options are converted at a slight discount to the current price at the time of exercise, by reducing such amount by the par value of each ZOOZ ordinary share (which is 0.00025 NIS), ZOOZ Continuing Options (including the unallocated option pool reserved by ZOOZ for issuance of ZOOZ options under the Company Equity Plan (as defined herein)) will become exercisable into 533,200 ZOOZ ordinary shares and ZOOZ Continuing Warrants shall be exercisable into 2,451,660 ZOOZ ordinary shares. Based on ZOOZ’s January 31, 2024 capitalization, and assuming an exchange rate of NIS to U.S. Dollars of 3.635 to 1.0 as of January 31, 2024, this would result in holders of ZOOZ ordinary shares receiving 5,912,223 ZOOZ ordinary shares in the Recapitalization, and holders of ZOOZ Converted Options receiving 367,421 options to purchase ZOOZ ordinary shares, which would represent 87,777 ZOOZ ordinary shares on a net-exercise basis.

Upon the Effective Time, the outstanding publicly traded units of Keyarch will be separated into their component securities, consisting of one Keyarch Class A ordinary share, one-half (1/2) of one Keyarch Warrant, and one Keyarch Right (with such Keyarch Warrants and Keyarch Rights being exchanged or converted at the Effective Time for ZOOZ Closing Warrants or ZOOZ ordinary shares in accordance with the foregoing description). Subject to the adjustments described above in the Recapitalization, each ZOOZ Continuing Warrant and ZOOZ Continuing Option at the Effective Time will remain outstanding. In addition, ZOOZ Continuing Warrants which are listed for trading on the TASE (i.e., the ZOOZ warrants (Series 3)) will also remain traded on the TASE only and will be exercisable (as of immediately following the Recapitalization) for up to 2,425,430 ZOOZ ordinary shares.

Up to an additional 4,000,000 ZOOZ ordinary shares will be contingently issuable, in the form of an earnout which is subject to certain terms and conditions relating to the price of the ZOOZ ordinary shares or specified revenue of ZOOZ following the Effective Time, to those existing holders of ZOOZ ordinary shares immediately prior to the Closing at a record date to be determined by the Company in coordination with the TASE (“Existing ZOOZ Holders”), during the five-year period following the end of the fiscal quarter after consummation of the Business Combination (any such shares, the “Earnout Shares”). The Earnout Shares shall be allocated to Existing ZOOZ Holders by means of issuance by ZOOZ of non-tradable, non-assignable rights (the “Earnout Rights”) on a pro rata basis to such Existing ZOOZ Holders as soon as reasonably practicable in connection with the Closing after receipt of all required approvals from applicable governmental authorities, including the TASE. The Earnout Rights will be automatically converted into ZOOZ ordinary shares on a one-for-one basis (with the number of rights being subject to adjustment based on share splits, reorganizations and similar occurrences. Twenty-Five percent (25%) of the Earnout Shares will be issuable if, during such five year period, either (a) the combined company’s gross revenue on a consolidated basis, including financing revenue, is $10 million for any four fiscal quarters in any five of its consecutive fiscal quarters during such five year period or (b) the volume weighted average price of the combined company’s ordinary shares for any twenty trading days in any thirty consecutive trading day period during such five-year period (“VWAP”), equals or exceeds $12 (the date, if any, on which the foregoing (a) or (b) has been achieved is referred to as the “First Earnout Milestone Achievement Date”). Thirty-Five percent (35%) of the Earnout Shares will be issuable if the combined company’s gross revenue described above in subsection (a) on a consolidated basis is at least $10 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the First Earnout Milestone Achievement Date or the VWAP described above in subsection (b) is at least $16 (the date, if any, on which the foregoing (a) or (b) has been achieved is referred to as the “Second Earnout Milestone Achievement Date”). The remaining (or 40%) of the Earnout Shares will be issuable if the combined company’s gross revenue described above in subsection (a) on a consolidated basis is at least $15 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the Second Earnout Milestone Achievement Date or the VWAP described above in subsection (b) is at least $23 (collectively, the “Earnout”). This description of the conditions for the Earnout are a summary, and for more information on the conditions for the Earnout and issuance of the Earnout Shares, see “The Business Combination Agreement – Merger Consideration” in the accompanying proxy statement/prospectus. In addition, Keyarch’s sponsor, Keyarch Global Sponsor Limited, a Cayman Islands exempted company incorporated with limited liability (the “Sponsor”), has agreed in the Sponsor Support Agreement to subject forty percent of all of its original holdings of Keyarch Class B ordinary shares (which the Sponsor converted to Class A ordinary shares on August 14, 2023) to the same Earnout, effective following the extraordinary general meeting (as defined below) and as of the Effective Time, other than to the extent used, in whole or in part, in connection with payment of expenses of the Business Combination, which comprise in aggregate 1,120,000 Keyarch Class A ordinary shares, and which we refer to as the Sponsor Earnout Shares.

On February 9, 2024, Keyarch and ZOOZ entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Keyarch agreed to issue and sell to these Investors, prior to the closing of the Business Combination, an aggregate of 1,300,000 Keyarch Class A ordinary shares (the “Subscription Shares”) for a purchase price of $10.00 per share, for gross proceeds of $13,000,000, on the terms and subject to the conditions set forth in the Subscription Agreements (the “Transaction Financing”). In addition, pursuant to the Subscription Agreements, ZOOZ agreed to register the Subscription Shares and granted customary resale registration rights to the PIPE Investors.

Upon consummation of the Business Combination, assuming none of the holders of Keyarch Class A ordinary shares (the “Keyarch Public Shareholders”) issued in Keyarch’s initial public offering (the “Keyarch IPO”) demand redemption in connection with the Business Combination pursuant to Keyarch’s amended and restated memorandum and articles of association (as amended, the “Keyarch Articles”), that there are no Dissenting Keyarch Shareholders (as defined below) and full conversion of the Keyarch Rights, and that the Transaction Financing in aggregate amount of approximately $13 million is consummated, immediately after the Business Combination, the Keyarch shareholders immediately prior to the Effective Time (not including the PIPE Investors) are expected to own approximately 44.0% of the issued and outstanding ZOOZ ordinary shares (of which 17.6% is expected to be owned by the Sponsor), EarlyBirdCapital, Inc., the representative of the underwriters who received shares in connection with the Keyarch IPO (“EBC”), is expected to own approximately 2.0% of the issued and outstanding ZOOZ ordinary shares, the PIPE Investors are expected to own approximately 10.0% of the issued and outstanding ZOOZ ordinary shares and Existing ZOOZ Holders are expected to own approximately 46.0% of the issued and outstanding ZOOZ ordinary shares. The ownership percentages set forth above include ZOOZ Converted Options (calculated on a net exercise basis) but do not include ZOOZ Continuing Options (as defined in the Business Combination Agreement), ZOOZ Continuing Warrants, ZOOZ Closing Warrants, the Earnout Shares or the Sponsor Earnout Shares. If the facts are different from these assumptions (which is likely to be the case), the percentage ownership set forth above for shareholders may be different.

At the extraordinary general meeting of the shareholders of Keyarch to be held pursuant to the accompanying proxy statement/prospectus (the “extraordinary general meeting”), the Keyarch shareholders will be asked to consider and vote upon the following proposals:

● Proposal No. 1 — The Business Combination Proposal — to consider and vote upon an ordinary resolution to ratify, approve and adopt the Business Combination Agreement (and to which the form of Plan of Merger required by the Companies Act (As Revised) of the Cayman Islands (the “Plan of Merger”) is appended), a copy of which is attached to the proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into Keyarch, with Keyarch surviving such merger as a wholly owned subsidiary of ZOOZ (the “Business Combination Proposal”);

● Proposal No. 2 — The Merger Proposal — to consider and vote upon a special resolution to authorize and approve the Plan of Merger and the merger of Merger Sub with and into Keyarch, with Keyarch surviving the merger as a wholly-owned subsidiary of ZOOZ, and (i) the issuance of ZOOZ ordinary shares, with par value as of the Closing as provided in the Business Combination Agreement (“ZOOZ ordinary shares”) to outstanding Keyarch shareholders as of the Closing, to Keyarch shareholders as of the Closing, and (ii) each outstanding public and private warrant of Keyarch entitling the holder to purchase one Keyarch ordinary share per warrant at a price of $11.50 per whole share (each, a “Keyarch Warrant ”), outstanding immediately prior to the Effective Time will be converted into one equivalent warrant of ZOOZ, entitling the holder to purchase one ZOOZ ordinary share per warrant at a price of $11.50 per whole share, and preserving the existing public or private nature of such Keyarch Warrant, as merger consideration (the “Merger Proposal”);

● Proposal No. 3 — The Nasdaq Stock Issuance Proposal — to consider and vote on an ordinary resolution to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding ZOOZ ordinary shares in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”); and

● Proposal No. 4 — The Adjournment Proposal — to consider and vote upon an ordinary resolution to approve the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal or Merger Proposal or Nasdaq Stock Issuance Proposal, or if holders of Keyarch Class A ordinary shares have elected to redeem an amount of Keyarch Class A ordinary shares such that Keyarch would have less than $5,000,001 of net tangible assets, or otherwise as required for completion of the Business Combination (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. The consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition that Keyarch has cash and cash equivalents (including funds remaining in the its Trust Account after completion and payment of the redemption, which is offered as described in the accompanying proxy statement/prospectus in connection with the Business Combination, and the proceeds of any Transaction Financing Condition (as described in this proxy statement/prospectus)) of at least $10 million, which is net of Keyarch’s and ZOOZ’s transaction expenses and administrative expenses, any unpaid loans owed by Keyarch to Sponsor and any other unpaid costs, liabilities and indebtedness of Keyarch, in each case as defined in the Business Combination Agreement.

The Board of Directors of Keyarch (the “Board”) has fixed the close of business on [●], 2024 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the extraordinary general meeting or any postponement or adjournment thereof. Shareholders should carefully read the accompanying Notice of Meeting and proxy statement/prospectus for a more complete statement of the proposals to be considered at the extraordinary general meeting.

After careful consideration, the Board has unanimously approved and adopted the Business Combination Agreement and its ancillary documents and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.

The Keyarch board of directors recommends that its shareholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

The Sponsor has entered into a letter agreement with the Company and Keyarch (as amended, the “Sponsor Support Agreement”), pursuant to which it has agreed to, among other things, vote all of the equity securities of Keyarch beneficially owned by it, consisting of approximately 54.46% of Keyarch’s outstanding Class A ordinary shares, in favor of the Business Combination and each other proposal related to the Business Combination at the extraordinary general meeting to approve the Business Combination, and to appear at such meeting for the purpose of establishing a quorum. The Sponsor agreed not to redeem any Keyarch ordinary shares in connection with any shareholder approval of the Business Combination. Additionally, certain shareholders of ZOOZ have entered into transaction support agreements with Keyarch and ZOOZ, pursuant to which, among other things, they agreed to vote (or cause to be voted, as applicable) the covered shares in favor of all of the matters, actions and proposals necessary to consummate the Transactions contemplated by the Business Combination Agreement.

The Keyarch Class A ordinary shares, Keyarch publicly traded warrants, Keyarch units and Keyarch Rights, are currently listed on the Nasdaq Capital Market under the symbols “KYCH”, “KYCHW”, “KYCHU” and “KYCHR”, respectively. ZOOZ ordinary shares are currently listed on the TASE under the symbol “ZOOZ”.

Although ZOOZ is not currently a public reporting company in the United States, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, ZOOZ will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). ZOOZ intends to apply for listing of the ZOOZ ordinary shares and ZOOZ Closing Warrants on a market of Nasdaq under the proposed symbols “ZOOZ and “ZOOZW”, respectively, to be effective at the consummation of the Business Combination. ZOOZ also intends to apply for listing of the ZOOZ ordinary shares which are issuable in exchange for Keyarch ordinary shares in the Business Combination (“ZOOZ Consideration Shares”) to be listed on the TASE. It is a condition of the consummation of the Transactions that the ZOOZ ordinary shares and ZOOZ Closing Warrants are each approved for listing on the Nasdaq and such ZOOZ Consideration Shares to be listed on TASE (subject only to official notice of issuance thereof). While trading on the Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that ZOOZ’s securities will be listed on a Nasdaq market or that the ZOOZ Consideration Shares will be listed on TASE. See “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus for more information.

ZOOZ will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

ZOOZ will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, ZOOZ’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, ZOOZ will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides Keyarch shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Keyarch. We encourage you to read the entire accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that Keyarch’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder of Keyarch. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to shareholders of Keyarch rather than liquidating Keyarch. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination” for additional information.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 20[●], and is first being mailed to Keyarch shareholders on or about [●], 2024.

Notice of Extraordinary General Meeting of Shareholders

of Keyarch Acquisition Corporation

To Be Held on [●], 2024

TO THE SHAREHOLDERS OF KEYARCH ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Keyarch Acquisition Corporation, a Cayman Islands exempted company (“we” or “our” or “Keyarch”), will be held at [●] a.m. Eastern Time, on [●], 20[●] and on such other date and at such other place to which the meeting may be adjourned (the “extraordinary general meeting”). The extraordinary general meeting will be a virtual meeting conducted via live audio webcast at https:// [●]. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of Keyarch (as amended, the “Keyarch Articles”), the physical location of the extraordinary general meeting shall be at [●]. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https:// [●] and using a control number assigned by Continental Stock Transfer & Trust Company, the transfer agent to Keyarch. To register and receive access to the virtual meeting, registered shareholders and beneficial holders of shares (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the attached proxy statement/prospectus of which this notice forms a part.

At the extraordinary general meeting, our shareholders will be asked to consider and vote upon the following proposals (the “Proposals”):

● Proposal No. 1 — The Business Combination Proposal — an ordinary resolution to ratify, approve and adopt the Business Combination Agreement, dated as of July 30, 2023, as amended on February 9, 2024 and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Keyarch, ZOOZ Power Ltd., a limited liability company organized under the laws of the State of Israel (the “Company” or “ZOOZ”), ZOOZ Power Cayman, a Cayman Islands exempted company and direct, wholly owned subsidiary of the Company (“Merger Sub”) and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of specified shareholders of Keyarch following the Business Combination (as defined below) (and to which the form of Plan of Merger required by the Companies Act (As Revised) of the Cayman Islands (the “Plan of Merger”) is appended), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Transactions”), including the business combination (the “Business Combination”) whereby Merger Sub will merge with and into Keyarch with Keyarch surviving the merger as a wholly owned subsidiary of ZOOZ (which we refer to as the “Business Combination Proposal”);

● Proposal No. 2 — The Merger Proposal —a special resolution to authorize and approve the Plan of Merger and the merger of Merger Sub with and into Keyarch, with Keyarch surviving the merger as a wholly-owned subsidiary of ZOOZ, and (i) the issuance of ZOOZ ordinary shares, with par value as of the Closing as provided in the Business Combination Agreement (“ZOOZ ordinary shares”) to Keyarch shareholders as of the Closing, and (ii) each outstanding public and private warrant of Keyarch entitling the holder to purchase one Keyarch ordinary share per warrant at a price of $11.50 per whole share (each, a “Keyarch Warrant”) outstanding immediately prior to the Effective Time will be converted into one equivalent warrant of ZOOZ entitling the holder to purchase one ZOOZ ordinary share per warrant at a price of $11.50 per whole share, and preserving the existing public or private nature of such Keyarch Warrant (“ZOOZ Closing Warrants”), as merger consideration (which we refer to as the “Merger Proposal”);

● Proposal No. 3 — The Nasdaq Stock Issuance Proposal — an ordinary resolution to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding ZOOZ ordinary shares in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”); and

● Proposal No. 4 — The Adjournment Proposal — to consider and vote upon an ordinary resolution to approve the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal or Merger Proposal or Nasdaq Proposal, or if holders of publicly traded Keyarch class A ordinary share, par value $0.0001 per share (“Keyarch Class A ordinary shares”), have elected to redeem an amount of Keyarch Class A ordinary shares such that Keyarch would have less than $5,000,001 of net tangible assets, or otherwise as required for completion of the Business Combination (which we refer to as the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. The consummation of the Business Combination is also subject to customary closing conditions and the Minimum Cash Condition.

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

The full text of the resolutions to be voted on at the extraordinary general meeting in each case is as follows:

Resolution No. 1 — The Business Combination Proposal

“RESOLVED, as an ordinary resolution, that entry by Keyarch Acquisition Corporation (“Keyarch”) into the Business Combination Agreement, dated as of July 30, 2023 (as amended on February 9, 2024 and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Keyarch, ZOOZ Power Ltd., a limited liability company organized under the laws of the State of Israel (the “Company” or “ZOOZ”), ZOOZ Power Cayman, a Cayman Islands exempted company and direct, wholly owned subsidiary of the Company (“Merger Sub”) and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of specified shareholders of Keyarch following the business combination contemplated therein, pursuant to which, among other things, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger as a wholly owned subsidiary of ZOOZ in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement, each be and are hereby authorized, approved, ratified and confirmed in all respects.”

Resolution No. 2 — The Merger Proposal

“RESOLVED, as a special resolution, that:

(1)	the Plan of Merger, by and among Keyarch Acquisition Corporation (“Keyarch”), Zooz Power Ltd., a limited liability company organized under the laws of the State of Israel (the “Company” or “ZOOZ”), Zooz Power Cayman, a Cayman Islands exempted company and direct, wholly owned subsidiary of the Company (“Merger Sub”), substantially in the form appended to the Business Combination Agreement, dated as of July 30, 2023, as amended by that certain Amendment No. 1 to Business Combination Agreement dated as of February 9, 2024 and as it may be further amended and/or restated from time to time, by and among Keyarch, ZOOZ, Merger Sub and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of specified shareholders of Keyarch following the business combination contemplated therein (the “Plan of Merger”), be and is hereby authorized and approved in all respects;

(2)	Keyarch be authorized to merge with Merger Sub (the “Business Combination”) so that Keyarch be the surviving company (surviving the Business Combination as a wholly owned subsidiary of ZOOZ, in accordance with the terms and subject to the conditions of the Business Combination Agreement and Plan of Merger) and all the undertaking, property and liabilities of Merger Sub shall vest in Keyarch by virtue of the merger pursuant to the provisions of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”);

(3)	Keyarch be authorized to enter into the Plan of Merger;

(4)	there being no holders of any outstanding security interest granted by Keyarch immediately prior to the Effective Time (as defined in the Plan of Merger), the Plan of Merger be executed by any one director on behalf of Keyarch and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands (“Registrar”);

(5)	as at the Effective Time, the Memorandum and Articles of Association of Keyarch will be in the form attached to the Plan of Merger; and

(6)	all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of these Resolutions by any director or officer of Keyarch in connection with the transactions contemplated by these resolutions be approved, ratified and confirmed in all respects.”

Resolution No. 3 — The Nasdaq Proposal

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of ZOOZ ordinary shares pursuant to the Business Combination Agreement, be approved, and that for purposes of complying with the applicable provisions of Nasdaq Listing Rule 3635, the potential issuance of the Earnout Shares pursuant to the terms and conditions of the Business Combination Agreement, be approved.”

Resolution No. 4 — The Adjournment Proposal

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, or if holders of Class A ordinary shares of Keyarch, par value $0.0001 per share (“Keyarch Class A ordinary shares”) have elected to redeem an amount of Keyarch Class A Ordinary Shares such that Keyarch would have less than $5,000,001 of net tangible assets, or otherwise as required for completion of the Business Combination, be and is hereby approved.”

The Sponsor has entered into a letter agreement with the Company and Keyarch (as amended, the “Sponsor Support Agreement”), pursuant to which it has agreed to, among other things, vote all of the equity securities of Keyarch beneficially owned by it in favor of the Business Combination and each other proposal related to the Business Combination at the extraordinary general meeting to approve the Business Combination, and to appear at such meeting for the purpose of establishing a quorum. The Sponsor agreed not to redeem any Keyarch ordinary shares in connection with any shareholder approval of the Business Combination. Additionally, certain shareholders of ZOOZ entered into transaction support agreements with Keyarch and ZOOZ, pursuant to which, among other things, they agreed to vote (or cause to be voted, as applicable) the covered shares in favor of all of the matters, actions and proposals necessary to consummate the Transactions contemplated by the Business Combination Agreement.

The closing of the Business Combination is conditioned on, among other things, approval of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The items of business listed above are more fully described elsewhere in the attached proxy statement/prospectus, of which this notice forms a part. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of Keyarch ordinary shares, at the close of business on          , 2024 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

After careful consideration, Keyarch’s board of directors has determined that each of the proposals listed is in the best interests of Keyarch and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of Keyarch’s board of directors, you should keep in mind that Keyarch’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of Keyarch. See the section entitled “The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination.”

All Keyarch shareholders at the close of business on the Record Date are cordially invited to attend the extraordinary general meeting, which will be held virtually over the Internet via live audio webcast by visiting https:// [●] and using a control number assigned by Continental Stock Transfer & Trust Company, the transfer agent to Keyarch. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the pre-addressed postage paid envelope provided and, in any event so as to be received by Keyarch no later than at [●] a.m. Eastern Time, on [●] 2024, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you are a holder of record of Keyarch ordinary shares at the close of business on the record date, you may also cast your vote at the extraordinary general meeting. If you hold your Keyarch ordinary shares in “street name”, which means your shares are held in an account at a brokerage firm or bank, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend and vote at the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their broker or bank for instructions regarding obtaining a legal proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting virtually. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting.

Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of Keyarch ordinary shares registered in each shareholder’s name which are voted, with each Keyarch ordinary share carrying one vote.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the pre-addressed postage paid envelope provided. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your Keyarch ordinary shares, please contact Keyarch’s proxy solicitor, [●] at [●]. Questions can also be sent by email to [●]. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https:// [●].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors Kai Xiong Chief Executive Officer and Director

, 2024

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS PRESENTED AT THE EXTRAORDINARY GENERAL MEETING.

ALL HOLDERS OF KEYARCH CLASS A ORDINARY SHARES ISSUED IN THE KEYARCH IPO (THE “KEYARCH PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR KEYARCH PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. KEYARCH PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR KEYARCH PUBLIC SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY KEYARCH PUBLIC SHAREHOLDER HOLDING KEYARCH PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, KEYARCH PUBLIC SHAREHOLDERS MUST DEMAND THAT KEYARCH REDEEM THEIR KEYARCH PUBLIC SHARES AND TENDER THEIR KEYARCH PUBLIC SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, KEYARCH’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING.

KEYARCH PUBLIC SHAREHOLDERS MAY TENDER THEIR KEYARCH PUBLIC SHARES BY EITHER DELIVERING THEIR SHARE CERTIFICATES (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING THEIR KEYARCH PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE KEYARCH PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF KEYARCH SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The attached proxy statement/prospectus is dated          , 2024 and is first being mailed to Keyarch shareholders on or about         , 2024.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or SEC, by ZOOZ, constitutes a prospectus of ZOOZ under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the ZOOZ ordinary shares to be issued to Keyarch shareholders in connection with the Business Combination, as well as (2) the warrants to acquire ZOOZ ordinary shares into which warrants to acquire Keyarch ordinary shares will be converted in the Business Combination and (3) the ZOOZ ordinary shares underlying such warrants.

This document also constitutes a proxy statement of Keyarch under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of Keyarch shareholders to consider and vote upon the proposals to adopt the Business Combination Agreement, to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “ZOOZ” and the “Company” refer to ZOOZ Power Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “Keyarch” refer to Keyarch Acquisition Corporation

Statements made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document are only summaries of such contracts, agreements or documents and are not complete descriptions of all of their terms. The Business Combination Agreement is included in Annex A to this proxy statement/prospectus, and the summary of this agreement is qualified in its entirety by reference to the complete agreement, and we urge you to read the complete agreement set forth in Annex A. Other documents summarized in this proxy statement/prospectus are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part or to the reports and registration statements filed by Keyarch or ZOOZ with the SEC and are available at the SEC’s web site at www.sec.gov, and the summaries thereof set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning ZOOZ’s industry data, information and statistics regarding the regions in which it operates, including ZOOZ’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts. ZOOZ has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which ZOOZ believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While ZOOZ believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of ZOOZ’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors” and “ZOOZ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other section of this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the applicable ©, SM, ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SELECTED DEFINITIONS

“Amendment No. 1 to Business Combination Agreement”

means that certain Amendment No. 1 to Business Combination Agreement, dated as of February 9, 2024, by and among Keyarch Acquisition Corporation, Zooz Power Cayman, Keyarch Global Sponsor Limited, and Zooz Power Ltd.

“Ancillary Documents”	means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit and the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the Target Voting Agreement, the Sponsor Agreement, the Sponsor Letter Agreement, the Registration Rights Agreement, the Keyarch Registration Rights Agreement Amendment, each Assignment, Assumption and Amendment to Warrant Agreement and the Surviving Company Memorandum and Articles of Association Documents (as such terms are defined herein) and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant thereto.

“Assignment, Assumption and Amendment to Warrant Agreement”	means the assignment, assumption and amendment to warrant agreements pursuant to which ZOOZ shall assume each outstanding Keyarch Warrant and each such outstanding Keyarch Warrant shall become a ZOOZ Closing Warrant (i.e. a warrant to purchase the same number of ZOOZ ordinary shares at the same exercise price during the same exercise period and otherwise on the same terms as the Keyarch Warrant being assumed and with the public or private nature of the applicable Keyarch Warrant being preserved in the ZOOZ Closing Warrants).

“Business Combination Marketing Agreement”	means that certain business combination marketing agreement, dated as of January 24, 2022, by and between Keyarch and EBC.

“Cayman Companies Law” or “Cayman Act”	means the Cayman Islands Companies Act (As Revised), as amended from time to time.

“Closing”	means the consummation of the Business Combination.

“Combined Company”	means, after giving effect to the Closing of the Business Combination, ZOOZ and Keyarch as its direct subsidiary.

“Companies Law” “Company Equity Plan”

means the Israeli Companies Law, 5759-1999, as amended.

means, collectively, ZOOZ’s 2015 Share Option Plan, as amended from time to time, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of ZOOZ or its subsidiaries of rights of any kind to receive designated equity securities of ZOOZ or its subsidiaries or benefits measured in whole or in part by reference to equity securities of ZOOZ or its subsidiaries.

“Dissenting Keyarch Shares”	means the shares subject to Dissent Rights, which shares are held by Keyarch shareholders who properly exercise those Dissent Rights. For more information, see “Appraisal Rights.”

“EBC”	means EarlyBirdCapital, Inc. EBC, among other things, served as the representative of the underwriters in the Keyarch IPO.

“EBC Shares”	means the 200,000 Keyarch Class A ordinary shares that Keyarch issued to EBC and its designees for nominal consideration in a private placement in connection with the Keyarch IPO. The EBC Shares are not public shares. In addition, EBC purchased 54,500 of such shares in a private placement in connection with the Keyarch IPO.

“Existing Keyarch Charter” or “Keyarch Articles”	means the amended and restated Memorandum and Articles of Association. As amended, of Keyarch as of the date of this proxy statement/prospectus.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

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“First Extension”

means the extraordinary general meeting in lieu of an annual general meeting of shareholders of Keyarch that was held on July 20, 2023, at which Keyarch’s shareholders approved, among other things, an amendment to the Keyarch Articles (i) to extend the date by which Keyarch has to consummate an initial business combination from July 27, 2023 to October 27, 2023 and to allow the Board, without another shareholder vote, to elect to extend the Termination Date on a monthly basis up to three (3) times for an additional one (1) month each time, until January 27, 2024, or for a total of up to six (6) months after the Original Termination Date (or such earlier date as determined by the Board), and (ii) to provide for the right of a holder of Class B ordinary shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the Business Combination at the option of such holder.

In connection with the First Extension, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230.

“Founder Shares”	means the 2,875,000 Keyarch Class B ordinary shares, par value $0.0001 per share, held by the Sponsor and Keyarch Initial Shareholders, which were acquired for an aggregate purchase price of $25,000 prior to the Keyarch IPO. The Founder Shares are convertible into Keyarch Class A ordinary shares on a one-for-one basis, subject to adjustment for share sub-division, share dividends, reorganizations, recapitalizations and the like. The Founders Shares do not include the EBC Shares. On August 14, 2023, the Sponsor and Keyarch Initial Shareholders converted all of the Founders Shares, except 1 share, to Keyarch Class A ordinary shares, constituting 2,874,999 such shares, and as a result only 1 Keyarch Class B ordinary share remains outstanding. For the avoidance of doubt, after such conversion, the Founder Shares means the 2,874,999 Keyarch Class A ordinary shares and the 1 Keyarch Class B ordinary share referred to above.

“GAAP”	means accounting principles generally accepted in the United States of America.
“Governmental Authority”	means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Gross Revenue”	means, with respect to the Earnout Rights’ milestones, the gross revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature (including but not limited to gross revenue derived, generated or attributable to (i) any acquisition(s) made by ZOOZ or its subsidiary(ies), and (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing) and any other gross revenue, either recurring or derived, generated or attributable and recognized one-time) as recorded in ZOOZ’s quarterly financial statements reviewed by ZOOZ’s independent accountants and included in the quarterly report of ZOOZ filed with the SEC for such period). For such purposes, Gross Revenue will be measured based on the revenue line in the income statement, in accordance with generally accepted accounting principles, in ZOOZ’s financial statements, which are reviewed or audited by ZOOZ’s independent accountants (as will be filed with the SEC for the applicable period ).

“Interim Redemption Scenario”

assumes that the Transaction Financing in the total amount of $13 million shall be consummated and that in connection with the Business Combination, some Keyarch public shareholders will exercise their redemption rights with respect to approximately 36.5% of Keyarch’s outstanding public shares.

“Israeli Prospectus”	means a shelf offering report pursuant to the Israeli Securities Law, which shall cover the issuance of the Earnout Rights to the Pre-Closing ZOOZ Shareholders pursuant to the terms of the Business Combination Agreement.

“Israeli Securities Law” “ITA”	means the Israeli Securities Law, 5728-1968, as amended. means the Israeli Tax Authority.

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“Keyarch Board”	means the board of directors of Keyarch.

“Keyarch Extensions ” or “Extensions”	means the First Extension and the Second Extension, collectively.

“Keyarch Initial Shareholders”	means the shareholders of Keyarch in addition to the Sponsor who subscribed for the Founders Shares in connection with the Keyarch IPO.

“Keyarch IPO”

means the initial public offering of Keyarch units, which was consummated on January 27, 2022, with an over-allotment option with respect thereto consummated on February 8, 2022. Each unit issued consisted of one Keyarch Class A ordinary share, one-half of one redeemable Keyarch Warrant, each whole Keyarch Warrant entitling the holder thereof to purchase one Keyarch Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment and one right to receive one-tenth of one Keyarch Class A ordinary share.

“Keyarch Registration Rights Agreement”	means the registration rights agreement, dated as of January 24, 2022, by and among Keyarch and the “Investor” parties thereto.

“Keyarch Registration Rights Agreement Amendment”	means an amendment to the Keyarch Registration Rights Agreement in form and substance to be mutually agreed by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus, which shall become effective as of the Effective Time.

“Keyarch Rights”	means the rights issued in the Keyarch IPO pursuant to which the registered holder of each outstanding right has the right to receive one tenth (1/10) of one Keyarch Class A ordinary share. Upon consummation of the Business Combination, Keyarch shall issue to the registered holder of such right(s) a certificate or certificates, or book entry position, for the number of full ordinary shares of Keyarch to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it (and pursuant to the Closing of the Business Combination each such Keyarch Class A ordinary share will be exchanged for a ZOOZ ordinary share). In no event will Keyarch be required to net cash settle the Keyarch Rights and Keyarch shall not issue fractional shares upon exchange of Keyarch Rights. At the time of the Business Combination, the rights agent shall round down to the nearest whole ordinary share for each such holder of Keyarch Class A ordinary shares received upon conversion of Keyarch Rights (or Keyarch shall otherwise inform the rights agent how fractional shares will be addressed, in accordance with Cayman Islands law). Pursuant to the Rights Agreement entered into in connection with the Keyarch IPO with the rights agent, each holder of a Keyarch Right will be required to affirmatively convert his, her or its rights in order to receive the 1/10 of a Keyarch Class A ordinary share underlying each such right (without paying any additional consideration) upon consummation of the Business Combination. Pursuant to such Rights Agreement with the rights agent, each holder of a Keyarch Right will be required to indicate his, her or its election to convert the Keyarch Rights into the underlying shares as well as to return the original certificates evidencing the Keyarch Rights to the company.

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“Keyarch public warrants” or “Public Warrants”	means a Keyarch warrant which immediately prior to Effective Time is traded on the Nasdaq Stock Market LLC under the symbol “KYCHW.”

“Keyarch Transaction Expenses”

means all fees and expenses of Keyarch (and not otherwise expressly allocated to ZOOZ or Merger Sub pursuant to the terms of the Business Combination Agreement or any Ancillary Documents) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of the Business Combination Agreement or any Ancillary Documents, the performance of their covenants or agreements in the Business Combination Agreement or any Ancillary Documents or the consummation of the transactions contemplated thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the Keyarch IPO payable upon consummation of the Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of Keyarch, travel and entertainment incurred by Keyarch, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Keyarch pursuant to the Business Combination Agreement or any Ancillary Documents.

“Keyarch warrants” or “Keyarch Warrants”	means each outstanding public and private warrant of Keyarch entitling the holder of one whole Keyarch warrant to purchase one Keyarch ordinary share per warrant at a price of $11.50 per whole share. At the Effective Time each whole Keyarch warrant will be exchanged for or converted into one ZOOZ Continuing Warrant entitling the holder to purchase one ZOOZ ordinary share per warrant at the same exercise price of $11.50 per whole share, and preserving the existing public or private nature of such Keyarch warrant.

“Management ZOOZ Holders”	means the directors and executive officers of ZOOZ directly or indirectly holding ZOOZ securities as of the date of the Business Combination Agreement.

“Maximum Redemption Scenario”	assumes that the Transaction Financing in the total amount of $13 million shall be consummated and that and that in connection with the Business Combination, Keyarch public shareholders will exercise their redemption rights with respect to approximately 73.05% of Keyarch’s outstanding public shares.

“Minimum Cash Condition”	means the condition to the obligation of ZOOZ and Merger Sub (unless waived by them pursuant to the Business Combination Agreement) to consummation the Business Combination, that upon the Closing, Keyarch shall have available cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing Condition (without taking into account any cash and cash equivalents that ZOOZ may have, other than the proceeds of any Transaction Financing Condition into the Company, if applicable) (after giving effect to the payment of (a) Keyarch’s unpaid Keyarch Transaction Expenses, (b) any unpaid loans owed by Keyarch to Sponsor, (c) other unpaid administrative costs and expenses incurred by or on behalf of Keyarch, (d) any other unpaid costs, liabilities (excluding any liabilities not payable in cash that are required to be recorded as accounting liabilities) and indebtedness of Keyarch and (e) the ZOOZ Transaction Expenses (including amounts paid prior to the Closing)), equal to at least $10,000,000.

“No Redemption Scenario”	means a scenario in which the Transaction Financing in the total amount of $13 million shall be consummated, and that and no additional (beyond those who elected to redeem in connection with the Keyarch Extensions) Keyarch public shareholder elects to have his or her Keyarch Class A ordinary shares redeemed in connection with the Merger.

“Non-Competition and Non-Solicitation Agreements”	means the non-competition and non-solicitation agreement between ZOOZ and Management ZOOZ Holders, entered into in favor of Keyarch, ZOOZ and each of the other Covered Parties (as defined therein), which shall become effective as of the Closing.

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“Order”	means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“PCAOB”	means the Public Company Accounting Oversight Board.

“PIPE Investment”	means the Transaction Financing.

“Private Placement Rights”	means the 545,000 Private Placement Rights included in the Private Placement Units sold via the private placement in connection with the Keyarch IPO, consisting of 490,500 to the Sponsor and 54,500 to EBC as representative of the underwriters in the Keyarch IPO.

“Private Placement Shares”

means the 545,000 shares of Keyarch Class A ordinary shares included in the Private Placement Units sold via the private placement in connection with the Keyarch IPO, consisting of 490,500 to the Sponsor and 54,500 to EBC as representative of the underwriters in the Keyarch IPO.

“Private Placement Units”

means the 545,000 Keyarch Units sold at $10.00 per share via private placement in connection with the Keyarch IPO, and related over-allotment option, with each Private Placement Unit consisting of one Private Placement Share, one-half of one Private Placement Warrant and one Private Placement Right. This amount consisted of 450,000 Private Placement Units sold to the Sponsor, with an additional 40,500 purchased by the Sponsor in connection with exercise of the overallotment option, in each case for $10.00 per share, resulting in the Sponsor owning 490,500 Private Placement Units. This amount also consists of 50,000 Private Placement Units sold in the Keyarch IPO to EBC as representative of the underwriters in the Keyarch IPO, with an additional 4,500 purchased by EBC as representative of the underwriters in the Keyarch IPO in exercise of the overallotment option, resulting in EBC as representative EBC as representative of the underwriters in the Keyarch IPO owning 54,500 Private Placement Units.

“Private Placement Warrants”

means the 272,500 warrants included in the Private Placement Units Keyarch sold to the Sponsor and EBC as representative of the underwriters in the Keyarch IPO via private placement in connection with the Keyarch IPO, consisting of 245,250 Private Placement Warrants to the Sponsor and 27,250 Private Placement Warrants to EBC as representative of the underwriters in the Keyarch IPO. Each whole Private Placement Warrant contained within the Private Placement Units may be exercised for one Keyarch Class A ordinary share at a price of $11.50 per share, subject to specified adjustments as provided therein. Like Keyarch Warrants, Private Placement Warrants are exercisable 30 days after completion of Keyarch’s initial business combination or the Business Combination and will be exercisable beginning thirty (30) days after the consummation of Keyarch’s initial business combination until five years after such date.

“Promissory Notes”

means an aggregate principal amount of $2,180,000 of promissory notes which Keyarch has issued, in exchange for a receipt of such funds, which are comprised of: (i) an unsecured promissory note in the principal amount of up to $250,000 issued to the Sponsor on April 18, 2023 in connection with funding of such amounts for working capital matters; (ii) an unsecured promissory note in the principal amount of up to $1,000,000 issued to the Sponsor on July 25, 2023 in connection with funding of such amounts for working capital matters; (iii) an unsecured promissory note in the principal amount of up to $180,000 issued to the Sponsor on July 25, 2023, in connection with funding of such amounts in connection with the First Extension; (iv) an unsecured promissory note in the principal amount of up to $600,000 issued to the Sponsor on December 21, 2023 in connection with funding of such amounts for working capital matters; and (v) an unsecured promissory note in the principal amount of up to $150,000 issued to the Sponsor on January 25, 2024, in connection with funding of such amounts in connection with the Second Extension. Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination of Keyarch or the date of the liquidation of Keyarch.

“public shares” or “Public Shares”	means the Keyarch Class A ordinary shares issued in the Keyarch IPO.

“Recapitalization Assumptions”	means the assumptions set forth in calculating the Recapitalization, as described in the second paragraph of “Summary—The Business Combination Agreement—Merger Consideration.”

“Registration Rights Agreement”	means the registration rights agreement between ZOOZ and certain shareholders of ZOOZ, to be entered into on or prior to the Closing, to provide those shareholders with registration rights, in form and substance to be mutually agreed upon by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus, which shall become effective as of the Effective Time.

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“Restated ZOOZ Articles”	means the amended and restated articles of association of ZOOZ, that will be effective as of the Closing, subject to the approval of ZOOZ shareholders.

“Second Extension”

means the extraordinary general meeting of shareholders of Keyarch that was held on January 19, 2024, at which Keyarch’s shareholders approved a second amendment to the Keyarch Articles to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate an initial business combination from January 27, 2024 to July 27, 2024 (or such earlier date as determined by the Board).

In connection with the Second Extension, the holders of 337,446 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.

“Sponsor”	means Keyarch’s Sponsor, Keyarch Global Sponsor Limited, a Cayman Islands exempted company incorporated with limited liability.
“Sponsor Earnout Shares”	Sponsor has agreed in the Sponsor Support Agreement to subject forty percent of all of its original holdings of Keyarch Class B ordinary shares (which the Sponsor converted to Class A ordinary shares on August 14, 2023) to the same Earnout following the extraordinary general meeting (as defined below) and as of the Effective Time, and provided that such shares would be used, in whole or in part, either in connection with payment of expenses of the Business Combination as determined by Sponsor as of the Effective Time, or to the extent not so used, then subject to forfeiture or release to Sponsor pursuant to the same terms of the Earnout, which comprise in aggregate 1,120,000 Keyarch Class A ordinary shares.

“Sponsor Letter Agreement”	means the letter agreement entered into between the Sponsor, Keyarch and ZOOZ, as amended on February 9, 2024.

“Sponsor Support Agreement”	means the agreement entered into between the Sponsor, Keyarch and ZOOZ.

“Surviving Company Memorandum and Articles of Association Documents”	means the amended and restated memorandum and articles of association of Keyarch in form and substance to be mutually agreed by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus.

“Target Voting Agreement”	means the voting agreement entered into by the Management ZOOZ Holders with ZOOZ and Keyarch, indicating the agreement of such shareholders to approve the Merger and the other Transactions.

“Taxes”	means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trading Day”	means any day on which ZOOZ ordinary shares are actually traded on the principal United States securities exchange or securities market on which the ZOOZ ordinary shares are then traded.

“Transaction Financing” or the “PIPE Investment”	means the subscription agreement which Keyarch entered into with certain investors (the “PIPE Investors”) on February 9, 2024, and pursuant to which agreements, the PIPE Investors agreed to subscribe for and purchase, and Keyarch agreed to issue and sell to these Investors, prior to the closing of the Business Combination, an aggregate of 1,300,000 Keyarch Class A ordinary shares (the “Subscription Shares”) for a purchase price of $10.00 per share, for gross proceeds of $13,000,000, on the terms and subject to the conditions set forth in the applicable Subscription Agreements.

“Transaction Financing Condition”	means any equity or debt financing of Keyarch entered into between the date of the Business Combination Agreement and the Closing, including, without limitation, pursuant to any equity subscription agreement or any non-redemption agreements from existing shareholders of Keyarch which may include non-redemption agreements from existing shareholders of Keyarch or other actions to minimize redemptions from the Trust Account, provided that any such financing results in cash proceeds to Keyarch at or prior to the Closing.

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“Transactions”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.
“Trust Account”	The U.S.-based Trust Account, maintained by Continental Stock Transfer & Trust Company, acting as trustee, pursuant to the Trust Agreement.
“Trust Agreement”	The Investment Management Trust Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company.
“Units”

means the 10,000,000 units sold as part of the Keyarch IPO and the 1,500,000 units sold to the underwriter following the exercise of its over-allotment option, each consisting of one share of Keyarch ordinary shares, one-half of one redeemable Keyarch warrant and one Keyarch Right. As applicable Units may also refer to the Private Placement Units.

“VWAP”	means, for any security as of any date(s), the dollar volume-weighted average price for such security on Nasdaq or other principal U.S. securities exchange or U.S. securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“ZOOZ Closing Warrants”	means warrants of ZOOZ with each warrant entitling the holder thereof to purchase one ZOOZ ordinary share per warrant at a price of $11.50 per whole share, which warrants are issued as part of the Business Combination in exchange for the Keyarch Warrants outstanding immediately prior to the Effective Time and include the ZOOZ public warrants and the ZOOZ private warrants.

“ZOOZ Continuing Options”	means outstanding ZOOZ options to purchase ZOOZ ordinary shares (including the unallocated option pool reserved by ZOOZ for issuance of ZOOZ options under the Company Equity Plan for periods), and other than any outstanding ZOOZ options which (1) are required by their terms to be exercised in connection with the Transactions, (2) are exercised at the election of the holder thereof prior to the consummation of the Recapitalization, and (3) ZOOZ Converted Options.

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“ZOOZ Continuing Warrants”	means outstanding ZOOZ warrants (Series 3) to purchase ZOOZ ordinary shares, which are listed for trading on the TASE, and ZOOZ private warrants granted to a third party business partner.

“ZOOZ private warrant”	means one whole warrant entitling the holder thereof to purchase one ZOOZ ordinary share at a purchase price of $11.50 per share, which warrant will be issued by ZOOZ in the merger as part of the Business Combination in exchange for each outstanding Keyarch private warrant pursuant to the Assignment, Assumption and Amendment to Warrant Agreement.

“ZOOZ public warrant”	means one whole warrant entitling the holder thereof to purchase one ZOOZ ordinary share at a purchase price of $11.50 per share, which warrant will be issued by ZOOZ in the merger as part of the Business Combination in exchange for each outstanding Keyarch public warrant pursuant to the Assignment, Assumption and Amendment to Warrant Agreement.

“ZOOZ Transaction Expenses”	means all fees and expenses of any of ZOOZ or Merger Sub (and not otherwise expressly allocated to Keyarch pursuant to the terms of the Business Combination Agreement or any Ancillary Document) paid, incurred, or payable as of the Closing Date in connection with the negotiation, preparation or execution of the Business Combination Agreement or any Ancillary Document, the performance of their covenants or agreements in the Business Combination Agreement or any Ancillary Document or the consummation of the transactions contemplated thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of ZOOZ or Merger Sub, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of the Business Combination Agreement or the consummation of the transactions contemplated thereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to ZOOZ or Merger Sub pursuant to the Business Combination Agreement or any Ancillary Document.

In addition, in this proxy statement/prospectus the term “USD” refers to U.S. dollars, and “NIS” refers to New Israeli shekels, which is the currency of the home country of ZOOZ.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Keyarch shareholders. Keyarch shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: Keyarch and ZOOZ have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Keyarch encourages its shareholders to read it in its entirety. Keyarch’s shareholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub to be merged with and into Keyarch with Keyarch surviving the Business Combination as a wholly owned subsidiary of ZOOZ, and the other Transactions contemplated by the Business Combination Agreement. See “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to shareholders at the meeting?

A: In addition to voting on the Business Combination Proposal, the shareholders of Keyarch will vote on the following proposals:

●	The Merger Proposal — To consider and vote upon a proposal to approve and authorize the Plan of Merger by and among Keyarch, Merger Sub and ZOOZ, substantially in the form appended to the Business Combination Agreement attached to this proxy statement/prospectus as Annex A. See the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”

●	The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of Keyarch’s issued and outstanding Keyarch ordinary shares in connection with the Business Combination. See the section of this proxy statement/prospectus titled “Proposal Three – The Nasdaq Proposal.”

●	The Adjournment Proposal — To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement, the Merger Proposal or the Nasdaq Proposal or to seek withdrawals if Keyarch Public Shareholders have elected to redeem an amount of Keyarch public shares such that Keyarch reasonably expects the minimum available cash condition contained in the Business Combination Agreement would not be satisfied. See the section of this proxy statement/prospectus titled “Proposal Four — The Adjournment Proposal.

Keyarch will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.

Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either the Business Combination Proposal, the Merger Proposal, or the Nasdaq Proposal is not approved and the applicable closing condition in the Business Combination Agreement is not waived, then Keyarch will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

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Q: Why is Keyarch providing shareholders with the opportunity to vote on the Business Combination?

A: The laws of the Cayman Islands and Nasdaq rules applicable to Keyarch require Keyarch to obtain the approval of its shareholders for transactions such as the Business Combination. Also, pursuant to the Keyarch Existing Charter, Keyarch is required to provide shareholders with an opportunity to have their Keyarch ordinary shares redeemed for cash, either through a shareholder meeting or tender offer. Due to the structure of the Transactions, Keyarch is providing this opportunity through a shareholder vote.

Q: What will happen to Keyarch’s securities upon consummation of the Business Combination?

A: The Keyarch Class A ordinary shares, Keyarch public warrants, Keyarch units and Keyarch Rights, are currently listed on the Nasdaq Capital Market under the symbols “KYCH”, “KYCHW”, “KYCHU” and “KYCHR”, respectively. (ZOOZ ordinary shares and the ZOOZ warrants (Series 3) are currently listed on the Tel Aviv Stock Exchange, or TASE, under the symbols “ZOOZ” and “ZOOZ.W3”, respectively).

Upon consummation of the Business Combination, Keyarch ordinary shares and Keyarch Warrants will be exchanged for ZOOZ ordinary shares and ZOOZ Closing Warrants as described herein. Keyarch units (comprised of Keyarch ordinary shares, Keyarch warrants and Keyarch Rights) will be split into their component parts of Keyarch ordinary shares and Keyarch warrants, and likewise exchanged as provided herein, and Keyarch Rights will be converted into Keyarch ordinary shares at the Effective Time pursuant to the Keyarch Existing Articles, which Keyarch ordinary shares shall be exchanged for ZOOZ ordinary shares as described above. Following consummation of the Business Combination, Keyarch ordinary shares and Keyarch warrants will have been exchanged as described above and will consequently cease to be publicly traded on the Nasdaq. (Accordingly, at such Effective Time all Keyarch Rights will have been converted into Keyarch ordinary shares, and all Keyarch units will have been split into their component parts as described above, and so no Keyarch Rights or Keyarch units will remain outstanding). ZOOZ intends to apply for listing of the ZOOZ ordinary shares and ZOOZ public warrants on the Nasdaq under the proposed symbols “ZOOZ” and “ZOOZW,” respectively, to be effective upon the consummation of the Business Combination. It is a mutual condition of the parties to the Closing, subject to waiver, that the ZOOZ ordinary shares and ZOOZ public warrants are accepted for listing on the Nasdaq and that the ZOOZ Consideration Shares are accepted for listing on the TASE. While trading on the Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that ZOOZ’s securities will be listed on the Nasdaq (if that requirement is waived by the parties to the Business Combination Agreement) or ZOOZ Consideration Shares will be listed on the TASE or that a viable and active trading market will develop. See “Risk Factors — Risks Related to the Combined Company Following the Business Combination” for more information.

Q: Why is Keyarch proposing the Business Combination?

A: Keyarch was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On January 27, 2022, Keyarch consummated the Keyarch IPO of units, with each unit consisting of one share of its Keyarch Class A ordinary shares, one-half of one redeemable Keyarch warrant and one Keyarch Right, raising total gross proceeds, including exercise of its over-allotment option, of approximately $115,000,000. Simultaneously with the closing of the Keyarch IPO, Keyarch consummated the sale of 500,000 Private Placement Units at a price of $10.00 per unit in a private placement offering, with 450,000 Private Placement Units being purchased by the Sponsor and 50,000 of such units being purchased by EarlyBirdCapital, Inc. as representative of the several underwriters in the Keyarch IPO, generating gross proceeds, including exercise of an overallotment option, of $5,450,000. The net proceeds from the IPO and private placement, $116,150,000 in the aggregate, were placed in the Trust Account established for the benefit of Keyarch’s public shareholders. Since the Keyarch IPO, Keyarch’s activity has been limited to the evaluation of business combination candidates.

On July 20, 2023, Keyarch held an extraordinary general meeting in lieu of an annual general meeting of shareholders, during which Keyarch’s shareholders approved an amendment to the Keyarch Articles (i) to extend the date by which Keyarch has to consummate an initial business combination from July 27, 2023 to October 27, 2023, and to allow Keyarch’s board of directors, without another shareholder vote, to elect to further extend such date on a monthly basis up to three (3) times until January 27, 2024, or such earlier date as determined by Keyarch’s board of directors, and which we refer to as the First Extension, and (ii) to provide for the right of a holder of Class B ordinary shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the Business Combination at the option of such holder. In connection with the First Extension, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230.

On January 19, 2024, Keyarch held an extraordinary general meeting of shareholders, at which Keyarch’s shareholders approved a second amendment to the Keyarch Articles to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate an initial business combination from January 27, 2024 to July 27, 2024 (or such earlier date as determined by the Board), which we refer to as the Second Extension. In connection with the Second Extension, the holders of 337,446 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.

Following such redemptions, Keyarch has 2,039,872 Public Shares issued and outstanding. The amount in the Trust Account as of January 19, 2024 was approximately $22,291,147, or approximately $10.91 per Public Share.

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ZOOZ develops, produces, markets and sells energy storage systems based on storing kinetic energy in flywheels for ultra-fast charging of EVs. ZOOZ has developed proprietary flywheel technology for storing kinetic energy and as of the date of this proxy statement/prospectus, has introduced two generations of Kinetic Storage Systems – the KPB50, which was ZOOZ’s first-generation product and was introduced in 2018 as proof-of-concept and for market introduction, which was announced as successful and is still operating as of the date of this proxy statement/prospectus, and which is a discontinued product, and the ZOOZTER™-100, ZOOZ’s second-generation product, which was introduced in 2022 and is geared towards high-volume production and deployment.

Keyarch believes ZOOZ is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, Keyarch believes that the Business Combination will provide Keyarch shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Keyarch’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did Keyarch’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. Keyarch retained Newbridge Securities Corporation (“Newbridge”) to deliver a fairness opinion in connection with the Business Combination. Newbridge delivered a written fairness opinion to the Keyarch Board dated July 30, 2023, in which it concluded that, as of such date and based on and subject to the matters described therein, Newbridge was of the opinion that as of such date, (i) the Aggregate Consideration (as defined below) is fair, from a financial point of view, to Keyarch and Keyarch’s unaffiliated public shareholders and (ii) ZOOZ has an aggregate fair market value equal to at least 80 percent of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account). “Aggregate Consideration” is defined in such opinion as the aggregate number of ZOOZ ordinary shares that the ZOOZ shareholders shall collectively hold, as a result of the Business Combination as of its Closing, having a value, on a fully-diluted basis with outstanding ZOOZ warrants and certain ZOOZ options, equal to Sixty Million U.S. Dollars ($60,000,000) (without taking into account contingent consideration, any payment for deferred underwriting fees or taxes on interest accrued in the Trust Account). For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of Keyarch’s financial advisor.”

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that Keyarch redeem such shares for a pro rata portion of the cash held in Keyarch’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under the Existing Keyarch Charter, the Business Combination may not be consummated unless Keyarch has net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement at the consummation of the Business Combination.

Pursuant to a Letter Agreement dated January 24, 2022 by and between Keyarch and its Sponsor and Keyarch’s directors and executive officers (the “Sponsor Letter”), Keyarch’s Sponsor, directors and executive officers have waived their right to redeem any shares of Keyarch ordinary shares that they own in connection with Keyarch shareholder approval of the Business Combination, any proposed amendment to the Existing Keyarch Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any Keyarch public shares that they own or may acquire in Keyarch fails to consummate a business combination within the time frame required by the Existing Keyarch Charter).

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether such holder votes for or against the Business Combination Proposal or does not vote on such proposal at all, or any other Proposal. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Keyarch convert your public shares into cash and deliver your public shares to Keyarch’s transfer agent either by (i) physical delivery of paper stock certificates or (ii) electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System, in each case no later than two (2) business days prior to the extraordinary general meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[●], or $[●] per share, as of the Record Date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination.

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Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Keyarch’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Keyarch’s transfer agent return the shares (physically or electronically). You may make such request by contacting Keyarch’s transfer agent at the address listed at the end of this section.

Any written demand for exercise of redemption rights must be received by Keyarch’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

Holders of Keyarch warrants do not have redemption rights with respect to their Keyarch warrants. Holders of Keyarch Rights also do not have redemption rights with respect to their rights. At the Closing of the Business Combination, each Keyarch Right will be eligible to be exchanged for one-tenth (1/10) of one Keyarch Class A ordinary share, as described elsewhere in this proxy statement/prospectus.

Holders of our public shares who also hold Keyarch Rights or Keyarch warrants (and which are no longer held as Keyarch units) may elect to redeem their public shares, and still retain their Keyarch Rights and/or Keyarch warrants. The value of our Keyarch Rights which are publicly traded, consisting of 1,150,000 of such rights, based on a recent trading price as of February 12, 2024 of $0.14 per right, was in aggregate approximately $161,000, and the value of Keyarch public warrants, consisting of 5,750,000 of such warrants, based on a recent trading price as of February 12, 2024 of $0.04 per warrant, was in aggregate approximately $230,000. Public shareholders who redeem their Keyarch ordinary shares may continue to hold any Keyarch Rights and/or Keyarch warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Keyarch Rights and/or Keyarch warrants.

As indicated by the foregoing reduction in expected prices upon maximum redemptions, there are material risks relating to electing to redeem your public shares (and redemptions generally), relating to the value of your Keyarch Rights and Keyarch warrants. For more information see “Risk Factors — Our holders of Keyarch Rights and/or Keyarch warrants may elect to redeem their public shares while retaining their Keyarch Rights or Keyarch warrants, respectively, although if redemptions exceed the threshold allowable for us to consummate an initial business combination, the Keyarch Rights and Keyarch warrants will expire worthless.”

For information about the per share value of Keyarch ordinary shares given different levels of redemptions, see “Questions and Answers — What equity stake will current shareholders of Keyarch hold in ZOOZ after the Closing?”

The Keyarch Rights are eligible to be converted at the Effective Time of the Business Combination into Keyarch ordinary shares, as described elsewhere in this proxy statement/prospectus. Accordingly, your Keyarch Rights will cease to be traded upon consummation of the Business Combination, and will only have value based on the value of ZOOZ ordinary shares, being the Combined Company ordinary shares, which the holder is eligible to receive upon closing of the Business Combination. Because redemptions will deplete our Trust Account, and the assets of the Combined Company would be calculated, in part, based on the cash in the Trust Account at the Closing, an increase in redemptions of our public shares would reduce the assets available from the Trust Account to the Combined Company at Closing which may negatively impact the value of the ZOOZ ordinary shares, being shares of the Combined Company, that you would receive in exchange for your Keyarch Rights or upon any exercise of Keyarch warrants.

The Existing Keyarch Charter does not provide a specified maximum redemption threshold, except that it provides that Keyarch shall not consummation the Business Combination unless Keyarch has net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement at the consummation of the Business Combination. In the event the aggregate cash consideration we would be required to pay for all shares of Keyarch Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Keyarch Class A ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

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If in excess of the Maximum Redemption Scenario occurs, and as a result we are unable to consummate the Business Combination, because your Keyarch Rights and Keyarch warrants are only exercisable or convertible following a business combination, if we do not consummate a business combination by July 27, 2024 (or such later date as may be extended by means of a further contribution to the Trust Account in accordance with the Existing Keyarch Charter or amendment to such charter), and we liquidate the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Likewise, in such circumstances, holders of Keyarch warrants would not receive any such funds with respect to any warrants, and the Keyarch warrants will expire worthless.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Holders of record of Keyarch ordinary shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. Holders of record of Keyarch ordinary shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Keyarch ordinary shares must give written objection to the Business Combination to Keyarch prior to the shareholder vote to approve the Business Combination and follow the procedures set out in Section 238 of the Cayman Companies Law, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Law which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. These statutory appraisal rights are separate to and mutually exclusive of the right of Keyarch Public Shareholders to demand that their Keyarch public shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Keyarch Articles. It is possible that if an Keyarch Public Shareholder exercises appraisal rights, the fair value of the Keyarch ordinary shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Keyarch believes that such fair value would equal the amount that Keyarch Public Shareholders would obtain if they exercise their redemption rights as described herein. Keyarch shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise Dissent Rights. An Keyarch shareholder which elects to exercise Dissent Rights must do so in respect of all of the Keyarch ordinary shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Keyarch Shareholders — Appraisal Rights under the Cayman Companies Law.”

Keyarch shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Law.

Q: Can I exercise redemption rights and dissenter rights under the Cayman Companies Law?

A: No. Any Keyarch Public Shareholder who elects to exercise Dissent Rights (which dissenter rights are discussed in the section titled “Do I have appraisal rights if I object to the proposed Business Combination?”) will lose their right to have their Keyarch public shares redeemed in accordance with the Keyarch Existing Articles. The certainty provided by the redemption process may be preferable for Keyarch Public Shareholders wishing to exchange their Keyarch public shares for cash. This is because Dissent Rights may be lost or extinguished, including where Keyarch and the other parties to the Business Combination Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Law, in which case any Keyarch Public Shareholder who has sought to exercise Dissent Rights would only be entitled to receive the merger consideration comprising one ZOOZ Ordinary Share for each of their Keyarch public shares.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: On January 27, 2022, Keyarch consummated the Keyarch IPO of units, with each unit consisting of one share of its Keyarch Class A ordinary shares, one-half of one redeemable Keyarch warrant and one Keyarch Right, raising total gross proceeds, including exercise of its over-allotment option, of approximately $115,000,000. Simultaneously with the closing of the Keyarch IPO, Keyarch consummated the sale of 500,000 Private Placement Units at a price of $10.00 per unit in a private placement offering, with 450,000 Private Placement Units being purchased by the Sponsor and 50,000 of such units being purchased by EarlyBirdCapital, Inc. as representative of the several underwriters in the Keyarch IPO, generating gross proceeds, including exercise of an overallotment option, of $5,450,000. The net proceeds from the IPO and private placement, $116,150,000 in the aggregate, were placed in the Trust Account established for the benefit of Keyarch’s public shareholders.

On July 20, 2023, Keyarch held an extraordinary general meeting in lieu of an annual general meeting of shareholders, during which Keyarch’s shareholders approved an amendment to the Keyarch Articles (i) to extend the date by which Keyarch has to consummate an initial business combination from July 27, 2023 to October 27, 2023, and to allow Keyarch’s board of directors, without another shareholder vote, to elect to further extend such date on a monthly basis up to three (3) times until January 27, 2024, or such earlier date as determined by Keyarch’s board of directors, and (ii) to provide for the right of a holder of Class B ordinary shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the Business Combination at the option of such holder. In connection with the First Extension, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230.

On January 19, 2024 Keyarch held an extraordinary general meeting of shareholders, at which Keyarch’s shareholders approved a second amendment to the Keyarch Articles to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate an initial business combination from January 27, 2024 to July 27, 2024 (or such earlier date as determined by the Board). In connection with the Second Extension, the holders of 337,446 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.

Following such redemptions, Keyarch has 2,039,872 Public Shares issued and outstanding. The amount in the Trust Account as of January 31, 2024 was approximately $22,921,147, or approximately $10.91 per Public Share.

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After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including an M&A advisory fee of EBC in aggregate fees of approximately $4.025 million, payable pursuant to the Business Combination Marketing Agreement) and for working capital and general corporate purposes.

Q: What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: Keyarch’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. To the extent that there are fewer public shares and public shareholders, the trading market for ZOOZ ordinary shares may be less liquid than the market was for Keyarch prior to the Transactions and ZOOZ may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to the Combined Company to be used in its business following the consummation of the Business Combination. Pursuant to the Business Combination Agreement, the Company will not be obligated to consummate the Transactions unless the Minimum Cash Condition of at least $10,000,000 is achieved.

Q: What happens if the Business Combination is not consummated?

A: If Keyarch does not complete the Business Combination with ZOOZ for whatever reason, Keyarch would search for another target business with which to complete a business combination. If Keyarch does not complete the Business Combination with ZOOZ or another business combination by July 27, 2024 (or such earlier date as may be determined by the Keyarch’s board of directors, or such later time as the shareholders of Keyarch may approve in accordance with the Keyarch Articles or a resolution of its shareholders passed pursuant to applicable law), Keyarch will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Keyarch public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Keyarch public shares, which redemption will completely extinguish Keyarch public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law and, subject to the approval of its remaining shareholders and Keyarch’s board of directors and applicable law, dissolving and liquidating. The Sponsor and Keyarch’s officers and directors have waived their rights to redemption or liquidating distributions with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. Keyarch’s Sponsor, officers and directors in each case did not receive any consideration for such waiver. Additionally, in the event of such liquidation, there will be no distribution with respect to Keyarch’s outstanding warrants or rights. Accordingly, all Keyarch warrants and all Keyarch Rights will expire worthless.

Q: How do the Sponsor and the officers and directors of Keyarch intend to vote on the proposals?

A: The Sponsor, as well as Keyarch’s officers and directors, beneficially own and are entitled to vote an aggregate of 3,365,500 Keyarch Class A ordinary shares (which include the 1,120,000 of such shares which after the extraordinary general meeting occurs and upon occurrence of the Closing, as of its Effective Time, will be subject to the Earnout as Sponsor Earnout Shares) and 1 Keyarch Class B ordinary share or approximately 59.46% of the outstanding Keyarch ordinary shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. In addition to Keyarch Class A ordinary shares held by the Sponsor and Keyarch’s officers and directors, Keyarch would not need any of the 2,039,872 public shares to be voted in favor of the Business Combination Proposal and the Nasdaq Proposal, or Adjournment Proposal if applicable, in order for them to be approved. An aggregate of 407,747 public shares and EBC Shares (being an amount constituting a two-thirds (2/3) majority of the outstanding Keyarch ordinary shares), together with those shares held by Sponsor and Keyarch’s officers and directors, would be needed to vote in favor of the Merger Proposal for it to be approved. As of the date of this proxy statement/prospectus, there are 5,659,871 Keyarch Class A ordinary shares issued and outstanding and one Keyarch Class B ordinary share issued and outstanding.

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Q: May Keyarch, the Sponsor or Keyarch’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A: In connection with the shareholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals Keyarch and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Keyarch’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Keyarch ordinary shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Keyarch ordinary shares owned by the Sponsor and/or Keyarch’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Keyarch for use in the Business Combination. None of Keyarch, the Sponsor or Keyarch’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Keyarch ordinary shares purchased by the Sponsor or Keyarch’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Keyarch ordinary shares does have redemption rights then such rights will be waived by the Sponsor, or Keyarch’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder. If such agreements are entered into, Keyarch will file a Current Report on Form 8-K prior to the extraordinary general meeting to disclose any such agreements and related purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Keyarch ordinary shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Keyarch ordinary shares for which Keyarch has received redemption requests.

Unlike the Sponsor’s and Keyarch Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of the Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities,” to the extent those shares were acquired by an affiliate of Keyarch, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers, to the extent being affiliates of ZOOZ, of such newly purchased shares to hold them for at least one year from appliable dates following the Closing under U.S. securities laws, assuming they are not registered on a registration statement following the Closing and ZOOZ has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

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Q: What percentage of the combined company will be owned by Keyarch shareholders who elect not to redeem their shares?

A: Keyarch public shareholders currently own approximately 36.04% of Keyarch’s issued and outstanding share capital, and the Sponsor together with Keyarch’s directors and officers currently own approximately 59.46% of Keyarch’s issued and outstanding share capital (with the remaining approximately 4.5% of shares held by EBC).

It is anticipated that, immediately following completion of the Business Combination, if there are no additional redemptions by Keyarch’s public shareholders and no Dissenting Keyarch Shareholders (and assuming full conversion of the Keyarch Rights) and assuming that the Transaction Financing in the total amount of $13 million is consummated, the Keyarch shareholders immediately prior to the Effective Time (not including the investors in the Transaction Financing) are expected to own approximately 44.0% of the issued and outstanding ZOOZ ordinary shares (of which approximately 17.6% is expected to be owned by the Sponsor), EBC is expected to own approximately 2.0% of the issued and outstanding ZOOZ ordinary shares, the investors in the Transaction Financing are expected to own 10.0% of the issued and outstanding ZOOZ ordinary shares and Existing ZOOZ Holders are expected to own approximately 46.0% of the issued and outstanding ZOOZ ordinary shares.

If there are redemptions by Keyarch’s public shareholder up to the maximum level that would permit completion of the Business Combination, no Dissenting Keyarch Shareholders (and assuming full conversion of the Keyarch Rights) and assuming that the Transaction Financing in the total amount of $13 million is consummated, the Keyarch shareholders immediately prior to the Effective Time are expected to own approximately 36.8% of the issued and outstanding ZOOZ ordinary shares (of which approximately 19.9% is expected to be owned by the Sponsor), EBC is expected to own approximately 2.2% of the issued and outstanding ZOOZ ordinary shares, the investors in the Transaction Financing are expected to own 11.3% of the issued and outstanding ZOOZ ordinary shares and Existing ZOOZ Holders are expected to own approximately 51.9% of the issued and outstanding ZOOZ ordinary shares. The ownership percentages set forth above include ZOOZ Converted Options, but do not include the ZOOZ Continuing Options, ZOOZ Continuing Warrants, the ZOOZ Closing Warrants, the Earnout Shares and the Sponsor Earnout Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Transaction Consideration.”

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership in ZOOZ will be different. See “Summary of the Proxy Statement/Prospectus – Impact of the Business Combination on Keyarch’s Public Float” and “Unaudited Condensed Combined Pro Forma Financial Information” for further information.

The following table illustrates varying ownership levels of the issued and outstanding ZOOZ ordinary shares, immediately after the Effective Time, assuming varying levels of redemptions by Keyarch’s public shareholders and other shareholders:

	Assuming No Redemption Scenario		Assuming Interim Redemption Scenario		Assuming Maximum Redemption Scenario
Public (Originally invested in Keyarch IPO)(1)	2,039,872	15.6%	1,294,809	10.5%	549,746	4.8%
Shares to Keyarch public shareholders issuable upon conversion of publicly traded Keyarch Rights at Closing(1)	1,150,000	8.8%	1,150,000	9.3%	1,150,000	10.0%
Keyarch Sponsor and its permitted transferees and directors and officers(2)	2,245,500	17.2%	2,245,500	18.3%	2,245,500	19.4%
Shares of Keyarch Sponsor and its permitted transferees and directors and officers issuable upon conversion of Keyarch Rights at closing	49,050	0.4%	49,050	0.4%	49,050	0.4%
EBC Shares	254,500	2.0%	254,500	2.1%	254,500	2.2%
Shares of EBC issuable upon conversion of Keyarch Rights at closing	5,450	0.0%	5,450	0.0%	5,450	0.0%
PIPE Investors	1,300,000	10.0%	1,300,000	10.6%	1,300,000	11.3%
ZOOZ shareholders(3)	6,000,000	46.0%	6,000,000	48.8%	6,000,000	51.9%

Total Shares at Closing	13,044,372	100.0%	12,299,309	100%	11,554,246	100.0%

(1)	If the actual facts are different than these assumptions, the ownership percentage retained by the holders of Keyarch ordinary shares in ZOOZ will be different from the above-stated ownership percentage.

(2)	Consists of 1,754,999 Keyarch Class A ordinary shares (converted on August 14, 2023 from Keyarch Class B ordinary shares), 1 Keyarch Class B ordinary share and 490,500 Private Placement Shares held by Sponsor (which Sponsor purchased in connection with the Private Placement Units relating to the Keyarch IPO and for which Sponsor paid $10.00 per unit). Does not include the Sponsor Earnout Shares, which include 1,120,000 of Keyarch Class A ordinary shares (converted in such conversion from Keyarch Class B ordinary shares) which after the extraordinary general meeting occurs and upon occurrence of the Closing, as of its Effective Time, will be subject to the Earnout as Sponsor Earnout Shares.

(3)

Assumes the Recapitalization has occurred immediately prior to the Effective Time. Includes outstanding ZOOZ ordinary shares and such shares issued for ZOOZ Converted Options, as of the Effective Time, assuming that all ZOOZ Converted Options shall be exercised into ZOOZ ordinary shares pursuant to their terms prior to the Closing. Does not include shares issued for ZOOZ Continuing Options which, as of the Effective Time, shall become exercisable into 533,200 ZOOZ ordinary shares (including the unallocated option pool reserved by ZOOZ for issuance of ZOOZ options under the Company Equity Plan) and ZOOZ Continuing Warrants exercisable into 2,451,660 ZOOZ ordinary shares. The Earnout Shares are also not included. For a discussion of the effects of these shares, please see tables below.

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In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of our public shares.

In addition, the following table illustrates varying ownership levels in ZOOZ ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including shares that may be issued upon exercise of ZOOZ Continuing Options, the ZOOZ Continuing Warrants and the ZOOZ Closing Warrants (issued to former holders of Keyarch warrants), as well as the issuance of the Earnout Shares and the Sponsor Earnout Shares.

Additional Dilution Sources(1)	Assuming No Redemption Scenario	% of Total(2)	Assuming Interim Redemption Scenario	% of Total(2)	Assuming Maximum Redemption Scenario	% of Total(2)
Shares issuable for ZOOZ Continuing Options(3)	533,200	3.9%	533,200	4.2%	533,200	4.4%
Shares issuable for ZOOZ Continuing Warrants(4)	2,451,660	15.8%	2,451,660	16.6%	2,451,660	17.5%
Shares issuable for ZOOZ Closing Warrants*(5)	6,022,500	31.6%	6,022,500	32.9%	6,022,500	34.3%
Earnout Shares(6)	4,000,000	23.5%	4,000,000	24.5%	4,000,000	25.7%
Sponsor Earnout Shares(7)	1,120,000	7.9%	1,120,000	8.3%	1,120,000	8.8%

* Does not give effect to cash payment of exercise price of ZOOZ Closing Warrants which is $11.50 per share payable to ZOOZ.

(1)	Assumes the Recapitalization for ZOOZ has occurred immediately prior to the Effective Time. All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate the presentation of dilution.

(2)	The Percentage of Total with respect to each Additional Dilution Source set forth above, including the Total Additional Dilutive Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. The presentation assumes exercise or conversion of these shares immediately following the Closing, even if such shares are not exercisable or issuable until the occurrences of time or events following the Closing. For example, the ZOOZ Closing Warrants are not exercisable until 30 days after the Closing and generally unlikely to be exercised unless the price of ZOOZ ordinary shares exceeds the exercise price of ZOOZ Closing Warrants, per share, which is $11.50 per share (please see further discussion below). The Earnout Shares and the Sponsor Earnout Shares are only issuable upon occurrence of events providing for their issuance in the Earnout. See “Unaudited Condensed Combined Pro Forma Financial Information” for further information.

(3)	Assumes exercise of all ZOOZ Continuing Options (including the unallocated option pool reserved by ZOOZ for issuance of ZOOZ options under the Company Equity Plan) outstanding as of immediately following Closing.

(4)	Assumes exercise of all ZOOZ Continuing Warrants outstanding as of immediately following Closing

(5)	ZOOZ Closing Warrants are not exercisable until 30 days following the Closing of the Business Combination, and are generally out-of-the-money, and unlikely to be exercised, unless the trading price of ZOOZ ordinary shares exceeds the exercise price of $11.50 per share. This presentation however assumes exercise of all of the ZOOZ Closing Warrants.

(6)	Assumes conversion of all Earnout Rights into Earnout Shares in accordance with the terms set forth in the Business Combination Agreement.

(7)	Assumes that none of the Sponsor Earnout Shares were utilized by the Sponsor to pay to expenses or payable in connection with the Business Combination, all such shares were placed in escrow in accordance with the Sponsor Letter Agreement, and the Earnout fully occurred.

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The ownership percentage set forth above with respect to ZOOZ does not take into account the issuance of any shares relating to any additional private placement units that are issued or issuable to the Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to Keyarch.

For further details, see “Business Combination Proposal—Transaction Consideration.”

Q: What is the effective underwriting fee that will be received by the underwriters for the Keyarch IPO?

A: EBC as representative of the underwriters does not have a deferred underwriting fee. However pursuant to the engagement letter between Keyarch and EBC in connection with the Keyarch IPO and to the Business Combination Marketing Agreement, Keyarch agreed to pay EBC 3.5% of the gross proceeds of the Keyarch IPO for M&A advisory services in connection with the business combination of Keyarch, which is approximately $4.025 million.

Q: How do the keyarch public warrants differ from the Keyarch private warrants and what are the related risks for any ZOOZ Public Warrant holders post business combination?

A: The Keyarch public warrants are identical to the Keyarch private warrants, except that: (1) they will not be redeemable by Keyarch except under certain circumstances as described below; (2) they (including the Keyarch Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise of these warrants) are entitled to registration rights. In addition, so long as any Keyarch private warrant is held by EarlyBirdCapital or its affiliates, such warrant may not be exercised beyond March 10, 2026, or five years from the effective date of Keyarch’s IPO prospectus.

Pursuant to the ZOOZ Warrant Assumption Agreement, the Existing Keyarch Warrant Agreement between Keyarch and Continental, will be amended and restated to provide for the assignment by Keyarch of all its rights, title and interest in the outstanding warrants of Keyarch to, and the assumption of such warrants by, ZOOZ. Pursuant to the ZOOZ Warrant Assumption Agreement, all Keyarch warrants under the Existing Keyarch Warrant Agreement will no longer be exercisable for Keyarch Class A ordinary shares, but instead will be exercisable for ZOOZ ordinary shares.

Following the Closing, ZOOZ may redeem the ZOOZ public warrants prior to their exercise at a time that is disadvantageous to you. More specifically, ZOOZ will have the ability to redeem outstanding ZOOZ public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per ZOOZ public warrant, provided that the closing price of the ZOOZ ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) during the ten (10) trading day period ending on the trading day prior to such date (which we refer to as the “Reference Value”), provided that certain other conditions are met.

As of February 12, 2024, the closing price for each Keyarch Public Share was $10.93. Assuming that the ZOOZ ordinary shares trade at the same price after the Closing, ZOOZ will not be able to redeem the ZOOZ Public Warrants prior to their exercise. However, if the price thresholds described above are met or exceeded, redemption of the outstanding ZOOZ Public Warrants could force holders (i) to exercise the public warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the public warrants at the then-current market price when the holder might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of the public warrants.

In the event that ZOOZ elects to redeem all of the redeemable warrants as described above, it will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by ZOOZ not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via ZOOZ’s posting of the redemption notice to DTC.

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Q: What factors did the Keyarch Board consider in evaluating the Business Combination?

A: The Keyarch Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions, including:

●	Industry with high growth potential.
●	Large and growing addressable market.
●	Strategic technology to be a key player in the industry of Ultra-charging.
●	First mover advantage.
●	Growing and Diverse Customer Base.
●	Experienced and Proven Management Team.
●	Value-add service from Keyarch.
●	Other Alternatives.
●	Terms and Conditions of the Transaction Agreement.

In the course of its deliberations, in addition to the various other risks associated with the business of ZOOZ, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement, the Keyarch Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

●	Technology Risks.
●	Business Execution Risks.
●	Benefits May Not Be Achieved.
●	Keyarch’s Working Capital Risk.
●	Country Risks.
●	Redemptions of Keyarch public shares and Liquidation risk.
●	Stockholder Vote of ZOOZ.
●	Closing Conditions.
●	Fees and Expenses.
●	Nasdaq Listing Process for ZOOZ.

For more information, see “The Business Combination Proposal – Reasons of the Keyarch Board for the Business Combination and Recommendation of the Board.”

In addition to considering the factors described above, the Keyarch Board also considered other factors including:

●	Interests of Keyarch’s Sponsor, Directors and Officers. Some officers and directors of Keyarch may have interests in the merger. See the section titled “The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination”; and
●	Other Risks. Various other risks associated with ZOOZ’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Q: What interests do the Sponsor and the current officers and directors of Keyarch have in the Business Combination?

A: In considering the recommendation of the Keyarch Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Keyarch’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Keyarch’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests are as follows:

●	If the Business Combination, or another business combination, is not consummated by July 27, 2024 (or such earlier date as may be determined by the Keyarch Board, or such later time as the shareholders of Keyarch may approve in accordance with the Keyarch Articles or a resolution of its shareholders passed pursuant to applicable law), then Keyarch will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Keyarch to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of Keyarch’s remaining shareholders and the Keyarch Board, dissolve and liquidate, subject in each case to Keyarch’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

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●	The Sponsor does not sponsor any other special purposes acquisition company other than Keyarch. As described further below, the Keyarch Existing Charter waives the doctrine of corporate opportunities and each of the Sponsor and Keyarch’s directors and officers may become, affiliated with entities that are engaged in a similar business to Keyarch’s business, and the Sponsor and Keyarch’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies or blank check companies prior to Keyarch completing its initial business combination. Although the Keyarch Board determined no Keyarch director or officer has a material interest in conflict with Keyarch interests relating to a search for an acquisition candidate for Keyarch (as further described below), the Keyarch Existing Charter provides that the Sponsor and Keyarch’s officers and dirctors have no duty to refrain from engaging in similar lines of business except to the extent expressly assumed by contract, nor to present any corporate opportunity to Keyarch, unless such opportunity is expressly offered to an officer or director of Keyarch in his or her capacity as a director or officer of Keyarch and such opportunity is one that Keyarch is permitted to complete on a reasonable basis (see “Risk Factors – The Existing Keyarch Charter has waived the corporate opportunities doctrine and so the Sponsor and Keyarch’s officers and directors may be affiliated with entities engaged in business activities similar to those conducted by Keyarch and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented”).

●	The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination and issuance of the Earnout Shares and the Sponsor’s receiving all of the Sponsor Earnout Shares (and assuming that the Earnout fully occurred), is estimated to comprise approximately 13.3% of outstanding ZOOZ ordinary shares in a No Redemption Scenario, 13.7% of outstanding ZOOZ ordinary shares in an Interim Redemption Scenario, and 14.1% of outstanding ZOOZ ordinary shares in a Maximum Redemption Scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Keyarch, ZOOZ and the Combined Company” for more information).

●	The Sponsor paid an aggregate of approximately $25,000 for the Founder Shares, which are currently held by the Sponsor and the Artemis Anchor Investors and their permitted transferees, of which 1,755,000 remains held by the Sponsor or its affiliates (after giving effect to the Sponsor Earnout Shares, which are not held by the Sponsor immediately following the Closing) and the market value of such shares as of February 12, 2024 (assuming they are valued at the same price as the public shares) was approximately $19,182,150, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination, and if Keyarch does not complete an initial business combination, these Founder Shares will expire worthless.

●	The Sponsor paid an aggregate of approximately $4,905,000 for the 490,500 Private Placement Units in connection with the Keyarch IPO, at a price of $10.00 per unit, the market value of such securities (including the private placement warrants and private placement rights issued as part of those units as having the assumed value of the Keyarch warrants and the Keyarch Rights, respectively) as of February 12, 2024 was approximately $5,436,702, and such securities should have a $531,702 higher value than the price paid described above at the time of the Business Combination.

●	The Sponsor and Initial Shareholders and each of their permitted transferees, including Keyarch’s officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (but not public shares) held by them if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if Keyarch is unable to consummate a business combination by that time, those shares would expire worthless.

●	The Sponsor and Initial Shareholders, and each of their permitted transferees, including Keyarch’s officers and directors, have waived their redemption rights with respect to any Founder Shares, Private Placement Shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles), which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver.

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●	The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in Keyarch and ZOOZ after the Business Combination, even if other holders of Keyarch ordinary shares experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.009 per share.

●	Keyarch has issued Promissory Notes, as of the date of this proxy statement/prospectus, in an aggregate principal amount of $2,180,000. (Other than these Promissory Notes, as of such date, there are no loans extended, fees due to or out-of-pocket expenses for which the Sponsor or its affiliates are awaiting reimbursement from Keyarch). Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination by Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the Promissory Notes, but no proceeds held in the Trust Account would be used to repay these Promissory Notes.

●	In summation of the foregoing, the aggregate dollar amount that the Sponsor, Initial Shareholders and their affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $26,798,852, as of February 12, 2024, which amount includes the current value of securities held (assuming that the current value of each of the securities held whether publicly traded Keyarch ordinary shares, or Private Placement Shares, or private placement warrants or private placement rights, are in each case valued at the current price of Keyarch ordinary shares, Keyarch warrants and Keyarch Rights, respectively) and consisting of (i) the Founders Shares (including the Sponsor Earnout Shares), and (ii) the Private Placement Units purchased in connection with the IPO, and (iii) the Promissory Notes.

As a result of the foregoing the Sponsor, officers and directors of Keyarch, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of Keyarch rather than liquidate.

As of January 31, 2024, Keyarch had 2,039,872 public shares outstanding out of 5,659,871 Keyarch Class A ordinary shares issued and outstanding and one Keyarch Class B ordinary share issued and outstanding. The Sponsor, as well as Keyarch’s officers and directors, beneficially own and are entitled to vote an aggregate of 3,365,500 Keyarch Class A ordinary shares (which include the 1,120,000 of such shares which after the extraordinary general meeting occurs and upon occurrence of the Closing, as of its Effective Time, will be subject to the Earnout as Sponsor Earnout Shares) and 1 Keyarch Class B ordinary share, consisting of approximately 59.46% of the outstanding Keyarch ordinary shares. For more information, see “How do the Sponsor and the officers and directors of Keyarch intend to vote on the proposals?”, describing that such persons have agreed to vote in favor of the Proposals presented in this proxy statement/prospectus.

Accordingly, Keyarch would not need any of the 2,039,872 public shares to be voted in favor of the Business Combination Proposal, the Nasdaq Proposal, or, if presented for a vote, the Adjournment Proposal, in order for each of them to be approved in the extraordinary general meeting, because each such proposal requires a vote of a majority of outstanding Keyarch ordinary shares, which amount is currently held by the Sponsor and Keyarch’s officers and directors.

An aggregate of 407,747 Keyarch ordinary shares (being an amount constituting a two-thirds (2/3) majority of the outstanding Keyarch ordinary shares, when added to those shares held by Sponsor and Keyarch’s officers and directors), would be needed to vote in favor of the Merger Proposal for it to be approved in the extraordinary general meeting, because under Cayman Islands law, the Merger Proposal requires approval by a two-thirds majority of outstanding Keyarch ordinary shares. EBC Shares consist of 254,500 Keyarch ordinary shares.

Regarding a percentage of votes by public or nonaffiliated holders of Keyarch ordinary shares, to reach the voting threshold described above for approval of the Merger Proposal, an aggregate of 407,747 public shares would need to be voted in favor of the Merger Proposal, constituting approximately 19.99% of Keyarch public shares, if EBC Shares are not voted in favor of the Merger Proposal. The EBC Shares consist of 254,500 Keyarch ordinary shares. If the EBC Shares are voted in favor of the Merger Proposal, an aggregate of 153,247 public shares would need to be voted in favor of the Merger Proposal, constituting approximately 7.5% of Keyarch public shares,

As discussed in a prior bullet point, the Existing Keyarch Charter has waived the doctrine of corporate opportunities. Despite this provision in the Existing Keyarch Charter waiving the doctrine of corporate opportunities, the Keyarch Board does not believe its Sponsor or Keyarch’s directors or officers have any material interests in the Business Combination, which consist of fiduciary or contractual obligations to entities other than the parties to the Business Combination, nor as of the date of this proxy statement/prospectus have an affiliation with or interest in ZOOZ (other than pursuant to the Business Combination Agreement and related transaction described in this proxy statement/prospectus). In reviewing such considerations, the Keyarch Board considered that Keyarch’s chief financial officer, Jing Liu, serves as an officer with another special purpose acquisition company, but also considered that such special purpose company is restricted to finding an acquisition target candidate within China, while pursuant to Keyarch’s organization documents, Keyarch has been required to find an acquisition candidate in every location except within China. Accordingly, the Keyarch Board determined Ms. Liu does not have a material interest in conflict with Keyarch interests relating to a search for an acquisition candidate for Keyarch.

The Sponsor and Keyarch’s officers and directors in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which she or he has then-current fiduciary or contractual obligations, she or he will honor her or his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands and applicable law. Given the substantial target universe considered by Keyarch’s management team, which included initial contact with over 40 companies and non-disclosure agreements and substantive discussions with approximately 20 companies, the Keyarch Board did not believe that the other fiduciary duties or contractual obligations of Keyarch’s officers and directors materially affected Keyarch’s ability to negotiate or recommend a potential business combination. The Keyarch Board considered the factors supporting, and risks and uncertainties related to, a business combination with ZOOZ as set forth above under “Summary— Keyarch’s Board of Directors’ Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the Keyarch extraordinary general meeting, which is set for [●], 2024 however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of ZOOZ ordinary shares as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing of the Transactions.”

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Q: What do I need to do now?

A: Keyarch urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or a warrant holder of Keyarch. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the extraordinary general meeting take place?

A: The extraordinary general meeting will be held on [●], 2024, at a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth below. Shareholders participating in the extraordinary general meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the extraordinary general meeting, virtual attendees will be able to vote via the web portal during the extraordinary general meeting webcast and submit questions or comments to Keyarch’s directors and officers during the extraordinary general meeting. Shareholders may submit questions or comments during the meeting through the extraordinary general meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the Extraordinary General Meeting?

A: To register for and attend the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of Keyarch ordinary shares:

●	Shares Held of Record. If you are a record holder, and you wish to attend the virtual extraordinary general meeting, go to https://[●] [●], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the extraordinary general meeting, you will need to log back into the meeting site using your control number.

●	Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual extraordinary general meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street” name holders should contact Continental Stock Transfer on or before [●], 20[●].

Shareholders will also have the option to listen to the extraordinary general meeting by telephone by calling:

●	Within the U.S. and Canada: ([__]) (toll-free)

●	Outside of the U.S. and Canada: ([__])(standard rates apply)

The passcode for telephone access: [●]. You will not be able to vote or submit questions unless you register for and log in to the extraordinary general meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of Keyarch ordinary shares on the Record Date, you may vote by virtually attending the extraordinary general meeting and submitting a ballot via the extraordinary general meeting webcast or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual extraordinary general meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Adjournment Proposal are all non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to any of these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders of record may send a later-dated, signed proxy card to Keyarch’s transfer agent at the address set forth below so that it is received prior to the vote at the extraordinary general meeting or virtually attend the extraordinary general meeting and submit a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Keyarch’s transfer agent, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the extraordinary general meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

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Q: What constitutes a quorum for the extraordinary general meeting?

A: A quorum is the minimum number of shares of Keyarch ordinary shares that must be present to hold a valid meeting. A quorum will be present at the Keyarch extraordinary general meeting if a one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class of Keyarch ordinary shares entitled to vote at the meeting are represented at the virtual extraordinary general meeting or by proxy. As the Sponsor and Keyarch’s officers and directors as of the date of this proxy statement/prospectus hold 59.46% of the Keyarch Class A ordinary shares and all of the outstanding (1 share outstanding) Keyarch Class B ordinary shares, the Sponsor and Keyarch’s officers and directors hold enough shares to constitute a quorum for purposes of the extraordinary general meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q: What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?

●	Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the Keyarch ordinary shares outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Merger Proposal and the Nasdaq Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Merger Proposal — Approval of the Merger Proposal will require the affirmative vote of holders of a two-thirds (2/3) majority of the Keyarch ordinary shares outstanding on the Record Date. Abstentions will have the effect of votes against the Merger Proposal. Brokers are not entitled to vote shares on the Merger Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. The Merger Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Merger Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Nasdaq Proposal– unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Nasdaq Proposal — Approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Merger Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Q: What happens if I fail to take any action with respect to the extraordinary general meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination and the other proposals are approved by the Keyarch shareholders and the Business Combination is consummated, you will become a shareholder and/or warrant holder of ZOOZ, as applicable.

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder and/or warrant holder of Keyarch, as applicable, and Keyarch will continue to search for another target business with which to complete an initial business combination. If Keyarch does not complete the Business Combination with ZOOZ or another business combination by July 27, 2024 (or such earlier date as may be determined by the Keyarch’s board of directors, or such later time as the shareholders of Keyarch may approve in accordance with the Keyarch Articles or a resolution of its shareholders passed pursuant to applicable law), Keyarch must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes), and as promptly as reasonably possible following such redemption, subject to the approval of Keyarch’s remaining shareholders and its board of directors, dissolve and liquidate.

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Q: If I am a holder of Keyarch Rights, will my rights become exchangeable for ZOOZ ordinary shares if the Business Combination is consummated?

A: Yes. Pursuant to the Business Combination Agreement and the terms of the Rights Agreement with the rights agent entered into in connection with the Keyarch IPO, the registered holder of each outstanding Keyarch Rights shall have the right to receive one tenth (1/10) of one Keyarch Class A ordinary share, subject to and upon consummation of the Business Combination. Keyarch shall issue to the registered holder of such right(s) a certificate or certificates, or book entry position, for the number of full ordinary shares of Keyarch to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it (and pursuant to the Closing of the Business Combination each such Keyarch Class A ordinary share will be exchanged for a ZOOZ ordinary share). In no event will Keyarch be required to net cash settle the Keyarch Rights and Keyarch shall not issue fractional shares upon exchange of Keyarch Rights. However, in the event that Keyarch does not consummate a business combination by July 27, 2024 (unless an earlier date is declared by the Keyarch Board, or such later date as may be extended by means of amendment to the Keyarch Article), Keyarch will be required to liquidate and any Keyarch Rights you own will expire without value.

Q: I am a Rights Holder, and how do I receive shares in the Business Combination?

A: As soon as practicable after the Business Combination, according to the terms of the Keyarch Rights, Keyarch will direct holders of the Rights to return their certificate of Keyarch Rights to our rights agent, Continental Stock Transfer & Trust Company (the “rights agent”). Upon receipt of a valid certificate of Rights, the rights agent will issue to the registered holder of Keyarch Rights (the “Rights Holder”) a certificate (or certificates) or book-entry position for the number of shares, being full shares, of Keyarch Class A common stock to which that Rights Holder is entitled, aggregated on a per Rights Holder basis, in such name or names as may be directed by the Rights Holders. In no event will there be an issuance of net cash to settle the Keyarch Rights, and Keyarch and ZOOZ will not issue fractional shares to such Rights Holder. Keyarch will instruct the rights agent to round down to the nearest whole Keyarch ordinary share, when the rights agent issues to the registered Rights Holder a certificate for the number of shares of Keyarch ordinary shares to which that Rights Holder is registered. Keyarch and the rights agent will then exchange those Keyarch Class A ordinary shares for ZOOZ ordinary shares as discussed in this proxy statement/prospectus. In the interests of efficiency and to avoid duplication of certificates, Keyarch may instruct the rights agent to issue a certificate of ZOOZ ordinary shares to the Rights Holder, without the Rights Holder having again to exchange a certificate of Keyarch Class A ordinary shares for ZOOZ ordinary shares. Pursuant to the Rights Agreement entered into in connection with the Keyarch IPO with the rights agent, each holder of a Keyarch Right will be required to affirmatively convert his, her or its Keyarch Rights in order to receive the 1/10 of a Keyarch Class A ordinary share underlying each such right (without paying any additional consideration) upon consummation of the Business Combination. Pursuant to such Rights Agreement with the rights agent, each holder of a Keyarch Right will be required to indicate his, her or its election to convert the Keyarch Rights into the underlying shares to Keyarch and rights agent as well as to return the original certificates evidencing the Keyarch Rights to Keyarch.

Q: What will Keyarch warrant holders receive in the Business Combination?

A: Upon completion of the Business Combination, all of the warrants exercisable into Keyarch Class A ordinary shares will be converted into ZOOZ Closing Warrants, which are warrants exercisable into ZOOZ ordinary shares having the same exercise price and other terms and conditions as the Keyarch Warrants.

Q: If I am a Keyarch Warrant holder, will my warrants become exercisable for Keyarch ordinary shares if the Business Combination is consummated?

A: Upon completion of the Business Combination, all of the warrants exercisable into Keyarch ordinary shares will be converted into ZOOZ Closing Warrants, which are warrants exercisable into ZOOZ ordinary shares having the same exercise price and other terms and conditions as the Keyarch Warrants. Pursuant to the warrant agreement for Keyarch Warrants entered into in connection with the Keyarch IPO, the Keyarch Warrants do not become exercisable until 30 days after Keyarch’s initial business combination. Accordingly, if the Business Combination, or another initial business combination is not approved and consummated, prior to the time that Keyarch is required by the Keyarch Articles to cease operations and commence liquidation, the Keyarch Warrants will expire worthless.

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Q: If the Business Combination is completed, when can I expect to receive the ZOOZ ordinary shares for my Keyarch ordinary shares?

A: After the consummation of the Business Combination, Keyarch and ZOOZ’s transfer agent will send instructions to Keyarch security holders regarding the exchange of their Keyarch ordinary shares for ZOOZ ordinary shares and Keyarch Warrants for the applicable ZOOZ Closing Warrants. Keyarch shareholders who exercise their redemption rights must deliver their share certificates to Keyarch transfer agent electronically at least two (2) business days prior to the vote at the extraordinary general meeting.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Keyarch ordinary shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor, [__]:

Tel: [__] (toll free)
Email: [__]

You may also obtain additional information about Keyarch from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to Keyarch’s transfer agent at the address below at least two (2) business days prior to the vote at the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

SPAC Redemption Team	Mr. Francis “Fran” Wolf
Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
1 State Street, 30th Floor	1 State Street, 30th Floor
New York, New York 10004	New York, New York 10004
E-mail: spacredemptions@continentalstock.com	E-mail: fwolf@continentalstock.com
Tel: +1 (212) 845-3233

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of Keyarch shareholders. For additional information, see “Where You Can Find More Information” beginning on page 297. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

ZOOZ Power Ltd.

ZOOZ (previously called Chakratec Ltd.) develops, produces, markets and sells energy storage systems based on storing kinetic energy in flywheels for ultra-fast charging of electric vehicles, or EVs. ZOOZ has developed proprietary flywheel technology for storing kinetic energy and as of the date of this proxy statement/prospectus, has introduced two generations of Kinetic Storage Systems – the KPB50, which was ZOOZ’s first-generation product and was introduced in 2018 as proof-of-concept and for market introduction, which was announced as successful and is still operating as of the date of this proxy statement/prospectus, and which is a discontinued product, and the ZOOZTER™-100, ZOOZ’s second-generation product, which was introduced in 2022 and is geared towards high-volume production and deployment.

In March, 2021, ZOOZ consummated its initial public offering on the TASE (the “Israeli IPO”), pursuant to which ZOOZ offered securities to certain Israeli institutional investors and to the Israeli public (i.e., to non-institutional Israeli investors). As part of the Israeli IPO, ZOOZ issued (A) to the Israeli institutional investors: (i) a total of 2,506,800 ZOOZ ordinary shares par value NIS 0.00025 each, at a price of NIS 8.13 per each ZOOZ ordinary share, and (ii) a total of 1,880,100 ZOOZ option warrants (Series 1) and 626,700 ZOOZ option warrants (Series 2) without consideration, all for a total consideration of NIS 20,380,284 (gross). The unexercised ZOOZ option warrants (Series 1) expired in March 2022 and the unexercised ZOOZ option warrants (Series 2) expired in March, 2023; and (B) to the Israeli public: (i) a total of 868,600 ZOOZ ordinary shares par value NIS 0.00025 each, at a price of NIS 8.13 per each ZOOZ ordinary shares, (ii) and a total of 651,450 option warrants (Series 1) and 217,150 option warrants (Series 2) without consideration, all for a total consideration of NIS 7,061,718 gross. The total gross proceeds from the Israeli IPO were approximately NIS 27.4 million. All numbers are prior to the Recapitalization.

The ZOOZ ordinary shares and the ZOOZ warrants (Series 3) are listed for trading on the TASE under the symbols “ZOOZ” and “ZOOZ.W3”, respectively.

The mailing address for ZOOZ’s principal executive office is 4B Hamelacha St., Lod 7152008, Israel. Its telephone number is +972 8-6805566. ZOOZ’s website is https://www.zoozpower.com. Information contained on, or that can be accessed through ZOOZ’s website or any other website is expressly not incorporated by reference into and is not a part of this proxy statement/prospectus.

Keyarch Acquisition Corporation

Keyarch was formed for the purpose of effectuating a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Keyarch was organized under the laws of the State of Delaware on August 13, 2021.

On January 27, 2022, Keyarch consummated the Keyarch IPO with its overallotment closing on February 8, 2022. Keyarch consummated the Keyarch IPO of 11,500,000 units, at a purchase price of $10.00 per unit, which included the exercise in full of the underwriters’ option to purchase an additional 1,500,000 units to cover over-allotments, with each unit consisting of one Keyarch Class A ordinary share, one-half of one redeemable warrant (with each whole warrant entitling the holder to purchase one Keyarch Class A ordinary share at a price of $11.50 per whole share, exercisable 30 days after completion of an initial business combination) and one Keyarch Right. Prior to its Keyarch IPO, in July 2021, Keyarch issued 2,875,000 Keyarch Class B ordinary shares to its Sponsor for an aggregate purchase price of $25,000. Keyarch also issued in a private placement to EBC and its designees an aggregate of 200,000 of Keyarch Class A ordinary shares for nominal consideration. Simultaneously with the closing of the Keyarch IPO, Keyarch consummated the sale of 545,000 Keyarch Units at a purchase price of $10.00 per unit in a private placement to its Sponsor and EBC, which together with exercise of overallotment options, resulted in the Sponsor purchasing 490,500 Private Placement Units and EBC as representative of the underwriters in the Keyarch IPO purchasing 54,500 Private Placement Units.

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Keyarch’s units, the Keyarch public shares, Keyarch warrants and Keyarch Rights are listed on the Nasdaq Global Market under the symbols “KYCHU,” “KYCH,” “KYCHW” and “KYCHR” respectively.

The mailing address of Keyarch’s principal executive office is 275 Madison Avenue, 39th Floor, New York, NY 10016, and its telephone number is (914) 434-2030.

Keyarch Global Sponsor Limited

Keyarch Global Sponsor Limited (“SPAC Representative”) is a Cayman Islands exempted company, and is the Sponsor in the Keyarch IPO. In the Business Combination, the SPAC Representative serves in the capacity as the representative from and after the Effective Time for the shareholders of Keyarch (other than the Company Security Holders (as defined in the Business Combination Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and subject to the conditions of the Business Combination Agreement.

ZOOZ Power Cayman

ZOOZ Power Cayman (“Merger Sub”) is a newly formed Cayman Islands exempted company and a direct, wholly owned subsidiary of ZOOZ. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for ZOOZ.

The Business Combination Agreement

The terms and conditions of the merger of Merger Sub with and into Keyarch, with Keyarch surviving the merger as a wholly owned subsidiary of ZOOZ are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. For more information about the Transactions, please see the section entitled “The Business Combination Proposal – Business Combination Agreement.” A copy of the Business Combination Agreement, including its Amendment No. 1 and as amended from time to time, is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Merger Consideration

As described in the disclosure below, as part of the Merger negotiations between ZOOZ and Keyarch, the parties agreed in the Business Combination Agreement that ZOOZ’s valuation immediately prior to the Merger, would be $60.0 million, and pursuant to the calculations described in this section. Separately, Keyarch received from Newbridge Securities Corporation (“Newbridge”) a fairness opinion regarding the Merger Consideration, and which is described elsewhere in this proxy statement/prospectus. The Business Combination Agreement provides for a reverse split of ZOOZ ordinary shares and ZOOZ securities immediately prior to Closing to be effective immediately prior to its Effective Time, which we refer to as the Recapitalization.

In the Recapitalization, each then-outstanding ZOOZ ordinary share will be converted into such number of ZOOZ ordinary shares as is determined by multiplying such ZOOZ ordinary share by the amount obtained by dividing (A) $60,000,000 by (B) $10.00, and subsequently dividing such quotient of 6,000,000 by (C) the diluted outstanding ZOOZ ordinary shares (such ratio, being the “Conversion Ratio”). The diluted outstanding ZOOZ ordinary shares for these purposes pursuant to the Business Combination Agreement include the sum of (1) the number of ZOOZ ordinary shares then outstanding (67,619,314 ZOOZ ordinary shares as of January 31, 2024), and (2) the number of ZOOZ ordinary shares issuable upon the exercise of all then-outstanding ZOOZ warrants which by their terms are required to be exercised, or whose holder elects to exercise such warrants, in connection with the Closing (which we refer to as the “ZOOZ Continuing Warrants”) (other than any ZOOZ Continuing Warrants which are identified in a schedule the Business Combination Agreement) (exercisable into zero ZOOZ ordinary shares as of January 31, 2024), and (3) outstanding vested in-the-money options to purchase ZOOZ ordinary shares, being options to purchase ZOOZ ordinary shares for which the exercise price (after giving effect to the Recapitalization) is less than or equal to $10.00, which we refer to as ZOOZ Converted Options (which as of January 31, 2024 is 4,202,271 options to purchase ZOOZ ordinary shares, and assuming an exchange rate of NIS to USD of 3.635 to 1.0 as of January 31, 2024, exercisable (on a net exercise basis) into 87,777 ZOOZ ordinary shares). Applying the foregoing calculation, the Conversion Ratio is estimated to be 0.0873 when multiplied in the relevant conversion (meaning that each outstanding ZOOZ ordinary share will convert into 0.08743 shares in the Recapitalization), or 1/0.08743, being 11.43720665, when division is used in the relevant conversion. As an alterative method of calculation the Conversion Ratio, the price per share for each ZOOZ ordinary share in the Recapitalization can be calculated by taking (a) (i) the $60,000,000 base equity value for the ZOOZ equity, (ii) adding the aggregate exercise price of the ZOOZ Converted Options ($2,796,321 as of January 31, 2024 assuming an exchange rate of NIS to USD of 3.635 to 1.0 as of January 31, 2024) (which adds up to a total of $62,796,321), and (b) dividing such number by the sum of the total number of (i) outstanding ZOOZ ordinary shares (67,619,314 ZOOZ ordinary shares as of January 31, 2024), (ii) ZOOZ Continuing Warrants (zero as of January 31, 2024) and (iii) outstanding ZOOZ Converted Options (4,202,271 options to purchase ZOOZ ordinary shares as of January 31, 2024 (which adds up to a total of 71,821,585), which would result in a price per ZOOZ ordinary share of $0.08743 (which also functions as the basis for determining which options to purchase ZOOZ ordinary shares are in-the-money). That price per ZOOZ ordinary share of $0.8743 would then be divided by $10.00 to get the Conversion Ratio, resulting in a conversion ratio of 0.08743 (although due to the terms of the net-exercise basis for the conversion of outstanding ZOOZ Converted Options, the number of ZOOZ ordinary shares into which such options are exercisable on a net-exercise basis is reduced by the par value of each ZOOZ ordinary share of 0.00025 ILS, which based on exchange rate of NIS to USD of 3.635 to 1.0 as of January 31, 2024, is $0.00006878, resulting in some minor variations based on rounding of numbers in the formula).

As a result of the Recapitalization, based on the assumptions described in the preceding paragraph (the “Recapitalization Assumptions”), there will be (1) 5,912,223 ZOOZ ordinary shares (calculated as 67,619,314 outstanding ZOOZ ordinary shares multiplied by the Conversion Ratio of 0.08743), and (2) 367,421 ZOOZ Converted Options, exercisable on a net-exercise basis into 87,777 ZOOZ ordinary shares.

The Conversion Ratio may be subject to change depending on the number of holders of ZOOZ Continuing Warrants which elect to exercise their warrants, even though such warrants are not required by their terms to be exercised (and which would change the number of warrants specified above in item (2)). The ZOOZ Continuing Warrants include ZOOZ’s outstanding private warrants as well as ZOOZ warrants listed for trading on the TASE. However, each of these warrants are significantly out-of-money on the date of this proxy statement/prospectus, and accordingly ZOOZ has assumed that zero or none would be exercised in the Business Combination, in calculating the Conversion Ratio. Regarding the number of vested in-the-money options specified above in item (3), that number of vested options may change prior to the Closing in accordance with their terms and the terms of the Business Combination Agreement, and may vary based on changes in their exercise price as a result of fluctuations in the exchange rate between NIS and USD, as the exercise price for certain of such options is formulated in NIS.

The number of ZOOZ ordinary shares resulting from exercise of ZOOZ Continuing Warrants (other than any ZOOZ Continuing Warrants which are listed in the Business Combination Agreement) and ZOOZ Converted Options are calculated on a net exercise basis, with all fractional ZOOZ ordinary shares being rounded down to the next integral number of ZOOZ ordinary shares. The foregoing calculation of the Conversion Ratio is intended to occur to five decimal places.

Similarly, as a result of the Recapitalization, each ZOOZ Continuing Warrant, each ZOOZ Converted Option and outstanding options to purchase ZOOZ ordinary shares which were not exercised in accordance with their terms prior to the Recapitalization (which we refer to as ZOOZ Continuing Options) shall have their exercise price and number of shares be adjusted to reflect the Conversion Ratio.

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All ZOOZ securities outstanding prior to the consummation of the Business Combination, shall remain outstanding immediately following the consummation of the Merger other than those being exercised in connection with the Business Combination.

Pursuant to the Business Combination Agreement and assuming the Recapitalization has occurred, at the Effective Time (a) all Keyarch Class A and Class B ordinary shares outstanding immediately prior to the Effective Time (excluding treasury shares and Dissenting Keyarch Shares (in each case as provided in the Business Combination Agreement), shall be exchange for the right to receive ZOOZ ordinary shares on a 1:1 ratio, subject to adjustment described herein, (b) each outstanding Keyarch public warrant and Keyarch private warrant shall be converted into the right to receive one ZOOZ Closing Warrant, which shall have the same terms as the applicable Keyarch Warrant, and with the public or private nature of the applicable Keyarch Warrant being preserved in the ZOOZ Closing Warrants (i.e., the Keyarch private warrants will be converted into ZOOZ private warrants and Keyarch public warrants will be converted into ZOOZ public warrants), and (c) holders of each outstanding Keyarch Right shall be issued the number of full shares of Keyarch Class A ordinary shares to which such holder of Keyarch Rights is eligible, and which shall be exchanged for the equivalent number of ZOOZ ordinary shares.

Upon the Effective Time, the outstanding publicly traded units of Keyarch will be separated into their component securities, consisting of one Keyarch Class A ordinary share, one-half (1/2) of one Keyarch Warrant, and one Keyarch Right (with such Keyarch Warrants and Keyarch Rights being exchanged or converted at the Effective Time for ZOOZ Closing Warrants or ZOOZ ordinary shares in accordance with the foregoing description). Subject to the adjustments set forth above in the Recapitalization, each ZOOZ Continuing Warrant and ZOOZ Continuing Option at the Effective Time shall remain outstanding. In addition, ZOOZ Continuing Warrants which are listed for trading on the TASE (i.e. the ZOOZ warrants (Series 3)) will also remain traded on the TASE only and will be exercisable (as of immediately following the Recapitalization) for up to 2,425,430 ZOOZ ordinary shares.

The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time of the Business Combination, (a) the outstanding ZOOZ ordinary shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a share dividend or dividend payable in any other securities of ZOOZ shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the ZOOZ ordinary shares issuable under the Business Combination Agreement in exchange for Keyarch securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by the Business Combination Agreement prior to such event.

In addition, ZOOZ’s shareholders as of immediately prior to the Closing at a record date to be determined by ZOOZ in coordination with the TASE (“Pre-Closing ZOOZ Shareholders”) will be entitled to additional contingent consideration of up to 4 million ZOOZ ordinary shares (such additional consideration being the “Earnout Shares”) upon ZOOZ’s achievement of the applicable earnout milestones (based on share price or Gross Revenue) as set forth in the Business Combination Agreement, in the form of non-tradable, non-assignable rights (the “Earnout Rights”), that will be issued by ZOOZ pro rata to the Pre-Closing ZOOZ Shareholders’ holdings in ZOOZ ordinary shares as soon as reasonable practicable prior to the Effective Time after receipt of all required approvals from applicable governmental authorities, including the TASE. The Earnout Rights may be converted into ZOOZ ordinary shares within 5 years from the lapse of the first quarter following the Closing (the “Earnout Period”). The allocation of the Earnout Rights, the conversion of the Earnout Rights (insofar as they are converted) and the allocation of the Earnout Shares (to the extent that they are allocated) will be subject to a tax arrangements that will apply to ZOOZ in connection with the aforementioned in accordance with the provisions of the applicable law.

The Earnout Rights shall be automatically converted into ZOOZ ordinary share subject to the occurrence of the milestone(s) (listed below) during the Earnout Period, as follows (the “Earnout”):

●	First milestone (25% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature as provided in its definition) is in the aggregate greater than or equal to $10 million for any four fiscal quarters within a consecutive five fiscal quarter period, or (B) the VWAP equals or exceeds $12.00 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period (the date, if any, on which a first milestone has been achieved is referred to herein as the “First Earnout Milestone Achievement Date”);

●	Second milestone (35% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature as provided in its definition) is in the aggregate greater than or equal to $10 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the First Earnout Milestone Achievement Date, or (B) the VWAP equals or exceeds $16.00 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period (the date, if any, on which a second milestone has been achieved is referred to herein as the “Second Earnout Milestone Achievement Date”); and

●	Third milestone (40% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature as provided in its definition) is in the aggregate greater than or equal to $15 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the Second Earnout Milestone Achievement Date, or (B) the VWAP equals or exceeds $23.00 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period.

The conversion of the Earnout Rights into Earnout Shares and the issuance of the Earnout Shares will be subject to withholding tax according to the relevant provision of the applicable law. Such withholding tax from the Earnout Shares will be conducted by, any TASE member or the paying agent which shall be appointed by ZOOZ (the “Earnout Paying Agent”).

ZOOZ will be required to file an Israeli Prospectus with the ISA and TASE in order to issue the Earnout Rights.

In addition, Keyarch’s Sponsor has agreed in the Sponsor Support Agreement to subject forty percent of all of its original holdings of Keyarch Class B ordinary shares (which the Sponsor converted to Class A ordinary shares on August 14, 2023) to the same Earnout, effective following the extraordinary general meeting (as defined below) and as of the Effective Time, other than to the extent used, in whole or in part, in connection with payment of expenses of the Business Combination, which comprise in aggregate 1,120,000 Keyarch Class A ordinary shares, and which we refer to as the Sponsor Earnout Shares.

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Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties):

●	Required Shareholder Approval. The Keyarch Shareholder Approval and ZOOZ Shareholder Approval shall have been obtained.
●	Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority (including the TASE) in order to consummate the Transactions shall have been obtained or made.
●	No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement.
●	Net Tangible Assets Test. Either immediately prior to or upon the Closing, after giving effect to the Redemption and any receipt of proceeds from any pre-Closing Keyarch financing, Keyarch shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act)..
●	Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.
●	Nasdaq and TASE Listing. (i) ZOOZ initial listing applications with NASDAQ and TASE in connection with the Transactions shall have been conditionally approved and (ii) the ZOOZ ordinary shares and (with respect to NASDAQ only) the ZOOZ public warrants to be issued in connection with the Transactions shall have been approved for listing on NASDAQ and TASE (as applicable), subject to official notice of issuance.
●	Foreign Private Issuer. ZOOZ shall not have received evidence that it will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.
●	Composition of the Board. The members of the Merger Sub board of directors shall have been elected or appointed as of the Closing in accordance with the requirements of the Business Combination Agreement.
●	Requisite Consents. The Consents required to be obtained from or made with any third Person in order to consummate the transactions contemplated by the Business Combination Agreement.

In addition, unless waived by ZOOZ, the obligations of ZOOZ and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by Keyarch of customary certificates and other closing deliverables:

●	Representations and Warranties. All of the representations and warranties of Keyarch set forth in the Business Combination Agreement shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) representations and warranties that address matters only as of a particular date and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Keyarch.
●	Agreements and Covenants. Keyarch shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.
●	No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Keyarch since the date of the Business Combination Agreement which is continuing and uncured.
●	Minimum Cash Condition. Upon the Closing, Keyarch shall have available cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing (after giving effect to the payment of (a) Keyarch’s unpaid Keyarch Transaction Expenses, (b) any unpaid loans owed by Keyarch to Sponsor, (c) other unpaid administrative costs and expenses incurred by or on behalf of Keyarch, (d) any other unpaid costs, liabilities (excluding any liabilities not payable in cash that are required to be recorded as accounting liabilities) and Indebtedness of Keyarch and (e) the ZOOZ Transaction Expenses (including amounts paid prior to the Closing)), equal to at least $10,000,000.

Unless waived by Keyarch, the obligations of Keyarch to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by ZOOZ and Merger Sub of customary certificates and other closing deliverables:

●	Representations and Warranties. All of the representations and warranties of ZOOZ and Merger Sub set forth in the Business Combination Agreement shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) representations and warranties that address matters only as of a particular date and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, ZOOZ or Merger Sub, as applicable.
●	Agreements and Covenants. ZOOZ and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date.
●	No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to ZOOZ since the date of the Business Combination Agreement which is continuing and uncured.
●	Restated ZOOZ Articles. At or prior to the Effective Time, the shareholders of ZOOZ shall have adopted the Restated ZOOZ Articles in a form to be mutually agreed upon by the parties to the Business Combination Agreement
●	Recapitalization Restated ZOOZ Articles. Prior to the Effective Time, ZOOZ shall (i) have consummated the Recapitalization, and (ii) provide reasonable evidence that ZOOZ’s shareholders have adopted the Restated ZOOZ Articles in a form to be agreed upon by the parties to the Business Combination Agreement, and shall have provided Keyarch with reasonable evidence of such adoption.
●	Joinder. ZOOZ’s representative shall have executed and delivered a joinder to the Business Combination Agreement in form and substance reasonably acceptable to ZOOZ and Keyarch.
●	Business License. ZOOZ shall hold a temporary or permanent valid business license for its Lod facility in accordance with its terms at the Closing.

The Transactions further will be consummated only if the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal are approved at the Extraordinary General Meeting.

Termination Provisions

The Business Combination Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Keyarch and ZOOZ, or by Keyarch or ZOOZ acting alone, in specified customary circumstances, including:

●	by mutual written consent of Keyarch and ZOOZ;

●	by written notice by Keyarch or ZOOZ if any of the conditions to the Closing have not been satisfied or waived by April 1, 2024 (the “Outside Date”);
●

by written notice by either Keyarch or ZOOZ if a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such Order or other action has become final and non-appealable;

●

by written notice by ZOOZ to Keyarch, if (i) there has been a breach by Keyarch of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to Keyarch by ZOOZ, or (B) the Outside Date;

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●

by written notice by Keyarch to ZOOZ, if (i) there has been a breach by ZOOZ or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the 20th day after written notice of such breach or inaccuracy is provided to ZOOZ by Keyarch or (B) the Outside Date;

●	by written notice by Keyarch to ZOOZ, if there shall have been a Material Adverse Effect on ZOOZ following the date of the Business Combination Agreement which is uncured and continuing; or
●	by written notice by either Keyarch or ZOOZ to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Keyarch’s or ZOOZ’s shareholders have duly voted, and the required Keyarch shareholder approval or ZOOZ shareholder approval was not obtained.

Agreements Entered Into or to be Entered Into in Connection with the Business Combination Agreement

Lock-Up Agreements

In connection with the Business Combination Agreement, the Management ZOOZ Holders each entered into a Lock-Up Agreement with ZOOZ and Keyarch (collectively, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each shareholder party thereto agreed not to, during the period commencing from the Closing and ending on the earlier of (x) the date that is 180 days after the date of the Closing, (y) ZOOZ consummates a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of ZOOZ’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).

Non-Competition and Non-Solicitation Agreement

The Management ZOOZ Holders each entered into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which they agreed, during the one-year period following the Closing, not to compete with ZOOZ anywhere in Israel, the continent of North America, the People’s Republic of China, including Macao, Taiwan, and Hong Kong, the United Kingdom and the European Union, in the business in which ZOOZ is engaged, and during such one-year restricted period, not to (i) solicit, hire or engage employees or independent contractors of ZOOZ or (ii) solicit customers or clients of ZOOZ. The agreements also contain customary non-disparagement and confidentiality provisions.

Voting Agreements

Keyarch and ZOOZ entered into Voting Agreements, (collectively, the “Voting Agreements”), with Management ZOOZ Holders. Under the Voting Agreements, each shareholder party thereto agreed to vote all of such shareholder’s shares of ZOOZ in favor of the Business Combination Agreement and the Transaction and to otherwise take certain other actions in support of the Business Combination Agreement and the Transaction and the other matters submitted to ZOOZ’s shareholders for their approval in the manner and subject to the conditions set forth in the Voting Agreements, and to provide a proxy to ZOOZ to vote such shares of ZOOZ accordingly. The Voting Agreements prevent transfers of ZOOZ shares held by ZOOZ shareholders party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.

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Assignment, Assumption and Amendment to Warrant Agreements

In connection with the Closing, ZOOZ, Keyarch and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”) will enter into the Assignment, Assumption and Amendment to Public Warrant Agreement (the “Public Warrant Amendment”), which will amend that certain Public Warrant Agreement, dated as of January 24, 2022 (“Public Warrant Agreement”), and filed with the SEC on January 27, 2022. Separately, ZOOZ, Keyarch, and the Warrant Agent will enter into the Assignment, Assumption and Amendment to Private Warrant Agreement (the “Private Warrant Amendment”) (collectively, “Warrant Amendments”), which will amend that certain Private Warrant Agreement, dated as of January 24, 2022 (“Private Warrant Agreement”), and filed with the SEC on January 27, 2022. Pursuant to the Warrant Amendments: (i) ZOOZ will assume the obligations of Keyarch under the original Public Warrant Agreement and Private Warrant Agreement, and, among other things, ZOOZ will be added as a party thereto and (ii) all references to Keyarch ordinary shares in the Warrant Agreement shall mean ZOOZ ordinary shares and all references to “Shareholders” shall mean ZOOZ shareholders.

Sponsor Letter Agreement

Keyarch, the Sponsor and ZOOZ entered into an agreement pursuant to which Sponsor agreed to make commercially reasonably efforts to utilize up to 40% (or 1,120,000 shares) of ordinary shares of Keyarch (the “Subject Founder Shares”) to pay any portion of unpaid Keyarch Transaction Expenses or incentivize investors or otherwise provider support in connection with transaction financing. Any remaining Subject Founder Shares which are not transferred to such payees, will be placed in escrow at the Closing and will be released to the Sponsor if, during the Earnout Period, ZOOZ achieves the price or gross revenue milestones as described above (including with respect to the percentage of such remaining Subject Founder Shares to be released upon the achievement of any targets). Any Subject Founder Shares that are not released will be transferred to ZOOZ for no consideration at the end of the Earnout Period, provided, however that at least 50% of the Subject Founder Shares placed in escrow will be released to Keyarch at the end of the Earnout Period notwithstanding the failure of ZOOZ to achieve any earnout milestones.

On February 9, 2024, in connection with the execution of the First Amendment to the Business Combination Agreement, Keyarch, the Sponsor and Zooz entered into an amendment (the “Sponsor Letter Amendment”) to the Sponsor Letter Agreement. The Sponsor Letter Amendment conforms certain provisions governing the release of certain of the sponsor’s ordinary shares that will be placed in escrow as of the Closing to the revised earnout provisions in the First Amendment to the Business Combination Agreement.

Sponsor Support Agreement

On July 30, 2023, Keyarch, the Sponsor and ZOOZ entered into the Sponsor Support Agreement, (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of Keyarch in favor of the Business Combination Agreement and the Transaction and to otherwise take certain other actions in support of the Business Combination Agreement and the Transaction and the other matters submitted to Keyarch’s shareholders for their approval in the manner and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement prevents transfers of the Keyarch shares held by the Sponsor between the date of the Sponsor Support Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Support Agreement.

In addition, Pursuant to the Sponsor Letter, Keyarch’s Sponsor, directors and executive officers have waived their right to redeem any shares of Keyarch ordinary shares that they own in connection with Keyarch shareholder approval of the Business Combination, any proposed amendment to the Existing Keyarch Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any Keyarch public shares that they own or may acquire in Keyarch fails to consummate a business combination within the time frame required by the Existing Keyarch Charter).

Transaction Financing Investment

On February 9, 2024, Keyarch and ZOOZ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Under the terms of the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Keyarch agreed to issue and sell to these Investors, prior to the closing of the Business Combination, an aggregate of 1,300,000 Keyarch Class A ordinary shares (the “Subscription Shares”) for a purchase price of $10.00 per share, for gross proceeds of $13,000,000, on the terms and subject to the conditions set forth in the applicable Subscription Agreements.

In addition, pursuant to the Subscription Agreement, ZOOZ agreed to register the Subscription Shares and granted customary resale registration rights to the PIPE Investors.

The Merger Proposal

At the extraordinary general meeting, Keyarch shareholders will be asked to consider and vote upon a special resolution to authorize and approve the Plan of Merger and the merger of Merger Sub with and into Keyarch, with Keyarch surviving the merger as a wholly-owned subsidiary of ZOOZ, and the issuance of ZOOZ ordinary shares to Keyarch shareholders and ZOOZ Closing Warrants to holders of Keyarch Warrants, as merger consideration. Please see the section entitled “Proposal No. 2 – The Merger Proposal.”

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The Nasdaq Proposal

At the extraordinary general meeting, Keyarch shareholders will be asked to consider and approve the Nasdaq Proposal, to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of ZOOZ’s issued and outstanding ordinary shares, in connection with the Business Combination. Please see the section entitled “Proposal No. 3 – The Nasdaq Proposal.”

The Adjournment Proposal

If Keyarch is unable to consummate the Business Combination at the time of the extraordinary general meeting for any reason, the chairman presiding over the extraordinary general meeting may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal No. 4 —The Adjournment Proposal.”

Cross-Conditioning of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal

The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal, which we refer to as the Condition Precedent Proposals, at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal so none of them can be adopted unless all three are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Date, Time and Place of Extraordinary General Meeting of Keyarch’s Shareholders

The extraordinary general meeting will be held at [●], Eastern time, on [●], 20[●], via live webcast at https://[●] [●], or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

Keyarch shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Keyarch ordinary shares at the close of business on [●], 20[●], which is the Record Date for the extraordinary general meeting. Keyarch shareholders will have one vote for each share of Keyarch ordinary shares owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Keyarch warrants do not have voting rights. On the Record Date, there were [●] shares of Keyarch ordinary shares outstanding, of which [●] were public shares with the rest being held by the initial shareholders and their respective affiliates (including the Sponsor).

Redemption Rights

Pursuant to the Existing Keyarch Charter, a holder of public shares may demand that Keyarch redeem such shares for cash if the Business Combination is consummated; provided that Keyarch will only redeem public shares so long as (after such redemption), Keyarch’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), or of any entity that succeeds Keyarch as a public company (such as ZOOZ), will be at least $5,000,001 of net tangible assets immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement.

Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to Keyarch’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Holders of public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such public shares as of the Record Date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be redeemed. If a holder of public shares properly demands redemption, delivers his, her or its shares to Keyarch’s transfer agent as described above, and the Business Combination is consummated, Keyarch will redeem each public share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the extraordinary general meeting. It is anticipated that this would amount to approximately $[●] per share. If a holder of public shares exercises his, her or its redemption rights, then it will be exchanging its shares of Keyarch ordinary shares for cash and will not become a shareholder of ZOOZ. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Keyarch Shareholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Pursuant to the Sponsor Letter, Keyarch’s Sponsor, directors and executive officers have waived their right to redeem any shares of Keyarch ordinary shares that they own in connection with Keyarch shareholder approval of the Business Combination, any proposed amendment to the Existing Keyarch Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any Keyarch public shares that they own or may acquire in Keyarch fails to consummate a business combination within the time frame required by the Existing Keyarch Charter).

Holders of Keyarch warrant and holders of Keyarch Rights in each case do not have redemption rights with respect to such securities.

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Appraisal Rights

Keyarch shareholders and Keyarch warrant holders may have appraisal rights in connection with the Transactions under the Cayman Companies Law. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Keyarch Shareholders—Appraisal Rights.”

Keyarch’s Board of Directors’ Reasons for the Business Combination

Keyarch’s board of directors, in evaluating the Business Combination, consulted with Keyarch’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the Transactions are advisable and in the best interests of Keyarch and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination and the Transactions, Keyarch’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Keyarch’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Keyarch’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Keyarch’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

In approving the Business Combination, Keyarch’s board of directors relied on a fairness opinion issued by Newbridge dated July 30, 2023. The officers and directors of Keyarch also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Keyarch’s officers and directors have substantial experience with mergers and acquisitions.

Keyarch’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions. Keyarch’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

Keyarch’s board of directors concluded that the potential benefits that it expected Keyarch and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Keyarch’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Keyarch and its shareholders. See the section of this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Keyarch’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of Keyarch’s board of directors to vote in favor of approval of the Business Combination Proposal, shareholders should keep in mind that the Sponsor and Keyarch’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Keyarch’s shareholders generally. These interests are as follows:

●

If the Business Combination, or another business combination, is not consummated by July 27, 2024 (or such earlier date as may be determined by the Keyarch Board, or such later time as the shareholders of Keyarch may approve in accordance with the Keyarch Articles or a resolution of its shareholders passed pursuant to applicable law), then Keyarch will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Keyarch to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of Keyarch’s remaining shareholders and the Keyarch Board, dissolve and liquidate, subject in each case to Keyarch’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

●	The Sponsor does not sponsor any other special purposes acquisition company other than Keyarch. As described further below, the Keyarch Existing Charter waives the doctrine of corporate opportunities and each of the Sponsor and Keyarch’s directors and officers may become, affiliated with entities that are engaged in a similar business to Keyarch’s business, and the Sponsor and Keyarch’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies or blank check companies prior to Keyarch completing its initial business combination. Although the Keyarch Board determined no Keyarch director or officer has a material interest in conflict with Keyarch interests relating to a search for an acquisition candidate for Keyarch (as further described below), the Keyarch Existing Charter provides that the Sponsor and Keyarch’s officers and dirctors have no duty to refrain from engaging in similar lines of business except to the extent expressly assumed by contract, nor to present any corporate opportunity to Keyarch, unless such opportunity is expressly offered to an officer or director of Keyarch in his or her capacity as a director or officer of Keyarch and such opportunity is one that Keyarch is permitted to complete on a reasonable basis (see “Risk Factors – The Existing Keyarch Charter has waived the corporate opportunities doctrine and so the Sponsor and Keyarch’s officers and directors may be affiliated with entities engaged in business activities similar to those conducted by Keyarch and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented”).

●

The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination and issuance of the Earnout Shares and the Sponsor’s receiving all of the Sponsor Earnout Shares (and assuming that the Earnout fully occurred), is estimated to comprise approximately 13.3% of outstanding ZOOZ ordinary shares in a No Redemption Scenario, 13.7% of outstanding ZOOZ ordinary shares in an Interim Redemption Scenario, and 14.1% of outstanding ZOOZ ordinary shares in a Maximum Redemption Scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Keyarch, ZOOZ and the Combined Company” for more information).

●

The Sponsor paid an aggregate of approximately $25,000 for the Founder Shares, which are currently held by the Sponsor and the Artemis Anchor Investors and their permitted transferees, of which 1,755,000 remains held by the Sponsor or its affiliates (after giving effect to the Sponsor Earnout Shares, which are not held by the Sponsor immediately following the Closing) and the market value of such shares as of February 12, 2024 (assuming they are valued at the same price as the public shares) was approximately $19,182,150, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination, and if Keyarch does not complete an initial business combination, these Founder Shares will expire worthless.

●

The Sponsor paid an aggregate of approximately $4,905,000 for the 490,500 Private Placement Units in connection with the Keyarch IPO, at a price of $10.00 per unit, the market value of such securities (including the private placement warrants and private placement rights issued as part of those units as having the assumed value of the Keyarch warrants and the Keyarch Rights, respectively) as of February 12, 2024 was approximately $5,436,702, and such securities should have a $531,702 higher value than the price paid described above at the time of the Business Combination.

●

The Sponsor and Initial Shareholders and each of their permitted transferees, including Keyarch’s officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (but not public shares) held by them if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if Keyarch is unable to consummate a business combination by that time, those shares would expire worthless.

●

The Sponsor and Initial Shareholders, and each of their permitted transferees, including Keyarch’s officers and directors, have waived their redemption rights with respect to any Founder Shares, Private Placement Shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles), which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver.

●

The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in Keyarch and ZOOZ after the Business Combination, even if other holders of Keyarch ordinary shares experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.009 per share.

●

Keyarch has issued Promissory Notes, as of the date of this proxy statement/prospectus, in an aggregate principal amount of $2,180,000. (Other than these Promissory Notes, as of such date, there are no loans extended, fees due to or out-of-pocket expenses for which the Sponsor or its affiliates are awaiting reimbursement from Keyarch). Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination by Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the Promissory Notes, but no proceeds held in the Trust Account would be used to repay these Promissory Notes.

●

In summation of the foregoing, the aggregate dollar amount that the Sponsor, Initial Shareholders and their affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $26,798,852, as of February 12, 2024, which amount includes the current value of securities held (assuming that the current value of each of the securities held whether publicly traded Keyarch ordinary shares, or Private Placement Shares, or private placement warrants or private placement rights, are in each case valued at the current price of Keyarch ordinary shares, Keyarch warrants and Keyarch Rights, respectively) and consisting of (i) the Founders Shares (including the Sponsor Earnout Shares), and (ii) the Private Placement Units purchased in connection with the IPO, and (iii) the Promissory Notes.

As a result of the foregoing the Sponsor, officers and directors of Keyarch, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of Keyarch rather than liquidate.

Recommendation to Keyarch Shareholders

Keyarch’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Keyarch and its shareholders and recommended that Keyarch shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Nasdaq Proposal and, if presented, “FOR” the Adjournment Proposal.

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Material U.S. Federal Income Tax Considerations

For a description of material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of Keyarch ordinary shares and the ownership and disposition of ZOOZ ordinary shares and/or ZOOZ warrants, please see “Material U.S. Federal Income Tax Considerations”.

Certain Material Israeli Tax Considerations

The Business Combination is a taxable event in Israel. Generally, the Keyarch shareholders and holders of Keyarch warrants that are not residents of Israel should, under certain conditions, be entitled to an exemption from Israeli tax while those that are Israeli residents may be taxed on any capital gains resulting from the exchange of their Keyarch ordinary shares and/or the Keyarch warrants. ZOOZ, Merger Sub, their respective affiliates, and any other person making a payment under the Business Combination Agreement (including the issuance of shares and/or warrants as consideration under the Business Combination Agreement) is required to deduct and withhold tax from the consideration payable by them under the Business Combination Agreement in accordance with applicable legal requirements. Keyarch applied for a tax ruling from the ITA exempting ZOOZ, Merger Sub and their respective agents from any obligation to withhold Israeli tax from such consideration payable or otherwise deliverable to certain Keyarch shareholders and holders of Keyarch warrants and deferring the taxable event to the time of the sale of the shares or warrants by such holders, as described below. Such ruling has not been issued yet. We sometimes refer to such tax ruling as the WHT Ruling. Any Keyarch stockholder and holder of Keyarch warrants that is covered by the ruling may exclude itself from the WHT Ruling by submitting a capital gain report to the ITA within 30 days after the closing of the Business Combination. In such a case, the ruling will not be applicable and, instead, relevant Israeli withholding tax laws will apply. Pursuant to the terms of the WHT Ruling (if obtained), the ruling will apply to each Keyarch stockholder and holder of Keyarch warrants that meets all of the following requirements: (1) it acquired all of its equity interests in Keyarch in or following Keyarch’s initial public offering on Nasdaq; (2) it holds less than 5% of Keyarch ordinary shares; (3) it is not a registered shareholder; (4) it is not a “relative” (as defined under Section 88 of the Israeli Income Tax Ordinance New Version, 1961, or the “Ordinance”) of a registered shareholder; (5) it is not an Israeli resident “officer” (as defined under the Israeli Securities Law) in Keyarch; and (6) it did not receive any other tax ruling issued by the ITA in connection with its Keyarch equity interests, or is subject to other tax arrangement, that may contradict the terms and conditions of the WHT Ruling (if obtained). Regarding Keyarch shareholders and holders of Keyarch warrants that will not be covered under the WHT Ruling (if obtained), (1) any Keyarch stockholder or holder of Keyarch warrants that owns at least 5% of Keyarch ordinary shares will be subject to tax withholding in Israel, unless an exemption certificate from the ITA (or other declaration or ruling as detailed in “Certain Material Israeli Tax Considerations”) is provided by such Keyarch stockholder or holder of Keyarch warrants and (2) a Keyarch stockholder or holder of Keyarch warrants that owns less than 5% of Keyarch ordinary shares will be subject to tax withholding in Israel unless a valid declaration has been provided by such Keyarch stockholder or holder of Keyarch warrants that it is not and has never been an Israeli tax resident, that it does not and has never maintained a permanent establishment in Israel, and that it is not a direct or indirect holder of 5% or more of Keyarch ordinary shares.

For a description of such tax ruling and certain other material Israeli tax consequences of the ownership and disposition of ZOOZ ordinary shares and/or ZOOZ warrants, please see “Certain Material Israeli Tax Considerations”.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.

The Recapitalization of ZOOZ (i.e. a reverse share split based on the Conversion Ratio of approximately 11.4372 existing ZOOZ ordinary shares for each recapitalized ZOOZ ordinary shares as of the date of this proxy statement/prospectus based on the Recapitalization Assumptions).

In addition, the Pre-Closing ZOOZ Shareholders have the right to receive additional ZOOZ ordinary shares (the Earnout Shares) if certain Gross Revenue or share price thresholds are achieved within five years of the Closing, as detailed elsewhere in this proxy statement/prospectus. The earnout shares are considered indexed to ZOOZ’s own share and are classified within equity in the unaudited condensed combined proforma financial information.

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2.	The merger of Keyarch with Merger Sub results in the exchange of shares of Keyarch ordinary shares held by Keyarch shareholders for newly issued ZOOZ ordinary shares on a one-to-one basis. The merger is not within the scope of ASC 805 (“Business Combinations”) because Keyarch does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of ZOOZ ordinary shares issued and the fair value of Keyarch’s identifiable net assets should be recorded as additional paid-in capital.

3.	As part of the Transactions, each Keyarch Warrant will become a ZOOZ warrant. Accordingly, such warrants will be classified as liability.

It has been determined that ZOOZ will be the accounting acquirer based on evaluation of the following facts and circumstances:

●	ZOOZ is not expected to have controlling shareholders immediately after the consummation of the Transactions and ZOOZ’s existing shareholders may have the greatest voting interest in the Combined Company as of the Closing under the likely Redemption and Maximum Redemption Scenarios (as described below).
●	Pursuant to the Business Combination Agreement, the Post-Closing Board will consist of seven directors, out of which ZOOZ will designate prior to Closing three and two additional individuals will be mutually agreed upon by ZOOZ and Keyarch prior to Closing. It should be noted that with respect to the Post-Closing Board, as the directors are appointed by the general meeting by a simple majority, Keyarch shareholders will not have the ability to unilaterally appoint any board member.
●	ZOOZ’s senior officer and management will be the senior officer and management of the Combined Company following the Closing of the Transactions.
●	ZOOZ’s is the larger entity based on historical operating activity and has the larger employee base.
●	Although in a No Redemption scenario Keyarch’s existing shareholders have 50.3% of outstanding shares of the Combined Company immediately upon Closing, for purposes of the anticipated accounting treatment for the Business Combination, ZOOZ is considered the accounting acquirer due to the reasons above (i.e, management, board structure, size) and also since it has used a likely scenario for shareholdings as of the Closing, pursuant to which it determined, based on industry data and past practice, that redemptions of Keyarch public shares in the extraordinary general meeting or prior to Closing, would exceed greater than one-half of a one percent (e.g., greater than 0.4%) and result in ZOOZ’s existing shareholders having the greatest voting interest in the Combined Company.

Comparison of Rights of Shareholders of Keyarch and Shareholders of ZOOZ

If the Business Combination is successfully completed, holders of Keyarch ordinary shares will become holders of ZOOZ ordinary shares and their rights as shareholders will be governed by ZOOZ’s organizational documents. There are also differences between the laws governing Keyarch, a Cayman Islands exempted company, and ZOOZ, an Israeli company. Please see “Comparison of Rights of ZOOZ Shareholders and Keyarch Shareholders” for more information.

Emerging Growth Company

Each of Keyarch and ZOOZ is, and consequently, following the Business Combination, ZOOZ will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, ZOOZ will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find ZOOZ’s securities less attractive as a result, there may be a less active trading market for ZOOZ’s securities and the prices of ZOOZ’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ZOOZ has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ZOOZ, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ZOOZ’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

ZOOZ will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which ZOOZ ordinary shares were offered in exchange for Keyarch ordinary shares in connection with the Transactions, (b) in which ZOOZ has total annual gross revenue of at least $1.235 billion, or (c) in which ZOOZ is deemed to be a large accelerated filer, which means the market value of ZOOZ’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which ZOOZ has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

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Foreign Private Issuer Status

ZOOZ is a company organized under the laws of the State of Israel. After the consummation of the Business Combination, ZOOZ will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to ZOOZ on June 30, 2024. Even after ZOOZ no longer qualifies as an emerging growth company, for so long as ZOOZ qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies,

ZOOZ will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, ZOOZ intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information ZOOZ is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, ZOOZ shareholders will receive less or different information about ZOOZ than a shareholder of a U.S. domestic public company would receive.

After the consummation of the Business Combination, ZOOZ expects to be listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as ZOOZ to follow the corporate governance practices of its home country. Certain corporate governance practices in Israel, which is ZOOZ’s home country, may differ significantly from Nasdaq listing standards.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. For example, for so long as ZOOZ retains its foreign private issuer status, officers, directors and principal shareholders of ZOOZ will not be subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. Thus, even at such time as ZOOZ no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

Regulatory Matters

The Business Combination is subject to the following federal or state regulatory requirement or approvals:

-	filings in the Cayman Islands necessary to effectuate the Business Combination.

-	The consummation of the transactions contemplated by the Business Combination Agreement shall require the ISA and TASE approvals with respect to offering and the issuance of the Earnout Shares as part of the Israeli Prospectus.

-	ZOOZ is required to obtain an approval from the Israel Innovation Authority (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS) (the “IIA”) with respect to the public offering of ZOOZ’s securities prior to the Closing of the Business Combination.

-	ZOOZ is required to notify the IIA regarding the change of the ownership in ZOOZ’s share capital accompanied, by IIA undertakings as due, in accordance with the Israel Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, the regulations promulgated thereunder and the IIA applicable rules and guidelines, including the terms of the specific grants received from the IIA (the “Innovation Law”) and the IIA directives.

-	ZOOZ is required to notify, within 30 days as of the Closing, the Ministry of Economy with respect to any change in the structure of ZOOZ, all in accordance with 5.12 Director General Order which ZOOZ is subject to pursuant to that certain Approval Letter – Gateway Program for International Marketing from the Israeli Ministry of Economy and Industry, dated October 27, 2019.

-	ZOOZ is required to notify the Israeli Ministry of Energy and Infrastructure and obtain its approval for the transactions contemplated under the Business Combination Agreement in accordance with that certain Project Support and Investment Agreement by and between the Company and the Energy Ministry, dated December 21, 2016.

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Summary Risk Factors

ZOOZ’s business and its ability to execute its strategy, the proposed Merger, and any investment in the securities of ZOOZ after the Transactions and the decision of the Keyarch public shareholders whether to have their Keyarch ordinary shares redeemed, are subject to risks and uncertainties, many of which are beyond Keyaech’s or ZOOZ’s control and will be beyond the control of the combined company. You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Such risks include, but are not limited to:

●	ZOOZ’s limited operating history and evolving business model make it difficult for you to evaluate its business and future prospects.

●	ZOOZ has identified material weaknesses in its internal control over financial reporting and if it is unable to remediate these material weaknesses, or identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may impair ZOOZ’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations.

●	ZOOZ’s management has determined that substantial doubt exists abouts about the continued existence of ZOOZ as a “going concern”. The report of ZOOZ’s independent registered public accounting firm includes a going concern qualification.

●	Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ZOOZ’s products.

●	Delays in deployment of public ultra-fast charging infrastructure may limit the need and urgency for ZOOZ’s products.

●	Market education regarding the concept and value of power boosters is still in process and may not materialize as anticipated by ZOOZ, or at all.

●	ZOOZ’s market penetration is partially related to government and other public incentive plans supporting charging infrastructure, changes or reductions on those, which are in turn subject to political, economic, and environmental factors which are beyond ZOOZ’s control.

●	ZOOZ has gained limited experience in a small number of territories, which include Israel, Germany and the U.S. ZOOZ’s failure to expand its geographic footprint and to build scalable and robust processes could harm its prospects for growth and profitability, and ZOOZ may never successfully do so or achieve or sustain profitability.

●	ZOOZ faces risks related to the growth rate and the global expansion of its business, including worldwide or regional economic conditions, exchange rate fluctuations, adverse changes in EV and/or power booster market conditions and the competitiveness of the market.

●	ZOOZ may experience difficulties in managing its growth and expanding its operations, as it needs to continue to improve its operational, financial and management controls, compliance programs and reporting systems, including its compliance programs, privacy, cybersecurity and anti-corruption and financial controls, and may not be successful in doing so.

●	ZOOZ currently faces competition from a number of companies, mainly specialized platform providers for residential or commercial and industrial applications, and expect to face significant competition in the future as the market for the EV high power charger develops.

●	ZOOZ relies on a limited number of suppliers and manufacturers for its products, some of which provide ZOOZ with custom-designed components and sub-systems. A loss of any of these key suppliers and manufacturers could negatively affect ZOOZ’s business.

●	Increases in costs, disruption of supply, or shortage of materials, have harmed and could harm ZOOZ’s business again in the future.

●	ZOOZ’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future.

●	ZOOZ is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

●	The EV and flywheel-based energy storage market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs, EV charging stations and flywheel-based storage systems. The reduction, modification, or elimination of such benefits, or any delay in payment could cause reduced demand for ZOOZ’s products or delay their purchase or production, which would adversely affect ZOOZ’s financial results.

●	ZOOZ is dependent on its founders; the loss of their services and ZOOZ’s failure to hire additional qualified key personnel could harm ZOOZ’s business.

●	Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which ZOOZ operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, ZOOZ’s policies and operations.

●	ZOOZ may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its technology or products. ZOOZ’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

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●	In addition to patented technology, ZOOZ relies on its unpatented proprietary technology, trade secrets, processes and know-how, which it may not be able to protect.

●	Technology failures or cyberattacks on ZOOZ’s technology systems or ZOOZ’s ineffective response to technology failures or cyberattacks could disrupt ZOOZ’s operations and negatively impact its reputation, business, financial condition, or results of operations.

●	Interruption, interference with or failure of ZOOZ’s information technology and communications systems could hurt its ability to effectively offer its products, which could damage its reputation and harm its operating results.

●	ZOOZ may be exposed to liability if it fails to comply with the provisions of the U.S. Foreign Corrupt Practices Act and other U.S. and foreign anti-corruption anti-money laundering, privacy, export control, sanctions, and other trade laws and regulations.

●	Conditions in the Middle East and in Israel, including the current Gaza conflict that started in the fourth quarter of 2023, may adversely affect ZOOZ’s operations.

●	Because Keyarch’s Sponsor, officers and directors will lose their entire investment in Keyarch if the Merger or an alternative business combination is not completed, Keyarch’s directors may have a conflict of interest in approving the merger with ZOOZ.

●	If, following the Merger, U.S. securities or industry analysts do not publish or cease publishing research or reports about ZOOZ, its business, or its market, or if they change their recommendations regarding the ZOOZ ordinary shares adversely, then the price and trading volume of the ZOOZ ordinary shares on the Nasdaq could decline.

●	The U.S. market price for the ZOOZ ordinary shares may be depressed by the terms of any financing which is likely to result in significant dilution or, if ZOOZ requires, but is not able to obtain necessary financing, by its failure to obtain necessary financing.

●	If there are significant redemptions of Keyarch public shares, the public float of the ZOOZ ordinary shares on the Nasdaq following the completion of the Merger will be thin, which may result in significant volatility on the Nasdaq with the purchase or sale of a small number of shares having a disproportionate effect on the market price for the ZOOZ shares on the Nasdaq.

●	The future grant and exercise of registration rights and sale by ZOOZ shareholders of their ZOOZ ordinary shares, including shares by shareholders subject to lock-ups upon expiration of their lock-ups, may adversely affect the market price of ZOOZ ordinary shares on the Nasdaq.

●	Approximately 82.3% of the Keyarch public shares were redeemed in connection with the Keyarch Extension, and to the extent there are further significant redemptions, the ability of Keyarch to close the Merger may be materially impaired.

●	Keyarch and ZOOZ each have the right to terminate the Business Combination Agreement, which may affect the decision of Keyarch shareholders to approve the Business Combination Agreement.

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SELECTED HISTORICAL FINANCIAL DATA OF ZOOZ

Information as of June 30, 2023, and for the six month period ended June 30, 2023 and 2022, has been derived from ZOOZ’s un audited financial statements appearing elsewhere in this proxy statement/prospectus

Information as of December 31, 2022 and 2021 and the years then ended has been derived from ZOOZ’s audited financial statements appearing elsewhere in this proxy statement/prospectus. The information should be read in conjunction with “ZOOZ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and ZOOZ’s financial statements.

ZOOZ’s historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the performance that may be expected in the future.

U.S. Dollars in thousands, except share and per share data

Statements of Operations Data:

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022	Year ended December 31, 2022	Year ended December 31, 2021

Revenues	$784	-	$-	$-
Operating loss	5,708	2,499	8,202	4,538
Net loss	5,402	2,247	$7,825	$4,581
Net loss per ordinary share attributable to ordinary shareholders (basic and diluted)	(0.08)	(0.06)	$(0.13)	$(0.2)
Weighted-average ordinary shares used in computing Loss per ordinary share attributable to ordinary shares: Basic and Diluted	67,619	38,233	59,084	23,100

Balance Sheet Data:

	June 30, 2023	December 31, 2022	December 31, 2021

Current assets	$17,209	$22,933	$6,721
Working capital	13,596	20,013	1, 604
Accumulated deficiency	(40,828)	(35,426)	(27,601)
Shareholders’ Equity	15,248	21,261	2.681

Cash Flow Data:

	For the Six Months Ended June 30, 2023	For the Six Months Ended June 30, 2022	Year ended December 31, 2022	Year ended December 31, 2021

Net cash used in operating activities	$(5,808)	$(4,357)	$(10,547)	$(6,085)
Net cash used in investing activities	(583)	(421)	(500)	(298)
Net cash provided by financing activities	$-	$27,870	$27,870	$7,645

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SELECTED HISTORICAL FINANCIAL INFORMATION OF KEYARCH

The following tables set forth selected historical financial information derived from Keyarch’s audited financial statements, as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and the period from April 23, 2021 (inception) to December 31, 2021, respectively, and Keyarch’s unaudited financial statements as of June 30, 2023, and for the nine months ended September 30, 2023 and September 30, 2022, in each case included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with Keyarch’s financial statements and related notes and the sections entitled “Keyarch’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2022	For the Period from April 23, 2021 (inception) until December 31, 2021
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Income Statement Data:
General and administrative expenses	$2,090,452	$677,176	$860,419	$11,632
Total Expenses	2,090,452	677,176	860,419	11,632
Loss from operations	(2,090,452)	(677,176)	(860,419)	(11,632)

Other income
Bank interest income	3,179	1,005	2,222	—
Income earned on investment held in Trust Account	3,318,517	699,084	1,701,869	—

Net profit (loss)	$1,231,244	$22,913	$843,672	$(11,632)

Weighted average shares outstanding, redeemable ordinary shares	9,261,100	10,338,828	10,631,507	—
Basic and diluted net profit per share, redeemable ordinary shares	$0.20	$0.42	$0.49	$—
Basic weighted average shares outstanding, non-redeemable ordinary shares	3,620,000	3,566,117	3,579,699	2,612,253
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.17)	$(1.22)	$(1.21)	$(0.00)

	September 30, 2023	December 31, 2022	December 31, 2021
	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Investment held in Trust Account	$25,434,156	$117,851,869	$—
Total assets	25,708,737	118,133,929	943,146
Total liabilities	2,335,197	165,403	927,978
Class A ordinary shares subject to possible redemption (2,377,318 at value of $10.70 and 11,500,00 $10.25 per share as of September 30, 2023 and December 31, 2022, respectively).	25,434,156	117,851,869	—
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; 3,619,999 and 745,000 shares issued and outstanding (excluding 2,377,318 and 11,500,000 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively, and 200,000 shares issued and outstanding as of December 31, 2021	362	75	20
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; one share issued and outstanding as of September 30, 2023 and 2,875,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	287	287
Total shareholders’ (Deficit)/Equity	$(2,060,616)	$116,657	$15,168

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UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

Introduction

We are providing the following unaudited condensed combined pro forma financial information to aid you in your analysis of the financial aspects of the Business Combination. Unless the context otherwise requires, the terms “we,” “us,” “our,” “ZOOZ,” and the “Company” refers to ZOOZ Power Ltd. following the Closing Date, and references to “Keyarch” refer to Keyarch Acquisition Corporation at or prior to the Closing Date.

Keyarch is a blank check company incorporated in Delaware. Keyarch was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. As of June 30, 2023, there was approximately $120 million held in the Trust Account. As of the date of this proxy statement/prospectus, and following the redemptions related to the Keyarch Extension, there is approximately $22 million held in the Trust Account.

ZOOZ was incorporated in the State of Israel on February 5, 2013. ZOOZ is engaged in developing, manufacturing, marketing and selling of energy storage solutions for EVs. The system is based on kinetic storage using flywheels. ZOOZ is headquartered in Lod, Israel.

The unaudited condensed combined pro forma financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited condensed combined pro forma financial information presents the pro forma effects of the Business Combination (collectively, the “Transactions”).

The Unaudited Condensed Combined Pro Forma Financial Statements

The following unaudited condensed combined pro forma balance sheet as of June 30, 2023, assumes that the Transactions had been completed on June 30, 2023. The unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2023, and for the year ended December 31, 2022 assumes that the Transactions had been completed on January 1, 2022.

Management has made estimates and assumptions in its determination of the pro forma transaction accounting adjustments. As the unaudited condensed combined pro forma financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma transaction accounting adjustments reflecting the completion of the Transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed combined pro forma financial information.

The unaudited condensed combined pro forma financial statements do not necessarily reflect what ZOOZ’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited condensed combined pro forma financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Keyarch was derived from the unaudited financial statements of Keyarch as of and for the six months ended June 30, 2023, which are included in this proxy statement/prospectus.

The historical financial information of Keyarch was derived from the audited financial statements of Keyarch as of and for the twelve months ended December 31, 2022, which are included in this proxy statement/prospectus.

The historical financial information of ZOOZ was derived from the unaudited condensed financial statements of ZOOZ as of June 30, 2023 and for each of the six months ended June 30, 2023 and 2022, which are included in this proxy statement/prospectus.

The historical financial information of ZOOZ was derived from the audited condensed financial statements of ZOOZ as of and for the twelve months ended December 31, 2022, which are included in this proxy statement/prospectus.

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Under the No Redemption, Interim Redemption and Maximum Redemption Scenarios, the Transactions will be accounted for as Recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. It has been determined that ZOOZ will be the accounting acquirer based on evaluation of the following facts and circumstances:

● ZOOZ is not expected to have a controlling shareholder immediately after the consummation of the Transactions and certain of ZOOZ’s existing shareholders may have the greatest voting interest in the Combined Company under the No Redemption, Interim Redemption and Maximum Redemption Scenarios.

● Pursuant to the Business Combination Agreement, the Post-Closing Board will consist of seven directors, out of which ZOOZ will designate prior to Closing three and two additional individuals will be mutually agreed upon by ZOOZ and Keyarch prior to Closing, i.e. the majority of the Post-Closing Board will be designated by ZOOZ.

● ZOOZ’s senior management will be the senior management of the Combined Company following the Closing of the Transactions.

● ZOOZ’s is the larger entity based on historical operating activity and has the larger employee base.

The unaudited condensed combined pro forma financial statements are presented in three scenarios:

● No Redemption Scenario – assumes that the Transaction Financing in the total amount of $13 million is consummated and that Keyarch shareholders do not elect to redeem any additional Class A common shares for a pro rata portion of cash in the Trust Account;

● Interim Redemption Scenario – assumes that the Transaction Financing in the total amount of $13 million is consummated and that in connection with the Transactions, some Keyarch public shareholders will exercise their redemption rights with respect to approximately 36.5% of Keyarch’s outstanding public shares (after giving a partial effect to the redemptions made in connection with the Keyarch Extensions), which is 50% of the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Transactions pursuant to the Business Combination Agreement; and

● Maximum Redemption Scenario – assumes that the Transaction Financing in the total amount of $13 million is consummated and that in connection with the Transactions, Keyarch public shareholders will exercise their redemption rights with respect to approximately 73.05% of Keyarch’s outstanding public shares (after giving effect to the redemptions made in connection with the Keyarch Extensions), which is the maximum permitted amount of redemptions while still satisfying the conditions to the consummation of the Transactions pursuant to the Business Combination Agreement.

The unaudited condensed combined pro forma financial information is qualified in its entirety by reference to, and should be read together with ZOOZ’s and Keyarch’s audited financial statements and related notes, included in this proxy statement/prospectus, as well as “ZOOZ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus.

Description of the Transactions

On July 30, 2023, Keyarch entered into the Business Combination Agreement with ZOOZ and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, Keyarch will become a wholly-owned subsidiary of ZOOZ, with the holders of securities of Keyarch becoming holders of securities of ZOOZ.

Pursuant to the Business Combination Agreement, at the Closing of the Transactions, and following the Recapitalization, (i) Merger Sub will merge with and into Keyarch, with Keyarch continuing as the surviving entity in such merger (the “Surviving Company”) and a wholly owned subsidiary of ZOOZ (the “Merger”); (ii) the outstanding ordinary shares of Keyarch (including Class A ordinary shares that are not redeemed or converted in the redemption of Keyarch’s public shareholders and Class B ordinary shares) will be converted into ZOOZ ordinary shares on a one-for-one basis (the “SPAC Shares Merger Consideration”); (iii) each outstanding Keyarch public warrant and Keyarch private warrant, including all Keyarch private warrants and Keyarch public warrants that were included in the Keyarch private units and Keyarch public warrants, respectively, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall become and be converted into the right to receive a ZOOZ warrant (on a one-for-one basis) to purchase an equal number of ZOOZ ordinary shares at an exercise price equal to the exercise price of the applicable Keyarch warrants, with the public or private nature of the applicable Keyarch warrants being preserved in the ZOOZ warrants, (such conversions, together with the SPAC Shares Merger Consideration, the “Merger Consideration”); (iv) ZOOZ, as the sole shareholder of Merger Sub, will become the sole shareholder of Keyarch; and (v) the memorandum and articles of association of Keyarch shall be amended and restated in form and substance appropriate for a private entity to be mutually agreed by ZOOZ and Keyarch prior to the effectiveness of the Registration Statement.

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Prior to the Closing, but subject to the completion of the Closing, ZOOZ will consummate the Recapitalization pursuant to which (i) each outstanding ZOOZ warrant (except for the Continuing Warrants) will be exercised in accordance with their respective terms and (ii) each then-outstanding ZOOZ ordinary share shall become and be converted into such number of ZOOZ ordinary shares as is determined by multiplying (1) such ZOOZ ordinary share by (2) the quotient obtained by dividing (A) $60,000,000, by (B) $10.00, and subsequently dividing such quotient by (C) the sum of (i) the number of ZOOZ ordinary shares then outstanding, and (ii) without duplication, the number of ZOOZ ordinary shares issuable upon the exercise of all then-outstanding (x) ZOOZ Continuing Warrants (other than any ZOOZ Continuing Warrants which are listed in the Business Combination Agreement), which shall be calculated on a net exercise basis, and (y) outstanding ZOOZ options to purchase ZOOZ ordinary shares, the exercise price of which (after the Recapitalization) is lower than or equal to $10.00 (such options are the ZOOZ Converted Options), which shall be calculated on a net exercise basis, such that following such Recapitalization, the ZOOZ ordinary shares shall be valued at $10.00 per share having a total value of $60,000,000, on a fully-diluted basis. In addition, as a result of the Recapitalization, each ZOOZ Continuing Warrant and each ZOOZ Continuing Option which has not been exercised prior to the Recapitalization shall be adjusted to reflect the Conversion Ratio. The equity value of ZOOZ will be based on a total pre-Transactions equity value of ZOOZ on a fully-diluted basis of $60,000,000. The Business Combination Agreement does not provide for any purchase price adjustments.

In addition, up to an additional 4,000,000 ZOOZ ordinary shares (the “Earnout Shares”) will be issuable to the Pre-Closing ZOOZ Shareholders as earnout consideration, contingent on the achievement of certain earnout milestones based on the price of ZOOZ ordinary shares or ZOOZ’s Gross Revenue during the Earnout Period. The Earnout Shares will be allocated on a pro rata basis among the Pre-Closing ZOOZ Shareholders upon conversion of non-tradable, non-assignable rights (the “Earnout Rights”) to be issued by ZOOZ pro rata among such Pre-Closing ZOOZ Shareholders as soon as reasonably practicable prior to the Closing and the receipt of all required approvals for such issuance from applicable governmental authorities, including the ISA and the TASE. Subject to ZOOZ achieving the applicable milestone(s) in accordance with the terms detailed in the Business Combination Agreement, each such Earnout Right will be convertible into ZOOZ ordinary shares on a one-for-one basis (with the number of issuable Earnout Shares subject to adjustment based on share splits, reorganizations, recapitalizations and similar adjustments). Twenty-five (25%) of the Earnout Shares will be issuable if, during the Earnout Period, either (a) the Company’s gross revenue on a basis, including financing revenue, is at least $10 million for any four fiscal quarters withing a consecutive five fiscal quarter period or (b) the volume weighted average price of the Company Ordinary Shares for twenty trading days in any thirty consecutive trading day period (“VWAP”) equals or exceeds $12.00. Thirty-five (35%) of the Earnout Shares will be issuable if, either the Company’s gross revenue as described above in clause (a) is at least $10 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the First Earnout Milestone Achievement Date or, during the Earnout Period, the VWAP as described above in clause (b) equals or exceeds $16.00. The remaining forty percent (40%) of the Earnout Shares will be issuable if, either the Company’s gross revenue as described above in clause (a) is at least $15 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the Second Earnout Milestone Achievement Date or, during the Earnout Period, the VWAP as described above in clause (b) equals or exceeds $23.00.

The Transactions are comprised of a series of transactions pursuant to the Business Combination Agreement, as described in this proxy statement/prospectus. For accounting purposes, the Transactions will be effectuated by three main steps:

1)	The Recapitalization of ZOOZ (i.e. a reverse share split based on the Conversion Ratio of approximately 11.4372 existing ZOOZ ordinary shares for each recapitalized ZOOZ ordinary as of the date of this proxy statement/prospectus based on the Recapitalization Assumptions).

2)	The merger of Keyarch with Merger Sub results in the exchange of shares of Keyarch ordinary shares held by Keyarch shareholders for newly issued ZOOZ ordinary shares on a one-to-one basis. The merger is not within the scope of ASC 805 (“Business Combinations”) because Keyarch does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of ZOOZ ordinary shares issued and the fair value of Keyarch’s identifiable net assets should be recorded as additional paid-in capital.

3)	As part of the Transactions, each Keyarch warrant will become a ZOOZ warrant. The exercise price of Keyarch warrants is denominated in U.S. dollar, which differs from the ZOOZ’s functional currency. Accordingly, such warrants will be classified as liability.

Keyarch Extensions

On July 20, 2023, Keyarch held an extraordinary general meeting in lieu of an annual general meeting of shareholders, during which Keyarch’s shareholders approved an amendment to the Keyarch Articles (i) to extend the date by which Keyarch has to consummate an initial business combination from July 27, 2023 to October 27, 2023, and to allow Keyarch’s board of directors, without another shareholder vote, to elect to further extend such date on a monthly basis up to three (3) times until January 27, 2024, or such earlier date as determined by Keyarch’s board of directors, and (ii) to provide for the right of a holder of Class B ordinary shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the Business Combination at the option of such holder. In connection with the First Extension, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230.

On January 19, 2024, Keyarch held an extraordinary general meeting of shareholders, at which Keyarch’s shareholders approved a second amendment to the Keyarch Articles to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate an initial business combination from January 27, 2024 to July 27, 2024 (or such earlier date as determined by the Board). In connection with the Second Extension, the holders of 337,446 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.

Following such redemptions, Keyarch has 2,039,872 Public Shares issued and outstanding. The amount in the Trust Account as of January 31, 2024 was approximately $22,291,147, or approximately $10.91 per Public Share.

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Effect of Recapitalization

The below table illustrates the change in legacy ZOOZ’s equity structure, as a result of the Recapitalization, immediately following the Recapitalization:

	Outstanding Number Immediately Prior to Recapitalization(1)	Outstanding Number Immediately After Recapitalization(1)
ZOOZ ordinary shares	67,619,314	5,912,223
ZOOZ Converted Options	4,202,271	87,777	(2)
ZOOZ Continuing Options	6,098,321	533,200
ZOOZ Continuing Warrants	28,040,139	2,451,660

1. Calculations are based on the number of securities outstanding as of January 31, 2024.

2. For the purposes of the presentation in this table, the presentation assumes that the ZOOZ Converted Options will be exercised on a net exercise basis. The outstanding number of ZOOZ Converted Options immediately after the Recapitalization on a gross exercise basis is 367,421.

Consideration

The following represents the aggregate merger consideration under a range of redemption scenarios, assuming no ZOOZ Closing Warrants have been exercised:

	Assuming No Redemption Scenario		Assuming Interim Redemption Scenario		Assuming Maximum Redemption Scenario
	Purchase Price(1)	Shares Issued(2)	Purchase Price(1)	Shares Issued(2)	Purchase Price(1)	Shares Issued(2)
Share Consideration to Keyarch	$10.93	5,744,372	$10.93	4,999,309	$10.93	4,254,246

(1) The value of ZOOZ ordinary shares is reflected at $10.00 per share, assuming the consummation of the expected Recapitalization. The closing price on Nasdaq of Keyarch ordinary shares as of February 12, 2024, was $10.93.

(2) Represents shares issued to Keyarch Shareholders, the Sponsor and EBC.

Ownership

The following summarizes the pro forma ZOOZ ordinary shares outstanding under a range of Redemption Scenarios, assuming no ZOOZ Closing Warrants have been exercised:

	Assuming No Redemption Scenario		Assuming Interim Redemption Scenario		Assuming Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
Shares of Keyarch public shareholder issuable upon conversion of Keyarch Rights at Closing(1)	1,150,000	8.8	1,150,000	9.3	1,150,000	10.0
Keyarch Sponsor and its permitted transferees and directors and officers(2)	2,245,500	17.2	2,245,500	18.3	2,245,500	19.4
Shares of Keyarch Sponsor and its permitted transferees and directors and officers issuable upon conversion of Keyarch Rights at Closing	49,050	0.4	49,050	0.4	49,050	0.4
EBC Shares	254,500	2.0	254,500	2.1	254,500	2.2
Shares of EBC issuable upon conversion of Keyarch Rights at Closing(3)	5,450	0.0	5,450	0.0	5,450	0.0
Total Keyarch	3,704,500	28.4	3,704,500	30.1	3,704,500	32.0
Public (originally invested in Keyarch IPO)(1)	2,039,872	15.6	1,294,809	10.5	549,746	4.8
PIPE Investors(6)	1,300,000	10.0	1,300,000	10.6	1,300,000	11.2
Existing ZOOZ Shareholders(4)	6,000,000	46.0	6,000,000	48.8	6,000,000	51.9
Total ZOOZ Ordinary Shares Outstanding at Closing (excluding Earnout Shares and Founder Subject Shares)	13,044,372		12,299,309		11,554,246
ZOOZ Earnout Shares	4,000,000		4,000,000		4,000,000
Founder Subject Shares	1,120,000		1,120,000		1,120,000
Total ZOOZ Ordinary Shares Outstanding at Closing (including Earnout Shares and Founder Subject Shares)(5)	18,164,372		17,419,309		16,674,246

(1) If the actual facts are different than these assumptions, the ownership percentage retained by the holders of Keyarch ordinary shares in ZOOZ will be different from the above-stated ownership percentage.

(2) Does not include the Founder Subject Shares.

(3) The percentage holdings represent approximately 0.05% of the issued and outstanding share capital of ZOOZ under all Redemption Scenarios.

(4) Assumes exercise of all outstanding ZOOZ Converted Options into a total of 87,777 ZOOZ ordinary shares on a net exercise basis prior to the Closing.

(5) Assumes that all the Earnout Rights were converted into Earnout Shares.

(6) Assumes a PIPE Investment of $13,000,000. For additional information please refer to “Summary—PIPE Investment.”

The following unaudited condensed combined pro forma balance sheet as of June 30, 2023, and for the period ended June 30, 2023, are based on the historical financial statements of Keyarch and ZOOZ. The pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited condensed combined pro forma financial information.

45

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands, assuming No Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,566	14	26,263	4(A)	39,843
Trade Receivable	304	-			304
Prepaid expenses	447	60			507
Inventories	2,892	-	-		2,892
Total current assets	17,209	74	26,263		43,546
NON-CURRENT ASSETS:
Property, equipment and plant, net	1,159	-	-		1,159
Right-of-use assets	1,309	-	-		1,309
Restricted cash	215	-	-		215
Marketable securities held in trust account	-	22,263	(22,263)	4(A)	-
Other assets	79	-	-		79
Total Non current assets	2,762	22,263	(22,263)		2,762

Total assets	$19,971	22,337	4,000		46,308

LIABILITIES
CURRENT LIABILITIES:
Trade payables	1,235	-	-		1,235
Share based payment liabilities short term	812	-	-		812
Current maturities of lease liabilities	285	-	-		285
Short term employee benefits	570	-	-		570
Related Party	-	250	-		250
Other payables	711	828	-		1,539
Total current liabilities	3,613	1,078	-		4,691

NON-CURRENT LIABILITIES:
Warrants(2)	-	-	241	4(B)	241
Operating lease liabilities	1,110	-	-		1,110
Total non-current liability	1,110	-	241		1,351
Total liabilities	4,723	1,078	241		6,042

(1)	See note 3 “Adjusted balance sheet of Keyarch.”
(2)	Keyarch warrants, measured in accordance with the fair market value of the Keyarch public warrants, as determined in accordance with the closing market price per Keyarch public warrant on February 12, 2024. Profit or loss differences were not considered in unaudited condensed combined pro forma statements of operations due to immateriality.

46

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023— (Continued)

(in thousands, assuming No Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined
Ordinary shares subject to possible redemption	-	22,263	(22,263)	4(A)	-
SHAREHOLDERS’ EQUITY:
Ordinary shares;	5	-	5	4(B)	10
Additional paid-in capital	58,557	986	24,027	4(B)	83,570
Accumulated other comprehensive income (loss)	(2,486)	-	-		(2,486)
Accumulated deficit	(40,828)	(1,990)	1,990	4(C)	(40,828)
Total shareholders’ equity (deficiency)	15,248	(1,004)	26,022		40,266
Total liabilities and shareholders’ equity	$19,971	22,337	4,000		46,308

47

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands, assuming Interim Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,566	14	18,132	4(A)	31,712
Trade Receivable	304	-	-		304
Prepaid expenses	447	60	-		507
Inventories	2,892	-	-		2,892
Total current assets	17,209	74	18,132		35,415
NON-CURRENT ASSETS:
Property, equipment and plant, net	1,159	-	-		1,159
Right-of-use assets	1,309	-	-		1,309
Restricted cash	215	-	-		215
Marketable securities held in trust account	-	22,263	(22,263)	4(A)	-
Other assets	79	-	-		79
Total Non-current assets	2,762	22,263	(22,263)		2,762
Total assets	$19,971	22,337	(4,131)		38,177

LIABILITIES
CURRENT LIABILITIES:
Trade payables	1,235	-	-		1,235
Share based payment liabilities short term	812	-	-		812
Current maturities of lease liabilities	285	-	-		285
Short term employee benefits	570	-	-		570
Related Party	-	250	-		250
Other payables	711	828	-		1,539
Total current liabilities	3,613	1,078	-		4,691

NON-CURRENT LIABILITIES:
Warrants(2)	-	-	241	4(B)	241
Operating lease liabilities	1,110	-	-		1,110
Total non-current liability	1,110		241		1,351
Total liabilities	4,723	1,078	241		6,042

(1)	See note 3 “Adjusted balance sheet of Keyarch.”
(2)	Keyarch warrants, measured in accordance with the fair market value of the Keyarch public warrants, as determined in accordance with the closing market price per Keyarch public warrant on February 12, 2024. Profit or loss differences were not considered in unaudited condensed combined pro forma statements of operations due to immateriality.

48

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023— (Continued)

(in thousands, assuming Interim Redemption Scenario)

	ZOOZ| (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined
Ordinary shares subject to possible redemption	-	22,263	(22,263)	(4A)	-
SHAREHOLDERS’ EQUITY:
Ordinary shares;	5	-	5	4(B)	10
Additional paid-in capital	58,557	986	15,896	4(B)	75,439
Accumulated other comprehensive income (loss)	(2,486)	-	-		(2,486)
Accumulated deficit	(40,828)	(1,990)	1,990	4(C)	(40,828)
Total shareholders’ equity (deficiency)	15,248	(1,004)	17,891		32,135
Total liabilities and shareholders’ equity	$19,971	22,337	(4,131)		38,177

49

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands, assuming Maximum Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,566	14	10,000	4(A)	23,580
Trade Receivable	304	-	-		304
Prepaid expenses	447	60	-		507
Inventories	2,892	-	-		2,892
Total current assets	17,209	74	10,000		27,283
NON-CURRENT ASSETS:
Property, equipment and plant, net	1,159	-	-		1,159
Right-of-use assets	1,309	-	-		1,309
Restricted cash	215	-	-		215
Marketable securities held in Trust Account	-	22,263	(22,263)	4(A)	-
Other assets	79	-	-		79
Total Non-current assets	2,762	22,263	(22,263)		2,762
Total assets	$19,971	22,337	(12,263)		30,045

LIABILITIES
CURRENT LIABILITIES:
Trade payables	1,235	-	-		1,235
Share based payment liabilities short term	812	-	-		812
Current maturities of lease liabilities	285	-	-		285
Short term employee benefits	570	-	-		570
Related Party	-	250	-		250
Other payables	711	828	-		1,539
Total current liabilities	3,613	1,078	-		4,691
NON-CURRENT LIABILITIES:
Warrants(2)	-	-	241	4(B)	241
Operating lease liabilities	1,110	-	-		1,110
Total non current liabilities	1,110	-	241		1,351
Total liabilities	4,723	1,078	241		6,042

(1)	See note 3 “Adjusted balance sheet of Keyarch.”
(2)	Keyarch warrants, measured in accordance with the fair market value of the Keyarch public warrants, as determined in accordance with the closing market price per Keyarch public warrant on February 12, 2024. Profit or loss differences were not considered in unaudited condensed combined pro forma statements of operations due to immateriality.

50

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2023— (Continued)

(in thousands, assuming Maximum Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined
Ordinary shares subject to possible redemption	-	22,263	(22,263)	4(A)	-
SHAREHOLDERS’ EQUITY:
Ordinary shares;	5	-	4	4(B)	9
Additional paid-in capital	58,557	986	7,765	4(B)	67,308
Accumulated other comprehensive income (loss)	(2,486)	-	-		(2,486)
Accumulated deficit	(40,828)	(1,990)	1,990	4(C)	(40,828)
Total shareholders’ equity	15,248	(1,004)	9,759		24,0003
Total liabilities and shareholders’ equity	$19,971	22,337	(12,263)		30,045

See note 3 “Adjusted balance sheet of Keyarch.” 3 “Adjusted balance sheet of Keyarch.”

51

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2023

(in thousands, except share and per share data)

(assuming No Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments	Pro Forma Combined

Revenue	784	-	-	784
Cost of Revenue	981	-	-	981
Gross Loss	197			197
Research and Development	2,652	-	-	2,652
Sales and Marketing	1,331	-	-	1,331
General and Administrative	1,528	1,121	-	2,649
Total Operating Expenses	5,511	1,121	-	(6,632)
Operating (loss)	(5,708)	(1,121)	-	(6,829)
Financial Income (expenses), net	306	473	-	779
Net Loss	(5,402)	(648)	-	(6,050)
Net loss per share attributable to ordinary shares, basic and diluted				(0.46)
Weighted average ordinary shares outstanding, basic and diluted				13,044,372

(1)	See note 3 “Adjusted balance sheet of Keyarch.” Financial Income was adjusted from $2.6 million. Reflects the reclassification of $2.2 million of interest gains on marketable securities held in the Trust Account that will become unavailable following possible redemptions prior to the Closing Date.

52

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2023

(in thousands, except share and per share data)

(assuming Interim Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined

Revenue	784	-	-		784
Cost of Revenue	981	-	-		981
Gross Loss	197				197
Research and Development	2,652	-	-		2,652
Sales and Marketing	1,331	-	-		1,331
General and Administrative	1,528	1,121	-		2,649

Total Operating Expenses	5,511	1,121	-		(6,632)
Operating (loss)	(5,708)	(1,121)	-		(6,829)
Financial Income (expenses), net	306	473	(172)	4(D)	607
Net Loss	(5,402)	(648)	(172)		(6,222)
Net loss per share attributable to ordinary shares, basic and diluted					(0.51)
Weighted average ordinary shares outstanding, basic and diluted					12,299,309

(1)	See note 3 “Adjusted balance sheet of Keyarch.” Financial Income was adjusted from $2.6 million. Reflects the reclassification of $2.2 million of interest gains on marketable securities held in the Trust Account that will become unavailable following possible redemptions prior to the Closing Date.

53

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2023

(in thousands, except share and per share data)

(assuming Maximum Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined

Revenue	784	-	-		784
Cost of Revenue	981	-	-		981
Gross loss	197				173
Research and Development	2,652	-	-		2,652
Sales and Marketing	1,331	-	-		1,331
General and Administrative	1,528	1,121	-		2,649
Total Operating Expenses	5,511	1,121	-		(6,632)
Operating (loss)	(5,708)	(1,121)	-		(6,829)
Financial Income (expenses), net	306	473	(345)	4(D)	434
Net Loss	(5,402)	(648)	(345)		(6,395)
Net loss per share attributable to ordinary shares, basic and diluted					(0.55)
Weighted average ordinary shares outstanding, basic and diluted					11,555,246

(1)	See note 3 “Adjusted balance sheet of Keyarch.” Financial Income was adjusted from $2.6 million. Reflects the reclassification of $2.2 million of interest gains on marketable securities held in the Trust Account that will become unavailable following possible redemptions prior to the Closing date.

54

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

(assuming No Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments	Pro Forma Combined

Cost of Revenue	178	-	-	178
Gross Loss	178			178
Research and Development	4,163	-	-	4,163
Sales and Marketing	1,672	-	-	1,672
General and Administrative	2,189	860	-	3,049

Total Operating Expenses	8,204	860	-	8,884
Operating (loss)	(8,202)	(860)		(9,062)
Financial Income (expenses), net	377	304	-	729
Net Loss	(7,825)	(556)		(8,381)
Net loss per share attributable to ordinary shares, basic and diluted				(0.64)
Weighted average ordinary shares outstanding, basic and diluted				13,044,372

(1)	See note 3 “Adjusted balance sheet of Keyarch.” Financial Income was adjusted from $1.7 million. Reflects the reclassification of $1.4 million of interest gains on marketable securities held in the Trust Account that will become unavailable following possible redemptions prior to the Closing Date.

55

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

(assuming Interim Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined

Cost of Revenue	178	-	-		178
Gross Loss	178	-	-		178

Research and Development	4,163	-	-		4,163
Sales and Marketing	1,672	-	-		1,672
General and Administrative	2,189	860	-		3,049

Total Operating Expenses	8,024	860	-		8,884
Operating (loss)	(8,202)	(860)			(9,062)
Financial Income (expenses), net	377	302	(103)	4(D)	576
Net Loss	(7,825)	(558)	(103)		(8,486)
Net loss per share attributable to ordinary shares, basic and diluted					(0.69)
Weighted average ordinary shares outstanding, basic and diluted					12,299,309

(1)	See note 3 “Adjusted balance sheet of Keyarch.” Financial Income was adjusted from $1.7 million. Reflects the reclassification of $1.4 million of interest gains on marketable securities held in the Trust Account that will become unavailable following possible redemptions prior to the Closing Date.

56

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

(assuming Maximum Redemption Scenario)

	ZOOZ (Historical)	Keyarch (Adjusted)(1)	Transaction Accounting Adjustments		Pro Forma Combined

Cost of Revenue	178	-	-		178
Gross loss	178				178
Research and Development	4,163	-	-		4,163
Sales and Marketing	1,672	-	-		1,672
General and Administrative	2,189	860	-		3,049
Total Operating Expenses	8,024	860	-		8,884
Operating (loss)	(8,202)	(860)			(9,062)
Financial Income (expenses), net	377	304	(207)	4(D)	474
Net Loss	(7,825)	(558)	(207)		(8,588)
Net loss per share attributable to ordinary shares, basic and diluted					(0.74)
Weighted average ordinary shares outstanding, basic and diluted					11,554,246

(1)	See note 3 “Adjusted balance sheet of Keyarch.” Financial Income was adjusted from $1.7 million. Reflects the reclassification of $1.4 million of interest gains on marketable securities held in the Trust Account that will become unavailable following possible redemptions prior to the Closing Date.

57

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

1.	Basis of Presentation

The unaudited condensed combined pro forma financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited condensed combined pro forma balance sheet as of June 30, 2023, and the unaudited condensed combined pro forma statements of operations, for the period ended June 30, 2023 and for the year ended December 31, 2023 are based on the historical financial statements of ZOOZ and Keyarch. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The pro forma adjustments are based on information currently available, and assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying pro forma condensed combined financial information.

ZOOZ and Keyarch did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited condensed combined pro forma balance sheet as of June 30, 2023, assumes that the Transactions occurred on June 30, 2023. The unaudited condensed combined pro forma statements of operations for the period ended June 30, 2023, and for the year ended December 31, 2022 present pro forma effect to the Transactions as if they had been completed on January 1, 2022.

The unaudited condensed combined pro forma balance sheet as of June 30, 2023, and the unaudited condensed combined pro forma statements of operations for the period ended June 30, 2023, and December 31, 2022 have been prepared using, and should be read in conjunction with, the following:

● Keyarch’s audited financial statements as of December 31, 2022 and the year then ended, and the related notes, included elsewhere in this proxy statement/prospectus; and

● Keyarch’s unaudited financial statements as of June 30, 2023 and the period then ended, and the related notes, included elsewhere in this proxy statement/prospectus; and

● ZOOZ’s audited financial statements as of December 31, 2022 and the year then ended, and the related notes, included elsewhere in this proxy statement/prospectus

● ZOOZ’s unaudited financial statements as of June 30, 2023 and the period then ended, and the related notes, included elsewhere in this proxy statement/prospectus;

Management has made significant estimates and assumptions in its determination of the unaudited pro forma adjustments. As the unaudited condensed combined pro forma financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that ZOOZ and Keyarch believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ZOOZ and Keyarch believe that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to managements at the time and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed combined pro forma financial information.

The unaudited condensed combined pro forma financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of ZOOZ and Keyarch.

58

2.	Accounting Policies

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited condensed combined pro forma financial information. As a result, the unaudited condensed combined pro forma financial information does not assume any differences in accounting policies.

In addition, the Pre-Closing ZOOZ Shareholders have the right to receive additional ZOOZ ordinary shares (the Earnout Shares) if certain Revenue or share price thresholds are achieved within five years of the Closing, as detailed elsewhere in this proxy statement/prospectus.

The earnout shares are considered indexed to ZOOZ’s own share and are classified within equity in the unaudited condensed combined proforma financial information.

3.	Adjusted balance sheet of Keyarch

The following table presents the adjusted balance sheet of Keyarch reflecting the actual redemption performed on July 20, 2023 and on January 19, 2024. The Keyarch opening balances in the proforma balance sheet as of June 30, 2023 above have been adjusted to reflect this.

Balance sheet as of June 30, 2023

(in thousands)

	Keyarch (Historical)	Adjustments		Keyarch (Adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14	-		14
Prepaid expenses	60	-		60
Total current assets	74	-		74
NON-CURRENT ASSETS:
Marketable securities held in Trust Account	120,517	(98,254)	(1A)	22,263
Total assets	$120,591	(98,254)		22,337

LIABILITIES
CURRENT LIABILITIES:
Other payables	828	-		828
Related Parties	250	-		250
Total current liabilities	1,078			1,078

Ordinary shares subject to possible redemption	120,517	(98,254)	(1A)	22,263
SHAREHOLDERS’ EQUITY:
Ordinary shares;
Additional paid-in capital	986	-		986
Accumulated deficit	(1,990)	-		1,990
Total shareholders’ equity (deficiency)	(1,004)			(1,004)
Total liabilities and shareholders’ equity	120,591	(98,254)		22,337

(1A) - Represents redemption of $95.5 million on July 20, 2023 and of $2.7 million on January 19, 2024 in connection with the Keyarch Extensions.

59

4.	Adjustments to Unaudited Condensed Combined Pro Forma Financial Information

The unaudited condensed combined pro forma financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. ZOOZ and Keyarch have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited condensed combined pro forma financial information has been prepared to illustrate the effect of the Recapitalization and has been prepared for informational purposes only.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited condensed combined pro forma statements of operations are based upon the number of ZOOZ ordinary shares outstanding (including the ZOOZ ordinary shares to be issued to Keyarch shareholders), assuming such shares were outstanding since January 1, 2022.

In addition, the Pre-Closing ZOOZ Shareholders have the right to receive additional ZOOZ ordinary shares (the Earnout Shares) if certain Gross Revenue or share price thresholds are achieved within five years of the Closing, as detailed elsewhere in this proxy statement/prospectus. The earnout shares are considered indexed to ZOOZ’s own share and are classified within equity in the unaudited condensed combined proforma financial information.

Adjustments to Unaudited Condensed Combined Pro Forma Financial Statements

The adjustments included in the unaudited condensed combined pro forma balance sheet as of June 30, 2023 are as follows:

(A)	Represents pro forma adjustments to the cash to reflect the No, Interim and Maximum Redemption Scenarios:

	Assuming No Redemption Scenario		Assuming Interim Redemption Scenario		Assuming Maximum Redemption Scenario
	(in thousands)
Reclassification of Marketable securities held in trust account made available	22,263	(1)	14,132	(2)	6,000	(3)
PIPE Investors(5)	13,000		13,000		13,000
Payment of estimated transaction fees(4)	(9,000)		(9,000)		(9,000)
Total	26,263		18,132		10,000

1)	Reflects the proceeds of $22,263 thousand from the issuance of 2,039,872 shares issued to the holders of public shares.

2)	Reflects the proceeds of $14,132 thousand from the issuance of 1,294,809 shares issued to the holders of public shares.

3)	Reflects the proceeds of 6,000 thousand from the issuance of 549,746 shares issued to the holders of public shares.

4)	Reflects payment of $9,000 thousands of estimated transaction fees on the Closing Date.

5)	Reflects assumed PIPE Investment of $13,000,000. For additional information please refer to “Summary—PIPE Investment.”

60

(B)	Represents pro forma adjustments to the additional paid-in capital and ordinary shares to reflect the No, Interim and Maximum Redemption Scenarios:

	Assuming No redemption	Assuming Interim redemption	Assuming Maximum redemption
	(in thousands)
Shares issued – ordinary shares(1)	5	5	4
Shares issued – additional paid in capital(2)	28,645	20,514	12,383
Reclass of Keyarch public warrants to liability(3)	(241)	(241)	(241)
Transaction fees – additional paid in capital(4)	(2,387)	(2,387)	(2,387)
Elimination of Keyarch’s deficit(5)	(1,990)	(1,990)	(1,990)
	24,027	15,896	7,765

1)	Reflects par value of $10,192, $9,606 and $9,020 ordinary shares assuming No, Interim and Maximum Redemption Scenarios, respectively, and less the 5,000 ZOOZ ordinary shares in ZOOZ’s financial statements (each share carries par value of $0.00079).

2)	Reflects the additional paid in capital for the abovementioned issuance of shares, for $28,645 thousand, $20,514 thousand and $12,383 thousand, net of Keyarch Transaction fees in the amount of $6,613 thousand, assuming No, Interim and Maximum Redemption Scenarios, respectively.

3)	Reflects the reclass of Keyarch public warrants to liability measured at fair value.

4)	Reflects the additional paid in capital reduction of $2,387 thousand issuance costs, assuming No, Interim and Maximum Redemption Scenarios.

5)	Reflects the elimination of Keyarch’s deficit.

(C)	Represents pro forma adjustments to the accumulated deficit to reflect the No, Interim and Maximum Redemption Scenarios:

	Assuming No Redemption Scenario	Assuming Interim Redemption Scenario	Assuming Maximum Redemption Scenario
	(in thousands)
Elimination of Keyarch’s deficit	1,990	1,990	1,990

(D)	USD 172 thousand represents pro forma adjustments to the financial income, net, that reflects the Interim Redemption scenario on January 1, 2022.
USD 345 thousand represents pro forma adjustments to the financial income, net, that reflects the Maximum Redemption scenario on January 1, 2022.
USD 103 thousand represents pro forma adjustments to the financial income, net, that reflects the Interim. Redemption scenario on January 1, 2022.
USD 207 thousand represents pro forma adjustments to the financial income, net, that reflects the Maximum Redemption scenario on January 1, 2022.

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5.	Loss per Ordinary Share

Net loss per ordinary share is calculated using the historical weighted average ordinary shares outstanding, and the issuance of additional ordinary shares in connection with the Recapitalization and the Merger, assuming the shares were outstanding since January 1, 2022. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per ordinary share assumes that the ordinary shares issuable relating to the Transactions have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

Weighted average ordinary shares outstanding — Basic and Diluted

	Year ended December 31, 2022 and June 30, 2023
	Assuming No Redemption Scenario	Assuming Interim Redemption Scenario	Assuming Maximum Redemption Scenario
Owned by ZOOZ shareholders prior to Closing(1)	6,000,000	6,000,000	6,000,000
PIPE Investors	1,300,000	1,300,000	1,300,000
Public (originally invested in Keyarch IPO)	2,039,872	1,294,809	549,746
Owned by Keyarch shareholders prior to Closing	3,704,500	3,704,500	3,704,500
	13,044,372	12,299,309	11,554,246

	Year ended December 31, 2022
	Assuming No Redemption Scenario	Assuming Interim Redemption Scenario	Assuming Maximum Redemption Scenario
Pro forma net loss (in USD thousands)	(8,381)	(8,486)	(8,588)
Weighted average shares outstanding – basic and diluted(1)(2)	13,044,372	12,299,309	11,554,246
Net loss per share – basic and diluted	(0.64)	(0.69)	(0.74)

	Six Months ended June 30, 2023
	Assuming No Redemption Scenario	Assuming Interim Redemption Scenario	Assuming Maximum Redemption Scenario
Pro forma net loss (in USD thousands)	(6,050)	(6,222)	(6,395)
Weighted average shares outstanding – basic and diluted(1)(2)	13,044,372	12,299,309	11,554,246
Net loss per share – basic and diluted	(0.46)	(0.51)	(0.55)

(1)	Includes outstanding ZOOZ ordinary shares and such shares issued for ZOOZ Converted Options, as of the Effective Time, assuming that all ZOOZ Converted Options shall be exercised into ZOOZ ordinary shares pursuant to their terms prior to the Closing.

(2)	The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. The Company’s basic and diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The weighted average number of shares in computing the basic and diluted loss per share is identical, since including some potential shares of ordinary shares in the computation of the diluted net loss per share for the period presented would have had an anti-dilutive effect.

See Note 2 in the unaudited condensed combined proforma financial information

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RISK FACTORS

If the Business Combination is completed, ZOOZ will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to ZOOZ and Keyarch or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, ZOOZ’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of ZOOZ ordinary shares or, if the Business Combination is not consummated, Keyarch ordinary shares could decline, and you may lose part or all of the value of any ZOOZ ordinary shares or, if the Business Combination is not consummated, you may lose part or all of the value of any shares of Keyarch ordinary shares that you hold.

Any of the following risk factors could cause ZOOZ’s actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that ZOOZ faces.

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Risks Related to ZOOZ’s Business and Industry

ZOOZ is an early-stage company with a history of losses. ZOOZ’s ability to continue as a going concern will depend on its ability to generate sufficient revenue and/or depend on ZOOZ’s ability to raise capital that will allow it to continue operating until it generates sufficient revenue.

ZOOZ incurred a net loss of $4.6 million and $7.8 million for the year ended December 31, 2021, and for the year ended December 31, 2022, respectively.

ZOOZ had an accumulated deficit of approximately $27.6 million as of December 31, 2021 and $35.4 million as of December 31, 2022. ZOOZ believes it will continue to incur operating and comprehensive losses for the near-term. ZOOZ does not expect that it will improve its cash flow generation and operating result significantly through 2023 and 2024 as ZOOZ is in the early stage of market penetration and product introduction. ZOOZ’s ability to continue as a going concern will depend on its ability to generate sufficient revenue and/or its ability to raise capital.

ZOOZ’s potential profitability of the revenue stream from its product ZOOZTER™-100 is particularly dependent upon customer’s awareness of product value, its proven readiness reliability and business justification, ZOOZ’s ability to build substantial backlog of orders which will allow cost reduction over increased volume of production, and ZOOZ’s ability to reduce product manufacturing costs on a timely basis, which may not occur.

The report of ZOOZ’s independent registered public accounting firm contains an explanatory paragraph that expresses substantial doubt about ZOOZ’s ability to continue as a going concern.

ZOOZ management has determined, and the report of ZOOZ’s independent registered public accounting firm with respect to ZOOZ’s financial statements as of December 31, 2022 indicates, that there is substantial doubt about ZOOZ’s ability to continue as a going concern. The report states that, ZOOZ has accumulated net losses in the amount of approximately $35.4 million as well as a negative cash flow from operating activities in the amount of approximately $10.5 million, for a period of 12 months that ended on that date. These factors raise substantial doubt about the continued existence of ZOOZ as a “going concern.” Based on the plans of ZOOZ’s management, ZOOZ’s cash balance as of December 31, 2022, and as of the date of approval of the financial statements, is insufficient to continue ZOOZ’s operations for more than 12 months following the date of approval of the financial statements. In order to continue ZOOZ’s operations, ZOOZ is looking to secure financing from various sources, such as additional investment funding and/or the Business Combination. According to the report of ZOOZ’s independent registered public accounting firm with respect to ZOOZ’s financial statements for the year ended December 31, 2022, the dependency on these planned objectives raises substantial doubt of ZOOZ’s ability to continue as a going concern and that ZOOZ may be unable to realize its assets and discharge its liabilities in the normal course of business. These financial statements did not include any adjustments regarding the values of the assets and liabilities and their classification that might be needed if the company could not continue to operate as a “going concern.”

ZOOZ has identified material weaknesses in its internal control over financial reporting. If ZOOZ is unable to remediate these material weaknesses, or if ZOOZ identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may impair ZOOZ’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations.

In connection with the preparation and audit of ZOOZ’s financial statements for the years ended December 31, 2022 and 2021, material weaknesses were identified in ZOOZ’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of ZOOZ’s annual financial statements will not be prevented or detected on a timely basis.

The material weaknesses referenced above are described below:

●	Lack of appropriately designed, implemented and documented controls in inventory process, in respect of overhead costs and separation of operation costs from research and development costs.

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●	Segregation of duties has not been sufficiently established across the key business and financial processes. Given the size, nature of the organization, and the current structure of the finance function, a lack of segregation of duties applied to the key business and financial processes across the organization has been identified. A consequence of the lack of segregation of duties is the heightened risk of fraud or material misstatement when no appropriate mitigating controls are in place.

●	Lack of personnel with appropriate knowledge and experience relating to GAAP and SEC reporting requirements to enable the entity to design and maintain an effective financial reporting process. A lack of knowledge and experience in these areas may lead to ZOOZ being in breach of SEC financial reporting and other related requirements, especially given that the current finance function has not been designed to include sufficient accounting and financial reporting personnel with (i) the requisite knowledge and experience in the application of SEC financial reporting rules and regulations; and (ii) the appropriate expertise in the relevant U.S. accounting standards.

ZOOZ has begun implementation of a plan to remediate these material weaknesses, including implementation of a ERP system. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

In order to maintain and improve the effectiveness of ZOOZ’s internal control over financial reporting, ZOOZ has expended, and anticipate that it will continue to expend, significant resources, including accounting-related costs and significant management oversight.

ZOOZ cannot assure you the measures it is taking to remediate the material weaknesses will be sufficient or that they will prevent future material weaknesses. Additional material weaknesses or failure to maintain effective internal control over financial reporting could cause the combined company to fail to meet its reporting obligations as a public company.

ZOOZ’s management is not required to report on the effectiveness of its internal control over financial reporting until after ZOOZ is no longer a “newly public company” listed for trading on the Nasdaq (i.e. in connection with the filing of its second annual report following consummation of the Business Combination, which is expected to for the year ending December 31 2024). At such time, to the extent that the above-described material weaknesses continue to exist or new material weaknesses are identified, ZOOZ’s management may be unable to conclude that its internal control over financial reporting is operating effectively. In addition, ZOOZ’s independent registered public accounting firm is not required to attest to the effectiveness of its internal control over financial reporting until after ZOOZ is no longer an “emerging growth company” as defined in the JOBS Act. At such time, ZOOZ’s independent registered public accounting firm may issue a report that is adverse in the event its internal controls over financial reporting do not operate effectively. If ZOOZ is not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, its independent registered public accounting firm may not be able to attest to the effectiveness of its internal controls over financial reporting. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that ZOOZ will eventually be required to include in its periodic reports that are filed with the SEC. If ZOOZ is unable to remediate its existing material weaknesses or identifies additional material weaknesses and is unable to comply with the requirements of Section 404 in a timely manner or assert that its internal control over financial reporting is effective, or if the ZOOZ’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of the combined company’s internal control over financial reporting once it is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of the financial reports and the market price of the ordinary shares of the combined company could be negatively affected, and it could become subject to investigations by the stock exchange on which the combined company’s securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

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In addition, any failure to maintain effective disclosure controls and procedures and internal control over financial reporting could adversely affect ZOOZ’s business and operating results and could cause a decline in the price of the ZOOZ ordinary shares. These material weaknesses will not be considered remediated until the mitigating controls have operated for the required period of time and until the operating effectiveness of the controls has been validated, through testing, by ZOOZ’s management.

Failure to expand ZOOZ’s geographic footprint and to build scalable and robust processes could harm ZOOZ’s prospects for growth and profitability, and it may never successfully do so or achieve or sustain profitability.

ZOOZ’s ability to achieve significant revenue growth and profitability in the future will depend, in large part, on ZOOZ’s success in expanding its product portfolio and business both within its existing markets and to additional markets and geographies and building scalable and robust processes to manage its business and operations. As of the date of this proxy statement/prospectus, ZOOZ has gained limited experience in a small number of territories, which include Israel, Germany and the U.S. (and ZOOZ has several deployments in Germany and expects to complete several deployments in the U.S. in the coming months). If prospective customers and business partners in such existing and new markets and geographies do not perceive ZOOZ’s product offerings to be of value to them, or the ZOOZ products are not favorably received by them in such markets, ZOOZ may not be able to attract and retain such customer or business partners and will not be successful in expanding its business and operations in its existing markets and to new markets and geographies.

ZOOZ’s supply chain is in early stage of development, and ZOOZ is in the process of outsourcing the manufacturing of the product – failure in this process will not allow ZOOZ to scale-up its manufacturing capacity, which in turn could have an adverse effect on ZOOZ’s ability to meet market demand.

In addition, if ZOOZ is not able to build scalable and robust processes and resources to manage its existing business operations and prospective growth and expansion, ZOOZ may fail to satisfy and retain its existing customers and business partners and may not be able to attract new customers and business partners in additional markets and, as a result, ZOOZ’s ability to maintain and/or grow the business and achieve or sustain profitability will be adversely affected.

ZOOZ may enter into agreements to operate projects at a financial loss in order to penetrate certain markets.

In order to penetrate certain markets or demonstrate our technological capabilities, and as part of its business strategy, ZOOZ may enter into agreements to operate projects at a financial loss to us. Such agreements may materially affect its business, financial condition, and results of operations.

ZOOZ currently faces competition from a number of companies and expects to face significant competition in the future as the market for the EV high power charger develops.

The EV charging market is relatively new and competition is still developing. There are numerous factors that may affect the competition in the market of power boosters for EV charging, which include product costs, footprint and electrical energy capacity. In the market of power boosters for EV charging, ZOOZ primarily competes with providers of battery-based power boosters and energy storage systems and ZOOZ expects competition by other equipment providers who will offer flywheel-based power boosters, once such products reaching maturity and available to the market.

Competition may include various technologies for energy storage, such as hydrogen-based energy storage, supercapacitors-based energy storage etc.

Further for EV charging and commercial battery storage system market, ZOOZ’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than ZOOZ to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

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New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put ZOOZ at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of ZOOZ’s current or future target markets, which could create price pressure. In light of these factors, even if ZOOZ’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept ZOOZ’s competitors’ solutions instead of ZOOZ’s. If ZOOZ fails to adapt to changing market conditions or continue to compete successfully with current charging platform providers or new competitors, ZOOZ’s growth will be limited which would adversely affect its business and results of operations.

The market for EV high power charging may not develop to be as significant as anticipated.

There are other means for charging EVs, which could affect the level of demand for ultra-fast charging capabilities. For example, wireless charging capabilities as part of the road infrastructure and widespread availability of slow chargers, at home or in public sites, may limit the needs for ultra-fast charging. If the future market trend will be to adopt these solutions widely, this may have a negative effect on ZOOZ’s business.

ZOOZ faces risks related to natural disaster and health pandemics, including the coronavirus (“COVID-19”) pandemic, which could have a material adverse effect on its business and results of operations.

Health pandemics such as COVID-19 can impact changes in consumer and business behavior. Pandemic fears and market downturns, and restrictions on business and individual activities, may create significant volatility in the global economy. The spread of COVID-19 has created a disruption in the manufacturing, delivery and overall supply chain of vehicle and photovoltaic manufacturers and suppliers around the world. Any sustained downturn in the demand for EVs or photovoltaic or battery storage system would harm ZOOZ’s business.

ZOOZ relies on a limited number of suppliers and manufacturers for its products. Some of ZOOZ’s suppliers and manufacturers provide ZOOZ with custom-designed components and sub-systems. A loss of any of these key suppliers and manufacturers could negatively affect ZOOZ’s business.

ZOOZ relies on a limited number of suppliers to manufacture its products, including in some cases, only a single supplier for some products and components. Some of ZOOZ’s suppliers and manufacturers provide it with custom-designed components and sub-systems. While any of such key suppliers and manufacturers could be replaced, this reliance on a limited number of manufacturers increases its risks, since any change in its key suppliers or manufacturers will lead ZOOZ to incur material additional costs and substantial delays. If ZOOZ experiences a significant increase in demand for its products, or if ZOOZ needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms or expected time, which may undermine ZOOZ’s ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to provide ZOOZ with certain custom-designed components or sub-systems. Identifying suitable suppliers and manufacturers could be an extensive process that requires ZOOZ to become satisfied with their product performance, and their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. In addition, the process of replacing suppliers of certain components and subsystems may require ZOOZ to invest additional resources and time in additional testing, validation and certification processes. Accordingly, a loss of any of ZOOZ’s key suppliers or manufacturers could have an adverse effect on its business, financial condition and operating results.

Increases in costs, disruption of supply, or shortage of materials, have harmed and could harm ZOOZ’s business again in the future.

ZOOZ has experienced and may in the future experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production of its products. Any such increase in cost, supply interruption, or materials shortage in the future could again adversely impact ZOOZ’s business, prospects, financial condition, and operating results. ZOOZ’s suppliers use various materials. The prices and supply of these materials may fluctuate, depending on market conditions and global demand for these materials.

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ZOOZ is still in the process of product cost reduction. In case ZOOZ will not be successful to reach its cost reduction targets during the next couple of years, this may prejudice ZOOZ’s profitability and market penetration.

Substantial increases in the prices for ZOOZ’s materials could reduce its margins if ZOOZ cannot recoup the increased costs through increased sale prices on its products. Furthermore, fluctuations in fuel costs, or other economic conditions, may cause ZOOZ to experience significant increases in freight charges and material costs. Moreover, any attempts to increase prices in response to increased material costs could increase the difficulty of selling at attractive prices to customers and lead to losing opportunities and cancellations of customer orders. If ZOOZ is unable to effectively manage its supply chain and respond to disruptions to its supply chain in a cost-efficient manner, ZOOZ may fail to achieve the financial results it expects or that financial analysts and investors expect, and ZOOZ’s business, prospects, financial condition, and operating results may be adversely affected.

ZOOZ’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future.

The installation of ZOOZ’s products at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. Meaningful delays or cost overruns may impact ZOOZ’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact ZOOZ’s business and profitability.

Furthermore, ZOOZ may install its products at customer sites as part of offering a turnkey solution. Working with contractors may require ZOOZ to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to ZOOZ or cause customers to become dissatisfied with the solutions it offers.

ZOOZ has a limited operating history.

ZOOZ began operations in 2013 and operates in the EV charging infrastructure market, which is rapidly evolving. As a result, there is limited information about the market which puts at risk plans and/or projections of ZOOZ to achieve its goals. In addition, ZOOZ also does not yet have enough information to validate the value of its solution to customers, and its ability to support them along the lifetime of the charging infrastructure. If the assumptions ZOOZ uses to plan and operate its business are incorrect or change, ZOOZ’s results of operations could differ materially from its expectations and its business, financial condition and results of operations could be materially adversely affected.

The EV charging infrastructure market is at an early stage, which requires additional development and market acceptance.

The EV charging infrastructure market is at an early stage, which causes lack of evidence / history that market trends will progress as expected. As a result, the market is still in learning phase, which results in a few numbers of players and customers to adequately comprehend the problem that ZOOZ is intending to solve (and ZOOZ cannot guarantee that it will be comprehended as ZOOZ anticipates in the future). In addition, in light of the early stage at which ZOOZ’s market is positioned, ZOOZ believes that the market players (customers) are not yet able to evaluate the technological solutions available (ZOOZ’s and those of its competitors) and make a knowledgeable decision.

If ZOOZ is unable to attract, retain, and motivate key employees and hire qualified management, technical, engineering and sales personnel, ZOOZ’s ability to compete and successfully grow its business would be harmed and could diminish anticipated benefits.

ZOOZ’s success depends, in part, on its continuing ability to identify, hire, attract, motivate, train, develop and retain highly qualified personnel critical to the business and operations of ZOOZ. The inability to do so effectively would adversely affect ZOOZ’s business. The success of ZOOZ will depend in part on the attraction, retention and motivation of executive personnel. Executives and key employees may experience uncertainty about their future roles with ZOOZ. In addition, competitors may recruit its management and / or key personnel. If ZOOZ is unable to attract, retain and motivate executive and key personnel that are critical to successful operations, it could face disruptions in operations and strategic relationships, loss of key information, loss expertise or know-how and unanticipated recruitment and onboarding costs and may harm ZOOZ’s ability to reach its business, technological and operational goals.

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ZOOZ is expanding operations internationally, which will expose us to additional risks of tax, compliance, market and other risks.

Currently, ZOOZ’s primary operations are in Israel, Germany and the U.S. Also, ZOOZ is continuing to invest to increase its presence in its target markets. Managing this expansion requires additional resources and controls, and could subject ZOOZ to risks associated with international operations, including:

-	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, legal and compliance costs associated with international operations;

-	Products’ deliveries and installation challenges, including those associated with local licensing and permitting requirements;

-	compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment and tax laws and regulations.

-	compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”);

-	conforming products to various international regulatory and safety requirements;

-	difficulty in establishing, staffing and managing foreign operations;

-	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

-	restrictions on repatriation of earnings;

-	regional economic and political conditions.

In addition, any continued expansion is likely to involve the incurrence of significant upfront capital expenditures. Furthermore, such efforts to expand to new territories, which require significant resource allocation, may cause defocus of the penetration efforts into territories where ZOOZ is already active and jeopardize the success of ZOOZ in those territories. As a result of these risks, ZOOZ’s current expansion efforts and any potential future international expansion efforts may not be successful.

ZOOZ may be adversely affected by inflationary or market fluctuations, including impact of tariffs, in the cost of products consumed in providing its services.

The prices ZOOZ pays for the principal items it consumes in performing its services are dependent primarily on current market prices.

Storage solutions and charging systems for EVs are impacted by commodity pricing factors, including the impact of tariffs, which in many cases are unpredictable and outside of ZOOZ’s control. ZOOZ will seek to pass on to customers such increased costs but sometimes it will not be able to do so.

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The EV charging market and energy storage market currently benefit from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs, EV charging stations and energy storage systems. The reduction, modification, or elimination of such benefits, or any delay in payment could cause reduced demand for ZOOZ’s products or delay their purchase or production, which would adversely affect its financial results.

State and local governments provide rebates, tax credits, and other financial incentives to end users, purchasers and in some cases to manufacturers of EVs, charging stations, and/or energy storage systems. The EV and energy storage markets rely on governmental rebates, tax credits and other financial incentives to significantly reduce the effective price to customers and/or create incentives to manufacturers. Incentives may, however, expire on a certain date, run out when funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In addition, there may be delays in the payment of rebates, or in the recognition of tax credits, which could affect the timing of purchases by customers and also result in a delay or reduction in the production cycle. In addition, some of those incentives are conditioned with manufacturing of related equipment (such as energy storage systems) locally and as long as ZOOZ is not manufacturing locally its products, it may not be eligible to such financial incentives. All of these events could result in an adverse effect on ZOOZ’s financial results.

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ZOOZ’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, or other factors (such as batteries prices) will increase the cost and /or reduce the attractiveness of EVs, the demand for electric vehicles could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market.

If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate or limit their availability and presence in the market, it would materially and adversely affect ZOOZ’s business, operating results, financial condition and prospects.

ZOOZ’s future growth and success is partly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications, and the need for widespread ultra-fast charging infrastructure to support the accelerated transition to electrical vehicles.

ZOOZ is highly dependent on businesses and consumers adopting EVs in the upcoming years. With rapid changes in technology, competitive pricing, and competitive factors, the market for electric vehicles is still rapidly evolving. Consumer demands and behaviors are changing, as are levels of concern about environmental issues and government initiatives and incentives related to climate change and the environment as a whole. The demand for EVs has grown in recent years, but there is no guarantee that this will continue in the future. ZOOZ’s business, prospects, financial condition and operating results would be adversely affected if EV demand decreases or the market for EVs develops more slowly than expected. Numerous factors could influence the EV market, including (but not limited to):

●	EV features, quality, safety, performance, and cost perceptions;
●	perceptions about the limited driving range of EVs on a single charge;
●	Competition from alternative fuel vehicles, plug-in hybrid electric vehicles, and fuel-efficient internal combustion engines;
●	volatility in the cost of oil and gasoline;
●	concerns regarding the stability of the electrical grid;
●	The deterioration of an EV battery’s capacity over time;
●	availability of service for EVs;
●	EV charging convenience and costs as perceived by consumers;
●	increases in fuel efficiency;
●	Government regulations and economic incentives, including changes in, or expiration of, favorable tax incentives for EVs, EV charging stations, and decarbonization in general;

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●	relieving government mandates or quotas related to electric vehicle sales;
●	concerns about the future viability of EV manufacturers.

In addition, the automotive industry can be cyclical, which may affect the acceptance of EVs. It is uncertain how macroeconomic factors will affect demand for EVs, especially since they can be more expensive than traditional gasoline-powered vehicles, while the automotive industry has been experiencing a recent decline in sales. Furthermore, since fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers may reduce demand for EV charging and ZOOZ’s products and services in particular.

The demand for electric vehicles may also be affected by factors directly affecting automobile prices or operating costs, including sales and financing incentives, raw material prices, part prices, fuel prices, and government regulations, such as tariffs, import regulations, and taxes. Volatility in demand could result in lower vehicle unit sales, resulting in lower demand for EV charging solutions and adversely affecting ZOOZ’s business, financial condition, and operating results.

Delays in Deployment of Ultra-Fast Charging Infrastructure may limit the need and urgency for ZOOZ’s product.

ZOOZ’s success is closely tied to the widespread adoption of electric vehicles (EVs) and the development of a robust ultra-fast charging infrastructure. The timely deployment of ultra-fast charging infrastructure is crucial to meet the increasing demand for EVs and to encourage consumers to transition to electric transportation. However, various factors, including but not limited to regulatory hurdles, permitting delays, budget constraints, and other unforeseen obstacles, could potentially cause significant delays in the construction and expansion of public ultra-fast charging infrastructure. These delays could be influenced by governmental policies, local community resistance, or technical challenges that arise during the planning and implementation phases. In addition, these delays can be related to the learning phase for ZOOZ’s customers, to better understand the challenges to adopt electrical vehicles, to deploy ultra-fast charging infrastructure, to evaluate various technological solutions, etc. All of these factors, may delay potential customers and partners in their evaluation of ZOOZ’s solutions and may delay or cancel their decision to choose ZOOZ’s products.

If the deployment of ultra-fast charging infrastructure lags behind the anticipated growth of the EV market, it may hinder consumer confidence and convenience in owning an EV. As a result, potential EV buyers might be deterred from purchasing electric vehicles, leading to reduced demand for ZOOZ’s products. Delays in charging infrastructure deployment could further lead to extended sales cycles for our products. This might impact ZOOZ’s revenue growth estimates, making it challenging to achieve financial targets and meet shareholders’ and investors’ expectations. Delays in the charging infrastructure could provide a window of opportunity for competitors to enter the market with innovative solutions or alternative technologies. Increased competition might erode ZOOZ’s market share and reduce ZOOZ’s competitive advantage.

Regulation and Costs Related to Grid Upgrades and Demand Charge Tariffs may limit the number of sites that need ZOOZ’s product or reduce the value of ZOOZ’s product offering to the customer.

Changes in electricity tariffs may make the charging of EVs, and in particular ultra-fast charging, less economical for the EV owner, thus limiting EVs adoption.

As the adoption of EVs continues to rise, the increased demand for charging infrastructure puts additional strain on existing electrical grids. To accommodate the growing number of EVs s, utilities and governments may impose stringent regulations that necessitate grid upgrades. In addition, they may impose demand charge tariffs on charging station operators. Ultra-fast charging stations require significant electrical power. As a result, governments may mandate utilities / DSO to accelerate upgrades to the electrical grid infrastructure to support these high-power charging stations. In addition, such costly upgrades may be financed by taxpayers and cause objections to building such ultra-fast charging infrastructure. Delays or challenges in obtaining the necessary permits or completing grid upgrades could disrupt ZOOZ’s products’ deployment. This could lead to revenue loss and market share reduction.

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Many utilities apply demand charges to commercial customers based on their peak electricity usage during specific time periods. For EV charging station operators, these demand charges can substantially increase operational expenses, especially during peak charging periods when numerous EVs are simultaneously charging. Such tariffs could discourage potential customers from adopting ZOOZ’s products, reducing its product value proposition. On the other hand, while power boosters can actually lower demand charges costs, some utilities are proposing “demand charge holidays” trying to help the adoption of EVs and ease the build of the charging infrastructure. Such demand charge holidays can lower the value ZOOZ’s customers see in its products. Regulations and tariffs related to grid upgrades and demand charges vary by region and are subject to government policy changes. ZOOZ operates in multiple jurisdictions, and changes in regulations or tariffs could impact the viability of specific markets, leading to non-uniform customer demand across different locations.

Market Education regarding the Concept and Value of Power Boosters is still in process.

The success of ZOOZ’s products depends on widespread market awareness and education regarding the concept and value they bring to EV charging and in particular the challenges and value related to ultra-fast charging infrastructure. The concept of power boosters and their benefits may still be relatively new to potential customers, industry stakeholders, and the general public. As a result, there might be limited understanding and awareness of the value proposition its solutions offer. This could hinder adoption rates and slow down its product’s market penetration. Failure to adequately convey the benefits of ZOOZ’s product could lead to misperceptions or skepticism about the technology. This could impact its company’s ability to attract customers and generate demand.

ZOOZ’s market penetration is partially related to government and other public incentive plans supporting charging infrastructure, changes or reductions on those.

ZOOZ’s growth and market penetration are influenced, in part, by government and other public incentive plans that support the development and expansion of electric vehicle (EV) charging infrastructure. These incentives may include subsidies, grants, tax credits, or regulatory mandates that encourage the deployment of charging stations. They may also promote the adoption of electric vehicles.

Government and public incentive plans are subject to political, economic, and environmental factors. Changes in governmental priorities, budget allocations, or shifts in regulatory policies could lead to alterations or reductions in support for charging infrastructure projects. Such policy changes may impact infrastructure development and demand for ZOOZ’s charging solutions. Incentive plans and their impact on market demand may vary significantly across regions and jurisdictions. ZOOZ operates in multiple markets, each with its unique set of incentives and regulations. Fluctuations in these regional policies could create uneven demand for its products.

Further, the availability of government incentives might attract other EV infrastructure providers and competitors seeking to capitalize on these programs. Increased competition for limited incentives could potentially compress profit margins or make it more challenging to secure favorable projects. Government incentive plans have defined timeframes, expiration dates, or diminishing subsidy levels. The temporary nature of these incentives introduces uncertainty into ZOOZ’s long-term business expectations and growth strategies. In addition, some of those incentives are conditioned with manufacturing of related equipment (such as energy storage systems) locally and as long as ZOOZ is not manufacturing locally its products, it may not be eligible to such financial incentives.

ZOOZ is subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased, and are likely to continue to increase, both its costs and the risk of non-compliance.

ZOOZ is subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of Israel and the various countries, territories and cities in which it operates. ZOOZ’s efforts to comply with new and changing laws and regulations in the jurisdictions in which it operates have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from company’s technology development, operations’ effectiveness, business-growth and revenue-generating activities to compliance activities.

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Moreover, because these laws, regulations and standards are subject to varying interpretations and changes due to the emerging nature of the markets in which ZOOZ operates, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to ZOOZ’s disclosure and governance practices. If ZOOZ fails to address and comply with these regulations and any subsequent changes, they may be subject to penalty and the business may be harmed.

ZOOZ may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and financial position.

ZOOZ may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with ZOOZ’s potential suppliers and strategic partners and its potential customers base, intellectual property claims, shareholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, ZOOZ could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from ZOOZ very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit ZOOZ’s operations in some way. Furthermore, due to the complex nature of some of ZOOZ’s contracts, in particular with regard to projects for creation of systems and software solutions, there is legal exposure from customers bringing legal action against ZOOZ. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. ZOOZ is acting and shall act to reduce these risk factors, including by obtaining general liability and professional liability insurance, and by strict management of its projects. However, no assurances can be given that any proceedings and claims will not have a material adverse impact on ZOOZ’s operating results and financial position or that its established reserves or its available insurance will mitigate this impact.

ZOOZ’s management team has limited experience managing a U.S. listed public company.

ZOOZ’s management team has limited experience in managing a U.S. publicly traded company, interacting with U.S. public company investors and complying with the increasingly complex laws pertaining to U.S. listed public companies. ZOOZ’s management team may not efficiently manage their responsibilities following ZOOZ’s transition to being a U.S. listed public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from ZOOZ’s senior management and could divert their attention away from the day-to-day management of ZOOZ’s business, which could adversely affect ZOOZ’s business, financial condition and operating results.

ZOOZ is dependent on the services of its key executive and employees.

ZOOZ is dependent upon retaining employment and support of key executives and employees, for achieving expected business results and advancing its technology. The leave or unavailability of any of these key members of its management team and key employees for any significant period of time, or the inability of these individuals to manage or delegate their responsibilities successfully as ZOOZ’s business grows, could adversely affect its business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

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ZOOZ may not be able to obtain financing for its growth or to fund its future capital expenditures, which could negatively impact ZOOZ’s results of operations and financial condition.

In order to fund future growth of its operations, increased working capital levels or capital expenditures, ZOOZ will be required to use cash from operations, incur borrowings or raise capital through the sale of debt or additional equity securities. ZOOZ’s ability to obtain additional bank financing or to access the capital markets for any future offerings may be limited by ZOOZ’s financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond ZOOZ’s control or influence. Any failure to obtain the funds for its growing needs or capital expenditures could impact ZOOZ’s results of operations, financial condition and ZOOZ’s ability to pay dividends.

ZOOZ may need additional capital in the future to support its operations and, if such additional financing is not available to it, on reasonable terms or at all, ZOOZ’s liquidity and results of operations will be materially and adversely impacted.

Unanticipated developments in the short term, such as the entry into agreements which require large expenditures or the acquisition of businesses with negative cash flows, may necessitate additional financing. ZOOZ may seek to raise additional capital through public or private debt or equity financings in order to:

●	fund the additional operations and capital expenditures;
●	take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies;
●	develop and upgrade ZOOZ’s technology infrastructure beyond current plans;
●	develop new product and service offerings;
●	take advantage of favorable conditions in capital markets; or
●	respond to competitive pressures.

The capital markets, and in particular the public equity market for equipment vendors and for companies related to EV-charging market, have historically been volatile. It is difficult to predict when, if at all, it will be possible for such companies to raise capital through these markets. ZOOZ cannot assure you that the additional financing will be available on terms favorable to it, or at all. If ZOOZ issues additional equity or convertible debt securities, its existing shareholders may experience substantial dilution.

ZOOZ expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce ZOOZ’s profitability and may never result in revenue to ZOOZ.

ZOOZ future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. ZOOZ plans to incur significant research and development costs in the future as part of ZOOZ efforts to design, develop, manufacture and introduce new products and enhance existing products. ZOOZ’s research and development expenses were $1.5 million and $4.2 million during the fiscal years ended December 31, 2021, and 2022 respectively, and are likely to grow in the future. Further, ZOOZ’s research and development program may not produce successful results, and ZOOZ’s new products may not achieve market acceptance, may not create additional revenue or may not become profitable.

If ZOOZ becomes subject to material amount of tax in the jurisdictions in which it operates, its net income and cash flow would decrease.

ZOOZ’s business is affected by taxes imposed on the purchase and sale of the components of ZOOZ’s systems and the sale of its products in various jurisdictions in which it operates from time to time. These taxes include sales, excise, goods and services taxes, value-added taxes, and other taxes. ZOOZ does not currently pay a material amount of tax in any jurisdiction in which ZOOZ operates. As a result of changes in tax laws or the application by tax authorities of these laws or its failure to comply with tax laws or otherwise, ZOOZ may become liable for an increased amount of tax in any jurisdiction. An increased liability for taxes would decrease ZOOZ’s net income and cash flow.

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Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity

ZOOZ’s business may be adversely affected if ZOOZ is unable to protect its technology and intellectual property from unauthorized use by third parties.

ZOOZ’s success depends, at least in part, on its ability to protect its core technology and intellectual property. To accomplish this, ZOOZ relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect ZOOZ’s technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of ZOOZ’s competitive advantage and a decrease in revenue which would adversely affect ZOOZ’s business, prospects, financial condition and operating results.

Although ZOOZ’s patent applications were approved in certain jurisdictions, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable, or invalidated. Furthermore, even if they are unchallenged, ZOOZ’s patents may not adequately protect its intellectual property or products and provide exclusivity for ZOOZ’s new products or prevent others from designing around ZOOZ’s claims. Furthermore, there is no guarantee that third parties will not infringe or misappropriate ZOOZ’s patents or similar proprietary rights. In addition, there can be no assurance that ZOOZ will not have to pursue litigation against other parties to assert its rights.

Intellectual property rights of third parties could adversely affect ZOOZ’s ability to commercialize its products, and ZOOZ might be required to litigate or obtain licenses from third parties in order to develop or market its product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms and may prevent or delay ZOOZ’s development and commercialization efforts.

It is inherently difficult to conclusively assess ZOOZ’s freedom to operate without infringing on third-party rights. ZOOZ’s competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover ZOOZ’s products or elements thereof, or ZOOZ’s manufacturing or uses relevant to its development plans. In such cases, ZOOZ may not be in a position to develop or commercialize products or services or its product candidates (and any relevant services) unless it successfully pursues litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms.

There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by ZOOZ’s products. If such an infringement claim should be brought and be successful, ZOOZ may be required to pay substantial damages, be forced to abandon its new products or seek a license from any patent holders.

In the event of a successful claim of infringement against ZOOZ, ZOOZ may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. Thus, ZOOZ cannot guarantee that it will be able to successfully settle or otherwise resolve such infringement claims. If ZOOZ is unable to successfully settle future claims on terms acceptable to it, ZOOZ may be required to engage in or continue costly, unpredictable, and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing its new products or services. If ZOOZ fails in any such dispute, in addition to being forced to pay damages, it may be temporarily or permanently prohibited from commercializing new products or services that are held to be infringing. ZOOZ might, if possible, also be forced to redesign new products so that it no longer infringes third-party intellectual property rights. Any of these events, even if ZOOZ were ultimately to prevail, could require ZOOZ to divert substantial financial and management resources that it would otherwise be able to devote to its business.

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In addition to patented technology, ZOOZ relies on unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

ZOOZ relies on proprietary information (such as trade secrets, designs, experiences, work flows, data, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that ZOOZ believes is best protected by means that do not require public disclosure. ZOOZ generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure provisions with its employees, consultants, customers, contractors and third parties. However, ZOOZ may fail to enter into the necessary agreements, and even if entered into, such agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of ZOOZ’s proprietary information, may be limited as to their term and may not provide adequate remedies in the event of unauthorized disclosure or use of proprietary information. ZOOZ has limited control over the protection of trade secrets used by its current or future manufacturing counterparties and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, ZOOZ’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that ZOOZ’s employees, consultants, customers, contractors, advisors and other third parties use intellectual property owned by others in their work for it, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of ZOOZ’s proprietary rights, and failure to obtain or maintain protection for ZOOZ’s proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where ZOOZ operates may afford little or no protection to its trade secrets.

ZOOZ’s technology has had, and in the future could have, undetected defects, design or manufacturing errors or bugs in hardware or software, which could negatively affect the functionality and reliability of ZOOZ’s product, including the product’s safety, which could ultimately have an adverse effect on the market adoption of ZOOZ’s product, damage ZOOZ’s reputation with current or prospective customers, and/or expose ZOOZ to product liability and other claims that could materially and adversely affect ZOOZ’s business.

ZOOZ’s technology has had, and in the future could have, undetected defects, design or manufacturing errors, long-term fatigue effects, and/or errors or bugs in hardware or software, which could negatively effect ZOOZ’s device functionality, reliability and safety, in a manner that, in extreme situations, could potentially lead to bodily or property damage. Such extreme failures may include mechanical failure of a high-velocity rotating heavy-mass (contained within the product’s integrated flywheels), as well as electrification, due to insulation failure of the product being a high-voltage, high-power electrical device and other failures due to the complexity of such highly-integrated device. Such failures could have an adverse effect on the market adoption of ZOOZ’s product, harm the reliability thereof, damage ZOOZ’s reputation with current or prospective customers, and/or expose ZOOZ to product liability and other claims that could materially and adversely affect ZOOZ’s business.

Any insurance that ZOOZ carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions.

Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on ZOOZ’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

ZOOZ expects to grant some of its customers a warranty for the kinetic storage system and in particular a long-term warranty for the flywheels. ZOOZ is examining the robustness of the design, the quality of the raw materials and the manufacturing processes of the flywheels, and their effect on reliability and safety of the flywheels throughout the expected life of the product. ZOOZ’s product readiness reliability is still to be proven; the product may be subject to risks relating to the relatively early stage of the product’s use in the market. If ZOOZ will have to bear the costs of repairing or replacing some of the storage systems at considerable costs exceeding ZOOZ’s existing insurance amounts, ZOOZ may incur substantial expenses.

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ZOOZ’s use of open-source software under license terms that interfere with its proprietary rights could disrupt its business.

ZOOZ’s technology solution includes some software, known as open-source software, which has source code or material that is available to the public, or open source. Although ZOOZ monitors its use of open-source software, the terms of many open-source licenses to which it is subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on ZOOZ’s ability to provide its products to its clients. While ZOOZ monitors its use of open-source software and tries to ensure that none is used in a manner that would require it to disclose its source code or that would otherwise breach the terms of an open-source agreement, such use could inadvertently occur. In the future, ZOOZ could be required to seek licenses from third parties in order to continue offering its products, which licenses may not be available on terms that are acceptable to ZOOZ, or at all. Alternatively, ZOOZ may need to re-engineer its products or discontinue use of portions of the functionality provided by its products. In addition, the terms of open-source software licenses may require ZOOZ to provide software that it develops using such software to others on unfavorable license terms. ZOOZ may be required to release its proprietary source code, pay damages for breach of contract, discontinue sales in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from its development efforts. ZOOZ’s inability to use third party software could result in disruptions to its business, or delays in the development of future offerings or enhancements of existing offerings, which could impair ZOOZ’s business.

If ZOOZ fails to maintain adequate security and supporting infrastructure as ZOOZ scales its systems, ZOOZ may experience outages and disruptions of its services which could harm ZOOZ’s brand and reputation and negatively impact ZOOZ’s revenue and results of operations.

As ZOOZ grows its business, ZOOZ expects to continue investing in technology services, hardware and software, including data centers, network services, storage and database technologies. Creating the appropriate support for ZOOZ’s solution, including ZOOZ’s computational infrastructure, is expensive and complex, and ZOOZ’s execution could result in inefficiencies or operational failures and increased vulnerability to cyber-attacks, which, in turn, could diminish the quality of ZOOZ’s services and performance for advertisers. The steps that ZOOZ may take to increase the reliability, integrity and security of its systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to its systems, complex interactions within ZOOZ’s solution and the increasing number of connections with third party partners and vendors’ technology. Operational errors or failures or successful cyber-attacks could damage ZOOZ’s reputation and result in loss of current and new advertisers and other business partners, which could harm ZOOZ’s business.

ZOOZ’s business practices with respect to data could give rise to liabilities or reputational harm as a result of governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing ZOOZ services, ZOOZ transmits and stores information related to ZOOZ’s clients and their use of its products, although ZOOZ does not generally store individual personal identifying information. Federal, state and international laws and regulations can govern the collection, use, retention, sharing and security of data that ZOOZ collects across its systems. ZOOZ strives to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, it is possible that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or ZOOZ’s practices. Any failure, or perceived failure, by ZOOZ to comply with U.S. federal, state, or international laws, including laws and regulations regulating privacy, data security, or consumer protection, could result in proceedings or actions against ZOOZ by governmental entities or others. ZOOZ may also be contractually liable to indemnify and hold harmless ZOOZ’s clients from the costs or consequences of inadvertent or unauthorized disclosure of data that ZOOZ stores or handles as part of providing ZOOZ’s services.

As ZOOZ expands its operations globally, compliance with regulations that differ from country to country may also impose substantial burdens on ZOOZ’s business. In particular, the European Union has traditionally taken a broader view as to what is considered personal information and has imposed greater obligations under data privacy regulations. In addition, individual EU member countries have had discretion with respect to their interpretation and implementation of the regulations, which has resulted in variation of privacy standards from country to country. Complying with any new regulatory requirements could force ZOOZ to incur substantial costs or require ZOOZ to change ZOOZ’s business practices in a manner that could compromise its ability to effectively pursue ZOOZ’s growth strategy.

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ZOOZ is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.

In the ordinary course of ZOOZ’s business, ZOOZ collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information regarding ZOOZ’s employees, and contact information of ZOOZ customers and service providers, that is subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity. Ensuring that ZOOZ’s collection, use, transfer, storage, maintenance and other processing of personal information complies with applicable laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity in relevant jurisdictions can increase operating costs, impact the development of new systems, and reduce operational efficiency. Global legislation, enforcement, and policy activity in this area is rapidly expanding and creating a complex regulatory compliance environment. Any actual or perceived mishandling or misuse of the personal information by us or a third party with which ZOOZ is affiliated, including payrolls providers and other service providers that have access to sensitive and other personal information, could result in litigation, regulatory fines, penalties or other sanctions, damage to ZOOZ’s reputation, disruption of ZOOZ’s business activities, and significantly increased business and cybersecurity costs or costs related to defending legal claims.

Internationally, many jurisdictions have established data privacy and cybersecurity legal frameworks with which ZOOZ may need to comply. For example, the EU has adopted the General Data Protection Regulation (“GDPR”), which requires covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover or EUR 20 million (UK£17.5 million) (whichever is the greater). Additionally, the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law) went into effect following Brexit. While the GDPR and the U.K. GDPR are substantially the same, going forward there is increasing risk for divergence in application, interpretation and enforcement of the data privacy and cybersecurity laws and regulations as between the EU and the United Kingdom, which may result in greater operational burdens, costs and compliance risks. Additionally, the GDPR and the U.K. GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU and the United Kingdom to third countries (including the United States), and the mechanisms to comply with such obligations are also in considerable flux and may lead to greater operational burdens, costs and compliance risks.

In addition, in Israel, the Privacy Protection Law, 5741-1981, and the regulations enacted thereunder, including without limitation the Privacy Protection Regulations (Data Security), 5777-2017 (“Data Security Regulations”), as well as guidelines issued by the Israeli Privacy Protection Authority (collectively, the “PPL”), impose obligations and restrictions with respect to the manner certain personal data is processed, maintained, transferred, disclosed, accessed and secured. Failure to comply with certain provisions of the PPL may expose ZOOZ to administrative fines, civil claims (including class actions) and in certain cases criminal liability. In addition, breaches of the PPL discovered by the Israeli Privacy Protection Authority’s inspection unit may be published on the Israeli Privacy Protection Authority’s website and are often reported in the media, which may result in negative publicity. Current pending legislation may result in a change of the current enforcement measures and sanctions and may also require ZOOZ to modify the manner personal data is collected, processed and maintained by ZOOZ. The Israeli Privacy Protection Authority may initiate certain administrative inspection proceedings, from time to time, without any suspicion of any particular breach of the PPL, as it has done in the past with respect to many Israeli companies in various business sectors. In addition, to the extent that any administrative supervision procedure is initiated by the Israeli Privacy Protection Authority and reveals certain irregularities with respect to ZOOZ’s compliance with the PPL, in addition to ZOOZ’s exposure to administrative fines, civil claims (including class actions) and in certain cases criminal liability, ZOOZ may also need to take certain remedial actions to rectify such irregularities, which may increase ZOOZ’s costs.

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At the federal level, ZOOZ are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission, which regulates unfair or deceptive acts or practices, including with respect to data privacy and cybersecurity. Moreover, the United States Congress has recently considered, and is currently considering, various proposals for more comprehensive data privacy and cybersecurity legislation, to which ZOOZ may be subject if passed. Data privacy and cybersecurity are also areas of increasing state legislative focus and ZOOZ is, or may in the future become, subject to various state laws and regulations regarding data privacy and cybersecurity. For example, the California Consumer Protection Act of 2018 (the “CCPA”), which became effective on January 1, 2020, applies to for-profit businesses that conduct business in California and meet certain revenue or data collection thresholds. The CCPA gives California residents certain rights with respect to personal information collected about them. Further, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”) (which was passed via a ballot initiative as part of the November 2020 election) significantly modified the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. Other states where ZOOZ does business, or may in the future do business, or from which ZOOZ otherwise collect, or may in the future otherwise collect, personal information of residents have adopted or are considering adopting similar laws. Laws in all 50 U.S. states generally require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. Certain state laws and regulations may be more stringent, broader in scope, or offer greater individual rights, with respect to personal information than international, federal or other state laws and regulations, and such laws and regulations may differ from each other, which may complicate compliance efforts and increase compliance costs. The interpretation and application of international, federal and state laws and regulations relating to data privacy and cybersecurity are often uncertain and fluid, and may be interpreted and applied in a manner that is inconsistent with ZOOZ data practices.

Further, while ZOOZ strive to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, regulations, rules and industry standards, ZOOZ cannot ensure that its privacy policies and other statements regarding ZOOZ’s practices will be sufficient to protect ZOOZ from claims, proceedings, liability or adverse publicity relating to data privacy or cybersecurity. Although ZOOZ endeavors to comply with ZOOZ’s privacy policies, ZOOZ may at times fail to do so or be alleged to have failed to do so. The publication of ZOOZ’s privacy policies and other documentation that provide promises and assurances about privacy and cybersecurity can subject ZOOZ to potential federal or state action if they are found to be deceptive, unfair, or misrepresentative of ZOOZ actual practices.

Any failure or perceived or inadvertent failure by ZOOZ to comply with ZOOZ’s privacy policies, or existing or new laws, regulations, rules, standards or contractual obligations, or any compromise of security that results in unauthorized access to, or unauthorized loss, destruction, use, modification, acquisition, disclosure, release or transfer of personal information, may result in substantial costs, time and other resources, orders to stop or modify the alleged non-compliant activity, proceedings or actions against ZOOZ by governmental entities or others, legal liability, audits, regulatory inquiries, governmental investigations, enforcement actions, claims, fines, judgments, awards, penalties, sanctions and costly litigation (including class actions). Any of the foregoing could harm ZOOZ’s reputation, distract ZOOZ’s management and technical personnel, increase ZOOZ’s costs of doing business, adversely affect the demand for ZOOZ’s systems, and ultimately result in the imposition of liability, any of which could have a material adverse effect on ZOOZ’s business, financial condition and results of operations.

Commercial security risks, including security breaches, identity theft, service disrupting attacks and viruses, could harm ZOOZ’s reputation and the conduct of ZOOZ’s business, which could have a material adverse effect on ZOOZ’s financial results.

A fundamental requirement for online-connected commerce and communications is the secure storage and transmission of confidential information over public networks. Although ZOOZ has developed and use systems and processes that are designed to protect customer information and prevent fraudulent credit card transactions and other security breaches, ZOOZ’s security measures may not prevent security breaches or identity theft that could harm ZOOZ’s reputation and business. Currently, a significant number of ZOOZ’s customers provide credit card and other financial information and authorize ZOOZ to bill their credit card accounts directly for all transaction fees charged by ZOOZ. ZOOZ relies on encryption and authentication technology to provide the security and authentication to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by ZOOZ to protect transaction data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of ZOOZ’s security could damage ZOOZ’s reputation and expose ZOOZ to a risk of litigation and possible liability. The coverage limits of ZOOZ insurance policies may not be adequate to reimburse ZOOZ for losses caused by security breaches.

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Additionally, ZOOZ’s servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, and ZOOZ may experience “denial-of-service” type attacks on ZOOZ’s system that may make all or portions of its websites unavailable for periods of time. ZOOZ may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Disruptions in ZOOZ’s services and damage caused by viruses and other attacks could cause a loss of user confidence in ZOOZ systems and services, which could lead to reduced usage of ZOOZ’s products and services and materially adversely affect ZOOZ’s business and financial results.

Defects, errors or other performance problems in ZOOZ’s software or hardware, or the third-party software or hardware on which ZOOZ rely, could harm ZOOZ’s reputation, result in significant costs to ZOOZ, impair ZOOZ’s ability to sell ZOOZ’s systems and subject ZOOZ to substantial liability.

ZOOZ’s software and hardware, and those of third parties on which ZOOZ rely, is complex and may contain defects or errors when implemented or when new functionality is released, as ZOOZ may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in ZOOZ’s business, technological advancements and changing industry trends. Despite ZOOZ’s testing, from time to time ZOOZ has discovered, and may in the future discover, defects or errors in its software and hardware. Any performance problems or defects in ZOOZ’s software or hardware, or those of third parties on which ZOOZ rely, could materially and adversely affect ZOOZ’s business, financial condition and results of operations. Defects, errors or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could be costly for ZOOZ, damage ZOOZ’s customers’ businesses, harm ZOOZ’s reputation and result in reduced sales or a loss of, or delay in, the market acceptance of ZOOZ’s systems. In addition, if ZOOZ has any such errors, defects or other performance problems, ZOOZ’s clients could seek to terminate their contracts, delay or withhold payment or make claims against ZOOZ. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect ZOOZ’s business, financial condition and results of operations.

ZOOZ relies on ZOOZ’s information systems to conduct ZOOZ’s business, and failure to protect these systems against security breaches could adversely affect ZOOZ’s business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, ZOOZ’s business could be harmed.

ZOOZ rely on its computer systems and network infrastructure across ZOOZ’s operations. The safety and security and efficient operation of ZOOZ’s business, including processing, transmitting and storing electronic and financial information, are dependent on computer hardware and software systems, which are increasingly vulnerable to security breaches and other disruptions. Any significant interruption or failure of ZOOZ’s information systems or any significant breach of security could adversely affect ZOOZ’s business and results of operations.

ZOOZ relies on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on ZOOZ’s information systems. However, these measures and technology may not adequately prevent security breaches. The technology and other controls and processes designed to secure ZOOZ’s confidential and proprietary information, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls may in the future fail to prevent or detect, unauthorized access to ZOOZ’s confidential and proprietary information. In addition, the foregoing events could result in violations of applicable privacy and other laws. If confidential information is inappropriately accessed and used by a third party or an employee for illegal purposes, ZOOZ may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, ZOOZ may also be subject to regulatory action, investigation or liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of ZOOZ’s information systems.

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ZOOZ’s operations and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data, and these systems may be damaged, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise The threats to ZOOZ’s information systems are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such threats change frequently and are often not recognized or detected until after they have been launched, and therefore, ZOOZ may be unable to anticipate these threats and may not become aware in a timely manner of such a security breach, which could exacerbate any damage ZOOZ experiences.

ZOOZ may be required to expend significant capital and other resources to protect against and remedy any potential security breaches and their consequences. A cyber-attack could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, ZOOZ’s remediation efforts may not be successful and ZOOZ may not have adequate insurance to cover these losses.

The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt ZOOZ’s business and could have a material adverse effect on ZOOZ’s business, results of operations, cash flows and financial condition.

Risks Related to Customers

Failure to effectively expand ZOOZ’s sales and marketing capabilities could harm ZOOZ’s ability to increase ZOOZ’s customer base and achieve broader market acceptance of ZOOZ’s products.

ZOOZ’s ability to effectively expand ZOOZ’s sales and marketing operations and activities will have a significant impact on ZOOZ’s ability to expand ZOOZ’s customer base, gain broader market acceptance, grow revenue, and achieve and sustain profitability. Sales and marketing expenses represent a significant percentage of ZOOZ’s total revenue, and ZOOZ’s operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

ZOOZ is substantially dependent on ZOOZ’s direct sales force to obtain new customers. ZOOZ plans to continue to expand ZOOZ’s direct sales force both domestically and internationally, but ZOOZ may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect ZOOZ’s ability to expand ZOOZ’s sales capabilities. Especially in new sales territories, new hires require extensive training and time before achieving full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and ZOOZ may be unable to hire or retain sufficient numbers of qualified individuals. It is also costly and time-consuming to hire sales personnel in new countries, requiring additional set up and upfront costs that may be disproportionate to the initial revenue expected. There is significant competition for direct sales personnel with the strong sales skills and technical knowledge which may increase the risk of not being able to retain the sales personnel ZOOZ recruit and train.

ZOOZ’s ability to achieve significant revenue growth in the future will depend, in large part, on ZOOZ’s success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel, and that they attain desired productivity levels within a reasonable period of time. ZOOZ’s business will be harmed if continuing investment in ZOOZ’s sales and marketing capabilities does not generate a significant increase in revenue.

Failure to expand ZOOZ’s customer base would have a material adverse effect on ZOOZ’s results of operations and financial condition.

While ZOOZ expects to significantly diversify ZOOZ’s customer base in the near future, historically ZOOZ had a small customer base comprising a significant portion of ZOOZ commercial open orders. If ZOOZ is unable to sufficiently diversify ZOOZ’s customer base, ZOOZ will remain subject to significant risks associated with a highly concentrated customer base.

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This concentration exposes ZOOZ’s business, financial condition and operating results to a number of risks, including the following:

●	In a highly concentrated business environment, ZOOZ may not be able to find other sources of revenue if particular customers do not place an order, delay or cancel an order.

●	As a result of this concentrated customer base, single customers represent a greater portion of ZOOZ’s sales and, consequently, have greater commercial negotiation leverage. Occasionally, customers may request and receive pricing, payment, intellectual property-related or other commercial terms that negatively affect ZOOZ’s business due to their aggressive policies regarding engaging alternative, second-source suppliers for the products ZOOZ offer. Any of these changes could negatively impact ZOOZ’s prices, customer orders, revenues, and gross margins.

●	The highly concentrated business environment also increases ZOOZ’s exposure to risks related to ZOOZ’s customers’ financial condition. If ZOOZ’s customers experience liquidity issues in the future, ZOOZ may be required to incur additional credit losses on receivables owed by them. In addition, customers with liquidity issues may be forced to reduce purchases of ZOOZ’s equipment, delay deliveries of ZOOZ’s products, discontinue operations or may be acquired by one of ZOOZ’s customers, and in either case such events would have the effect of further consolidating ZOOZ’s customer base.

Any of these factors could have a material adverse effect on ZOOZ’s business, financial condition and operating results.

Customer relationships with early-stage companies may present more risks than with established companies.

A significant portion of ZOOZ’s current and potential customer and partner base is comprised of early-stage companies. Customer relationships with early-stage companies are particularly risky since these companies lack extensive operating experience. As a result, there is less demonstration of market acceptance of their services, making it harder for us to anticipate needs and requirements than with established customers. In addition, funding for such companies may be more difficult to obtain and these customer relationships may not continue or materialize to the extent ZOOZ plans or previously experienced. Further, supply chain risks arising from COVID-19 policies or geopolitical turmoil may have a more significant impact on early-stage customers than with established customers. This may result in additional credit risk, including but not limited to the collection of trade accounts receivables and payment for their inventory.

Customer relationships with a company without a local presence in the customer territory may present more risks than with companies with a local presence.

ZOOZ may seek to establish customer relationships and expand its business in regions where ZOOZ does not have a local physical presence or operational footprint. Despite providing opportunities for growth, such expansion comes with inherent risks and challenges associated with operating remotely in new markets.

Without a local presence, providing prompt and effective customer service may be more challenging. Time zone differences, language barriers, and delays in response times may lead to dissatisfaction among customers, potentially affecting ZOOZ’s reputation and future business prospects. Each region has unique market characteristics, preferences, and regulations. In the absence of a physical presence in the customer territory, ZOOZ may be unable to fully understand and cater to their specific needs. Operating in different jurisdictions often requires adherence to local regulations and compliance standards. Lack of local presence might lead to inadvertent non-compliance, legal issues, or challenges navigating complex regulatory environments.

In addition, companies with a local presence often have an advantage in building stronger relationships with customers, conducting face-to-face meetings, and offering tailored solutions. This competitive disadvantage could impact ZOOZ’s ability to secure contracts and compete effectively with local competitors.

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Risks Related to Laws and Regulation

ZOOZ’s global business requires ZOOZ to comply with laws and regulations in countries across the world and exposes ZOOZ to international business risks that could adversely affect ZOOZ’s business.

ZOOZ is subject to environmental, labor, health, safety and other laws and regulations in Israel, the United States and other jurisdictions in which ZOOZ operates. ZOOZ is also required to obtain environmental permits and other authorizations or licenses from governmental authorities for certain of ZOOZ’s operations and have to protect ZOOZ’s intellectual property worldwide. In the jurisdictions where ZOOZ operates, ZOOZ needs to comply with differing standards and varying practices of regulatory, tax, judicial and administrative bodies. ZOOZ’s field is developing and, accordingly, so is its regulatory scheme. It is likely that the regulatory schemes in which ZOOZ operates will continue to change and develop, which may affect ZOOZ’s operations. ZOOZ may face significant costs related to new regulations regarding flywheels energy storage shipping, installation and usage.

The business environment is also subject to many uncertainties, including the following international business risks:

●	negative economic developments in economies around the world and the instability of governments, currently for example the sovereign debt situation in certain European countries;

●	Social and political instability in a number of countries around the world, including the recent developments in the Middle East, and also including the threat of war, terrorist attacks in the United States or in Europe, the Middle East and Africa, epidemics or civil unrest;

●	pandemics or national and international environmental, nuclear or other disasters, which may adversely affect ZOOZ’s workforce, as well as its local suppliers and customers;

●	adverse changes in governmental policies, especially those affecting trade and investment;

●	foreign currency exchange, in particular with respect to the U.S. dollar, and transfer restrictions; and

●	threats that ZOOZ operations or property could be subject to nationalization and expropriation.

No assurance can be given that ZOOZ has been or will be at all times in complete compliance with the laws and regulations to which ZOOZ is subject or that ZOOZ has obtained or will obtain the permits and other authorizations or licenses that ZOOZ needs. If ZOOZ violates or fails to comply with laws, regulations, permits and other authorizations or licenses, ZOOZ could be fined or otherwise sanctioned by regulators. In addition, if any of the international business risks were to materialize or become worse, they could also have a material adverse effect on ZOOZ’s business, financial condition and results of operations.

ZOOZ may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. ZOOZ may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt ZOOZ’s business. Any adverse determination in litigation could also subject ZOOZ to significant liabilities.

Failure to comply with the Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject ZOOZ to penalties and other adverse consequences.

ZOOZ has international operations and a substantial portion of ZOOZ’s business, particular with respect to ZOOZ’s manufacturing processes, is conducted outside of the United States. ZOOZ’s operations are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the anti-corruption and anti-bribery laws in Israel and in the countries where ZOOZ does business. The FCPA prohibits covered parties from offering, promising, authorizing or giving anything of value, directly or indirectly, to a “foreign government official” with the intent of improperly influencing the official’s act or decision, inducing the official to act or refrain from acting in violation of lawful duty, or obtaining or retaining an improper business advantage. The FCPA also requires publicly traded companies to maintain records that accurately and fairly represent their transactions, and to have an adequate system of internal accounting controls. In addition, other applicable anti-corruption laws prohibit bribery of domestic government officials, and some laws that may apply to ZOOZ’s operations prohibit commercial bribery, including giving or receiving improper payments to or from non-government parties, as well as so-called “facilitation” payments. In addition, ZOOZ is subject to U.S. and other applicable trade control regulations that restrict with whom ZOOZ may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control.

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Though ZOOZ maintain policies, internal controls and other measures reasonably designed to promote compliance with applicable anticorruption and anti-bribery laws and regulations, and certain safeguards designed to ensure compliance with U.S. trade control laws, its employees or agents may nevertheless engage in improper conduct for which ZOOZ might be held responsible. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt ZOOZ’s operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. If ZOOZ, or ZOOZ’s employees or agents acting on ZOOZ’s behalf, are found to have engaged in practices that violate these laws and regulations, ZOOZ could suffer severe fines and penalties, profit disgorgement, injunctions on future conduct, securities litigation, bans on transacting government business, delisting from securities exchanges and other consequences that may have a material adverse effect ZOOZ’s business, financial condition and results of operations. In addition, ZOOZ’s reputation, its net sales or its share price could be adversely affected if ZOOZ becomes the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Environmental and safety laws and regulations may expose us to liability, and such liability and compliance with these laws and regulations may adversely affect ZOOZ’s business.

ZOOZ’s industry is subject to a variety of international, federal, state, local and non-U.S. laws and regulations governing pollution, environmental protection and occupational health and safety, including those relating to the release, storage, use, discharge, handling, generation, transportation, disposal, and labeling of, and human exposure to, hazardous and toxic materials, product composition, and the investigation and cleanup of contaminated sites, including sites ZOOZ currently or formerly owned or operated, due to the release of hazardous materials, regardless of whether ZOOZ caused such release. ZOOZ is also required to obtain environmental permits from governmental authorities for certain of its operations. ZOOZ cannot assure you that it has been or will be at all times in complete compliance with such laws, regulations and permits. Failure to comply with such laws and regulations could subject ZOOZ to civil or criminal costs, obligations, sanctions or property damage or personal injury claims, or suspension of its facilities’ operating permits. In addition, ZOOZ may be strictly liable for joint and several costs associated with investigation and remediation of sites at which ZOOZ has arranged for the disposal of hazardous wastes if such sites become contaminated, even if ZOOZ fully comply with applicable environmental laws and regulations. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict ZOOZ’s ability to expand ZOOZ’s business or require us to modify processes or incur other substantial expenses which could harm ZOOZ’s business.

In the event of an incident involving hazardous materials, ZOOZ could be liable for damages and such liability could exceed the amount of any liability insurance coverage and the resources of ZOOZ’s business. In addition, in the event of the discovery of contaminants or the imposition of clean up obligations for which ZOOZ is responsible, ZOOZ may be required to take remedial or other measures which could have a material adverse effect on ZOOZ’s business, financial condition and results of operations. In response to environmental concerns, some customers and government agencies impose requirements for the elimination and/or labeling of hazardous substances, such as lead, in electronic equipment, as well as requirements related to the take-back of products discarded by customers. Environmental and occupational health and safety laws and regulations have tended to become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm ZOOZ’s business.

Scientific examination of, political attention to and rules and regulations on issues surrounding the existence and extent of climate change may result in an increase in the cost of production due to increase in the prices of energy and introduction of an energy or carbon tax. A variety of regulatory developments have been introduced that focus on restricting or managing the emission of carbon dioxide, methane and other greenhouse gas. Enterprises may need to purchase at higher costs new equipment or raw materials with lower carbon footprints. These developments and further legislation that is likely to be enacted could affect ZOOZ’s operations negatively.

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In addition, there is an increasing focus on corporate environmental, social and governance (“ESG”) responsibility in the EV industry. A number of ZOOZ’s customers have adopted, or may adopt, procurement policies that include ESG provisions or requirements that their suppliers should comply with, or they may seek to include such provisions or requirements in their procurement terms and conditions. An increasing number of investors are also requiring companies to disclose corporate ESG policies, practices and metrics. Legal and regulatory requirements, as well as investor expectations, on corporate ESG practices and disclosure, can be unpredictable, and may be difficult and expensive for ZOOZ to comply with, given the complexity of its supply chain and manufacturing. If ZOOZ is unable to comply or are unable to cause its suppliers or contract manufacturers to comply, with such policies or provisions or meet the requirements of its customers and its investors, a customer may stop purchasing products from ZOOZ or an investor may sell their shares, and may take legal action against ZOOZ, which could harm its reputation, revenue and results of operations.

Changes to tax laws or regulations in Israel, the United States and other jurisdictions expose ZOOZ to tax uncertainties and could adversely affect ZOOZ’s results of operations or financial condition.

As a multinational business, operating in multiple jurisdiction such as Israel, the United States, and the EU , ZOOZ may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. Changes to tax laws or regulations in the jurisdictions in which ZOOZ operates, or in the interpretation of such laws or regulations, could significantly increase ZOOZ’s effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on ZOOZ’s financial condition. Since a significant portion of its operations are located in Israel, changes in tax laws or regulations in Israel could significantly affect ZOOZ’s operating results. Further changes in the tax laws of foreign jurisdictions could arise, in particular, as a result of different initiatives undertaken by the Organization for Economic Co-operation and Development (the “OECD”). Any changes in the OECD policy or recommendations, if adopted, could increase tax uncertainty and may adversely affect ZOOZ’s provision for income taxes and increase its tax liabilities. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of ZOOZ’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of its income and other activities among tax jurisdictions, and changes in tax rates, could also increase ZOOZ’s effective tax rate.

ZOOZ is subject to regular review and audit by Israeli and other foreign tax authorities. Although ZOOZ believe ZOOZ’s tax estimates are reasonable, the authorities in these jurisdictions could review its tax returns and impose additional taxes, interest, linkage and penalties, and the authorities could claim that various withholding requirements apply to ZOOZ or ZOOZ’s subsidiaries or assert that benefits of tax treaties are not available to ZOOZ or ZOOZ’s subsidiaries, any of which could materially affect ZOOZ’s income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made. ZOOZ may also be liable for taxes in connection with businesses ZOOZ acquires. ZOOZ’s determinations are not binding on any taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in ZOOZ’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on ZOOZ’s business, financial condition, results of operations and cash flows.

Transfer pricing rules may adversely affect ZOOZ’s corporate income tax expense.

Many of the jurisdictions in which ZOOZ conducts business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge ZOOZ’s related party transfer pricing policies and as a consequence the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities were to be successful in challenging ZOOZ’s transfer pricing policies, ZOOZ may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on ZOOZ’s results of operations and financial condition.

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Proposed changes to the U.S. tax system, if enacted, could have a material adverse effect on our ongoing liability for U.S. corporate income tax.

The Biden administration has proposed a number of changes to the U.S. tax system. The proposals include changes to the U.S. corporate income tax system that would increase U.S. corporate tax rates, impose a corporate minimum book tax, and double the tax rate on and make other tax changes to GILTI earned by foreign subsidiaries. Additionally, the proposals include change to the anti-inversion rules that prevent U.S. companies from inverting, including by strengthening the rules to treat a foreign acquiring corporation as a U.S. company based on a reduced 50 percent continuing ownership threshold.

Many aspects of these proposals are unclear or undeveloped. We are unable to predict which, if any, U.S. tax reform proposals will be enacted into law, and what effects any enacted legislation might have our liability for U.S. corporate income tax.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could limit ZOOZ’s ability to sell ZOOZ’s products to certain customers or demand from certain customers, which may materially and adversely affect ZOOZ’s sales and results of operations.

The U.S. government has in the past made public statements indicating possible significant changes in U.S. trade policy and have taken certain actions that may impact U.S. trade policy, including imposing new or increased tariffs on certain goods imported into the United States. Since ZOOZ’s current products are manufactured outside the United States, such changes, if adopted, could have a disproportionate impact on ZOOZ’s business and make ZOOZ’s products more expensive and less competitive in the U.S. market. Furthermore, changes in U.S. trade policy could trigger retaliatory actions by affected countries, which could impose restrictions on ZOOZ’s ability to do business in or with affected countries or prohibit, reduce or discourage purchases of ZOOZ’s products by foreign customers, leading to increased costs of components contained in ZOOZ’s products, increased costs of manufacturing ZOOZ’s products, and higher prices for ZOOZ’s products in foreign markets. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of ZOOZ’s products and cause ZOOZ’s sales to decline, which could materially and adversely impact ZOOZ’s business, financial condition and results of operations. The U.S. or foreign governments may take administrative, legislative or regulatory action that could materially interfere with ZOOZ’s ability to sell products in certain countries and/or to certain customers, particularly in China. ZOOZ cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the United States and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for ZOOZ’s business.

ZOOZ will be subject to legal and regulatory consequences if ZOOZ does not comply with applicable export control laws and regulations.

Products developed and manufactured in Israel and other locations are subject to export controls of the applicable nation. Obtaining export licenses can be difficult, costly and time-consuming and ZOOZ may not always be successful in obtaining necessary export licenses, and ZOOZ’s failure to obtain required import or export approval for ZOOZ’s products or limitations on ZOOZ’s ability to export or sell ZOOZ’s products imposed by these laws may harm ZOOZ’s international and domestic revenues. Noncompliance with these laws could have negative consequences, including government investigations, penalties and reputational harm. The absence of comparable restrictions on competitors in other countries may adversely affect ZOOZ’s competitive position. Failure to obtain export licenses for ZOOZ’s products or having one or more of its customers be restricted from receiving exports from ZOOZ could significantly reduce ZOOZ’s net sales and materially and adversely affect ZOOZ’s business, financial condition and results of operations.

Changing foreign exchange rates may have an adverse effect on ZOOZ’s financial results.

ZOOZ has operations and assets in Israel and operations in Germany and the U.S. and expects to expand to additional jurisdictions as detailed elsewhere in this proxy statement/prospectus. ZOOZ prepares its financial statements in U.S. dollars, but a portion of ZOOZ’s expenditures are denominated in Israeli new shekels and other currencies. ZOOZ therefore must translate its assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of Israeli new shekels and other foreign currencies relative to the U.S. dollar may negatively or positively affect the value of these items in ZOOZ’s financial statements. Additionally, currency exchange rates have been especially volatile in the recent past, and these currency fluctuations may make it difficult for ZOOZ to predict its results of operations. To the extent ZOOZ fails to manage ZOOZ’s foreign currency exposure adequately, ZOOZ may suffer losses in the value of ZOOZ’s assets, and ZOOZ’s business, financial condition, results of operations and cash flows may be negatively affected.

ZOOZ does not use derivative financial instruments, such as foreign exchange forward contracts, to mitigate the risk of changes in foreign exchange rates on ZOOZ’s balance sheet accounts and forecast cash flows. Moreover, derivative instruments are usually limited in time and as a result, cannot mitigate currency risks for the longer term. The volatility in the foreign currency markets may make it challenging to hedge ZOOZ’s foreign currency exposures effectively.

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The Committee on Foreign Investment in the United States may delay, prevent, or impose conditions on the Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. CFIUS requires certain foreign investors to make mandatory filings in regards to foreign direct and indirect investments in the United States known as “covered transactions.” Mandatory filing requirements apply to transactions i) that result in the acquisition of a “substantial interest” of the “US business” by a foreign person in which the national or subnational governments of a single foreign state (other than an excepted foreign state) have a substantial interest and the US business collects or maintains “sensitive personal data” of at least one million US citizens; performs certain functions related to “critical infrastructure;” or produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies;” or (ii) where the US business produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies for which a U.S. export authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to the principal place of business (for entities) or the country of nationality (for individuals) of a person obtaining certain thresholds of voting interest, control, or information rights regarding the US business, all as defined in the CFIUS regulations.

The regulation also allows such the parties to voluntarily file a declaration or a longer voluntary CFIUS notice, either of which subject the investment to a national security review by the U.S. government, in cases where the parties seek to obtain a safe harbor from later CFIUS intervention or where it is unclear if such a review is otherwise mandatory per the regulation. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to initiate investigations, suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Where a foreign investment is made without a CFIUS review and a filing was required, or if CFIUS independently learns of a national security concern related to the transaction, the parties may be subject to penalties, as described below.

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business engaged in activities with critical technologies, critical infrastructure projects or collection or management of sensitive personal data (TIDs), the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of any U.S. business by a foreign person is within CFIUS’ jurisdiction. CFIUS’ expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes “covered investments” that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that: (i) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (ii) owns or operates certain “critical infrastructure”; and/or (iii) maintains or collects “sensitive personal data,” all as defined in the CFIUS regulations.

Keyarch is a “foreign person” under the CFIUS regulations, organized as an exempted company in the Cayman Islands on April 23, 2021. The Sponsor of Keyarch is a “foreign person” under the CFIUS regulations. The Sponsor is a Cayman Islands exempted company incorporated with limited liability, but it is controlled by Fang Zheng, who is a resident of Hong Kong and of the Hong Kong special administrative unit (SAR) of China.

As ZOOZ is organized in the State of Israel with limited operations in the U.S., Keyarch believes that ZOOZ should not presently be considered a U.S. business for CFIUS purposes, unless it were to subsequently engage in commercial business as an entity under U.S. federal and state law which is a “Covered Transaction” or meets the definition of a TIDS business.

CFIUS has broad discretion to interpret its regulations, and ZOOZ cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination, and, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or, if the Closing has occurred, recommend that the President of the United States order Keyarch to divest all or a portion of the ZOOZ Shares that Keyarch acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any party to the Business Combination was required to make a filing with CFIUS but failed to do so, CFIUS could impose on such party the greater of a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater.

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In the case any CFIUS filing is made with a material misstatement or omission or a filing party makes a false certification, CFIUS may impose a civil penalty not to exceed $250,000. In the case that CFIUS were to require the parties to enter into a mitigation agreement, a failure to comply with the terms of such agreement may result in liquidated or actual damages as specified in the agreement or a civil penalty not to exceed $250,000 per violation or the value of the transaction, whichever is greater.

The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring prior to the deadline in the Keyarch Articles for Keyarch to complete its initial business combination.

These risks may limit the attractiveness of, and/or delay or prevent Keyarch from pursuing, the Business Combination or, should the Business Combination not be completed, another business combination with certain target companies that Keyarch believes would otherwise be attractive to its and its shareholders.

If Keyarch is unable to consummate the Business Combination, or another business combination, prior to the Final Redemption Date, Keyarch will be required to wind up, redeem its public shares, and liquidate. In such event, Keyarch’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the Keyarch warrants, which will expire worthless in the event of Keyarch winding up.

In addition, depending on ZOOZ’ ultimate share ownership following the Business Combination and other factors, ZOOZ believes it will likely be deemed to be a foreign person under CFIUS’ regulations. If a future particular proposed investment by ZOOZ in a U.S. business falls within CFIUS’ jurisdiction, ZOOZ may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis or, if a filing is not mandatory, ZOOZ may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.

Risks Related to Being a Public Company

ZOOZ will incur increased costs as a result of operating as a U.S. public company, and its management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, ZOOZ will become a U.S. public company subject to reporting requirements in the United States, and it will incur additional significant legal, accounting and other expenses that it did not incur as a TASE-listed company, and these expenses may increase even more after ZOOZ is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a U.S. public company, ZOOZ will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. ZOOZ’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, ZOOZ expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, ZOOZ expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. ZOOZ cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for ZOOZ to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

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The listing of ZOOZ securities on the NASDAQ will not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for ZOOZ’s securities.

ZOOZ will apply to list the ZOOZ ordinary shares and ZOOZ warrants on the Nasdaq under the symbol “ZOOZ”, to be effective at Closing. Unlike an underwritten initial public offering of the ZOOZ securities, the initial listing of ZOOZ’s securities as a result of the Business Combination will not benefit from the following:

●	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

●	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

●	underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of ZOOZ’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for ZOOZ’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

There are risks to Keyarch shareholders who are not affiliates of the Sponsor of becoming shareholders of ZOOZ through the Business Combination rather than acquiring securities of ZOOZ directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of ordinary shares and warrants in connection therewith, investors will not receive the benefit of an outside independent review of ZOOZ’s and Keyarch’s respective finances and operations performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

In addition, the Sponsor and Keyarch’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders generally. Such interests may have influenced Keyarch’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “The Business Combination Proposal – Interests of Keyarch’s Sponsor, Officers and Directors in the Transactions.”

The process of taking a company public in the U.S. by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public in the U.S. through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing proof that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s (such as ZOOZ’s) business, financial condition and results of operations. Going public in the U.S. via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

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In addition, going public in the U.S. via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

A market for ZOOZ’s securities may not be sustained.

Following the Business Combination, the price of ZOOZ’s securities may fluctuate significantly due to general market and economic conditions. An active trading market for ZOOZ’s securities following the Business Combination may not develop as expected or, if developed, it may not be sustained. In addition, the price of ZOOZ’s securities after the Business Combination can vary due to general economic conditions and forecasts, ZOOZ’s general business condition and the release of ZOOZ’s financial reports. Additionally, if ZOOZ’s securities become delisted from the Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of ZOOZ’s securities may be more limited than if ZOOZ was quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Risks Related to Our Incorporation and Location in Israel

Conditions in Israel could adversely affect ZOOZ’s business.

ZOOZ is incorporated under the laws of the State of Israel, and many of ZOOZ’s employees, including certain management members, operate from its offices that are located in Israel. In addition, a substantial number of ZOOZ’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect ZOOZ’s business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with certain armed groups in the Gaza Strip, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria.

In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which ZOOZ’s employees are located, and negatively affected business conditions in Israel. Any hostilities involving Israel, including the recent hostilities between certain armed groups in the Gaza Strip and Israel which has resulted large number of missiles being fired at Israel, including major cities, such interruptions or curtailments of trade between Israel and its trading partners could adversely affect ZOOZ’s operations and results of operations. To the extent that key employees and potential employees are call up for active duty, ZOOZ’s ability to operate may be impaired.

On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip led by certain armed groups in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. ZOOZ’s factory is located in the city of Lod, which is more than 50 kilometers from the Gaza Strip. ZOOZ’s facilities have not sustained any damage or injury and in accordance with the instructions of the National Emergency Management Authority of Israel, there is no limitation or denial of access or activity limitation in ZOOZ’s facilities. None of ZOOZ’s employees were directly harmed as a result of the war. As of this date, ZOOZ’s operates continuously, although about 10% of ZOOZ’s employees are in reserve duty. ZOOZ operates as much as possible while adjusting to the security situation in accordance with the directives of the National Emergency Management Authority. As of this date, there is no known material impact on ZOOZ’s supply chain, although if the security situation continues for a long time, this may harm ZOOZ’s production capacity, as well as marketing activities outside of Israel. As of the date of this proxy statement/prospectus, given the uncertainties associated with the current Swords of Iron war in Israel, as well as the duration and scope of this conflict, ZOOZ is making some adjustments to its human resources as well as adopting other expense reduction measures. These adjustments are aimed to enable ZOOZ to continue to focus on its immediate business goals while continually assessing the ongoing impact of the conflict on its business goals in the medium and long term. At this stage, ZOOZ is unable to accurately assess the scope of the war’s impact. In ZOOZ’s estimation, the continuation of the fighting may have a negative effect on its activities, however at this stage it is unable to anticipate the extent of the impact. As of this date, ZOOZ does not estimate a substantial negative impact on the results of its operations in the fourth quarter of 2023 or first quarter of 2024.

ZOOZ’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, ZOOZ cannot assure you that this government coverage will be maintained or that it will sufficiently cover ZOOZ’s potential damages. Any losses or damages incurred by ZOOZ could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

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Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on ZOOZ’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect ZOOZ’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, ZOOZ’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. ZOOZ’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

Another risk for political, social and economic instability in Israel is associated with the extensive changes pursued in 2023 by the current Israeli government with respect to Israel’s judicial system. In response to such developments, individuals, organizations and financial institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on ZOOZ’s business, ZOOZ’s results of operations and ZOOZ’s ability to raise additional funds, if deemed necessary by ZOOZ’s management and board of directors, and to attract or retain qualified and skilled “talents” and personnel. ZOOZ can give no assurance that the political, economic and security situation in Israel will not have a material adverse impact on ZOOZ’s business in the future.

ZOOZ may become subject to claims for remuneration or royalties for assigned service invention rights by its employees, which could result in litigation and adversely affect its business.

A significant portion of ZOOZ’s intellectual property has been developed by its employees in the course of their employment by ZOOZ. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions”, which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law.

Although ZOOZ generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created in the scope of their employment or engagement with ZOOZ, ZOOZ may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, ZOOZ could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect its business.

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Investors’ rights and responsibilities as ZOOZ’s shareholders will be governed by Israeli law, which differs in some respects from the rights and responsibilities of shareholders of non-Israeli companies.

ZOOZ were incorporated under Israeli law and the rights and responsibilities of ZOOZ’s shareholders are governed by ZOOZ’s articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on ZOOZ’s shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli law and the Restated ZOOZ Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of ZOOZ’s shares or assets.

Provisions of Israeli law and the Restated ZOOZ Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or ZOOZ’s shareholders to elect different individuals to ZOOZ’s board of directors, even if doing so would be considered to be beneficial by some of ZOOZ’s shareholders, and may limit the price that investors may be willing to pay in the future for ZOOZ’s ordinary shares. Among other things:

●	Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers, or significant shareholders, and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the Company’s outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date
●	Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;
●	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

In January 2021, ZOOZ received approval from the Israeli Ministry of Energy that in any case where there is a change in the control structure of ZOOZ, in such a way that a new or additional “controlling shareholder” is created in the company (“control” - as such term in defined in the Israeli Securities Law), the new controlling shareholder will be required to sign an appendix confirming that he is aware of the terms of the investment agreement between the State of Israel and ZOOZ, the main of which is the obligation to notify the Ministry of Energy of additional funding sources for ZOOZ, the Ministry of Energy’s investment in the project and its conditions, intellectual property rights, including the transfer of ownership of the knowledge product of the project or registration in the name of a third party other than ZOOZ shall be done with the prior written approval of the Ministry of Energy.

Further, Israeli tax considerations may make potential transactions undesirable to us or some of ZOOZ’s shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

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As a corporation incorporated under the laws of the State of Israel, ZOOZ is also subject to the Israeli Economic Competition Law, 1988 and the regulations promulgated thereunder (formerly known as the Israeli Antitrust Law, 1988), under which ZOOZ may be required in certain circumstances to obtain the approval of the Israel Competition Authority (formerly known as the Israel Antitrust Authority) in order to consummate a merger or a sale of all or substantially all of ZOOZ’s assets.

The Restated ZOOZ Articles will provide that unless ZOOZ consents to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act or Exchange Act which may impose additional litigation costs on ZOOZ or ZOOZ’s shareholders and may discourage claims or limit the ability of shareholders to bring a claim in a forum they find favorable.

The Restated ZOOZ Articles will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any claims arising under the Securities Act or the Exchange Act (the “Federal Forum Provision”). While the Federal Forum Provision does not restrict the ability of ZOOZ’s shareholders to bring claims under the Securities Act or the Exchange Act, nor does it affect the remedies available thereunder if such claims are successful, ZOOZ recognizes that it allows claims under the Securities Act or Exchange Act in any federal court of competent jurisdiction in the United States, subject to determination by applicable courts of competent jurisdiction. Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This exclusive choice of forum provision (in federal district courts for claims under the Securities Act or Exchange Act and referenced state courts in the U.S.) may lead to ZOOZ’s shareholders incurring increased costs if they were to bring a claim against ZOOZ, and may limit ZOOZ’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with ZOOZ or its directors, officers, or other employees or agents, which may discourage claims against ZOOZ and its directors, officers and other employees and agents. The enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Restated ZOOZ Articles. If a court were to find the choice of forum provision contained in the Restated ZOOZ Articles to be inapplicable or unenforceable in an action, ZOOZ may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect ZOOZ’s business, financial condition and results of operations.

ZOOZ has received Israeli government grants for certain research and development activities. The terms of those grants require ZOOZ to satisfy specified conditions as stipulated under the Innovation Law.

ZOOZ received Israeli government grants for certain of our research and development activities. When a company develops know-how, technology or products using grants from the National Authority for Technological Innovation, or the Israel Innovation Authority, also known as the IIA, the terms of these grants and the Innovation Law, inter alia, restrict such company’s ability to perform or outsource manufacturing outside of Israel, grant licenses for R&D purposes or otherwise transfer inside and outside of Israel the know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to IIA programs, as well as any rights associated with such know-how (including later developments, which derive from, are based on, or constitute improvements or modifications of such know-how). The discretionary approval of an IIA committee would be required for any transfer or license for R&D purposes to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related with respect to IIA-funded products. ZOOZ may not receive those approvals in the future.

The transfer or license for R&D purposes of IIA-supported technology outside of Israel may require payment to the IIA of amounts which are calculated in accordance with certain formulas included in the IIA’s rules.

ZOOZ have received research and development funding from the IIA. The total grants that ZOOZ received from the IIA until January 31, 2024, amount to approximately $0.7 million (based on the US$/NIS representative exchange rate as reported by the Bank of Israel on January 31, 2024).

The IIA’s restrictions and requirements for payment may impair ZOOZ’s ability to sell, license or otherwise transfer our IIA funded technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology which was developed using the IIA grants outside of Israel. Furthermore, ZOOZ remains subject to the restrictions and obligations under the Innovation Law described above, and the net consideration available to our shareholders in certain transactions (such as a merger or similar change of control transaction) involving the transfer outside of Israel of know-how developed with IIA funding, or in transactions involving the licensing of IIA Funded Know-How for R&D purposes to a non-Israeli entity, may be reduced by any amounts that ZOOZ may be required to pay to the IIA. If ZOOZ fails to satisfy certain conditions of the Innovation Law, ZOOZ may be required to refund the amounts of the grants previously received, together with interest and penalties, and may become subject to criminal charges and financial sanctions. The restrictions under the Innovation Law continue to apply even after payment of the full amount of royalties payable pursuant to the grants. In addition, the government of the State of Israel may from time-to-time audit sales of products which it claims incorporate IIA Funded Know-How and this may lead to additional royalties being payable on additional product candidates, and may subject such products to the IIA’s restrictions and obligations. It shall be noted that the government of the State of Israel does not own intellectual property rights in technology developed using the IIA funding. For more information regarding such restrictions please see “ZOOZ’s Business — Government Regulations— Other Regulations.”

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ZOOZ have received a grant from the Israeli Ministry of Energy that require us to meet several specified conditions and may restrict ZOOZ’s transfer the relevant know-how for a certain period.

ZOOZ has received a grant from the government of Israeli Ministry of Energy (“MOE”), governed by a grant agreement with the MOE (“Grant Agreement”) under a certain research and development program approved by the MOE (“MOE Approved Program”) in an aggregate amount of $0.17 million (based on the US$/NIS representative exchange rate as reported by the Bank of Israel on January 31, 2024). Below is a description of the main obligations and restrictions imposed on ZOOZ under the Grant Agreement, with respect to ZOOZ’s use of the know-how resulting from the MOE Approved Program (“MOE Funded Know How”):

●	Royalty Payment Obligation. Under the Grant Agreement ZOOZ is required to pay royalties to the State of Israel at rate of 5% from any income derived from the commercialization of the MOE Funded Know-How and the IP resulting from MOE Approved Program, directly or indirectly, including related services, up to the grant amount linked to the consumer price index plus the accountant general’s interest (whether such income is obtained by the Company or by a corporation acting on its behalf, connected thereto or partnered therewith).

●	MOE Funded Know-How Exploitation. Under the Grant Agreement, ZOOZ is required to take all reasonable measures to protect its rights in the MOE Funded Know-How and to act to an efficient exploitation thereof, and will provide the MOE with details on the actions which it intends to take in this respect. The protection of the MOE Funded Know-How, its registration and grant of licenses with respect thereto shall be made in accordance with the Grant Agreement and in a manner which advances such know-how and enables its use for practical purposes, subject to the rights of the State of Israel and the MOE under the Grant Agreement. These obligations will survive for a period of five years following the completion of the project.

●	License for National Needs. Under the Grant Agreement, the MOE is granted with a non-exclusive, non-transferable and irrevocable license (without bearing any consideration) to use the MOE Funded Know-How, directly or using a third party, for national purposes (certain Israeli ministers are authorized to determine whether a certain use is for national needs). ZOOZ is obligated to act for the fulfillment of the purposes and results of the MOE Approved Program and in case that, for any reason, ZOOZ shall fail to do so within reasonable time following the completion of the project, the MOE will be granted with a right to act for the fulfilment of such purposes and results, for national needs (as outlined above). For such purposes, ZOOZ will grant the State a license, under accepted commercial terms, to use all IP ZOOZ has accumulated outside the framework of the MOE Approved Program, which ZOOZ has used in the performance of such program. This obligation will survive for a period of five years following the completion of the project.

●	MOE’S Approval for Additional Funding/Investments. Pursuant to the Grant Agreement, ZOOZ is required to inform the MOE of any additional funding/investment offered to it prior to the execution of the applicable investment/funding agreement, together with a certain notice issued by the relevant investor/funder under which it represents that it is aware of the MOE Agreement and the MOE’s rights under such agreement. The MOE will consider granting such approval if such approval would not, in the MOE’s opinion, adversely affect the rights of the State of Israel. The MOE will have sole discretion with respect to whether to approve the additional funding or to enter into negotiations with the potential investor, as the MOE finds suitable. The Company received an approval from the MOE in connection with its initial public offering on TASE, according to this approval in the event of a change of control in the Company by virtue of which the Company has a new or additional “controlling shareholder” (as defined in the Israeli Securities Law) such controlling shareholder will be required to execute an undertaking towards the MOE under which they agree to adhere to the terms of the Grant Agreements.

●	MOE Funded Know-How Transfer Limitation. Under the Grant Agreement, transferring the ownership of the IIA Funded Know and registering it under the name of a third party will require prior written approval of the MOE. The MOE may reject such request if in the MOE’s opinion there is a concern that such approval could adversely affect the rights of the State of Israel under the Grant Agreement, including the repayment of the grant amount and the exploitation of the MOE Approved Program’s accomplishments in favor of the Israeli market and the State of Israel. This obligation will survive for a period of five years following the completion of the project.

●	MOE Funded Know-How Licensing Conditions. Under the Grant Agreement, ZOOZ are required to inform the MOE of any grant of license to a third party to use the MOE Funded Know-How, and several conditions should be incorporated under such a license, such as with respect to payment of the applicable royalties to the MOE and the MOE’s right to revoke such license in certain circumstances. ZOOZ are also obligated to will make best efforts to act for the benefit of the Israeli public interest in fulfilling the purposes and the results of the MOE Approved Program, considering the relevant market, when deciding on the scope of the license and level of exclusiveness. These obligations will survive for a period of five years following the completion of the project.

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If ZOOZ or any of its subsidiaries are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. investors may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income (including cash). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Based on the current and anticipated composition of the income, assets and operations of ZOOZ and its subsidiaries, ZOOZ does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard or any assurances that ZOOZ will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and ZOOZ cannot assure you that the Internal Revenue Services (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether ZOOZ or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of ZOOZ’s income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of ZOOZ and its subsidiaries may cause ZOOZ to be or become a PFIC for the current or subsequent taxable years. Whether ZOOZ is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If ZOOZ is a PFIC for any taxable year, a U.S. investor who owns ZOOZ ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. investors who own ZOOZ ordinary shares and/or ZOOZ warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to ZOOZ and the ownership of ZOOZ ordinary shares and/or ZOOZ warrants.

If a U.S. investor is treated for U.S. federal income tax purposes as owning at least 10% of the ZOOZ ordinary shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. investor who is a U.S. person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the ZOOZ ordinary shares, such U.S. investor may be treated as a “United States shareholder” with respect to ZOOZ, or any of its non-U.S. subsidiaries, if ZOOZ or such subsidiary is a “controlled foreign corporation.” A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned by, or is considered as owned by applying certain constructive ownership rules by, United States shareholders on any day during the taxable year of such non-U.S. corporation. If ZOOZ has one or more U.S. subsidiaries, certain of ZOOZ’s non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether ZOOZ is treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).

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Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. ZOOZ cannot provide any assurances that it will assist U.S. investors in determining whether ZOOZ or any of its non-U.S. subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. investor is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if ZOOZ, or any of its non-U.S. subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. U.S. investors who hold 10% or more of the combined voting power or value of ZOOZ ordinary shares are strongly encouraged to consult their own advisors regarding the U.S. tax consequences of owning or disposing of ZOOZ ordinary shares.

It may be difficult to enforce a U.S. judgment against ZOOZ, its officers and directors in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on ZOOZ’s officers and directors.

Most of ZOOZ’s directors or officers are not residents of the United States and most of their and ZOOZ’s assets are located outside the United States. Service of process upon ZOOZ or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against ZOOZ or its non-U.S. directors and executive officers may be difficult to obtain within the United States, although the Restated ZOOZ Articles to be effective upon the closing of the Business Combination provide that unless ZOOZ consents to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act or the Exchange Act. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against ZOOZ or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against ZOOZ or its non-U.S. officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. For more information, see “Enforceability of Civil Liabilities.”

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Risks Related to Ownership of the Combined Company’s Shares

The ZOOZ ordinary shares and ZOOZ warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject ZOOZ to additional trading restrictions.

ZOOZ intends to apply to have the ZOOZ ordinary shares and ZOOZ public warrants approved for listing on the Nasdaq after the consummation of the Business Combination. ZOOZ will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. ZOOZ may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the ZOOZ ordinary shares and ZOOZ warrants are so listed, ZOOZ may be unable to maintain the listing of such securities in the future. If ZOOZ fails to meet the initial listing requirements and the Nasdaq does not list the ZOOZ ordinary shares and ZOOZ warrants (and the related closing condition with respect to the listing of the ZOOZ ordinary shares is waived by the parties), ZOOZ could face significant material adverse consequences, including:

●	a limited availability of market quotations for the ZOOZ ordinary shares and ZOOZ warrants;

●	a reduced level of trading activity in the secondary trading market for the ZOOZ ordinary shares and ZOOZ warrants;

●	a limited amount of news and analyst coverage for ZOOZ;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	ZOOZ’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on the Nasdaq, in which case ZOOZ’s securities would be subject to regulation in each state where ZOOZ offers and sells securities.

The ZOOZ ordinary shares may not be listed on the TASE after the Business Combination, which could limit investors’ ability to make transactions in that market in such securities and subject ZOOZ to additional trading restrictions.

While ZOOZ ordinary shares are currently listed on the TASE, there is no guarantee as to how long such listing will be maintained. ZOOZ plans to continuously examine the advisability of maintaining its listing on the TASE. ZOOZ may in the future voluntarily delist its securities from the TASE, provided it furnish advance notices thereof as required under applicable laws and regulations, and in coordination, to the extent required, with the Israeli Securities Authority. If ZOOZ ordinary shares are delisted, some holders of ZOOZ ordinary shares that are traded on the TASE may be required or will choose to sell their shares, which could result in a decrease in the trading price of ZOOZ ordinary shares, and such delisting may further limit investors’ ability to make transactions in the Israeli market in such securities.

Following the Business Combination, ZOOZ’s ordinary shares will be traded on more than one market and this may result in price variations.

In addition to the listing of ZOOZ’s ordinary shares on Nasdaq, ZOOZ’s ordinary shares are traded on the TASE. Trading in ZOOZ’s ordinary shares on these markets takes place in different currencies (U.S. Dollars on Nasdaq and NIS on TASE) and at different times (resulting from different time zones, trading days and public holidays in the United States and Israel). The trading prices of ZOOZ’s ordinary shares on these two markets may materially differ due to these and other factors. Any decrease in the price of ZOOZ’s ordinary shares on one market could cause a decrease in the trading price of ZOOZ’s ordinary shares on the other market. In addition, at Closing, the ZOOZ ordinary shares will commence trading on the Nasdaq at a price per share which is expected to be different than the price per share of the ZOOZ ordinary shares on the TASE (after the Recapitalization immediately prior to Closing), which may lead to a price reduction of the ZOOZ ordinary shares on Nasdaq.

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The future exercise of registration rights may adversely affect the market price of ZOOZ ordinary shares.

ZOOZ ordinary shares will be subject to multiple registration rights agreements. Pursuant to registration rights agreement entered into concurrently with Keyarch’s IPO (as applicable the restated registrations rights agreement to which the parties agreed to pursuant to the Business Combination Agreement), the Sponsor or EBC is entitled to make a demand that ZOOZ register the resale of the founder shares. Additionally, the holders of Keyarch’s Private Placement Shares or Private Placement Warrants, and any such securities the Sponsor, officers or directors of Keyarch, or their affiliates may be issued in payment of working capital loans made to Keyarch are entitled to demand that ZOOZ register the resale of ordinary shares underlying any such units, commencing at any time after the consummation of the Business Combination. The presence of these additional ZOOZ ordinary shares trading in the public market may have an adverse effect on the market price of ZOOZ’s securities.

Certain shareholders that own a significant percentage of the Company may have interests that conflict with the Company’s or yours in the future.

Four of ZOOZ’s shareholders beneficially own approximately 55.5% of the outstanding ZOOZ ordinary shares. See “Security Ownership of Certain Beneficial Owners and Management of Keyarch, ZOOZ and the Combined Company.” For so long as these shareholders continue to own a significant percentage of the ZOOZ ordinary shares, and if they act together, they may be able to significantly influence or effectively control the composition of ZOOZ board of directors and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such period of time, these shareholders will have significant influence with respect to ZOOZ management, business plans and policies, including the appointment and removal of our officers. The concentration of ownership could deprive you of an opportunity to receive a premium for your ZOOZ ordinary shares and ultimately might affect the market price of the ZOOZ ordinary shares.

The market price and trading volume of the ZOOZ ordinary shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including the TASE and Nasdaq on which ZOOZ intends to list the ZOOZ ordinary shares and ZOOZ warrants to be issued in the Business Combination under the symbol “ZOOZ”, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the ZOOZ ordinary shares and ZOOZ warrants following the Business Combination, the market price of the ZOOZ ordinary shares and ZOOZ warrants ordinary shares may be volatile and could decline significantly. In addition, the trading volume in the ZOOZ ordinary shares and ZOOZ warrants may fluctuate and cause significant price variations to occur. Substantial sales of ZOOZ ordinary shares on the Nasdaq and TASE may cause the market price of ZOOZ ordinary shares to decline. Sales by ZOOZ’s shareholders of substantial amounts of ZOOZ ordinary shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of ZOOZ ordinary shares. If the market price of the ZOOZ ordinary shares and ZOOZ warrants declines significantly, you may be unable to resell your shares or warrants at or above the market price of the ZOOZ ordinary shares and ZOOZ warrants as of the date immediately following the consummation of the Business Combination. ZOOZ and Keyarch cannot assure you that the market price of the ZOOZ ordinary shares and ZOOZ warrants ordinary shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

●	actual or anticipated differences in ZOOZ’s estimates, or in the estimates of analysts, for ZOOZ’s revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the Nasdaq;

●	failure to comply with the requirements of the TASE;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of Keyarch’s securities including due to the expiration of contractual lock-up agreements;

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●	publication of research reports about ZOOZ;

●	the performance and market valuations of other similar companies;

●	failure of securities analysts to initiate or maintain coverage of ZOOZ, changes in financial estimates by any securities analysts who follow ZOOZ or ZOOZ’s failure to meet these estimates or the expectations of investors;

●	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to ZOOZ;

●	commencement of, or involvement in, litigation involving ZOOZ;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and

●	other events or factors, including those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert ZOOZ’s management’s attention and resources, which could have a material adverse effect on us.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about ZOOZ, its business, or its market, or if they change their recommendations regarding the ZOOZ ordinary shares adversely, then the price and trading volume of the ZOOZ ordinary shares could decline.

The trading market for the ZOOZ ordinary shares will be influenced by the research and reports that industry or financial analysts publish about its business. ZOOZ does not control these analysts, or the content and opinions included in their reports. As a new public company on NADAQ, ZOOZ may be slow to attract research coverage and the analysts who publish information about the ZOOZ ordinary shares will have relatively little experience with ZOOZ, which could affect their ability to accurately forecast ZOOZ’s results and make it more likely that ZOOZ fails to meet their estimates. In the event ZOOZ obtains industry or financial analyst coverage, if any of the analysts who cover ZOOZ issues an inaccurate or unfavorable opinion regarding it, ZOOZ’s share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If ZOOZ’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the ZOOZ ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of ZOOZ or fail to publish reports on it regularly, ZOOZ’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

ZOOZ’s failure to meet the continued listing requirements of the Nasdaq could result in a delisting of its Securities from the Nasdaq.

If, after listing, ZOOZ fails to satisfy the continued listing requirements of the Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, the Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, ZOOZ can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq’s listing requirements. Additionally, if ZOOZ’s securities are not listed on, or become delisted from, the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of ZOOZ’s securities may be more limited than if it were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

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ZOOZ will qualify as an emerging growth company within the meaning of the Securities Act, and if ZOOZ takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make ZOOZ’s securities less attractive to investors and may make it more difficult to compare ZOOZ’s performance with other public companies.

ZOOZ is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. ZOOZ intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as ZOOZ continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. ZOOZ could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.235 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

ZOOZ cannot predict if investors will find ZOOZ ordinary shares less attractive because it may rely on these exemptions. If some investors find ZOOZ ordinary shares less attractive as a result, there may be a less active trading market for ZOOZ ordinary shares and ZOOZ’s share price may be more volatile. Further, there is no guarantee that the exemptions available to ZOOZ under the JOBS Act will result in significant savings. To the extent that ZOOZ chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact ZOOZ’s financial condition.

ZOOZ has never paid cash dividends on ZOOZ’s share capital, and ZOOZ does not anticipate paying any cash dividends in the foreseeable future.

In the years ended December 31, 2021 and 2022, ZOOZ has incurred net losses of $12.4 million in the aggregate, which has resulted in ZOOZ’s inability to distribute dividends. ZOOZ has never declared or paid cash dividends, and ZOOZ does not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ordinary shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if ZOOZ’s board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on ZOOZ’s future results of operations and cash flow, ZOOZ’s capital requirements and surplus, the amount of distributions, if any, received by ZOOZ from ZOOZ’s subsidiaries, ZOOZ’s financial condition, contractual restrictions, and other factors deemed relevant by ZOOZ’s board of directors. In addition, the Israeli Companies Law imposes restrictions on ZOOZ’s ability to declare and pay dividends.

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ZOOZ is a foreign private issuer and, as a result, is not subject to U.S. proxy rules but is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because ZOOZ qualifies as a foreign private issuer under the Exchange Act and although ZOOZ follows Israeli laws and regulations with regard to such matters, ZOOZ is exempted from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers will be required to file their annual report on Form 20-F by 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though ZOOZ is contractually obligated and intends to make interim reports available to ZOOZ’s shareholders, copies of which ZOOZ is required to furnish to the SEC on a Form 6-K, and even though ZOOZ is required to file reports on Form 6-K disclosing whatever information ZOOZ has made or is required to make public pursuant to Israeli law or distribute to ZOOZ’s shareholders and that is material to ZOOZ, you may not have the same protections afforded to shareholders of companies that are United Sates domestic issuers.

ZOOZ may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, ZOOZ is a foreign private issuer, and therefore, ZOOZ is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2024. In the future, ZOOZ would lose its foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or ZOOZ fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If ZOOZ loses its foreign private issuer status, ZOOZ will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. ZOOZ will also have to mandatorily comply with U.S. federal proxy requirements, and ZOOZ’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, ZOOZ will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NASDAQ. As a U.S. listed public company that is not a foreign private issuer, ZOOZ will incur significant additional legal, accounting and other expenses that ZOOZ will not incur as a foreign private issuer.

As ZOOZ is a “foreign private issuer” and follow certain home country corporate governance practices, ZOOZ’a shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

As a foreign private issuer, ZOOZ has the option to follow certain home country corporate governance practices rather than those of the NASDAQ, provided that ZOOZ discloses the requirements ZOOZ is not following and describe the home country practices ZOOZ is following. In addition, ZOOZ is permitted to follow certain home country corporate governance practices and law instead of those rules and practices otherwise required by Nasdaq for domestic issuers. Following ZOOZ’s home country corporate governance practices, as opposed to the requirements that would otherwise apply to a U.S. company listed on Nasdaq, may provide less protection to investors than is afforded under the Nasdaq Rules applicable to domestic issuers.

ZOOZ otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. ZOOZ may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules. ZOOZ may in the future elect to follow home country practices with regard to other matters. As a result, ZOOZ’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all NASDAQ corporate governance requirements.

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Following the Business Combination, the Combined Company’s business and share price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about ZOOZ, its business, or its market, or if they change their recommendations regarding ZOOZ’s ordinary shares in an adverse manner, the price and trading volume of ZOOZ’s ordinary shares could decline.

Prior to the completion of the Business Combination, ZOOZ has been a public company listed for trading on the TASE only. ZOOZ’s lack of U.S. public company operating experience may make it difficult to forecast and evaluate its future prospects. If the Combined Company is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a U.S. public company environment or for any other reason, the Combined Company’s business, prospects, financial condition and operating results may be harmed.

The trading market for ZOOZ’s Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, its market, or its competitors. U.S. securities and industry analysts do not currently, and may never, publish research on ZOOZ. If no U.S. securities or industry analysts commence coverage of ZOOZ, its share price and trading volume would likely be negatively impacted. If any of the analysts who may cover ZOOZ changes its recommendation regarding ZOOZ’s Ordinary Shares in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of ZOOZ’s Ordinary Shares would likely decline. If any analyst who may cover ZOOZ were to cease coverage of ZOOZ or fail to regularly publish reports on it, ZOOZ could lose visibility in the financial markets, which could cause ZOOZ’s Ordinary Shares or trading volume to decline.

Risks Related to the Business Combination

Keyarch may not have sufficient funds to consummate the Business Combination.

As of September 30, 2023, Keyarch had approximately $216,440 available to it outside the Trust Account to fund its working capital requirements. If Keyarch is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Keyarch in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Keyarch upon completion of the Business Combination. Keyarch has issued Promissory Notes in an aggregate principal amount of $2,180,000. Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination of Keyarch or the date of the liquidation of Keyarch. If Keyarch is unable to consummate the Business Combination because it does not have sufficient funds available, Keyarch will be forced to cease operations and liquidate the Trust Account, and in case of liquidation, Keyarch’s public shareholders may receive less than $10 per share and their warrants will expire worthless.

If Keyarch’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Keyarch ordinary shares into a pro rata portion of the Trust Account.

Keyarch shareholders holding public shares may demand that Keyarch convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the extraordinary general meeting. To demand redemption rights, Keyarch shareholders must deliver their shares (either physically or electronically) to Keyarch’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Keyarch Stockholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that Keyarch cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that Keyarch have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination (after giving effect to the Redemption and any pre-Closing Keyarch financing), that Keyarch meets the Minimum Cash Condition, that there is no legal prohibition against consummation of the Business Combination, that the ZOOZ ordinary shares be approved for listing on the Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, as well as conditions relating to receipt of shareholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of Keyarch’s and ZOOZ’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

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If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Keyarch or ZOOZ may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement—Termination.”

If the PIPE Investment is not consummated and ZOOZ does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.

As a condition to Closing, the Business Combination Agreement provides for a Minimum Cash Condition of not less than $10,000,000. While the PIPE Investors have entered into Subscription Agreements to purchase an aggregate of 1,300,000 of Keyarch’s Class A ordinary shares for an aggregate of $13,000,000 immediately prior to the Closing, there can be no assurance that such parties to the Subscription Agreements will perform their obligations under the Subscription Agreements or they will not claim that Keyarch or ZOOZ did not satisfy the closing conditions set forth therein. If the PIPE Investment is not consummated and ZOOZ does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.

The Existing Keyarch Charter has waived the corporate opportunities doctrine and so the Sponsor and Keyarch’s officer and directors may become affiliated with entities engaged in business activities similar to those conducted by Keyarch and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until Keyarch consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Existing Keyarch Charter has waived the corporate opportunities doctrine and so the Sponsor and Keyarch’s officer and directors may become affiliated with entities engaged in business activities similar to those conducted by Keyarch. Currently, the Sponsor does not serve as a sponsor for any other entity other than Keyarch. Similarly, Keyarch’s officer and directors, except as described below, do not serve as of the date of this proxy statement/prospectus as officers or board members of any other special purpose acquisition entity or blank check entity, and do not serve as officers or directors of ZOOZ. Keyarch’s chief financial officer, Jing Liu, serves as an officer with another special purpose acquisition company, but that company is restricted to finding an acquisition target candidate within China, while pursuant to Keyarch’s organization documents, Keyarch has been required to find an acquisition candidate organized in every location except within China. Accordingly, the Keyarch Board determined Ms. Liu does not have a material interest which is in conflict with Keyarch’s interests relating to the Business Combination.

The Sponsor and our officers and directors may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Keyarch’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to Keyarch and the other entities to which they owe certain fiduciary or contractual duties. The Existing Keyarch Charter provides to the fullest extent permitted by applicable law, the Sponsor and its affiliates and Keyarch officers and directors, employees, members, partners and agents (“Keyarch Persons”), shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Keyarch. The Existing Keyarch Charter also provides that, except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the each Keyarch Person shall have no duty to communicate or offer any such corporate opportunity to Keyarch and shall not be liable to Keyarch or its members for breach of any fiduciary duty as for serving in such capacity solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Keyarch, unless such opportunity is expressly offered to such Keyarch Person in their capacity as an officer or director of Keyarch and the opportunity is one Keyarch is permitted to complete on a reasonable basis.

In the absence of the “corporate opportunity” waiver in the Existing Keyarch Charter, certain candidates would not be able to serve as an officer or director, if we were to seek other officers and directors. Keyarch believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the “corporate opportunity” waiver in the Existing Keyarch Charter provides Keyarch with greater flexibility to attract and retain the officers and directors that Keyarch believes are the best candidates.

However, the personal and financial interests of Keyarch’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Keyarch’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, Keyarch’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest, which could negatively impact the timing for a business combination. Except as described above, Keyarch is not aware of any such conflicts of interest Keyarch does not believe that any such conflicts of interest impacted its search for an acquisition target.

The exercise of Keyarch’s directors’ and officers’ discretion in agreeing to changes to, or waivers of, the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Keyarch’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Keyarch to agree to amend the Business Combination Agreement, to consent to certain actions taken by ZOOZ or to waive rights that Keyarch is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of ZOOZ’s business, a request by ZOOZ to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on ZOOZ’s business and would entitle Keyarch to terminate the Business Combination Agreement. In any of such circumstances, it would be at Keyarch’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for Keyarch and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Keyarch does not believe there will be any changes or waivers that Keyarch’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Keyarch will circulate a new or amended proxy statement/prospectus and resolicit Keyarch’s shareholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Future resales of the ZOOZ ordinary shares issued in connection with the Business Combination may cause the market price of ZOOZ to drop significantly, even if ZOOZ’s business is doing well, and redemptions in connection with the Keyarch extraordinary general meeting may cause ZOOZ to raise additional capital, which, if involving an issuance of additional ZOOZ securities, may result in downward pressure on ZOOZ’s securities’ trading prices

ZOOZ and certain equity holders of ZOOZ and certain equity holders of Keyarch are expected to enter into the Registration Rights Agreement and the Keyarch Registration Rights Agreement Amendment, providing such shareholders with customary demand registration rights and piggyback registration rights with respect to registration statements filed by ZOOZ after the Closing. Under the ZOOZ Lock-Up Agreement, the securityholders of ZOOZ party thereto (other than the Sponsor) have agreed not to transfer their ZOOZ ordinary shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (x) the date that is 180 days after the date of the Closing, or (y) the date after the Closing on which ZOOZ consummates a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of ZOOZ’s shareholders having the right to exchange their ZOOZ ordinary shares for cash, securities or other property ZOOZ.

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The Sponsor in the Sponsor Letter, as it currently exists and as it will be amended at Closing by the Sponsor Letter Amendment, has similarly agreed not to (1) transfer any ZOOZ Ordinary Shares received with respect to the Founder Shares, except to certain permitted transferees, beginning on the closing date of the Business Combination and continuing until the earlier of (A) the date that is 180 days after the date of the Closing; or (B) the date on which ZOOZ completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of ZOOZ’s shareholders having the right to exchange their ZOOZ ordinary shares for cash, securities or other property or (2) not transfer any ZOOZ Ordinary Shares or ZOOZ Warrants received with respect to the Private Placement Units, Private Placement Shares, Private Placement Warrants or shares of Keyarch ordinary shares issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after Closing. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—ZOOZ Lock-up Agreement” and “Agreements Entered Into in Connection with the Business Combination—Sponsor Support Agreement.”

Upon expiration of the applicable lockup period and upon the effectiveness of any registration statement ZOOZ files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the ZOOZ shareholders may sell large amounts of ZOOZ ordinary shares and warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the ZOOZ ordinary shares or the ZOOZ warrants or putting significant downward pressure on the price of the ZOOZ ordinary shares or warrants. Additionally, downward pressure on the market price of the ZOOZ ordinary shares or ZOOZ warrants likely will result from sales of ZOOZ ordinary shares issued in connection with the exercise of warrants. Further, sales of ZOOZ ordinary shares or warrants upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of ZOOZ ordinary shares or warrants could have a tendency to depress the price of the ZOOZ ordinary shares or the ZOOZ warrants, respectively, which could increase the potential for short sales.

Further, after giving effect to any redemptions of Keyarch ordinary shares in connection with the Keyarch extraordinary general meeting, if such redemptions are significant, and ZOOZ does not otherwise have sufficient capital raised, ZOOZ’s ability to fund its operations after the Closing may be impacted negatively and ZOOZ could be required to raise additional capital through public or private debt or equity financings. It is difficult to predict when, if at all, it will be possible for ZOOZ to raise capital, and ZOOZ cannot assure you that the additional financing will be available on terms favorable to it, or at all.

If ZOOZ raises capital by means of issuance of additional equity or convertible debt securities, its existing shareholders may experience substantial dilution and downward pressure on the market price of the ZOOZ ordinary shares or ZOOZ warrants. In addition, ZOOZ cannot predict the size of future issuances of ZOOZ ordinary shares or warrants or the effect, if any, that future issuances and sales of shares of ZOOZ ordinary shares or warrants will have on the market price of the ZOOZ ordinary shares or warrants. Sales of substantial amounts of ZOOZ ordinary shares, including those shares issued in connection with the Business Combination and following any additional capital raising transactions, or the perception that such sales could occur, may adversely affect prevailing market prices of ZOOZ ordinary shares or warrants.

The exercise of Keyarch warrants for shares of Keyarch Class A ordinary shares would increase the number of shares eligible for future resale in the public market and result in dilution to shareholders of Keyarch. Such dilution will increase if more shares of Keyarch Class A ordinary shares are redeemed.

As of the Record Date, Keyarch had warrants to purchase an aggregate of 6,022,500 shares of Keyarch Class A ordinary shares outstanding, which includes 5,750,000 underlying Keyarch public warrants and 272,500 underlying Private Placement Warrants. These Keyarch warrants will become exercisable commencing 30 days after the completion of the Business Combination. As of the Closing, the Keyarch warrants will be exchanged for the ZOOZ Closing Warrants, which have substantially identical terms, including an exercise price of $11.50 per share. The likelihood that the ZOOZ Closing Warrants will be exercised increases if the trading price of ZOOZ ordinary shares exceeds the exercise price of the warrants, which is $11.50 per share.

Based on the closing price of $0.04 per Keyarch public warrant on Nasdaq on February 12, 2024, the Keyarch public warrants and the Private Placement Warrants (assuming they have the same price as the Keyarch public warrants) have an aggregate market value of approximately $240,900. However, there is no guarantee that the Keyarch warrants will ever be in the money (meaning that the trading price of the underlying shares exceeds the warrant exercise price described above) after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the Keyarch warrants are exercised, additional ZOOZ ordinary shares will be issued, which will result in dilution to the holders of ZOOZ ordinary shares and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Keyarch warrants will increase if a large number of holders of Keyarch Class A ordinary shares elect to redeem their shares in connection with the Business Combination. Holders of Keyarch warrants do not have a right to redeem the warrants. Further, the redemption of Keyarch Class A ordinary shares without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of ZOOZ ordinary shares.

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Holders who redeem their public shares of Keyarch Class A ordinary shares may continue to hold any Keyarch Warrants or Keyarch Rights that they own, which results in additional dilution to non-redeeming holders upon exercise of the Keyarch Warrants and Keyarch Rights.

Holders of Keyarch public shares who also hold Keyarch Rights or Keyarch warrants (and which are no longer held as Keyarch units) may elect to redeem their public shares, and still retain their Keyarch Rights and/or Keyarch warrants. The value of our Keyarch Rights which are publicly traded, consisting of 1,150,000 of such rights, based on a recent trading price as of February 12, 2024 of $0.14 per right, was in aggregate approximately $161,000, and the value of Keyarch public warrants, consisting of 5,750,000 of such warrants, based on a recent trading price as of February 12, 2024 of $0.04 per warrant, was in aggregate approximately $230,000. Holders of Keyarch public shares who redeem their Keyarch ordinary shares may continue to hold any Keyarch Rights and/or Keyarch warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Keyarch Rights and/or Keyarch warrants. However, if redemptions exceed the amount allowable for consummation of the Business Combination, or the Business Combination is otherwise not consummated, the Keyarch warrants will not be exercisable and expire worthless.

Keyarch and ZOOZ will incur significant transaction and transition costs in connection with the Business Combination.

Keyarch and ZOOZ have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by ZOOZ following the Closing.

Subsequent to the completion of the Business Combination, ZOOZ may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its ordinary share price, which could cause you to lose some or all of your investment

Although Keyarch has conducted extensive due diligence on ZOOZ, there is no assurance that this diligence surfaced all material issues that may be present in ZOOZ’s business, that it has uncovered all material issues through a customary amount of due diligence, or that factors outside of ZOOZ’s business and outside of its control will not later arise. As a result of these factors, ZOOZ may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Keyarch’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Keyarch’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on ZOOZ’s liquidity, the fact that ZOOZ reports charges of this nature could contribute to negative market perceptions of it or its securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The ZOOZ securities to be received by Keyarch’s securityholders as a result of the Business Combination will have different rights from Keyarch securities.

Following completion of the Business Combination, Keyarch’s securityholders will no longer be securityholders of Keyarch but will instead be securityholders of ZOOZ. There will be important differences between current rights as a Keyarch securityholder and rights as a ZOOZ securityholder. See “Comparison of Rights of ZOOZ Shareholders and Keyarch Shareholders” for a discussion of the different rights associated with the ZOOZ securities.

Keyarch’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination and Transactions, Keyarch’s shareholders will own a smaller percentage of ZOOZ than they currently own of Keyarch. Upon consummation of the Business Combination, the Keyarch shareholders immediately prior to the Effective Time (not including the Transaction Fianncing Investors), assuming the consummation of the Transaction Financing in the total amount of $13 million, are expected to own approximately 44.0% of the issued and outstanding ZOOZ ordinary shares (of which 17.6% is expected to be owned by the Sponsor), EBC is expected to own approximately 2.0 of the issued and outstanding ZOOZ ordinary shares, the PIPE Investors are expected to own 10.0% of the issued and outstanding ZOOZ ordinary shares and Existing ZOOZ Holders are expected to own approximately 46.0% of the issued and outstanding ZOOZ ordinary shares (assuming no holder of Keyarch ordinary shares exercises redemption rights as described in this proxy statement/prospectus and there are no Keyarch Dissenting Shares).

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Consequently, Keyarch’s shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Keyarch.

ZOOZ may issue additional ZOOZ ordinary shares or other equity securities without seeking approval of the ZOOZ shareholders, which would dilute your ownership interests and may depress the market price of the ZOOZ ordinary shares.

Upon consummation of the Business Combination, ZOOZ will have warrants outstanding (including the ZOOZ Closing Warrants) to purchase up to an aggregate of 8,478,531 ZOOZ ordinary shares. Further, ZOOZ may choose to seek third party financing to provide additional working capital for the ZOOZ business, in which event ZOOZ may issue additional equity securities. Following the consummation of the Business Combination, ZOOZ may also issue additional ZOOZ ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional ZOOZ ordinary shares or other equity securities of equal or senior rank would have the following effects:

●	ZOOZ’s existing shareholders’ proportionate ownership interest in ZOOZ will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding ZOOZ ordinary share may be diminished; and

●	the market price of the ZOOZ ordinary shares may decline.

Even if ZOOZ consummated the Business Combination, there is no guarantee that the ZOOZ Closing Warrants will ever be in the money, and they may expire worthless and the terms of Keyarch’s warrants may be amended.

The exercise price for the ZOOZ Closing Warrants will be $11.50 per whole ordinary share, with each ZOOZ Closing Warrant exercisable for one ZOOZ ordinary share. Upon consummation of the Business Combination, each Keyarch warrant will become one ZOOZ Closing Warrant with the public or private nature of the applicable Keyarch Warrant being preserved in the ZOOZ warrants (i.e., the Keyarch private warrants will be converted into ZOOZ private warrants and keyarch public warrants will be converted into ZOOZ public warrants). The ZOOZ Closing Warrants will become exercisable thirty days after the completion of the Business Combination. The ZOOZ Closing Warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. The Keyarch ordinary shares has never traded at a price per share that equals or exceeds the exercise price per share of the warrants, and there is no guarantee that the ZOOZ Closing warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The terms of the ZOOZ Closing Warrants may be amended.

Amending the Public Warrant Agreement would require the affirmative vote of the holders of at least 65% of the then-outstanding public warrants and amending the Private Warrant Agreement would require the affirmative vote of the holders of at least 65% of the then-outstanding private warrants. Notwithstanding the foregoing, ZOOZ may lower the exercise price or extend the duration of the exercise period of the warrants in certain circumstances without the consent of the warrant holders.

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ZOOZ may redeem the ZOOZ Closing Warrants after the closing of the Business Combination if the reported last sale price of the ZOOZ ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable.

Once the ZOOZ Closing Warrants become exercisable, ZOOZ may redeem not less than all of them at a price of $0.01 per warrant upon not less than 30 days’ prior written notice of redemption (such period, the “30-day Redemption Period”) to each warrant holder if, and only if, the reported last sale price of the ZOOZ ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before ZOOZ sends the notice of redemption to the warrant holders. The trading price for the Keyarch ordinary shares has never equaled or exceeded $18.00 per share.

If and when the ZOOZ Closing Warrants become redeemable, ZOOZ may exercise ZOOZ’s redemption right if there is a current registration statement in effect with respect to the ZOOZ Ordinary Shares underlying such warrants. Redemption of the outstanding ZOOZ Closing Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price, which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. In these circumstances, and you choose option (i) to exercise the ZOOZ Closing Warrants, the value received upon exercise of the ZOOZ Closing Warrants (1) may be less than the value warrant holders would have received if they had exercised their public ZOOZ warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the ZOOZ Closing Warrants. If you choose to sell under option (ii) there is no guarantee the sale price will be high enough to compensate warrant holders for the value of the ZOOZ Closing Warrants.

ZOOZ will not redeem the ZOOZ Closing Warrants as described above unless a registration statement under the Securities Act covering the issuance of the ZOOZ ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ZOOZ ordinary shares is available throughout the 30-day Redemption Period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If ZOOZ calls the ZOOZ Closing Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” ZOOZ’s management will consider, among other factors, ZOOZ’s cash position, the number of warrants that are outstanding and the dilutive effect on ZOOZ’s shareholders of issuing the maximum number of ZOOZ ordinary shares issuable upon the exercise of the ZOOZ warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ZOOZ ordinary shares equal to the quotient obtained by dividing (i) the product of the number of ZOOZ ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the ZOOZ ordinary shares for the five trading days ending on the third trading day prior to the date on which we send the notice of redemption to the holders of the ZOOZ Closing Warrants.

As provided in the Warrant Agreement, in the event ZOOZ elects to redeem the ZOOZ warrants, ZOOZ will fix a date for the redemption (the “Redemption Date”). ZOOZ will mail or cause to be mailed notice of redemption by first class mail, postage prepaid, not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such manner shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

As ZOOZ has no obligation to net cash settle the ZOOZ Closing Warrants, such warrants may expire worthless.

In no event will ZOOZ have any obligation to net cash settle the ZOOZ warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of ZOOZ warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

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Keyarch’s Sponsor and current directors’ and executive officers’ affiliates own Keyarch ordinary shares and Private Placement Units that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by July 27, 2024, Keyarch will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,755,000 Founder Shares of Keyarch ordinary shares currently held by the Sponsor (other than the Sponsor Earnout Shares which are 1,120,000 Founders Shares, and subject to the Earnout at Closing), which were acquired for an aggregate purchase price of $25,000 prior to the Keyarch IPO, would be worthless because the Sponsor and its permitted transferees have waived their rights (without consideration therefor) to participate in any redemption or distribution upon liquidation or redemption with respect to such shares in connection with the Keyarch IPO to its Founders Shares. Such Sponsor Earnout Shares, although subject to the Earnout at Closing, also have the same treatment. The Sponsor paid an aggregate of approximately $25,000 for all the Founder Shares, which are currently held by the Sponsor and the Artemis Anchor Investors and their permitted transferees. The 1,755,000 of such shares which remain held by the Sponsor or its permitted transferees (as described above and after reduction for the Sponsor Earnout Shares subject to the Earnout) assigning the market value of such shares as of February 12, 2024 (assuming they are valued at the same price as the public shares at $10.93 per share), was approximately $19,182,150. Such securities should have a significantly higher value than $25,000 at the time of the Business Combination, although if Keyarch does not complete an initial business combination, these Founder Shares will expire worthless. Furthermore, Sponsor paid an aggregate of approximately $4,905,000 for the 490,500 Private Placement Units in connection with the Keyarch IPO, at a price of $10.00 per unit, and the market value of such securities (including the private placement warrants and private placement rights issued as part of those units as having the assumed value of the Keyarch warrants and the Keyarch Rights, respectively) as of February 12, 2024 was approximately $5,436,702. These purchased securities by Sponsor would accordingly have a $531,702 higher value than the price paid at the time of the Business Combination. On the other hand, if the Business Combination is consummated, each outstanding Keyarch ordinary share will convert into one ZOOZ ordinary share, subject to adjustment described herein, at the Closing.

Keyarch has issued Promissory Notes, as of the date of this proxy statement/prospectus in an aggregate principal amount of $2,180,000. Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination by Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the Promissory Notes, but no proceeds held in the Trust Account would be used to repay these Promissory Notes.

These financial interests may have influenced the decision of Keyarch’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of Keyarch’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Interests of Keyarch’s Sponsor, Directors and Officers in the Transactions.”

The Sponsor, an affiliate of current officers and directors of Keyarch, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced Keyarch’s board of directors’ decision to pursue the Business Combination and Keyarch’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by Keyarch on or before July 27, 2024 (or such earlier date as determined by Keyarch’s board of directors; or such later date as provided in an amendment to the Existing Keyarch Charter, the Sponsor, an affiliate of current officers and directors of Keyarch, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Keyarch for services rendered or contracted for or for products sold to Keyarch (other than for specified exceptions for claims, if any, by underwriters in connection with the Keyarch IPO), but only if such a vendor or target business has not executed a waiver agreement. If Keyarch consummates a business combination, on the other hand, Keyarch will be liable for all such claims. Keyarch has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Keyarch. For purposes of clarification, the Sponsor’s indemnification obligation shall not extend to any other shareholders, members or managers of the Sponsor.

These obligations of the Sponsor may have influenced Keyarch’s board of directors’ decision to pursue the Business Combination with ZOOZ or Keyarch’s board of directors’ decision to approve the Business Combination. In considering the recommendations of Keyarch’s board of directors to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Interests of Keyarch’s Sponsor, Directors and Officers in the Transactions.”

Holders of Keyarch Rights and Keyarch warrants may elect to redeem their public shares while retaining their Keyarch Rights or Keyarch warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the Keyarch Rights and Keyarch warrants will expire worthless.

A decision to redeem public shares will have no effect on our shareholders’ ability to hold Keyarch Rights or Keyarch warrants. But a decision to redeem public shares carries a risk to the value of Keyarch Rights and Keyarch warrants.

The Keyarch warrants are only exercisable after the consummation of the Business Combination, when a registration statement is declared effective by the SEC covering the ordinary shares issuable upon exercise of those warrants (or the ZOOZ Closing Warrants exchanged for those warrants in the Closing), or at least 30 days after the consummation of the Business Combination (if there is no registration statement available), among other requirements, upon an available exemption from registration. See “Description of ZOOZ Closing Warrants” for more information. Likewise, the Keyarch Rights are only exercisable into Keyarch Class A ordinary shares subject to and upon occurrence of the consummation of a business combination. However, we cannot consummate a business combination, including the Business Combination, among other things, if redemptions of our public shares exceed the amount allowable for us to proceed with the Business Combination.

Under the Business Combination Agreement, the Closing of the Business Combination is conditioned, among other things, on Keyarch, immediately prior to or upon the Closing, after giving effect to the Redemption and any receipt of proceeds from any pre-Closing Keyarch financing, having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). See “Summary of the Proxy Statement/Prospectus--The Business Combination Agreement - Conditions to Consummation of the Business Combination” for more information.

Accordingly, if redemptions exceed the amount we need to fulfill our net tangible asset requirements and we cannot consummate the Business Combination, your Keyarch warrants will not be exercisable (absent another business combination being consummated prior to July 27, 2024 (or such earlier date as determined by Keyarch’s board of directors; or such later date as provided in an amendment to the Existing Keyarch Charter) and your Keyarch warrants will expire worthless. See “Description of ZOOZ Closing Warrants” for more information. Likewise, your Keyarch Rights will not be exercisable into Keyarch Class A ordinary shares, if a business combination does not occur due to excessive redemptions or otherwise, and your Rights will expire worthless.

Keyarch’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Keyarch’s public shareholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Keyarch’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Keyarch currently expects that its independent directors would take legal action on Keyarch’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Keyarch’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Keyarch’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Keyarch’s public Shareholders may be reduced below $10.00 per share.

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Activities taken by existing Keyarch shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Keyarch ordinary shares.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Keyarch or its securities, Keyarch, the Sponsor, Keyarch’s officers and directors, ZOOZ, and ZOOZ’s officers and directors and/or their respective affiliates may purchase Keyarch ordinary shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Keyarch ordinary shares or vote their shares of Keyarch ordinary shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of Keyarch ordinary shares and ensure that Keyarch has in excess of $5,000,001 of net tangible assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Keyarch ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Keyarch ordinary shares at a price lower than market and may therefore be more likely to sell the Keyarch ordinary shares he owns, either prior to or immediately after the Extraordinary General Meeting.

In addition, if such purchases are made, the public “float” of the ZOOZ ordinary shares following the Business Combination and the number of beneficial holders of ZOOZ securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of ZOOZ securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the ZOOZ ordinary shares.

The guidance and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or ZOOZ’s future results.

This proxy statement/prospectus contains guidance and forecasts prepared by ZOOZ. None of the guidance and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The guidance and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of ZOOZ and Keyarch and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of ZOOZ’s operations following the Business Combination, or could lead to such guidance and forecasts not being achieved include, but are not limited to: client demand for ZOOZ’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these guidance and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If Keyarch is unable to complete the Business Combination or another business combination by July 27, 2024, Keyarch will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining Shareholders and its board of directors, dissolving and liquidating. In such event, Keyarch public Shareholders may only receive $10 per share (or less than such amount in certain circumstances) and Keyarch warrants will expire worthless.

If Keyarch is unable to complete the Business Combination or another business combination within the required time period, Keyarch will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Keyarch to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Keyarch public shares, which redemption will completely extinguish public Shareholders’ rights as Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Keyarch’s remaining Shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Keyarch’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, Keyarch public Shareholders may only receive $10 per share, and Keyarch warrants will expire worthless. In certain circumstances, Keyarch public Shareholders may receive less than $10 per share on the redemption of their shares.

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If the Business Combination is not completed, potential target businesses may have leverage over Keyarch in negotiating a business combination, Keyarch’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for Keyarch shareholders.

Any potential target business with which Keyarch enters into negotiations concerning an initial business combination will be aware that, unless Keyarch amends its existing charter to extend its life and amend certain other agreements it has entered into, then Keyarch must complete its initial business combination by July 27, 2024. Consequently, if Keyarch is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Keyarch does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Keyarch gets closer to the deadline described above. In addition, Keyarch may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Keyarch may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by Keyarch, third parties may bring claims against Keyarch and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Shareholders could be less than $10.10 per share.

Under the terms of the Keyarch Articles, Keyarch must complete the Business Combination or another business combination by July 27, 2024 or Keyarch must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Keyarch. Although Keyarch has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Keyarch’s public shareholders. If Keyarch is unable to complete a business combination within the required time period, the Sponsor has agreed that it will indemnify and hold harmless Keyarch against any and all loss, liability, claim, damage and expense whatsoever to which Keyarch may become subject as a result of any claim by (i) any third party for services rendered or products sold to Keyarch or (ii) any prospective target business (a “Target”); provided, however, that such indemnification of Keyarch by the Sponsor shall (x) apply only to the extent necessary to ensure that such claims by a third party (other than Keyarch’s independent public accountants) or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under Keyarch’s indemnity of the Keyarch IPO underwriters against certain liabilities, including liabilities under the Securities Act. Keyarch has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. Keyarch has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $[●] estimated to be in the Trust Account as of two business days prior to the Extraordinary General Meeting date, due to such claims.

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Additionally, if Keyarch is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Keyarch otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy.

Keyarch’s shareholders may be held liable for claims by third parties against Keyarch to the extent of distributions received by them.

If Keyarch is unable to complete the Business Combination or another business combination within the required time period, Keyarch will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Keyarch to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Keyarch public shares, which redemption will completely extinguish public Shareholders’ rights as Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Keyarch’s remaining Shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Keyarch’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Keyarch cannot assure you that it will properly assess all claims that may be potentially brought against Keyarch. As a result, Keyarch’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its Shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Keyarch cannot assure you that third parties will not seek to recover from its Shareholders amounts owed to them by Keyarch.

Additionally, if Keyarch is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Keyarch’s shareholders. Because Keyarch intends to distribute the proceeds held in the Trust Account to its public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Keyarch’s board of directors may be viewed as having breached their fiduciary duties to Keyarch’s creditors and/or may be viewed as having acted in bad faith, and thereby exposing itself and Keyarch to claims of punitive damages, by paying public Shareholders from the Trust Account prior to addressing the claims of creditors. Keyarch cannot assure you that claims will not be brought against it for these reasons.

Keyarch may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Keyarch’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, Keyarch is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor and the officers and directors of Keyarch have agreed to vote in favor of the Business Combination, regardless of how Keyarch’s public shareholders vote.

The Sponsor and the officers and directors of Keyarch collectively own and are entitled to vote an aggregate of approximately 59.46% on an as-converted basis of the outstanding Keyarch ordinary shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by Keyarch’s public shareholders.

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The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. investors who own Keyarch ordinary shares and/or Keyarch warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that (i) the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) any transfer of Keyarch ordinary shares by a U.S. investor pursuant to the Business Combination qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time (other than with respect to any such investor that would own, actually or constructively, 5% or more (by vote or value) of the outstanding ZOOZ ordinary shares immediately after the Business Combination and that fails to enter into a valid “gain recognition agreement” with respect to the transferred Keyarch ordinary shares) (collectively, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment to the extent permitted by law. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Keyarch. As a result, neither Keyarch’s nor ZOOZ’s counsel is able to opine as to whether the Merger will qualify as a reorganization. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. investor exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. investor is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither Keyarch nor ZOOZ intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, then a U.S. investor who owns Keyarch ordinary shares and/or Keyarch warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of ZOOZ ordinary shares and/or ZOOZ warrants received in the Business Combination, over such U.S. investor’s tax basis in the corresponding Keyarch ordinary shares and/or Keyarch warrants surrendered by such U.S. investor in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Keyarch securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the Keyarch securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Keyarch securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the ZOOZ ordinary shares and/or ZOOZ warrants received in the Business Combination, if any, would not include the holding period for the Keyarch securities surrendered in exchange therefor. In the case of a U.S. Holder that holds Keyarch securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules would be applied separately to each identifiable block of Keyarch securities.

If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, but any requirement for Section 367(a) of the Code is not satisfied, then a U.S. investor who owns Keyarch ordinary shares would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of ZOOZ ordinary shares (and, if the U.S. investor’s Keyarch warrants are converted into ZOOZ warrants, the fair market value of the ZOOZ warrants) received in the Business Combination, over such U.S. investor’s tax basis in the corresponding Keyarch ordinary shares and/or Keyarch warrants surrendered by such U.S. investor in the Business Combination.

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U.S. investors who own Keyarch ordinary shares and/or Keyarch warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment.

The IRS may not agree that ZOOZ should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, ZOOZ, which is incorporated and tax resident in Israel, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that ZOOZ is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, ZOOZ would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by ZOOZ to Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of ZOOZ may be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of ZOOZ—Tax Residence of ZOOZ for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, ZOOZ does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of ZOOZ as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code ZOOZ’s status as a non-U.S. corporation for U.S. federal income tax purposes, ZOOZ and certain ZOOZ shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on ZOOZ and the application of U.S. withholding taxes on dividends paid on ZOOZ ordinary shares to non-U.S. shareholders, subject to reduction under an applicable income tax treaty.

In addition, even if ZOOZ is not treated as a U.S. corporation pursuant to Section 7874 of the Code, ZOOZ and certain of ZOOZ’s shareholders may be subject to unfavorable treatment in the event that ownership attributable to former Keyarch shareholders exceeds a threshold amount. If it were determined that ZOOZ is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, ZOOZ and certain ZOOZ shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by ZOOZ include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of ZOOZ—Tax Residence of ZOOZ for U.S. Federal Income Tax Purposes” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of ZOOZ—Utilization of Keyarch’s Tax Attributes and Certain Other Adverse Tax Consequences to ZOOZ and ZOOZ’s Shareholders” for a more detailed discussion of the application of Section 7874 of the Code to ZOOZ. Investors should consult their own tax advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences to ZOOZ and its shareholders if the classification of ZOOZ as a non-U.S. corporation is not respected or if Section 7874 otherwise applies to ZOOZ.

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The Business Combination and the other transactions contemplated thereby are or could constitute taxable events in Israel.

The Business Combination is a taxable event in Israel. Generally, the Keyarch shareholders and holders of Keyarch warrants that are not Israeli residents should be entitled to an exemption from Israel tax, under certain conditions, while those that are Israeli residents should be taxed on real capital gains resulting from the exchange of their shares or warrants. ZOOZ, Merger Sub, their respective affiliates and any other person making a payment under the Business Combination Agreement will be required to deduct and withhold from the consideration payable thereunder any amount required to be deducted and withheld with respect to the making of such payment under applicable legal requirements. Keyarch applied for a tax ruling from the ITA exempting ZOOZ, Merger Sub and their respective agents from any obligation to withhold Israeli tax from such consideration payable or otherwise deliverable to certain Keyarch shareholders and holders of Keyarch warrants and deferring the taxable event to the time of the sale of the shares or warrants by such holders. We sometimes refer to such tax ruling as the WHT Ruling. Any Keyarch Shareholder and holder of Keyarch warrants that is covered by the ruling (if obtained) may exclude itself from the WHT Ruling by submitting a capital gain report to the ITA within 30 days after the closing of the Business Combination. In such a case, the ruling will not be applicable and, instead, relevant Israeli withholding tax laws will apply. Pursuant to the terms of the WHT Ruling (if obtained), the WHT Ruling (if obtained) will apply to each Keyarch Shareholder and holder of Keyarch warrants that meets all of the following requirements: (1) it acquired all of its equity interests in or after Keyarch’s initial public offering on Nasdaq; (2) it holds less than 5% of Keyarch ordinary shares; (3) it is not a registered shareholder; (4) it is not a “relative” (as defined under Section 88 of the Ordinance) of a registered shareholder; (5) it is not an Israeli resident “officer” (as defined under the Israeli Securities Law) in Keyarch; and (6) it did not receive any other tax ruling issued by the ITA in connection with its Keyarch equity interests, or is subject to other tax arrangement, that may contradict the terms and conditions of the WHT Ruling. Regarding Keyarch shareholders and holders of Keyarch warrants that are not covered under the WHT Ruling, (1) any Keyarch Shareholder or holder of Keyarch warrants that owns at least 5% of Keyarch ordinary shares will be subject to tax withholding in Israel unless an exemption certificate from the ITA (or other declaration or ruling as detailed in “Certain Material Israeli Tax Considerations”) is provided by such Keyarch Shareholder or holder of Keyarch warrants; and (2) Keyarch Shareholder or holder of Keyarch warrants that owns less than 5% of Keyarch ordinary shares will be subject to tax withholding in Israel, unless a valid declaration has been provided by such Keyarch Shareholder or holder of Keyarch warrants that it is not and has never been an Israeli tax resident, that it does not and has never maintained a permanent establishment in Israel, and that it is not a direct or indirect holder of 5% or more of Keyarch ordinary shares.

The tax consequences of the Business Combination are complex and will depend on each stockholder’s particular circumstances. For a more detailed discussion, see the section of this proxy statement/prospectus entitled “Certain Material Israeli Tax Considerations.”

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, Keyarch’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date.

If, at the extraordinary general meeting, the chairman presiding over the extraordinary general meeting determines that it would be in the best interests of Keyarch to adjourn the extraordinary general meeting to give Keyarch more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if Keyarch would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the extraordinary general meeting will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to Redemption

The ability of Keyarch public Shareholders to exercise redemption rights with respect to a large number of Keyarch Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Keyarch stock.

The Existing Keyarch Charter provides that Keyarch will only redeem public shares so long as (after such redemption), Keyarch’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), or of any entity that succeeds Keyarch as a public company (such as ZOOZ), will be at least $5,000,001 of net tangible assets immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement.

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If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Keyarch Shares in the open market; however, at such time Keyarch Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Keyarch’s redemption until Keyarch liquidates or you are able to sell your Keyarch Shares in the open market.

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. Keyarch cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Keyarch Shares will exceed the per-share redemption price.

There is no guarantee that a Keyarch shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a Keyarch shareholder may be able to sell its ZOOZ ordinary shares in the future following the completion of the Transactions or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Keyarch might realize in the future had the shareholder not redeemed his, her or its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding ZOOZ’s, Keyarch’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, ZOOZ’s or Keyarch’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Keyarch’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between ZOOZ and Keyarch.

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Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	The effects of health epidemics, such as the recent global COVID-19 pandemic;

●	Competition in the battery and electric vehicle industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

●	If ZOOZ fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

●	Disruptions in relationships with any one of ZOOZ’s prospective key customers;

●	Any difficulty selling ZOOZ’s products if customers do not design ZOOZ’s products into their product offerings;

●	ZOOZ’s dependence on winning selection processes;

●	Even if ZOOZ succeeds in winning selection processes for its products, ZOOZ may not generate timely or sufficient net sales or margins from those wins;

●	Sustained yield problems or other delays in the manufacturing process of products;

●	If Keyarch’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Keyarch ordinary shares into a pro rata portion of the Trust Account;

●	The financial and other interests of Keyarch’s board of directors may have influenced Keyarch’s board of directors’ decision to approve the Business Combination;

●	The ZOOZ securities to be received by Keyarch’s securityholders as a result of the Business Combination will have different rights from Keyarch securities and Keyarch’s shareholders will have a reduced ownership and voting interest of the combined company after consummation of the Business Combination; and

●	The other matters described in the section titled “Risk Factors”.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for ZOOZ.

ZOOZ and Keyarch caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither ZOOZ nor Keyarch undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that ZOOZ or Keyarch will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Keyarch’s public filings with the SEC or, upon and following the consummation of the Business Combination, in ZOOZ’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of ZOOZ’s management, which in turn are based upon ZOOZ’s management’s review of internal surveys, independent industry surveys and publications, and other third-party research and publicly available information. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While ZOOZ is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “ZOOZ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

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EXTRAORDINARY GENERAL MEETING OF KEYARCH SHAREHOLDERS

General

Keyarch is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of Keyarch shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting of Keyarch’s Shareholders

The extraordinary general meeting will be held on [●], 2024, at a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth on your proxy card.

Purpose of the Keyarch Extraordinary General Meeting

At the extraordinary general meeting, Keyarch is asking its shareholders:

●	Proposal No. 1 — The Business Combination Proposal — to consider and vote upon an ordinary resolution to ratify, approve and adopt the Business Combination Agreement (and the form of Plan of Merger required by the Companies Act (As Revised) of the Cayman Islands (the “Plan of Merger”) is appended), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into Keyarch with Keyarch surviving such merger as a wholly owned subsidiary of ZOOZ (the “Business Combination Proposal”); and

●	Proposal No. 2 — The Merger Proposal — to consider and vote upon a special resolution to authorize and approve the Plan of Merger and the merger of Merger Sub with and into Keyarch, with Keyarch surviving the merger as a wholly-owned subsidiary of ZOOZ, and (i) the issuance of ZOOZ ordinary shares to outstanding Keyarch shareholders as of the Closing and (ii) each outstanding Keyarch Warrant outstanding immediately prior to the Effective Time will be converted into one equivalent warrant of ZOOZ entitling the holder to purchase one ZOOZ ordinary share per warrant at a price of $11.50 per whole share, and preserving the existing public or private nature of such Keyarch Warrant, as merger consideration (the “Merger Proposal”); and

●	Proposal No. 3 — The Nasdaq Stock Issuance Proposal — to consider and vote on an ordinary resolution to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of more than 20% of the total issued and outstanding ZOOZ ordinary shares in connection with the Business Combination (which we refer to as the “Nasdaq Proposal”); and

●	Proposal No. 4 — The Adjournment Proposal — to consider and vote upon an ordinary resolution to approve the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve the Business Combination Proposal or Merger Proposal or Nasdaq Proposal, or if holders of Keyarch Class A ordinary shares have elected to redeem an amount of Keyarch Class A ordinary shares such that Keyarch would have less than $5,000,001 of net tangible assets, or otherwise as required for completion of the Business Combination (the “Adjournment Proposal”).

Recommendation of Keyarch’s Board of Directors

Keyarch’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Keyarch and its shareholders and recommended that Keyarch shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Nasdaq Proposal and, if presented, “FOR” the Adjournment Proposal.

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Record Date; Persons Entitled to Vote

Keyarch shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned shares of Keyarch ordinary shares at the close of business on [●], 2024, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each share of Keyarch ordinary shares owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Keyarch’s warrants do not have voting rights. On the Record Date, there were [●] shares of Keyarch ordinary shares outstanding, of which [●] were public shares.

Quorum

A quorum is the minimum number of shares of Keyarch ordinary shares that must be present to hold a valid meeting. A quorum will be present at the Keyarch extraordinary general meeting if a one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued shares of the relevant class of Keyarch ordinary shares entitled to vote at the meeting are represented at the virtual extraordinary general meeting or by proxy. As the Sponsor and Keyarch’s officers and directors as of the date of this proxy statement/prospectus hold 59.46% of the Keyarch Class A ordinary shares and all of the outstanding (1 share outstanding) Keyarch Class B ordinary shares, the Sponsor and Keyarch’s officers and directors hold enough shares to constitute a quorum for purposes of the extraordinary general meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required

The proposals to be presented at the extraordinary general meeting will require the following votes:

●	Business Combination Proposal — Approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding a majority of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on approval of the Business Combination Proposal. The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Merger Proposal and Nasdaq Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Merger Proposal — Approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding not less than two-thirds of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on approval of the Merger Proposal. The Merger Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Merger Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and Nasdaq Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Nasdaq Proposal — Approval of the Nasdaq Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding a majority of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. Abstentions will have the effect of votes against the Nasdaq Proposal. Brokers are not entitled to vote shares on the Nasdaq Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Keyarch Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Merger Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

●	Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

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Conditioned Precedent Proposals. The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal, which we refer to as the Condition Precedent Proposals, at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal – none of the Condition Precedent Proposals shall be adopted unless all of them are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Voting Your Shares

If you are a holder of record of Keyarch ordinary shares, there are two ways to vote your shares of Keyarch ordinary shares at the extraordinary general meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope and, in any event so as to be received by Keyarch no later than at a.m. Eastern Time, on , 2024, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of Keyarch’s board of directors. Proxy cards received after a matter has been voted upon at the extraordinary general meeting will not be counted.

●	In Person. You may attend the extraordinary general meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting — When and where will the extraordinary general meeting take place?” for more information.

Voting Your Shares — Beneficial Owners

If you hold your Keyarch ordinary shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the Keyarch ordinary shares you beneficially own are properly counted. If you hold your Keyarch ordinary shares in “street name” and you wish to attend the extraordinary general meeting virtually and vote, you must obtain a legal proxy from the shareholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the extraordinary general meeting. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. “Street name” holders should contact Continental on or before             , 2024.

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Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, or is represented by proxy, but abstains from voting. At the meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Assuming that a quorum is present, an Keyarch shareholders’ abstention will have no effect on the outcome of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under Nasdaq rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement/prospectus, if a beneficial owner of shares of Keyarch ordinary shares held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be permitted under Nasdaq rules to be voted at the meeting, and thus will not be counted as present or represented by proxy at the meeting. The vote to approve the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Adjournment Proposal are based on the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, not just the shares that are counted as present or represented by proxy at the meeting. As a result, assuming that a quorum is present, if you fail to issue voting instructions to your broker, bank or other nominee, it will have no effect on the outcome of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Failure to Vote

If you are a holder of record of Keyarch ordinary shares and you do not sign and return your proxy card by mail or attend and vote at the extraordinary general meeting, your shares will not be voted at the meeting, will not be counted as present or represented by proxy at the meeting and will not be counted as present for purposes of determining whether a quorum exists.

As discussed above, under Nasdaq rules, brokers, banks and other nominees do not have discretionary voting authority with respect to any of the four proposals described in this proxy statement/prospectus. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the meeting and will not be counted as present or represented by proxy at the meeting or counted as present for purposes of determining whether a quorum exists.

The vote to approve the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Adjournment Proposal is based on the votes cast by the shareholders present or represented by proxy and entitled to vote at the meeting, not just the shares that are counted as present or represented by proxy at the meeting. As a result, assuming that a quorum is present, if you fail to vote your shares, it will have no effect on the outcome of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Revoking Your Proxy

If you are a holder of record of Keyarch ordinary shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to Keyarch’s transfer agent with a later date so that it is received no later than at a.m. Eastern Time, on , 2024, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

●	you may notify Keyarch’s transfer agent in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

●	you may attend the live webcast of the extraordinary general meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

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If you hold your Keyarch ordinary shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a Keyarch shareholder and have any questions about how to vote or direct a vote in respect of your shares of Keyarch ordinary shares, you may call [__], Keyarch’s proxy solicitor, at [__] (toll free) or email at [__].

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding public shares may demand that Keyarch redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $[●] per share as of [●], 20[●], the extraordinary general meeting Record Date), calculated as of two (2) business days prior to the anticipated consummation of the Merger. If a holder properly seeks redemption as described in this section and the Business Combination with ZOOZ is consummated, Keyarch will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Merger.

Notwithstanding the foregoing, a holder of Keyarch public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Keyarch public shares. Accordingly, all Keyarch public shares in excess of 15% held by a Keyarch public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Existing Keyarch Charter provides that Keyarch will only redeem public shares so long as (after such redemption), Keyarch’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), or of any entity that succeeds Keyarch as a public company (such as ZOOZ), will be at least $5,000,001 of net tangible assets immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement.

Pursuant to the Sponsor Letter, Keyarch’s Sponsor, directors and executive officers have waived their right to redeem any shares of Keyarch ordinary shares that they own in connection with Keyarch shareholder approval of the Business Combination, any proposed amendment to the Existing Keyarch Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any Keyarch public shares that they own or may acquire in Keyarch fails to consummate a business combination within the time frame required by the Existing Keyarch Charter).

Holders may demand redemption by delivering their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to Keyarch’s transfer agent prior to the vote at the Extraordinary General Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed merger is not consummated this may result in an additional cost to shareholders for the return of their shares.

Keyarch’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Francis “Fran” Wolf

Email: fwolf@continentalstock.com

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Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. If you deliver your shares for redemption to Keyarch’s transfer agent and later decide prior to the Extraordinary General Meeting not to elect redemption, you may request that Keyarch’s transfer agent return the shares (physically or electronically). You may make such request by contacting Keyarch’s transfer agent at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attention: SPAC Redemption Team, spacredemptions@continentalstock.com. You may need to give such instructions through your broker if your public shares are held by the broker in street name. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Keyarch’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Keyarch will promptly return any shares delivered by Keyarch public shareholders.

The closing price of Keyarch ordinary shares on [●], 2024, the extraordinary general meeting Record Date, was $[●]. The cash held in the Trust Account on such date was approximately $[●] million ($[●] per public share). Prior to exercising redemption rights, Shareholders should verify the market price of Keyarch ordinary shares as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Keyarch cannot assure its shareholders that they will be able to sell their shares of Keyarch ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Keyarch public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Keyarch ordinary shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than two business days prior to the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to Keyarch’s transfer agent prior to the vote at the Extraordinary General Meeting, and the merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — U.S. Holders Exercising Redemption Rights with Respect to Keyarch ordinary shares”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Holders of record of Keyarch ordinary shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. In this proxy statement/prospectus, these appraisal or dissent rights we refer to in this proxy statement/prospectus as “Dissent Rights.”

Holders of record of Keyarch ordinary shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Keyarch ordinary shares must give written objection to the Business Combination to Keyarch prior to the shareholder vote to approve the Business Combination and follow the procedures set out in Section 238 of the Cayman Companies Law. These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Keyarch public shares to demand that their Keyarch public shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Keyarch Articles. It is possible that if a holder of Keyarch public shares exercises appraisal rights, the fair value of the Keyarch ordinary shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Keyarch believes that such fair value would equal the amount that holders of Keyarch public shares would obtain if they exercise their redemption rights as described herein.

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Keyarch shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise Dissent Rights. An Keyarch shareholder which elects to exercise Dissent Rights must do so in respect of all of the Keyarch ordinary shares that person holds and will lose their right to exercise their redemption rights as described herein. We refer to Keyarch shareholders who properly exercise Dissent Rights as Dissenting Keyarch Shareholders, and their shares subject to such Dissent Rights as Dissenting Keyarch Shares.

At the Effective Time, the Dissenting Keyarch Shares shall automatically be cancelled by virtue of the Business Combination, and each Dissenting Keyarch Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn, forfeited or lost his, her or its rights under Section 238 of the Cayman Companies Law (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting Keyarch Shares under Section 238 of the Cayman Companies Law will cease, the shares will no longer be considered Dissenting Keyarch Shares and such holder’s former Keyarch ordinary shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one ZOOZ ordinary share for each Keyarch ordinary share, without any interest thereon. As a result, such Keyarch shareholder would not receive any cash for their Keyarch ordinary shares and would become a shareholder of ZOOZ.

In the event that any Keyarch shareholder delivers notice of their intention to exercise Dissent Rights, Keyarch, ZOOZ and Merger Sub may, in their sole discretion, elect to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Law. Section 239 of the Cayman Companies Law states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where the limitation under Section 239 of the Cayman Companies Law is invoked, no Dissent Rights would be available to Keyarch shareholders, including those Keyarch shareholders who previously delivered a written objection to the Business Combination prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Law in full up to such date, and such holder’s former Keyarch ordinary shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one ZOOZ ordinary share for each Keyarch ordinary share, without any interest thereon. Accordingly, Keyarch shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Keyarch ordinary shares and the certainty provided by the redemption process may be preferable for Keyarch Pubic Shareholders wishing to exchange their public Keyarch public shares for cash.

Proxy Solicitation Costs

Keyarch is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Keyarch and its directors, officers and employees may also solicit proxies online. Keyarch will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Keyarch will bear the cost of the solicitation.

Keyarch has hired [__] to assist in the proxy solicitation process. Keyarch will pay to a fee of $[__], plus disbursements.

Keyarch will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Keyarch will reimburse them for their reasonable expenses.

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Other Matters

As of the date of this proxy statement/prospectus, the Keyarch Board does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of Keyarch’s Sponsor, Officers and Directors in the Transactions

In considering the recommendation of the Keyarch Board to vote in favor of approval of the Business Combination Proposal, shareholders should keep in mind that the Sponsor and Keyarch’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Keyarch’s shareholders generally. These interests are as follows:

●	If the Business Combination, or another business combination, is not consummated by July 27, 2024 (or such earlier date as may be determined by the Keyarch Board, or such later time as the shareholders of Keyarch may approve in accordance with the Keyarch Articles or a resolution of its shareholders passed pursuant to applicable law), then Keyarch will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Keyarch to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of Keyarch’s remaining shareholders and the Keyarch Board, dissolve and liquidate, subject in each case to Keyarch’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

●	The Sponsor does not sponsor any other special purposes acquisition company other than Keyarch. As described further below, the Keyarch Existing Charter waives the doctrine of corporate opportunities and each of the Sponsor and Keyarch’s directors and officers may become, affiliated with entities that are engaged in a similar business to Keyarch’s business, and the Sponsor and Keyarch’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies or blank check companies prior to Keyarch completing its initial business combination. Although the Keyarch Board determined no Keyarch director or officer has a material interest in conflict with Keyarch interests relating to a search for an acquisition candidate for Keyarch (as further described below), the Keyarch Existing Charter provides that the Sponsor and Keyarch’s officers and dirctors have no duty to refrain from engaging in similar lines of business except to the extent expressly assumed by contract, nor to present any corporate opportunity to Keyarch, unless such opportunity is expressly offered to an officer or director of Keyarch in his or her capacity as a director or officer of Keyarch and such opportunity is one that Keyarch is permitted to complete on a reasonable basis (see “Risk Factors – The Existing Keyarch Charter has waived the corporate opportunities doctrine and so the Sponsor and Keyarch’s officers and directors may be affiliated with entities engaged in business activities similar to those conducted by Keyarch and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented”).

●	The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination and issuance of the Earnout Shares and the Sponsor’s receiving all of the Sponsor Earnout Shares (and assuming that the Earnout fully occurred), is estimated to comprise approximately 13.3% of outstanding ZOOZ ordinary shares in a No Redemption Scenario, 13.7% of outstanding ZOOZ ordinary shares in an Interim Redemption Scenario, and 14.1% of outstanding ZOOZ ordinary shares in a Maximum Redemption Scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Keyarch, ZOOZ and the Combined Company” for more information).

●	The Sponsor paid an aggregate of approximately $25,000 for the Founder Shares, which are currently held by the Sponsor and the Artemis Anchor Investors and their permitted transferees, of which 1,755,000 remains held by the Sponsor or its affiliates (after giving effect to the Sponsor Earnout Shares, which are not held by the Sponsor immediately following the Closing) and the market value of such shares as of February 12, 2024 (assuming they are valued at the same price as the public shares) was approximately $19,182,150, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination, and if Keyarch does not complete an initial business combination, these Founder Shares will expire worthless.

●	The Sponsor paid an aggregate of approximately $4,905,000 for the 490,500 Private Placement Units in connection with the Keyarch IPO, at a price of $10.00 per unit, the market value of such securities (including the private placement warrants and private placement rights issued as part of those units as having the assumed value of the Keyarch warrants and the Keyarch Rights, respectively) as of February 12, 2024 was approximately $5,436,702, and such securities should have a $531,702 higher value than the price paid described above at the time of the Business Combination.

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●	The Sponsor and Initial Shareholders and each of their permitted transferees, including Keyarch’s officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (but not public shares) held by them if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if Keyarch is unable to consummate a business combination by that time, those shares would expire worthless.

●	The Sponsor and Initial Shareholders, and each of their permitted transferees, including Keyarch’s officers and directors, have waived their redemption rights with respect to any Founder Shares, Private Placement Shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles), which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver.

●	The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in Keyarch and ZOOZ after the Business Combination, even if other holders of Keyarch ordinary shares experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.009 per share.

●	Keyarch has issued Promissory Notes, as of the date of this proxy statement/prospectus, in an aggregate principal amount of $2,180,000. (Other than these Promissory Notes, as of such date, there are no loans extended, fees due to or out-of-pocket expenses for which the Sponsor or its affiliates are awaiting reimbursement from Keyarch). Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination by Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the Promissory Notes, but no proceeds held in the Trust Account would be used to repay these Promissory Notes.

●	In summation of the foregoing, the aggregate dollar amount that the Sponsor, Initial Shareholders and their affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $26,798,852, as of February 12, 2024, which amount includes the current value of securities held (assuming that the current value of each of the securities held whether publicly traded Keyarch ordinary shares, or Private Placement Shares, or private placement warrants or private placement rights, are in each case valued at the current price of Keyarch ordinary shares, Keyarch warrants and Keyarch Rights, respectively) and consisting of (i) the Founders Shares (including the Sponsor Earnout Shares), and (ii) the Private Placement Units purchased in connection with the IPO, and (iii) the Promissory Notes.

As a result of the foregoing the Sponsor, officers and directors of Keyarch, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of Keyarch rather than liquidate.

As of the date of this proxy statement/prospectus, Keyarch had 2,039,872 public shares outstanding out of 5,659,871 Keyarch Class A ordinary shares issued and outstanding and one Keyarch Class B ordinary share issued and outstanding. The Sponsor, as well as Keyarch’s officers and directors, beneficially own and are entitled to vote an aggregate of 3,365,500 Keyarch Class A ordinary shares (which include the 1,120,000 of such shares which after the extraordinary general meeting occurs and upon occurrence of the Closing, as of its Effective Time, will be subject to the Earnout as Sponsor Earnout Shares) and 1 Keyarch Class B ordinary share, consisting of approximately 59.46% of the outstanding Keyarch ordinary shares. For more information, see “How do the Sponsor and the officers and directors of Keyarch intend to vote on the proposals?”, describing that such persons have agreed to vote in favor of the Proposals presented in this proxy statement/prospectus.

Accordingly, Keyarch would not need any of the 2,039,872 public shares to be voted in favor of the Business Combination Proposal, the Nasdaq Proposal, or, if presented for a vote, the Adjournment Proposal, in order for each of them to be approved in the extraordinary general meeting, because each such proposal requires a vote of a majority of outstanding Keyarch ordinary shares, which amount is currently held by the Sponsor and Keyarch’s officers and directors.

An aggregate of 407,747 Keyarch ordinary shares (being an amount constituting a two-thirds (2/3) majority of the outstanding Keyarch ordinary shares, when added to those shares held by Sponsor and Keyarch’s officers and directors), would be needed to vote in favor of the Merger Proposal for it to be approved in the extraordinary general meeting, because under Cayman Islands law, the Merger Proposal requires approval by a two-thirds majority of outstanding Keyarch ordinary shares. EBC Shares consist of 254,500 Keyarch ordinary shares.

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Regarding a percentage of votes by public or nonaffiliated holders of Keyarch ordinary shares, to reach the voting threshold described above for approval of the Merger Proposal, an aggregate of 407,747 public shares would need to be voted in favor of the Merger Proposal, constituting approximately 19.99% of Keyarch public shares, if EBC Shares are not voted in favor of the Merger Proposal. The EBC Shares consist of 254,500 Keyarch ordinary shares. If the EBC Shares are voted in favor of the Merger Proposal, an aggregate of 153,247 public shares would need to be voted in favor of the Merger Proposal, constituting approximately 7.5% of Keyarch public shares.

As discussed in a prior bullet point, the Existing Keyarch Charter has waived the doctrine of corporate opportunities. Despite this provision in the Existing Keyarch Charter waiving the doctrine of corporate opportunities, the Keyarch Board does not believe its Sponsor or Keyarch’s directors or officers have any material interests in the Business Combination, which consist of fiduciary or contractual obligations to entities other than the parties to the Business Combination, nor as of the date of this proxy statement/prospectus have an affiliation with or interest in ZOOZ (other than pursuant to the Business Combination Agreement and related transaction described in this proxy statement/prospectus). In reviewing such considerations, the Keyarch Board considered that Keyarch’s chief financial officer, Jing Liu, serves as an officer with another special purpose acquisition company, but also considered that such special purpose company is restricted to finding an acquisition target candidate within China, while pursuant to Keyarch’s organization documents, Keyarch has been required to find an acquisition candidate in every location except within China. Accordingly, the Keyarch Board determined Ms. Liu does not have a material interest in conflict with Keyarch interests relating to a search for an acquisition candidate for Keyarch.

The Sponsor and Keyarch’s officers and directors in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which she or he has then-current fiduciary or contractual obligations, she or he will honor her or his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands and applicable law. Given the substantial target universe considered by Keyarch’s management team, which included initial contact with over 40 companies and non-disclosure agreements and substantive discussions with approximately 20 companies, the Keyarch Board did not believe that the other fiduciary duties or contractual obligations of Keyarch’s officers and directors materially affected Keyarch’s ability to negotiate or recommend a potential business combination. The Keyarch Board considered the factors supporting, and risks and uncertainties related to, a business combination with ZOOZ as set forth above under “Summary— Keyarch’s Board of Directors’ Reasons for the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Purchases of Keyarch Shares

In connection with the shareholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals, Keyarch and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Keyarch’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Keyarch ordinary shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Keyarch ordinary shares owned by the Sponsor and/or Keyarch’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Keyarch for use in the Business Combination. None of Keyarch, the Sponsor or Keyarch’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Keyarch ordinary shares purchased by the Sponsor or Keyarch’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Keyarch ordinary shares does have redemption rights then such rights will be waived by the Sponsor, or Keyarch’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, no such agreements to such effect have been entered into with any such investor or holder. If such agreements are entered into, Keyarch will file a Current Report on Form 8-K prior to the extraordinary general meeting to disclose any such agreements by any of the aforementioned persons. Any such report will include (i) the amount of shares of Keyarch ordinary shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Keyarch ordinary shares for which Keyarch has received redemption requests.

Unlike our Sponsor’s and Keyarch Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities,” to the extent those shares were acquired by an affiliate of Keyarch, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers, to the extent being affiliates of ZOOZ, of such newly purchased shares to hold them for at least one year from appliable dates following the Closing under U.S. securities laws, assuming they are not registered on a registration statement following the Closing and ZOOZ has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Entering into any such arrangements may have a depressive effect on the price of Keyarch ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Keyarch officers and directors, ZOOZ, ZOOZ shareholders or any of their respective affiliates. Keyarch will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. See the section of this proxy statement/prospectus titled “Questions and Answers about the Business Combination and the Extraordinary General Meeting — May Keyarch, the Sponsor or Keyarch’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?” and “Risk Factors — Future resales of the ZOOZ ordinary shares issued in connection with the Business Combination may cause the market price of ZOOZ to drop significantly, even if ZOOZ’s business is doing well.”

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PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Shareholders of Keyarch are being requested to approve the proposed Business Combination and the Business Combination Agreement and the Transactions contemplated thereunder and thereby. The following is a description of such Combination and the Business Combination Agreement. Please note that such description is a summary only and may not contain all of the information that is important to shareholders of Keyarch, and is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Keyarch shareholders are urged to read this entire proxy statement/prospectus carefully, including the section entitled “The Business Combination Agreement,”, as well as the Business Combination Agreement for a more complete understanding of the Business Combination. Capitalized terms used in this proxy statement/prospectus but not otherwise defined herein have the meanings assigned to them in the Business Combination Agreement.

General

Transaction Structure

The Business Combination Agreement provides for the merger of Merger Sub with and into Keyarch, with Keyarch surviving the Business Combination as a wholly owned subsidiary of ZOOZ.

Merger Consideration

Prior to the Effective Time, ZOOZ intends to effect the Recapitalization to cause the implied value of the outstanding ZOOZ ordinary shares immediately prior to the Effective Time to equal $10.00 per share as of an agreed measurement time immediately prior to the Merger (and valuing ZOOZ equity as of such agreed measurement time at the Total Deal Value).

Pursuant to the Business Combination Agreement and assuming the Recapitalization has occurred, at the Effective Time:

(a)	each outstanding Keyarch Class A ordinary share (excluding treasury shares and Dissenting Keyarch Shares), and each outstanding Keyarch Class B ordinary share, in each case will be exchanged for one ZOOZ ordinary share;

(b)	the registered holder of each outstanding whole Keyarch Right will be issued the number of full shares of Keyarch Class A ordinary Shares to which such holder of Keyarch Rights is eligible, and which shall be exchanged for the equivalent number of ZOOZ ordinary shares;

(c)	each outstanding public and private Keyarch warrant outstanding immediately prior to the Effective Time will be converted into one ZOOZ Closing Warrant, with the same public or private characteristics; and

(d)	as described above in the Recapitalization, outstanding ZOOZ ordinary shares and ZOOZ Converted Options shall be recapitalized to comprise 6,000,000 ZOOZ ordinary shares (treat for such purposes ZOOZ Converted Options on a net-exercise basis) and, subject to the adjustments set forth in the Recapitalization, each of the ZOOZ Continuing Options (including the unallocated option pool reserved by ZOOZ for issuance of ZOOZ options under the Company Equity Plan) and ZOOZ Continuing Warrants shall remain outstanding.

Upon the Effective Time, the outstanding publicly traded units of Keyarch will be separated into their component securities, consisting of one Keyarch Class A ordinary share, one-half (1/2) of one Keyarch Warrant, and one Keyarch Right (with such Keyarch Warrants and Keyarch Rights being exchanged or converted at the Effective Time for ZOOZ ordinary shares in accordance with the foregoing description). ZOOZ Continuing Warrants which are listed for trading on the TASE (i.e. the ZOOZ warrants (Series 3)) will also remain traded on the TASE.

In addition, up to an additional 4,000,000 Earnout Shares will be issuable to the Pre-Closing ZOOZ shareholders as earnout consideration, contingent on the achievement of certain earnout milestones based on the price of ZOOZ ordinary shares or ZOOZ’s Gross Revenue as defined in the Earnout. Keyarch’s Sponsor has agreed, following the Effective Time, to subject 1,120,000 Keyarch Class A ordinary shares to the same Earnout, to the extent such shares are not used to pay expenses in connection with the Closing, and which we refer to as the Sponsor Earnout Shares.

The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time of the Business Combination, (a) the outstanding ZOOZ ordinary shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of ZOOZ shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the ZOOZ ordinary shares issuable under the Business Combination Agreement in exchange for Keyarch Securities, as well as the ZOOZ ordinary shares issuable upon exercise of the ZOOZ warrants and ZOOZ options, shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by the Business Combination Agreement prior to such event.

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. It does not purport to catalogue every conversation among, or meetings of, the parties, their respective management or members of the boards of directors and other parties. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Keyarch before the Business Combination.

Prior to the consummation of the Keyarch IPO, Keyarch had not selected any specific business combination target and Keyarch had not, nor had anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.

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After the Keyarch IPO, Keyarch’s officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of Keyarch were contacted by, and representatives of Keyarch contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During this search process, Keyarch evaluated more than 40 business combination opportunities and entered into substantive discussions with multiple potential target businesses, across the continents in North America, Europe and Asia. Keyarch evaluated, had discussions with, entered into more than 20 non-disclosure agreements with and/or negotiated potential transaction terms with target businesses in a variety of industries, including:

●	Technology: Keyarch evaluated opportunities in technology and technology-enabled sectors. The technology sector is a broad industry with companies innovating across a wide range of traditional sectors. Keyarch similarly evaluated a range of businesses offering technology applications that provide services including, but not limited to, AI based video surveillance platform, image-based AI system for robotics, satellite-based communication system for remote areas, innovative glass technologies, intelligent drone delivery system, smart-home IOT devices, home security hardware and software manufacturing, one-stop solutions for security professionals.
●	Financial Services: Keyarch evaluated opportunities in the financial services sector with a focus on ecommerce platforms for certain lines of specialized products, for software implementations, for cross-border transactions, as well as innovative credit services for millennium generation, for credit challenged consumers in the auto industry.
●	Healthcare: Keyarch evaluated a diverse group of companies in the healthcare sector. Areas of focus included biotech in cancer and psychedelic treatments, new or late-stage drug development, devices to measure physical symptoms more accurately, devices to deliver medicines safely and effectively, medical equipment developing and manufacturing for complex injections, as well as innovative skin care products. Keyarch also evaluated a healthcare management system using SaaS platform for business workflow.
●	Automotive: Keyarch evaluated a range of opportunities in the automotive space with a focus on potential targets that offered solutions to the driving range concern of the electrical vehicles, such as various kinds of innovative batteries, super chargers, commercially scalable battery for mass adoption. Additionally, Keyarch evaluated innovations in alternative transportation vehicles, such as trucks with 3D AI technology, three-wheeled EVs, share bus platform, and water mobility with special boats.
●	Consumer Businesses: Keyarch evaluated a range of opportunities in consumer services such as innovative restaurant chains and delivery system, AI robotics in food preparation and cooking, and special aquaculture facilities growing seafood. Keyarch also evaluated an education company with popular learning apps.

For most of these potential target companies, Keyarch did not have substantial discussions for one or more of the following reasons:

●	The inability of a target to commit to a transaction timeline and to prepare accounts audited to PCAOB standards.
●	Proposed deal terms that Keyarch believed not to be in the best interests of Keyarch stockholders.
●	Ownership of a target decided against pursuing a business combination with a SPAC.
●	Decisions by ownership of a target to remain a private entity.
●	A valuation expectation by a target that Keyarch believed to be too high.
●	Concerns about the markets the target participated in.
●	Concerns regarding the long-term viability of a target’s business model.
●	Concerns about the capital structure of the target.

Keyarch had intensive discussions with one target in the search process. The CEO of Keyarch visited the company onsite and met with the management team of the target in person. Keyarch also did extensive research of the company and the related industries. In the process Keyarch introduced to the target multiple supply-chain partners who might be strategic investors in a potential business combination. An NDA was executed. A LOI was drafted, and its terms were negotiated extensively. Keyarch didn’t execute the LOI with the target at the end because Keyarch believed it might not be able to meet the valuation and capital injection expectation of the target. Keyarch was also concerned about the timeline to have audited financial statements ready that meet PCAOB standards. Keyarch and the target mutually agreed not to sign a LOI in early February 2023 after about 7 months of discussions.

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Keyarch ultimately determined that pursuing a potential business combination with ZOOZ was the most attractive opportunity for Keyarch and its stockholder.

Timeline of the business combination

NDA Stage

Avi Cohen, Chairman of ZOOZ, and Fang Zheng, Chairman of Keyarch, have had business interactions since early 2021. However, they had not discussed a potential business combination between ZOOZ and Keyarch until early December 2022.

On Dec 6, 2022, Avi Cohen sent Fang Zheng an email with a short introductory presentation about ZOOZ, and asked if Fang Zheng was interested in a potential business combination between ZOOZ and Keyarch.

On December 9, 2022, Fang Zheng asked Kai Xiong, CEO of Keyarch, to conduct research on whether a business combination is possible, as ZOOZ is already a listed company on TASE.

On December 9, 2022, Kai Xiong met with Avi Cohen through the email introduction of Fang Zheng. On the same day, Kai Xiong sent an acknowledgement email to Avi Cohen stating that he was going to consult with Keyarch’s financial and legal advisors as to whether a SPAC can do a business combination with a listed company.

On December 11, 2022, Avi Cohen informed Fang Zheng and Kai Xiong that he had checked with ZOOZ’s legal counsels and was advised that ZOOZ being a publicly traded company on TASE could be a possibility for purposes of a deSPAC transaction.

On December 11, 2022, Kai Xiong also confirmed with Avi Cohen that a special purpose acquisition company can combine under certain circumstances with a listed company, after consulting with its financial advisors and Keyarch’s counsel, Ellenoff Grossman & Schole LLP (“EGS”).

On December 11, 2022, Kai Xiong sent a meeting request to Avi Cohen for mutual introduction. The meeting request was re-sent to Avi Cohen on December 19, 2022.

On December 20, 2022, Kai Xiong informed Avi Cohen regarding the company name and NASDAQ trading symbols of Keyarch.

On December 26, 2022, Avi Cohen, Boaz Weizer, CEO of ZOOZ, Fang Zheng, Kai Xiong and Jing Lu, CFO of Keyarch, had a first meeting to mutually introduce each other. In the meeting it was agreed that a nondisclosure agreement (an “NDA”) would be provided for execution between ZOOZ and Keyarch.

On January 3, 2023, Kai Xiong contacted Boaz Weizer about the NDA status and a possible date for Fang Zheng to visit ZOOZ in Israel.

On January 12, 2023, an NDA was executed by ZOOZ and Keyarch.

LOI Stage

On January 16, 2023, it was agreed that Fang Zheng would do an onsite visit of ZOOZ in Israel on January 30, 2023.

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On January 16, 2023, Keyarch started the initial research process on ZOOZ, with a focus on ZOOZ’s technologies and industry outlook. The first analytic informational presentation was produced by ZOOZ and discussed internally by Keyarch on January 19, 2023.

On January 30, 2023, Fang Zheng visit ZOOZ in Israel, met with Avi Cohen, Boaz Weizer and the management team of ZOOZ. Fang Zheng also visited the pilot site with ZOOZ booster installed in a major gas station chain (named Dor Alon) in Israel, at a city named Zichron Yaakov. In the meetings that day the potential business combination framework was discussed.

On February 7, 2023, Keyarch board member Mark Tarbosky was informed by Kai Xiong that Fang Zheng visited Israel and Keyarch was evaluating ZOOZ via a regular email conversation.

On February 2, 2023, Avi Cohen provided Fang Zheng with initial thoughts with regard to the key parameters of a possible deal including minimum cash, expenses, the dilution impact and valuation of ZOOZ.

On February 10, 2023, Fang Zheng, Kai Xiong, Jing Lu had a meeting with EGS to discuss the preparations for potential business combination letter of intent (“LOI”) with ZOOZ.

On February 14, 2023, Keyarch had an internal meeting to discuss an updated analytic report and internal valuation models. Keyarch also started to simulate various versions of valuation and business terms for a business combination.

On February 15, 2023, Kai Xiong discussed with EBC, Keyarch’s financial advisor, about the steps to finish a business combination with a listed company. EBC agreed to do research on prior cases of SPAC transactions with listed companies, and the report was sent over the Keyarch on February 16, 2022.

On February 15, 2023, Avi Cohen and Fang Zheng had a call to discuss valuation expectations. In the call an earnout mechanism was introduced in the valuation formula to meet the expectation gap. Minimum cash and expenses were discussed as well.

On February 28,2023, Keyarch board member Doug Rothchild was informed by Jing Lu that Fang Zheng visited Israel and Keyarch was evaluating ZOOZ.

On March 2, 2023, Keyarch simulated and discussed a scenario based on $60 million enterprise valuation and $40 million earnout valuation of ZOOZ, and sent over the valuation proposal to Avi Cohen.

On March 3, 2023, Avi Cohen sent Fang Zheng a proposed LOI framework based on a $60 million enterprise valuation and $40 million earnout valuation and proposed to review a possibility to split Founders Shares held by the Sponsor between 60% and 40% with the latter to be used pay transaction expenses and give incentive to private placement investors in connection with the Business Combination (“PIPE investors”).

On March 8, 2023, Fang Zheng and Avi Cohen had a call to clarify business considerations related to the LOI and determined that Keyarch and ZOOZ will move forward to signing an LOI based on the main terms upon which they had agreed.

On March 9, 2023, the initial draft of LOI was sent to EGS for their review.

On March 10, 2023, EGS sent over a modified LOI with comments.

On March 10, 2023, an updated LOI was sent to Avi Cohen.

On March 10, 2023, Keyarch board member Mei Han was informed by Kai Xiong that Fang Zheng visited Israel and Keyarch was evaluating ZOOZ.

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On March 17, 2023, Avi Cohen sent out a list of remaining business terms in the LOI for further discussion. In the email ZOOZ’s counsel in Israel, Shibolet & Co. (“Shibolet”) were introduced to Keyarch.

On March 19, 2023, Keyearch’s counsel EGS was introduced to ZOOZ and Shibolet by Kai Xiong.

On March 23, 2023, EGS and Shibolet had the first meeting together to discuss the legal aspects of LOI and pending issues.

Between March 23 to March 29, 2023, multiple emails were exchanged between ZOOZ, Shibolet, Keyarch and EGS to finalize the legal terms in the LOI.

On March 29, 2023, Keyarch had a board meeting to discuss the LOI with ZOOZ. A draft of the non-binding LOI was sent to the board before the meeting. A research deck based on the internal analysis was sent to the board to review after the meeting. The board was in favor of the LOI in the meeting. Meeting minutes were prepared by EGS.

On April 4, 2023, Avi Cohen informed Fang Zheng and Kai Xiong that ZOOZ’s board was in favor of the LOI.

On April 5, 2023, Avi Cohen, Fang Zheng, Kai Xiong had a meeting to finalize the LOI terms after getting comments for the counsels.

On April 7, 2023, Keyarch’s board members were informed that ZOOZ has approved the LOI. A final version of LOI was sent to Keyarch board members.

On April 10, 2023, a non-binding LOI was executed by both ZOOZ and Keyarch.

Business Combination Agreement Stage

On April 12, 2023, ZOOZ signed a NDA with EBC, which was representative to the underwriters in the Keyarch IPO, as well as Haitong Securities International Securities, or Haitong, which was joint bookrunning manager with EBC in the Keyarch IPO and Revere Securities, or Revere, which was Co-Manager in the Keyarch IPO.

On April 13, 2023, a meeting between Kai Xiong and Anna Wei of EBC was held to discuss the tasks and timelines in the Business Combination Agreement negotiation process.

On April 18, 2023, the first Keyarch/ZOOZ Business Combination all-hands meeting was conducted. Business Combination Agreement timelines and milestones were discussed in the meeting. It was agreed that all hands working sessions will be conducted on a weekly basis.

On April 19, 2023, a meeting among Keyarch and its three advisors (EBC, and Haitong Revere) was held to discuss a due diligence request list. Topics of fairness opinions, PIPEs and presentation decks for signing of the Business Combination Agreement were also discussed.

On April 24, 2023, ZOOZ had an introduction meeting with Keyarch and with EBC, Haitong and Revere. Avi Cohen and Boaz Weizer presented their business presentation in the meeting.

On April 27, 2023, Avi Cohen, Fang Zheng and Kai Xiong had a meeting to discuss business terms of the BCA. The discussion covered most main subjects in the Business Combination Agreement including GAAP and PCAOB audits, fairness opinions, valuation, earnout conditions, lock-ups, employee contract, ZOOZ’s existing options plan, PIPE arrangements, Business Combination Agreement timeline, and other related matters.

On May 9, 2023, Goldfarb Gross Seligman & Co. (“Goldfarb”) was engaged by Keyarch as its Israeli counsel. In the process Keyarch considered three law firms in Israel as candidates and consulted with EGS for the final decision.

On May 17, 2023, Newbridge Securities Corporation (“Newbridge”) was engaged by Keyarch to conduct fairness opinions for the business combination. In the process, EBC and Revere Securities recommended three companies to provide fairness opinions. Keyarch consulted with both advisory firms in making the selection.

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On May 24, 2023, Lowenstein Sandler LLP (“LS”) was engaged by ZOOZ as its U.S. counsel.

In May, Shibolet suggested to ZOOZ a Cayman counsel and on June 15, 2023, ZOOZ transferred the necessary payment to Maples to provide the necessary service as ZOOZ Cayman counsel.

On May 17, 2023, Keyarch had a meeting with its three advisors about a shareholder meeting to extend the time that that Keyarch had to consummate an initial business combination by approval of the shareholders of an amendment to the Keyarch Articles (the “Extension”). It was agreed that Keyarch will file a proxy statement to solict approval from its shareholders for a 6-month extension, by filing such proxy statement with the SEC in June, and with Keyarch scheduling such a shareholder meeting in July.

On May 21, 2023, Avi Cohen, Fang Zheng, Kai Xiong had a meeting to discuss business terms in BCA. The discussion focused on earnout conditions which were not specified in the LOI. The parties preliminarily determined that earnout conditions in the Business Combination Agreement would be based on a combination of revenue and stock price targets.

On May 24, 2023, a meeting among ZOOZ, Keyarch and their counsels was held to discuss the Business Combination Agreement progress. Interim covenants were discussed extensively, and it was agreed that specific interim caveat terms will not pass through 2023.

On May 30, 2023, an all-hands Meeting was held to discuss Business Combination Agreement progress, including open items relating to ancillary documents and commercial terms. Earnout shares treatment by Israeli regulators were discussed extensively, and Shibolet agreed to reach out to Israeli regulators for clarifications. In the meeting ZOOZ updated the PCAOB audit progress.

On May 31, 2023, a call was held between Steve Levine of EBC and Kai Xiong to discuss approaches to a PIPE financing.

On June 5, 2023, an all-hands meeting was held to discuss Business Combination Agreement progress, including issues relating to the representations and warranties of the parties to the BCA. Keyarch extension plan, ZOOZ’s audit status, fairness opinion status, and PIPE financing were discussed. Shibolet updated that a discussion with Israeli regulators related to the treatment of earnout shares is still pending. Data requirements for fairness opinion were likewise discussed.

On June 6, 2023, a call was held between EGS and Kai Xiong to discuss Business Combination Agreement progress and timing considerations for signing.

On June 6, 2023, a call was held between EGS and Keyarch to discuss progress and terms relating to the Extension, and the preparation for a Keyarch shareholder meeting to be held in July 2023.

On June 8, 2023, an all-hands meeting was held to discuss Business Combination Agreement progress, including open due diligence items that were sent by Keyarch counsel to ZOOZ counsel. In the meeting, EGS explained what financial information is needed to include in the registration statement filing, and Avi Cohen explained the requirements applicable to ZOOZ as a listed company.

On June 12, 2023, an all-hands meeting was held to discuss Business Combination Agreement progress, including open commercial terms and preliminary discussions with the TASE regarding the process for registering the ZOOZ ordinary shares and ZOOZ Closing Warrants on the TASE in accordance with the terms of the BCA. Treatment of company options and warrants was discussed. ZOOZ agreed to provide a list of officers and directors who will be subject to a lock-up agreement regarding transfer of their shares after Closing.

On June 12, 2023, a meeting was held with Tino Gutierrez of Newbridge, Ruth Smadja, the CFO of ZOOZ, and Kai Xiong and EGS to discuss the fairness opinions.

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On June 15, 2023, a meeting among ZOOZ, Keyarch and their counsels were held to discuss legal issues, including the Sponsor Letter Agreement and other ancillary documents, interim period covenants and other commercial terms relating to the BCA. At the meeting the parties also discussed terms related to, company interim financing, purchase price adjustments, transaction expenses, lock-up agreement, voting agreement, non-competition agreement, sponsor letter agreement, and sponsor support agreement.

On June 21, 2023, the board of Keyarch was given a written status update of the Business Combination Agreement progress by Kai Xiong.

On June 21, 2023, an intellectual property due diligence meeting was held among Shibolet, EGS, Goldfarb, ZOOZ and Keyarch.

On June 23, 2023, EGS and Goldfarb raised an issue relating to ZOOZ’s closing conditions, which were implemented on June 25, 2023.

On June 28, 2023, Fang Zheng, Kai Xiong and Jing Lu of Keyarch, and Tino Gutierrez of Newbridge, had a meeting to discuss about progress of the fairness opinion. Tino explained various methodologies he would use for the valuation modeling and the process for valuation conclusions.

On July 5, 2023, a draft fairness opinion by Newbridge Securities was sent to the board of Keyarch to review.

On July 5, an all-hands meeting was held to discuss the Business Combination Agreement progress. Board meeting schedules for approval of Business Combination Agreement were discussed. A tentative date for Business Combination Agreement signing was set.

On July 6, 2023, the fairness opinion was present to the board of Keyarch by Newbridge Securities.

On July 6, 2023, Goldfarb had a meeting with Keyarch to discuss the due diligence memo and key findings. Two due diligence items were discussed in detail. One is related to ZOOZ intellectual property contribution from service providers and the second is related to ZOOZ’s grants from the IIA. It was agreed in the meeting that these two items will need to get ZOOZ’s clarification, and that no significant due diligence issues were discovered that will prevent a business combination agreement signing.

On July 7, 2023, Goldfarb sent follow-up due diligence questions to Shibolet related to IIA grants and service provider’s intellectual property contribution for clarifications. On July 9, 2023, Shibolet confirmed with Keyarch the due diligence questions sent on July 7.

On July 10, 2023, an all-hands meeting was held to discuss Business Combination Agreement progress. Disclosure schedules were discussed, and a joint disclosure or press release at Business Combination Agreement signing was agreed among the parties. A draft of disclosure and timing of such a press release were also discussed.

On July 10, 2023, counsels of ZOOZ and Keyarch had a working session to discuss about final terms of BCA. Specific terms related to lock-up founder shares in the Sponsor Letter Agreement was discussed, and the pending issues were communicated to Avi Cohen and Fang Zheng to resolve.

On July 11, 2023, Avi Cohen and Fang Zheng had a discussion and sent the agreement to ESG and Shibolet.

On July 14, 2023, the latest draft of Business Combination Agreement was sent to the Keyarch Board to review. A summary of Business Combination Agreement key terms was also prepared by EGS and sent to the board.

On July 14, 2023, EGS presented the key Business Combination Agreement terms to Keyarch Board members of Keyarch in a meeting of its board of directors. Meeting minutes were prepared by EGS. In the board meeting, the Keyarch Board members said verbally they were in favor of proceeding with the Business Combination Agreement and the Business Combination.

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On July 17, 2023, an all-hands meeting was held to finalize the BCA. In the meeting, the tax treatment of earnout shares when issued were clarified that that ZOOZ current shareholders will be responsible for Israeli tax if there are when earnout shares are issued.

On July 20, 2023, Keyarch had a shareholder meeting, and the shareholders approved the extension. After the extension, the net amount in the Trust Account, following redemptions in connection with the meeting, with its balance at $24,971,759.38 and with 2,377,318 public shares remaining outstanding.

On July 25, 2023, counsels of ZOOZ and Keyarch had a working session to discuss the Sponsor Letter Agreement terms in the event of a change of control. It was agreed that certain escrowed Keyarch ordinary shares held by the Sponsor will be released to the Sponsor and Initial Shareholders in an event of Change in Control. The conversion ratio of ZOOZ convertible securities was also clarified, and the parties determined that only in-the-money opinions will be included in the BCA’s conversion consideration.

On July 30, 2023, Avi Cohen and Kai Xiong had a call and resolved a last issue with relating to “Company Transaction Expenses” in the BCA. It was clarified not to specify an aggregate maximum number for ZOOZ transaction expense in the BCA. Each of ZOOZ and Keyarch also produced a transaction expense estimation to the other side.

On July 30, 2023, the package of definitive signing documentation for the Business Combination, including the BCA, exhibits, agreements as exhibits and schedules were sent to the Keyarch Board.

On July 30, 2023, the members of the Keyarch Board unanimously agreed to approve the Business Combination Agreement and its ancillary documents including the exhibits thereto, and the transactions contemplated by the BCA, and release their signatures for written approval of the Business Combination Agreement and the related documents.

On July 30, 2023, the Business Combination Agreement and related documents were executed by ZOOZ, Keyarch and the relevant parties thereto, and the execution of the Business Combination Agreement and related documents was subsequently announced by the parties via press release which was released on Monday, July 31, 2023, and Keyarch filed with the SEC on that date an associated Current Report on Form 8-K relating to the press release and announcement of the execution of the BCA.

On December 22 and December 25, 2023, Avi Cohen and Fang Zheng had a discussion and agreed on certain amendments to the Business Combination Agreement, and a summary of the new commercial understandings was distributed to Shibolet, EGS, and Goldfarb.

On January 30, 2024, a call between Shibolet and EGS was held to finalize amendment no.1 to the Business Combination Agreement (the “Amendment to the BCA”).

On February 7, 2024, the Amendment to the Business Combination Agreement and the corresponding amendment to the Sponsor Letter Agreement were sent to the Keyarch Board for review and approval.

On February 7, 2024, the members of the Keyarch Board unanimously agreed to approve the Amendment to the Business Combination Agreement and the corresponding amendment to the Sponsor Letter Agreement, and the transactions contemplated by the Business Combination Agreement, as amended.

On February 9, 2024, the First Amendment to the Business Combination Agreement and the corresponding amendment to the Sponsor Letter Agreement were executed by ZOOZ, Keyarch and the Sponsor. Pursuant to the First Amendment to the Business Combination Agreement, the “Outside Date” under the Business Combination Agreement, which is the date after which a party, in its discretion, can elect to terminate the Business Combination Agreement for any or no reason, was extended from December 31, 2023 to April 1, 2024. The First Amendment to the Business Combination Agreement revised certain triggers that govern when the earnout would be paid to the ZOOZ shareholders who were ZOOZ shareholders as of immediately prior to the Closing at a record date to be determined by ZOOZ. The second revenue milestone was changed to $10 million over two consecutive fiscal quarters (following achievement of the first revenue milestone) and the third revenue milestone was changed to $15 million over two consecutive quarters (following achievement of the second revenue milestone). In addition, the First Amendment to the Business Combination Agreement added a provision to the Business Combination Agreement that allows ZOOZ to raise financing prior to the Closing, so long as such financing utilizes a valuation of ZOOZ at least equal to the $60,000,000 pre-money equity valuation of ZOOZ utilized in the Business Combination. The First Amendment to the Business Combination Agreement also clarified that only ZOOZ’s vested, in-the-money options will figure into the merger consideration calculation, on a net exercise basis (while ZOOZ’s unvested, in-the-money options will remain in effect but not affect the merger consideration calculation or number of shares issued to ZOOZ shareholders in connection with the Business Combination).

Transaction Financing Negotiations

Subsequent to signing the Business Combination Agreement, between August and November of 2023, Keyarch and ZOOZ commenced discussions amongst themselves of the need for and terms of an investment to fulfill the Transaction Financing Condition in connection with the closing of the Business Combination, and which we refer to as a PIPE investment. Factors considered and discussed included, but were not limited to, the potential redemption scenarios of the Trust Account as outlined in this proxy statement/prospectus, market sentiment relating to business combination closings and market sentiment generally, investors’ interest level, ZOOZ’s growth potential and its valuation as described elsewhere in this proxy statement/prospectus. After balancing all related factors, the parties determined in mid-November that the financing investment would be at a price of $10 per share. In addition, the parties determined that the investment would be in ordinary shares of Keyarch.

Keyarch and ZOOZ worked with their counsels beginning in November 2023 on drafting a subscription agreement, and a draft subscription agreement was finalized on November 16, 2023. The draft subscription agreement was provided on a confidential basis to potential transaction financing investors who indicated an interest in reviewing the opportunity, following a non-disclosure agreement being signed by Keyarch with such. Each such investor was contacted based on a pre-existing relationship with one of the parties to the Business Combination or their financial advisors.

Between September 2023 and February 2024, Keyarch and ZOOZ reached out to potential investors who might be interested in a PIPE investment. In the process, the parties entered into discussions regarding a PIPE investment financing with over 70 non-U.S. investors and accredited investors. After these initial discussions, over 20 investors showed various levels of interest to participate in a PIPE investment.

In addition, three management presentations were conducted via virtual conference calls in November and December 2023 with such investors, at which Mr. Cohen, the Chairman and CEO of ZOOZ, discussed ZOOZ’s technology, business model and market potential. The dates of such meetings were November 15, November 22, and December 8 of 2023. Investors’ questions were addressed in the meetings.

Keyarch began to receive indications of interest from potential investors regarding the PIPE investment beginning in late November 2023. These investors are accredited investors such as family offices and corporations and are based in Hong Kong and Europe.

On February 9, 2024, Keyarch and ZOOZ entered into Subscription Agreements with these eight PIPE investment investors, which we refer to as the PIPE Investors, to purchase an aggregate 1,300,000 of Keyarch’s Class A ordinary shares at a price of $10.00 per share, for an aggregate purchase price of $13,000,000, on the terms and subject to the conditions set forth in the applicable Subscription Agreements, and which we refer to as the Subscription Shares and the Transaction Financing, respectively. In addition, under the Subscription Agreements, ZOOZ agreed to register the Subscription Shares and granted customary resale registration rights to the PIPE Investors. Keyarch reported the PIPE investment on a Current Report on Form 8-K, filed with the SEC on February 15, 2024, and the form of Subscription Agreement is attached as an exhibit to the registration statement relating to this proxy statement/prospectus.

Reasons of the Keyarch Board for the Business Combination and the Recommendation of the Board

In the prospectus for the Keyarch IPO, Keyarch identified certain criteria that Keyarch believed would be important in evaluating prospective target businesses, including geographical regions mainly in developed economies such as the U.S. and Israel, industries in disruptive technologies and innovative business services, and companies where Keyarch can provide incremental value-added services. The board of Keyarch believed that the profile of ZOOZ met the criteria specified in the prospectus for the Keyarch IPO. Keyarch had identified the following general criteria in evaluating candidates for an initial business combination:

●	Participation in the EV charging industry sector with proprietary products and strong potential market positioning.
●	Leadership Position - Companies that had a leadership position in their industry or a defensible niche within a target market as a result of differentiated technology or other competitive advantages.

●	Expectation of Post-Acquisition Growth - A target Keyarch believed would experience both substantial organic growth and additional opportunities for add-on acquisitions through identification of multiple actionable targets.

●	Strong Management Team - Companies with strong and experienced public-ready management teams. Specifically, Keyarch looked for management teams that had a proven track record of driving revenue and value creation for their stakeholders.

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●	Enterprise Value - A current total enterprise value of between $50 and $300 million.

●	Benefit from Being a Public Company – Business or businesses that would benefit from being publicly traded in the United States in order to access to broader sources of capital, greater visibility and expanded branding awareness in the market.

●	Public Company Readiness - Companies that had a public company infrastructure substantially in place, in terms of corporate governance, audited financial statements and internal controls, depth of finance team, human resources and investor relations, as well as ready availability of key legal and financial documentation and supportive due diligence information.

The Keyarch Board, or the Board, in evaluating the Business Combination, consulted with Keyarch’s management and financial and legal advisors. In reaching their respective unanimous resolutions (i) that the Business Combination Agreement and the Transactions are advisable and in the best interests of Keyarch and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination and the Transactions, the Board considered a range of factors, including, but not limited to, the due diligence results outlined above and the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Keyarch’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, the Board relied on a fairness opinion issued by Newbridge on July 30, 2023. The officers and directors of Keyarch also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Keyarch’s officers and directors have substantial experience with mergers and acquisitions. The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions, consisting of the following material factors:

●	Industry with high growth potential. ZOOZ manufactures and markets power boosters to enable EV ultra-charging. The board believes that the ultra-charging industry presents high-conviction growth potentials over the next decades and leaders in the industry will have significant growth potentials.

●	Large and growing addressable market. Industry projections in 2022 project substantial increase in the number of fast-charging ports for EVs by 2030.

●	Compelling technology to be a key player in the industry of Ultra-charging. ZOOZ’s power booster is based on innovative patented fly-wheel technology, which provides significant power using kinetic energy. Compared with alternative lithium ion battery solutions, flywheel-based technology has certain possible advantages including that it is non-chemical, has a potential significant lifespan, may be more recyclable and has flexible characteristics in deployment or re-deployment.

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●	First mover advantage. ZOOZ had an early market position, possibly even first in selected markets, with a mature flywheel-based power booster products. A number of competitors based on the same technologies are early-stage startups.

●	Broad, Diverse and Growing Global Customer Base. ZOOZ had its first commercially operating site in Israel in collaboration with one of Israel’s leading ultra-fast charging network operators. It is moving forward with EU market introduction and has started commercial sales in Germany and is in discussions with customers in Austria, Denmark, Spain and UK. In the U.S, it is introducing up to four pilot projects with significant potential customers, including entities affiliated with Arko, a large convenience stores network in the US; New York Power Authority, the largest US utility; and a car rental company in La-Guardia Airport.

●	Experienced and Proven Management Team. Following completion of the business combination, ZOOZ will continue to be led by the same senior management team that has an experienced track record of scaling up high-growth high-tech companies. The incentive plan that ZOOZ proposes to implement in connection with the Business Combination is also designed to align shareholders’ interests and the performance of the combined company.

●	Continued Ownership by the Key Company Holders. Keyarch’s board of directors considered that key shareholders and founders of ZOOZ would remain with the Combined Company through the Business Combination, including the co-founders of ZOOZ, and considered that this reflected their confidence in ZOOZ and their continued growth prospects for ZOOZ going forward.

●	Value-add service from Keyarch. Keyarch can be a strategic partner with the ability to help ZOOZ to accelerate its penetration into the global market, with its extensive experience in business development and significant network in multiple areas, including the automotive ecosystem,

●	Other Alternatives. After a thorough review of other business combination opportunities reasonably available to Keyarch, Keyarch’s board of directors believes that the business combination with ZOOZ represents the best potential business combination option based upon the process utilized to evaluate and assess other potential acquisition targets.

●	Terms and Conditions of the Transaction Agreement. The terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the business combination, were, in the opinion of Keyarch’s board of directors, consistent with similar transactions and the product of arm’s-length negotiations between the parties.

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In the course of its deliberations, in addition to the various other risks associated with the business of ZOOZ, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement, Keyarch’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, consisting of the following:

●	Technology Risks. The risk that disruptive technologies or alternative solutions may present risks to ZOOZ’s technological competitiveness and addressable market size.

●	Business Execution Risks. The risk that ZOOZ may not be able to execute on the business plan, and realize the financial performance realized by Keyarch, based on ZOOZ’s guidance information and presented to management of Keyarch.

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

●	Keyarch’s Working Capital Risk. The risk that the working capital of Keyarch is not sufficient to meet the cost and expense associated with the business combination and that Keyarch may not be able to secure working capital loans or funding to fully perform all of their business plans.

●	Country Risks. ZOOZ is operating primarily in Israel and is subject to varieties of country specific political, economic, security-related, cultural, and regulatory related risk factors. Some of ZOOZ’s personnel from time to time may be unavailable relating to security related events. Some of the factors are intrinsically complex and hard to fully assess or quantify.

●	Redemptions. The risk that current Keyarch public stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

●	Liquidation. The risks and costs to Keyarch if the business combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Keyarch being unable to consummate a business combination within the completion window which would require Keyarch to liquidate.

●	Stockholder Vote of ZOOZ. The risk that ZOOZ’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including voting down the proposals.

●	Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Keyarch’s control.

●	Fees and Expenses. The fees and expenses associated with completing the Transactions may exceed budget for a variety of factors.

●	Nasdaq Listing. The potential inability to maintain the listing of ZOOZ securities on Nasdaq following the business combination.

●	Valuation. The risk that the Keyarch board may not have properly valued ZOOZ’s business.

●	Potential Conflicts. The potential conflicts of interest of the Sponsor and Keyarch’s officers and directors in the business combination.

In addition to considering the factors described above, the Keyarch Board also considered that:

●	Interests of Keyarch’s Sponsor, Directors and Officers. Some officers and directors of Keyarch may have interests in the merger. See the section titled “The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination”; and

●	Other Risks. Various other risks associated with ZOOZ’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

After considering the foregoing, Keyarch’s board of directors concluded, in its business judgment, that the potential benefits to Keyarch and its stockholders relating to the business combination outweighed the potentially negative factors relating to the business combination. In connection with its deliberations, Keyarch’s board of directors did not consider the fairness of the business combination to any person other than Keyarch and its stockholders.

Keyarch Management Assessment

ZOOZ is an Israeli company that is engaged in research and development, marketing and selling of an energy storage system for supporting fast charging for electric vehicles. The system is based on kinetic storage using flywheels. ZOOZ was incorporated and commenced operations in Israel on February 5, 2013. In March 2021, ZOOZ completed the Israeli IPO (raising approximately $7.6 million) onto the Tel Aviv Stock Exchange, trading as TASE:ZOOZ, at a pre-money valuation of approximately $62 million. In March 2022, ZOOZ raised in a combination of private placement and a public offering a total of approximately $27.8 million from several Israel-based investor groups. Currently ZOOZ has a market capitalization of approximately $19 million.

While ZOOZ has been successful in raising capital based on, in Keyarch management’s assessment, its cutting-edge technology with huge economic potential, and advancing its commercial projects across the US and European continents, ZOOZ has not yet established a track record of revenue or profit to demonstrate its market acceptance, and accordingly, in Keyarch’s management’s assessment it was difficult to put a proper valuation based on commonly used metrics. Keyarch Board therefore and generally found it imperative, as a prudent risk management practice, to engage a third party to provide an independent fairness opinion of ZOOZ in relation to other comparable companies and justify the $60 million offer to ZOOZ.

To this end, Newbridge Securities Corporation (“Newbridge”) was retained by Keyarch to render an opinion as to whether the $60 million in Aggregate Consideration as of the date of such opinion was fair, from a financial point of view, to Keyarch and Keyarch’s unaffiliated public shareholders. “Aggregate Consideration” as defined in such opinion consisted of as the aggregate number of ZOOZ ordinary shares that the ZOOZ shareholders would collectively hold, as a result of at and the Closing of the Business Combination, having a value, on a fully-diluted basis, and together with outstanding ZOOZ warrants and specified ZOOZ options. The Aggregate Consideration did not include contingent consideration such as those in connection with the Earnout or other post-Closing events, and it also excluded deferred underwriting commissions and taxes payable on the income earned on the Trust Account. Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes.

Given that ZOOZ is a publicly traded company, management and Newbridge were able to obtain ZOOZ’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of ZOOZ since its IPO on the TASE in March 2021. Keyarch Management and Newbridge also conducted discussions with ZOOZ’s management team to better understand ZOOZ’s recent business history, and near-term financials.

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While as a public company, ZOOZ is very sensitive to showing specific forecasts of forward revenues, it did agree to show certain guidance that allowed Newbridge to project 2023E and 2024E revenues. These key variables include 2023 system sale price (to the extent previously publicly disclosed by ZOOZ on the TASE), guidance regarding anticipated system sale price decrease, and range of number of systems anticipated to be sold in 2024.

Based on the projected 2023E and 2024E revenues, which were prepared by Newbridge, Newbridge performed (1) “Public Comparables” — a public company comparable analysis of similar companies to ZOOZ that trade on a major U.S. stock exchange and operate in the “Electric Vehicle Charging Infrastructure” sector, to derive certain forward Enterprise Value / Revenue multiples. (2) “M&A Comparables” — Comparable Precedent M&A Transaction analysis of similar companies to ZOOZ in the “Electric Vehicle Charging Infrastructure” sector to derive the Enterprise Value / Revenue multiples.

In summary, as shown in the above table, Newbridge concluded from the Public Comparables and M&A Comparables analyses that ZOOZ’s valuation falls in a range between $86.9M to $95.6M, and accordingly that the $60 million of Aggregate Consideration was fair, from a financial point of view, to Keyarch and Keyarch’s unaffiliated public shareholders. The full text of Newbridge’s written opinion to the Keyarch Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus.

On July 30, 2023, Keyarch Board held a meeting to evaluate the Business Combination, on which Newbridge presented such a fairness opinion to the Board. The Board incorporated the presentation of M&A Comparables, otherwise referred to as transaction comparables, and Public Company comparables, in each case set forth above, into its decision-making. Based upon the Keyarch Board’s assessment and the relevant information presented to the Keyarch Board, the Keyarch Board voted to approve the Business Combination, and Business Combination Agreement with ZOOZ at the end of the meeting.

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For more information about these comparable transactions and public companies, a summary of their report is set forth immediately below and a copy of their July 30, 2023 opinion is set forth in Annex C to this proxy statement/prospectus. The Board and Management of Keyarch are of the view that their due diligence financial review and Newbridge’s Fairness Opinion provide confirmation of the reasonableness of the approach and valuation agreed with ZOOZ for the Business Combination. See discussion below under “Opinion of Keyarch’s Financial Advisor” for more information.

Satisfaction of 80% Test

It is a requirement under Keyarch’s memorandum and articles of association that any business acquired by Keyarch have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of July 30, 2023, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $25 million and 80% thereof represented approximately $20 million.

The Keyarch board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the business combination with ZOOZ met the 80% requirement. Based on the fact that the implied enterprise valuation of ZOOZ of $60 million was in excess of the threshold of approximately $20 million, representing 80% of the balance of the funds in the Trust Account as of the date of execution of the Business Combination Agreement, the Keyarch board determined that the fair market value of ZOOZ was in excess of 80% of the funds in the Trust Account on that date and that the 80% test was satisfied. In addition, the Keyarch Board received a fairness opinion from Newbridge which confirmed that the 80% test was satisfied. For more information, see above “—Fairness Opinion of Newbridge.”

Opinion of Keyarch’s financial advisor

Keyarch retained Newbridge to act as its financial advisor in connection with the Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Keyarch selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community. Neither Newbridge nor any of its affiliates or representatives have any prior relationship with Keyarch, ZOOZ or any of their directors, officers or affiliates, and neither Keyarch nor ZOOZ have any current intention of retaining Newbridge or any of its affiliates to provide services to the combined company after Closing.

On July 5th, 2023, at a meeting of the Board held to evaluate the Business Combination, Newbridge delivered to the Keyarch Board an oral opinion, which was confirmed by delivery of a written opinion, dated July 30th, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Merger Consideration to be paid to the stockholders of ZOOZ is fair, from a financial point of view, to Keyarch’s shareholders.

The full text of Newbridge’s written opinion to the Keyarch Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Keyarch Board for the benefit and use of the Keyarch Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for Keyarch, or the underlying business decision of Keyarch whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

●	Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
●	Reviewed multiple drafts of the Business Combination Agreement, with the final draft reviewed dated July 29th, 2023;
●	Reviewed Keyarch’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Keyarch since its IPO in January 2022;
●	Reviewed publicly available financial information of Keyarch filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between January 27th, 2022, and July 26th, 2023;
●	Conducted discussions with ZOOZ’s management team to better understand ZOOZ’s recent business history, and near-term financials;
●	Reviewed ZOOZ’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of ZOOZ since its IPO on the Tel Aviv Stock Exchange (TASE) in March 2021;
●	Received key operating information from ZOOZ’s management team in order to derive a range of 2023E and 2024E revenue guidance. These key operating metrics included range of possible deliveries of units of the ZOOZTER™-100 product for 2023 and 2024, as well as the historical unit sales price and estimated price decrease schedule of the ZOOZTER™-100;
●	Performed a public company comparable analysis of similar companies to ZOOZ that trade on a major U.S. stock exchange and operate in the “Electric Vehicle Charging Infrastructure” sector, to derive certain forward Enterprise Value / Revenue multiples;
●	Performed Comparable Precedent M&A Transaction analysis of similar companies to ZOOZ in the “Electric Vehicle Charging Infrastructure” sector to derive the Enterprise Value / Revenue multiples; and
●	Performed such other analyses and examinations, as we deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Keyarch that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of ZOOZ.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Keyarch and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Keyarch ordinary shares actually will be when the Business Combination is consummated or the prices at which shares of Keyarch ordinary shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

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The following represents a brief summary of the material financial analyses reviewed by the Keyarch Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses. Newbridge employed various methods to analyze the range of values of ZOOZ.

Comparable Public Company Analysis

To calculate the implied equity value of the operating business, Newbridge first obtained the median Enterprise Value / 2024E Revenue multiples from eight (8) comparable public companies identified by Newbridge and applied it to ZOOZ’s proforma 2024E Sales estimates. The public company comparables were selected using the following criteria: (i) listed on a major Stock Exchange in the United States, Europe, and Asia, (ii) had a business model focused on the “Electric Vehicle Charging” industry, and (iii) had forecasted revenues for 2024.

Estimates Used in Analysis

In the course of discussions, ZOOZ provided limited information on an indicative or example basis regarding possible future revenues. These consisted of an estimate of possible systems for deliveries, including those which may be for pilots. ZOOZ provided an estimate of 20 to 40 systems for the ZOOZTER™-100 that were expected to be delivered in 2024 although stating the assumption that some of these systems may be for pilots. The second, and remaining item for future performance estimates provided by ZOOZ was a historical price for a system which was previously publicly announced by ZOOZ, for a system in Germany, which was announced at 300,000 Euro, or approximately $350,000, in 2023. Based on these two datapoints Newbridge calculated an estimate for each item. For the number of systems item, Newbridge used the midpoint of 30 (being the midpoint between the estimate of 20 to 40 systems provided) for the sales systems estimates. For the price for a system, Newbridge used the historical price announced by ZOOZ of 300,000 Euro or approximately $350,000. Next Newbridge applied an assumption of a decrease of 5.0% in the unit price of $350,000, based on the anticipated lower production costs passed on to end customers through continual advancements in ZOOZ’s manufacturing processes and scale to purchase certain materials at lower prices resulting in a unit price of $332,500 per system. To generate an estimate of 2024 sales, Newbridge simply multiplied the 30 units by this revised estimated price, resulting in a 2024 estimate of sales of $10.0 million. This sales forecast was not provided by ZOOZ but developed by Newbridge based on the two datapoints provided by ZOOZ, as an early stage company, and using the foregoing assumptions. The historical announced price used by Newbridge, it believed, was reasonable based on the historical experience, however, ZOOZ did not indicate or provide data regarding any price per system, on a prospective basis, either for pilots or for commercial sale. As an early stage public company, ZOOZ was not able to provide any further estimated or prospective information, and accordingly Newbridge relied and reported to the Keyarch Board predominantly based on its comparable public companies analysis and comparable transactions analysis discussed below.

In assessing the assumptions underlying these projections, the Keyarch Board evaluated whether the estimate of 20 to 40 systems for the ZOOZTER™-100 in 2024 was a reasonable projection. The Keyarch Board assessed that information was used by Newbridge to derive the 2024 sales projections represented sales in 2024 of a midpoint of 30 units sold (from ZOOZ’s estimated range of 20-40 units) and that this was an increase from fiscal year 2023 sales projections provided by ZOOZ of a midpoint of 8 units projected to be sold, from ZOOZ’s management’s estimated range of 5-11 units projected to be sold, in 2023. The Keyarch Board then considered this growth, and determined that this significant revenue growth between fiscal year 2023 and fiscal year 2024 reflects several factors:

1. Growth from a very low base. ZOOZ’s first major sale was announced publicly in April 2022, and prior to this event was focused on proof-of-concept / research & development. The ZOOZ management team informed Newbridge and Keyarch that ZOOZ has entered its commercialization phase in 2023. Therefore, Newbridge assumed that sales and can grow very quickly from an expected low base of approximately 8 units in 2023 (which assuming a sales price of $300,000 referenced above from a prior sale was approximately $2.8 million), which the Keyarch Board determined was a reasonable assumption for a company entering its commercialization phase.

The Keyarch Board also assessed that the reference point for the prior sale at a price of $300,000 was reasonable (subject to the assumptions described above) because it represented a transaction in the commercial marketplace.

2. First batch orders from previous pilot programs. The Keyarch Board assessed ZOOZ’s management’s analysis that each sale of ZOOZTER™ in 2023 would be from customers who have purchased or participated in a pilot project. The ZOOZ management team indicated it believed that, as each customer sees the performance of the system they installed in 2023, they will likely purchase several additional units in 2024. Some of these customers, that ZOOZ was currently cooperating with, have the purchasing power potential to buy multiple units. Given the midpoint of 8 projected pilots by ZOOZ in 2023, the Keyarch Board assessed that an increase by these customers was a possible assumption.

3. New pilot programs with new customers. The Keyarch Board assessed that each single unit system provided in 2023 was a pilot for that individual customer, but also served as a showcase for similar prospective customers. For example, when ZOOZ announced that it was in the process of deploying five ZOOZTER™ units in Germany, which are their first physical units in the European Union, the Keyarch Board assessed that these units demonstrated numerous potential industry partners and serve as a display model for companies through Western Europe. The Keyarch Board also assessed that the ZOOZ management team believed that this European program would translate into additional first-time pilot orders from new customers throughout the region.

However, the Keyarch Board also noted that factors could prevent such orders from occurring, including extensions of pilot programs, competition and delivery status concerns, and the Keyarch Board determined that these concerns could be a headwind in such projections. The Keyarch Board also considered that manufacturing delays often occur in emerging growth companies. In making this assessment the Keyarch Board also noted that the product of the ZOOZTER™ did not depend on a specific commodity, such as lithium in the case of lithium batteries which is a competing charging technology, and which sourcing of lithium concentrate or its substrate had experienced in certain circumstances delays relating to source or refining of the mineral or commodity. Rather, the Keyarch Board noted that ZOOZ’s technology was not based on this type of mineral sourcing or refining. Accordingly, because of these factors which could impede growth from occurring, the Keyarch Board determined only to make its assessment based on the midpoint of the unit sales projections by Keyarch management in 2024. ZOOZ does not as a matter of course make public projections as to future sales, earnings, or other results. This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results of ZOOZ, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information or estimates. The inclusion of the above information should not be regarded as an indication that ZOOZ or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

These estimates are subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the estimates or other forecast information in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

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While presented in this proxy statement/prospectus, the information set forth above was based on numerous factors beyond the control of ZOOZ management, including, among other things, the matters described in the sections entitled ““Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.”

The estimates and forecasts are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, those risks and uncertainties set forth in the sections entitled “Risk Factors,” “ZOOZ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the ZOOZ business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The estimates and forecasts included in this document have been prepared by, and are the responsibility of ZOOZ’s management. Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, our independent registered public accounting firm, or any other independent accountants, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying estimates and forecasts and, accordingly Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman report included in this document relates to ZOOZ’s previously issued financial statements. It does not extend to the estimates and forecasts and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS ANY ESTIMATES OR FINANCIAL PROJECTIONS FOR ZOOZ, EACH OF KEYARCH AND ZOOZ UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE ESTIMATES OR FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE ESTIMATES OR FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE ESTIMATES OR FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE ESTIMATES AND/OR FINANCIAL PROJECTIONS DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED ESTIMATES OR FIINANCIAL PROJECTIONS SET FORTH ABOVE. NONE OF ZOOZ, KEYARCH NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ZOOZ SHAREHOLDER, KEYARCH SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE ESTIMATES, PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Inclusion of the estimates, prospective financial information in this proxy statement/prospectus should not be regarded as a representation by ZOOZ, Keyarch or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Keyarch, the Keyarch Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the estimates or projections may be materially different than actual results. ZOOZ will not refer back to the financial projections in its future periodic reports filed under the Exchange Act or under applicable law.

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ZOOZ does not expect to generally publish any of its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner described above as being provided to Keyarch in connection with the Business Combination. Accordingly, ZOOZ does not intend to update or otherwise revise the estimates or projected financial information provided to Keyarch to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, ZOOZ does not intend to update or revise the projected financial information provided to Keyarch to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect ZOOZ’s financial condition, operating results, business, prospects and the price of ZOOZ’s Ordinary Shares following the consummation of the Business Combination.

Comparable Company Analysis Developed from Foregoing Factors

The EV / 2024E Revenue multiples of such comparable public companies were approximately 7.3x and this multiple was multiplied by the 2024E proforma sales estimates of ZOOZ of $10.0 million to obtain an Enterprise value of $72.6 million. The Debt (of Zero) was subtracted, and the Cash (of $14.3 million) was added to the Enterprise Value to obtain an Implied Equity Value using this analysis of $86.9 million.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data as of July 5, 2023.

Comparable Precedent M&A Transaction Analysis

Newbridge analyzed the last ~2.5 years (since January 2021) of M&A transaction data in the Electric Vehicle Charging Infrastructure industry to find similar transactions where the targets being acquired most resembled ZOOZ. The universe of transactions where there were similarities to ZOOZ, and where financial data was recorded for the transaction value was generally limited, as is usually the case versus Public Comparables. The criteria used for the selected transactions were those in which the targets most resembled ZOOZ, and included (i) Targets with business models in the “Electric Vehicle Charging” sector, (ii) transactions that occurred with companies headquarters in the United States, Europe or Asia, and (iii) where the identified the Enterprise Value/Revenue multiple was known.

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Newbridge obtained the median Enterprise Value / Revenue multiple of 8.2x from this dataset and this multiple was multiplied by the 2024E proforma sales estimates of ZOOZ of $10.0 million to obtain an Enterprise value of $81.3 million. The Debt (of Zero) was subtracted, and the Cash (of $14.3 million) was added to the Enterprise Value to obtain an Implied Equity Value using this analysis of $95.6 million.

The table below summarizes the Comparable Precedent M&A Transaction data set, and was sourced from S&P Capital IQ data as of July 5, 2023.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Keyarch Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Keyarch. The estimates of the future performance of Keyarch in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Keyarch ordinary shares.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $86.9 million to $95.6 million. The Merger Consideration to be paid by Keyarch of $60.0 million is below the valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, as of the date of July 30, 2023, (i) the Aggregate Consideration is fair, from a financial point of view, to Keyarch and Keyarch’s unaffiliated public shareholders and (ii) ZOOZ has an aggregate fair market value equal to at least 80 percent of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

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The type and amount of consideration payable in the Business Combination was determined through negotiations between Keyarch and ZOOZ, and was approved by the Keyarch Board. The decision to enter into the Business Combination Agreement was solely that of the Keyarch Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the Keyarch Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Keyarch or ZOOZ’s management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Keyarch Board, Keyarch agreed to pay Newbridge a fee of $90,000. $60,000 of the fee was paid upon delivery of the Opinion and the remaining $30,000 is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.

Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of the Keyarch Board to vote in favor of approval of the Business Combination Proposal, shareholders should keep in mind that the Sponsor and Keyarch’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Keyarch’s shareholders generally. These interests are as follows:

●	If the Business Combination, or another business combination, is not consummated by July 27, 2024 (or such earlier date as may be determined by the Keyarch Board, or such later time as the shareholders of Keyarch may approve in accordance with the Keyarch Articles or a resolution of its shareholders passed pursuant to applicable law), then Keyarch will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Keyarch to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of Keyarch’s remaining shareholders and the Keyarch Board, dissolve and liquidate, subject in each case to Keyarch’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

●	The Sponsor does not sponsor any other special purposes acquisition company other than Keyarch. As described further below, the Keyarch Existing Charter waives the doctrine of corporate opportunities and each of the Sponsor and Keyarch’s directors and officers may become, affiliated with entities that are engaged in a similar business to Keyarch’s business, and the Sponsor and Keyarch’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other special purpose acquisition companies or blank check companies prior to Keyarch completing its initial business combination. Although the Keyarch Board determined no Keyarch director or officer has a material interest in conflict with Keyarch interests relating to a search for an acquisition candidate for Keyarch (as further described below), the Keyarch Existing Charter provides that the Sponsor and Keyarch’s officers and dirctors have no duty to refrain from engaging in similar lines of business except to the extent expressly assumed by contract, nor to present any corporate opportunity to Keyarch, unless such opportunity is expressly offered to an officer or director of Keyarch in his or her capacity as a director or officer of Keyarch and such opportunity is one that Keyarch is permitted to complete on a reasonable basis (see “Risk Factors – The Existing Keyarch Charter has waived the corporate opportunities doctrine and so the Sponsor and Keyarch’s officers and directors may be affiliated with entities engaged in business activities similar to those conducted by Keyarch and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented”).

●	The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination and issuance of the Earnout Shares and the Sponsor’s receiving all of the Sponsor Earnout Shares (and assuming that the Earnout fully occurred), is estimated to comprise approximately 13.3% of outstanding ZOOZ ordinary shares in a No Redemption Scenario, 13.7% of outstanding ZOOZ ordinary shares in an Interim Redemption Scenario, and 14.1% of outstanding ZOOZ ordinary shares in a Maximum Redemption Scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Keyarch, ZOOZ and the Combined Company” for more information).

●	The Sponsor paid an aggregate of approximately $25,000 for the Founder Shares, which are currently held by the Sponsor and the Artemis Anchor Investors and their permitted transferees, of which 1,755,000 remains held by the Sponsor or its affiliates (after giving effect to the Sponsor Earnout Shares, which are not held by the Sponsor immediately following the Closing) and the market value of such shares as of February 12, 2024 (assuming they are valued at the same price as the public shares) was approximately $19,182,150, and such securities should have a significantly higher value than $25,000 at the time of the Business Combination, and if Keyarch does not complete an initial business combination, these Founder Shares will expire worthless.

●	The Sponsor paid an aggregate of approximately $4,905,000 for the 490,500 Private Placement Units in connection with the Keyarch IPO, at a price of $10.00 per unit, the market value of such securities (including the private placement warrants and private placement rights issued as part of those units as having the assumed value of the Keyarch warrants and the Keyarch Rights, respectively) as of February 12, 2024 was approximately $5,436,702, and such securities should have a $531,702 higher value than the price paid described above at the time of the Business Combination.

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●	The Sponsor and Initial Shareholders and each of their permitted transferees, including Keyarch’s officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares (but not public shares) held by them if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if Keyarch is unable to consummate a business combination by that time, those shares would expire worthless.

●	The Sponsor and Initial Shareholders, and each of their permitted transferees, including Keyarch’s officers and directors, have waived their redemption rights with respect to any Founder Shares, Private Placement Shares and public shares held by them (other than relating to liquidating distributions to public shares from the Trust Account if Keyarch fails to complete its initial business combination by the time required prior to Keyarch’s liquidation in accordance with the Keyarch Articles), which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver.

●	The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in Keyarch and ZOOZ after the Business Combination, even if other holders of Keyarch ordinary shares experience a negative rate of return, due to having purchased the Founder Shares, as described above, for $25,000 or approximately $0.009 per share.

●	Keyarch has issued Promissory Notes, as of the date of this proxy statement/prospectus, in an aggregate principal amount of $2,180,000. (Other than these Promissory Notes, as of such date, there are no loans extended, fees due to or out-of-pocket expenses for which the Sponsor or its affiliates are awaiting reimbursement from Keyarch). Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination by Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the Promissory Notes, but no proceeds held in the Trust Account would be used to repay these Promissory Notes.

●	In summation of the foregoing, the aggregate dollar amount that the Sponsor, Initial Shareholders and their affiliates have at risk depending on the completion of an initial business combination, including the Business Combination, is approximately $26,798,852, as of February 12, 2024, which amount includes the current value of securities held (assuming that the current value of each of the securities held whether publicly traded Keyarch ordinary shares, or Private Placement Shares, or private placement warrants or private placement rights, are in each case valued at the current price of Keyarch ordinary shares, Keyarch warrants and Keyarch Rights, respectively) and consisting of (i) the Founders Shares (including the Sponsor Earnout Shares), and (ii) the Private Placement Units purchased in connection with the IPO, and (iii) the Promissory Notes.

As a result of the foregoing the Sponsor, officers and directors of Keyarch, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of Keyarch rather than liquidate.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction will be effectuated by three main steps:

1.

The Recapitalization of ZOOZ (i.e. a reverse share split based on the Conversion Ratio of approximately 11.4372 existing ZOOZ ordinary shares for each recapitalized ZOOZ ordinary as of the date of this proxy statement/prospectus based on the Recapitalization Assumptions).

In addition, the Pre-Closing ZOOZ Shareholders have the right to receive additional ZOOZ ordinary shares (the Earnout Shares) if certain Gross Revenue or share price thresholds are achieved within five years of the Closing, as detailed elsewhere in this proxy statement/prospectus. The earnout shares are considered indexed to the Company’s own share and are classified within equity in the unaudited condensed combined proforma financial information.

2.	The merger of Keyarch with Merger Sub results in the exchange of shares of Keyarch ordinary shares held by Keyarch shareholders for newly issued ZOOZ ordinary shares on a one-to-one basis. The merger is not within the scope of ASC 805 (“Business Combinations”) because Keyarch does not meet the definition of a business in accordance with ASC 805. The merger will be accounted for as a recapitalization; as such, any difference between the fair value of ZOOZ ordinary shares issued and the fair value of Keyarch’s identifiable net assets should be recorded as additional paid-in capital.

3.	As part of the Transactions, each Keyarch warrant will become a ZOOZ warrant. The exercise price of Keyarch warrants is denominated in U.S. dollar, which differs from ZOOZ’s functional currency. Accordingly, such warrants will be classified as liability.

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It has been determined that ZOOZ will be the accounting acquirer based on evaluation of the following facts and circumstances:

●	ZOOZ is not expected to have controlling shareholders immediately after the consummation of the Transactions and ZOOZ’s existing shareholders may have the greatest voting interest in the Combined Company as of the Closing under likely Redemption Scenarios (as described below).
●	Pursuant to the Business Combination Agreement, the Post-Closing Board will consist of seven directors, out of which ZOOZ will designate prior to Closing three and two additional individuals will be mutually agreed upon by ZOOZ and Keyarch prior to Closing. It should be noted that with respect to the Post-Closing Board, as the directors are appointed by the general meeting by a simple majority, Keyarch shareholders will not have the ability to unilaterally appoint any board member.
●	ZOOZ’s senior officer and management will be the senior officers and management of the Combined Company following the Closing of the Transactions.
●	ZOOZ’s is the larger entity based on historical operating activity and has the larger employee base.
●	Although in a No Redemption scenario Keyarch’s existing shareholders have 50.3% of outstanding shares of the Combined Company immediately upon Closing, for purposes of the anticipated accounting treatment for the Business Combination, ZOOZ is considered the accounting acquirer due to the reasons above (i.e, management, board structure, size) and also since it has used a likely scenario for shareholdings as of the Closing, pursuant to which it determined, based on industry data and past practice, that redemptions of Keyarch public shares in the extraordinary general meeting or prior to Closing, would exceed greater than one-half of a one percent (e.g., greater than 0.4%) and result in ZOOZ’s existing shareholders having the greatest voting interest in the Combined Company.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part. Upon Closing, Keyarch shall execute the Plan of Merger and shall file the Plan of Merger and such other documents as required by the Companies Law with the Registrar as provided in the applicable provisions of the Companies Law. The Business Combination shall become effective at Closing when the Plan of Merger is registered by the Registrar.

In addition, the Business Combination is subject to the following Israeli regulatory requirements or approvals, including:

●	The consummation of the transactions contemplated by the Business Combination Agreement shall require the ISA and TASE approvals with respect to offering and the issuance of the Earnout Shares as part of the Israeli Prospectus.

●	ZOOZ is required to obtain an approval from the IIA with respect to the offering of the Earnout Rights prior to the Closing of the Business Combination.

●	ZOOZ is required to notify the IIA, Israeli Ministry of Economy and the Israeli Ministry of Energy and Infrastructure regarding the Transactions.

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding a majority of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal.

The approval of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal in each case is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the Keyarch shareholders for a vote.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that entry by Keyarch Acquisition Corporation (“Keyarch”) into the Business Combination Agreement, dated as of July 30, 2023 (as amended on February 9, 2024 and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Keyarch, ZOOZ Power Ltd., a limited liability company organized under the laws of the State of Israel (the “Company” or “ZOOZ”), ZOOZ Power Cayman, a Cayman Islands exempted company and direct, wholly owned subsidiary of the Company (“Merger Sub”) and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of specified shareholders of Keyarch following the business combination contemplated therein, pursuant to which, among other things, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger as a wholly owned subsidiary of ZOOZ in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement, each be and are hereby authorized, approved, ratified and confirmed in all respects.”

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Recommendation of Keyarch’s Board of Directors

KEYARCH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE KEYARCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Keyarch’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he, she or they may believe is in the best interests of Keyarch and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section above entitled “Proposal One — The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

Stock Exchange Listing of ZOOZ Ordinary Shares

ZOOZ will use commercially reasonable efforts to cause, prior to the Effective Time, the ZOOZ ordinary shares and ZOOZ Public Warrants issuable pursuant to the Business Combination Agreement to be approved for listing on the Nasdaq under the symbols “ZOOZ” and “ZOOZW,” respectively, subject to official notice of issuance, and such ZOOZ ordinary shares to be approved for listing on the TASE. Approval of the listing on the Nasdaq of the ZOOZ ordinary shares and ZOOZ Public Warrants (subject to official notice of issuance) and approval for listing of such ZOOZ ordinary shares on the TASE, is in each case a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of Keyarch ordinary shares

If the Business Combination is completed, shares of Keyarch ordinary shares, keyarch public warrants and Keyarch’s units will be delisted from the Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

ZOOZ expects to be a “foreign private issuer” (under SEC rules) following the consummation of the Business Combination. Consequently, upon consummation of the Business Combination, ZOOZ will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. ZOOZ will be required to file its annual report on Form 20-F for the year ending December 31, 2024 with the SEC by April 30, 2025. In addition, ZOOZ will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by ZOOZ in Israel or that is distributed or required to be distributed by ZOOZ to its shareholders.

Based on its foreign private issuer status, ZOOZ will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. ZOOZ will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, ZOOZ officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the ZOOZ ordinary shares.

Given the substantial number of ZOOZ ordinary shares that ZOOZ will issue in the Business Combination to Keyarch shareholders who are U.S. residents and the prospective, increased U.S.-oriented profile of ZOOZ’s officers and directors, assets and business administration, it is possible that ZOOZ will lose its status as a foreign private issuer after the Business Combination. If that happens ZOOZ will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. ZOOZ’s qualification for foreign private issuer status will be tested again as of June 30, 2024, (the final business day of the second fiscal quarter in 2024) to determine whether ZOOZ will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2025. If it no longer meets the definition of a “foreign private issuer” as of that test date, ZOOZ will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2025, and will be required to continue to file quarterly and annual reports with the SEC thereafter in the time frames for “non-foreign private issuers”.

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Despite ZOOZ’s initial exemption due to its foreign private issuer status, ZOOZ, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K following the Business Combination.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of Keyarch and ZOOZ is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, ZOOZ will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find ZOOZ’s securities less attractive as a result, there may be a less active trading market for ZOOZ’s securities and the prices of ZOOZ’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ZOOZ has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ZOOZ, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ZOOZ’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

ZOOZ will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ZOOZ’s initial public offering, (b) in which ZOOZ’s has total annual gross revenue of at least $1.235 billion, or (c) in which ZOOZ is deemed to be a large accelerated filer, which means the market value of ZOOZ’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which ZOOZ has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

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PROPOSAL NO. 2 — THE MERGER PROPOSAL

The Merger Proposal, if approved, will authorize the Plan of Merger.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the Business Combination, Merger Sub will merge with and into Keyarch, with Keyarch surviving as a wholly-owned subsidiary of ZOOZ. See the section entitled “Proposal One — The Business Combination Proposal” for a description of the Business Combination and its structure.

Required Vote

The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding not less than two-thirds of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. The approval of the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal is in each case a condition to the consummation of the Business Combination.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Resolutions to be Voted Upon

The full text of the resolutions to be voted upon is as follows:

“RESOLVED, as a special resolution, that:

(1)	the Plan of Merger, by and among Keyarch Acquisition Corporation (“Keyarch”), Zooz Power Ltd., a limited liability company organized under the laws of the State of Israel (the “Company” or “ZOOZ”), Zooz Power Cayman, a Cayman Islands exempted company and direct, wholly owned subsidiary of the Company (“Merger Sub”), substantially in the form appended to the Business Combination Agreement, dated as of July 30, 2023 as amended by that certain Amendment No. 1 to the Business Combination Agreement dated February 9, 2024, by and among Keyarch, ZOOZ, Merger Sub and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of specified shareholders of Keyarch following the business combination contemplated therein (the “Plan of Merger”), be and is hereby authorized and approved in all respects;

(2)	Keyarch be authorized to merge with Merger Sub (the “Business Combination”) so that Keyarch be the surviving company (surviving the Business Combination as a wholly owned subsidiary of ZOOZ, in accordance with the terms and subject to the conditions of the Business Combination Agreement and Plan of Merger) and all the undertaking, property and liabilities of Merger Sub shall vest in Keyarch by virtue of the merger pursuant to the provisions of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”);

(3)	Keyarch be authorized to enter into the Plan of Merger;

(4)	there being no holders of any outstanding security interest granted by Keyarch immediately prior to the Effective Time (as defined in the Plan of Merger), the Plan of Merger be executed by any one director on behalf of Keyarch and any director or delegate or agent thereof be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar;

(5)	as at the Effective Time, the Memorandum and Articles of Association of Keyarch will be in the form attached to the Plan of Merger; and

(6)	all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of these Resolutions by any director or officer of Keyarch in connection with the transactions contemplated by these resolutions be approved, ratified and confirmed in all respects.”

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Recommendation of Keyarch’s Board of Directors

KEYARCH’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KEYARCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL

The existence of financial and personal interests of one or more of Keyarch’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he, she or they may believe is in the best interests of Keyarch and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section above entitled “Proposal One — The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

Appraisal Rights under the Cayman Companies Law

Holders of record of Keyarch ordinary shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. Holders of record of Keyarch ordinary shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Keyarch ordinary shares must give written objection to the Business Combination to Keyarch prior to the shareholder vote to approve the Business Combination and follow the procedures set out in Section 238 of the Cayman Companies Law, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Law which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. These statutory appraisal rights are separate to and mutually exclusive of the right of Keyarch Public Shareholders to demand that their Keyarch Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Keyarch Articles. It is possible that if an Keyarch Public Shareholder exercises appraisal rights, the fair value of the Keyarch ordinary shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Keyarch believes that such fair value would equal the amount that Keyarch Public Shareholders would obtain if they exercise their redemption rights as described herein. Keyarch Public Shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise Dissent Rights. An Keyarch shareholder which elects to exercise Dissent Rights must do so in respect of all of the Keyarch ordinary shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Extraordinary General Meeting of Keyarch Shareholders — Appraisal Rights under the Cayman Companies Law” for more information.

Keyarch shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Law.

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PROPOSAL NO. 3 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to the terms and conditions of the Business Combination Agreement), for purposes of complying with the applicable listing rules of Nasdaq, the issuance of up to 8,164,372 ZOOZ ordinary shares to shareholders of Keyarch, ECB and specified ZOOZ shareholders and securityholders in the amounts described in the proxy statement/prospectus upon the Closing, 6,022,500 ZOOZ ordinary shares issuable to holders of ZOOZ Closing Warrants (which are exchanged in the Business Combination for Keyarch warrants) following the Closing and up to 4,000,000 ZOOZ ordinary shares contingently issuable in accordance with the Earnout. For further information, please see the section entitled “The Business Combination Proposal (Proposal 1),” as well as the annexes to this proxy statement/prospectus.

Why Keyarch Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b), (c) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of common stock or ordinary shares, or of securities convertible into or exercisable for common stock or ordinary shares, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current shareholders

If the Nasdaq Proposal is adopted, at the Closing ZOOZ will issue up to 8,164,372 ZOOZ ordinary shares to shareholders of Keyarch, ECB and specified ZOOZ shareholders and securityholders in the amounts described in the proxy statement/prospectus upon the Closing, 6,022,500 ZOOZ ordinary shares issuable to holders of ZOOZ Closing Warrants (which are exchanged in the Business Combination for Keyarch warrants) following the Closing and up to 4,000,000 ZOOZ ordinary shares contingently issuable in accordance with the Earnout in the event of satisfaction of certain share price thresholds and certain other conditions of the Earnout.

The issuance of the ZOOZ ordinary shares described above would result in significant dilution to Keyarch shareholders and result in Keyarch shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of ZOOZ in comparison to Keyarch.

Required Vote

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding a majority of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal and the Merger Proposal – unless all three Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution to be Vote Upon

“RESOLVED, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of ZOOZ ordinary shares pursuant to the Business Combination Agreement, be approved, and that for purposes of complying with the applicable provisions of Nasdaq Listing Rule 3635, the potential issuance of the Earnout Shares pursuant to the terms and conditions of the Business Combination Agreement, be approved.”

Recommendation of Keyarch’s Board of Directors

THE KEYARCH BOARD UNANIMOUSLY RECOMMENDS THAT KEYARCH SHAREHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of Keyarch’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he, she or they may believe is in the best interests of Keyarch and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section above entitled “Proposal One — The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

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PROPOSAL NO. 4—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Keyarch’s board of directors to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will Keyarch solicit proxies to adjourn the extraordinary general meeting or consummate the Transactions beyond the date by which it may properly do so under the Keyarch Articles and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, Keyarch’s board of directors may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Keyarch Articles, being the affirmative vote of shareholders holding a majority of the Keyarch ordinary shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.

Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation of Keyarch’s Board of Directors

KEYARCH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT KEYARCH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Keyarch’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he, she or they may believe is in the best interests of Keyarch and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section above entitled “Proposal One — The Business Combination Proposal — Interests of Keyarch’s Sponsor, Directors and Officers in the Business Combination” for a further discussion.

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THE BUSINESS COMBINATION AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Business Combination Agreement, see the section entitled “Proposal No. 1 – The Business Combination Agreement Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All Keyarch shareholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding Keyarch, ZOOZ or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Merger Consideration

Prior to the Effective Time, ZOOZ intends to effect the Recapitalization, and the outstanding ZOOZ Continuing Warrants and ZOOZ options which have not been previously exercised shall be adjusted to reflect the Recapitalization.

In the Recapitalization, each then-outstanding ZOOZ ordinary share will be converted into such number of ZOOZ ordinary shares as is determined by multiplying such ZOOZ ordinary share by the amount obtained by dividing (A) $60,000,000 by (B) $10.00, and subsequently dividing such quotient of 6,000,000 by (C) the diluted outstanding ZOOZ ordinary shares (such ratio, being the “Conversion Ratio”). The diluted outstanding ZOOZ ordinary shares for these purposes pursuant to the Business Combination Agreement include the sum of (1) the number of ZOOZ ordinary shares then outstanding (67,619,314 ZOOZ ordinary shares as of January 31, 2024), and (2) the number of ZOOZ ordinary shares issuable upon the exercise of all then-outstanding ZOOZ warrants which by their terms are required to be exercised, or whose holder elects to exercise such warrants, in connection with the Closing (which we refer to as the “ZOOZ Continuing Warrants”) (other than any ZOOZ Continuing Warrants which are identified in a schedule the Business Combination Agreement) (exercisable into zero ZOOZ ordinary shares as of January 31, 2024), and (3) outstanding vested in-the-money options to purchase ZOOZ ordinary shares, being options to purchase ZOOZ ordinary shares for which the exercise price (after giving effect to the Recapitalization) is less than or equal to $10.00, which we refer to as ZOOZ Converted Options (which as of January 31, 2024 is 4,202,271 options to purchase ZOOZ ordinary shares, and assuming an exchange rate of NIS to USD of 3.635 to 1.0 as of January 31, 2024, exercisable (on a net exercise basis) into 87,777 ZOOZ ordinary shares). Applying the foregoing calculation, the Conversion Ratio is estimated to be 0.08743 when multiplied in the relevant conversion (meaning that each outstanding ZOOZ ordinary share will convert into 0.08743 shares in the Recapitalization), or 1/0.08743, being 11.372, when division is used in the relevant conversion. As an alterative method of calculation the Conversion Ratio, the price per share for each ZOOZ ordinary share in the Recapitalization can be calculated by taking (a) (i) the $60,000,000 base equity value for the ZOOZ equity, (ii) adding the aggregate exercise price of the ZOOZ Converted Options ($2,796,321 as of January 31, 2024 assuming an exchange rate of NIS to USD of 3.635 to 1.0 as of January 31, 2024) (which adds up to a total of $62,796,321), and (b) dividing such number by the sum of the total number of (i) outstanding ZOOZ ordinary shares (67,619,314 ZOOZ ordinary shares as of January 31, 2024), (ii) ZOOZ Continuing Warrants (zero as of January 31, 2024) and (iii) outstanding ZOOZ Converted Options (4,202,271 options to purchase ZOOZ ordinary shares as of January 31, 2024 (which adds up to a total of 71,350,174), which would result in a price per ZOOZ ordinary share of $0.8743 (which also functions as the basis for determining which options to purchase ZOOZ ordinary shares are in-the-money). That price per ZOOZ ordinary share of $0.8743 would then be divided by $10.00 to get the Conversion Ratio, resulting in a conversion ratio of 0.08743 (although due to the terms of the net-exercise basis for the conversion of outstanding ZOOZ Converted Options, the number of ZOOZ ordinary shares into which such options are exercisable on a net-exercise basis is reduced by the par value of each ZOOZ ordinary share of 0.00025 ILS, which based on exchange rate of NIS to USD of 3.635 to 1.0 as of January 31, 2024, is $0.00006878, resulting in some rounding errors to be adjusted in the formula).

All ZOOZ securities outstanding prior to the consummation of the Merger, shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger (other than adjustments in connection with the Recapitalization).

Pursuant to the Business Combination Agreement and assuming the Recapitalization has occurred, at the Effective Time (a) all Keyarch Class A and Class B ordinary shares outstanding immediately prior to the Effective Time (excluding treasury shares and Dissenting Keyarch Shares (in each case as provided in the Business Combination Agreement), shall be exchange for the right to receive ZOOZ ordinary shares on a 1:1 ratio, subject to adjustment described herein, (b) each outstanding Keyarch public warrant and Keyarch private warrant shall be converted into the right to receive one ZOOZ Closing Warrant, which shall have the same terms as the applicable Keyarch Warrant, and with the public or private nature of the applicable Keyarch Warrant being preserved in the ZOOZ Closing Warrants (i.e., the Keyarch private warrants will be converted into ZOOZ private warrants and Keyarch public warrants will be converted into ZOOZ public warrants), and (c) holders of each outstanding Keyarch Right shall be issued the number of full shares of Keyarch Class A ordinary shares to which such holder of Keyarch Rights is eligible, and which shall be exchanged for the equivalent number of ZOOZ ordinary shares.

Upon the Effective Time, the outstanding publicly traded units of Keyarch will be separated into their component securities, consisting of one Keyarch Class A ordinary share, one-half (1/2) of one Keyarch Warrant, and one Keyarch Right (with such Keyarch Warrants and Keyarch Rights being exchanged or converted at the Effective Time for ZOOZ Closing Warrants or ZOOZ ordinary shares in accordance with the foregoing description). Subject to the adjustments set forth above in the Recapitalization, each ZOOZ Continuing Warrant and ZOOZ Continuing Option at the Effective Time shall remain outstanding. In addition, ZOOZ Continuing Warrants which are listed for trading on the TASE (i.e. the ZOOZ warrants (Series 3)) will also remain traded on the TASE only and will be exercisable (as of immediately following the Recapitalization) for up to 2,429,754 ZOOZ ordinary shares.

The Business Combination Agreement provides that if, between the effectiveness of the Recapitalization and the Effective Time of the Business Combination, (a) the outstanding ZOOZ ordinary shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a share dividend or dividend payable in any other securities of ZOOZ shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the ZOOZ ordinary shares issuable under the Business Combination Agreement in exchange for Keyarch securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by the Business Combination Agreement prior to such event.

In addition, the Pre-Closing ZOOZ Shareholders will be entitled to additional contingent consideration of up to 4 million ZOOZ ordinary shares (the “Earnout Shares”) upon ZOOZ’s achievement of the applicable earnout milestones (based on share price or revenues) as set forth in the Business Combination Agreement, in the form of non-tradable, non-assignable rights (the “Earnout Rights”), that will be issued by ZOOZ pro rata to the Pre-Closing ZOOZ Shareholders’ holdings in ZOOZ ordinary shares as soon as reasonable practicable prior to the Effective Time after receipt of all required approvals from applicable governmental authorities, including the TASE. The Earnout Rights may be converted into ZOOZ ordinary shares within 5 years from the lapse of the first quarter following the Closing (the “Earnout Period”). The allocation of the Earnout Rights, the conversion of the Earnout Rights (insofar as they are converted) and the allocation of the Earnout Shares (to the extent that they are allocated) will be subject to a tax arrangements that will apply to ZOOZ in connection with the aforementioned in accordance with the provisions of the applicable law.

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The Earnout Rights shall be automatically converted into ZOOZ ordinary share subject to the occurrence of the milestone(s) (listed below) during the Earnout Period, as follows (the “Earnout”):

●	First milestone (25% of the Earnout Rights): (A) the gross revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature (including but not limited to gross revenue derived, generated or attributable to (i) any acquisition(s) made by ZOOZ or its subsidiary(ies), and (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing) and any other gross revenue, either recurring or derived, generated or attributable and recognized one-time) as recorded in ZOOZ’s quarterly financial statements reviewed by ZOOZ’s independent accountants and included in the quarterly report of ZOOZ filed with the SEC for such period) (“Gross Revenue”; for such purposes, Gross Revenue will be measured based on the revenue line in the income statement, in accordance with generally accepted accounting principles, in ZOOZ’s financial statements, which are reviewed or audited by ZOOZ’s independent accountants (as will be filed with the SEC for the applicable period).) of ZOOZ on a consolidated basis (including gross revenue of any type and nature) is in the aggregate greater than or equal to $10 million for any four fiscal quarters within a consecutive five fiscal quarter period, or (B) the VWAP equals or exceeds $12 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period (the date, if any, on which a first milestone has been achieved is referred to herein as the “First Earnout Milestone Achievement Date”);

●	Second milestone (35% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature) is in the aggregate greater than or equal to $10 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the First Earnout Milestone Achievement Date, or (B) the VWAP equals or exceeds $16 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period (the date, if any, on which a second milestone has been achieved is referred to herein as the “Second Earnout Milestone Achievement Date”); and

●	Third milestone (40% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature) is in the aggregate greater than or equal to $15 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the Second Earnout Milestone Achievement Date, or (B) the VWAP equals or exceeds $23 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period.

The conversion of the Earnout Rights into Earnout Shares and the issuance of the Earnout Shares will be subject to withholding tax according to the relevant provision of applicable law. Such withholding tax from the Earnout Shares will be conducted by any TASE member or the paying agent, which shall be appointed by ZOOZ.

Adjustments to the Earnout Shares

Commencing from the allocation date of the unregistered non-convertible rights until the expiration of the Earnout Period, adjustments to the unregistered non-convertible rights shall apply as follows:

A. Adjustments Following Consolidation or Split of the Share Capital: If the Company consolidates or splits its issued ordinary shares, the number of Earnout Shares allocated following the conversion of unregistered rights will be adjusted, as applicable, after such action. Additionally, the VWAP will be adjusted accordingly. In such a case, a holder of an unregistered right will not be entitled to receive a fractional share, and fractional shares resulting from such adjustment will be treated as determined by the Company’s board of directors.

B. Adjustment Following Bonus Share Distribution: In any case where there is a change in the Company’s issued share capital through a bonus share distribution, the number of Earnout Shares held by those entitled to them upon exercise, at the time of exercise, will increase by such number of shares to which the holder of unregistered rights was entitled had the unregistered rights been converted prior to the distribution of the bonus shares. The VWAP will change accordingly. In such adjustment cases, the holder will not be entitled to receive a fractional share, and fractional shares resulting from such adjustment will be treated as determined by the Company’s board of directors.

C. Adjustment Following Rights Offering: If during the rights period the Company offers its shareholders securities by way of a rights offering, the Company will offer to the holders of the unregistered rights the same securities by way of a rights offering on identical terms. The unregistered rights will be treated as if they were converted into Earnout Shares on the trading day before the ex-date.

D. Adjustment Following Dividend Distribution: In the event that the Company declares a dividend distribution, as defined in the Israeli Companies Law, whose record date precedes the expiration of the rights period, the VWAP will be reduced by the gross amount of the dividend paid to the shareholders of the Company for each share of the Company.

ZOOZ will be required to file an Israeli Prospectus with the ISA and TASE in order to issue the Earnout Rights.

In addition, Keyarch’s Sponsor has agreed in the Sponsor Support Agreement to subject forty percent of all of its original holdings of Keyarch Class B ordinary shares (which the Sponsor converted to Class A ordinary shares on August 14, 2023) to the same Earnout, effective following the extraordinary general meeting (as defined below) and as of the Effective Time, other than to the extent used, in whole or in part, in connection with payment of expenses of the Business Combination, which comprise in aggregate 1,120,000 Keyarch Class A ordinary shares, and which we refer to as the Sponsor Earnout Shares.

Closing and Effective Time of the Transactions

The closing of the Merger and the Transactions (“Closing”) shall take place as promptly as practicable (and in any event no later than the third Business Day) following the satisfaction or waiver of all the conditions to Closing set forth in the Business Combination Agreement (other than any conditions that by their terms or nature are to be satisfied at the Closing) or at such other date, time or place as Keyarch and ZOOZ may agree. At the Effective Time, and upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with the Cayman Act, Keyarch and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Keyarch, with Keyarch being the surviving company, following which the separate corporate existence of Merger Sub shall cease and Keyarch shall continue as the surviving company.

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Upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the Cayman Act, on the Closing Date, Keyarch and Merger Sub shall cause the Plan of Merger, along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Registrar, in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly registered with the Registrar or on a subsequent date and time as is agreed by Keyarch and ZOOZ and specified in the Merger Documents in accordance with the Cayman Act.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by each of Keyarch and ZOOZ as of the date of the Business Combination Agreement or other specified dates. Certain of the representations and warranties are qualified by materiality or Material Adverse Effect (as defined below), as well as information provided in the disclosure schedules to the Business Combination Agreement. As used in the Business Combination Agreement, “Material Adverse Effect” means, with respect to any specified person, any fact, event, occurrence, change or effect after the date of the Business Combination Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its Subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations under the Business Combination Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 related measures (as detailed in the Business Combination Agreement) or any changes or prospective changes in such COVID-19 measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Keyarch, the consummation and effects of the Redemption (or any redemption in connection with the Keyarch Extensions); (viii) with respect to ZOOZ, the inclusion of any going concern qualification in any financial statements of ZOOZ; and (ix) the announcement or the existence of the Business Combination Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of ZOOZ or any of its subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to Keyarch, the amount of the redemption or the failure to obtain the approval of the Keyarch shareholders for the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal by the requisite vote of the holders of Keyarch shareholders at the Extraordinary General Meeting shall not be deemed to be a Material Adverse Effect on or with respect to Keyarch.

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Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties):

●	Required Shareholder Approval. The Keyarch Shareholder Approval and ZOOZ Shareholder Approval shall have been obtained.
●	Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority (including the TASE) in order to consummate the Transactions shall have been obtained or made.
●	No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement.
●	Net Tangible Assets Test. Either immediately prior to or upon the Closing, after giving effect to the Redemption and any receipt of proceeds from any pre-Closing Keyarch financing, Keyarch shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
●	Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.
●	Nasdaq and TASE Listing. (i) ZOOZ initial listing applications with NASDAQ and TASE in connection with the Transactions shall have been conditionally approved and (ii) the ZOOZ ordinary shares and (with respect to NASDAQ only) the ZOOZ public warrants to be issued in connection with the Transactions shall have been approved for listing on NASDAQ and TASE (as applicable), subject to official notice of issuance.
●	Foreign Private Issuer. ZOOZ shall not have received evidence that it will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.
●	Composition of the Board. The members of the Merger Sub board of directors shall have been elected or appointed as of the Closing in accordance with the requirements of the Business Combination Agreement.
●	Requisite Consents. The Consents required to be obtained from or made with any third Person in order to consummate the transactions contemplated by the Business Combination Agreement.

In addition, unless waived by ZOOZ, the obligations of ZOOZ and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by Keyarch of customary certificates and other closing deliverables:

●	Representations and Warranties. All of the representations and warranties of Keyarch set forth in the Business Combination Agreement shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) representations and warranties that address matters only as of a particular date and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Keyarch.
●	Agreements and Covenants. Keyarch shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date.
●	No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Keyarch since the date of the Business Combination Agreement which is continuing and uncured.
●	Minimum Cash Condition. Upon the Closing, Keyarch shall have available cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing Condition (after giving effect to the payment of (a) Keyarch’s unpaid Keyarch Transaction Expenses, (b) any unpaid loans owed by Keyarch to Sponsor, (c) other unpaid administrative costs and expenses incurred by or on behalf of Keyarch, (d) any other unpaid costs, liabilities (excluding any liabilities not payable in cash that are required to be recorded as accounting liabilities) and Indebtedness of Keyarch and the ZOOZ Transaction Expenses (including amounts paid prior to the Closing)), equal to at least $10,000,000.

Unless waived by Keyarch, the obligations of Keyarch to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to the delivery by ZOOZ and Merger Sub of customary certificates and other closing deliverables:

●	Representations and Warranties. All of the representations and warranties of ZOOZ and Merger Sub set forth in the Business Combination Agreement shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) representations and warranties that address matters only as of a particular date and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, ZOOZ or Merger Sub, as applicable.
●	Agreements and Covenants. ZOOZ and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date.
●	No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to ZOOZ since the date of the Business Combination Agreement which is continuing and uncured.
●

Restated ZOOZ Articles. At or prior to the Effective Time, the shareholders of ZOOZ shall have adopted the Restated ZOOZ Articles in a form to be mutually agreed upon by the parties to the Business Combination Agreement.

●	Recapitalization; Restated ZOOZ Articles. Prior to the Effective Time, ZOOZ shall (i) have consummated the Recapitalization, and (ii) provide reasonable evidence that ZOOZ’s shareholders have adopted the Restated ZOOZ Articles in a form to be agreed upon by the parties to the Business Combination Agreement, and shall have provided Keyarch with reasonable evidence of such adoption.
●	Joinder ZOOZ’s representative shall have executed and delivered a joinder to the Business Combination Agreement in form and substance reasonably acceptable to ZOOZ and Keyarch.
●	Business License. ZOOZ shall hold a temporary or permanent valid business license for its Lod facility in accordance with its terms at the Closing.

The Transactions further will be consummated only if the Business Combination Proposal, the Merger Proposal and the Nasdaq Proposal are approved at the Extraordinary General Meeting.

Termination Provisions

The Business Combination Agreement may be terminated at any time prior to the Closing of the Business Combination upon the mutual agreement of Keyarch and ZOOZ, or by Keyarch or ZOOZ acting alone, in specified customary circumstances, including:

●	by mutual written consent of Keyarch and ZOOZ;

●	by written notice by Keyarch or ZOOZ if any of the conditions to the Closing have not been satisfied or waived by April 1, 2024 (the “Outside Date”);

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●

by written notice by either Keyarch or ZOOZ if a Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such Order or other action has become final and non-appealable;

●

by written notice by ZOOZ to Keyarch, if (i) there has been a breach by Keyarch of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to Keyarch by ZOOZ, or (B) the Outside Date;

●

by written notice by Keyarch to ZOOZ, if (i) there has been a breach by ZOOZ or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the 20th day after written notice of such breach or inaccuracy is provided to ZOOZ by Keyarch or (B) the Outside Date;

●	by written notice by Keyarch to ZOOZ, if there shall have been a Material Adverse Effect on ZOOZ following the date of the Business Combination Agreement which is uncured and continuing; or

●	by written notice by either Keyarch or ZOOZ to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Keyarch’s or ZOOZ’s shareholders have duly voted, and the required Keyarch shareholder approval or ZOOZ shareholder approval was not obtained.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by ZOOZ, Keyarch, Sponsor, and the person with whom ZOOZ will engage to act as its representative in accordance with the terms of the Business Combination Agreement) in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Governing Law

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York; provided, however, subject to the arbitration provisions contained in the Business Combination Agreement, that (i) the internal affairs of Keyarch and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands and (ii) the Business Combination of Merger Sub into Keyarch shall be governed by Delaware Law (without giving effect to choice of law principles thereof).

Amendment No. 1 to the Business Combination Agreement

On February 9, 2024, Amendment No. 1 the Business Combination Agreement (the “First Amendment to the Business Combination Agreement”) was executed by ZOOZ, Keyarch and the Sponsor. Pursuant to the First Amendment to the Business Combination Agreement, the “Outside Date” under the Business Combination Agreement, which is the date after which a party, in its discretion, can elect to terminate the Business Combination Agreement for any or no reason, was extended from December 31, 2023 to April 1, 2024. The First Amendment to the Business Combination Agreement also revised certain triggers that govern when the earnout would be paid to the Zooz shareholders who were Zooz shareholders as of immediately prior to the Closing (as of a record date to be determined by Zooz). The second revenue milestone was changed to $10 million over two consecutive fiscal quarters (following achievement of one of the first milestones) and the third revenue milestone was changed to $15 million over two consecutive quarters (following achievement of one of the second milestones). In addition, the First Amendment to the Business Combination Agreement added a provision to the Business Combination Agreement that allows Zooz to raise financing prior to the Closing, so long as such financing utilizes a valuation of Zooz at least equal to the $60,000,000 pre-money equity valuation of Zooz utilized in the Business Combination. The First Amendment to the Business Combination Agreement also clarified that only Zooz’s vested, in-the-money options will be included in the merger consideration calculation, on a net exercise basis (while Zooz’s unvested, in-the-money options will remain in effect but not affect the merger consideration calculation or number of shares issued to Zooz shareholders in connection with the Business Combination).

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AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Ancillary Documents”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Lock-Up Agreements

On July 30, 2023, Management ZOOZ Holders each entered into a Lock-Up Agreement with ZOOZ and Keyarch (collectively, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each shareholder party thereto agreed not to, during the period commencing from the Closing and ending on the earlier of (x) the date that is 180 days after the date of the Closing, (y) ZOOZ consummates a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of ZOOZ’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).

Non-Competition and Non-Solicitation Agreement

On July 30, 2023, the Management ZOOZ Holders entered into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which they agreed, during the one-year period following the Closing, not to compete with ZOOZ anywhere in Israel, the continent of North America, the People’s Republic of China, including Macao, Taiwan, and Hong Kong, the United Kingdom and the European Union, in the business in which ZOOZ is engaged, and during such one-year restricted period, not to (i) solicit, hire or engage employees or independent contractors of ZOOZ or (ii) solicit customers or clients of ZOOZ. The agreements also contain customary non-disparagement and confidentiality provisions.

Voting Agreements

On July 30, 2023, Keyarch and ZOOZ entered into Voting Agreements, (collectively, the “Voting Agreements”), with certain significant and/or insider shareholders of ZOOZ. Under the Voting Agreements, each shareholder party thereto agreed to vote all of such shareholder’s shares of ZOOZ in favor of the Business Combination Agreement and the Transaction and to otherwise take certain other actions in support of the Business Combination Agreement and the Transaction and the other matters submitted to ZOOZ’s shareholders for their approval in the manner and subject to the conditions set forth in the Voting Agreements, and to provide a proxy to ZOOZ to vote such shares of ZOOZ accordingly. The Voting Agreements prevent transfers of ZOOZ shares held by ZOOZ shareholders party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.

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Assignment, Assumption and Amendment to Warrant Agreements

In connection with the Closing, ZOOZ, Keyarch and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”) will enter into the Assignment, Assumption and Amendment to Public Warrant Agreement (the “Public Warrant Amendment”), which will amend that certain Public Warrant Agreement, dated as of January 24, 2022 (“Public Warrant Agreement”), and filed with the SEC on January 27, 2022. Separately, ZOOZ, Keyarch, and the Warrant Agent will enter into the Assignment, Assumption and Amendment to Private Warrant Agreement (the “Private Warrant Amendment”) (collectively, “Warrant Amendments”), which will amend that certain Private Warrant Agreement, dated as of January 24, 2022 (“Private Warrant Agreement”), and filed with the SEC on January 27, 2022. Pursuant to the Warrant Amendments: (i) ZOOZ will assume the obligations of Keyarch under the original Public Warrant Agreement and Private Warrant Agreement, and, among other things, ZOOZ will be added as a party thereto and (ii) all references to Keyarch ordinary shares in the Warrant Agreement shall mean Company Ordinary Shares and all references to “Shareholders” shall mean ZOOZ shareholders.

Sponsor Letter Agreement

On July 30, 2023, Keyarch, the Sponsor and ZOOZ entered into an agreement pursuant to which Sponsor agreed to make commercially reasonably efforts to utilize up to 40% (or 1,120,000 shares) of ordinary shares of Keyarch (the “Subject Founder Shares”) to pay any portion of unpaid Keyarch Transaction Expenses or incentivize investors or otherwise provider support in connection with transaction financing. Any remaining Subject Founder Shares which are not transferred to such payees, will be placed in escrow at the Closing and will be released to the Sponsor if, during the Earnout Period, ZOOZ achieves the price or gross revenue milestones as described above (including with respect to the percentage of such remaining Subject Founder Shares to be released upon the achievement of any targets). Any Subject Founder Shares that are not released will be transferred to ZOOZ for no consideration at the end of the Earnout Period, provided, however that at least 50% of the Subject Founder Shares placed in escrow will be released to Keyarch at the end of the Earnout Period notwithstanding the failure of ZOOZ to achieve any earnout milestones.

On February 9, 2024, in connection with the execution of the Amendment No. 1 to the Business Combination Agreement, Keyarch, the Sponsor and Zooz entered into an amendment (the “Sponsor Letter Amendment”) to the Sponsor Letter Agreement. The Sponsor Letter Amendment conforms certain provisions governing the release of certain of the sponsor’s ordinary shares that will be placed in escrow as of the Closing to the revised earnout provisions in the Amendment No. 1 to the Business Combination Agreement.

Sponsor Support Agreement

On July 30, 2023, Keyarch, the Sponsor and ZOOZ entered into the Sponsor Support Agreement, (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote all of its shares of Keyarch in favor of the Business Combination Agreement and the Transaction and to otherwise take certain other actions in support of the Business Combination Agreement and the Transaction and the other matters submitted to Keyarch’s shareholders for their approval in the manner and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement prevents transfers of the Keyarch shares held by the Sponsor between the date of the Sponsor Support Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Support Agreement.

In addition, Pursuant to the Sponsor Letter, Keyarch’s Sponsor, directors and executive officers have waived their right to redeem any shares of Keyarch ordinary shares that they own in connection with Keyarch shareholder approval of the Business Combination, any proposed amendment to the Existing Keyarch Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any Keyarch public shares that they own or may acquire in Keyarch fails to consummate a business combination within the time frame required by the Existing Keyarch Charter).

Transaction Financing Subscription Agreement

On February 9, 2024, Keyarch and ZOOZ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Under the terms of the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Keyarch agreed to issue and sell to these Investors, prior to the closing of the Business Combination, an aggregate of 1,300,000 Keyarch Class A ordinary shares (the “Subscription Shares”) for a purchase price of $10.00 per share, for gross proceeds of $13,000,000, on the terms and subject to the conditions set forth in the applicable Subscription Agreements.

In addition, pursuant to the Subscription Agreement, ZOOZ agreed to register the Subscription Shares and granted customary resale registration rights to the PIPE Investors.

Keyarch Second Amended and Restated Memorandum and Articles of Association

Simultaneously with the Closing, the Existing Keyarch Charter will be amended and restated as the Restated Keyarch Charter. Pursuant to the Restated Keyarch Charter, the total number of authorized shares of Keyarch ordinary shares will be one thousand (1,000) shares, each with a par value of $0.0001 per share. For additional information on the Restated Keyarch Charter, see, “Proposal No. 2 – The Merger Proposal” above.

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KEYARCH’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us”, the “Company” and other similar terms refer to Keyarch before the Business Combination.

Introduction

We are a blank check company organized as an exempted company in the Cayman Islands on April 23, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We focused on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on global disruptive technology and innovative services companies.

Significant Activities Since Inception

Initial Public Offering and Related Offerings

On January 27, 2022, we consummated our IPO of 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 500,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor and EBC, generating total gross proceeds of $5,000,000.

On February 8, 2022, the underwriters in our IPO purchased an additional 1,500,000 Units to exercise its over-allotment option in full at a purchase price of $10.00 per Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the fully exercise of the over-allotment option, we completed the private sale of an aggregate of 45,000 Private Placement Units to the Sponsor and EBC, at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $450,000. Offering costs amounted to $3,471,734 consisting of $2,300,000 of underwriting discount and $1,171,734 of other offering costs. During the year ended December 31, 2022, the Company received a discount amounting to $131,420 on outstanding offering costs included within accounts payable and accrued expenses. This has been treated as a reversal of offering costs adjusted through additional paid-in capital considering the related offering costs charged against additional paid-in capital at the time of IPO.

In July 2021, prior to the Keyarch IPO, our Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on our behalf in consideration of 2,875,000 Class B ordinary shares, par value $0.0001. The per share price of the Founder Shares was determined by dividing the amount contributed to us by the number of Founder Shares issued. We have also issued to EBC and its designees an aggregate of 200,000 Class A ordinary shares, par value $0.0001, namely for nominal consideration.

Following the closing of the Keyarch IPO and the sale of over-allotment Units described above, an aggregate of $116,150,000 ($10.10 per Unit) from the net proceeds and the sale of the Private Placement Units was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to income earned on the funds held in the Trust Account that may be released to the Company to pay income tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earlier of the completion of a Business Combination or the Company’s liquidation.

On March 1, 2022, we announced that, commencing on March 3, 2022, holders of the Units sold in our initial public offering and the over-allotment option may elect to separately trade the Public Shares, public warrants and public rights included in the units. The Public Shares, public warrants and public rights that are separated trade on Nasdaq under the symbols “KYCH,” “KYCHW” and “KYCHR” respectively. Those Units not separated will continue to trade on Nasdaq under the symbol “KYCHU.”

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Extensions

On July 25, 2023, the Company’s shareholders approved an extension of the date by which the Company must consummate an initial Business Combination (such date, the “Termination Date”) from July 27, 2023 (the “Original Termination Date”) to October 27, 2023 and to allow the Company’s board of directors, without another shareholder vote, to elect to further extend the Termination Date on a monthly basis up to three (3) times until January 27, 2024, or for a total of up to six (6) months after the Original Termination Date or such earlier date as determined by the Company’s board of directors. In connection with the First Extension, holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company has 2,377,318 Public Shares issued and outstanding.

On July 25, 2023, the Company issued a promissory note (the “First Extension Note”) in the aggregate principal amount of up to $180,000 to the Sponsor or its registered assigns or successors in interest, pursuant to which the Payee agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the First Extension. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial business combination by the Company and (b) the Company’s liquidation.

On July 25, 2023, the Sponsor deposited an aggregate of $90,000 into the Trust Account in connection with the initial 3-month extension period from July 27, 2023 to October 27, 2023 and deposited an additional $30,000 for each month commencing October 28, 2023 and ending on the 27th day of each subsequent month through January 27, 2024.

On January 19, 2024, Keyarch held an extraordinary general meeting of shareholders, at which Keyarch’s shareholders approved a second amendment to the Keyarch Articles to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate an initial business combination from January 27, 2024 to July 27, 2024 (or such earlier date as determined by the Board). In connection with the Second Extension, the holders of 337,446 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.

Following such redemptions, Keyarch has 2,039,872 Public Shares issued and outstanding. The amount in the Trust Account as of January 31, 2024 was $22,291,147, or approximately $10.91 per Public Share.

On January 25, 2024, the Company issued a promissory note (the “Second Extension Note”) in the aggregate principal amount of up to $150,000 to the Sponsor or its registered assigns or successors in interest, pursuant to which the Payee agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the Second Extension. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial business combination by the Company and (b) the Company’s liquidation.

On February 1, 2024, the Sponsor deposited aggregate of $25,000 into the Trust Account in connection with the initial one-month extension period from January 28, 2024 to February 27, 2024, and will deposit an additional $25,000 for each month (commencing February 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a business combination until July 27, 2024 or such earlier date as determined by the Board.

Working Capital Loans

Keyarch has issued unsecured promissory notes, which we refer to as the working capital loan notes, in an aggregate principal amount of $1,850,000. The working capital loan notes are comprised of: (i) an unsecured promissory note in the principal amount of up to $250,000 issued to the Sponsor on April 18, 2023 in connection with funding of such amounts for working capital expense matters; (ii) an unsecured promissory note in the principal amount of up to $1,000,000 issued to the Sponsor on July 25, 2023 in connection with funding of such amounts for working capital expense matters; and (iii) an unsecured promissory note in the principal amount of up to $600,000 issued to the Sponsor on December 21, 2023 in connection with funding of such amounts for working capital matter. Each of the working capital loan notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination of Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the working capital loan notes, but no proceeds held in the Trust Account would be used to repay these loans.

Founder Share Conversion

On August 14, 2023, the Sponsor and our independent directors converted an aggregate of 2,874,999 Class B ordinary shares held by them into 2,874,999 Class A ordinary shares on a one-for-one basis. The 2,874,999 Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. The Class A ordinary shares issued in connection with the Conversion are also entitled to registration rights. Following the Conversion and the redemptions in connection with the Extensions, there are 5,659,871 Class A ordinary shares issued and outstanding and one Class B ordinary share issued and outstanding. The one Class B ordinary share issued and outstanding after the Conversion is held by the Sponsor. As a result of the Conversion, the Sponsor and the officers and directors of the Company aggregately hold 59.46% of the outstanding Class A ordinary shares as of the date of this proxy statement/prospectus.

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Initial Business Combination

The Company must complete one or more initial Business Combinations by July 27, 2024 or such earlier date as determined by the Company’s board of directors, unless such date is extended by amendment approved by Keyarch’s shareholders to the Existing Keyarch Charter (which we refer to in this section as the “Combination Period”), with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the definitive agreement for the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the cash fee payable to EBC for services performed in connection with the initial Business Combination. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the Keyarch Articles, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote its Founder Shares and any Public Shares purchased during or after the initial public offering in favor of a Business Combination.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

Status as a Public Company

We believe that our structure will make us an attractive business combination partner to target businesses. As an existing public company, we offer a target business an alternative to a traditional initial public offering through a merger or other business combination. In this situation, the owners of the target business would exchange their stock, shares or other equity interests in the target business for our ordinary shares or for a combination of our ordinary shares and cash, allowing us to tailor the consideration used in the transaction to the specific needs of the sellers. We believe that target businesses might find this avenue a more certain and cost-effective method to becoming a public company than a typical initial public offering. In a typical initial public offering, there are additional expenses incurred in marketing, roadshow and public reporting efforts that will likely not be present to the same extent in connection with a business combination with us. Furthermore, once the business combination is consummated, the target business will have effectively become a public company, whereas an initial public offering is always subject to the underwriters’ ability to complete the offering, as well as general market conditions that could prevent the offering from occurring. Once public, we believe the target business would then have greater access to capital and an additional means of providing management incentives consistent with shareholders’ interests than it would have as a privately-held company. Public company status can offer further benefits by enhancing a company’s profile among potential new customers and vendors and attracting talented employees. While we believe that our status as a public company will make us an attractive business partner, some potential target businesses may view the inherent limitations in our status as a blank check company as a deterrent and may prefer to effect a business combination with a more established entity or with a private company. These limitations include constraints on our available financial resources, which may be inferior to those of other entities pursuing the acquisition of similar target businesses; the requirement that we seek shareholder approval of a business combination or conduct a tender offer in relation thereto, which may delay the consummation of a transaction; and the existence of our outstanding warrants, which may represent a source of future dilution.

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We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 3, 2026, the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th.

Permitted Purchases of our Securities

In connection with the shareholder vote to approve Proposal 1 (Business Combination Proposal) and the other proposals, Keyarch and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would in a privately negotiated purchase arrangement include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, Keyarch’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of Keyarch ordinary shares who have already elected to exercise their redemption rights, in which event such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or Keyarch ordinary shares owned by the Sponsor and/or Keyarch’s directors, officers, advisors, or their affiliates. The purpose of these purchases would be to increase the amount of cash available to Keyarch for use in the Business Combination. None of Keyarch, the Sponsor or Keyarch’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Keyarch ordinary shares purchased by the Sponsor or Keyarch’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such Keyarch ordinary shares does have redemption rights then such rights will be waived by the Sponsor, or Keyarch’s directors, officers or advisors, or their respective affiliates.

As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder. If such agreements are entered into, Keyarch will file a Current Report on Form 8-K prior to the extraordinary general meeting to disclose any such agreements and related purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Keyarch ordinary shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Keyarch ordinary shares for which Keyarch has received redemption requests.

Unlike our Sponsor’s and Keyarch Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities,” to the extent those shares were acquired by an affiliate of Keyarch, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers, to the extent being affiliates of ZOOZ, of such newly purchased shares to hold them for at least one year from appliable dates following the Closing under U.S. securities laws, assuming they are not registered on a registration statement following the Closing and ZOOZ has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Redemption Rights for Public Shareholders upon Completion of our Initial Business Combination

We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest and other income earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. As of January 31, 2024, the amount in the Trust Account was $22,291,147, or approximately $10.91 per Public Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the cash fee payable to EBC for services performed in connection with the business combination. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our business combination with respect to our warrants. Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of our business combination and (ii) a shareholder vote to approve an amendment to the Keyarch Articles (A) that would affect our public shareholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or that would modify our obligation to redeem 100% of our public shares if we do not complete our business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-business combination activity.

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Limitations on Redemptions

The Keyarch Articles provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (in order to avoid the possibility of becoming subject to the SEC’s “penny stock” rules). However, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

Manner of Conducting Redemptions

We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our business combination either (i) in connection with a general meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement or whether we were deemed to be a foreign private issuer (which would require a tender offer rather than seeking shareholder approval under SEC rules). Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our company where we do not survive and any transactions where we issue more than 20% of our issued and outstanding ordinary shares or seek to amend the Keyarch Articles would typically require shareholder approval. We currently intend to conduct redemptions in connection with a shareholder vote unless shareholder approval is not required by applicable law or stock exchange listing requirement or we choose to conduct redemptions pursuant to the tender offer rules of the SEC for business or other reasons. So long as we maintain a listing for our securities on the Nasdaq, we will be required to comply with the Nasdaq rules.

If we held a shareholder vote to approve our business combination, we will, pursuant to our amended and restated memorandum and articles of association:

●	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

●	file proxy materials with the SEC.

In the event that we seek shareholder approval of our business combination, we will distribute proxy materials and, in connection therewith, provide our public shareholders with the redemption rights described above upon completion of the business combination.

If we seek shareholder approval, we will complete our business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, our Sponsor and each member of our management team have agreed to vote their Founder Shares and public shares in favor of our business combination. As a result, in addition to our initial purchaser’s Founder Shares, we would need 3,940,001, or approximately 34.3% (assuming all issued and outstanding shares are voted) of the 11,500,000 public shares to be voted in favor of a business combination in order to have our business combination approved. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all. In addition, our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares held by them in connection with (i) the completion of a business combination and (ii) a shareholder vote to approve an amendment to the Keyarch Articles (A) that would affect our public shareholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or that would modify our obligation to redeem 100% of our public shares if we do not complete our business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-business combination activity.

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If we conduct redemptions pursuant to the tender offer rules of the SEC, we will, pursuant to our amended and restated memorandum and articles of association:

●	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and

●	file tender offer documents with the SEC prior to completing our business combination which contain substantially the same financial and other information about the business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our business combination, if we elect to conduct redemptions pursuant to the tender offer rules, we and our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase Class A ordinary shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of public shares we are permitted to redeem. If public shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete such business combination.

Limitation on Redemption upon Completion of Our Initial Business Combination If We Seek Shareholder Approval

If we seek shareholder approval of our business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules the Keyarch Articles provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares (“Excess Shares”), without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the public shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the public shares without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination.

Tendering Share Certificates in Connection with a Tender Offer or Redemption Rights

Public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” will be required to either tender their certificates (if any) to our transfer agent prior to the date set forth in the proxy solicitation or tender offer materials, as applicable, mailed to such holders, or to deliver their shares to the transfer agent electronically using DWAC System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote to approve the business combination. The proxy solicitation or tender offer materials, as applicable, that we will furnish to holders of our public shares in connection with our business combination will indicate the applicable delivery requirements, which will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Accordingly, a public shareholder would have from the time we send out our tender offer materials until the close of the tender offer period, or up to two business days prior to the initially scheduled vote on the proposal to approve the business combination if we distribute proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for shareholders to use electronic delivery of their public shares.

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There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a fee of approximately $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the shareholders’ vote on a business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the shareholder then had an “option window” after the completion of the business combination during which he or she could monitor the price of the company’s shares in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the general meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the initially scheduled vote on the proposal to approve the business combination, unless otherwise agreed to by us or as otherwise provided in the proxy statement. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our business combination.

If our business combination is not approved or completed for any reason, then our public shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until the end of the Combination Period.

Redemption of Public Shares and Liquidation If No Initial Business Combination

The Keyarch Articles provides that we have only until the end of the Combination Period to consummate a business combination. If we have not consummated a business combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate a business combination within the Combination Period. The Keyarch Articles provides that, if we wind up for any other reason prior to the consummation of our business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

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Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate a business combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Keyarch Articles (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our business combination or to redeem 100% of our public shares if we do not complete our business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-business combination activity, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest and other income earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares. However, under the Existing Keyarch Charter, we may redeem our public shares so long as (after such redemption), Keyarch’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), or of any entity that succeeds Keyarch as a public company (such as ZOOZ), will be at least $5,000,001 of net tangible assets immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $115,171 held outside the Trust Account as of December 31, 2022 and $216,440 as of September 30, 2023, plus amounts available to us under Promissory Notes we made since that date, plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account.

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In the event that the proceeds in the Trust Account are reduced below the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than such amount.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.25 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our business combination within the Combination Period, (ii) in connection with a shareholder vote to amend the Keyarch Articles (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our business combination or to redeem 100% of our public shares if we do not complete our business combination within the Combination Period or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of the business combination. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of a business combination or liquidation if we have not consummated a business combination within the Combination Period, with respect to such Class A ordinary shares so redeemed. However, under the Existing Keyarch Charter, we may redeem our public shares so long as (after such redemption), Keyarch’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), or of any entity that succeeds Keyarch as a public company (such as ZOOZ), will be at least $5,000,001 of net tangible assets immediately prior to, or upon such consummation of, the Business Combination, or any greater net tangible asset or cash requirement in the Business Combination Agreement. In the event we seek shareholder approval in connection with our business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

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Employees

We have two officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time our officers devote in any time period varies based on the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Directors and Executive Officers

Keyarch’s current directors and executive officers are as follows:

Name	Age	Position
Fang Zheng	58	Director (Chairman)
Kai Xiong	55	Chief Executive Officer and Director
Jing Lu	58	Chief Financial Officer
Mark Taborsky	56	Director
Doug Rothschild	47	Director
Mei Han	54	Director

Our directors and executive officers are as follows:

Fang Zheng, our Founder and Chairman, is the Founder, Managing Director & CIO of Keywise. In his career, Mr. Zheng has been applying an institutional approach to investment, with a focus on information technology and services industries. He has developed deep insights and built strong industry connections in the global markets. Before Keywise, Mr. Zheng was a co-founder and portfolio manager at Neon Liberty Capital Management, an asset management firm based in New York City, investing in the Greater China markets on behalf of institutional investors in the U.S. Prior to co-founding Neon Liberty in 2002, Mr. Zheng was a Vice President and portfolio manager at the JP Morgan Emerging Market Equity Group. Mr. Zheng was responsible for the team’s investment strategy in the Asian small cap markets. An employee of JP Morgan for more than six years, Mr. Zheng began his career as an equity research analyst in Singapore, covering the financial and property sectors. Prior to joining JP Morgan, Mr. Zheng worked at the Ministry of Machinery and Electronics Industries and CITIC in China, and Rockefeller & Co., Inc. in New York as an equity analyst. Mr. Zheng holds a BA degree from the University of International Business & Economics in Beijing and an MBA from Harvard Business School and is a CFA charter holder. Mr. Zheng holds a Hong Kong special administrative region passport and resides in Hong Kong.

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Dr. Kai Xiong, our Chief Executive Officer and director, has more than two decades of experience in investments, risk management, marketing and operations in the financial services industry. Dr. Xiong joined Keywise in 2010 and is currently a Managing Partner, responsible for multiple management functions, including capital market deal sourcing, management due diligence, new business development, regulatory policy assessment, investor relations, and personnel and culture development within the firm, splitting his time among Hong Kong, Beijing and the U.S. Dr. Xiong works closely with Mr. Zheng in the daily management of the firm and building a strong culture for the firm’s long-term success. Prior to joining Keywise, Dr. Xiong worked in New York City as a Senior Vice President at Citigroup, a Senior Director at E*Trade, and a Vice President at JPMorgan Chase for more than over 10 years combined, responsible for developing risk management, marketing and sales strategies for various financial products using advanced quantitative methodology and statistical modeling. Before moving to the United States, Dr. Xiong worked at National Development and Reform Commission of China (NDRC) in Beijing for five years. Dr. Xiong holds a B.A. in Economics from Peking University, an MBA from Columbia University, and a Ph.D. in Economics from State University of New York at Buffalo. Dr. Xiong is a U.S. permanent resident with a Hong Kong special administrative region passport residing in the United States and in Hong Kong.

Dr. Jing Lu, our Chief Financial Officer, has more than 20 years of experience in the financial service industry. Dr. Lu has served as a Managing Director and then Chief Operating Officer of China Bridge Capital USA, a PE/VC investment advisory company specialized in innovative technologies from 2017 to 2019 and then from 2021 to 2022. She also served as Chief Investment Officer for the New Hope Fertility Center (NHFC) from 2019 to 2021, sourcing and managing PE investments, bank loans and government PPP loans. Prior to China Bridge Capital, Dr. Lu was President of ACE AV Consulting Inc. from 2005 to 2017.

Dr. Lu was an Executive Director at CIBC World Markets in 2001 working on corporate securities. Between 1998 and 2001, Dr. Lu worked at the Federal Reserve Bank of New York as a bank regulator and supervisor, working on Basel Capital Accords as well as examining banks’ implementation of the Basel Accords. Before moving to New York, Dr. Lu was a professor of economics at York University in Canada for four years, specializing her teaching and research in Macroeconomics, Institutional Economics, and Econometrics. Dr. Lu holds Ph.D. and M.A. in economics from Western University in Canada, B.A in World Economy from Fudan University in China. Dr. Lu is a U.S. citizen and resident of the State of New York.

Mr. Mark Taborsky, one of our independent directors, is the founder and managing partner of MarkerTree Capital, an investment firm he started in 2016 specializing in creating and managing custom and thematic investment portfolios for institutional investors. Mr. Taborsky has over 25 years of investment experience as a senior investment professional, most recently at Stanford Management Company, Harvard Management Company, PIMCO, and BlackRock. At BlackRock, from 2011 to 2016, he was a Managing Director and the CIO for global asset allocation clients in the US and Asia. At PIMCO, from 2008 to 2011, he led the successful buildout of its liquid asset allocation strategy. At Harvard Management Company, from 2006 to 2008, he was a Managing Director and head of external investments. At Stanford Management Company, from 2001 to 2006, he was a Managing Director and oversaw the absolute return and fixed income portfolios and internal trading. He was also their first CFO. Mr. Taborsky is a CFA charter holder. Mr. Taborsky holds an MBA in Finance and Policy with honors from The University of Chicago Booth School of Business and a B.Comm. in Joint Honors Economics and Finance with first-class honors from McGill University. Mr. Taborsky is a U.S. citizen and is a resident of the Commonwealth of Massachusetts.

Mr. Doug Rothschild, one of our independent directors, is a portfolio manager at Scoggin Management LP, a privately owned hedge fund sponsor, assisting in the management of its investment portfolio. Since joining Scoggin Management in 2002, he has focused on analyzing and investing in both public and private securities across all asset sectors. Mr. Rothschild was a senior advisor for MTech Acquisition Corp. from 2018 to 2019. Prior to joining Scoggin Management, Mr. Rothschild was an associate in the asset management group of Goldman Sachs from 1997 to 2002, where he focused on the real estate, lodging and gaming sectors. Mr. Rothschild is an active supporter of various charities specifically Sinai Schools for children with special needs, where he previously served as a Board Member and on the Executive Committee. Mr. Rothschild received a B.A. in Finance from the Sy Syms School of Business at Yeshiva University and is a CFA charter holder. Mr. Rothschild is a U.S. citizen and is a resident of the State of New Jersey.

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Dr. Mei Han, one of our independent directors, is an experienced business professional, with a successful 27 years career in global investment and wealth management. For 20 years, Dr. Han held various senior management roles with Capital Group, one of the world’s largest investment management firms with assets under management of USD2 trillion as of December 31, 2020, including Managing Director for Strategic Solutions. She was responsible for business development and strategic partnerships in major Asian markets, helping clients design strategic solutions and asset allocation recommendations. The key clients were sovereign wealth funds, central banks, pension funds, insurance companies, large commercial banks and securities companies. Dr. Han was a founding member of Capital Group’s China Committee and was one of the key members who planned and organized the opening of Capital Group’s representative office in Beijing in 2009. She was also the leader of Capital Group’s Asian Women Leadership Program. Since leaving Capital Group in 2017, Dr. Han has been advising and assisting several industry leading firms from China and Singapore, including Ucommune (co-working) and MCP Payment (digital payment), mainly on strategy, business network building and fund raising. Dr. Han is an independent director of Ucommune International Ltd. (Nasdaq: UK), the largest co-working company in China. Dr. Han holds a Bachelor Degree of Law from Peking University, an MBA degree from European University (now the EU Business School), and a Ph.D. in Business Administration from University of South Australia. Dr. Han is a citizen and resident of the Commonwealth of Singapore.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

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KEYARCH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to Keyarch. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and related notes included herein.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “Keyarch Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). Our efforts to identify a prospective target business will not be limited to a particular industry or geographic location. However, the Keyarch Articles provides that we shall not undertake our initial Business Combination with any entity that is based in, located in or with its principal business operations in China (including Hong Kong and Macau). We intend to effectuate our initial Business Combination using cash from the proceeds of our IPO and the sale of the Private Placement Units, our shares, debt or a combination of cash, shares and debt.

Our Sponsor is Keyarch Global Sponsor Limited, a Cayman Islands exempted company incorporated with limited liability. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

If we are unable to complete a Business Combination by July 27, 2024 or such earlier date as determined by the Company’s board of directors, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay any franchise or income taxes (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Recent Developments

On July 20, 2023, Keyarch held an extraordinary general meeting in lieu of an annual general meeting of shareholders, during which Keyarch’s shareholders approved an amendment to the Keyarch Articles (i) to extend the date by which Keyarch has to consummate an initial business combination from July 27, 2023 to October 27, 2023, and to allow Keyarch’s board of directors, without another shareholder vote, to elect to further extend such date on a monthly basis up to three (3) times until January 27, 2024, or such earlier date as determined by Keyarch’s board of directors, and (ii) to provide for the right of a holder of Class B ordinary shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the Business Combination at the option of such holder. In connection with the First Extension, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230.

On July 25, 2023, the Company issued a Promissory Note in the principal amount of up to $1,000,000 to the Sponsor and payee of such note in connection with advances that payee may make to the Company for working capital expenses. On that date, the Company also issued a Promissory Note to the Sponsor in the aggregate principal amount of up to $180,000 to the Sponsor or its registered assigns or successors in interest, pursuant to which the payee of such note agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the Extension. For more information, see “—Going Concern, Liquidity and Capital Resources” contained below in the section.

As described elsewhere in this proxy statement/prospectus, on July 30, 2023, the Company entered into the Business Combination Agreement with ZOOZ, Merger Sub and the Sponsor in the capacity of representative of shareholders of the Company as specified in the Business Combination Agreement. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ZOOZ. For more information, see “Summary” and “The Business Combination Agreement” contained elsewhere in this proxy statement/prospectus.

On August 14, 2023, in connection with the First Extension, the Sponsor and our independent directors converted an aggregate of 2,874,999 Class B ordinary shares held by them into 2,874,999 Class A ordinary shares on a one-for-one basis. The 2,874,999 Class A ordinary shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B ordinary shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. The Class A ordinary shares issued in connection with the Conversion are also entitled to registration rights. 59.46%

On January 19, 2024, Keyarch held an extraordinary general meeting of shareholders, at which Keyarch’s shareholders approved a second amendment to the Keyarch Articles to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate an initial business combination from January 27, 2024 to July 27, 2024 (or such earlier date as determined by the Board). In connection with the Second Extension, the holders of 337,446 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.

Following such redemptions, Keyarch has 2,039,872 Public Shares issued and outstanding. The amount in the Trust Account as of January 31, 2024 was $22,291,147, or approximately $10.91 per Public Share. Following the Conversion and the redemptions in connection with the Extensions, there are 5,659,871 Class A ordinary shares issued and outstanding and one Class B ordinary share issued and outstanding. The one Class B ordinary share issued and outstanding after the Conversion is held by the Sponsor. As a result of the Conversion, the Sponsor and the officers and directors of the Company aggregately hold 59.46 % of the outstanding Class A ordinary shares.

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Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from April 23, 2021 (date of inception) to September 30, 2023, were organizational activities and those necessary to consummate our initial public offering (the “IPO), described below. Following our IPO, we have not and do not expect to generate any operating revenues until after the completion of our Business Combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities held after the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2023, we had a net profit of $1,231,244, which consists of loss of $2,090,452 derived from general and administrative expenses offset by income earned on investment held in Trust Account of $3,318,517 and bank interest income of $3,179.

For the nine months ended September 30, 2022, we had a net profit of $22,913, which consists of loss of $677,176 derived from general and administrative expenses offset by income earned on investments held in Trust Account of $699,084 and bank interest income of $1,005.

For the year ended December 31, 2022, we had a net profit of $843,672, which consists of loss of $860,419 derived from general and administrative expenses offset by income earned on investment held in Trust Account of $1,701,869 and bank interest income of $2,222.

For the period from April 23, 2021 (inception) through December 31, 2021, we had a net loss of $11,632, which consists of loss of $11,632 derived from general and administrative expenses.

Going Concern, Liquidity and Capital Resources

On January 27, 2022, we consummated our IPO of 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 500,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor and EBC, generating total gross proceeds of $5,000,000.

On February 8, 2022, the underwriters in our IPO purchased an additional 1,500,000 Units to exercise its over-allotment option in full at a purchase price of $10.00 per Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the fully exercise of the over-allotment option, we completed the private sale of an aggregate of 45,000 Private Placement Units to the Sponsor and EBC, at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $450,000. Offering costs amounted to $3,471,734 consisting of $2,300,000 of underwriting discount and $1,171,734 of other offering costs. During the year ended December 31, 2022, the Company received a discount amounting to $131,420 on outstanding offering costs included within accounts payable and accrued expenses. This has been treated as a reversal of offering costs adjusted through additional paid-in capital considering the related offering costs charged against additional paid-in capital at the time of IPO.

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Following the closing of our IPO and the sale of over-allotment Units, an aggregate of $116,150,000 ($10.00 per Unit) from the net proceeds and the sale of the Private Placement Units was held in the Trust Account.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required, and which we refer to as Working Capital Loans. Any such loans would be on an interest-free basis and would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial Business Combination. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender. These units would be identical to the Private Placement Units issued to our Sponsor.

As of September 30, 2023, we had marketable securities held in the Trust Account of $25,434,156 consisting of securities held in a treasury trust fund that invests in United States government treasury bills, bonds or notes with a maturity of 180 days or less. Income earned on the balance in the Trust Account may be used by us to pay corporate taxes. We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of September 30, 2023 and December 31, 2022, the Company had cash of $216,440 and $115,171 respectively and working (deficit)/capital of $(2,060,616) and $116,657, respectively. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through proceeds from notes payable and advances from related party and from the issuance of ordinary shares. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

Beginning on April 18, 2023, the Company issued several Promissory Notes which are discussed below. On April 18, 2023, the Company issued for working capital expense purposes a promissory note in the principal amount of up to $250,000 to the Company’s Sponsor. This Promissory Note was issued in connection with advances the Sponsor and payee has made, and may make in the future, to the Company for working capital expenses.

On July 25, 2023, the Company issued a second Promissory Note in the principal amount of up to $1,000,000 to the Sponsor and payee of such note (the “Second Working Capital Loan Note”). Th is Promissory Note was issued in connection with advances that payee may make to the Company for working capital expenses.

On July 25, 2023, the Company issued a Promissory Note in the aggregate principal amount of up to $180,000 to the Sponsor or its registered assigns or successors in interest, pursuant to which the payee of such note agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the Extension. Each of this note and the other Promissory Notes bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial Business Combination by the Company and (b) the Company’s liquidation.

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On July 20, 2023, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company has 2,377,318 Public Shares issued and outstanding. The amount in the Trust Account was $120,797,990 as of July 20, 2023 and after giving effect to the redemption of 9,122,682 Public Shares in connection with the Extension, the amount in the Trust Account was $24,971,760, or approximately $10.50 per Public Share.

On July 25, 2023, the Sponsor deposited an aggregate of $90,000 into the Trust Account in connection with the initial 3-month extension period from July 27, 2023 to October 27, 2023 and has deposited an additional $30,000 for each month (commencing October 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a business combination until January 27, 2024 or such earlier date as determined by the Company’s board of directors. The amount in the Trust Account as of January 31, 2024, was $22,291,147, or approximately $10.91 per Public Share.

On July 30, 2023, the Company entered into the Business Combination Agreement with ZOOZ, Merger Sub and the Sponsor in the capacity of representative of shareholders of the Company as specified in the Business Combination Agreement. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ZOOZ. On February 9, 2024, the First Amendment to the Business Combination Agreement was executed by ZOOZ, Keyarch and the Sponsor. Pursuant to the First Amendment to the Business Combination Agreement, the “Outside Date” under the Business Combination Agreement, which is the date after which a party, in its discretion, can elect to terminate the Business Combination Agreement for any or no reason, was extended from December 31, 2023 to April 1, 2024. The First Amendment to the Business Combination Agreement revised certain triggers that govern when the earnout would be paid to the ZOOZ shareholders who were ZOOZ shareholders as of immediately prior to the Closing at a record date to be determined by ZOOZ. The second revenue milestone was changed to $10 million over two consecutive fiscal quarters (following achievement of the first revenue milestone) and the third revenue milestone was changed to $15 million over two consecutive quarters (following achievement of the second revenue milestone). In addition, the First Amendment to the Business Combination Agreement added a provision to the Business Combination Agreement that allows ZOOZ to raise financing prior to the Closing, so long as such financing utilizes a valuation of ZOOZ at least equal to the $60,000,000 pre-money equity valuation of ZOOZ utilized in the Business Combination. The First Amendment to the Business Combination Agreement also clarified that only ZOOZ’s vested, in-the-money options will figure into the merger consideration calculation, on a net exercise basis (while ZOOZ’s unvested, in-the-money options will remain in effect but not affect the merger consideration calculation or number of shares issued to ZOOZ shareholders in connection with the Business Combination).

The accompanying unaudited condensed financial statements has been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the initial Business Combination. Although, the Company has executed a Business Combination Agreement with a potential target, the Company cannot provide any assurance that its plans to consummate an initial Business Combination by July 27, 2024 will be successful. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the initial Business Combination or one year from this filing. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2022 or September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item. Following the consummation of the Keyarch IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we do not believe that there will be an associated material exposure to interest rate risk.

Related Party Transactions

For a discussion of Keyarch’s related party transactions, see “Certain Relationships and Related Person Transactions —Keyarch”.

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Critical Accounting Policies

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and income and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented at redemption of $10.10 per share (plus any income earned on investment held in Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Net Profit/(Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The unaudited condensed statements of operations include a presentation of net profit/(loss) per redeemable share and profit/(loss) per non-redeemable share following the two-class method of profit/(loss) per share. In order to determine the net profit/(loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed net profit/(loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed net profit/(loss) is calculated using the total net loss less any dividends paid. The Company then allocated the net profit/(loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.

Offering Costs

Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs are allocated between the Public Shares, Public Warrants and Public Rights based on the estimated fair values of Public Shares, Public Warrants and Public Rights at the date of issuance.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, resergence of the COVID-19 pandemic, including emergence of new variants, and geopolitical instability. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

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Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2023, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

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ZOOZ’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to ZOOZ as of the date of this proxy statement/prospectus and to the Combined Company immediately following the consummation of the Business Combination. See page 3 for a glossary of certain terms used throughout this section. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of ZOOZ’s business.

ZOOZ’s Mission

ZOOZ is committed to accelerating the electrical vehicles revolution and supporting the mass adoption of electric vehicles (“EVs”) around the world, by enabling and empowering a widespread deployment of ultra-fast charging infrastructure.

ZOOZ’s power-boosting products and solutions are built with longevity and the environment in mind, helping ZOOZ’s customers to overcome, sustainably and economically, the limitations of the existing electricity grid. By that, ZOOZ aims to help its customers and partners in building, faster and everywhere, a robust, long-lasting, and cost-effective EV ultra-fast charging infrastructure.

ZOOZ (previously called Chakratec) was founded in 2013 as an incubator private company1 under the Capital Nature Ltd. incubator (“Capital Nature”), under the framework of the directives of the CEO of the IIA and focused on developing a new concept of flywheel.

ZOOZ develops, produces, markets and sells energy storage systems based on storing kinetic energy in flywheels for ultra-fast charging of EVs. ZOOZ has developed proprietary flywheel technology for storing kinetic energy and as of the date of this proxy statement/prospectus, has introduced two generations of Kinetic Storage Systems – the KPB50, which was ZOOZ’s first-generation product and was introduced in 2018 as proof-of-concept and for market introduction, and the ZOOZTER™-100, ZOOZ’s second-generation product, which was introduced in 2022 and is geared towards high-volume production and deployment.

As of the date of this proxy statement/prospectus, ZOOZ operates in the market of charging infrastructure for EVs and primarily in the field of ultra-fast charging for EVs. Based on its technology, ZOOZ develops systems comprised of an array of flywheels and supporting sub-systems, which get charged from the electricity grid. This energy, when discharged, is added to the power from the grid, which together constitute power levels that are twice to three times the power that is supplied from the grid, thus enabling high-power charging of the EV even in areas where the electricity grid has limited power. ZOOZ refers to these systems as power boosters.

Use of ZOOZ’s technology enables a power booster which is both reliable and delivers high quality repeatable performance over time, for hundreds of thousands of charge-discharge cycles. This is in contrast with the chemical battery-based solution, the use of which is limited to hundreds or just a few thousands of cycles, as further detailed below.

Furthermore, the kinetic storage systems is a “green system.” It is environmentally friendly, as opposed to battery-based energy storage solutions, which are comprised of polluting chemicals, the use of which requires complicated, expensive recycling processes and involves other restrictions relating to transport, storage and/or use inside buildings, etc.

In 2018, ZOOZ introduced its first-generation / pilot product, the KPB50, by installing the KPB50 in the Viena airport, which was announced as successful and is still operating as of the date of this proxy statement/prospectus. In 2020 the KPB50 was also sold to a hotel in Germany and is in operation. ZOOZ’s KPB50 product served as proof of the advantages of ZOOZ’s technology and solution and for marketing demonstrations to customers in Europe. The KPB50 is a discontinued product, and ZOOZ’s offering are focused on the new 2nd generation product, the ZOOZTER™-100.

1 An incubator company is a project company that operates under a technological incubator and is partly financed by the IIA.

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In March, 2021, ZOOZ consummated its initial public offering on the TASE (the “Israeli IPO”), pursuant to which ZOOZ offered securities to certain Israeli institutional investors and to the Israeli public (i.e., to non-institutional Israeli investors). As part of the Israeli IPO, ZOOZ issued (A) to the Israeli institutional investors: (i) a total of 2,506,800 ZOOZ ordinary shares par value NIS 0.00025 each, at a price of NIS 8.13 per each ZOOZ ordinary share, and (ii) a total of 1,880,100 ZOOZ option warrants (Series 1) and 626,700 ZOOZ option warrants (Series 2) without consideration, all for a total consideration of NIS 20,380,284 (gross). The unexercised ZOOZ option warrants (Series 1) expired in March 2022 and the unexercised ZOOZ option warrants (Series 2) expired in March, 2023; and (B) to the Israeli public: (i) a total of 868,600 ZOOZ ordinary shares par value NIS 0.00025 each, at a price of NIS 8.13 per each ZOOZ ordinary shares, (ii) and a total of 651,450 option warrants (Series 1) and 217,150 option warrants (Series 2) without consideration, all for a total consideration of NIS 7,061,718 gross. The total gross proceeds from the Israeli IPO were approximately NIS 27.4 million.

In March 2022, ZOOZ completed a financing round through a private placement and a public offering in Israel. As part of such public offering, ZOOZ issued a total of 352,276 units, each comprised of 100 ZOOZ ordinary shares and 65 ZOOZ warrants (Series 3). The ZOOZ warrants (Series 3) will vest over a period of three years, with an exercise price of $0.8 (NIS 2.8, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022) for one year period and $1 (NIS 3.6, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022) for additional two-year period. In the private placement mentioned above, ZOOZ issued a total of 42,735 units, each comprised of 100 ZOOZ ordinary shares and 85 ZOOZ warrants (Series 3), as well as 16,239 units, each comprised of 100 ZOOZ ordinary shares and 65 ZOOZ warrants (Series 3), for gross proceeds of $29 million (NIS 96 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022).

In May 2022, ZOOZ rebranded and changed its name from Chakratec Ltd. to ZOOZ Power Ltd.

In the second half of 2022, ZOOZ introduced its second-generation product, the ZOOZTER™-100. The ZOOZTER™-100 was first introduced to the market and installed in a pilot site in Zikhron Yaakov, Israel. Later, in 2023 the ZOOZTER™-100 was also installed in several sites in Germany, as initial sales of this product., as further detailed below.

The ZOOZTER™-100 system is geared to solve some of the challenges facing current-generation EV ultra-fast charging systems, by providing a system that supports (power-boosts) the grid and enables ultra-fast charging for EVs, especially in locations where the grid is power-limited. This solution is aimed to be more sustainable and safer and allow better total cost of ownership compared to the market alternatives, which are based on chemical (Li-Ion) batteries.

Market Outlook

The EV revolution

According to the IEA Global EV Outlook 2023 published by the International Energy Association (the “IEA Report”)2, the global EV market has witnessed rapid growth in recent years, and this momentum is expected to continue as we move toward 2030. EVs are anticipated to constitute a substantial portion of new vehicle sales, with estimates ranging from 30% to 60% penetration by 2030, according to the IEA Report. The total fleet of EVs are expected to exceed 240 million by 2030 with 45 million EV sales in 2030 according to the Announced Pledges Scenario of IEA as mentioned in the IEA Report. Various factors, including advancements in battery technology, increased environmental consciousness, and the availability of a broader range of EV models across different vehicle segments, drive this anticipated surge in EV adoption, according to the IEA Report.

2 IEA Report 2023. https://www.iea.org/reports/global-ev-outlook-2023

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China, Europe, and the United States, which currently constitute the three major markets for EVs according to IEA Report, together accounted for approximately 95% of global sales of EVs in 2022. According to IEA, in 2030, China is expected to account for one-third of the EV market, Europe and the US will have an additional 35%-40% share, and the rest will be divided between the rest of the world.

The substantial EV market shares of the European Union (EU) and the U.S. are also supported by governmental incentives adopted by the EU and U.S. administrations to support and incentivize the transition to electric mobility. For example, the EU has established a strategy for transitioning to green energy and reducing the use of polluting energy by 2050. Recently, a decision was adopted by the European Parliament, according to which, by 2035, the sale of fossil fuel-powered vehicles will be almost entirely phased out. Similarly, the U.S. administration has taken significant steps to foster the EV revolution. The Biden administration has outlined an ambitious plan to decarbonize the transportation sector and achieve net-zero emissions by 2050. The American Jobs Plan includes substantial funding for expanding EV charging infrastructure. In 2021, the Biden administration passed a law providing anticipated funding for EV infrastructure, known as the National Electric Vehicle Infrastructure (NEVI) program.

The EV charging needs (from the automaker and EV drivers’ perspective)

The rapid development of ultra-fast EV charging technology has addressed several challenges, such as range anxiety, by striking a balance between range, performance and price. With these challenges taken into account, players within the EV industry are seeking the balance in terms of range-performance-weight-price trade-offs, in order to enable EVs to meet consumer needs while remaining affordable and efficient.

Today, passenger EVs typically feature battery capacities ranging from 60 kilowatt hour (“kWh”) to 80 kWh, which allow for a range of approximately 400-500 kilometers per each full charge of the battery. Typically, we assume that this range satisfies most private users’ average daily driving requirements and alleviates concerns about running out of charge during daily usage.

Nonetheless, currently, one of the main challenges in the EV market is charging time. Ultra-fast charging solutions aim to address this challenge by significantly reducing charging times compared to traditional charging methods.

As stated above, the EV market has witnessed rapid growth in recent years and EVs are expected to constitute a substantial portion of new vehicle sales in the coming years. Such increase in the number of EVs in the overall vehicle population, requires increasingly quick, reliable, and comfortable charging solutions. Consumers expect at least a comparable convenience and freedom of mobility they are used to with internal combustion engine (ICE) vehicles today. Charging within hours might be acceptable if the car is not needed (for example, at night or at the workplace), however with an upcoming mobility mass-market, ZOOZ expects that EV owners will not want to rely on charging solutions that require hours to recharge their EVs, but will want to recharge their EVs to gain meaningful additional range quickly not only during long-distance travel, but also within the local area in which they are situated. ZOOZ expects that sudden events, spontaneous rides and unexpected travel will need to be covered for most, if not all, customers, who will want such options to be available for their EVs. Hence, ultra-fast chargers will need to be widely available in a wide-area network, including residential areas and not only on highways. ZOOZ’s systems, which allow the driver to add additional milage of range in less than 10 minutes of charging (if the car allows sufficient power input), address this need of ultra-fast charging.

By leveraging high-power charging infrastructure, such as DC (direct current) fast chargers with power outputs of 150 kW and above, EVs are expected to be capable of re-charge their batteries much faster compared to AC (alternating current) chargers, which are currently the common type of chargers, enabling the drivers to have the needed flexibility and availability of the EV, for long-range commute as well as unplanned needs. Nonetheless, in order to allow such fast charging, the infrastructure needs to support such capabilities.

Efforts are underway to improve EVs’ ability to accept higher charging power and to develop even faster charging technologies, such as ultra-high-power chargers capable of delivering 350 kW or more. These advancements will further minimize charging times, making EVs even more practical for long-distance travel and reducing downtime for commercial fleet operators.

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The need to build public charging infrastructure for electric vehicles

The rapid penetration of EVs is revolutionizing the charging landscape, bringing significant transformations in how EVs are charged. This paradigm shift encompasses multiple dimensions, including transitioning from slow alternating current (AC) charging (mainly at home or in the workplace) to fast and ultra-fast direct current (DC) charging available to the public (in public areas). As EVs become more prevalent, the need for efficient charging solutions is intensified, necessitating the development of high-power DC fast charging networks that enable shorter charging times and greater availability and convenience for EV owners.

Furthermore, the evolution of EV charging extends beyond private charging infrastructure. With the growing demand for public charging options, the focus has shifted from centralized approach where many vehicles are charging in a charging station with multiple chargers (like many ICE cars are being fueled today in big gas stations, to decentralized networks, where public charging is no longer limited to specific locations, but is becoming an amenity that caters to charging needs on the go and at various destinations. This shift enables EV owners to charge their vehicles anywhere, as part of their common errands and daily commute, whether it be at shopping centers, parking lots, or other public spaces, thereby increasing accessibility and reducing range anxiety.

The ultra-fast charging opportunity

Charging infrastructure acts as the backbone for EVs, providing users with the flexibility and confidence to operate their vehicles just like they would operate a traditional ICE car. In many urban and suburban settings, private home charging is not always feasible in housing types like apartments or condos, due to infrastructure limitations. The public EV charging infrastructure aims to serve EV drivers on-the-go and on public locations and is expected to be based mainly on high power DC chargers of 150kW and above (compared to residential AC charging with 6-22 kW chargers) and to account for approximately 10% of the overall EV charging market by 2030, according to the IEA Report. Nonetheless, the anticipated widespread deployment of EVs requires a broad distribution of public EV charging stations to address the challenge of range anxiety and the insufficient availability of chargers at home or workplace of EV owners. Therefore, it is anticipated that the EV public charging infrastructure, which relies on fast and ultra-fast chargers, will provide approximately 40% of the total EV charging capacity by 2030, according to the IEA Report. As the adoption of EVs is expected to continue to rise globally, the need for a widespread, easily accessible public charging infrastructure is becoming critical. Furthermore, for long-distance travelers or those needing a quick recharge, charging duration needs to be sufficiently short to avoid significant delays. This has led to a growing demand for ultra-fast charging stations that can recharge an EV’s battery substantially in just minutes, aiming to get closer to the time it takes to refuel an ICE vehicle at a petrol station. This technology is integral in making EVs a convenient choice for all potential users and is key to accelerating the shift towards sustainable transportation.

As indicated, Automakers are already pursuing ways to enable the EVs’ batteries to be charged at ultra-fast rate. As more EV models are available with such charging capabilities, governments and other policymakers are expected to incentivize initiatives designed to enable public charging infrastructure to have matching capabilities. For example, in February 2022, the Biden administration published a call for a vast rollout of fast EV charges under the National EV Infrastructure (NEVI) project. According to the NEVI guidelines, there should be a charging station every 50 miles on the main highways crossing the US (the fuel alternative corridors), each containing at least 4 ultra-fast chargers of minimum 150kW. Such ultra-fast EV charges are intended to charge a single vehicle within approximately 15 minutes, providing an added range of approximately 150 miles allowing the EV driver to commute to the destination (or the next stop with high-power charger) with minimal delays and sufficient flexibility. Such call is expected to incentivize the rollout of such charges and assist in making them more available and easily accessible in cities, along highways, short-term parking areas, and various businesses. A similar approach and trend are also seen in Europe, where the E.U. has set the goal of having ultra-fast chargers available every 60 kilometers on highways3.

In addition, efforts are underway to improve EVs’ ability to accept higher charging power and to develop even faster charging technologies, such as ultra-high-power chargers capable of delivering 350 kW or more. These advancements will further minimize charging times, making EVs even more practical for long-distance travel and reducing downtime for commercial fleet operators, but will increase the strain on the grid, with higher power to be required for this short charging.

3 https://www.europarl.europa.eu/news/en/press-room/20230707IPR02419/meps-adopt-new-rules-for-more-charging-stations-and-greener-maritime-fuels

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The challenges in deployment of public ultra-fast charging infrastructure

The EV industry faces several challenges that need to be addressed when considering the public ultra-fast charging infrastructure aiming for widespread adoption and successful transition to EVs. These challenges include:

●	The Chicken & Egg problem: –Charging Point Operators (CPOs) face the dilemma of investing in charging infrastructure when the number of EVs on the road is still limited (though growing) and the fact that it would take time for that number to constitute a significant portion of the cars on the road. Simultaneously, potential EV owners hesitate to switch to electric vehicles due to concerns about the availability and accessibility of charging stations, causing them the known phenomena of “Range Anxiety” which limits the pace of EV adoption. This challenge requires a coordinated effort between CPOs, automakers, OEM manufacturers and policymakers to ensure a balanced and mutually reinforcing EV adoption and charging infrastructure growth.

●	Grid limitations: The rapid growth of EV charging infrastructure strains the electrical grid. Insufficient grid infrastructure is a significant challenge in deploying ultra-fast charging stations. Upgrading the grid to support higher power demands can be costly and time-consuming, hindering the rapid deployment of charging infrastructure. This challenge is even further intensified, with the growing demand for ultra-fast charging, which requires high-power peaks for very short durations, resulting in need of upgrading transformer and switchgear, although average electricity consumption is growing in much slower pace. Utilities may face challenges in upgrading their infrastructure with significantly growing pace which they may not be able to accommodate, resulting in a long wait time for necessary grid enhancements to support the growing number of charging stations.

●	Demand charges: Many commercial charging stations face demand charges imposed by utilities. These charges are based on the peak power demand during a billing cycle, rather than the total energy consumed. This can result in higher operational costs for charging station operators, especially while utilization is still low, and potentially discourage the deployment of charging infrastructure. This challenge is intensified where ultra-fast charging (requiring a high-power peak for a short time) is available, and even more so when utilization is still low, as in this case the revenues from electricity sold to EV owners is still limited, while the cost of electricity is high due to limited number of demand peaks during ultra-fast charging sessions.

●	Energy Management System (EMS) limitations: Some charging sites have more than one charging port, thus allowing multiple EVs to charge simultaneously. Such charging sites have Energy Management Systems (EMS), which allocate the maximal power levels to each port. Such allocation reduces the power that each port can supply to the EV. Limitations in power allocation granularity (mostly due to power electronic system design) lead to inefficient power allocation, which can lead to longer charging sessions and longer queues. Therefore, inefficient power allocation can result in congestion at charging stations, causing frustration and inconvenience for EV users, and result in less utilization and smaller revenues for the CPO and the business adjacent to the chargers (e.g., convenience store).

●	Location challenges: The rapid deployment of ultra-fast charging stations has led to a “land-grabbing” war among Charging Point Operators (CPOs) and asset owners. Securing suitable locations for charging stations becomes increasingly competitive, requiring efficient planning and cooperation between stakeholders.

●	Fleet challenges: Fleet electrification poses additional challenges, as the charging demands of large-scale commercial fleets can strain the grid infrastructure. Simultaneously, fleet operators must ensure sufficient charging capacity to meet operational needs in specific locations with many EVs on site, without impacting the overall grid stability and smooth fleet operations.

The demanding profile of high-peak power consumption by an ultra-fast charging station

The typical charging profile of each EV model is different. Still, it typically starts at a short high demand of power which later is reduced by the car battery management system to protect the battery. A combination of multiple EVs charging for an extended period creates a chain-saw-like charging profile with many short high-peak surges of consumption from the grid. Therefore, efficient grid utilization involves designing the infrastructure to accommodate the average power demand during the day rather than catering solely to the peak demand.

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During a full day of charging, the effect of different charging parameters (e.g. time of the EV starting the charging, profile of charging per each vehicle, duration of charging, etc.) in conjunction with high utilization, which is significantly varying though the hours of the day, can lead to a low average power demand but with several very high peaks of demand.

An example of the high peak demands created by multiple EV charging (in parallel, but with different charging profile and timing per each vehicle) is illustrated in the following graphs4:

The graph above illustrates that each one of the EVs has a different charging profile. Since not all EVs are charging at the same time and not with the same energy charged to each EV, the combined demand creates a chain-saw-like charging profile with many high but short peak demands while the total demand is not reaching the maximum expected from 4 cars charging simultaneously.

An example of full-day power demand in high utilization charging station is illustrated in the below graph5:

The illustration presented above shows an example of the average demand of 260kW with several peaks reaching 600kW. Upgrading the grid to accommodate 600kW will be inefficient (as the average power is much below the peak and the grid utilization will be very low) and costly (as the cost for upgrade the grid is related to various parameters and the demand charges during the on-going operation of the site is related to the peak demand).

4 The graphs were prepared by ZOOZ and are for illustration purposes only.

5 The graphs were prepared by ZOOZ and are for illustration purposes only.

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Technology background

●	Flywheels – A flywheel is a kinetic energy storage device, in which the energy is stored in a rotating dreidel (which is called a rotor). The amount of energy stored is proportional to the square of the rotation speed. The main advantages of flywheels are their robustness, resilience to multiple high-power charge/discharge cycles while conserving the performance, resulting in long calendar lifespan.

The following is an illustration of ZOOZ’s flywheel module:

Efficient flywheels usually rotate at high speeds. However, the rotor speed is limited by the centrifugal forces that operate on the rotor. Excessive centrifugal forces may lead to damage to the rotor. The right balance between the rotation speed and centrifugal forces is key for an economically efficient and safe flywheel.

To mitigate safety concerns, previous-generation flywheels were installed underground. ZOOZ’s flywheel is constructed from laminated steel, so even in unforeseeable damage to the rotor that will lead to disintegration, all the parts will be contained in the steel housing. This design, together with the extensive testing and certification, mitigates safety concerns allowing above ground installation in crowded areas.

The laminated steel design, apart from its superior safety, also enjoys a cost advantage over other construction methods (like forged steel or carbon fiber). This material is widely used in the automotive industry and is manufactured by multiple vendors worldwide.

To minimize operation losses, the flywheel rotates in a vacuum eliminating aerodynamic drag effects and is floating on a magnetic bearing. The magnetic bearing is a frictionless bearing that can operate in vacuum, it has no wear and unlimited lifetime.

The flywheel motor has several differences compared to standard motors:

●	Vacuum operation, which make cooling the motor challenging.

●	In order to reduce the losses when the wheel is running at maximal speed of 17,000 RPM and waiting for a car to come, motor losses are minimized by a special design, in standard motors this feature is less important because when the motor is at idle it’s not rotating and therefore there are no losses.

The motor driver (sometimes referred to as inverter) which is the power electronics controlling the motor is based on state-of-the-art Silicon carbide transistors to minimize losses.

●	Batteries – batteries are chemical-based storage devices. Lithium-ion batteries are currently the most wide-spread type of batteries on the market, based on their high energy density and relatively low-cost. There are several chemistries in use: NCA, NMC and LFP. The typical lifetime of a battery is between 1,000 to 5,000 charging cycles. One of the risks of using Lithium-ion batteries is the thermal runaway that can cause explosion and fire of the battery.

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The main differences between flywheels and batteries

While both flywheel-based and battery-based power boosters provide a solution for ultra-fast charging when the power grid is limited, the main differences between these two types of boosters are significant in multi-cycle, high-power applications like in the case of ultra-fast charging:

●	Concept of operation – a battery stores / discharge energy using chemical reactions, while flywheel-based energy storage relies on accelerating and decelerating a heavy mass and by that storing / discharging kinetic energy.

●	Charging cycles – the charging cycles of batteries (usually defined as reaching 70%-80% of their initial capacity) is limited to approximately 1,000-5,000 charging / discharging cycles due to performance degradation, which is related to the fact that the energy storage is based on chemical reactions, according to a report issued by the ELB Energy Group[6]. In contrast to that, flywheels, being based on more efficient physical storage mechanism, maintain performance and reliability during hundreds of thousands of cycles, allowing a lifespan which is typically over 15 years (see more details regarding lifespan below).

●	C-Rate – the C-Rate refers to the power-to-energy ratio, denoting the duration necessary for discharging. A higher C-Rate facilitates expeditious response times and swift recovery for prompt readiness in subsequent sessions. While batteries conventionally exhibit C-Rates of 1 or lower and their lifespan is shortened (performance degradation intensified) with higher C-rates, in flywheel-based systems the capacity of the flywheel is determined by the size of the rotor while the output power is determined by the size of the motor, therefore the capacity is decoupled from the power output and the C-Rate is a design parameter and is not intrinsic to the technology. Typically, due to economic reasons, flywheels operate at C-Rates of four or more.

●	Lifespan – the lifespan of batteries is usually up to 10 years. In demanding applications like power boosters and in cases when they operate at high C-rate, multiple / continuous high-power charge & discharge cycling and/or in harsh environment conditions, the battery lifespan is much shorter (can be reduced to a few years), while the lifespan of flywheels is longer and most flywheels are specified for a lifespan of 15-30 years.

●	Environmental impact – because of batteries’ composition of rare metals and toxic materials, they are difficult to recycle and their recycling process is polluting by itself. In contrast to that, ZOOZ’s flywheels are made from steel which is easily recyclable and is considered to be a more environmentally friendly metal. In addition, steel is a common raw material with long lifespan and in many cases is reused (which by itself reduces the polluting effect of the metal).

●	Safety – batteries are composed of several potentially harmful substances. The primary concern with battery technology revolves around the toxicity and flammability of the chemicals used in their construction. Lithium-ion batteries, for instance, use a flammable content that can potentially ignite under certain circumstances, such as when the battery is damaged or improperly handled. In some countries the installation and usage of batteries-based ESS is limited or prohibited in certain locations due to the flammability and fire hazard of those batteries. Moreover, the production of batteries involves complex chemical processes that can lead to the release of toxic substances into the environment. This could cause harm to the ecosystem and human health. Similarly, when batteries have reached the end of their life cycle, their disposal poses another significant environmental challenge. In contrast to that, Flywheels’ key advantage from a safety perspective is that flywheels do not involve hazardous chemicals, which minimizes the risk of fires or chemical leaks. In general, flywheel systems store kinetic energy via a rotating mass. The primary safety concern is the potential for this mass to rupture, releasing energy suddenly and causing damage or injury. Failures can arise from material defects or imbalances. Although modern designs include containment and monitoring and are tested and certified by the regulators.

Energy storage compared to power boosters

Regular energy storage is used when energy is drawn directly from the power grid (or alternative energy source) during off-peak/less expensive times and then accessed during peak times when the source of energy is insufficient to provide the required demand.

The primary purpose of energy storage is to increase the available energy capacity, by complementing available energy source (e.g. electricity grid).

6 https://www.ecolithiumbattery.com/lifepo4-battery-vs-lithium-ion-batteries/

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Currently, most applications use battery energy storage systems (BESS) using Lithium-ion batteries due to their relatively high-capacity density, maturity, and cost.

A power booster is a type of energy storage system, which is aimed to support high-power repetitive peak surges of demand. Instead of storing energy for later use (as for example is the case when BESS is storing solar energy to be used during dark hours), a power booster aims to make the existing infrastructure more powerful by providing surges of high energy in short times at the highest possible speed. The power booster charges itself from the available electric grid and then, when there is a short high-peak demand, it “flashes” out and delivers the stored energy at a high rate (i.e. high output power).

The picture above illustrates the usage of the ZOOZTER™-100 as a power booster in a charging station. The system is connected between the grid and the ultra-fast EV charger and when EVs are connected to the charger, the ZOOZTER™-100 is flashing the stored energy and adding power to the existing power grid, enabling fast charging even if the grid capacity is not enough.

The following image show the usage of a ZOOZTER™-100 as a power booster, installed in a customer site in Germany and connected to an ultra-fast EV charger.

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Considering the chain-saw-like profile of the energy consumption of an EV ultra-fast charging station, a power booster can support the grid as a “peak-shaving” storage, providing the response to the high-peak short surges of energy, while the consumption from the grid is stabilized. In that sense a power booster can defer or avoid a grid upgrade, because grid available power can be sufficient to provide the average consumption, while the power booster is the source for the peak-demand beyond grid’s power capacity.

As a result of using a power booster in an EV ultra-fast charging site, the charging session can be shortened, and utilization can be increased, because the grid infrastructure is utilized in a more efficient way, and additional chargers can be installed per given grid power capacity.

ZOOZ’s technology and products

The KPB-50

In 2018, ZOOZ introduced its first-generation / pilot product, the KPB50, by installing the KPB50 in the Viena airport, which was announced as successful and is still operating as of the date of this proxy statement/prospectus. ZOOZ’s KPB50 product served mostly as proof of the advantages of ZOOZ’s technology and solution and for marketing demonstrations for customers in Europe. One system was sold to a Premier Inn hotel in Germany and is operational at the parking lot of the hotel since 2020.

The KPB-50 is not offered anymore to customers and all of ZOOZ’s sales and marketing efforts currently focus on the newer model of the ZOOZTER™-100.

The ZOOZTER™-100

In late 2022, ZOOZ introduced its second-generation product, the ZOOZTER™-100, initially in a pilot site in Zikhron Yaakov, Israel. In late 2022, ZOOZ completed the first installation of the system in Israel at a fast-charging station, which was built at the Dor Alon “Or Zikhron” station, in Zikhron Yaakov, Israel, as part of a joint pilot with Afcon Electric Transportation Ltd. and Dor Alon, supported by the Israeli Ministry of Energy and the IIA. In addition, ZOOZ has started supplying ZOOZTER™-100 systems under an agreement with its customers in Germany.

The ZOOZTER™-100 is a first-of-its-kind kinetic power booster based on a proprietary flywheel technology designed to enable sustainable and cost-effective rollout of ultra-fast EV charging stations in areas where the grid is power-limited. In order to do so, the ZOOZTER™-100 is designed to provide 100kW of power for a period of 15 minutes in addition to the power provided by the grid (50kW or more), thus enabling an EV to be charged with a power greater than 150kW (ultra-fast charging).

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The ZOOZTER™-100 contains eight flywheels’ modules and the equipment required to operate them. The ZOOZTER™-100 is connected to the available grid, using a standard 3-phase connection to source the energy and convert it, by the flywheel modules, to kinetic energy. Each flywheel module contains a half-a-ton mass levitated by a proprietary “frictionless” magnetic bearing and balanced, to rotate around its axis, in a vacuum-sealed housing. A proprietary motor accelerates the heavy flywheel rotor to a speed of approximately 17,000 rounds per minute.

Below is an illustration of the ZOOZTER™-100 and its internal structure:

As illustrated in the above graphics, the key elements of the ZOOZTER™-100 include flywheel modules, which store the kinetic energy. Additional integral parts include the power electronics, which orchestrate the operations of the flywheel, along with inverters that are responsible for the bi-directional conversion between AC (Alternating Current) electricity from the power grid and DC (Direct Current).

Once an EV is plugged into the ultra-fast charger, the ZOOZTER™-100 can rapidly “flush” the stored kinetic energy, by decelerating the flywheels and converting the kinetic energy back into electrical energy. By that, the ZOOZTER™-100 is designed to increase available grid power by up to additional 100 KW and provide the boost necessary for ultra-fast charging in approximately 15 minutes.

Based on the advantages of flywheels detailed above, ZOOZ believes that flywheels are currently a more suitable technology than batteries for high-power, multiple cycles-per-day applications, such as EV ultra-fast charging.

Efficient flywheels usually rotate at high speeds. However, the rotor speed is limited by the centrifugal forces that operate on the rotor. Excessive centrifugal forces may lead to damage to the rotor. The right balance between the rotation speed and centrifugal forces is key for an economically efficient and safe flywheel.

To mitigate safety concerns, previous-generation flywheels were installed underground. ZOOZ’s flywheel is constructed from laminated steel, so even in unforeseeable damage to the rotor that will lead to disintegration, all the parts will be contained in the steel housing. This design, together with the extensive testing and certification, mitigates safety concerns allowing above ground installation in crowded areas.

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The laminated steel design, apart from its superior safety, also enjoys a cost advantage over other construction methods (like forged steel or carbon fiber). This material is widely used in the automotive industry and is manufactured by multiple vendors worldwide.

To minimize operation losses, the flywheel rotates in a vacuum eliminating aerodynamic drag effects and is floating on a magnetic bearing. The magnetic bearing is a frictionless bearing that can operate in vacuum, it has no wear and unlimited lifetime.

The flywheel motor has several differences compared to standard motors:

●	Vacuum operation, which make cooling the motor challenging.

●	In order to reduce the losses when the wheel is running at maximal speed of 17,000 RPM and waiting for a car to come, motor losses are minimized by a special design, in standard motors this feature is less important because when the motor is at idle it’s not rotating and therefore there are no losses.

●	The motor driver (sometimes referred to as inverter) which is the power electronics controlling the motor is based on state-of-the-art Silicon carbide transistors to minimize losses.

The following picture is summarizing the ZOOZTER™-100 flywheel design and advantages:

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In addition, the ZOOZTER™-100 embedded Energy Management System (EMS) is a software designed to control the energy load on the charging site, interfacing seamlessly with any charging vendor and power source. This accelerates the roll-out of the charging infrastructure, avoiding costly grid upgrades and saving the demand charges, as illustrated in the following image:

ZOOZ has also developed a remote monitoring system, complemented by ZOOZ’s in-depth expertise. This system proactively identifies and analyzes potential issues, often prior to any operational impact at the charging site, ensuring optimum system availability. Critical data from the ZOOZTER™-100 is seamlessly transmitted via a cellular network to cloud-based platforms. There, a data visualization and analysis software oversees the system, facilitating preemptive maintenance actions.

The ZOOZTER™-100 has two versions, one for the EU market certified according to the following standards: EN ISO 12100:20120, EN 602204-1:2018, and that have a grid inverter conforming to European grid standards and a USA-certified version according to UL9540 with inverter that conforms to the US grid standards.

Market Opportunity and Customers

ZOOZ is committed to accelerating the mass adoption of EVs by enabling and empowering a widespread deployment of ultra-fast charging infrastructure.

As the EV revolution is progressing, there is also a significant disruption in the ecosystem of services to vehicles. While all Internal Combustion Engine (“ICE”) vehicles are fueling in a well-established gas station network, there is a new value-chain and ecosystem being built to provide a charging infrastructure which will be used to charge EVs. This eco-system includes not only these who owned and operated the traditional gas stations, but also new parties who wish to build, own and operate such charging infrastructure.

At the current early stage of this market, many of these who are active in this charging infrastructure market are new to the challenges associated in building such infrastructure, and in particular, to the challenge of insufficient grid power to support ultra-fast charging.

With its unique flywheel-based kinetic power-boosting products and solutions ZOOZ aims to help its customers and partners in building, faster and everywhere, a robust, long-lasting, and cost-effective EV ultra-fast charging infrastructure, while overcoming power limitations of the electricity grid.

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ZOOZ aims to collaborate with the following types of target customers and partners:

●	Charging Point Operators (CPOs):

CPOs are responsible for operating the charging infrastructure (in some cases they also build and/or own the charging sites) as part of a widespread network of charging services (at multiple sites). They seek reliable and scalable ultra-fast charging solutions to capture relevant locations (“land-grabbing”) with potential of high EV traffic, expand their network (as quickly as possible and with highest possible availability of chargers) in order to attract EV drivers to be part of those being registered with their network, and by that maximize revenue generation out of charging services provided in their charging locations. In order to do so, they need to land-grab attractive sites, build and operate efficiently the charging stations, optimize utilization, minimize operational costs, and integrate billing and payment systems.

●	Fleet Operators:

Fleet operators manage large-scale commercial vehicle fleets, such as rental car companies, last mile logistics and delivery companies, or taxi services.

According to a report published by McKinsey7, assuming widespread EV adoption, commercial and passenger fleets in the United States are expected to include as many as eight million EVs by 2030 which would amount to between 10 and 15 percent of all fleet vehicles. As such, fleet operators are considering the transition of the fleet to EVs, the primary concerns are the fleet’s operational efficiency, considering the EV range limitations, the charging process duration and the need to minimize vehicle downtime. As for charging capabilities, fleet operators are aware of, and concerned by, the limited availability of public fast-chargers, and on the other hand when they consider building their own charging infrastructure, they learn, in many cases, that the grid power, at their parking/depot sites, is limited. Slow chargers installed on these depot/parking sites can provide a partial solution, mainly for over-night charging, but due to the long charging duration (several hours) provided by these chargers, this is not considered as a solution, since it puts at risk the efficient usage of the EV fleet. Combining ultra-fast charging infrastructure at the fleets’ depot / parking sites, can provide the needed flexibility and a solution to enable quick and convenient charging, and will allow an efficient operation of the fleet for various planned and unplanned tasks.

●	Business operators and real-estate asset owners:

With the increasing adoption of EVs, business operators (such as retail stores, convenience stores, shopping centers, restaurants, and others) see in charging services at their locations and amenity that may attract EV drivers to shop, dine, or have other services in their business, while they charge their vehicles. By that, not only that they can make profit out of the charging services, but they can also increase their revenues and profits thanks to the increased traffic of customers visiting their business (and they may be losing business to competitors who were faster in offering charging services as an additional amenity at their sites). Similarly, real-estate asset owners (such as parking lots, rest areas, businesses as detailed above, etc.) see in fast-charging services at their location as an opportunity to enhance their property value by offering EV charging services, especially if it is an attractive location to EV drivers to stop by on-the-go to their destination or close to such destination. As a result, business operators and real-estate asset owners realize the opportunity in ultra-fast charging solutions to attract EV drivers and provide a competitive advantage, as the EV owners may prefer using these chargers to save time on-the-go to their destination and/or efficiently use the time of charging for other businesses they have in or around that location. However, in many cases these locations of businesses and assets have power-limited grid and face challenges related to charging infrastructure deployment and may be subject to delays and high costs of charging infrastructure construction and high operating costs due to high demand charges.

●	Engineering, Procurement, and Construction (EPC) Firms:

In many cases the new players in this market, as detailed above, lack the technical and engineering capabilities and expertise, needed to build the charging infrastructure. Those parties are relying on EPC firms to take responsibility for designing and implementing charging infrastructure projects. These EPC companies require versatile, robust and scalable solutions that can be efficiently deployed and integrated into various locations where an ultra-fast charging infrastructure is built. EPC firms face challenges such as ensuring compatibility with local regulations, coordinating with utilities for grid connection, managing project timelines and budgets, and delivering high-quality installations.

 7 https://www.mckinsey.com/capabilities/sustainability/our-insights/charging-electric-vehicle-fleets-how-to-seize-the-emerging-opportunity

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●	Utilities (also referred as DSO / DNO):

Utilities play a critical role in supporting the integration of ultra-fast charging infrastructure with the electrical grid. They need solutions that can balance the increasing demand for electricity from charging infrastructure while maintaining grid stability and reliability. Utilities face challenges related to grid upgrades, load management, demand response systems, and implementing tariff structures that encourage off-peak charging to optimize energy consumption and grid utilization.

In some cases, utilities take the role of CPOs, becoming active in building charging infrastructure and providing charging services as part of their offering to their customers. In other cases, utilities act as service providers that supports the other players in this market (as detailed above), as they take responsibility for upgrading the grid in order to provide the power required to build the ultra-fast charging infrastructure on site. With the increasing demand for grid upgrades (also caused by the needs to build EV charging infrastructure, but also related to other needs), utilities face a significant challenge in providing these services at the needs pace, and in some counties / territories, the utilities’ customers are experiencing significant delays as the queues for these services is increasing. In addition, upgrading the grid while utilization by EV charging is still low, is a huge investment that in many cases can be deferred or avoided. Using power booster, as part of their toolkit, can help them to provide a better service to their customers, prioritize better their resources, save costs and defer investments.

Understanding the unique characteristics, pains, and needs of these customer types is essential for developing tailored ultra-fast charging solutions that address their specific requirements and contribute to the overall growth and success of the EV charging ecosystem.

Product – Market Fit

The customer needs

Each of ZOOZ’s target customers sectors face distinct challenges and has unique requirements.

ZOOZ believes that businesses operators and real-estate asset owners are searching for reliable and scalable ultra-fast charging solutions to attract EV drivers to their locations, maximize revenue generation (from EV charging services, as well as from the increased traffic in these businesses) and staying competitive with their competitors who already started offering charging services as amenities. Since they are facing power-limitations of the grid on their locations, their main concerns predominantly focus on reducing the time-to-market and initiation of charging services, while minimizing the investment, then managing charging stations efficiently, and optimizing utilization, while reducing operational costs (in particular demand charges which are substantial as long as chargers’ utilization is still low).

ZOOZ believes that in the current market phase, CPOs are mostly focusing on the rapid expansion of their networks while attempting to secure as many locations as possible which may be attractive for EV drivers to stop by for charging (“land-grabbing”). This must be achieved cost-effectively, limiting capital expenditure and the ongoing costs of running their businesses. In order to allow them to expand the network as soon as possible, they require solutions that will allow them to “grab” an attractive location and start providing there with charging services, without delaying that due to waiting in the queue for grid upgrade. As EV drivers are joining the network and utilization of the network’s sites increase, CPOs need to add more charging ports in their sites, while using in the most optimal way the available grid power on site. Power boosters can help them to accommodate the chain-saw-like charging profile, as they add more charging ports on site, while reducing operational costs due to demand charges.

Given that not all locations possess sufficient grid power to support ultra-fast charging and that grid upgrades are costly and time-consuming, CPOs must identify creative solutions to bypass these constraints. Moreover, demand charges represent a significant obstacle, particularly when the utilization rate of the station remains low.

ZOOZ believes that similarly, fleet operators’ foremost priority is streamlining the charging process to reduce vehicle downtime and enhance fleet productivity. They require ultra-fast charging infrastructure that enables swift and effortless charging, accommodates high-power demands, and facilitates fleet management integration to supervise charging activities. Furthermore, they require scalable solutions that can cope with increasing fleet sizes.

Fleet operators also face the challenge of inadequate grid power to support ultra-fast charging at many of their parking / depot locations. Considering the considerable expense and time investment associated with grid upgrades, these operators, too, must implement various solutions to circumvent these limitations and prevent excessive operational costs, while they advance in the transition of their fleets to EVs. Power boosters can enable to expedite the installation of ultra-fast chargers, accommodate high-power demands, and enable a more efficient fleet management. In addition, power booster can support the fleet operator with the needed scalability and flexibility to gradually grow their EV fleet sizes and to initiate the transition of the fleet to EVs in additional parking / depot sites.

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Main Advantages of the ZOOZTER™-100

Given the described challenges for Charge Point Operator (CPOs), asset owners, and fleet operators, the implementation of the ZOOZTER™-100, a flywheel-based power booster, can offer several substantial benefits:

●	Fast installation: the ZOOZTER™-100 can be installed quickly, thus reducing time-to-market and facilitating swift charging infrastructure rollout.

●	Charger agnostic: the ZOOZTER™-100 is compatible with different types of chargers, offering versatility and allowing operators to avoid being locked into one specific charger type.

●	Flexibility: with the ability to be redeployed, the ZOOZTER™-100 acts as a long-term asset that can accelerate network rollouts and flexibly adapt to evolving needs.

●	Low maintenance: the ZOOZTER™-100 requires minimal maintenance, freeing resources for other critical business operations.

●	Lower total cost of ownership: due to its high number of charging cycles, compared to traditional battery systems, the ZOOZTER™100’s flywheel-based system can significantly reduce the total cost of ownership, making it a cost-effective solution for power boosting.

●	Longevity: with an expected lifespan of approximately 15 years, the ZOOZTER™-100 offers a robust and durable solution, increasing chargers’ availability and quality of charging services, while minimizing maintenance and the need for frequent batteries replacements and further contributing to operational cost savings.

●	Sustainability: the ZOOZTER™-100 stands as a “greener” alternative to traditional batteries, contributing to the sustainability goals of businesses in the EV charging sector.

●	Safety: the ZOOZTER™-100 is designed to offer enhanced safety, as it poses no fire hazardous materials – a prevalent risk associated with battery systems.

In essence, the ZOOZTER™-100 offers a valuable solution to help CPOs, businesses operators, asset owners, and Fleet Operators overcome key challenges, while offering cost-effective, sustainable, safe, and flexible benefits that make it a viable long-term asset.

Competition

As of the date of this proxy statement/prospectus, ZOOZ competes with companies that offer three main types of solutions:

●	Flywheel-based power boosters;

●	Standalone battery-based energy storage systems used as power booster; and

●	Ultra-fast chargers with integrated battery-based energy storage (as a power booster)

Competition with flywheel-based power boosters

The first category of competitors includes those utilizing flywheel technology, with similar concept as ZOOZ. While the overarching concept may appear analogous, the primary differentiating factors amongst these companies lie in the design of the flywheel, the materials employed in its construction, the production processes, and the maturity of their respective solutions.

There are 3 main categories of flywheel rotor materials: carbon fiber, solid steel and laminated steel. Although carbon fiber has very high mechanical properties, economically, its cost is too high for ZOOZ’s target markets and ZOOZ believes that it has a better fit for defense and aerospace applications.

Due to their safety issues, solid steel flywheels are typically installed underground and therefore have a better fit for grid regulation applications.

Laminated rotors, similar to ZOOZ’s technology, enjoy the low cost of steel without the safety issues of the Solid Steel flywheel and can be installed above ground.

Presently, to ZOOZ’s knowledge, ZOOZ’s competitors who employ flywheel technology, and target the EV charging market with relevant products, are in early stage. To ZOOZ’s knowledge, ZOOZ is the first company on the market to introduce and market a mature system which is already in serial production.

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In this category of competition, ZOOZ’s competitors include Teraloop, Adaptive Balancing Power, Levistor, and Revterra.

Competition with standalone battery-based energy storage systems used as power booster

The second category of competition refers to standalone battery-based energy storage systems, which are being used as Power Boosters. Such system is built from modules of battery packs (different sizes and type gives different capacity and power) with system electronics and SW that control the overall performance. In many cases these systems were originally designed for energy storage applications, such as Solar farms and therefore may not be well optimized to the unique (high-power, short-peaks) profile of usage relevant for a Power Booster supporting the grid in an ultra-fast charging station.

Key advantages of these systems include a substantial storage capacity and relatively low upfront costs (CAPEX). However, these solutions come with a few notable drawbacks. Firstly, they exhibit a slow response time and low C-Rate, which implies prolonged charge-discharge periods (not suitable for the needs of an ultra-fast charging station). Secondly, they offer limited charging cycles, resulting in shorten lifetime, driving the need to replace the batteries (in some cases multiple of times) along the years a charging site is expected to operate. Consequently, these factors contribute to a high Total Cost of Ownership over the charging infrastructure’s lifespan, as well as a significant sustainability challenge, as those replaced batteries need to be recycled or properly buried.

Another significant concern with these systems is the elevated fire risk associated with chemical batteries, which might be increased due to the high-power rapid-cycling profile of operation while supporting the grid in an ultra-fast charging station.

In this category of competition, ZOOZ’s competitors include companies such as Alfen, Kreisel, Tesvolt, Rolls Royce, and Electric-Era.

Competition with ultra-fast chargers with integrated battery-based energy storage

The third category of competition refer to ultra-fast chargers with integrated battery-based storage in order to enable an ultra-fast charging although limited grid power. This solution shares the same advantages and disadvantages as standalone batteries-based storage but also introduces certain unique features.

One of the primary benefits of this integrated system is its inherent simplicity, combining all functions within a single unit. However, this solution brings specific drawbacks that need to be factored in. Firstly, it binds the customer to a specific charger or vendor, potentially limiting their choices. Secondly, each booster is restricted to function with a single charger, meaning that added value of a booster is limited only to that charger (and is not supporting other chargers on the same site) and in addition any malfunctions within the booster module could render the charger inoperative. In some cases, these products are limited by their ability to recharge from the grid at high power, thus might be limited to support only chargers with low utilization, which may cause a long return on investment for these chargers.

Furthermore, the integrated design precludes the flexibility of redeploying the booster independently when there’s an upgrade to the grid power. Therefore, while chargers with integrated battery boosters can offer streamlined operations, customers must carefully consider the potentially limited ROI and the potential challenges of vendor lock-in, service disruption, and reduced flexibility.

In this category of competition, ZOOZ’s competitors include FreeWire, ADS-Tec, L-Charge, X-Charge and Kreisel Electric.

Material Agreements

Since 2017, ZOOZ has installed several units of its first-generation product, the KPB50 model, as proof-of concept and demonstration systems. On a later stage, ZOOZ introduced its more advanced, production-ready, second-generation product - the ZOOZTER™-100 system and entered into commercial sale agreements and cooperation agreements for establishing EV fast charging facilities, supported by the ZOOZTER™-100, in the European market, the U.S. market, and Israel.

Cooperation Agreement with the New York Power Authority

On September 12, 2022, ZOOZ entered into a cooperation agreement with the New York Power Authority (“NYPA”) (as amended, the “NYPA Cooperation Agreement”) for the development, installation, implementation and demonstration of ZOOZ’s technology and products at locations where the power grid is limited.

Pursuant to the NYPA Cooperation Agreement, ZOOZ will establish and demonstrate an ultra-fast charging station, based on the ZOOZTER™-100 system, with financing in the amount of $0.97 million to be provided by NYPA in several milestone-based installments, of which the Company has received $0.26 million as of June 30, 2023.

Under the terms of the NYPA Cooperation Agreement, ZOOZ will demonstrate the operation of the charging facility for a one-year period in a variety of scenarios, which will be jointly defined by the parties. Under the NYPA Cooperation Agreement, ZOOZ shall be required to pay NYPA royalties from revenues derived in the U.S. from the sale, licensing or usage of ZOOZ’s product, in a total amount not to exceed the total financing provided by NYPA pursuant to the agreement.

The pilot site is expected to be established during the fourth quarter of 2023 and the first quarter of 2024, and will then be operated for further tests and demonstrations for approximately one additional year.

Distribution Agreement with Blink Charging Co.

On December 1, 2022, ZOOZ entered into a non-exclusive distribution agreement with Blink Charging Co. (“Blink”), a Nasdaq-listed company which owns and operates EV charging equipment and services in the U.S. and other jurisdictions, for the marketing, distribution, sale and deployment of the ZOOZTER™-100 in its American configuration in the U.S. (the “Blink Distribution Agreement”). Pursuant to the terms of the Blink Distribution Agreement, Blink shall be appointed as a distributor of ZOOZ’s ZOOZTER™-100 for a period of five years (unless the agreement is earlier terminated) and ZOOZ granted Blink the right to purchase ZOOZTER™-100 system at preferential prices. The parties agreed to work to establish a roadmap and forecast for the sales of ZOOZ’s products. The Blink Distribution Agreement may be extended for additional two-year periods.

Additional Agreements

Collaboration Agreement with Wien Energy

In January 2018, ZOOZ entered into a collaboration agreement with Wien Energy (“WE”), which is the electricity company of the Vienna district in Austria, for a proof-of-concept for the KPB50 system, pursuant to which a KPB50 system was installed in the Vienna airport in 2018 to demonstrate fast-charging supported by a flywheel-based power booster. As of the date of this proxy statement/prospectus, the system is still operational.

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In connection with the WE Collaboration Agreement, ZOOZ received a grant of approximately NIS 0.16 million from the IIA, under the Israel-Austria Collaboration Fund, accounting for approximately 30% of the project’s budget. Accordingly, ZOOZ is subject to the rules and regulations of the IIA and the Innovation Law with respect to such grant. See “ZOOZ’s Business — Government Regulations— Other Regulations.”

Cooperation Agreements with EES GmbH and an Investment Firm

On December 6, 2021 and January 18, 2022, ZOOZ, EES GmbH, an engineering company headquartered in Germany (“EES”) and an unrelated third party investment firm headquartered in Germany and experienced and reputable in initiating profitable asset investments in the energy sector for its clients (the “Investment Firm”) entered into cooperation agreements for setting up five EV fast charging stations in which the ZOOZTER™-100 systems will be integrated to overcome power limitation of the grid and support ultra-fast charging of EVs (the “EES Cooperation Agreement”).

Under the EES Cooperation Agreements, the parties will lease real-property for setting up the stations, which will be located in several sites in Germany, and the Investment Fund will finance the setting up of the stations by EUR 0.5 million per station. Such stations will be operated for a period of 15 years by EES, during which ZOOZ will be entitled to 15% of the operating profit generated from its installed systems and to fees for maintenance services for the ZOOZTER™-100 systems.

As of the date of this proxy statement/prospectus, two out of the five sites are active and operational with the ZOOZTER™-100 systems, and the remaining three ZOOZTER™-100 systems were shipped to Germany and await for the preparation of the sites to be finalized. ZOOZ expects that such three charging sites will be operational during the third and fourth quarters of 2023.

Cooperation Agreement with the Arko Corp.

On February 18, 2021, ZOOZ entered into a binding memorandum of understanding with Arko Corp. (a U.S. public company listed for trading on the Nasdaq, which operates in the field of convenience stores and gas stations in the U.S.) and/or companies under its control (the “Arko Group”), for the distribution of ZOOZ’s kinetic storage systems (as amended, the “Arko Cooperation Agreement”).

Pursuant to the Arko Cooperation Agreement, ZOOZ and the Arko Group will set up a pilot site for the ZOOZTER™-100 system at an Arko Group convenience store and gas station site in Rockhill, South Carolina. The pilot site is expected to be installed during the third quarter of 2023, and start commercial operation during the fourth quarter of 2023.

After the lapse on a one-year period following the commencement of the pilot, the Arko Group will have the right to terminate the engagement between the parties, or to expand the cooperation between the parties to additional sites of the Arko Group and order from ZOOZ additional ZOOZTER™-100 systems. In the event that the Arko Group will extend the cooperation with ZOOZ, ZOOZ will grant the Arko Group an exclusive right to distribute its systems in North America until the end of 2030 (subject to certain exceptions, including in cases where the Arko Group decided not to sell such systems or pursuant to the Blink Agreement), all pursuant terms of a distribution agreement in the form and substance to be agreed to between the parties. In case the Arko Group and ZOOZ will enter such distribution agreement, it was agreed that Akro will buy several ZOOZTER™-100 systems to initiate deployment and will initiate needed efforts to meet sales targets which were agreed by the parties.

As part of the Arko Cooperation Agreement and the strategic engagement between the parties, ZOOZ granted to Arko Group options to purchase up to 300,000 ZOOZ ordinary shares, exercisable until March 21, 2026 for an exercise price per share equal to 120% of the share price of the ZOOZ ordinary shares in the Israeli IPO.

Until the end of the pilot, the Arko Group has the right to terminate the Arko Cooperation Agreement at any time and for any reason, by providing a 10-day prior notice to ZOOZ. In the event that the cooperation between the partiers shall be extended after the end of the pilot, the Arko Group will have the right to terminate the Arko Cooperation Agreement at any time and for any reason, by providing ZOOZ with a 12-month prior notice, and in addition, each party will have customary termination rights (subject, in some cases, to payment of termination fees).

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In addition, the Arko Cooperation Agreement includes customary indemnification provisions, limitations of liability, ownership of intellectual property, confidentiality and best price (MFN) provisions, as customary in this type of engagements.

Cooperation agreement with Afcon Electric Transportation Ltd.

On July 22, 2022, ZOOZ entered into a cooperation agreement with Afcon Electric Transportation Ltd. (the “Cooperation Agreement” and “Afcon Electric”, respectively), for a joint pilot project (the “Project”) designed to establish a commercial ultra-fast charging infrastructure for electric vehicles, utilizing the ZOOZTER™-100 together with energy management software (EMS) for power consumption control. The purpose of the Cooperation Agreement was to validate the ZOOZTER™-100’s capability, necessity and reliability at one of Afcon Electric’s charging stations, as well as to serve as a demonstration site for potential future projects involving both parties. As part of the cooperation, ZOOZ installed the ZOOZTER™-100 at a gas station in Zikhron Yaakov, Israel. This charging station is first of its kind in Israel, capable of ultra-fast charging, overcoming the limited power grid capacity available (the ZOOZTER™-100 on site allows ultra-fast charging at approximately 150 kWh, while the power grid is limited to approximately 50 kWh.

In connection with the Project, ZOOZ received a grant of approximately NIS 1.35 million from the IIA, accounting for approximately 40% of the Project’s budget. Accordingly, ZOOZ is subject to the rules and regulations of the IIA and the Innovation Law with respect to such grant. See “ZOOZ’s Business — Government Regulations— Other Regulations.”

The Cooperation Agreement was in effect until January 31, 2024, following which, Afcon Electric has the right to extend the term of the agreement for an additional 12 month period with ZOOZ’s prior approval. Each party had the right to terminate the Cooperation Agreement upon the occurrence of certain customary events, including IIA cancelling its participation in the partial funding of the Project or granting ZOOZ with less than 30% of the grant. As of the date of this proxy statement/prospectus, the parties are in the process of evaluating further collaboration opportunities and based on the outcome of this discussion, the parties are expected to make a decision regarding the ZOOZTER™-100 that was installed in Zikhron Yaakov, as part of the Cooperation Agreement.

Under the Cooperation Agreement, each party retains ownership of the intellectual property rights that it possesses at the time of signing the agreement. Neither party is permitted to use the other party’s intellectual property without obtaining the other party’s prior approval. In addition, the parties are subject to customary confidentiality obligations.

Cooperation Agreement with a global leader in the car rental business

On November 1, 2022, ZOOZ entered into a binding memorandum of understanding (the “CRSP Cooperation Agreement”) to cooperate with a global leader in the car rental business, which operates thousands of car rental offices in over 100 countries worldwide (“CSRP Sites”). Pursuant to the terms of the CRSP Cooperation Agreement, the parties agreed to establish and operate a joint pilot of charging station with ultra-fast charging infrastructure for EVs, designed to demonstrate and test ZOOZ’s solution, and the ZOOZTER™-100’s ability to enable and support ultra-fast charging of EVs at CSRP Sites where the power grid is limited. The parties agreed that the pilot site will be set up at the CSRP Site at the LaGuardia Airport in New York, USA.

The ZOOZTER™-100 system was delivered to the site at LaGuardia Airport in August 2023, and as of the date of this proxy statement/prospectus, the parties are in the process of receiving required approvals to initiate the site’s construction. As of the date of this proxy statement/prospectus the parities expect to have the charging site operational during the second quarter of 2024.

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In addition to the above, ZOOZ is working to establish additional collaborations with additional customers and partners in the U.S., Germany, Austria, the U.K., Spain, Denmark, Italy and other jurisdictions. There can be no assurance that ZOOZ’s efforts to establish such additional collaborations will be successful.

On November 26, 2023, the Company announced receipt of a Purchase Order for a ZOOZTER™-100 system, which was the Company’s first entry into the UK market, and initiated a collaboration with one of the leading CPOs in the UK. The parties agreed to collaborate and establish a first charging site in the UK where the limited grid will be supported by ZOOZ’s innovative kinetic Power Booster, the ZOOZTER™-100, enabling to upgrade the charging site with 150kW ultra-fast chargers, despite the power limitations of the electric grid on site. The parties has installed the ZOOZTER™-100 and the ultra-fast chargers during February 2024 and await final regulatory approval to initiate the commercial operation of the site, which as of the date of this proxy statement/prospectus, is expected by the end of the first quarter of 2024. Following initiation of the site’s commercial operation, the ZOOZTER™-100 will be evaluated by the partner for a period of 6 months, while the charging site is commercially operational. Following successful evaluation, the purchase of the ZOOZTER™-100 system will be completed, according to terms agreed by the parties. The UK market is globally one of the leading territories showing accelerated adoption of electrical vehicles (EVs) and rapidly growing public fast-charging infrastructure, and as such, the UK market was designated by the Company as a strategic territory for the ZOOZTER™-100 market penetration and commercialization. Therefore, the Company considers this Purchase Order to be a major milestone with significant potential, as a first move into the UK market, being realized while collaborating with one of the leading CPOs in the UK. The parties plan to leverage this site for demonstrations of their joint innovative solution to other UK customers, to have this site as a show case of the technology’s added value, and to promote this solution for other sites and customers in the UK.

Research and Development

ZOOZ has an established data and technology-focused research and development organization centered in Israel. ZOOZ’s research and development team has deep expertise in development of flywheels and complex systems of power boosters (being energy storage systems based on proprietary flywheel technology) which require high engineering capabilities of system engineering, mechanical engineering, electronics and electrical engineering, software engineering and other.

ZOOZ’s research and development activities are carried out in Israel. ZOOZ has received grants from the IIA for approved programs, as well as from BIRD, the Israeli Ministry of Energy and Infrastructure and the Israeli Ministry of Economy and Industry.

Grants received from the IIA

Under the Innovation Law, research and development projects which are approved by the Research Committee of the IIA are eligible for grants, in exchange for payment of royalties from revenues generated by the products developed within the framework of such approved project and subject to compliance with certain requirements and restrictions under the Innovation Law as detailed below, which must generally continue to be complied with even following full repayment of all IIA grants.

ZOOZ received grants from the IIA for certain projects and may receive additional grants in the future. Under the terms of the grants received, ZOOZ is required to pay royalties of 3% (which in some cases may be up to 5% pursuant the provisions of the Innovation Law) of the revenues it generates from its products which incorporate Financed Know-How, or IIA Products, until 100% of the dollar value of the grant is repaid (plus interest applicable to grants received on or after January 1, 1999). As of January 31, 2024 ZOOZ had received grants from the IIA in the principal amount of NIS 2.5 million (approximately $0.7 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of January 31, 2024). Therefore, ZOOZ’s contingent obligation for royalties, net of royalties already paid or accrued, is NIS 2.6 million (approximately $0.7 million based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of January31, 2024) (including the accumulated interest to date).

The Innovation Law requires that the manufacture of IIA Products will be carried out in Israel, unless the IIA provides its approval to the contrary. This approval may be subject to various conditions, including the repayment of increased royalties equal to up to 300% of the total grant amount plus applicable interest and an increase of 1% in the royalty rate, depending on the extent of the manufacturing that is to be conducted outside of Israel. The Innovation Law also provides that Financed Know-How and any right derived therefrom may not be transferred to third parties, unless such transfer was approved in accordance with the Innovation Law. The Research Committee operating under the IIA may approve the transfer of Financed Know-How between Israeli entities, provided that the transferee undertakes all the obligations in connection with the grant as prescribed under the Innovation Law. In certain cases, the research committee may also approve a transfer of the Financed Know-How outside of Israel, in both cases, subject to the receipt of certain payments calculated according to a formula set forth in the Innovation Law. In the case of transfer outside of Israel, a payment of up to six times the total amount of grants plus applicable interest; and in the case the research and development activity related to the know-how remains in Israel, a payment of up to three times of such total amount. These approvals are not required for the sale or export of any products resulting from such research and development activity or based on such IIA Funded Know-How.

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Funding received from BIRD

ZOOZ has also received grants within the framework of a joint research and development project (together with Blink) partially financed by BIRD. In April 2020, ZOOZ entered into a Cooperation and Project Financing Agreement with BIRD and Blink, for the development of an energy storage system to increase EV charging (the “BIRD-Funded Project”), for a period expected to end at the end of September 2023 (as amended, the “BIRD Agreement”).

Pursuant to the terms of the BIRD Agreement, BIRD undertook to bear 50% of the BIRD-Funded Project implementation expenses, up to a total amount of $0.9 million (the “BIRD Funding”), upon achievement of several milestones. In consideration for the payment of the BIRD Funding, ZOOZ and Blink are obligated to pay royalties equal to 5% of the sales of the American configuration of the ZOOZTER™-100 system (or 30% of the licensing of ZOOZTER™-100 systems, if such systems are licensed), until the repayment of an amount equal to the BIRD Financing or up to 150% of the BIRD Financing.

The Israeli and U.S. governments were granted non-exclusive, irrevocable licenses to use, for government purposes, the technology that will be developed in the framework of the BIRD-Funded Project.

Pursuant to the terms of the BIRD Agreement, ZOOZ may not sell or transfer to any third party any or all of the intellectual property rights and/or ZOOZ’s technology which was developed in the framework of the BIRD-Funded Project, until the full repayment of BIRD Funding, without the prior written consent of BIRD.

As of January 31, 2024, ZOOZ had received grants from the BIRD in the principal amount of NIS 1.3 million (approximately $0.37 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of January 31, 2024). Therefore, ZOOZ’s contingent obligation for royalties, net of royalties already paid or accrued, is NIS 1.5 million (approximately $0.4 million based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of January31, 2024).

Grant from the Israeli Ministry of Economy and Industry

ZOOZ received a grant in the amount of NIS 0.18 million from the Israeli Ministry of Economy and Industry, under an Israeli governmental program designed to assist early-stage companies with their initial international marketing effectors (the “Ministry of Economy and Industry Project”). As of the date of this proxy statement/prospectus, ZOOZ has utilized the full amount of the grant and the project has ended.

ZOOZ is required to pay royalties to the Israeli government from sales of its products in certain markets, at a rate of 3% per year, for a period of up to 5 years, until the full repayment of the grant (linked to the Israeli Consumer Price Index).

Grant from the Israeli Ministry of Energy and Infrastructure

In December 2016, ZOOZ entered into a support and investment agreement with the Israeli Ministry of Energy and Infrastructure (the “Ministry of Energy Agreement”), for a pilot and set up of demonstration facilities (the “Ministry of Energy-Financed Project”).

Pursuant to the terms of the Ministry of Energy Agreement, ZOOZ received a grant in the amount of NIS 0.65 million. According to the terms of such grant, the Israeli Ministry of Energy and Infrastructure is entitled to receive royalties at a rate of 5% from commercialization of intellectual property developed in the framework of the Ministry of Energy-Financed Project, until the repayment of the grant (linked to the Israeli Consumer Price Index plus interest). Under the terms of the Ministry of Energy-Financed Project, the Israeli government was granted a non-exclusive, irrevocable licenses to use, for government purposes, the technology and intellectual property that will be developed in the framework of the Ministry of Energy-Financed Project.

Intellectual Property

ZOOZ relies primarily on patents, trademarks, domain names, copyright, know-how and trade secrets, confidentiality agreements and procedures, and other contractual arrangements to protect its technology.

ZOOZ owns 26 granted patents in the U.S., Europe, China and India. In addition, ZOOZ has filed 3 additional patent applications in India and Canada, which as of the date of this proxy statement/prospectus are pending.

ZOOZ relies on trade secret protection and confidentiality agreements to safeguard its interests with respect to proprietary know-how and technology that is not patented or processes for which patents are difficult to enforce. ZOOZ believes that many elements of its technology and processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms, and procedures.

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ZOOZ typically requires its business partners to enter into confidentiality agreements before it discloses any sensitive aspects of its technology or business plans. ZOOZ seeks to protect its trade secrets and confidential information through a variety of methods, including confidentiality agreements with employees, third parties, and others who may have access to ZOOZ’s proprietary information. ZOOZ also requires key employees to sign invention assignment agreements with respect to inventions arising from their employment and restrict unauthorized access to it’ proprietary technology.

Notwithstanding ZOOZ’s efforts to protect its intellectual property, there can be no assurance the measures taken will be effective or that its intellectual property will provide any competitive advantage. ZOOZ can provide no assurance that any patents will be issued from its pending applications or any future applications or that any issued patents will adequately protect its proprietary technology. ZOOZ’s intellectual property rights may be invalidated, circumvented or challenged. Furthermore, the laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, as a result, ZOOZ may be unable to protect its intellectual property and other proprietary rights in certain jurisdictions. In addition, while ZOOZ has confidence in the measures it takes to protect and preserve its trade secrets, it cannot guarantee these measures will not be circumvented, or that all applicable parties have executed confidentiality or invention assignment agreements. In addition, such agreements can be breached, and may not have adequate remedies should any such breach occur. Accordingly, ZOOZ’s trade secrets may otherwise become known or be independently discovered by competitors.

Seasonality

ZOOZ does not believe that demand for its products is seasonal. As an early-stage company, most of ZOOZ’s revenue to date has been generated as a result of direct marketing or sales to ZOOZ’s customers. Accordingly, ZOOZ’s revenue and results of operations may fluctuate from period to period based on the number of customer or projects or the achievement of key milestones under its customer contracts.

Human Capital and Employees

Overview

As of February 15, 2024, ZOOZ had 40 employees, all of whom are based in Israel other than one employee (employed through a third-party company) who is based in the U.K. Of ZOOZ’s employees based in Israel, 18 employees comprise ZOOZ’s research and development team, 12 employees comprise ZOOZ’s operations team, 6 employees comprise ZOOZ’s sales and marketing team, and 4 employees comprise ZOOZ’s general and administrative team. In addition, ZOOZ engaged 5 individuals under contractor, outsourcing or professional service contracts, who are providing ZOOZ with various professional services, including safety consultancy, controller services, IR services, etc. Given the uncertainties associated with the current Swords of Iron war in Israel, as well as the duration and scope of this conflict, ZOOZ has made adjustments to its human resources as well as adopting other expense reduction measures. These adjustments were aimed to enable ZOOZ to continue to focus on its immediate business goals while continually assessing the ongoing impact of the conflict on its business goals in the medium and long term.

ZOOZ has entered into employment agreements with each of its employees, including executive officers. All of these agreements are at-will and subject to termination after various notice periods, specify an employee’s duties and contain customary provisions regarding confidentiality, intellectual property assignment and non-solicitation provisions, as well as an undertaking not to compete with ZOOZ or in ZOOZ’s field of business.

Israeli Law Considerations

ZOOZ’s employees are not represented by labor unions. Nevertheless, with respect to ZOOZ’s employees in Israel, certain provisions of the collective bargaining agreements between the Histadrut, or the General Federation of Labor in Israel, and the Coordination Bureau of Economic Organizations (including the Industrialists’ Association) may be applicable to ZOOZ’s employees by virtue of orders of the Israeli Ministry of Labor, Social Affairs and Social Services. These provisions concern mainly the length of the workday, determination of severance pay and other conditions of employment.

While ZOOZ’s employment agreements are at-will, subject to providing certain prior notice, pursuant to Israeli law, ZOOZ is legally required to pay severance benefits upon certain circumstances, including the death of an employee or the termination of employment of an employee without due cause. ZOOZ complies with the approval issued by the Minister of Labor under Section 14 of the Israeli Severance Pay Law, 1963, pursuant to which ZOOZ’s regular deposits with pension funds and/or insurance policies, for the benefit of its employees, exempt ZOOZ from any additional liability towards the employees on account of severance in respect of which such deposits are made. Pursuant to Israeli law, employers are required to conduct a hearing before making a decision on terminating an employee’s employment, regardless of the reason. The hearing requirement includes providing notice and reasons for the contemplated termination prior to making any decision on termination. Israeli employers and employees are also required to pay predetermined amounts to the National Insurance Institute, which is substantially similar to the United States Social Security Administration.

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Properties

ZOOZ is headquartered in in Lod, Israel, where it leases office space from an unrelated third party, as well as an operational site (used for research and development and initial production). The leased space includes ZOOZ’s offices and research and development laboratories. ZOOZ’s lease agreement is in effect until October 30, 2024, and ZOOZ has an option to extend the lease term for an additional 3-year period.

In July 2022, ZOOZ entered into an addendum to its lease agreement, pursuant to which ZOOZ has leased additional office space in Lod, Israel until November 3, 2024, and ZOOZ has an option to extend the lease until November 3, 2027.

COVID-19 Impact

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers around the world. Any sustained downturn in demand for EVs or for components needed for ZOOZ’s product would harm our business.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. Since the decrease in the widespread of the COVID-19, these measures have been reduced and cancelled by governments around the world, however there can be no assurance that such measures, or additional measures, will not be imposed in case of an increase in the widespread of the COVID-19. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact demand for our products. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

We have modified our business practices reducing physical participation in sales activities, meetings, events and conferences. We have also implemented additional safety protocols for essential workers, have implemented cost cutting measures in order to reduce our operating costs, and may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. Furthermore, if significant portions of our customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for High-Power-Charger and services will decline.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic has limited the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in high power storage systems and power boosters and other equipment related to charging infrastructure or to provide installation or maintenance services, resulting in manufacturing delays and increases in prices for such components and materials. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

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Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for our products and services.

Legal proceedings

From time to time, ZOOZ may be involved in various claims and legal proceedings relating to claims arising out of its operations. As of the date of this proxy statement/prospectus, ZOOZ is not a party to any material legal proceedings (including any such proceedings that are pending or threatened of which ZOOZ is aware), however it may be involved in the future in legal proceedings, claims, and government investigations in the ordinary course of business, which may include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights.

Government Regulation

Consumer Protection and Data Privacy

ZOOZ conducts marketing activities that are subject to consumer protection laws in jurisdictions in which ZOOZ operates. For example, the United States and European Union are increasingly regulating certain activities on the internet and online commerce, including the use of information retrieved from or transmitted over the internet and user-generated content, are increasingly focused on ensuring user privacy and information security and limiting behavioral targeting and online advertising, and are imposing new or additional rules regarding the taxation of internet products and services, the quality of products and services as well as the liability for third-party activities. Moreover, the applicability to the internet of existing laws governing issues such as intellectual property ownership and infringement is uncertain and evolving.

In particular, ZOOZ is subject to an evolving set of data privacy laws. In the ordinary course of its business, ZOOZ may process a significant amount of personal information and other regulated information from users of its products, employees and other third parties. Accordingly, ZOOZ is, or may become, subject to numerous privacy and data protection obligations, including local and foreign laws, regulations, guidance, and industry standards related to privacy and data protection. Such obligations may include, without limitation, the PPL and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017, the Federal Trade Commission Act, the Children’s Online Privacy Protection Act of 1998, the California Consumer Privacy Act of 2018 (“CCPA”), the California Privacy Rights Act (“CPRA”), the European Union’s General Data Protection Regulation 2016/679 (“EU GDPR”), the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), and the Privacy Directive.

The PPL, CCPA, CPRA, EU GDPR and UK GDPR are examples of the increasingly stringent and evolving regulatory frameworks related to personal data processing that may increase ZOOZ’s compliance obligations and exposure for any noncompliance. For example, the PPL and its regulations, including the Israeli Privacy Protection Regulations (Data Security) 2017, which came into effect in Israel in May 2018, impose obligations with respect to the manner personal data is processed, maintained, transferred, disclosed, accessed and secured, as well as the guidelines of the Israeli Privacy Protection Authority. Failure to comply with the PPL, its regulations and guidelines issued by the Israeli Privacy Protection Authority, may expose ZOOZ to administrative fines, civil claims (including class actions) and in certain cases criminal liability. Please see “Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity.”

In addition, the CCPA, if applicable to ZOOZ, imposes obligations on covered businesses to provide specific disclosures related to a business’s collection, use, and disclosure of personal data and to respond to certain requests from California residents related to their personal data (for example, requests to know of the business’s personal data processing activities, to delete the individual’s personal data, and to opt out of certain personal data disclosures). Also, the CCPA provides for civil penalties and a private right of action for certain data breaches.

The GDPR applies to any company established in the European Economic Area (“EEA”) and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. These obligations may include limiting personal data processing to only what is necessary for specified, explicit, and legitimate purposes; increasing transparency obligations to data subjects; limiting the collection and retention of personal data; increasing rights for data subjects; requiring the implementation and maintenance of technical and organizational safeguards for personal data; and mandating notice of certain personal data breaches to the relevant supervisory authority(ies) and affected individuals. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning content regulation and data protection that could affect ZOOZ.

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Research and Development

ZOOZ has received governmental grants from the IIA, for the financing of a portion of its research and development expenditures. Even following full repayment of any IIA grants, and unless agreed otherwise by the applicable authority of the IIA, ZOOZ must nevertheless continue to comply with the requirements of the Innovation Law with respect to IIA Funded Know-How, including an obligation for repayment of such grants from sales of products based on the IIA Funded Know-How, if and when such sales occur. In addition to the obligation to pay royalties to the IIA, the Innovation Law requires that products which incorporate IIA Funded Know-How be manufactured in Israel and prohibits the transfer of the IIA Funded Know-How and any right derived therefrom to third parties, unless otherwise approved in advance by the IIA; Such prior approval may be given by the IIA subject to payment of increased royalties. In addition, ZOOZ has received grants from BIRD and governmental grants from the Israeli government under the Ministry of Economy and Industry Project and under the Ministry of Energy-Financed Project, and is subject to the terms of such grants.

Employment

ZOOZ is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration and workplace safety and health.

Other Regulation

ZOOZ’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As the company expands into additional markets, it will be subject to additional laws and regulations.

The regulatory environment in each market is often complex, evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent, ambiguous and could be interpreted by regulators and courts in ways that could adversely affect ZOOZ’s business, results of operations, and financial condition. For additional information regarding the laws and regulations that affect ZOOZ’s business, see the section titled “Risk Factors” in this proxy statement/prospectus.

As ZOOZ received grants from the IIA, it is subject to certain restrictions under the Innovation Law. These restrictions may impair ZOOZ’s ability to perform or outsource manufacturing activities outside of Israel, granting licenses for R&D purposes or otherwise transfer outside of Israel the intellectual property and other know-how resulting, directly or indirectly, in whole or in part, in accordance with or as a result of, research and development activities made according to an Approved Program, as well as any rights associated with such know-how (including later developments, which derive from, are based on, or constitute improvements or modifications of such know-how) (the “IIA Funded Know-How”). Below is a description of the main obligations and restrictions imposed on a recipient of IIA grants (“Recipient Company”) under the Innovation Law, with respect to the use of its IIA Funded Know-How:

● Royalty Payment Obligation. In general, the Recipient Company is obligated to pay the IIA royalties from the revenues generated from the sale of products (and related services), whether received by the Recipient Company or any affiliated entity, developed (in all or in part), directly or indirectly, as a result of an Approved Program, or deriving therefrom, at rates which are determined under the Innovation Law (currently a yearly rate of between 3% to 5% on sales of products or services developed under the Approved Programs, depending on the type of the Recipient Company - i.e., whether it is a “Small Company,” or a “Large Company” as such terms are defined in the IIA’s rules and guidelines), up to the aggregate amount of the total grants received by the IIA, plus annual interest based on LIBOR (as determined in the IIA’s rules and guidelines).

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● Reporting Obligations. In general, the Recipient Company is subject to certain reporting obligations (such as, periodic reports regarding the progress of the research and development activities under the Approved Programs and the related research expenses, and regarding the scope of sales of the Recipient Company’s products). In addition, any direct change in control of a Recipient Company must be notified to the IIA. In the event that a non-Israeli entity or a non-Israeli citizen or resident person becomes an “Interested Party” (as such term is defined in the Israeli Securities Law) in the Recipient Company, notification to the IIA is required, accompanied by a written undertaking (in the form available on the IIA website) by such party to be bound by the Innovation Law and by the terms of the Approved Program.

● IIA Funded Know-How Transfer Limitation. Under the Innovation law, a Recipient Company is prohibited from transferring the IIA Funded Know-How outside of Israel except under limited circumstances, and only with the approval of the IIA Research Committee and in certain circumstances, subject to certain payments to the IIA calculated according to formulas provided under the IIA’s rules and guidelines (which are capped to amounts specified under such rules and guidelines, generally up to 6 time the grants received (dollar linked) plus interest). The scope of the support received, the royalties that have already paid to the IIA, the amount of time that has elapsed between the date on which the IIA Funded Know-How was transferred and the date on which the IIA grants were received, the sale price and the form of transaction, will be taken into account in calculating the amount of the payment to the IIA in the event of a transfer of IIA Funded Know-How outside of Israel. A transfer for the purpose of the Innovation Law means an actual sale of the IIA Funded Know-How, or any other transaction which in essence constitutes a transfer of such know-how (such as, providing an exclusive license to a foreign entity for R&D purposes, which precludes the Recipient Company from further using such IIA Funded Know-How). A mere license solely to market products resulting from the IIA Funded Know-How would not be deemed a transfer for the purpose of the Innovation Law. Upon payment of such redemption fee, the IIA Funded Know-How and the manufacturing rights of the products supported by such IIA funding cease to be subject to the Innovation Law.

Subject to the IIA’s prior approval, a Recipient Company may transfer IIA Funded Know-How to another Israeli company. If IIA Funded Know-How is transferred to another Israeli entity, the transfer would still require IIA approval but will not be subject to the payment of the redemption fee (we note that there will be an obligation to pay royalties to the IIA from the income of such sale transaction as part of the royalty payment obligation). In such case, the acquiring company would have to assume all of the Recipient Company’s responsibilities towards the IIA as a condition to the IIA approval.

● Local Manufacturing Obligation. Products developed using the IIA grants must, as a general matter, be manufactured in Israel. The Recipient Company is prohibited from manufacturing products developed using these IIA grants outside of the State of Israel without receiving prior approval from the IIA (except for the transfer of less than 10% of the manufacturing capacity in the aggregate which requires only a notice, while the IIA has a right to deny such transfer within 30 days following the receipt of such notice). If the Recipient Company receives approval to manufacture products developed with IIA grants outside of Israel, it will be required (except for certain cases) to pay increased royalties to the IIA, up to 300% of the grant amount plus interest at annual rate, depending on the manufacturing volume that is performed outside of Israel. The Recipient Company may also be subject to an accelerated royalty repayment rate as defined under the Innovation Law. A Recipient Company also has the option of declaring in its IIA grant application its intention to exercise a portion of the manufacturing capacity abroad, thus avoiding the need to obtain additional approval following the receipt of the grant and avoiding the need to pay increased royalties to the IIA.

● IIA Funded Know-How License Limitation. The IIA has published certain rules and guidelines with respect to the grant to a foreign entity of the right to use the IIA Funded Know-How for R&D purposes. According to these rules, the grant to a foreign entity of a right to use the IIA Funded Know-How (which does not entirely prevent the Recipient Company from using the IIA Funded Know-How) is subject to receipt of the IIA’s prior approval. This approval is subject to payment to the IIA in accordance with the formulas stipulated in these rules (such payment shall be no less than the amount of the IIA grants received (plus annual interest), and no more than the cap stated in the IIA rules and will generally be due only upon the receipt of the license fee from the licensee).

The abovementioned rules include a mechanism with respect to the grant of a license by a Recipient Company (which is part of a multinational corporation) to its group entities to use its IIA Funded Know-How. Such license is subject to the IIA’s prior approval and to the payment of 5% royalties from the income deriving from such license, with the cap of the royalties increasing to 150% of the grant amount. Such mechanism includes certain requirements which must be met in order to be able to enjoy such lower royalty payment.

● Imposition of Liens Over IIA Funded Know-How. The Recipient Company is required to receive an IIA approval for every transaction involving the grant of liens over IIA Funded Know-How (i.e., for both the imposing and the realization of the liens). This obligation refers to fixed charges as well as to floating charges. In addition, to the extent that the transaction involves a foreign pledgee, the pledgee must execute an undertaking (in the form available on the IIA website) to comply with the Innovation Law in the event of realization of the lien.

● Public Offering of Securities. A Recipient Company who wishes to offer its securities to the public (in Israel or abroad), must notify the IIA regarding the expected public offering and receive the IIA approval.

ZOOZ’s Roadmap and Strategy

ZOOZ’s vision is to become a leading global supplier who participates in the global effort to address the climate crisis and take a significant leading role in supporting and accelerating the global effort in transitioning the automotive market to electric transportation. ZOOZ has developed a unique flywheel-based energy storage technology, which is the core differentiating technology that provides distinct advantage in energy storage application which are geared towards power boosting challenges, meaning applications that require highly-demanding operational profiles, including multiple, high-frequency, high-power charge-discharge cycles throughout many years of the product’s lifespan.

In such demanding applications, ZOOZ believes that its flywheels-based products have a clear advantage compared to products based on chemical batteries. As a result, ZOOZ has decided to focus its products on the needs of EVs charging infrastructure market, aiming to enable and accelerate widespread deployment of ultra-fast charging infrastructure, especially in locations where the power grid is limited. Such ultra-fast charging sites, establish a significant challenge to the grid, with a harsh high-power chain-saw-like demand profile, where the characteristics of a flywheel-based power booster can be highly advantageous in suppressing the strain from the grid and providing an efficient, economical, and “green” solution for deploying the necessary infrastructure for fast-charging EVs. Such infrastructure is essential to address “range anxiety,” and by that lift a significant barrier to the global shift towards EVs.

Thus, ZOOZ believes that the rapidly evolving EV ultra-fast charging infrastructure market has an enormous potential for ZOOZ’s products. Therefore, ZOOZ believes that focusing on this market in the coming years, both in terms of business operations and development efforts, is expected to enable it to grow rapidly and establish itself as a key provider of power boosting equipment and services to this market.

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Sales and marketing strategy

ZOOZ expects its sales and marketing strategy to focus on the following key items in the coming years:

●	Geographical spread: in the coming years, ZOOZ plans to focus its operations in countries with significant growth in transition to EVs. Initial market introduction and penetration efforts target the territories of Central and Western Europe and the U.S. (with focus on states with high penetration of EVs, such as California, New York and Florida). At a later phase, ZOOZ intends to expand its marketing and sales efforts to the Far East, and in particular to China, as a major global EV market, and other countries.

●	Product and value proposition: ZOOZ expects to leverage its unique flywheel technology and focus on related power boosting products, targeting the EV ultra-fast charging infrastructure market. Following establishing a leading position in this market, ZOOZ believes it will be able to leverage its products to provide additional services and complementary products in this market segment.

●	Customer diversity: the electric vehicle charging market is diverse. ZOOZ will target customers establishing and operating fast-charging infrastructure for EVs, especially in locations with high traffic and limited electrical infrastructure. Such customers include Charge Point Operators (CPOs), EPC (Engineering, Procurement, Construction) firms, fleet operators, business operators & real-estate asset owners, utilities.

●	Business models: ZOOZ’s main model is selling of its power booster systems as an equipment for ultra-fast charging infrastructure. With and following such sale, ZOOZ provides professional services to its customers. ZOOZ may also consider leasing or renting options to facilitate customer adoption.

R&D strategy

ZOOZ focuses on enhancing its flywheel technology, expanding its product range, and aligning its offerings with market demands and trends in the EV charging sector.

Based on ZOOZ’s goals, market evolvement and product development strategy, ZOOZ will focus on the following major advancements in the upcoming years:

●	Further improvement of current flywheel design for enhancing the performance, further validation and improvement of reliability and robustness, and reduction of production costs. This includes experiments and tests on raw material quality, manufacturing tolerances, and improvements aimed at cost reduction, robustness, and safety throughout the product’s life. These improvements might necessitate revisiting the certification processes of the flywheel.

●	ZOOZTER™-100 system development: ZOOZ is already moving forward with production of the ZOOZTER™-100 system. The related R&D and engineering efforts (through NPI process) will focus on further performance improvement, reducing costs, validating and improving reliability and robustness, key subsystem enhancement and establishing additional supply chain sources.

●	Advanced flywheel development (NG-FW): as a technology-oriented company, ZOOZ is progressing with development of a more advanced version of its flywheel technology, aiming to improve the cost-performance ratio and improve storage volume and efficiency. This development is expected to be driven by, and adapted based on, the customers’ feedback and lessons learnt from initial market introduction through sales and pilots in 2023-2024.

●	Next-generation (ZOOZTER™-NG) system development: ZOOZ is planning to move forward with the development of an advanced version of the ZOOZTER™ power booster system based on the advanced flywheel design (NG-FW). This system will cater to the growing demand for larger storage capacities, higher power outputs, and smaller dimensions. ZOOZ is expected to analyze market trends to characterize the future product considering market needs in the upcoming years.

●	Development of supporting products: ZOOZ is aiming to work on expanding its product and service portfolio for the EV charging infrastructure market. Examples include micro-grid management software enabling demand-charge costs reduction, continuous monitoring, improved network efficiency, and stabilization services. Additionally, future offering may require developing software components, electrical and electronic parts to enhance system efficiency, and advanced configurations in line with market trends and customer needs, such as hybrid configurations (combining batteries, solar panels, and more).

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Operations and support

To support the sales of its products and services, ZOOZ intends to establish an operations arm, capable of delivering hundreds of systems. ZOOZ expects that this effort will encompass several key components:

●	Standardized flywheel production: ZOOZ has already set up an internal infrastructure for flywheel low rate, low volume production. In view of its expectations for a significant growth in demand, ZOOZ has initiated a plan to outsource production to partners and subcontractors, with greater capacity for high-volume high-rate production.

●	The ZOOZTER™-100 serial production: ZOOZ has contracted Flextronics (a global contract manufacturing company) to manufacture the ZOOZTER™-100 integrated system. As a first stage, the flywheel integration and final testing is done at ZOOZ’s facility. In preparation for growth in demand to its products, ZOOZ plans to outsource also this final stage of production, such that the ZOOZTER™-100 shall be integrated and go through the final testing procedures by the manufacturing partner and will then be shipped to ZOOZ’s customers.

●	Supplier network: ZOOZ is continuously working on development of its supply-chain with suppliers for various system components, aiming for long-term contracts, while training alternative suppliers to assure competitiveness and redundancy.

●	Local production: In certain territories, local production may be required as a criteria to win opportunities. Such local production may also be important in reducing costs (e.g. freight) and assuring streamlined deliveries to customers. In preparation for expected growth in ZOOZ’s orders’ pipeline, ZOOZ may engage with local partners at certain target markets.

●	Customer support: as ZOOZ is progressing with market introduction of its products, it is currently handling, with its own personnel, the system installations and customer support. In preparation expected for growth in demand and install base, ZOOZ may engage with local partners for installation and maintenance (following training by ZOOZ), thus allowing ZOOZ to focus on specialized and professional maintenance services.

ZOOZ’s operations strategy and goals will be periodically reviewed based on market, technological, economic, and regulatory developments in its operational regions.

ZOOZ’s roadmap and strategy contain forward-looking statements that involve risks and uncertainties and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described elsewhere in this proxy statement/prospectus. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry, and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

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ZOOZ’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which ZOOZ’s management believes is relevant to an assessment and understanding of ZOOZ’s results of operations and financial condition. This discussion and analysis should be read together with “Summary Historical Financial Information of ZOOZ” and the audited historical financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with ZOOZ’s pro forma financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements”. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Certain figures, including interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in ZOOZ’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Unless the context otherwise requires all references in this section to “ZOOZ,” the “Company,” “we,” “us” and “our” refer to ZOOZ Power Ltd.

ZOOZ Overview

ZOOZ is committed to accelerating the electrical vehicles revolution and supporting the mass adoption of EVs around the world, by enabling and empowering a widespread deployment of ultra-fast charging infrastructure.

ZOOZ’s power-boosting products and solutions are built with longevity and the environment in mind, helping ZOOZ’s customers to overcome, sustainably and economically, the limitations of the existing electricity grid. By that, ZOOZ aims to help its customers and partners in building, faster and everywhere, a robust, long-lasting, and cost-effective EV ultra-fast charging infrastructure.

ZOOZ (previously called Chakratec) was founded in 2013 as an incubator private company8 under the Capital Nature Ltd. incubator (“Capital Nature”), under the framework of the directives of the CEO of the IIA and focused on developing a new concept of flywheel.

ZOOZ develops, produces, markets and sells energy storage systems based on storing kinetic energy in flywheels for ultra-fast charging of EVs. ZOOZ has developed proprietary flywheel technology for storing kinetic energy and as of the date of this proxy statement/prospectus, has introduced two generations of Kinetic Storage Systems – the KPB50, which was ZOOZ’s first-generation product and was introduced in 2018 as proof-of-concept and for market introduction, and the ZOOZTER™-100, ZOOZ’s second-generation product, which was introduced in 2022 and is geared towards high-volume production and deployment.

As of the date of this proxy statement/prospectus, ZOOZ operates in the market of charging infrastructure for EVs and primarily in the field of ultra-fast charging for EVs. Based on its technology, ZOOZ develops systems comprised of an array of flywheels and supporting sub-systems, which get charged from the electricity grid. This energy, when discharged, is added to the power from the grid, which together constitute the peak power levels, beyond grid power limit, that are needed to enable high-power ultra-fast charging of the EV even in areas where the electricity grid has limited power. ZOOZ refers to these systems as Power Boosters.

8 An incubator company is a project company that operates under a technological incubator and is partly financed by the IIA.

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Use of ZOOZ’s technology enables a power booster which is both reliable and delivers high-power energy surges repeatably while preserving high-quality performance over time, for hundreds of thousands of charge-discharge cycles. This is in contrast with the chemical battery-based solution, the use of which is limited to hundreds or just a few thousands of cycles, as further detailed above.

Furthermore, the kinetic storage system is a “green system.” It is environmentally friendly, as opposed to battery-based energy storage solutions, which are comprised of polluting chemicals, the use of which requires complicated, expensive recycling processes and involves other restrictions relating to transport, storage and/or use.

In 2018, ZOOZ introduced its first-generation / pilot product, the KPB50, by installing the KPB50 in the Viena airport, which was announced as successful and is still operating as of the date of this proxy statement/prospectus. In 2020 the KPB50 was also sold to a hotel in Germany and is in operation. ZOOZ’s KPB50 product served as proof of the advantages of ZOOZ’s technology and solution and for marketing demonstrations to customers in Europe. The KPB50 is a discontinued product, and ZOOZ’s offering are focused on the new 2nd generation product, the ZOOZTER™-100.

In March, 2021, ZOOZ consummated its Israeli IPO and in May 2022, ZOOZ rebranded and changed its name from Chakratec Ltd. to ZOOZ Power Ltd.

In the second half of 2022, ZOOZ introduced its second-generation product, the ZOOZTER™-100. The ZOOZTER™-100 was first introduced to the market and installed in a pilot site in Zikhron Yaakov, Israel. Later, in 2023 the ZOOZTER™-100 was also installed in several sites in Germany, as initial sales of this product, as further detailed below.

The ZOOZTER™-100 system is geared to solve some of the challenges facing current-generation EV ultra-fast charging systems, by providing a system that supports (power-boosts) the grid and enables ultra-fast charging for EVs, especially in locations where the grid is power-limited. This solution is aimed to be more sustainable and safer and allow better total cost of ownership compared to the market alternatives, which are based on chemical (Li-Ion) batteries.

In 2023, ZOOZ initiated market penetration efforts with deliveries of the ZOOZTER™-100 to its customers and partners in Europe and the US: (a) Two charging sites, supported by the ZOOZTER™-100, located in Herrenberg Germany, were built, finalized commissioning and started commercial operation. The ZOOZTER™-100 systems for those two sites were recognized for H1/2023 revenues. (b) Three additional ZOOZTER™-100 systems were delivered to Germany and started process of installation and site integration (still in the works at the date of this filing). (c) First site in the US, in Rock-hill, South Carolina, was built, finalized commissioning and started commercial operation, as part of a joint Pilot with ARKO Corp. (A major US convenience stores network). (d) Additional ZOOZTER™-100 system was delivered to the US and installed at La-Guardia airport in NYC, in preparation to a joint Pilot with a major car rental company (the site is still under construction, at the date of this filing).

Business Combination Agreement

On July 30, 2023, Keyarch entered into the Business Combination Agreement with ZOOZ and Merger Sub. Pursuant to the Business Combination Agreement, among other things, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, Keyarch will become a wholly-owned subsidiary of ZOOZ, with the holders of securities of Keyarch becoming holders of securities of ZOOZ. Pursuant to the Business Combination Agreement, among other things, the shareholders of Keyarch will receive ZOOZ ordinary shares based on a formula set forth in the Business Combination Agreement and the holders of Keyarch warrants will receive ZOOZ warrants to purchase an equal number of ZOOZ ordinary shares at the same price as the ZOOZ warrants. On February 9, 2024, the First Amendment to the Business Combination Agreement was executed by ZOOZ, Keyarch and the Sponsor. Pursuant to the First Amendment to the Business Combination Agreement, the “Outside Date” under the Business Combination Agreement, which is the date after which a party, in its discretion, can elect to terminate the Business Combination Agreement for any or no reason, was extended from December 31, 2023 to April 1, 2024. The First Amendment to the Business Combination Agreement revised certain triggers that govern when the earnout would be paid to the Zooz shareholders who were Zooz shareholders as of immediately prior to the Closing at a record date to be determined by Zooz. The second revenue milestone was changed to $10 million over two consecutive fiscal quarters (following achievement of the first revenue milestone) and the third revenue milestone was changed to $15 million over two consecutive quarters (following achievement of the second revenue milestone). In addition, the First Amendment to the Business Combination Agreement added a provision to the Business Combination Agreement that allows Zooz to raise financing prior to the Closing, so long as such financing utilizes a valuation of Zooz at least equal to the $60,000,000 pre-money equity valuation of Zooz utilized in the Business Combination. The First Amendment to the Business Combination Agreement also clarified that only Zooz’s vested, in-the-money options will figure into the merger consideration calculation, on a net exercise basis (while Zooz’s unvested, in-the-money options will remain in effect but not affect the merger consideration calculation or number of shares issued to Zooz shareholders in connection with the Business Combination).

Key Factors Affecting ZOOZ’s Results of Operations

Market trends

ZOOZ has adapted its flywheel-based energy storage technology and focused its offering on power boosting solution, targeting the market of charging infrastructure for electrical vehicles (EVs).
ZOOZ assume a continuation of the accelerated transition of the automotive industry to EVs, and with that, a rapidly growing demand for public ultra-fast charging, as critical services needed to resolve the “Range Anxiety” phenomena and allow mass adoption of EVs.

ZOOZ anticipates that the automotive industry trend, to enable EV’s ultra-fast charging (allowing EV’s battery to be charged within only a short period of a few minutes), will continue and further improved (meaning, EV battery will be capable to be charged even faster).

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Increased population of EVs, capable to ultra-fast charging, is expected to generate a growing demand for ultra-fast charging infrastructure, which consumes electricity from the grid as high-power peak surges, thus causing a significant strain on the grid, where such charging equipment is installed, and an increasing need for upgrades of the electricity grid to allow the deployment of such ultra-fast charging infrastructure.

It is expected that such grid upgrades cannot meet the demand’s needed pace and volume, thus increasing the demand for power boosting solutions to be deployed in order to enable and accelerate the roll-out of such needed ultra-fast charging infrastructure.

Furthermore, the increased need in expensive expansion of the grid, to enable delivery and distribution of high-power peak consumption (as needed for ultra-fast charging sessions), may cause increase in demand charges billed by the utility companies. Such increase may extend the need for energy-storage / power booster solution, located behind-the-meter, as a local buffer, acting as “peak-shaver” in order to reduce the peak power which is consumed from the grid, in by that, reducing the costs associated with such consumption.

Target territories, verticals, customers and partners

ZOOZ is currently targeting the EU and the US territories, with plans to later expand to far-east territories (mainly China, Japan, South Korea). It is expected that in each of these territories, the above market trends will generate increasing demand for power boosting solutions.

In each of those territories, it is expected that government regulations and incentives will continue to push towards adoption of EVs and accelerated build of ultra-fast charging infrastructure.

ZOOZ’s main target verticals and use cases are fleet-related and public-ultra-fast charging infrastructure, built by utilities, charge-point operators (CPOs), and engineering-procurement-construction companies (EPCs), in fleet-depots and parking-hubs, near businesses which aim to attract EV drivers (such as shopping malls, convenience stores, restaurants, etc.), and along the highways and roads where driver’s would need to stop on-the-go to charge their EVs.

ZOOZ’s business results are dependent on its ability to be active in these target territories, form relationships and build collaborations with these market players, as customers and/or partners, for building joined solutions to various use-cases which will become relevant as they are aiming to solve the grid challenges while building the needed charging infrastructure. Furthermore, as this market is aiming to provide long-lasting and reliable charging services, ZOOZ is expected to develop relationships with local partners who are able to provide local repair and maintenance services at the expected level of service availability and quality.

In order to achieve all the above, ZOOZ is required to establish local presence as sales force and/or local partners acting as agents, resellers and/or distributors, and partners acting as local technical and service support. Such local presence is key for acquiring new customers and for preserving them for long-term period.

In some of these territories, ZOOZ may be required to have local manufacturing capability, in order to be eligible for government funding and incentives, as well as to provide the needed accelerated demand for its products.

Market – Product fit

The ultra-fast charging infrastructure market is still in its early stage. Market players are still in the learning stage of the technical challenges and the relevant technological solutions, while developing relevant business models to overcome the complexity and challenges of needed huge investment (much earlier than reaching profits) and the high costs of operation while utilization is still low.

ZOOZ’s ability to penetrate this market in these territories and develop robust customer-base, is dependent on its ability to take part in such learning phase (while collaborating with the above market players), adapt its offering to the market players’ needs, educate them with the added value and differentiation of ZOOZ’s innovation and offering, and developing with them the use cases and business models that make sense economically. This may result in a long sell cycle and piloting of the ZOOZ’s solution, in various scenarios and use-cases, before customers and partners are moving forward with long-term commitments and orders with significant orders.

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Innovation of advanced technology

ZOOZ is differentiating its offering, from other competing products and solutions, based on its innovation in the field of flywheel-based energy storage. ZOOZ business results are dependent on its ability to mature its flywheel technology and the ZOOZTER™-100 power booster product, develop complementary features and offering (e.g. SW-related products and add-ons), adapting the offering and market-fit in according to lessons-learnt from market-penetration phase (pilots and early deployment) in accordance to trends, regulations and evolving needs of the various market players.

Furthermore, in order to keep and/or further increase its competitive advantage, ZOOZ is required to advance its flywheel technology (targeting better performance and lower costs), enhance and further extend its portfolio of power booster products (targeting better performance, lower cost, and additional features and configuration as needed in accordance to market-fit), and further develop complementary software-based products and add-ons, to compete its offering and increase added-value for its customers.

Production capacity and supply chain

As a technology and innovation focused company, ZOOZ intends to outsource the production of its products to partners who will be responsible for procurement, manufacturing, integration and testing of ZOOZ’s products. In view of the significant demand that ZOOZ expects for its products, ZOOZ needs to make significant efforts and investments in building its supply chain, training and certification of its suppliers, supporting NPI and outsourcing process, as well as guiding and monitoring the performance of its suppliers to assure deliveries of high-quality products to the customers.

With the expected demand growth of ZOOZ’s products, ZOOZ is expected to expand its supply-chain, establish additional suppliers and monitor the suppliers ability and performance while ramping-up production. As indicated, in some territories it would be required by the authorities and / or customers, and might also be more cost effective, to establish local manufacturing capability. ZOOZ aims to establish such capability while collaborating with local manufacturing partners, to whom ZOOZ will outsource, whole or a portion of, the manufacturing of its products.

In addition, ZOOZ intends to invest in engineering and R&D effort geared towards increasing robustness, reliability and serviceability of its products, in order to retain its customers and their satisfaction from ZOOZ’s solution. Additional engineering and R&D effort will be invested in modifications and enhancement of the products, geared towards production outsourcing (adapting to different capabilities of the suppliers), cost reduction and quality assurance.

Customer service and technical support

In order to assure high-quality service and high retention of its customers, ZOOZ intends to establish collaboration with local (in the target territory) partners who are able to provide customer service and first-aid technical support. ZOOZ will train these partners in order to assure availability and high-quality serviceability of its products, and high-satisfaction of its customers.

ZOOZ is expecting to remain the source for professional high-level technical support, addressing technical issues that cannot be resolved by the local partner.

Investment in human resources

As a technology-oriented company, aiming to maintain and extend its competitive advantage by innovation, advanced products, and high-quality professional services, ZOOZ intends to keep its investment in human resources, aiming to retain its talented team, and recruit additional talents to key positions in the company, while fostering a dynamic culture geared towards excellence, integrity and teamwork based on can-do approach.

Continued investment in growth

As ZOOZ is active in an early stage rapidly evolving market, which is expected to accelerate significantly in the coming years, ZOOZ is committed to work with its customers and partners, and prepare for accelerated expansion, as part of its strategic goal to position itself as a leading provider of Power Boosting solutions for EV charging infrastructure market. Such investment may include R&D geared towards additional products and extended offering, outsourcing and ramping up production capacity, collaborations with suppliers and partners, mergers and acquisitions with companies with complementary capabilities, establishing sales and marketing infrastructure in various territories, using various business models to accelerate market penetration, etc.

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Economic conditions and resulting business trends

Our results of operations are impacted by the relative strength of the overall economy and its effect on business investment, unemployment, consumer spending behavior, and business and consumer demand. Our customers’ underlying business activities are also linked to the macroeconomic and geopolitical environment.

COVID-19 impacts

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers around the world. Any sustained downturn in demand for EVs or for components needed for ZOOZ’s product would harm our business.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. Since the decrease in the widespread of the COVID-19, these measures have been reduced and cancelled by governments around the world, however there can be no assurance that such measures, or additional measures, will not be imposed in case of an increase in the widespread of the COVID-19. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact demand for our products. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

We have modified our business practices reducing physical participation in sales activities, meetings, events and conferences. We have also implemented additional safety protocols for essential workers, have implemented cost cutting measures in order to reduce our operating costs, and may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. Furthermore, if significant portions of our customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for High-Power-Charger and services will decline.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic has limited the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in high power storage systems and power boosters and other equipment related to charging infrastructure or to provide installation or maintenance services, resulting in manufacturing delays and increases in prices for such components and materials. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for our products and services.

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Impacts of being a U.S. listed public company

ZOOZ expects its general and administrative expenses will increase as it incurs additional costs to support its operations as a U.S. listed public company. These additional costs include upgraded director and officer insurance coverage to be commensurate with other publicly listed companies, costs related to audit, legal, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, and investor and public relations expenses.

Components of Results of Operations

The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our financial statements. The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this document.

Revenue

Revenue is generated from sale of ZOOZTER™-100 products, in addition to professional services provided to customers in support of installation, operation and maintenance of these products. Future revenues’ streams may also be generated from services based on software products which will be provided as add-on / complementary features to our Power Boosting solutions. In addition, revenues may be generated by providing services that include consulting, training, commissioning, and other services related to supporting our customers in establishing charging infrastructure of EVs. The services included in this paragraph may relate to potential revenue streams which has not yet materialized.

Cost Of revenues

Cost of revenues primarily consists of product costs consisting of bill-of-materials (BOM) costs, manufacturing labor costs (salaries and related expenses), Operations-related costs (salaries and expenses of related team such as procurement, quality, support, etc.), costs related to deliveries (packaging, freight, insurance, etc.). In addition, costs are also related to salaries and expenses of team and subcontractors providing the above-mentioned services, as well as depreciation and amortization of intangible assets.

In Addition, ZOOZ periodically evaluates the quantities on hand relative to current and historical selling prices and historical and projected sales volume. Based on this evaluation, provisions are made when required to write-down inventory to its market value.

Research and development expenses

Research and development expenses consist primarily of employee compensation and related costs, professional services and consulting expenses, and non-capitalized costs associated with the research of advanced innovation, development of new products and features, engineering geared towards products’ modifications, enhancement, cost reduction and outsourcing, and engineers efforts for professional support of customers (at the stage of market introduction and acquiring new customers). Such non-capitalized costs are charged to the statement of operations as incurred.

Sales and marketing expenses

Sales and marketing expenses consist of costs for business development, customer success, product launch costs, marketing and advertising costs, retention costs and certain customer acquisition costs. This also includes employee compensation, agents and partners’ commission fees, and related costs to support the sales and marketing process.

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General and administrative expenses

General and administrative expenses consist primarily of compensation, benefits and overhead expenses associated with management. We expect our general and administrative expenses will increase as a result of becoming a dually public company, as we will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We also expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Depreciation and amortization

ZOOZ depreciates and amortizes its assets on a straight-line basis in accordance with our accounting policies. The useful lives are three years for computers, seven years for furniture and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. ZOOZ expects amortization expenses to increase going forward as a result of systems deployed for pilots as part of ZOOZ’s market penetration efforts.

Financial income, net

Financial income, net primarily includes gains (losses) from foreign exchange fluctuations. ZOOZ conducts transactions worldwide and settles accounts with its financial intermediaries in various currencies. Interest income from cash and cash equivalents deposited in its accounts is also included under financial income, net, which vary based on cash and cash equivalents, and with market rates.

Results of Operations

The following table sets forth our results of operations data for the periods presented:

	For the six months ended June 30,			For the Year ended December 31,
	2023	2022	%	2022	2021	%
	US$ in thousands		Change	US$ in thousands		Change

Revenue	784	-	-	-	-	-
Cost of revenue	981	-	100%	178	-	100%
Gross Loss	(197)	-	100%	(178)	-	100%
Operating expenses:
Research and development expenses, net	2,652	1,304	103%	4,163	1,523	173%
Selling and marketing expenses	1,331	415	221%	1,672	987	69%
General and administrative expenses	1,528	780	96%	2,189	2,028	8%
Total operating expenses	5,511	2,499	121%	8,024	4,538	77%

Operating loss	(5,708)	(2,499)	127%	(8,202)	(4,538)	81%
Other expense, net:
Financing expenses (income), net	(306)	(252)	21%	(377)	43	977%

Net loss for the year	(5,402)	(2,247)	140%	(7,825)	(4,581)	71%
Net loss per ordinary share attributable to shareholders - basic and diluted	(0.08)	(0.06)	33%	(0.13)	(0.18)	28%
Weighted average ordinary shares outstanding – basic and diluted	67,619	38,233	77%	(59,084)	(23,100)	156%

Net Loss	(5,402)	(2,247)	140%	(7,825)	(4,581)	71%
Other Comprehensive income (loss)
Reporting currency translation (gain) loss	(891)	(2,012)	(56)%	(1,965)	370	(631)%
Total comprehensive loss	(6,293)	(4,259)	47%	(9,790)	(4,211)	132%

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Cost of Revenue

	Six months ended June 30,		Change	Year ended December 31,		Change
	2023	2022		$2022	2021	$
	U.S. dollars in thousands			U.S. dollars in thousands
Cost of revenue	981	-	981	$178	$-	$178

In 2022, cost of revenue primarily consists of an inventory write-off of $178 thousands. The increase in cost of revenue reflects anticipated net realizable value on disposition of existing inventory assets.

For the period of June 30, 2023, cost of revenue primarily consisted of: (a) cost of two systems that were sold in Germany and recognized for revenues, and (b) anticipated net realizable value of disposition of existing inventory assets.

Operating Expenses

	Six months ended June 30,		Change	Year ended December 31,		Change
	2023	2022		$2022	2021	$
	U.S. dollars in thousands			U.S. dollars in thousands
Research and development, net	2,652	1,304	1,348	4,163	1,523	2,640
Sales and marketing	1,331	415	916	1,672	987	685
General and administrative	1,528	780	748	2,189	2,028	161
Total operating expenses	5,511	2,499	3,012	8,024	4,538	3,486

For the period ended June 30, 2023, and 2022, the total operating expenses are offset by the changes in fair value of liability-classified awards in the amounts of $139 and $1,830 thousands, respectively.

For the year ended December 31, 2022 and 2021, the total operating expenses are offset by the changes in fair value of liability-classified awards in the amounts of $2,294 and $1,661 thousands, respectively.

Research and Development Expenses, net

For the period ended June 30, 2023 and 2022, grants from government and others, in the amounts of $70 thousands and $14 thousands, respectively, were deducted from research and development expenses.

For the year ended December 31, 2022, research and development expenses, net, increased by approximately $2.7 million, from approximately $1.5 million for the year ended December 31, 2021, to approximately $4.2 million.

For the year ended December 31, 2022, and 2021, grants from government and others, in the amounts of $359 thousands and $189 thousands, respectively, were deducted from research and development expenses.

The research and development activities related primarily to advanced stages of the development of ZOOZTER™-100, including CE certification tests of the European configuration of the product, and the testing according to the UL standards for the US-configuration. Furthermore, the increased expenses include costs of subcontractors supporting certification process, NPI process, and development of customized components of the flywheels and ZOOZTER™-100 (such as motors, drivers, and electrical cabinets). The increase in research and development expenses, net, was due to an increase in head count and investment in two R&D prototype systems (CE-configuration and UL-configuration).

Sales and Marketing Expenses

Sales and marketing expenses increased by approximately $0.7 million, from approximately $1 million for the year ended December 31, 2021, to approximately $1.7 million for the year ended December 31, 2022. Sales and marketing expenses increased by approximately $0.9 million, from approximately $0.4 million for the six months ended June 30, 2022, to approximately $1.3 million for the six months ended June 30, 2023. The increase is primarily attributed to an increase in head count, investment in the building of a pilot site in Rockhill, SC, aimed to be a site for demonstrations of ZOOZ solution and the ZOOZTER™-100 product to relevant US customers, increase in participation in marketing events as a result of, among other things, the removal of most of the COVID-19 restrictions, investment in a re-branding campaign of ZOOZ and increased expenses in marketing materials.

General and Administrative Expenses

General and administrative expenses increased by approximately $0.2 million, from approximately $2 million for the year ended December 31, 2021, to approximately $2.2 million for the year ended December 31, 2022. General and administrative expenses increased by approximately $0.7 million, from approximately $0.8 million for the six months ended June 30, 2022, to approximately $1.5 million for the six months ended June 30, 2023. The increase is primarily attributed the recruitment of new executive officers and to professional and legal services incurred in 2023.

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Financial Expenses, Net

Financial expenses (net) decreased by approximately $0.4 million from financial expenses of approximately $0.04 million for the year ended December 31, 2021 to financial income of approximately $0.4 million for the year ended December 31, 2022. Financial expenses (net) decreased by approximately $ 0.05 million from financial income of approximately $ 0.25 million for the six months ended June 30, 2022 to financial income of approximately $ 0.3 million for the six months ended June 30, 2023. The decrease in financial expenses (net) is primarily attributed to income from interest on NIS and dollar deposits of the cash balance and foreign exchange fluctuations.

Liquidity and Capital Resources

Sources of Liquidity

ZOOZ has historically funded its operations primarily from private placements of its equity securities and public offerings of its securities following Israeli IPO, (immaterial amount). As of the date of this proxy statement/prospectus, ZOOZ’s principal sources of funding have been the $35.5 million of net proceeds received through these sources. As of December 31, 2022, ZOOZ had cash and cash equivalents of $21 million. As of June 30, 2023, ZOOZ had cash and cash equivalents of $ 14 million. Cash equivalents are invested in accordance with ZOOZ’s investment policy.

Funding Requirements

ZOOZ expects its expenses to increase in connection with its ongoing activities, particularly as it continues research and development activities and incurs significant commercialization expenses related to product sales, marketing and distribution. Furthermore, upon the Closing of the Merger, ZOOZ expects to incur legal, accounting, insurance and other costs associated with operating as a U.S. public company. Accordingly, ZOOZ will need to obtain substantial additional funding in connection with its continuing operations. If ZOOZ is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts.

As of December 31, 2022, ZOOZ had cash and cash equivalents of approximately $21 million. As of June 30, 2023, ZOOZ had cash and cash equivalents of $ 14 million To date, ZOOZ has not generated enough revenues from its activities and therefore continues to depend on fundraising from new and existing investors to finance its activities, which will continue until a positive cash flow from its business operation is achieved, although ZOOZ can give no assurance that it will be able to generate positive cash flow from operations. ZOOZ will be required to continue to depend on fundraising to finance its activities following the Business Combination. These fundraising activities include the fundraising as described below under the paragraph of “— Recent Developments”, as well as other equity or debt financings.

Government Grants

A portion of our research and development efforts were financed through grants from the IIA. The total grants that ZOOZ received from the IIA until, June 30, 2023, amounted to approximately $1.2 million, ZOOZ is required to pay to the IIA and other government organizations, with respect to the royalty-bearing grants, royalties at the rate of between 3% and 5% from any income deriving from a product (including know-how) which was developed, in whole or in part, directly or indirectly, in the framework of such royalty-bearing research and development programs, including any derivatives, and related services thereof. The royalty payments are capped at the amount of the royalty-bearing grants received by ZOOZ plus annual interest.

ZOOZ may in the future apply to receive additional grants from the IIA and other governments organizations. However, ZOOZ cannot predict whether it will be entitled to any future grants, or the amounts of any such grants. For more information regarding such grants-related programs, please see “ZOOZ’s Business – Government Regulations – Other Regulations.”

On a pro forma basis, ZOOZ believes that its cash on hand following the consummation of the Business Combination, including the current available cash and cash equivalents on its balance sheet, the funds contained in Keyarch’s Trust Account (subject to Keyarch meeting the Minimum Cash Condition) will be sufficient to meet ZOOZ’s working capital and capital expenditure requirements for at least the next 12 months from the date of this proxy statement/prospectus and sufficient to fund its operations. To the extent that ZOOZ’s current resources are insufficient to satisfy its cash requirements, it may need to seek additional equity or debt financing.

Going Concern Qualification

As of December 31, 2022, ZOOZ had an accumulated deficit of $35.4 million. During the year ended December 31, 2022, ZOOZ incurred operating losses of approximately $8.2 million and a negative cash flow from operating activities of approximately $10.5 million. As of June 30, 2023, ZOOZ had an accumulated deficit of $40.8 million. During the six months ended June 30, 2023, ZOOZ incurred operating losses of approximately $5.7 million and a negative cash flow from operating activities of approximately $ 5.8 million. ZOOZ’s current operating plan includes various assumptions concerning the level and timing of cash outflows for operating activities. ZOOZ’s ability to successfully carry out its business plan is primarily dependent upon its ability to obtain sufficient additional capital and increase its revenue and reduce its costs. There are no assurances that ZOOZ will be successful in obtaining an adequate level of financing needed for the long-term business plan or that any financing will result in and increasing its profitability.

These conditions raise substantial doubt about ZOOZ’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to ZOOZ’s ability to continue as a going concern.

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Recent Developments

ZOOZ also expects its losses and the cash flow used in operations to be significantly higher in future periods as it:

●	increases its research and development expenses;

●	expands its service capabilities;

●	increases its sales and marketing activities; and

●	increases its general and administrative expenses to support the growth and U.S. public company infrastructure.

In addition, to the extent that ZOOZ may include debt financing, it will incur interest costs as well as other charges which may be included in any financing agreement.

Because ZOOZ will incur the costs and expenses from these efforts before it generates revenue or positive cash flow from its operations to offset such costs and expenses, losses and negative cash flow from operations in future periods may be significant. In addition, ZOOZ may find that these efforts are more expensive than it currently anticipates and that these efforts may not result in the anticipated revenues or cash flow, which would further increase ZOOZ’s losses and negative cash flow from operations and its need for additional financing.

Cash flows summary

The following table summarizes ZOOZ’s cash flows for the year ended December 31, 2022, and for the six months ended June 30, 2023, compared to the equivalent period in 2022:

	Six months ended June 30,		Change	Year ended December 31,		Change
	2023	2022		$2022	2021	$
				U.S. dollars in thousands
Net cash used in operating activities	(5,808)	(4,357)	(1,451)	(10,547)	(6,085)	(4,462)
Net cash used in investing activities	(583)	(421)	(162)	(500)	(298)	(202)
Net cash provided by financing activities	-	27,870	(27,870)	27,870	7,645	20,225

Cash Flows from Operating Activities

Cash flows used in operating activities increased by approximately $4.5 million, from approximately $6.1 million for the year ended December 31, 2021, to approximately $10.5 million for the year ended December 31, 2022. Cash flows used in operating activities increased by approximately $ 1.4 million, from approximately $ 4.4 million for the six months ended June 30, 2022, to approximately $ 5.8 million for the six months ended June 30, 2023. The increase is primarily attributed to 2023 growth in net loss and increase in Inventory.

Cash Flows from Investing Activities

Cash flows used in investing activities increased by approximately $0.2 million, from approximately $0.3 million for the year ended December 31, 2021, to approximately $0.5 million for the year ended December 31, 2022. Cash flows used in investing activities increased by approximately $ 0.2 million, from approximately $0.4 million for the six months ended June 30, 2022, to approximately $ 0.6 million for the six months ended June 30, 2023. The increase is primarily attributed to investment in fixed assets.

Cash Flows from Financing Activities

Cash flows provided by financing activities increased by approximately $20 million, from approximately $7.6 million for the year ended December 31, 2021, to approximately $27.8 million for the year ended December 31, 2022. Cash flows provided by financing activities decreased by approximately $ 28 million, from approximately $ 28 million for the six months ended June 30, 2022, to $ 0 million for the six months ended June 30, 2023. The decrease is primarily attributed to 2022 financing round through a private placement and a public offering.

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Key Financial and Operating Metrics

In evaluating its business, ZOOZ considers its cash, inventory, research and development expenses, sales and marketing expenses and net cash used in operating activities. These factors are discussed below with respect to the results of its operations for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021.

	Six months ended June 30,		%	For the year ended December 31%
(U.S.$ in thousands, except percentages)	2023	2022	change	2022	2021	change
Cash	13,566	26,826	(49)%	$20,569	$5,661	263%
Inventory	2,892	757	282%	$1,767	$480	268%
Research and development expenses	2,652	1,304	105%	$4,163	$1,523	173%
Sales and marketing expenses	1,331	415	221%	$1,672	$987	69%
Net cash used in operating activities	1,528	780	96%	$(10,547)	$(6,085)	73%

Off-Balance Sheet Arrangements

ZOOZ has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Contractual Obligations, Commitments and Contingencies

The following table summarizes our contractual obligations as of December 31, 2022.

		Payments due by period
(in thousands)	Total	2023	2024	2025	2026	2027
Operating leases	1,925	426	405	393	382	319

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Critical Accounting Policies

Basis of Presentation

The financial statements of ZOOZ have been prepared in conformity with United States generally accepted accounting principles (U.S. GAAP).

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. ZOOZ’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements. As applicable to these financial statements, the most significant estimates relate to share-based compensation.

Functional and Presentation Currency

The currency of the primary economic environment in which the operations of ZOOZ are conducted is the New Israeli Shekel (“NIS”). Thus, the functional currency of ZOOZ is the NIS. ZOOZ’s presentation and reporting currency is the U.S dollar.

Balances in non-NIS currencies are translated into NIS using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-NIS transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions - exchange rates at transaction dates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) - historical exchange rates. Currency transaction gains and losses are presented in finance income or expenses, as appropriate.

The financial statements are translated into the reporting currency, the U.S dollar, using the current rate method - equity accounts are translated using historical exchanges rates, while all other balance sheet accounts are translated using the exchanges rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year, unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, The resulting translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income (loss).

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that are developed using market data, such as publicly available information about actual events or transactions, and that reflect the assumptions that market participants would use when pricing the asset or liability. Unobservable inputs are inputs for which market data are not available and that are developed using the best information available about the assumptions that market participants would use when pricing the asset or liability.

The fair value hierarchy is categorized into three levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. Level 2 inputs include inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

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The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The carrying amounts of other current assets, account payables and other payables and accrued expenses approximate fair value because of their generally short maturities.

Restricted long-term bank deposits

Restricted long-term bank deposits are deposits with a maturity of more than one year. The bank deposits are primarily invested in highly liquid deposits and used as a security for ZOOZ’s lease agreements. Long-term bank deposits are denominated in NIS. The interest on ZOOZ’s deposits is insignificant. As of June 30, 2023 and 2022 and December 31, 2022 and 2021, ZOOZ had a lien on ZOOZ’s bank deposits in respect of bank guarantees granted in order to secure its lease agreements. The fair value of bank deposits approximates the carrying value since they bear interest at rates close to the prevailing market rates.

Concentration of credit risks

Financial instruments that potentially subject ZOOZ to concentrations of credit risk consist principally of cash, cash equivalents, restricted long-term deposits, trade receivables and other receivables.

All ZOOZ’s cash, cash equivalents and restricted long-term bank deposits are invested in banks within Israel. ZOOZ is exposed to credit risk in the event of default by the financial institutions to the extent of the amounts recorded on the accompanying balance sheets exceed federally insured limits. ZOOZ places its cash and deposits with financial institutions for which management believes there is limited credit loss exposure with respect to the investments.

Inventory

Inventory consists of raw materials, work in process and finished products. Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided to cover risks arising from slow-moving and obsolescent items.

ZOOZ periodically evaluates the quantities on hand relative to current and historical selling prices and historical and projected sales volume. Based on this evaluation, provisions are made when required to write-down inventory to its market value. Cost of inventories is assigned as follows:

●	Raw materials - at cost of purchase represents the first in, first out method.

●	Work in process - on the basis of direct manufacturing costs with the addition of allocable indirect manufacturing costs.

●	Finished products - based on average costs of materials, contracting and manufacturing costs.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Impairment of long-lived assets

ZOOZ tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset, ZOOZ recognizes an impairment loss, which is the excess of the carrying amount over the fair value of the asset, using the expected future discounted cash flows.

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Research and development, net

Research and development costs are expensed to the statement of operations as incurred, net of government grants which represents participations in research and development.

Research and development expenses include costs directly attributable to the conduct of research and development programs, including payroll costs, lab expenses, materials, consumables, and consulting fees. All costs associated with research and development are expensed as incurred.

ZOOZ received royalty-bearing grants, which represents participation of the IIA and the BIRD Foundation (“BIRD”) in approved programs for research and development. At the time the grants were received, successful development of the related projects was not assured. As such, these grants are recognized as a reduction of research and development expenses as the related costs are incurred.

Income taxes

ZOOZ accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. ZOOZ provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, if it is more likely than not that a portion or all the deferred tax assets will not be realized.

ASC 740-10, “Income Taxes” (“ASC 740-10”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard contains a two-step approach to recognizing and measuring a liability for uncertain tax positions.

The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. ZOOZ accrues interest and penalties related to unrecognized tax benefits in its taxes on income.

ZOOZ believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10.

Basic and diluted net loss per ordinary share

ZOOZ’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. All share options, warrants and preferred shares were excluded from the calculation of diluted net loss per ordinary share because their effect would have been anti-dilutive for the years presented.

ZOOZ computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. These participating securities do not contractually require the holders of such shares to participate in ZOOZ’s losses. As such, a net loss for the periods presented was not allocated to the Company’s participating securities.

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Share-based compensation

ZOOZ accounts for options granted to employees under the fair value recognition provision of ASC 718 “stock compensation”. ZOOZ measures all share-based awards, based on their estimated fair value on the grant date.

ZOOZ’s employees and directors share-based payment awards are classified as equity awards, except for awards as described below. The grant date fair value of these share-based payment transactions is recognized as an expense over the requisite service period using an accelerated method, net of estimated forfeitures. ZOOZ elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule based on the multiple-option award approach. ZOOZ adopted ASU 2018-07 and therefore accounts for its equity classified share-based payment awards to its advisors in a similar manner.

ZOOZ uses the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option- pricing model is affected by ZOOZ’s stock price as well as assumptions regarding number of complex and subjective variables. These variables include the estimated stock price volatility over the term of the awards; actual and projected employee stock option exercise behaviors, which is referred to as expected term; risk-free interest rate and expected dividends.

The expected term is calculated using the simplified method, as ZOOZ has concluded that its historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. ZOOZ estimates the volatility of its common stock by using the volatility rates of its peer companies given that it has only public for a short period of time. ZOOZ bases the risk-free interest rate used in its option-pricing models on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term to maturity of its equity awards. ZOOZ does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero.

Liability classified share-based options

Some of the ZOOZ’s share-based awards have an exercise price denominated in US$, which is not the Company’s functional currency and not the employees’ salary currency or the currency in which the employees are paid. These awards are classified as liability awards, measured at fair value at the date of grant and re-measured at fair value at each reporting date up to and including the settlement date. The fair value of the awards is expensed over the respective vesting period of the individual awards with recognition of a corresponding liability. Changes in fair value after vesting are recognized through compensation expense in the statement of operations. Compensation expense reflects estimates of the number of awards expected to vest. The impact of forfeitures and fair value revisions, if any, are recognized in earnings such that the cumulative expense reflects the revisions, with a corresponding adjustment to the settlement liability.

Severance pay

Under Israeli law, ZOOZ is required to pay a severance payment to its employees in Israel upon dismissal of an employee or upon termination of employment in certain other circumstances. ZOOZ makes ongoing deposits into its Israeli employee pension plans to fund their severance liabilities. For its employees who are employed under the Section 14 of the Severance Pay Law, 1963 (“Section 14”), ZOOZ makes deposits with certain insurance companies for accounts controlled by each applicable employee in order to secure the employee’s rights upon termination. In addition, the related obligations and amounts deposited on behalf of the applicable employees for such obligations are not presented on ZOOZ’s balance sheets, as the amounts funded are not under the control of management and ZOOZ is legally released from the obligation to pay any severance payments to the employees once the required deposit amounts have been paid.

Comprehensive loss

ZOOZ complies with ASC 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. ZOOZ reports the financial impact of translating its financial statements from its functional currency to its reporting currency as a component of other comprehensive income (loss).

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Leases

ZOOZ accounts for leases in accordance with ASC 842, Leases. All of ZOOZ’s leases are classified as operating leases. ZOOZ determines if an arrangement is a lease at inception. Lease classification is governed by five criteria in ASC 842-10-25-2. If any of these five criteria is met, ZOOZ classifies the lease as a finance lease; otherwise, ZOOZ classifies the lease as an operating lease.

Operating leases are included as operating lease right-of-use (“ROU”) assets and operating lease liabilities on the balance sheet.

ROU assets represent ZOOZ’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. ZOOZ elected the practical expedient to not separate lease and non-lease components for all of ZOOZ’s leases, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the statements of operations on a straight-line basis over the lease term.

ZOOZ subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term and any unamortized initial direct costs. Further, ZOOZ recognizes lease expense on a straight-line basis over the lease term.

The lease terms include options to extend or terminate the lease when it is reasonably certain that ZOOZ will exercise or not exercise the option to renew or terminate the lease.

Contingent Liabilities

Certain conditions may exist as of the date of the financial statements, which may result in a loss to ZOOZ, but which will only be resolved when one or more future events occur or fail to occur. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is recorded as accrued expenses in ZOOZ’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material are disclosed. As of June 30, 2023 and December 31, 2022, no contingent liabilities have been recognized.

Emerging Growth Company Status

ZOOZ is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, ZOOZ will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. ZOOZ is a non-accelerated filer, which is a company that has either a public float of less the $75 million or a public float from $75 million to less than $700 million and annual revenues of less than $100 million. As long as ZOOZ remains either an emerging growth company or a non-accelerated filer, it will be exempt from the auditor attestation requirement.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ZOOZ has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, ZOOZ, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of ZOOZ’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

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ZOOZ will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of its initial public offering, which will be the closing of the Business Combination, (b) in which ZOOZ’s total annual gross revenue of at least $1.235 billion, or (c) in which ZOOZ is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References to “emerging growth company” in this proxy statement/annual report have the meaning associated with that term in the JOBS Act.

Foreign Private Issuer Status

ZOOZ is organized under the laws of the State of Israel. After the consummation of the Business Combination, ZOOZ will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to ZOOZ on June 30, 2024. Even after ZOOZ no longer qualifies as an emerging growth company, for so long as ZOOZ qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP, although we intend to use U.S. GAAP in our financial statements;

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

ZOOZ will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, ZOOZ intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information ZOOZ is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, ZOOZ shareholders will receive less or different information about ZOOZ than a shareholder of a U.S. domestic public company would receive.

After the consummation of the Business Combination, ZOOZ expects to be listed on Nasdaq. Nasdaq market rules permit a foreign private issuer such as ZOOZ to follow the corporate governance practices of its home country. Certain corporate governance practices in Israel, which is ZOOZ’s home country, may differ significantly from Nasdaq corporate governance listing standards. Pursuant to the “foreign private issuer exemption,” ZOOZ is permitted to comply with Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that it discloses which requirements it is not following and the equivalent Israeli requirement. Pursuant to this “home country practice exemption” with respect to the following:

●	ZOOZ intends to follow the quorum requirement for shareholder meetings in accordance with the Companies Law. As permitted under the Companies Law, pursuant to the Restated ZOOZ Articles, the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law, who hold at least 25% of the voting power of its shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the Nasdaq corporate governance rules.

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●	ZOOZ intends to adopt and approve material changes to equity incentive plans in accordance with the Companies Law which does not impose a requirement of shareholder approval for such actions. In addition, ZOOZ intends to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees, or consultants; and

●	ZOOZ also intends to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule requiring shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in ZOOZ and certain acquisitions of the stock or assets of another company).

ZOOZ intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. ZOOZ would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if ZOOZ no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

If at any time ZOOZ ceases to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

Quantitative and Qualitative Disclosures About Market Risk

ZOOZ is exposed to various risks in relation to financial instruments. The main types of risks are foreign currency risk and interest rate risk. While ZOOZ may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, ZOOZ does not have foreign-exchange hedging contracts in place with respect to all currencies in which ZOOZ does business.

Foreign Currency Risk

ZOOZ is exposed to foreign exchange risk to the extent that there is a mismatch between the currencies in which sales, purchases, and receivables that are denominated in a currency other than the respective functional currencies of ZOOZ. ZOOZ’s sales are substantially denominated in EURO, but ZOOZ’s functional currency is in NIS. Accordingly, changes in exchange rates are reflected in reported income and loss from ZOOZ’s international businesses included in ZOOZ’s statements of operations.

For the six months ended June 30, 2023, ZOOZ had $0.9 million of other comprehensive loss generated from the exchange differences on translation of foreign operations, During the six months ended June 30, 2022 ZOOZ had an $2.0 of other comprehensive loss generated from the same.

For the twelve months ended December 31, 2022, ZOOZ had $1.96 million of other comprehensive loss generated from the exchange differences on translation of foreign operations, During the year of 2021, ZOOZ had an $0.37 of other comprehensive loss generated from the same.

While ZOOZ has not engaged in the hedging of its foreign currency transactions to date and does not enter any hedging contracts for trading or speculative purposes, ZOOZ may in the future, enter into derivatives or other financial instruments in an attempt to hedge ZOOZ’s foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on ZOOZ’s results of operations.

Credit Risk

For the twelve months ended December 31, 2022, ZOOZ did not have credit risk. For the six months ended June 30, 2023, ZOOZ did not have credit risk. However, ZOOZ believes that for the twelve months ended December 31, 2023, ZOOZ’s main credit risk is expected to be that counterparties will not repay in full the accounts receivable based on the agreed terms. ZOOZ actively monitors and manages its credit risk by performing credit checks and monitoring credit limits. With respect to ZOOZ’s customers, ZOOZ manages and analyzes the credit risk for each new customer before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by ZOOZ’s board of directors.

Liquidity Risk

ZOOZ manages liquidity risk by monitoring and maintaining a level of cash deemed adequate to finance its operations and mitigate the effects of fluctuations in cash flows. In addition, management monitors the utilization of bank borrowings and ensures compliance with loan covenants.

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MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are expected to serve as ZOOZ’s executive officers and directors following the Merger. For biographical information concerning these executive officers and directors, see below.

Name	Age	Position
Avi Cohen	70	Chairman of the Board of Directors
Boaz Weizer	52	Chief Executive Officer
Ruth Smadja	48	Chief Financial Officer
Ilan Ben David	59	Chief Technology Officer and Co-Founder
Nir Zohar	59	Chief Customer Officer and Co-Founder
Jordan Buchler	60	Chief Operations Officer
Tal Harmon	57	VP R&D
Udi Tzuri	58	VP Product
Eyal Blum	50	Chief Revenue Officer
Doron Meir Vadai	65	Director
Dan Weintraub	58	Director
Manuel Fernandes	45	Director
Christine Zhao	51	Director Nominee
Sanqiang (Larry) Wang	54	Director Nominee
Fang Zheng	59	Director Nominee
Naama Zeldis	60	Director Nominee

Executive Officers

Boaz Weizer, Chief Executive Officer

Boaz is an accomplished executive with over 20 years of senior management experience, leading business strategy and operations, as well as R&D organizations. Prior to joining ZOOZ, he held multiple executive positions at Elbit Systems, a global defense technology company, where he led several business lines to success, as well as the company’s large-scale and highly technological R&D organization. Before Elbit, he led an innovative automotive startup’s business unit to a successful spin-off. Boaz is a graduate of the Israeli Naval Academy where he served as a submarine officer and chief engineer. He holds a B.Sc. and MBA in electrical engineering from the Technion, Israel Institute of Technology.

Ilan Ben David, Chief Technology Officer

Ilan is a veteran entrepreneur and executive with a proven track record of outperforming business goals. Ilan co-founded ZOOZ and served as the ZOOZ’s CEO from its foundation in 2013 and until 2020. Before co-founding ZOOZ, Ilan co-founded and served as the CEO of Genoa Color Technologies, a display semiconductor company. Prior to Genoa, he held several senior executive positions in the electronic printing industry. Ilan served in the prestigious 8200 IDF technology unit, and is the inventor of more than 20 patent families, having earned a B.Sc. in mechanical engineering and an M.Sc. in electrical engineering, both from Tel-Aviv University.

Ruth Smadja, Chief Financial Officer

With over 20 years of experience Ruth became ZOOZ’s chief financial officer (CFO) in October 2022. She has extensive experience as a corporate leader finance and business strategy, proven track record of scaling growth stage starts up to mature business – through planning, modelling, funding, acquisitions, and Mergers. Experience includes leading IPO, funding and transaction rounds with top PEs and strategic investors. Prior to ZOOZ Power, Ruth was CFO at Telrad Networks for 11 years (Sold to Liquid Intelligent Technologies), CFO at Silentium and Nur Macroprinters (acquired by HP). Ruth holds a BA in Business Management, major in Accounting from the Management College

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Nir Zohar, Chief Customer Officer and Co-Founder

Nir is a business, sales, delivery, and operations leader who brings extensive experience in multinational project execution and management. Prior to co-founding ZOOZ he held several senior executive positions at Comverse and Starhome (now Tomia), at the latter of which he served as VP of Global Operations, Delivery, and Customer Support. Nir served together with his ZOOZ co-founders in the 8200 technology unit and holds a B.Sc. in electrical engineering from Tel-Aviv University and an MBA from Heriot Watt University.

Jordan Buchler, Chief Operations Officer

Jordan is an operations executive, bringing decades of experience in the public and private sectors, with domain expertise in forming, leading, and scaling high-performing organizations. He joined ZOOZ as Chief Operating Officer in early 2021. Prior to joining ZOOZ, he served as EVP Global Operations at Paramount Enterprises International, VP Global Operations at WeissBeerger Beverage Analytics (acquired by AB-InBev in 2018), and was the founding executive and General Manager of the Ethiopian Maritime Training Institute (EMTI). Before EMTI, Jordan spent 10 years in the military and 20 years in senior civil service leadership positions. He earned a BSc in mechanical engineering from Tel Aviv University and an Executive MBA from Ben Gurion University.

Tal Harmon, VP R&D

Prior to joining ZOOZ, Tal served more than 25 years a variety of R&D and management roles in Highcon and HP Scitex. His experience in developing and leading the development of multidisciplinary systems such as digital packaging systems and wide format digital printing products through the full product life cycle, from problem definition through design, validation, production and field implementation allows him to have comprehensive view of the whole product aspects – customer needs, innovative technological solutions, productivity and serviceability. Tal holds a BSc in mathematics and computer science from Tel-Aviv university and an MBA from Heriot Watt University.

Udi Tzuri, VP Product

Marketing executive with over 20 years of expertise leading marketing and strategy for international high-tech firms. Before joining ZOOZ, he had several top executive positions, including Director of Marketing and Product Management at Emerson-Spectronix and Chief Marketing Officer at Applied Materials Israel. Udi graduated from Ben-Gurion University with a B.Sc. in Electrical Engineering.

Eyal Blum, Chief Revenue Officer

With over 20 years in legal, sales and business development, Eyal has vast experience in translating tech vision into functional reality. Prior to ZOOZ Power, Eyal was VP of Business Development at Driivz (acquired by Vontier Corporation), where he became an expert in the global industry of electric transportation. Before that, Eyal worked as VP Corporate Operations & Legal at Trans Innovations Group, a leading provider of innovative solutions and digital systems to industries such as telecom, medical, aerospace, and energy. Eyal holds both a BA in finance and marketing and an MBA. In addition, he has an LLB in Law and is a member of the Israeli Bar Association.

Directors

Avi Cohen, Chairman of the Board of Directors

Mr. Avi Cohen has served as the Chairman of the Board of Directors of ZOOZ since 2021. He also serves as a director of Nova Ltd. and Cognyte Software (public companies on Nasdaq as well as on the board of directors of Cortica Ltd., Sight Diagnostics and CGS Tower Networks Ltd. From 2021 to 2023 he served as Executive Chairman of Xjet 3D Ltd. From July 2016 to September 2017 Mr. Cohen served as the CEO of MX1, a global media service provider founded in July 2016 as a result of the acquisition of RR Media (Nasdaq: RRM) by SES S.A. and the following merger between RR Media, and SES Platform Services GmbH. From July 2012 until the merger, Mr. Cohen served as the CEO of RR Media. Prior to that, until March 2012, Mr. Cohen served as President and CEO of Orbit Technologies Ltd., a public company traded on the TASE. From September 2006 to December 2008, Mr. Cohen served as Chief Operating Officer and deputy to the CEO of ECI Telecom Ltd. Prior to joining ECI, Mr. Cohen served in a variety of executive management positions at KLA (Nasdaq: KLAC). From 2003 he was a group Vice President and member of the executive management committee. From 1995 he was the president of KLA Israel responsible for the optical metrology division. Prior to joining KLA, Mr. Cohen also spent three years as managing director of Octel Communications, Israel, after serving as CEO of Allegro Intelligent Systems, which he founded, and which was acquired by Octel. Mr. Cohen holds B.Sc. and M.Sc. degrees in electrical engineering and applied physics from Case Western Reserve University, USA.

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Doron Meir Vadai, Director

Doron has more than 30 years’ experience as a CEO in the automotive market including the introduction of Hyundai and BYD to the Israeli market. Doron is the Chairman and co-founder of Afcon electric transportation. Doron served as Co-chairman of Shlomo Motors (formerly 277 all Motors) the importer of BYD, a world leader in electric cars and buses. Doron served as CEO of 277 all Energy and president of the Ford distributor in Croatia, Serbia, Montenegro and Albania for three years.

Dan Weintraub, Director

Dan is the CEO of the Private VC company Ratio Technologies and serves as a board member in in ZOOZ Board of Directors and in several private companies. He was also co-chairman of the board of directors of Capital Nature.

Dan has also served as the CEO of Union Bank of Israel’s private equity arm; Director of Finance at the start-up company TeamWorks Technology; an investment banker; and coordinator in the privatization unit at the Ministry of Finance. He also served as a board member in numerous public, state-owned and private companies.

He was also active in non-profit organizations, in his positions as VP Business Development in Israel Venture Networks fund and as the CEO of Lotan’s Way, specializing in Wilderness Therapy for youths at risk.

In addition, Dan serves as the chairman of the Executive Committee of the “Together, Beyond Words” association, dedicated with the empowerment of Jewish and Arab women.

Dan holds a BA in economics and political science from the Hebrew University of Jerusalem and a master’s degree in business administration from the Hebrew University of Jerusalem.

Manuel Fernandes, Director

Manuel is a senior executive active in the development of e-mobility since 2011, using his leadership to develop the e-mobility world market and in parallel on effective teams and valuable business units. His international view on developments combined with a profound knowledge on customer behaviour gives him the advantage to create a view into strategic evolution and maturation of the markets. Working as freelance consultant since 2021, Manuel is supporting with his advisory and consultancy services several international companies like McKinsey & Company, Inc, Mota Engil SGPS SA a Portuguese group present in 23 countries, Exicom Power Solutions market leader in Telecom and eMobility in India and Asia, and several other startups in EU and USA eMobility. Previously he held the position of CCO at EVA Solutions Group OY the leading managed services provider with coverage of 36 countries. Prio to that between 2014 to 2021 Manuel worked for Tritium Pty Ltd (today Tritium DCFC – Nasdaq) having created the European market, growing into the position of President of Europe and Africa as well as Executive Director and Board Member. From 2009 to 2014 has worked at Efacec group holding positions on the strategic business development and international sales management in the areas of Transports for Metro-Rail and later eMobility solutions. Prio Manuel worked for Infineon Technologies GmbH and its spin off Qimonda Technologies GmbH in the areas of procurement and worldwide production management and investment strategy & forecasting. Manuel holds a MSc in Mechanical Engineering – Production Management from the Porto University.

Christine Zhao, Director Nominee

Christine Zhao is partner of Wisdom Advisory, LLC, which provides CFO advisory services to entrepreneurs and institutions. From July 2021 to June 2023, Ms. Zhao served as Chief Financial Officer of AlTi Global Inc, (Nasdaq: ALTI) and its predecessor Tiedemann Advisors. During the period from July 2020 to November 2023, Ms. Zhao served on the Boards of three special purpose acquisition companies (SPACs), including Audit committee member for Jaguar Global Growth Corp I (Nasdaq: JGGC), a property tech focused SPAC; Audit Committee Chair for D and Z Media Acquisition Corp. (NYSE: DNZ), a media and ed tech focused SPAC; and CFO and Director for Edoc Acquisition Corp. (Nasdaq: ADOC), a healthcare-focused SPAC. Most recently, she was Governance & Nomination Committee Chair of Nasdaq-listed bio-pharmaceutical company BeyondSpring Inc. (Nasdaq: BYSI), which develops innovative immuno-oncology cancer therapies, from October 2016 to January 2023. Previously, she served as Chief Financial Officer for two large PE-backed growth-stage companies, including Best Inc., a pre-IPO logistics technology company in China with major investors including Alibaba, Softbank, Goldman, IFC, among other large PE funds, which later priced its initial public offering at a valuation over $3 billion (NYSE: BEST). Prior to this, she served as a Managing Director of Bank of America Merrill Lynch and an Executive Director of JPMorgan, where she held senior positions at headquarters and global corporate and investment banking units, across a broad spectrum of functional areas including Treasury, liquidity products, capital management, risk management, and as regional CFO/COO in transaction banking and corporate banking units. She also worked at American Express in various capacities including corporate strategic planning and venture investing from March 2003 to March 2008. Early in her career, Ms. Zhao worked in investment banking at Goldman Sachs and in corporate finance/corporate development at FedEx. She has worked in New York, London, Singapore, Hong Kong and China, and has managed teams across four continents. Ms. Zhao is a Board member of several non-profit organizations, including Volunteers of America - Greater New York, founded in 1896 and one of America’s largest faith-based social service organizations, and the Chinese Finance Association (TCFA) with over 8,000 members worldwide.

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Sanqiang (Larry) Wang, Director Nominee

Larry Wang is currently a senior advisor to a number of smart electric vehicle OEMs and suppliers. He brings more than 25 years of experience in consulting, business building and investment, in Greater China, across Asia and in the U.S. Most recently from 2021 to 2023, he co-founded and led the investment, financing and corporate finance functions of a new premium smart electric vehicle OEM, and successfully raised US$ 200 million from European and Chinese strategic investors. Previously he worked for McKinsey & Company for 12 years from 2004 to 2016 as a Partner and Co-Leader of the Greater China Automotive and Industrial Practice and Co-leader of Asia Merger Management Practice, supporting OEMs, suppliers, dealer groups and PE firms. He has worked extensively in OEM strategic and operational planning, product planning and product development, manufacturing capacity planning and footprint in China/ASEAN, JV partner selection and negotiation, governance, sales and network, operations and organization issues and has wide experience in addressing key disruptive trends around electrification, car connectivity, autonomous driving/ADAS, shared mobility and digitization. He also led support to many cross-border transactions in the automotive and industrial sectors. In addition to consulting, he worked as a senior executive, in charge of investment in international markets, and disruptive digital technology sectors for leading Chinese corporations including as Group Executive Committee member of PingAn Group, and Deputy President of its construction technology division, and as Group Vice President of CFLD group, in charge of its international expansion and investment. Earlier in his career, he worked for PricewaterhouseCoopers in its management consulting division in New York, and also acted as CEO for Zhaopin.com, a leading Chinese online recruiting platform, to turn around its business. Larry graduated from Peking University with a BA in English and Harvard Business School with a MBA

Fang Zheng, Director Nominee

Fang Zheng, Founder & CIO, was a co-founder and portfolio manager at Neon Liberty Capital Management. Prior to co-founding Neon Liberty in 2002, Mr. Zheng was a Vice President and portfolio manager at the JP Morgan Emerging Market Equity Group. Mr. Zheng was responsible for the team’s investment strategy in the Asian markets and small cap arena. An employee of JP Morgan for over 6 years, Mr. Zheng began his career as an equity research analyst in Singapore, covering the financial and property sectors. Prior to joining JP Morgan, Mr. Zheng worked at the Ministry of Machinery and Electronics Industries and CITIC in China, and Rockefeller & Co., Inc. in New York as an equity analyst. Mr. Zheng holds a BA from the University of International Business & Economics in Beijing, an MBA from Harvard Business School, and is a CFA charter holder. Mr. Zheng is a native of China and speaks Mandarin. Mr. Zheng is based in Hong Kong

Naama Zeldis, Director Nominee

Naama Zeldis has served as the Chief Executive Officer of Aquarius-Spectrum Ltd., a private company specializing in innovative solutions for monitoring urban water pipes and detecting hidden leaks from the earliest stage, until January 2023. Formerly, Ms. Zeldis served as Chief Financial Officer for a variety of high-tech and industrial companies, such as Tahal Group from 2013 to 2020, Netafim Ltd. from 2005 to 2013, the Israeli subsidiary of Electronic Data Systems from 2001 to 2005 and Radguard Ltd. from 1999 to 2001. Ms. Zeldis currently serves on the board of directors of Radware Ltd. (NASDAQ: RDWR), a global leader in application delivery and cyber security solutions for virtual, cloud and software defined data centers; on the board of directors of Orbit Technologies Ltd. (TASE: ORBI), a company specializing in satellite communications, tracking systems, airborne communication and audio managements solutions; on the board of directors of Aquarius Engines (A.M.) Ltd. (TASE: AQUA), a developer of a Free Piston Linear Engine, which is integrated into a comprehensive, reliable, cost-effective, green energy generator; and on the board of directors of Electra Real Estate Ltd. (TASE: ELCRE), a global leader in real estate investment, development, finance, and management, mainly in the US and UK. In addition, Ms. Zeldis is a member of the board of directors (pro-bono) of the Spirit of Israel, a non-profit public benefit company, focusing on young people at risk. Ms. Zeldis has also served as a member of the boards of directors of several other companies, including Nova Measuring Instruments Ltd. (Nasdaq: NVMI), Rafael Advanced Defense Systems Ltd. and Metalink Ltd. She holds a B.A. degree in accounting from the Tel Aviv University and a B.A. degree in economics and an M.B.A. from the Hebrew University in Jerusalem.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Corporate Governance Practices

As an Israeli company, ZOOZ is subject to various corporate governance requirements under the Companies Law, including the requirement to have on its board of directors at least two external directors meeting certain independence criteria, provided under Israeli law. However, the Israeli Companies Regulations (Alleviation for Public Companies whose shares are Traded on the Stock Exchange Outside of Israel), 2000 (the “Alleviation Regulations”), allow companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a controlling shareholder (within the meaning of the Companies Law), to “opt out” from the requirement of having external directors on their board of directors and related requirements concerning the composition of the audit and compensation committees of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender), provided that they comply and continue to comply with the U.S. securities laws and stock exchange listing rules applicable to U.S. domestic issuers regarding the independence of the board of directors and the composition of the audit and compensation committees. These exemptions will continue to be available to ZOOZ so long as: (i) it does not have a “controlling shareholder” as defined under the Companies Law, (ii) its shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) it complies with the U.S. securities laws and stock exchange listing rules applicable to U.S. domestic issuers regarding the independence of the board of directors and the composition of the audit and compensation committee.

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After the closing of the Business Combination, ZOOZ will be a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer ZOOZ will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of the Nasdaq, provided that it discloses which requirements it is not following and the equivalent Israeli requirement.

ZOOZ intends to rely on this “foreign private issuer exemption” with respect to the following:

●	whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 33 1⁄3% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to the Restated ZOOZ Articles, and as permitted under the Companies Law, the quorum required for a general meeting of ZOOZ’s shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 25% of the total outstanding voting power of the ZOOZ shares except in the case of an adjourned meeting at which any number of shareholders shall constitute a quorum for the business for which the original general meeting was called;

●

ZOOZ intends to adopt and approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions. In addition, ZOOZ intends to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule which requires shareholder approval prior to an issuance of securities in connection with equity-based compensation of officers, directors, employees, or consultants;

●

ZOOZ also intends to follow Israeli corporate governance practice instead of the Nasdaq corporate governance rule requiring shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in ZOOZ and certain acquisitions of the stock or assets of another company); and

●	as permitted by the Companies Law, the ZOOZ board of directors will select director nominees, and ZOOZ will not have a written charter or board resolution addressing the nominations process. Directors will not be selected, or recommended for board of director selection, by independent directors constituting a majority of the board’s independent directors or by a nominations committee comprised solely of independent directors as required by the Nasdaq corporate governance rule.

ZOOZ otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. ZOOZ may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and the Restated ZOOZ Articles, ZOOZ’s business and affairs will be managed under the direction of ZOOZ’s board of directors. ZOOZ’s board of directors may exercise all powers and may take all actions that are not specifically granted to ZOOZ’s shareholders or to executive management. ZOOZ’s Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for ZOOZ’s day-to-day management. ZOOZ’s Chief Executive Officer is appointed by, and serves at the discretion of, ZOOZ’s board of directors, subject to the employment agreement that ZOOZ have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that ZOOZ may enter into with them.

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A nominee for service as a director in a public company may not be elected without submitting a declaration to the company, prior to his or her election, specifying that he or she has the requisite qualifications to serve as a director, an external director (if applicable) or an independent director, as applicable, and the ability to devote the appropriate time to performing his or her duties as such.

A director, including an external director (if applicable) or an independent director, who ceases to meet the statutory requirements to serve as a director, external director (if applicable) or independent director, as applicable, must notify the company to that effect immediately and his or her service as a director will expire upon submission of such notice.

ZOOZ’s board of directors is presently comprised of eight directors, Mr. Avi Cohen, Mrs. Ronit Biran, Mr. Manuel Fernandes, Mr. Shai Hod, Mrs. Elka Nir, Mr. Doron Vadai, Mrs. Calanit Valfer and Mr. Dan Weintraub As agreed in the BCA, following the closing of the Merger (i) three currently serving directors are expected to continue serving on the Post-Closing Board – Mr. Avi Cohen, Mr. Doron Vadai, and Mr. Dan Weintraub, (ii) Mrs. Ronit Biran, Mrs. Elka Nir, Mr. Manuel Fernandes, Mr. Shai Hod and Mrs. Calanit Valfer, are expected to step down from service as directors at the closing of the Merger, (iii) Keyarch is expected to nominate the two director nominees for service on the Post-Closing Board to the board – Mr. Fang Zheng and Mr. Sanqiang (Larry) Wang, and (iv) the following two director nominees are expected to be nominated jointly by ZOOZ and Keyarch for service on the Post-Closing Board – Ms. Christine Y. Zhao and Mrs. Naama Zeldis (the “Post-Closing Board”). Pursuant to the Restated ZOOZ Articles, the board of directors of ZOOZ after the closing of the Merger will be staggered and will include three classes, which shall serve for a term of three years each.

Following the closing of the Business Combination, ZOOZ’s audit committee is expected to consist of Ms. Christine Y. Zhao, Mr. Dan Weintraub and Mrs. Naama Zeldis. Ms. Christine Y. Zhao is expected to serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq. ZOOZ’s board of directors is expected to determine that Ms. Christine Y. Zhao and Mrs. Naama Zeldis are audit committee financial experts as defined by the SEC rules and have the requisite financial experience as defined by the corporate governance rules of Nasdaq.

Following the closing of the Business Combination, ZOOZ’s compensation committee is expected to consist of Ms. Christine Y. Zhao, Mr. Dan Weintraub and Mrs. Naama Zeldis. Mrs. Naama Zeldis is expected to serve as chairperson of the compensation committee. ZOOZ’s board of directors is expected to determine that each member of our compensation committee is independent under the corporate governance rules of the Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

As detailed above, in the event that ZOOZ elects to “opt out” from the requirements of the Companies Law regarding, among other things, requirements concerning the composition of the audit and compensation committees pursuant to the relief available under the Alleviation Regulations, the audit and compensation committees composition requirements referred to under the Companies Law shall not be applicable to ZOOZ and the composition of ZOOZ’s audit and compensation committees shall be required to comply with the U.S. securities law and Nasdaq listing rules described above.

Following the closing of the Business Combination, ZOOZ is expected to appoint a nominating and governance committee which is expected to consist of Mr. Avi Cohen, Mr. Doron Vadai and Mr. Fang Zheng. Mr. Fang Zheng is expected to serve as chairperson of the committee.

Following the closing of the Business Combination, ZOOZ is expected to appoint a business and strategy committee that is expected to consist of Mr. Avi Cohen, Mr. Doron Vadai, Mr. Fang Zheng and Mr. Sanqiang (Larry) Wang. Mr. Doron Vadai is expected to serve as chairperson of the committee.

Director Independence; External Directors under the Companies Law

As an Israeli company, ZOOZ is subject to various corporate governance requirements under the Companies Law, including the requirement to have on their board of directors at least two external directors meeting certain independence criteria, provided under Israeli law. Under the Companies Law, an ‘independent director’ is either an external director or a director appointed or classified as such who meets the same non-affiliation criteria as an external director, as determined by the ZOOZ’s audit committee, and who has not served as a director of the company for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service. However, as ZOOZ’s shares are intended to be listed on the Nasdaq, ZOOZ may also classify directors who qualify as independent directors under the relevant non-Israeli rules, as ‘independent directors’ under the Companies Law. In addition, ‘independent directors’ may be elected for additional terms that do not exceed three years each, beyond the 9 consecutive years, provided that, if the director is being re-elected for an additional term or terms beyond the 9 consecutive years, the audit committee and board of directors must determine that, in light of the director’s expertise and special contribution to the board of directors and its committees, the re-election for an additional term is to the company’s benefit. The director must be re-elected by the required majority of shareholders and subject to the terms specified in the Companies Law. In addition shareholders must be presented prior to giving their approval, with the period of time in which the director served as an external director and the reasons behind decision of the audit committee and board of directors for extending his term. 6 of ZOOZ’s directors are expected to meet the ‘independent directors’ criteria under the Companies Law following the Closing.

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ZOOZ intends to comply with Nasdaq Rule 5605(b)(1), which requires that the board of directors be comprised of a majority of independent directors. However, as long as ZOOZ is a foreign private issuer, ZOOZ may elect to follow Israeli law in lieu of certain Nasdaq requirements, including the requirement for a majority of independent directors under U.S. law. A majority of the ZOOZ board of directors will be composed of directors who are “independent” as defined by the rules of Nasdaq and ZOOZ will seek to have all of the non-executive directors qualify as “independent” under these standards. The definition of “independence” under the Nasdaq regulations is used to make this determination. ZOOZ is not yet listed on Nasdaq, and although we use its definition of “independence,” its rules are inapplicable to ZOOZ until such time as we become listed on Nasdaq. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of ZOOZ or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of ZOOZ;

●	the director or a family member of the director accepted any compensation from ZOOZ in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of ZOOZ;

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which ZOOZ made, or from which ZOOZ received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of ZOOZ served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of ZOOZ’s outside auditor, or at any time during the past three years was a partner or employee of ZOOZ’s outside auditor, and who worked on ZOOZ’s audit.

Under such definition, ZOOZ is expected to have a majority of independent directors following the Closing.

References to “ZOOZ” above include any subsidiary in a consolidated group with ZOOZ. The terms “immediate family member” and “executive officer” above have the meanings specified for such terms in the Nasdaq listing standards.

The provisions of the Companies Law set forth special approval requirements for the election of external directors. External directors must be elected by a majority vote of the shares present and voting at a meeting of shareholders, provided that either:

●	such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in the election of the external director (other than a personal interest not deriving from a relationship with a controlling shareholder) that are voted at the meeting, excluding abstentions, which we refer to as a “disinterested majority”; or

●	the total number of shares voted by non-controlling shareholders and by shareholders who do not have a personal interest in the election of the external director against the election of the external director does not exceed 2% of the aggregate voting rights in the company.

In a company in which, at the date of appointment of an external director, all the directors are of the same gender, the external director to be appointed shall be of the other gender.

To qualify as an external director, an individual or his or her relative, partner, employer, any person to whom such person is directly or indirectly subject to, or any entity under his or her control may not have, as of the date of appointment, or may not have had during the previous two years, any affiliation with the company, any entity controlling the company on the date of the appointment or with any entity controlled, at the date of the appointment or during the previous two years, by the company or by its controlling shareholder (and in a company that does not have a shareholder or an affiliated group of shareholders holding 25% or more of the company’s voting rights, such person may not have any affiliation with any person who, at the time of appointment, is the chairman, the chief executive officer, the chief financial officer or a 5% shareholder of the company). In general, the term “affiliation” includes: an employment relationship, a business or professional relationship maintained on a regular basis, control and service as an office holder; “Control” is defined in the Israeli Securities Law, means the ability to direct the activities of the company, other than by virtue of being an office holder; a person who holds 50% or more of the “controlling power” in the company – voting rights or the right to appoint a director or a general manager– is automatically considered to possess control. With respect to certain matters (various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company. For the purpose of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.

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In addition, no person can serve as an external director if the person’s position or other business creates or may create conflicts of interest with the person’s responsibilities as an external director or may otherwise interfere with the person’s ability to serve as an external director. Until the lapse of two years from termination of office, a company or its controlling shareholder may not give any direct or indirect benefit to a former external director.

The initial term of an external director is three years. Thereafter, an external director may be re-elected, subject to certain circumstances and conditions, by shareholders to serve in that capacity for up to two additional three-year terms. Thereafter, in accordance with regulations promulgated under the Companies Law, an external director may be appointed for additional terms of service of not more than three years each, provided that: (a) a company’s audit committee, followed by the board of directors, have approved that considering the expertise and special contribution of the external director to the work of the board of directors and its committees, the appointment for an additional term of service is beneficial to the company; (b) the appointment for an additional term of service is approved in accordance with the requirements of the Companies Law; and (c) the prior periods of service of such external director, as well as the reasoning of the audit committee and board of directors for the approval of the extension of the term of service, were presented to the shareholders prior to their approval.

Re-election of an external director may be affected through one of the following mechanisms:

(i)	his or her service for each such additional term is recommended by one or more shareholders holding at least 1% of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such re-election exceeds 2% of the aggregate voting rights in the company, subject to the external director not being a related (as defined below) or competing shareholder or a relative of such a related or competing shareholder, at the time of the appointment, and does not and did not have any affiliation with a related or competing shareholder, at the time of the appointment or within the two years preceding the appointment;

(ii)	the external director proposed his or her own nomination, and such nomination was approved in accordance with the requirements described in the paragraph above; or

(iii)	his or her service for each such additional term is recommended by the board of directors and is approved at a meeting of shareholders by the same majority required for the initial election of an external director (as described above).

The term “relative” is defined in the Companies Law as a spouse, sibling, parent, grandparent or descendant, a spouse’s sibling, parent or descendant and the spouse of each of the foregoing persons. Under the Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):

●	an employment relationship;

●	a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

●	control; and

●	service as an office holder, excluding service as a director in a private company prior to the initial public offering of its shares if such director was appointed as a director of the private company in order to serve as an external director following the initial public offering.

The term “office holder” is defined in the Companies Law as a general manager (i.e., chief executive officer), chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

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The term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including Nasdaq, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirm that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements (as described above regarding the re-election of external directors). Prior to the approval of the re-election of the external director at a general meeting of shareholders, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

External directors may be removed from office only by a special general meeting of shareholders called by the board of directors, which approves such dismissal by the same shareholder vote percentage required for their election or by a court, in each case, only under limited circumstances, including ceasing to meet the statutory qualifications for appointment or violating their duty of loyalty to the company. An external director may also be removed by order of an Israeli court if, following a request made by a director or shareholder of the company, the court finds that such external director has ceased to meet the statutory qualifications for his or her appointment as stipulated in the Companies Law or has violated his or her duty of loyalty to the company.

If an external directorship becomes vacant and there are fewer than two external directors on the board of directors at the time, then the board of directors is required under the Companies Law to call a meeting of the shareholders as soon as practicable to appoint a replacement external director. Each committee of the board of directors that exercises the powers of the board of directors must include at least one external director, except that the audit committee and the compensation committee must include all external directors then serving on the board of directors and an external director must serve as chair thereof. Under the Companies Law, external directors of a company are prohibited from receiving, directly or indirectly, any compensation from the company other than for their services as external directors pursuant to the Companies Law and the regulations promulgated thereunder. Compensation of an external director is determined prior to his or her appointment and may not be changed during his or her term subject to certain exceptions.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority or an Israeli stock exchange. A person may also not continue to serve as an external director if he or she received direct or indirect compensation from the company including amounts paid pursuant to indemnification or exculpation contracts or commitments and insurance coverage for his or her service as an external director, other than as permitted by the Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an office holder of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and for one year with respect to other relatives of the former external director.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of one company may not be appointed as an external director of another company if a director of the other company is acting as an external director of the first company at such time.

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According to the Companies Law and regulations promulgated thereunder, a person may be appointed as an external director only if he or she has professional qualifications or if he or she has accounting and financial expertise (each, as defined below), provided that at least one of the external directors must be determined by our board of directors to have accounting and financial expertise. However, if at least one of our other directors (i) meets the independence requirements under the Exchange Act, (ii) meets the independence requirements of Nasdaq rules for membership on the audit committee and (iii) has accounting and financial expertise as defined under the Companies Law, then neither of our external directors is required to possess accounting and financial expertise as long as each possesses the requisite professional qualifications.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses an expertise in, and an understanding of, financial and accounting matters and financial statements, such that he or she is able to understand the financial statements of the company and initiate a discussion about the presentation of financial data. A director is deemed to have professional qualifications if he or she has any of the following: (i) an academic degree in economics, business management, accounting, law or public administration, (ii) an academic degree or has completed another form of higher education in the primary field of business of the company or in a field which is relevant to his or her position in the company or (iii) at least five years of experience serving in one of the following capacities or at least five years of cumulative experience serving in two or more of the following capacities: (a) a senior business management position in a company with a significant volume of business, (b) a senior position in the company’s primary field of business or (c) a senior position in public administration or service. The board of directors is charged with determining whether a director possesses financial and accounting expertise or professional qualifications.

An external director is entitled to compensation as provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) 5760 – 2000, as amended by the Alleviation Regulations, as such regulations may be amended from time to time, and is otherwise prohibited from receiving any other compensation, directly or indirectly, from the Company. For more information, please see “Compensation of Director and Executive Officers” below.

As detailed above, the Alleviation Regulations allow companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a controlling shareholder (within the meaning of the Companies Law), to “opt out” from the requirement of having external directors on their board of directors and related requirements concerning the composition of the audit and compensation committees of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender), provided that they comply and continue to comply with the U.S. securities laws and stock exchange listing rules applicable to U.S. domestic issuers regarding the independence of the board of directors and the composition of the audit and compensation committees.

As of the date of this proxy statement/prospectus, Ronit Biran and Elka Nir serve as ZOOZ’s external directors and each was elected for a term of three years. As mentioned above, in accordance with the Alleviation Regulations, ZOOZ is expected to elect to “opt out” from the requirements of the Companies Law regarding the requirement of having external directors on its board of directors and related requirements concerning the composition of the audit and compensation committees of the board of directors, as detailed above, in which case, ZOOZ will not have external directors.

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Chairperson of the Board

The Restated ZOOZ Articles provide that the board of directors shall, from time to time, appoint one member of the board to serve as the Chairperson, remove such chairperson from office and appoint in his/her place. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

●	at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years each.

In addition, a person who is subordinate, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinate to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary (provided that the chairperson may serve as a director or chairperson of a controlled subsidiary).

Committees of the Board of Directors

The board of directors will have the following standing committees: an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors, one of whom must serve as chair of the committee. The majority of the members must meet certain independence criteria and may not include (i) the chair of the board; (ii) a controlling shareholder of the company; (iii) a relative of a controlling shareholder; (iv) a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or (v) a director who derives most of his or her income from a controlling shareholder (the “Non-Permitted Members”). In addition, under the Companies Law, the audit committee of a publicly traded company must consist of a majority of unaffiliated directors. In general, an “unaffiliated director” under the Companies Law is defined as either an external director or as a director who meets the following criteria:

●	he or she meets the qualifications for being appointed as an external director, except for the requirement that the director (i) be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed for trading outside of Israel) and (ii) have accounting and financial expertise or professional qualifications; and

●	he or she has not served as a director of the company for a period exceeding nine consecutive years. For this purpose, a break of less than two years in his or her service as a director shall not be deemed to interrupt the continuity of the service.

Each member of our audit committee (each, as identified in the second paragraph under “—Listing Requirements” below) is an unaffiliated director under the Companies Law, thereby fulfilling the foregoing Israeli law requirement for the composition of the audit committee.

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Listing Requirements

Under the corporate governance rules of the Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise, that operates under a formal written charter and has certain responsibilities and authority, including being directly responsible for the appointment, compensation, retention and oversight of the work of our external auditor. However, under law and the Restated ZOOZ Articles, the appointment of external auditor and their compensation requires the approval of the shareholders however their compensation can also be approved by our board of directors in lieu of shareholder approval, so long as our shareholders authorized our board of director to do so. In addition, as described above, pursuant to the Companies Law, the audit committee is required to examine the external auditor’s scope of work as well as the external auditor’s fees and to provide its recommendations with respect thereto to the appropriate corporate organ. Accordingly, the appointment of ZOOZ’s external auditor shall be approved by its shareholders at the audit committee’s recommendation and its compensation for audit and non-audit services shall be approved by the board of directors following the audit committee’s recommendation.

Following the closing of the Business Combination, our audit committee will consist of [●]. [●] will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of the Nasdaq. Our board of directors is expected to determine that [●] is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

Our board of directors is expected to determine that each member of our audit committee is “independent”, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

As detailed above, in the event that ZOOZ elects to “opt out” from the requirements of the Companies Law regarding, among other things, requirements concerning the composition of the audit committee pursuant to the relief available under the Alleviation Regulations, the audit committee composition requirements referred to under the Companies Law shall not be applicable to ZOOZ and the composition of ZOOZ’s audit committee shall be required to comply with the U.S. securities law and Nasdaq listing rules described above.

Audit Committee Role

Our board of directors will adopt an audit committee charter setting forth the responsibilities of the audit committee, which is consistent with the Companies Law, the SEC rules, and the corporate governance rules of the Nasdaq. These responsibilities include:

●	examining the external auditor’s scope of work as well as the external auditor’s fees and providing its recommendations to the appropriate corporate organ;
●	identifying flaws in the management of the company’s business, among other things, in consultation with the company’s internal auditor or external auditor, and making recommendations to the board of directors as to how to correct them;
●	reviewing and considering certain related party transactions and certain actions involving conflicts of interest (as well as deciding whether certain actions specified in the Companies Law are considered material or non-material and whether certain transactions are considered exceptional or ordinary);
●	establishing procedures to be followed with respect to related party transactions with a “controlling shareholder” (where such are not extraordinary transactions), which may include, where applicable, the establishment of a competitive process for such transaction, under the supervision of the audit committee, or individual, or other committee or body selected by the audit committee, in accordance with criteria determined by the audit committee;
●	determining procedures for approving certain related party transactions with a “controlling shareholder,” which were determined by the audit committee not to be extraordinary transactions, but which were also determined by the audit committee not to be negligible transaction;
●	reviewing the internal auditor’s work program performance, examining the company’s internal control structure and processes and determining whether the internal auditor has the requisite tools and resources required to perform his or her role;

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●	overseeing the accounting and financial reporting processes of the Company;
●	providing arrangements regarding employee complaints with respect to flaws in the management of the company’s business;

Under the Companies Law, Non-Permitted Members shall not attend audit committee’s meetings or take part in its decisions, unless the chairman of the audit committee has determined that such person is required for the presentation of a certain matter. Nevertheless, an employee who is not a controlling shareholder or a relative thereof may be present at the discussion part only, pursuant to the audit committee’s request, and the company’s legal counsel and secretary, who are not controlling shareholders or relatives thereof, may be present during both discussion and decision-making parts — pursuant to the committee’s request.

The quorum for discussions and decisions shall be the majority of the members, provided that the majority of the members present meet the independence criteria set forth in the Companies Law and at least one of them is an external director.

In carrying out its duties, the audit committee is required to meet with management at least once in each fiscal quarter at which time, among other things, it shall review, and either approve or disapprove, the financial results of ZOOZ for the immediately preceding fiscal quarter and convey its conclusions in this regard to the board of directors. The audit committee is also generally required to monitor the services provided by ZOOZ’s external auditor to ensure their independence and to review all audit and non-audit services provided by them. ZOOZ’s external and internal auditors shall also report regularly to the audit committee and the audit committee discusses with its external auditor the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in ZOOZ’s financial statements, as and when it deems it appropriate to do so.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee. The compensation committee generally must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. The chair of the compensation committee must be an external director. Each compensation committee member who is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to who may not serve as a member of the compensation committee. Each member of our compensation committee (each, as identified in the second paragraph under “—Listing Requirements” below) fulfils the foregoing Israeli law requirements related to the composition of the compensation committee.

Listing Requirements

Under the Nasdaq Listing Rules, we are required to maintain a compensation committee consisting of at least two independent directors (as defined under the Nasdaq Listing Rules). Each compensation committee member must also be deemed by our board of directors to meet the enhanced independence requirements for members of the compensation committee under the Nasdaq Listing Rules, which requires, among other things, that the board of directors considers the source of each such committee member’s compensation in considering whether he or she is independent. However, as a foreign private issuer, ZOOZ is permitted to comply with Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that it discloses which requirements it is not following and the equivalent Israeli requirement. ZOOZ intends to rely on this “home country practice exemption” and follow the provisions of the Companies Law with respect to the composition and responsibilities of its compensation committee.

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Following the closing of the Business Combination, our compensation committee will consist of [●]. [●] will serve as chairperson of the compensation committee. Our board of directors is expected to determine that each member of our compensation committee is independent under the corporate governance rules of the Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

As detailed above, in the event that ZOOZ elects to “opt out” from the requirements of the Companies Law regarding, among other things, requirements concerning the composition of the compensation committee pursuant to the relief available under the Alleviation Regulations, the compensation committee composition requirements referred to under the Companies Law shall not be applicable to ZOOZ and the composition of ZOOZ’s compensation committee shall be required to comply with the U.S. securities law and Nasdaq listing rules described above.

Compensation Committee Role

In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:

●	reviewing and making recommendations to the board of directors with respect to the approval of the compensation policy for office holders once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years and with respect to any updates which may be required thereto from time to time;
●	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;
●	resolving whether to approve arrangements with respect to the terms of office and employment of office holders; and
●	exempting, under certain circumstances, a transaction relating to the terms of office and employment of office holders from the approval of our shareholders.

Under the Companies Law, the compensation committee may need to seek the approval of the board of directors and the shareholders for certain compensation-related decisions. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. The attendance and participation in meetings of the compensation committee are subject to the same limitations that apply to the audit committee, pursuant to the Companies Law. The quorum for discussions and decisions shall be the majority of the members, provided that those members present are independent directors and at least one of them is an external director.

As it is expected that all the members of ZOOZ’s audit committee will meet the independence requirements for compensation committee members set forth in the Nasdaq Rule 5605(d)(2), as a foreign private issuer, ZOOZ is expected to elect, pursuant to Nasdaq Rule 5615(a)(3), to follow Israeli practice, in lieu of compliance with the certain provisions of Nasdaq Rule 5605(d), which would require it to have a separate compensation committee. Pursuant to the Companies Law, allowing an audit committee that satisfies the requirements of the Companies Law regarding the composition of a compensation committee, to carry out all duties and responsibilities of the compensation committee, ZOOZ’s Board is expected to authorize ZOOZ’s audit committee to carry out the duties and responsibilities of the compensation committee. In the event that ZOOZ will elect to opt-out from the requirement of having external directors on their board of directors and related requirements concerning the composition of the audit and compensation committees of the board of directors, it will not be able to follow the Israeli practice detailed above, in lieu of compliance with the certain provisions of Nasdaq Rule 5605(d).

Without derogating from the above, ZOOZ will comply, following the Closing, with the Nasdaq majority board independence requirement.

The members of the compensation committee are expected to be [●]. To the extent ZOOZ does not elect to opt out of the requirement in compliance with Nasdaq rules, the board of directors of ZOOZ is expected to determine that each member of the compensation committee is “independent” as defined under the Nasdaq Listing Rules.

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Compensation Policy under the Companies Law

In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, the compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of ZOOZ ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

●	the majority of such ZOOZ ordinary shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or
●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation committee, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company adopts a compensation policy in anticipation of its initial public offering and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the foregoing procedures, then it will remain in effect for a term of five years from the date such company becomes a public company. We have elected to follow such relief, and our compensation policy, which we have adopted prior to the Israeli IPO, is described below.

The compensation policy must be based on certain considerations and include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

●	the education, skills, experience, expertise, and accomplishments of the relevant office holder;
●	the office holder’s position and responsibilities;
●	prior compensation agreements with the office holder;
●	the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, and in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;
●	if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and
●	if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

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The compensation policy must also include, among other things:

●	with regards to variable components:

●	with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or
●	the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

●	a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;
●	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
●	a limit to retirement grants.

Our compensation policy was approved by our shareholders on February 11, 2021, as amended on October 14, 2021 following the approval of our board of directors and our compensation committee, respectively.

Our compensation policy is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

The compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus, retention bonus, issuance bonus, special bonuses, equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount. In addition, our compensation policy provides for a recommended maximum ratio between the total variable (cash bonuses and equity-based compensation) and total compensation package (fixed compensation, cash bonuses and equity-based compensation), in accordance with an officer’s respective position with the company.

Pursuant to our compensation policy, an annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance. The annual cash bonus that may be granted to our Chief Executive Officer or to our Executive Chairman or to an active director, may alternatively be based entirely on performance objectives. Furthermore, our Chief Executive Officer or our compensation committee or our board of directors will be entitled to approve performance objectives for executive officers who report to our Chief Executive Officer.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A less significant portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

Under our compensation policy, our executive officers’ (including members of our board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.

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In addition, our compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with our compensation policy), and allow us to exculpate, indemnify, and insure our executive officers and directors subject to certain limitations permitted by Israeli law.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchanges Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting, in that order. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately approved by (i) the compensation committee, (ii) board of directors, and (iii) the shareholders by a simple majority of ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

●	at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or
●	the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company (such a majority, a “Special Majority”).

Executive Officers other than the Chief Executive Officer

The Companies Law requires that the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii), if such compensation arrangement is inconsistent with the company’s compensation policy, the company’s shareholders by a Special Majority. If the shareholders do not approve the compensation arrangement for a non-director office holder that is inconsistent with the compensation policy, the compensation committee and board of directors may nevertheless approve such compensation, provided that the compensation committee and the board of directors each document the basis for their decision to override the decision of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an immaterial amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

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Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders by a Special Majority), in that order. However, if the shareholders do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision provided that the compensation is in accordance with the company’s compensation policy and the compensation committee and board of directors each document the basis for their decision and approve the compensation.

In the case of the compensation of a candidate for the position of chief executive officer, the compensation committee may waive the requirement to obtain shareholder approval of the proposed compensation of such candidate if the compensation committee determines that: (i) the proposed compensation arrangement is consistent with the company’s compensation policy, (ii) the candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of the compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us to our executive officers as a group for the year ended December 31, 2022, was approximately $2.9 million. This amount includes $0.2 million of amounts set aside or accrued to provide pension, severance, retirement or similar benefits.

In addition, for the year ended December 31, 2022, we paid each of our non-employee directors an annual retainer of $15,000, with an additional payment of $380 per physical meeting (or $230 per remote (Zoom) meeting or $190 per written resolution) for service on our board of directors and on board committees. Our Executive Chairman of the Board was paid in the year ended December 31, 2022 an aggregate cash compensation of $54,000 (on a cost of service basis), as well as equity-based compensation in the total value of $254,000. The dollar amount detailed above are based on the average NIS/US$ representative conversion rates as published by the Bank of Israel for the year ended December 31, 2022.

As of December 31, 2022, options to purchase 6,313,771 ZOOZ ordinary shares (or 544,385 ZOOZ ordinary shares after giving effect to the currently anticipated Conversion Ratio, which is subject to change) granted to our executive officers and directors as a group were outstanding under the Company Equity Plan at a weighted average exercise price of $0.96 per ZOOZ ordinary share (or $11.18 per ZOOZ ordinary share after giving effect to the anticipated Conversion Ratio, which is subject to change). The exercise prices detailed above is based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022.

Company Equity Plan

In August 2015 the Company adopted the Company Equity Plan, which is managed by the ZOOZ board of directors, or by a special committee authorized by ZOOZ board of directors.

Eligibility. In accordance with the Company Equity Plan and subject to applicable law, ZOOZ’s board of directors may grant options that are not registered for trading to be exercised for ZOOZ ordinary shares (“Options”), to employees, officers, directors, consultants and other selected senior service providers of ZOOZ or affiliated companies (including persons who are responsible for or contribute to the management, growth or profitability of, or who provide substantial services to, ZOOZ or any affiliated company) (the “Grantees”)).

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Grant of Options. Options shall be granted with no consideration and evidence by an option agreement. Each Grantee shall be required to execute, in addition to the option agreement, any and all other documents required by the Company or any affiliated company, whether before or after the grant of the Options.

Exercise Price. Each Option may not be granted with an exercise price of less than the minimum price per share as will be determined in the TASE rules and regulations from time to time, unless otherwise determined by ZOOZ’s board of directors.

Vesting Schedule. Unless otherwise determined by ZOOZ’s board of directors or a committee thereof administering the Company Equity Plan, the Options shall vest over a four-year period as follows: twenty five percent (25%) will vest one calendar year from the date of grant; and an additional 6.25% will vest each quarter thereafter for the next 36 months. In addition, the ZOOZ board of directors may determine that certain and/or all Options shall be accelerated upon a merger of ZOOZ with another company.

Expiration Date. The Options will expire ten years after the grant date, unless ZOOZ board of directors determined otherwise.

Exercise Period. Each Option shall be exercisable from the date upon which it becomes vested until the expiration date of such Option. In the event of a merger of ZOOZ with or into another corporation which ZOOZ is not the surviving entity, or the sale of all or substantially all the assets or the shares of ZOOZ other than to a wholly-owned subsidiary of the parent company or other than in the framework of a corporate reorganization, the surviving or the acquiring entity, as the case may be, or its respective parent company or subsidiary may either assume ZOOZ’s rights and obligations under outstanding Options or substitute the outstanding Options, as determined under the Company Equity Plan.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the Company Equity Plan, neither the awards nor any right in connection with such awards are assignable or transferable, made subject to attachment, lien or encumbrance of any kind, and the Grantee shall not grant with respect thereto any power of attorney or transfer deed, whether valid immediately or in the future. Following the exercise of vested Options, the exercised shares shall be transferable in accordance with terms of the Company Equity Plan.

Termination of Services. Any Option granted in favor of any Grantee but not exercised by such Grantee within the exercise period and in strict accordance with the terms of the Company Equity Plan, any applicable sub-plan and the applicable option agreement, shall, upon the lapse of the exercise period, immediately expire and terminate and become null and void. Upon the termination of a Grantee’s Service (as such term defined under the Company Equity Plan), for any reason whatsoever, any Options granted in favor of such Grantee which are not vested Options, shall immediately expire and terminate and become null and void. Additionally, in the event of the termination of a Grantee’s Service for Cause (as such term defined under the Company Equity Plan) (a) all of such Grantee’s vested Options shall also, upon such termination for Cause, immediately expire and terminate and become null and void. Following termination of Grantee’s Service other than for Cause, the expiration date of such Grantee’s vested Options shall be deemed the earlier of: (a) the expiration date of such vested Options as was in effect immediately prior to such termination; or (b) three (3) calendar months following the date of such termination or, if such termination is the result of death or disability of the Grantee, twelve (12) calendar months from the date of such termination.

During the year of 2022, ZOOZ granted 2,200,000 Options to twenty-four employees and officers of the Company. As of January 31, 2024, 66,450 Options (as adjusted in accordance with the Conversion Ratio) are reserved for future issuances under the 2015 Share Option Plan.

Nominating and Governance Committee

Following the Closing of the Business Combination, we will appoint a nominating and governance committee will consist of [●]. [●] is expected to serve as chairperson of the committee. The responsibilities of the committee include:

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●	overseeing and assisting our board of directors in reviewing and recommending nominees for election as directors;

●	assessing the performance of the members of our board of directors;

●	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board of directors a set of corporate governance guidelines applicable to our business; and

●	overseeing our environmental, social and governance risks, strategies, policies, programs and practices to further our business purpose, strategy, culture, values and reputation.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. We intend to appoint an internal auditor following the closing of the Business Combination.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management Following the Business Combination— Management and Board of Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

●	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and
●	all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:

●	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;
●	refrain from any activity that is competitive with the business of the company;
●	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and
●	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act that would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

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Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), the transaction needs to be approved by the board of directors unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Any extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest needs to be approved first by the company’s audit committee and then by the board of directors.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee generally (unless it is with respect to a transaction which is not an extraordinary transaction) may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof. In such case, if the audit committee and board of directors approve such transaction, the subsequent approval of the shareholders is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Business Combination—Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

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●	an amendment to the company’s articles of association;
●	an increase of the company’s authorized share capital;
●	a merger; or
●	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The Restated ZOOZ Articles include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;
●	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;
●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;
●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and
●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5748-1988.

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An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
●	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;
●	a financial liability imposed on the office holder in favor of a third-party;
●	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and
●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
●	an act or omission committed with intent to derive illegal personal benefit; or
●	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined to be in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Restated ZOOZ Articles allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We will enter into agreements that will become effective upon the Closing of the Transactions with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount which shall be set forth in such agreements shall be determined under such indemnification and exculpation agreements, in the form attached as Exhibit 10.19 to this prospectus, subject to the approval of ZOOZ’s shareholders).

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Keyarch

Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “our,” “us,” the “Company” and other similar terms refer to Keyarch before the Business Combination.

Private Placement Units

On January 27, 2022, our Sponsor and EBC purchased an aggregate of 500,000 Private Placement Units (including 450,000 Private Placement Units purchased by our Sponsor and 50,000 Private Placement Units purchased by EBC) at a price of $10.00 per unit, for a purchase price of $5,000,000 in the aggregate.

On February 8, 2022, our Sponsor and EBC purchased an aggregate of 45,000 Private Placement Units (including 40,500 Private Placement Units purchased by our Sponsor and 4,500 Private Placement Units purchased by EBC) at a price of $10.00 per unit, for a purchase price of $450,000 in the aggregate. Each Unit consists of one Class A ordinary share, one-half of one redeemable warrant and one right. Each whole Private Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Ten rights held by a holder will entitle that holder to one Class A ordinary share at the closing of the Business Combination.

Founders Shares

On June 27, 2021, the Sponsor and initial shareholders paid $25,000, to cover certain offering costs, in consideration for 2,875,000 of Keyarch Class B ordinary shares, par value $0.0001. The Sponsor and initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest to occur of: (i) 180 days after the completion of the initial Business Combination or (ii) the date on which Keyarch completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Keyarch’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 14, 2023, the Sponsor and our independent directors converted an aggregate of 2,874,999 Keyarch Class B ordinary shares held by them into 2,874,999 Keyarch Class A ordinary shares on a one-for-one basis. The 2,874,999 Keyarch Class A ordinary shares issued in connection with this conversion remain subject to the same restrictions as applied to the Keyarch Class B ordinary shares before such conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for our initial public offering. The Keyarch Class A ordinary shares issued in connection with this conversion are also entitled to registration rights and subject to the transfer restrictions discussed above. Following this Conversion and the redemptions in connection with the Extensions, Keyarch has 5,659,871 Class A ordinary shares issued and outstanding. As one Class B ordinary share was not converted by Sponsor, there is one Class B ordinary share issued and outstanding (which continues to be held by the Sponsor). As a result of this Conversion,, the Sponsor and the officers and directors of Keyarch aggregately hold 59.46% of the outstanding Keyarch Class A ordinary shares as of the date of this proxy statement/prospectus.

EBC Shares

On August 12, 2021, Keyarch issued to EBC and/or its designees 200,000 Keyarch Class A ordinary shares at a price of $0.0001 per share. Keyarch estimated the fair value of the EBC Shares to be $1,800 based upon the price of the Founder Shares issued to the Sponsor. The holders of the EBC Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if Keyarch fails to complete a Business Combination within the Combination Period.

Pursuant to the Business Combination Marketing Agreement, dated January 24, 2022, between EBC and Keyarch, Keyarch engaged EBC as an advisor in connection with a business combination to (a) assist Keyarch in the transaction structuring and negotiation of a definitive purchase agreement with respect to a business combination; (b) subject to applicable securities laws, discuss with shareholders the potential attributes of a business combination; (c) introduce potential investors to purchase Keyarch’s securities in connection with an initial business combination; and (d) assist Keyarch, if requested, with relevant financial analysis, presentations, press releases and filing in connection with a business combination. In the current transaction of the Business Combination, EBC has assisted Keyarch in assisting with the structuring of the Business Combination and Business Combination Agreement, and subject to applicable securities laws, is expected to introduce potential investors to purchase Keyarch’s securities in connection with the Business Combination, and discuss potential attributes of a business combination.

According to the Business Combination Marketing Agreement, Keyarch agreed to pay EBC a fee of approximately $4.025 million. For more information about the Business Combination Marketing Agreement, see “What happens to the funds deposited in the Trust Account after consummation of the Business Combination?” and Exhibit 10.7 to this Registration Statement.

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Administrative Services Agreement

Keyarch entered into an agreement that provides, commencing on the effective date of the registration statement for its IPO and through the earlier of consummation of Keyarch’s initial business combination or its liquidation, Keyarch agreed to pay the Sponsor a total of $10,000 per month for administrative and support services. For the nine months ended September 30, 2023, Keyarch incurred $90,000, respectively for administrative and support services. For the nine months ended September 30, 2022, Keyarch incurred $90,000, respectively for administrative and support services.

Related Party Loans and Due to Affiliate

On June 16, 2021, the Sponsor agreed to loan us an aggregate of up to $150,000 to cover expenses related to the Keyarch IPO pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2022, or the completion of the Keyarch IPO. During the month of September 2021, the Sponsor transferred the outstanding sponsor line of credit of $15,625 to Keywise Capital Management (HK) Limited (the “Affiliate”). Prior to July 6, 2021, the Sponsor had an arrangement with the Affiliate regarding payment to be made by the Affiliate for certain costs of the Company on behalf of the Sponsor which will be adjusted with the Note. However, once the bank account of the Sponsor and the Company was open, the Affiliate agreed with the Sponsor and the Company that such amount will be paid directly to them.

On October 4, 2021, the Sponsor funded $150,000 to us pursuant to the Note executed by the Company on June 16, 2021. The Note was paid in full on January 27, 2022.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required.

In connection with these financing activities, Keyarch has issued unsecured promissory notes, which we refer to as the Promissory Notes, in an aggregate principal amount of $2,180,000 as of the date of this proxy statement/prospectus. The Promissory Notes are comprised of: (i) an unsecured promissory note in the principal amount of up to $250,000 issued to the Sponsor on April 18, 2023 in connection with funding of such amounts for working capital expense matters; (ii) an unsecured promissory note in the principal amount of up to $1,000,000 issued to the Sponsor on July 25, 2023 in connection with funding of such amounts for working capital expense matters; and (iii) an unsecured promissory note in the principal amount of up to $180,000 issued to the Sponsor on July 25, 2023, in connection with funding of such amounts in connection with the First Extension; (iv) an unsecured promissory note in the principal amount of up to $600,000 issued to the Sponsor on December 21, 2023 in connection with funding of such amounts for working capital matters; and (v) an unsecured promissory note in the principal amount of up to $150,000 issued to the Sponsor on January 25, 2024, in connection with funding of such amounts in connection with the Second Extension. Each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of the initial business combination of Keyarch or the date of the liquidation of Keyarch. If Keyarch does not complete a business combination, Keyarch may use a portion of proceeds held outside the Trust Account to repay the Promissory Notes, but no proceeds held in the Trust Account would be used to repay these loans. If the Business Combination occurs, these Promissory Notes, at the lender’s discretion, up to $1.5 million in the aggregate, may also be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.

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Other Contractual Obligations

Registration Rights

The holders of the Founder Shares and any underlying ordinary shares, EBC Shares, Private Placement Units (and their component parts and securities underlying those component parts) and any units that may be issued on conversion of working capital loans (and their component parts and securities underlying those component parts) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of our IPO requiring us to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. Notwithstanding anything to the contrary, EBC may only make a demand on one occasion and only during the 5-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act; provided, however, that EBC may participate in a “piggy-back” registration only during the 7-year period beginning on the effective date of the registration statement of which this prospectus forms a part. We will bear the expenses incurred in connection with the filing of any such registration statements.

Agreements with EBC

We granted the underwriters a 45-day option from the date of IPO to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on February 8, 2022. EBC as representative of the underwriters was entitled to an underwriting discount of $0.20 per Unit, or $2 million in the aggregate, paid upon the closing of the IPO, which was fully paid in connection with that IPO.

Keyarch also engaged EBC as an advisor in connection with our Business Combination to assist us in holding meetings with our shareholders to discuss the potential Business Combination and the target business’ attributes, introduce Keyarch to potential investors that are interested in purchasing our securities in connection with our initial Business Combination and assist Keyarch with its press releases and public filings in connection with the Business Combination. Keyarch has agreed to pay EBC a cash fee for such services upon the consummation of our initial Business Combination in an amount equal to 3.5% of the gross proceeds of our IPO. In addition, we may engage EBC as an advisor in connection with introducing a target business to us. If we engage EBC and it introduces us to the target business with whom we complete our initial Business Combination, Keyarch has agreed to pay a cash fee equal to 1% of the total consideration payable in the initial Business Combination.

Indemnification of Our Directors and Officers

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. The Keyarch Articles also permit us to secure insurance on behalf of any officer or director who at the request of the company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Keyarch Related Party Policy

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. We have filed a copy of our code of ethics with the SEC and a copy is available on our website. You are able to review our code of ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K

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In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We have filed a copy of our audit committee charter with the SEC and a copy is available on our website. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Certain Relationships and Related Person Transactions—ZOOZ

Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “our,” “us” and other similar terms refer to ZOOZ before the Business Combination.

ZOOZ has entered into employment or service agreements with each of its executive officers, which, in accordance with their terms, will continue in effect after the Merger and the terms of each individual’s employment or service, as applicable, have been approved by the Company’s board of directors. The agreements do not provide for fixed-term employment or service and may be terminated by either party with or without cause. The employment agreements with ZOOZ’s executive officers provide for, among other things, a monthly salary and pension and severance benefits in accordance with Israeli law. These agreements provide for notice periods of varying duration for termination of the agreement by ZOOZ or by the relevant executive officer. These agreements also contain customary provisions regarding non-competition, non-exploitation, confidentiality, and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. These agreements provide for the terms of each individual’s employment or service with ZOOZ, as applicable. The following table sets for the compensation for the three highest paid officers (in United States dollars (rounded).

Name	Position	Compensation for the twelve months ended December 31, 2022 (in $ thousands)(1)(2)
Boaz Weizer	Chief Executive Officer	591
Nir Zohar	Chief Customer Officer and Co-Founder	558
Ilan Ben David	Chief Technology Officer and Co-Founder	521

(1)	Based on the total of gross salary, benefits and perquisites, including those mandated by applicable law which may include, to the extent applicable to each Covered Executive, payments, contributions and/or allocations for pension, severance, vacation, travel and accommodation, car or car allowance, medical insurances and risk insurances (e.g., life, disability, accidents), phone, convalescence pay, relocation, payments for social security, and other benefits consistent with ZOOZ’s guidelines, bonus cost, and reimbursement of expenses expensed in the covered period.
(2)	The amounts presented in US$ are based on the average NIS/US$ representative exchange rate as reported by the Bank of Israel.

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Options

Since its inception, ZOOZ has granted options to purchase ZOOZ ordinary shares to most of its executive officers. The following is a schedule of outstanding options held by officers and directors of ZOOZ and the weighted average exercise price per share as of December 31, 2022, and prior to the Recapitalization.

Name	Options	Exercise Price
Nir Zohar	223,000	US$ 0.662
	28,000	US$ 0.68345
	840,000	US$ 0.68345
Jordan Buchler	160,000	NIS 5.7402
	200,000	NIS 2.34
Ilan Ben David	223,120	US$ 0.622
	36,000	US$ 0.68345
	840,000	US$ 0.68345
Ehud Tzuri	300,000	NIS 2.34
Tal Harmon	300,000	NIS 2.34
Ruth Smadja	300,000	NIS 2.34
Eyal Blum*	300,000	NIS 1.39
Avi Cohen**	899,211	NIS 6.5415
Boaz Weizer	873,200	US$ 1.36693

Total	5,522,531

* Joined ZOOZ is March 2023.

** In March 2023, Mr. Cohen’s options were cancelled and a total of 1,032,502 options to purchase ZOOZ ordinary shares were issued. Such options have the following exercise prices: 344,167 options have an exercise price of NIS 2.5, 344,167 options have an exercise price of NIS 2.8 and 344,168 have an exercise price of NIS 3.73.

Exculpation, Indemnification and Insurance.

The Restated ZOOZ Articles permit ZOOZ to exculpate, indemnify and insure certain of its office holders to the fullest extent permitted by the Companies Law. ZOOZ has in place indemnification agreements with certain office holders, exculpating them from a breach of their duty of care to ZOOZ to the fullest extent permitted by law and undertaking to indemnify them such that the maximum indemnification to officers for financial liability is capped at 25% of its equity or at NIS 10 million, whichever is higher, including insurance payouts or indemnification from other sources (after the Closing, the Company expects to have in place indemnification and exculpation agreements, with its directors and officers, in the form attached as Exhibit 10.19 to this proxy statement/prospectus, subject to the approval of ZOOZ’s shareholders).

Transactions with Related Persons

Investment agreement with Afcon Holdings Ltd.

On March 3, 2022, ZOOZ entered into an investment agreement with Afcon Holdings Ltd. (“Afcon” and the “Afcon Investment Agreement”, respectively). The Afcon Investment Agreement was executed as part of a private placement offering, along with two additional investors – Value Based Ltd. and Mr. Avi Cohen, and together with Afcon, shall be referred hereinafter as the “Investors”.

According to the Afcon Investment Agreement, in consideration for its investment in an aggregate amount of NIS 10,000,000 (the “Afcon Investment Amount”), Afcon was issued with 4,273,504 ZOOZ ordinary shares, NIS 0.00025 nominal value each (“Ordinary Shares”) at a price per share of NIS 2.34 and 3,632,478 Additional ZOOZ warrants (Series 3) (as defined below), all for no consideration and subject to the same terms of the ZOOZ warrants (Series 3) (as defined below). In consideration of the Afcon Investment Amount, ZOOZ granted to all Investors such aggregate amount of Ordinary Shares and Additional ZOOZ warrants (Series 3) not exceed 19.99% of the total voting rights in ZOOZ at the time of the actual allocation of such Ordinary Shares and Additional ZOOZ warrants (Series 3) (the “Permissible Limit” “Condition”). If the issuance of Ordinary Shares and Additional ZOOZ warrants (Series 3) to Afcon in the private placement offering would result in a breach of the Condition, ZOOZ will adjust the amount of the investment proportionally among all the Investors in the private placement offering to ensure that the total allocation of Ordinary Shares and Additional ZOOZ warrants (Series 3) to all Investors in the private placement offering remains within the Permissible Limit defined by the Condition.

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Under the Afcon Investment Agreement the parties agreed that Mr. Doron Vadai will be appointed to serve as a director of ZOOZ and during the period in which Afcon maintains holdings of 5% or more of ZOOZ’s issued and outstanding share capital, ZOOZ undertakes to convene meetings at appropriate intervals. Such meetings will be conducted to appoint a director who will be recommended by Afcon, provided that such appointments adhere to the provisions of the law.

As of March 22, 2023 the Investor became a stakeholder of ZOOZ with the allocation of his Ordinary Shares and Additional ZOOZ warrants (Series 3) completed. In addition, As of March 22, 2023 Mr. Doron Vadai was appointed as a director of ZOOZ’s board of directors.

Cooperation agreement with Afcon Electric Transportation Ltd.

On July 22, 2022, ZOOZ entered into a cooperation agreement with Afcon Electric Transportation Ltd. (the “Cooperation Agreement” and “Afcon Electric”, respectively), for a joint pilot project (the “Project”) designed to establish a commercial ultra-fast charging infrastructure for electric vehicles, utilizing the ZOOZTER™-100 together with energy management software (EMS) for power consumption control. The purpose of the Cooperation Agreement is to validate the ZOOZTER™-100’s capability, necessity and reliability at one of Afcon Electric’s charging stations, as well as to serve as a demonstration site for potential future projects involving both parties. As part of the cooperation, ZOOZ installed the ZOOZTER™-100 at a gas station in Zikhron Yaakov, Israel. This charging station is first of its kind in Israel, capable of ultra-fast charging, overcoming the limited power grid capacity available (the ZOOZTER™-100 on site allows ultra-fast charging at approximately 150 kWh, while the power grid is limited to approximately 50 kWh.

In connection with the Project, ZOOZ received a grant of approximately NIS 1.35 million from the IIA, accounting for approximately 40% of the Project’s budget. Accordingly, ZOOZ is subject to the rules and regulations of the IIA and the Innovation Law with respect to such grant. See “ZOOZ’s Business — Government Regulations— Other Regulations.”

In September 20, 2023, ZOOZ and Afcon Electric has signed an amendment to the Cooperation agreement, according to which, at the end of agreed 1-year duration of the Pilot (i.e. December 20, 2023) Afcon Electric will refund ZOOZ with the amount of approximately 235,000 shekels, for the ultra-fast charger that will be returned to Afcon Electric ownership.

The Cooperation Agreement is in effect until January 31, 2024, following which, Afcon Electric will have the right to extend the term of the agreement for an additional 12 month period with ZOOZ’s prior approval. Each party has the right to terminate the Cooperation Agreement upon the occurrence of certain customary events, including IIA cancelling its participation in the partial funding of the Project or granting ZOOZ with less than 30% of the grant.

Under the Cooperation Agreement, each party retains ownership of the intellectual property rights that it possesses at the time of signing the agreement. Neither party is permitted to use the other party’s intellectual property without obtaining the other party’s prior approval. In addition, the parties are subject to customary confidentiality obligations.

Registration Rights Agreements

In connection with the consummation of the Merger, certain shareholders of ZOOZ shall, on or prior to the Closing, enter into a registration rights agreement to provide those shareholders of ZOOZ with registration rights, in form and substance to be mutually agreed upon by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus, which shall become effective as of the Merger Effective Time. ZOOZ will disclose the terms of such registration rights agreement in a subsequent filing of an amendment to this proxy statement/prospectus.

In connection with the consummation of the Merger, ZOOZ, Keyarch, the Sponsor and EBC shall, on or prior to the Closing, enter into an amendment to the Registration Rights Agreement of Keyarch, in form and substance to be mutually agreed by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus, which shall become effective as of the Merger Effective Time. ZOOZ will disclose the terms of such amended registration rights agreement in a subsequent filing of an amendment to this proxy statement/prospectus.

Approval of Related Party Transactions under Israeli Law

For a discussion of the approval of related party transactions under Israeli law, see “Management Following The Business Combination—Approval of Related Party Transactions under Israeli Law.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of Keyarch ordinary shares and Keyarch warrants (collectively “Keyarch securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Keyarch ordinary shares that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of ZOOZ ordinary shares and ZOOZ Closing Warrants following the Business Combination. This discussion applies only to the Keyarch securities, ZOOZ ordinary shares and ZOOZ warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of Keyarch ordinary shares or the ownership and disposal of ZOOZ ordinary shares and ZOOZ Closing Warrants. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Keyarch nor ZOOZ has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of ZOOZ ordinary shares or ZOOZ Closing Warrants to be issued to holders of outstanding Keyarch shares and Keyarch Warrants in connection with the Business Combination. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities that use a mark to market method of accounting;
●	tax-exempt organizations or governmental organizations;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding Keyarch securities or ZOOZ ordinary shares and/or ZOOZ Closing Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Keyarch securities or ZOOZ ordinary shares and/or ZOOZ Closing Warrants, as the case may be, being taken into account in an applicable financial statement;
●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding Keyarch ordinary shares or, after the Business Combination, the outstanding ZOOZ ordinary shares;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	U.S. Holders having a functional currency other than the U.S. dollar;
●	persons who hold or received Keyarch securities or ZOOZ ordinary shares and/or ZOOZ Closing Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Keyarch securities and ZOOZ ordinary shares and/or ZOOZ Closing Warrants, as the case may be, that is for U.S. federal income tax purposes:

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●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Keyarch securities, ZOOZ ordinary shares and/or ZOOZ Closing Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF KEYARCH SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING ZOOZ ORDINARY SHARES AND ZOOZ CLOSING WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF KEYARCH SECURITIES, ZOOZ ORDINARY SHARES AND ZOOZ CLOSING WARRANTS.

U.S. Federal Income Tax Treatment of ZOOZ

Tax Residence of ZOOZ for U.S. Federal Income Tax Purposes

Although ZOOZ is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. under current U.S. federal income tax law, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is created or organized in the United States or under the law of the United States or of any State, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not so created or organized. Because ZOOZ is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the former shareholders of the acquired U.S. corporation hold or are treated as holding, by vote or value, at least 80% (or 60% where ZOOZ is tax resident in a jurisdiction other than Israel, which is not expected to be applicable in respect of the Business Combination) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the percentage of shares so held by former shareholders of Keyarch, the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

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ZOOZ will indirectly acquire substantially all of the assets of Keyarch as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause ZOOZ to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Keyarch and ZOOZ currently expect that the Section 7874 Percentage of the Keyarch shareholders in ZOOZ should be less than 80% after the Business Combination. Accordingly, ZOOZ is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former Keyarch securityholders will be deemed to own an amount of ZOOZ ordinary shares in respect to certain redemptions by Keyarch of shares of Keyarch ordinary shares prior to the Business Combination for purposes of determining the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of ZOOZ as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code ZOOZ’s status as a foreign corporation for U.S. federal income tax purposes, ZOOZ and certain ZOOZ shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on ZOOZ and potential future withholding taxes on distributions to non-U.S. ZOOZ shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that ZOOZ were still respected as a foreign corporation under Section 7874 of the Code, ZOOZ may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If ZOOZ were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of ZOOZ attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that ZOOZ will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of Keyarch’s Tax Attributes and Certain Other Adverse Tax Consequences to ZOOZ and ZOOZ’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold or are treated as holding at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

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Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Keyarch and ZOOZ currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to ZOOZ or Keyarch after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, ZOOZ and certain of ZOOZ’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by ZOOZ include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. Keyarch is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether Keyarch has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that Keyarch will have a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% (but less than 80%) and that ZOOZ is tax resident in a jurisdiction other than Israel, ZOOZ would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under”—Tax Residence of ZOOZ for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether ZOOZ is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to ZOOZ, significant adverse tax consequences would result for ZOOZ and for certain ZOOZ shareholders, including a higher effective corporate tax rate on ZOOZ.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to ZOOZ or Keyarch after the Business Combination.

A new 1% U.S. federal excise tax is expected to be imposed on Keyarch in connection with redemptions of Keyarch Class A ordinary shares.

On August 16, 2022 the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has been given authority to provide regulations to carry out, and prevent the abuse or avoidance of, the excise tax; however, no regulations have been issued to date. While not free from doubt, absent such regulations, we currently expect that Keyarch (whose securities are currently traded on the Nasdaq and who will become a subsidiary of ZOOZ, whose securities are expected to also be traded on the Nasdaq after the Business Combination) will be subject to the excise tax with respect to any redemptions of its Keyarch Class A ordinary shares in connection with the Business Combination that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the Keyarch Class A ordinary shares redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. In addition, although issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase, absent the issuance of applicable guidance, it is not currently expected that this reduction would be available with respect to redemptions of Keyarch Class A ordinary shares by Keyarch and the issuance of ZOOZ Class A Ordinary Shares by ZOOZ in connection with the Business Combination. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased. That said, the imposition of the excise tax could reduce the amount of cash available to Keyarch for effecting the redemptions of Keyarch Class A ordinary shares such that the per-share redemption amount received by redeeming holders of Keyarch Class A ordinary shares may be less than $10 per share.

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U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

It is intended that the Business Combination qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Keyarch, since the Department of Treasury and Internal Revenue Service have never issued guidance or other authority that is factually on point with the present transaction. As a result, neither Keyarch’s nor ZOOZ’s counsel is able to opine as to whether the Merger will qualify as a reorganization. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Keyarch nor ZOOZ intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, although the parties intend to report the Business Combination in a manner consistent with treatment as a reorganization within the meaning of Section 368(a) to the extent permitted by law, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. U.S. Holders of Keyarch securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization.”

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met or the IRS at a later date successfully challenges the Intended Tax Treatment, a U.S. Holder of Keyarch securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of ZOOZ ordinary shares and/or ZOOZ Closing Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the Keyarch securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Keyarch securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the Keyarch securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Keyarch securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the ZOOZ ordinary shares and/or ZOOZ Closing Warrants received in the Business Combination, if any, would not include the holding period for the Keyarch securities surrendered in exchange therefor. In the case of a U.S. Holder that holds Keyarch securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules would be applied separately to each identifiable block of Keyarch securities.

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Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination not result in gain recognition as of the Effective Time by a U.S. Holder exchanging Keyarch ordinary shares for ZOOZ ordinary shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of ZOOZ (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of ZOOZ and enters into a “gain recognition agreement” with respect to the transferred Keyarch ordinary shares. Each U.S. Holder that will own, actually or constructively, 5% or more of either the total voting power or the total value of the outstanding shares of ZOOZ after the Business Combination (taking into account, for this purpose, ownership of any ZOOZ ordinary shares not acquired in connection with the Business Combination) should consider entering into a valid “gain recognition agreement” under applicable Treasury regulations and is strongly urged to consult such U.S. Holder’s tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that any transfer of Keyarch ordinary shares by a U.S. Holder pursuant to the Business Combination will qualify for an exception to Section 367(a)(1) of the Code as of the Effective Time. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement to qualify for an exception to Section 367(a)(1) of the Code is not satisfied, then a U.S. Holder of Keyarch ordinary shares would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of the ZOOZ ordinary shares and/or ZOOZ Closing Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the Keyarch securities surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Keyarch securities for more than one year at the Closing Date (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. It is unclear, however, whether the redemption rights with respect to the Keyarch securities described herein may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Keyarch securities is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. Holder’s holding period in the ZOOZ ordinary shares and/or ZOOZ Closing Warrants received in the Business Combination, if any, would not include the holding period for the Keyarch securities surrendered in exchange therefor. In the case of a U.S. Holder that holds Keyarch securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules would be applied separately to each identifiable block of Keyarch securities.

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U.S. Holders Exchanging Keyarch Securities for ZOOZ Ordinary Shares and/or ZOOZ Closing Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only Keyarch ordinary shares (but not Keyarch warrants) for ZOOZ ordinary shares, (ii) exchanges Keyarch Warrants for ZOOZ Closing Warrants, or (iii) both exchanges Keyarch ordinary shares for ZOOZ ordinary shares and exchanges Keyarch Warrants for ZOOZ Closing Warrants.

In such a case, the aggregate tax basis of the ZOOZ ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the Keyarch ordinary shares surrendered in exchange therefor. The tax basis in a ZOOZ Closing Warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a ZOOZ Closing Warrant exchanged therefor. The holding period of the ZOOZ ordinary shares and/or ZOOZ Closing Warrants received by a U.S. Holder in the Business Combination should include the period during which the Keyarch ordinary shares and/or warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders Exercising Redemption Rights with Respect to Keyarch ordinary shares

In the event that a U.S. Holder’s shares of Keyarch ordinary shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of Keyarch ordinary shares treated as held by the U.S. Holder relative to all of the shares of Keyarch ordinary shares outstanding, both before and after the redemption.

The redemption of Keyarch ordinary shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Keyarch, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Keyarch ordinary shares actually owned by such U.S. Holder but also Keyarch ordinary shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Keyarch ordinary shares that could be directly or constructively acquired pursuant to the exercise of Keyarch warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Keyarch ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Keyarch ordinary shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption and such U.S. Holder immediately following the redemption actually and constructively owns less than 50 percent of the total combined voting power of Keyarch ordinary shares. The redemption of the Keyarch ordinary shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Keyarch. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Keyarch will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of the redemption.

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If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Keyarch ordinary shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. However, it is unclear whether the redemption rights with respect to the Keyarch ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirements. A U.S. Holder’s tax basis in such U.S. Holder’s Keyarch ordinary shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Keyarch’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Keyarch ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Keyarch ordinary shares.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Keyarch ordinary shares pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Considerations of Ownership and Disposition of ZOOZ Ordinary Shares and ZOOZ Closing Warrants

Distributions on ZOOZ Ordinary Shares

If ZOOZ makes distributions of cash or property on the ZOOZ ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of ZOOZ’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If ZOOZ does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—U.S. Federal Income Tax Treatment of ZOOZ–Utilization of Keyarch’s Tax Attributes and Certain Other Adverse Tax Consequences to ZOOZ and ZOOZ’s Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the United States (such as the Nasdaq, where the ZOOZ ordinary shares are intended to be listed), or (b) ZOOZ is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;
●	ZOOZ is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;
●	the U.S. Holder satisfies certain holding period requirements; and
●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that ZOOZ will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. Furthermore, ZOOZ will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ZOOZ ordinary shares. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

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Subject to certain exceptions, dividends on ZOOZ ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by ZOOZ with respect to the ZOOZ ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of ZOOZ Ordinary Shares and ZOOZ Closing Warrants.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ZOOZ ordinary shares or ZOOZ Closing Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ZOOZ ordinary shares and/or ZOOZ Closing Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ZOOZ ordinary shares or ZOOZ Closing Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ZOOZ ordinary shares and/or ZOOZ Closing Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a ZOOZ Closing Warrant

Except as discussed below with respect to the cashless exercise of a ZOOZ Closing Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a ZOOZ ordinary share on the exercise of a ZOOZ Closing Warrant for cash. A U.S. Holder’s tax basis in a ZOOZ ordinary shares received upon exercise of the ZOOZ warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the ZOOZ Closing Warrant exercised and the exercise price. The U.S. Holder’s holding period for a ZOOZ ordinary share received upon exercise of the ZOOZ Closing Warrant will generally begin on the date following the date of exercise (or possibly the date of exercise) of the ZOOZ Closing Warrant and will not include the period during which the U.S. Holder held the ZOOZ Closing Warrant. If a ZOOZ Closing Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such ZOOZ Closing Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the ZOOZ Closing Warrant.

The tax consequences of a cashless exercise of a ZOOZ Closing Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the ZOOZ ordinary shares received would generally equal the U.S. Holder’s basis in the ZOOZ Closing Warrants exercised for such shares. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the ZOOZ ordinary shares would generally be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the ZOOZ Closing Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ZOOZ ordinary shares would generally include the holding period of the ZOOZ Closing Warrants exercised therefor.

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It is also possible that a cashless exercise of a ZOOZ Closing Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of ZOOZ Ordinary Shares and ZOOZ Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the ZOOZ Closing Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such ZOOZ Closing Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ZOOZ ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the ZOOZ Closing Warrants deemed exercised and (ii) the exercise price of such ZOOZ Closing Warrants. A U.S. Holder’s holding period for the ZOOZ ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the ZOOZ Closing Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of ZOOZ Closing Warrants.

Possible Constructive Distributions

The terms of each ZOOZ Closing Warrant provide for an adjustment to the number of ZOOZ ordinary shares for which the ZOOZ Closing Warrant may be exercised or to the exercise price of the ZOOZ Closing Warrant in certain events, as discussed under “Description of ZOOZ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a ZOOZ Closing Warrant would, however, be treated as receiving a constructive distribution from ZOOZ if, for example, the adjustment increases the holder’s proportionate interest in ZOOZ’s assets or earnings and profits (for instance, through an increase in the number of ZOOZ ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the ZOOZ ordinary shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on ZOOZ ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such ZOOZ Closing Warrant received a cash distribution from ZOOZ equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ZOOZ ordinary shares could be materially different from that described above, if ZOOZ is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income; or
●	at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For this purpose, ZOOZ will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which ZOOZ owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Based on the current and anticipated composition of the income, assets and operations of ZOOZ and its subsidiaries, ZOOZ does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that ZOOZ will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and ZOOZ can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

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Whether ZOOZ or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether ZOOZ or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of ZOOZ’s income and assets, and the value of its and its subsidiaries’ shares and assets. Changes in the composition of the income or assets of ZOOZ and its subsidiaries may cause ZOOZ to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if ZOOZ were considered a PFIC at any time that a U.S. Holder owns ZOOZ ordinary shares or ZOOZ Closing Warrants, ZOOZ would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ZOOZ ordinary shares and/or ZOOZ Closing Warrants at their fair market value on the last day of the last taxable year in which ZOOZ is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below, but any loss would not be recognized. After the deemed sale election, the ZOOZ ordinary shares or ZOOZ Closing Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless ZOOZ subsequently becomes a PFIC.

For each taxable year that ZOOZ is treated as a PFIC with respect to a U.S. Holder’s ZOOZ ordinary shares or ZOOZ Closing Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ZOOZ ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ZOOZ ordinary shares will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ZOOZ ordinary shares;
●	the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which ZOOZ is a PFIC, will be treated as ordinary income; and
●	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ZOOZ ordinary shares or ZOOZ Closing Warrants cannot be treated as capital gains, even though the U.S. Holder holds the ZOOZ ordinary shares or ZOOZ Closing Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which ZOOZ may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that ZOOZ does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of ZOOZ’s subsidiaries.

If ZOOZ is a PFIC, a U.S. Holder of ZOOZ ordinary shares (but not ZOOZ Closing Warrants, as discussed in more detail below) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ZOOZ ordinary shares only if ZOOZ provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Upon written request, ZOOZ will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the ZOOZ ordinary shares in the event ZOOZ is treated as a PFIC for any taxable year. There can be no assurance, however, that ZOOZ will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

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In the event ZOOZ is a PFIC, a U.S. Holder that makes a QEF election with respect to its ZOOZ ordinary shares would generally be required to include in income for each year that ZOOZ is treated as a PFIC the U.S. Holder’s pro rata share of ZOOZ’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the ZOOZ ordinary shares. Any net deficits or net capital losses of ZOOZ for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the ZOOZ ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the ZOOZ ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the ZOOZ ordinary shares by a corresponding amount.

If ZOOZ owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to ZOOZ’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the ZOOZ ordinary shares in which ZOOZ is a PFIC, then the ZOOZ ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its ZOOZ ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the ZOOZ ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its ZOOZ ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Under proposed Treasury regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC, such option, warrant or right is considered to be PFIC stock subject to the PFIC rules. However, a U.S. Holder of an option, warrant or right to acquire stock of a PFIC may not make a QEF election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired on exercise of such option, warrant or other right will include the period that the option, warrant or other right was held. Consequently, under the proposed Treasury regulations, if a U.S. Holder of shares made a QEF Election, such election generally would not have been treated as a timely QEF Election with respect to shares acquired upon exercise of warrants of the corporation and the PFIC rules discussed above will continue to apply with respect to such shares. However, a U.S. Holder of such shares should have been eligible to make a timely QEF Election if such U.S. Holder met certain requirements and made a “purging election,” electing in the year in which such shares were received to recognize gain (which would have been taxed under the PFIC rules discussed above) as if such shares were sold for fair market value on the date such U.S. Holder acquired them by exercising the corresponding warrants. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to ZOOZ Closing Warrants.

Alternatively, a U.S. Holder of “marketable securities” (as defined below) may make a mark-to-market election for its ZOOZ ordinary shares to elect out of the Excess Distribution Rules discussed above if ZOOZ is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ZOOZ ordinary shares, such U.S. Holder will include in income for each year that ZOOZ is treated as a PFIC with respect to such ZOOZ ordinary shares an amount equal to the excess, if any, of the fair market value of the ZOOZ ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ZOOZ ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ZOOZ ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ZOOZ ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ZOOZ ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ZOOZ ordinary shares, as well as to any loss realized on the actual sale or disposition of the ZOOZ ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ZOOZ ordinary shares previously included in income. A U.S. Holder’s basis in the ZOOZ ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions ZOOZ makes would generally be subject to the rules discussed above under “ —Distributions on ZOOZ ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of ZOOZ Closing Warrants will only be able to make a mark-to-market election with respect to their ZOOZ Closing Warrants to the extent that such warrants are treated as “marketable securities” (as defined below).

The mark-to-market election is available only for “marketable securities,” which are securities that are regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The ZOOZ ordinary shares and ZOOZ Closing Warrants, which are expected to be listed on the Nasdaq, are expected to qualify as marketable securities for purposes of the PFIC rules, but there can be no assurance that ZOOZ ordinary shares or ZOOZ Closing Warrants will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for ZOOZ.

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If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the ZOOZ ordinary shares in which ZOOZ is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the ZOOZ ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its ZOOZ ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if ZOOZ is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of ZOOZ ordinary shares and ZOOZ Closing Warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of ZOOZ ordinary shares or ZOOZ Closing Warrants that is not a U.S. Holder, and is:

●	a nonresident alien individual, other than certain former citizens and residents of the United States;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder.

Non-U.S. Holders Exercising Redemption Rights with Respect to Keyarch ordinary shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Keyarch ordinary shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Keyarch ordinary shares, as described above under “—U.S. Holders —U.S. Holders Exercising Redemption Rights with Respect to Keyarch ordinary shares.” Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of ZOOZ Ordinary Shares and ZOOZ Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of Keyarch ordinary shares. However, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if Keyarch ordinary shares constitute a U.S. real property interest by reason of Keyarch’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. Keyarch believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for Keyarch ordinary shares, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits of Keyarch, as determined under U.S. federal income tax principles, provided such dividends are not effectively connected with such Non-U.S. Holders’ conduct of a trade or business within the United States.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ZOOZ Ordinary Shares and ZOOZ Warrants to Non-U.S. Holders

Subject to the discussion below concerning backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of ZOOZ ordinary shares (including constructive distributions treated as dividends as discussed above under “—U.S. Holders—Possible Constructive Distributions”) or (ii) gain realized upon the sale or other taxable disposition of ZOOZ ordinary shares and/or ZOOZ Closing Warrants generally will not be subject to U.S. federal income taxation unless:

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●	the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or
●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner discussed in “—U.S. Holders Distributions on Ordinary Shares” and “—U.S. Holders Sale, Exchange, Redemption or Other Taxable Disposition of ZOOZ Ordinary Shares and ZOOZ Warrants.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a ZOOZ Closing Warrant, or the lapse of a ZOOZ Closing Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a ZOOZ Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the ZOOZ ordinary shares and ZOOZ Closing Warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Foreign Account Tax Compliance Act

The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. financial institutions that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of ZOOZ ordinary shares and to withhold on a portion of payments with respect to our ordinary shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our ordinary shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to ZOOZ ordinary shares will not apply to payments made before the date that is two years after the date of publication of final regulations defining the term “foreign passthru payment”. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our ordinary shares should consult their tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Keyarch ordinary shares, dividends received by U.S. Holders of ZOOZ ordinary shares, and the proceeds received on sale or other taxable disposition of ZOOZ ordinary shares or ZOOZ Closing Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Keyarch ordinary shares and ZOOZ ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ZOOZ ordinary shares or ZOOZ Closing Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Keyarch ordinary shares or Keyarch warrants or their ZOOZ ordinary shares or ZOOZ Closing Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to ZOOZ ordinary shares and proceeds from the sale of other disposition of ZOOZ ordinary shares or ZOOZ Closing Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of ZOOZ ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to ZOOZ, and certain Israeli Government programs that benefit ZOOZ. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of ZOOZ ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities, trusts or foundations, partnerships, controlled foreign corporations and any other type of taxpayer that are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, ZOOZ cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax at the rate of 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies”.

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The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

●	Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;
●	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and
●	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;
●	The research and development must be for the promotion of the company; and
●	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time, we may apply to the IIA for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year they were incurred, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain eligible companies with incentives for capital investments in production facilities (or other eligible assets) and certain tax benefits with respect to certain eligible income.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or instead irrevocably, elect to forego such benefits and apply the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Preferred or Special Preferred Technological Enterprises, alongside the existing tax benefits.

The following discussion is a summary of the Investment Law following its most recent amendments:

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Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in development zone “A”, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in development zone “A”.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

As of February 15, 2024 ZOOZ did not apply the new benefits under the Preferred Enterprise regime.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law. The 2017 Amendment will apply to a Preferred Company which meets the “Preferred Enterprise” condition and certain additional conditions, including, all the following:

●	the company’s average R&D expenses in the three years prior to the current tax year must be greater than or equal to the average of 7% of its total revenue or exceed NIS 75 million per year; and
●	the company must also satisfy one of the following conditions: (1) the full salary at least 20% of the company’s overall workforce, or at least 200 employees, was recorded and paid as R&D expenses in the company’s financial statements; (2) a venture capital investment of an amount of at least NIS 8 million was previously made in the company; or (3) a growth in sales by an average of 25% over the three years preceding the tax year (provided transactions revenue of over NIS 10 million for the said years); (4) a growth in workforce by an average of 25% over the three years preceding the tax year (provided that the company employed at least 50 employees in the said years)

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A Preferred Company satisfying certain conditions (including the conditions as stated above) will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A”. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group-consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%. Please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company.

As of February 15, 2024 ZOOZ did not apply for a tax ruling from the ITA or implemented benefits under The Preferred Technological Enterprise regime.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders.

Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of ZOOZ ordinary shares will be taxed at the rate of 25%. However, if the shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12- month period (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares), such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person with respect to the material matters of the corporation on a permanent basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2024).

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A non-Israeli resident that derives capital gains from the sale of shares of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) hold, whether directly or indirectly, more than 25% of the means of control, as such term is defined above, in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA). For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable. However, under the United States-Israel Tax Treaty, a Treaty U.S. Resident may be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition of the shares, subject to the limitations under U.S. laws applicable to foreign tax credits. The United States-Israel Tax Treaty does not provide such credit against any U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23%. An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2024). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares. With respect to corporate investors, capital gain tax equal to the corporate tax rate (23% starting in 2018) will be imposed on the sale of our traded shares, unless contrary provisions in a relevant tax treaty applies.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2013 or before) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Preferred Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

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Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise (if the first year the company requested to have the tax benefits apply was 2013 or before and subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced 15%, or such lower rate as may be provided under an applicable tax treaty), 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Technological Enterprise, and 4% if the dividend is distributed from income attributed to a Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, (please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by an Approved Enterprise, a Preferred Enterprise, Beneficiary Enterprise, a Preferred Enterprise or a Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise, Preferred Enterprise or a Preferred Technological Enterprise are not entitled to such reduced rate under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentence) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise, Preferred Enterprise or a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the ITA to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will be required to comply with certain administrative procedures with the Israeli Tax Authorities in order to receive a refund of the excess tax withheld.

A foreign resident receiving dividend income from an Israeli company, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Surtax (see below) in accordance with section 121B of the Ordinance.

Israeli Tax Withholding.

In addition to all of the above, any payment made by an Israeli resident company may be subject to Israeli withholding tax, regardless of whether the recipient should be subject to Israeli tax with respect to the receipt of such payment, unless the recipient provides the company with a valid certificate issued by the ITA to exempt the recipient from such withholding tax liability.

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Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 721,560 for 2024, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Israeli Transfer Pricing Regulations

On November 29, 2006, Income Tax Regulations (Determination of Market Terms) promulgated under Section 85A of the Ordinance, came into effect (“TP Regulations”). Section 85A of the Ordinance and the TP Regulations generally require that all cross-border transactions carried out between related parties be conducted on an arm’s length principle basis and will be taxed accordingly.

Certain Withholding Tax Consequences of the Business Combination

The Business Combination is a taxable event in Israel. Generally, the Keyarch shareholders, holders of Keyarch rights and holders of Keyarch warrants that are not residents of Israel should, under certain conditions, be entitled to an exemption from Israeli tax while those that are Israeli residents may be taxed on any capital gains resulting from the exchange of their Keyarch ordinary shares, the Keyarch Rights and/or the Keyarch warrants.

ZOOZ, Merger Sub, their respective affiliates, and any other person making a payment under the Business Combination Agreement (including the issuance of shares as consideration under the Business Combination Agreement) is required to deduct and withhold tax from the consideration payable by them under the Business Combination Agreement in accordance with applicable legal requirements. Keyarch applied for a tax ruling from the ITA exempting ZOOZ, Merger Sub and their respective agents from any obligation to withhold Israeli tax from such consideration payable or otherwise deliverable to certain Keyarch shareholders, holders of Keyarch rights and holders of Keyarch warrants, and deferring the taxable event to the time of the sale of the shares or warrants by such holders, as described below. We sometimes refer to such tax ruling as the WHT Ruling. We anticipated that pursuant to the terms of the WHT Ruling (if obtained), such ruling would apply to each Keyarch shareholders, holders of Keyarch rights and holder of Keyarch warrants that meets all of the following requirements: (1) it acquired all of its equity interests in Keyarch in or following Keyarch’s initial public offering on Nasdaq; (2) it holds less than 5% of outstanding Keyarch ordinary shares; (3) it is not a registered shareholder; (4) it is not a “relative” (as defined under Section 88 of the Ordinance) of a registered shareholder; (5) it is not an Israeli resident “officer” as defined under the Israeli Securities Law) in Keyarch; and (6) it did not receive any other tax ruling issued by the ITA in connection with its Keyarch equity interests, or is subject to other tax arrangement, that may contradict the terms and conditions of the WHT Ruling. Regarding Keyarch shareholders, holders of Keyarch rights and/or holders of Keyarch warrants (collectively, “Keyarch Securityholders”) that are not covered under the WHT Ruling: (1) any Keyarch Securityholders that owns at least 5% of Keyarch outstanding shares or 5% of the rights on a fully diluted basis will be subject to tax withholding in Israel, unless a residency declaration or an exemption certificate or other ruling from the ITA is provided by such Keyarch Securityholders and (2) a Keyarch Securityholders that owns less than 5% of or 5% of the rights on a fully diluted basis Keyarch outstanding shares who is not cover under the WHT Ruling (or if the WHT Ruling is not timely obtained) will be subject to tax withholding in Israel, unless any of the following will be provided to the Exchange Agent within 180 days from the Closing: (a) a valid declaration has been provided by such that it has never been an Israeli tax resident and that it never maintained a permanent establishment in Israel, (b) a SPAC Declaration (as such term is defined in the BCA), (c) an exemption certificate, or (d) WHT Ruling applicable to such Keyarch Securityholder.

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Taxation of the conversion of the Earnout Rights into Earnout Shares and the issuance of the Earnout Shares

Subject to the terms and conditions set in the Business Combination Agreement, ZOOZ shall issue to the Pre-Closing ZOOZ Shareholders an aggregate of 4,000,000 non-tradeable, non-assignable rights (the “Earnout Rights”), to be allocated among the Pre-Closing ZOOZ Shareholders according to their respective Pro Rata Shares. The Earnout Rights shall be automatically converted into ZOOZ Ordinary Shares (by ZOOZ issuing one ZOOZ Ordinary Share in lieu of each converted Earnout Right which shall be automatically cancelled and extinguished upon such conversion), in an amount not to exceed 4,000,000 ZOOZ ordinary shares in the aggregate (subject to adjustment after the Closing for share splits, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, share sub-divisions (including share consolidations), split-up and the like, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), upon and subject to the occurrence of Earnout Milestone(s) (as such terms defined in the Business Combination Agreement) during a five-year period (which shall commence as of the first day of the full fiscal quarter immediately following the Closing) (the “Earnout Period”), and without the payment of any consideration by the Pre-Closing ZOOZ Shareholders (other than, to the extent applicable, the transfer of the applicable Withholding Amount (as defined below) by each respective Pre-Closing ZOOZ Shareholder as described below.

The conversion of the Earnout Rights into Earnout Shares and the issuance of the Earnout Shares will be subject to withholding tax according to the relevant provision of the applicable law. Such withholding tax from the Earnout Shares will be conducted by any TASE member or the paying agent which shall be appointed by ZOOZ (the “Earnout Paying Agent”).

Any Tax shall be required to be withheld in connection with the conversion of the Earnout Rights (or any part thereof) and/or issuance of the Earnout Shares (or any part thereof) pursuant to any applicable Law relating to Taxes, any TASE member or the Earnout Paying Agent shall be authorized to withhold such Tax. However, if any Pre-Closing ZOOZ Shareholder will transfer to the Earnout Paying agent or Tase member the applicable Withholding Amount which needed to be withheld from the Earnout shares, attributed to such Pre-Closing ZOOZ Shareholder, calculated according to the applicable laws during the applicable periods provided by the Earnout Paying Agent (“Withholding Amount”) then no withholding tax will be apply with respect to transferring the Earnout Shares to such Pre-Closing ZOOZ Shareholder.

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DESCRIPTION OF ZOOZ ORDINARY SHARES

A summary of the material provisions governing ZOOZ’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Restated ZOOZ Articles, a copy of which will be filed with the SEC as exhibits in a subsequent filing of an amendment to this registration statement.

The following descriptions of share capital and provisions of the Restated ZOOZ Articles are summaries and are qualified by reference to the ZOOZ Restated Articles. Copies of these documents will be filed with the SEC as exhibits in a subsequent filing of an amendment to this registration statement. The description of the ZOOZ ordinary shares reflects changes to ZOOZ’s capital structure that will occur upon the closing of the Business Combination.

General

This section summarizes the material rights of ZOOZ shareholders under Israeli law, and the material provisions of the Restated ZOOZ Articles.

Share Capital

The authorized share capital following the Closing of the Business Combination (and after applying the Conversion Ratio, which may change) will consist of 35,036,087 ZOOZ ordinary shares, out of which 12,081,818 shares will be issued and outstanding upon the effectiveness of the Merger, assuming the No Redemption Scenario, 11,845,162 shares will be issued and outstanding upon the effectiveness of the Merger, assuming the Interim Redemption Scenario, and 11,608,505 shares will be issued and outstanding upon the effectiveness of the Merger, assuming the Maximum Redemption Scenario.

All of the outstanding ZOOZ ordinary shares are, and the ZOOZ ordinary shares to be issued pursuant to the Merger will be, when issued pursuant to the Business Combination Agreement, validly issued, fully paid and non-assessable. The ZOOZ Ordinary Shares are not redeemable and do not entitle their holders to preemptive rights. The Restated ZOOZ Articles and Israeli law do not restrict in any way the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, except with respect to subjects of nations which are in a state of war with Israel. All ZOOZ ordinary shares that will be outstanding after the Merger and the ZOOZ ordinary shares issuable upon exercise of the ZOOZ Closing Warrants, ZOOZ Continuing Warrants or ZOOZ’s equity-based incentive plans will have identical rights.

Subject to the rights of holders of shares with special rights (if will be issued in the future), holders of paid up ZOOZ ordinary shares are entitled to participate in the payment of dividends and, in the event of a winding-up of ZOOZ, in the distribution of assets available for distribution, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividend is being paid or such distribution is being made, without considering any premium those holders might have paid in excess of that par value.

ZOOZ may, from time to time, by a shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

An increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes hereof, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

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Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 513887042. Our affairs are governed by the Restated ZOOZ Articles, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in the Restated ZOOZ Articles to be effective upon the completion of the Business Combination is to engage in any lawful activity.

Voting Rights

All ZOOZ ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ZOOZ ordinary shares are issued in registered form and may be freely transferred, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the NASDAQ. The ownership or voting of ZOOZ ordinary shares by non-residents of Israel is not restricted in any way by the Restated ZOOZ Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under the Restated ZOOZ Articles to be effective upon Closing of the Business Combination, the Post-Closing Board will consist of no less than 3 and no more than 10 (including external directors to the extent required to be appointed to Post-Closing Board pursuant to the Companies Law, and independent directors). The directors (excluding external directors, to the extent external directors are required to be elected and to serve on the Post-Closing Board pursuant to the requirements of the Companies Law), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, designated as Class I, Class II and Class III (each, a “Class”). The Post-Closing Board may assign members of the Post-Closing Board already in office to such classes at the time such classification becomes effective.

The terms of the Classes shall be as follows: (i) the term of office of the initial Class I directors shall commence on the Merger Effective Time (as defined in the Business Combination Agreement) and shall expire at the Annual Meeting to be held in 2025 and when their successors are elected and qualified, (ii) the term of office of the initial Class II directors shall commence on the Merger Effective Time and shall expire at the first Annual Meeting following the Annual General Meeting referred to in (i) above and when their successors are elected and qualified, and (iii) the term of office of the initial Class III directors shall commence on the Merger Effective Time and shall expire at the first Annual General Meeting following the Annual General Meeting referred to in (ii) above and when their successors are elected and qualified.

At each Annual Meeting, commencing with the Annual Meeting to be held in 2025, each director nominee or alternate director nominee elected at such Annual Meeting to serve as a director in a Class whose term shall have expired at such Annual Meeting shall be elected to hold office until the third Annual Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

Dividend and Liquidation Rights

ZOOZ may declare a dividend to be paid to the holders of ZOOZ ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Restated ZOOZ Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by ZOOZ’s board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of ZOOZ’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of ZOOZ ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

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Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on ZOOZ ordinary shares, proceeds from the sale of the ZOOZ ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are or have been in a state of war with Israel.

Registration Rights

In connection with the consummation of the Merger, certain shareholders of ZOOZ shall, on or prior to the Closing, enter into a registration rights agreement to provide those shareholders of ZOOZ with registration rights, in form and substance to be mutually agreed upon by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus, which shall become effective as of the Merger Effective Time. ZOOZ will disclose the terms of such registration rights agreement in a subsequent filing of an amendment to this proxy statement/prospectus.

In connection with the consummation of the Merger, ZOOZ, Keyarch, the Sponsor and EBC agreed, on or prior to the Closing, to enter into an amendment to the Registration Rights Agreement of Keyarch, in form and substance to be mutually agreed by ZOOZ and Keyarch prior to the effectiveness of this proxy statement/prospectus, which shall become effective as of the Merger Effective Time.

Shareholder Meetings

Under Israeli law, ZOOZ is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Restated ZOOZ Articles a general meeting and/or a special meeting. Our board of directors may call general meeting and/or special meeting of our shareholders subject to the terms determined under the Restated ZOOZ Articles. In addition, the Restated ZOOZ Articles and the Companies Law provide that our board of directors is required to convene a general meeting and/or a special meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of ZOOZ’s issued and outstanding shares and 1% or more of ZOOZ’s outstanding voting power or (b) 5% or more of ZOOZ’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. The Restated ZOOZ Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to the articles of association;
●	appointment, terms of service and termination of services of auditors;
●	appointment of applicable Classes of directors, including external directors (to the extent required to serve on the board in accordance with applicable law);
●	approval of certain related party transactions;
●	increases or reductions of authorized share capital;
●	a merger; and
●	the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

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Quorum

Pursuant to the Restated ZOOZ Articles, holders of the ZOOZ ordinary shares have one vote for each ZOOZ ordinary share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for ZOOZ’s general meetings of shareholders consists of at least one or more shareholders holding at least 25% of the voting powers in ZOOZ in person (including presence by voting instrument or a vote through the electronic voting system, according to the law) or by proxy, except in the case of an adjourned meeting at which any number of shareholders shall constitute a quorum for the business for which the original general meeting was called. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week (i.e., following 7 days), at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to another day, time, and place, as the board of directors determines in a notice to the shareholders. A quorum will form at the reconvened meeting, in the presence of one or more shareholders holding 25% or more of the voting powers, within 30 minutes of the scheduled meeting start time, in person (including by a voting instrument or voting on the electronic voting system, according to the law) or by proxy. If no quorum is present, any number of shareholders present in person or by proxy shall constitute a quorum.

Vote Requirements

The Restated ZOOZ Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Restated ZOOZ Articles. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management Following the Business Combination—Compensation Committee” and “—Compensation Policy under the Companies Law.” Under the Restated ZOOZ Articles, certain actions shall require a majority of sixty-six and two thirds percent (66 2/3%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes: (i) amendment to Article 19.1.8 of the Restated ZOOZ Articles, according to which the appointment and dismissal of directors shall be made only by the annual General Meeting; (ii) amendment to Article 19.10.1 of the Restated ZOOZ Articles, according to which the agenda of any General Meeting will be set by the board of directors; and if a Special Meeting is convened upon demand as set forth in the Restated ZOOZ Articles, those matters specified by the directors or shareholders who demanded that the Special Meeting be convened shall be included in the agenda, provided that such matters are suitable (at the Board of Director’s discretion), in accordance with the Companies Law and these Articles, to be included in the agenda of a General Meeting; (iii) Article 19.15 of the Restated ZOOZ Articles, with respect to shareholder proposals; c (iv) Article 19.16 of the Restated ZOOZ Articles, which defines the events relating to General Meetings that require such Special Majority; (v) amendment to Article 22.1 of the Restated ZOOZ Articles relating to the number of directors on the Board of Directors ; (vi) amendment to Article 22.2 of the Restated ZOOZ Articles, relating to the classification of directors and their election; (vii) amendment to Article 22.4 of the Restated ZOOZ Articles, relating to vacancies on the Board of Directors; (viii) amendment to Article 22.5 of the Restated ZOOZ Articles relating to the events under which a director’s position vacates automatically, and (ix) amendment to Article 22.9 of the Restated ZOOZ Articles which defines the events relating to Board of Directors that require such Special Majority.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document ZOOZ is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. ZOOZ may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer.

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Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

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Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures in the Restated ZOOZ Articles

The Companies Law allows us to create and issue shares having rights different from those attached to ZOOZ ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Under the Restated ZOOZ Articles, no preferred shares are authorized. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of ZOOZ ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the Restated ZOOZ Articles, which requires the prior approval of the holders of a majority of the voting power attached to ZOOZ’s issued and outstanding shares at a general meeting of its shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Restated ZOOZ Articles, as described above in “Description of ZOOZ Ordinary Shares—Shareholder Meetings.”

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Borrowing Powers

Pursuant to the Companies Law and the Restated ZOOZ Articles, ZOOZ’s board of directors may exercise all powers and take all actions that are not required under law or under the Restated ZOOZ Articles to be exercised or taken by ZOOZ’s shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Restated ZOOZ Articles enable ZOOZ to increase or reduce its share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both ZOOZ’s board of directors and an Israeli court.

Exclusive Forum

The Restated ZOOZ Articles provide that unless ZOOZ consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act and Exchange Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in the Restated ZOOZ Articles will not restrict the ability of ZOOZ’s shareholders to bring claims under the Securities Act or Exchange Act, ZOOZ recognizes that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act or Exchange Act against ZOOZ, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act or Exchange Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions which are expected to be included in the Restated ZOOZ Articles. If a court were to find the choice of forum provision contained in the Restated ZOOZ Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect ZOOZ’s business, financial condition and results of operations. Alternatively, if a court were to find these provisions of the Restated ZOOZ Articles inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, ZOOZ may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect ZOOZ’s business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in ZOOZ’s share capital shall be deemed to have notice of and to have consented to the choice of forum provisions that are expected to be included in the Restated ZOOZ Articles described above. This provision would not apply to claims for which the U.S. federal courts have exclusive jurisdiction.

The Restated ZOOZ Articles also provide that unless ZOOZ consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ZOOZ, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ZOOZ to ZOOZ or ZOOZ’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israel Companies Law or the Securities Law, shall be the Tel Aviv District Court (Economic Division in the State of Israel (or, if the Tel Aviv District Court does not have jurisdiction, and no other Israeli court has jurisdiction, the federal district court for the District of New York), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Transfer Agent and Registrar

The transfer agent and registrar for ZOOZ ordinary shares is Continental Stock Transfer & Trust Company and its address is 1 State Street — 30th Floor, New York, New York 10004.

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DESCRIPTION OF ZOOZ CONTINUING WARRANTS

Warrants

In accordance with the shelf registration statement filed by ZOOZ with TASE on February 25, 2021, as amended and declared effective on March 15, 2022, on March 14, 2022, ZOOZ filed with TASE a shelf registration proposal which included the registration for trading of 22,897,940 ZOOZ warrants (series 3), exercisable into a total of 22,897,940 ZOOZ ordinary shares. The ZOOZ warrants (Series 3) were issued with exercise prices as follows: (a) NIS 2.8 per each ZOOZ warrant (Series 3) which shall be exercised within 12 months as of registration date (i.e., March 20, 2023) and (b) NIS 3.6 per each ZOOZ warrant (Series 3) which shall be exercised following the lapse of 12 months as of registration date and until the lapse of 36 months as of registration date. In addition, and in accordance with the Afcon Investment Agreement, on March 14, 2022, ZOOZ issued additional 4,688,033 ZOOZ warrants (Series 3) exercisable into an aggregate of 4,688,033 ZOOZ ordinary shares. Of these warrants, 3,632,478 additional ZOOZ warrants (Series 3) were issued to Afcon, (b) 833,333 additional ZOOZ warrants (Series 3) to Value Based Ltd., and (c) 222,222 additional ZOOZ warrants (Series 3) to Mr. Avi Cohen, all for no consideration and subject to the same terms of the ZOOZ warrants (Series 3) defined above.

In addition, ZOOZ granted to a third-party business partner warrants to purchase up to 300,000 ZOOZ ordinary shares, exercisable until March 21, 2026 for an exercise price per share equal to 120% of the share price of the ZOOZ ordinary shares in the Israeli IPO.

DESCRIPTION OF ZOOZ RIGHTS (RELATING TO EARNOUT SHARES)

Up to an additional 4,000,000 Earnout Shares will be issuable to the Pre-Closing ZOOZ Shareholders as earnout consideration, contingent on the achievement of certain earnout milestones based on the price of ZOOZ ordinary shares or ZOOZ’s Gross Revenue during the Earnout Period. The Earnout Shares will be allocated on a pro rata basis among the Pre-Closing ZOOZ Shareholders upon conversion of non-tradable, non-assignable Earnout Rights to be issued by ZOOZ pro rata among such Pre-Closing ZOOZ Shareholders as soon as reasonably practicable prior to the Closing and the receipt of all required approvals for such issuance from applicable governmental authorities, including the ISA and the TASE. Subject to ZOOZ achieving the applicable milestone(s) in accordance with the terms detailed in the Amendment to the BCA, each such Earnout Right will be convertible into ZOOZ ordinary shares on a one-for-one basis (with the number of issuable Earnout Shares subject to adjustment based on share splits, reorganizations, recapitalizations and similar adjustments).

The Earnout Rights shall be automatically converted into ZOOZ ordinary share subject to the occurrence of the milestone(s) (listed below) during the Earnout Period, as follows:

●	First milestone (25% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature) is in the aggregate greater than or equal to $10 million for any four fiscal quarters within a consecutive five fiscal quarter period, or (B) the VWAP equals or exceeds $12.00 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period (the date, if any, on which a first milestone has been achieved is referred to herein as the “First Earnout Milestone Achievement Date”);

●	Second milestone (35% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature) is in the aggregate greater than or equal to $10 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the First Earnout Milestone Achievement Date, or (B) the VWAP equals or exceeds $16.00 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period (the date, if any, on which a second milestone has been achieved is referred to herein as the “Second Earnout Milestone Achievement Date”); and

●	Third milestone (40% of the Earnout Rights): (A) the Gross Revenue of ZOOZ on a consolidated basis (including gross revenue of any type and nature) is in the aggregate greater than or equal to $15 million for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the Second Earnout Milestone Achievement Date, or (B) the VWAP equals or exceeds $23.00 per ZOOZ ordinary share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) for any 20 Trading Days within any 30 Trading Day period during the Earnout Period.

Any tax that shall be required to be withheld in connection with the conversion of the Earnout Rights and/or issuance of the Earnout pursuant to applicable law relating to taxes, any TASE member or the paying agent which shall be appointed by ZOOZ with respect to the Earnout Rights and Earnout Shares shall be authorized to withhold such Tax on such terms and dates detailed in the applicable law relating to taxes.

ZOOZ will be required to file an Israeli Prospectus with the ISA and TASE in order to issue the Earnout Rights. The Earnout Rights shall be issued through the “Nesher system” of the TASE.

The issuance of the Earnout Rights will be subject to the prior receipt of the TASE’s approval for the listing of the Earnout Shares for trading. The Earnout Shares will be listed for trading on the stock exchange or exchanges where the ZOOZ ordinary shares will be listed for trading on the date of the conversion of the applicable Earnout Rights.

282

ZOOZ ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, ZOOZ will have 35,036,087 ordinary shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, 12,081,818 ordinary shares issued and outstanding, assuming the Recapitalization has occurred based on the Conversion Ratio, which is subject to change, and no shares of Keyarch ordinary shares are redeemed in connection with the Business Combination. All of the ZOOZ ordinary shares issued in connection with the Business Combination will be freely transferable by persons other than by ZOOZ’s “affiliates” without restriction or further registration under the Securities Act, except 2,294,550 ZOOZ ordinary shares issued to the Sponsor, which are subject to the lock-up described below and except 1,120,000 Sponsor Earnout Shares. The ZOOZ Closing Warrants will become exercisable following the closing of the Business Combination in accordance with their terms and we expect the ZOOZ ordinary shares underlying such ZOOZ Closing Warrants to be freely transferable upon such exercise, as we intend to file a registration statement registering such shares with the SEC. In addition, the ZOOZ public warrants that will be assumed by ZOOZ (in exchange for the keyarch public warrants at the Closing) will be listed for trading only on the Nasdaq and the ZOOZ ordinary shares underlying such warrants, will be listed for trading on the Nasdaq and the TASE and other than as held by Sponsor are without lockup. The ZOOZ Continuing Warrants which are ZOOZ warrants (Series 3) will remain listed for trading only on the TASE and the ZOOZ ordinary shares underlying such ZOOZ Closing Warrants shall be subject to securities law restrictions, though may still be sold pursuant to existing registration rights or under Rule 144 (subject to limitations relating to ZOOZ Closing Warrants held by ZOOZ’s “affiliates”). The remaining ZOOZ ordinary shares held by existing ZOOZ shareholders are subject to securities law restrictions, though may still be sold pursuant to existing registration rights or subject to such restrictions and Rule 144, in each case further to the extent provided and subject to the lock-up restrictions described below. In addition, existing holders of ZOOZ ordinary shares immediately prior to the Closing, for purposes of the rights upon occurrence of the Earnout to receive the Earnout Shares for those shareholders, will have issued to them the Earnout Rights, which are privately issued rights through the over the counter “Nesher system” of the TASE, and which will not be transferable. Sales of substantial amounts of the ZOOZ ordinary shares in the public market could adversely affect prevailing market prices of the ZOOZ ordinary shares.

Lock-up Periods and Registration Rights

The Management ZOOZ Holders each entered into a Lock-Up Agreement. Pursuant to the Lock-Up Agreements, each shareholder party thereto agreed not to, during the period commencing from the Closing and ending on the earlier of (x) the date that is 180 days after the date of the Closing, (y) ZOOZ consummates a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of ZOOZ’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ZOOZ ordinary shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ZOOZ at the time of, or at any time during the three months preceding, a sale and (ii) ZOOZ has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as ZOOZ was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ZOOZ ordinary shares for at least six months but who are affiliates of ZOOZ at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of ZOOZ ordinary shares then outstanding; or
●	the average weekly reported trading volume of the ZOOZ ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by affiliates of ZOOZ under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about ZOOZ.

Options

Following the completion of the Business Combination, we intend to file a registration statement on Form S-8 under the Securities Act to register ordinary shares reserved for issuance under our equity compensation programs. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up restrictions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the applicable 180-day lock-up period expires.

283

COMPARISON OF RIGHTS OF ZOOZ SHAREHOLDERS

AND KEYARCH SHAREHOLDERS

The rights of the shareholders of ZOOZ and the relative powers of the ZOOZ board of directors are governed by the laws of the State of Israel and the Restated ZOOZ Articles (which will be effective as of the Closing, subject to the approval of ZOOZ’s shareholders). As a result of the Transactions, securities held by the Keyarch shareholders will be canceled and automatically converted into the right to receive ZOOZ ordinary shares and/or ZOOZ warrants. Each ZOOZ ordinary share will be issued in accordance with, and subject to the rights and obligations of, the Restated ZOOZ Articles which will be effective upon the consummation of the Transactions. Because ZOOZ will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the shareholders of Keyarch will be governed by Israeli law and the Restated ZOOZ Articles.

Many of the principal attributes of ZOOZ ordinary shares and Keyarch ordinary shares will be similar. However, there are differences between the rights of shareholders of ZOOZ under Israeli law and the rights of shareholders of Keyarch.

The following is a summary comparison of the material differences between the rights of Keyarch securityholders under the Existing Keyarch Charter and the Cayman Companies Law, and the rights of ZOOZ shareholders under Israeli law and the Restated ZOOZ Articles. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of ZOOZ’s or Keyarch’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Restated ZOOZ Articles, the Cayman Companies Law and the Existing Keyarch Charter and bylaws of Keyarch as they will be in effect from and after the Effective Time. The Existing Keyarch Charter is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Law and the Cayman Companies Law for a more complete understanding of the differences between being a shareholder of ZOOZ and a shareholder of Keyarch.

	ZOOZ	Keyarch
Authorized and Outstanding Share Capital

Upon the closing of the Business Combination, ZOOZ’s authorized capital shall include one class of ordinary shares, par value NIS [0.00025] per share. The aggregate registered share capital of ZOOZ will be [35,036,087] ordinary shares[9].

Keyarch’s authorized share capital consists of US$20,100 divided into 180,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each, of which there are 5,659,871 Class A ordinary shares issued and outstanding, one (1) Class B ordinary share issued and outstanding and no preference shares issued and outstanding as of the date of this proxy statement/prospectus.

9 Assuming the Conversion Ratio (which may change) shall be 11.4372.

284

	ZOOZ	Keyarch
Extraordinary General Meetings of Shareholders or Shareholders	Under the Restated ZOOZ Articles, the ZOOZ board of directors may convene an extraordinary general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon the request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) (a) one shareholder holding at least 5% or more of ZOOZ’s issued and outstanding share capital and 1% of the voting rights in ZOOZ or (b) one or more shareholders holding at least 5% of ZOOZ’s voting rights.	The Keyarch Articles provide that the Keyarch directors may, whenever they think fit, call general meetings, and, shall on a shareholders’ requisition forthwith proceed to convene a general meeting of Keyarch. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition at least 30% of the paid up voting share capital of Keyarch.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as ZOOZ.	The Keyarch Articles permit the shareholders to approve resolutions by an action by written consent and without a meeting by way of unanimous written resolution of outstanding capital stock of Keyarch.

Quorum	The quorum required for ZOOZ’s general meetings of shareholders consists of one or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of ZOOZ’s shares. The requisite quorum shall be present at the beginning of the meeting and within no more than half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the board of directors shall determine. The requisite quorum required for a deferred meeting consists of one or more shareholders present in person or by proxy who hold or represent at least 25% or more of the total outstanding voting power of ZOOZ’s shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. If no quorum is present at the deferred meeting within 30 minutes of the scheduled deferred meeting start date, the meeting will be held regardless of the number of participants.

The Keyarch Articles provide that one or more shareholders holding at least a majority of the paid up voting share capital of Keyarch present in person or by proxy and entitled to vote at that meeting shall form a quorum.

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting, if convened upon a shareholder’s requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

No business shall be transacted at any general meeting of Keyarch unless a quorum of shareholders is present at the time when the meeting proceeds to business.

285

	ZOOZ	Keyarch
Notice of Meetings	Pursuant to the Companies Law and the regulations promulgated thereunder and pursuant to the Restated ZOOZ Articles, ZOOZ shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law (including the appointment or removal of directors), not less than 35 days. Pursuant to the Restated ZOOZ Articles, ZOOZ is not required to deliver or serve prior notice of general meetings of ZOOZ shareholders or of any adjournments thereof to any ZOOZ shareholder, and notice by ZOOZ which is published on its website and/or on the SEC’s EDGAR website shall be deemed to have been duly given on the date of such publication to all ZOOZ shareholders.	The Keyarch Articles provide that at least five days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

Advance Notice Provisions	Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of ZOOZ’s voting rights may propose any matter appropriate for deliberation at a ZOOZ shareholder meeting to be included on the agenda of a ZOOZ shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a ZOOZ shareholder meeting, or, if ZOOZ publishes a preliminary notice at least 21 days prior to publicizing the convening of a ZOOZ shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice, provided that such invitation shall not be delivered more than thirty five days prior to the date of convening of the meeting. Any such proposal must further comply with the information requirements under applicable law and the Restated ZOOZ Articles.	No equivalent provision.

286

	ZOOZ	Keyarch
Amendments to the Articles of Association	According to the Restated ZOOZ Articles, shareholder resolutions, including amendments to the Restated ZOOZ Articles, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, according to the Restated ZOOZ Articles the following amendments shall require a majority of sixty-six and two thirds percent (66 2/3%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes (“Extraordinary Majority”): (i) amendment to Article 19.1.8, according to which the appointment and dismissal of directors shall be made by the annual General Meeting; (ii) amendment to Article 19.10.1, according to which the agenda of any General Meeting will be set by the Board of Directors; and if a Extraordinary Meeting is convened upon demand as specified above, those matters specified by the Directors or Shareholders who demanded that the Extraordinary Meeting be convened shall be included in the agenda, provided that such matters are suitable (at the Board of Director’s discretion), in accordance with the Companies Law and these Articles, to be included in the agenda of a General Meeting; (iii) Article 19.15, with respect to shareholder proposals as further detailed in “Advance Notice Provisions” above; and (iv) Article 19.16 which defines the events relating to General Meetings that require such Special Majority; (v) amendment to Article 22.1 of the Restated ZOOZ Articles relating to the number of directors in the Board of Directors ; (vi) amendment to Article 22.2 of the Restated ZOOZ Articles, relating to the classification of directors and their election; (vii) amendment to Article 22.4 of the Restated ZOOZ Articles, relating to vacancies in the Board of Directors; (viii) amendment to Article 22.5 of the Restated ZOOZ Articles relating to the events in which a director’s position vacates automatically, and (ix) amendment to Article 22.9 of the Restated ZOOZ Articles which defines the events relating to Board of Directors that require such Special Majority. In addition, any change to the provisions of business combinations with interested shareholders shall only be adopted by a resolution of the shareholders of ZOOZ, adopted by the holders of securities representing at least 85% of the Voting Shares of ZOOZ then outstanding.	The Keyarch Articles provide that the Memorandum and Articles of Association of Keyarch may only be amended by a special resolution passed by a majority of not less than two-thirds (or, prior to the consummation of an initial business combination, with respect to amending Article 99 (relating to the appointment and removal of directors prior to the closing of a business combination), a majority of at least 90 per cent) of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy.

Exclusive Forum	The Restated ZOOZ Articles provide that unless ZOOZ consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law, shall be the Tel Aviv District Court (Economic Division in the State of Israel (or, if the Tel Aviv District Court does not have jurisdiction, and no other Israeli court has jurisdiction, the federal district court for the District of New York), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any Person or Entity purchasing or otherwise acquiring any interest in Shares shall be deemed to have notice of and consented to the provisions of this Article, and (B) unless ZOOZ consents in writing to the selection of an alternative forum, the federal district courts of the United States of America in the New York District shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or arising under the Exchange Act. Any Person or Entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to these provisions.	No equivalent provision.

Limitation of Liability	The Restated ZOOZ Articles provide that ZOOZ may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt ZOOZ directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care, however ZOOZ may not exempt a director in advance from his liability toward the company due to the breach of his/her duty of care in the case of a distribution of a dividend.	The Keyarch Articles provide that no director or officer shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful default or wilful neglect of such person. No person shall be found to have committed actual fraud, wilful default or wilful neglect unless or until a court of competent jurisdiction shall have made a finding to that effect.

Indemnification and Advancement	The Restated ZOOZ Articles provide that ZOOZ may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of ZOOZ for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of ZOOZ and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against wilful default, fraud or the consequences of committing a crime.

287

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
KEYARCH, ZOOZ AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of Keyarch’s ordinary shares as of the date of this proxy statement/prospectus by:

●	each person known by us to be the beneficial owner of more than 5% of Keyarch’s outstanding common stock;
●	each of Keyarch’s executive officers and directors that beneficially owns Keyarch ordinary shares; and
●	all Keyarch executive officers and directors as a group.

Unless otherwise indicated, Keyarch believes that all persons named in the table have sole voting and investment power with respect to all shares of Keyarch ordinary shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Outstanding Ordinary Shares
5% Holders
Keyarch Global Sponsor Limited (2)	3,290,499	58.14%	1	100%	58.14%
Meteora Capital, LLC (3)	355,156	6.27%	—	—	6.27%
RiverNorth Capital Management LLC (4)	400,000	7.07%	—	—	7.07%

Executive officers and directors
Fang Zheng (2)	3,290,499	58.14%	1	100%	58.14%
Kai Xiong (6)	—	—	—	—	—
Jing Lu (6)	—	—	—	—	—
Mark Taborsky (6)	25,000	*	—	—	*
Doug Rothschild (6)	25,000	*	—	—	*
Mei Han	25,000	*	—	—	*
All executive officers and directors as a group (six individuals)	3,365,499	59.46%	1	100%	59.46%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 275 Madison Avenue, 39th floor, New York, New York 10016.

(2)	Keyarch Global Sponsor Limited is Keyarch’s Sponsor. Its holdings include 3,290,499 shares of outstanding Class A ordinary shares and one outstanding Class B ordinary share. Class B ordinary shares are convertible into Class A ordinary shares on a one-for-one basis, subject to adjustment. Fang Zheng is the majority shareholder of the Sponsor and so could be deemed to be the beneficial owner of all of the shares held of record by the Sponsor. Mr. Zheng, disclaims any beneficial ownership of the reported shares held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)	According to a Schedule 13G/A filed with the SEC on February 14, 2024, Meteora Capital, LLC, a Delaware limited liability company (“Meteora Capital”) serves as investment manager to certain funds and managed accounts that hold the reported shares. Vik Mittal, who serves as the Managing Member of Meteora Capital, may be deemed to have beneficial ownership of the reported shares. The principal business office address of Meteora Capital and Mr. Mittal is 1200 N Federal Hwy, #200, Boca Raton FL 33432.

(5)

According to a Schedule 13G filed with the SEC on February 14, 2024, RiverNorth Capital Management, LLC, a Delaware limited liability company, holds 400,000 Class A ordinary shares. The principal business office address of RiverNorth Capital Management, LLC is 360 S. Rosemary Avenue, Ste. 1420, West Palm Beach, Florida 33401.

(6)	Does not include any shares indirectly owned by this individual as a result of his or her partnership interest in the Sponsor or its affiliates.

288

The following table shows the beneficial ownership of ZOOZ ordinary shares as of January 31, 2024 by:

●	each person known by ZOOZ to beneficially own more than 5% of the outstanding ZOOZ ordinary shares;
●	each of ZOOZ’s named executive officers and directors; and
●	all of ZOOZ’s executive officers and directors as a group.

Unless otherwise indicated, ZOOZ believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of ZOOZ ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ZOOZ ordinary shares as to which the holder has sole or shared voting power or investment power and also any ZOOZ ordinary shares which the holder has the right to acquire within 60 days of the date of this proxy statement/prospectus through the exercise of any option, conversion or any other right. As of January 31, 2024, and prior to the Recapitalization, there were 67,619,314 ZOOZ ordinary shares outstanding.

Unless otherwise noted, the business address of each beneficial owner is c/o Zooz Power Ltd., 4B Hamelacha St. Lod 7152008, Israel.

	ZOOZ ordinary shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Current Directors and Executive Officers of Zooz:
Avi Cohen(1)	564,102	0.83%
Boaz Weizer (2)	654,900	0.96%
Ilan Ben David(3)	3,099,120	4.51%
David Pincu (4)	2,091,120	3.04%
Nir Zohar (5)	2,091,120	3.04%
Jordan Buchler (6)	185,000	0.27%
Tal Harmon(7)	93,750	0.14%
Udi Tzuri(8)	93,750	0.14%
Ruth Smadja (9)	93,750	0.14%
Eyal Blum	-	-
Calanit Valfer	-	-
Shai Naftali Hod	-	-
Doron Meir Vadai	-	-
Dan Weintraub	-	-
Manuel Fernandes	-	-
Ronit Biran	-	-
Elka Nir	-	-
All executive officers and directors as a group (17 individuals)	8,966,612	13.08%
Five Percent or More Holders:*
Mor Provident Funds(10)	14,258,407	19.37%
The Phoenix Provident Funds(11)	13,179,968	17.98%
Capital Nature(12)	5,348,170	7.86%
Elah Fund(13)	7,583,545	11.1%
Afcon(14)	7,905,982	11.1%

*	This listing excludes individual directors and executive officers shown in the immediately preceding listing to hold 5% or more of outstanding ZOOZ outstanding ordinary shares.

289

(1)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 222,222 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of the date of January 31 31, 2024.

(2)	ZOOZ options exercisable within 60 days of January 31, 2024.

(3)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 1,099,120 ZOOZ options to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(4)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 1,091,120 ZOOZ options to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(5)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 1,091,120 ZOOZ options to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(6)	ZOOZ options exercisable within 60 days of January 31, 2024.

(7)	ZOOZ options exercisable within 60 days of January 31, 2024.

(8)	ZOOZ options exercisable within 60 days of January 31, 2024.

(9)	ZOOZ Options exercisable within 60 days of January 31, 2024.

(10)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 6,000,750 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024. According to information provided to ZOOZ by Y.D. More Investments Ltd., Y.D. More Investments Ltd. is a public company in the common control of Messrs. Eli Levi, Yossef Levi, Michael Meirov, Dotan Meirov, Benyamin Meirov, and Yossef Meirov. All of whom are Israeli citizens; More Provident Funds and Pension is controlled by Mor Investment Ltd. which holds 66.63% of the issued and outstanding share capital of More Provident Funds and Pension. Mr. Eli Levi’s shareholdings in More Investments Ltd. are through its wholly owned company – Eldot Ltd. and Mr. Yossef Meirov is a shareholder of More Investments Ltd. and holds shares through B.Y.M. Mor Investments Ltd a company under the common control of Messrs.Yossef Meirov, Michael Meirov and Dotan Meirov. Messrs. Michael Meirov and Dotan Meirov are shareholders in More Investments Ltd. only through B.Y.M. Mor Investments Ltd.

(11)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 5,694,455 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of the date of January 31, 2024. According to information provided to ZOOZ by The Phoenix Provident Funds, the institutional reporting group includes Belenus Lux Holdings S.a.r.l B234.618 which was incorporated in Luxembourg (the “Group” and “Belenus”, respectively) (the controlling shareholder of Phoenix Holdings Ltd. and/or Phoenix Holdings Ltd. (the “Phoenix”)). The controlling shareholders of Belenus, are Lewis (Lee) Sachs and Matthew Botein CP III Cayman GP Ltd. The Group’s shareholdings in Phoenix, includes holdings through certain Nostro accounts and/or profit-participating life insurance accounts and/or accounts for the management of provident funds or management companies of provident funds and/or through special partnerships which hold securities for its partners. The holdings under the provident funds include the holdings in the Israel Partnership (the “Partnership”) and the holdings in The Phoenix Pension and Provident Fund Ltd. The following are the partners holdings in the Partnership: The Phoenix Pension and Provident Fund Ltd. – 62.64%, Mivtach Mishtatef – 37.36%. The Partnership is registered in the Register of Partnerships, and all partners are companies in the Group. The partnership is not a provident fund management company. In accordance with the partnership agreement executed between the partners (the “Partnership Agreement”), the joint holdings of the partners in the Partnership changes frequently and in accordance with the mechanism determined under the Partnership Agreement.

(12)

ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 416,650 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024. According to information provided to ZOOZ by, Capital Nature Ltd. is a private company incorporated in Israel with no controlling shareholder. The major shareholders of the company are Xenia Venture Capital – 31.0%, Ratio Technologies, Inc – 13.5%, Rafael Advanced Defense Systems Ltd, Direct Insurance – Financial Investments Ltd., Elbit Systems Ltd. – 7.8% each.

(13)	ZOOZ Ordinary Shares and ZOOZ warrants. Calculation includes 679,965 ZOOZ warrants to purchase ZOOZ ordinary shares exercisable within 60 days of January 31, 2024.

(14)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 3,632,478 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024. To ZOOZ’s knowledge, the controlling shareholder of Afcon is Ms. Atalia Shmeltzer, who holds, through certain entities under her control, 63.08% of the issued and outstanding share capital of Afcon.

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The following table shows the beneficial ownership of ZOOZ ordinary shares following the consummation of the Business Combination by:

●	each person known to ZOOZ who will beneficially own more than 5% of the ZOOZ ordinary shares issued and outstanding immediately after the consummation of the Business Combination;
●	each person who will remain or become an executive officer or a director of ZOOZ upon consummation of the Business Combination; and
●	all of the executive officers and directors of ZOOZ as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of ZOOZ ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any ZOOZ ordinary shares as to which the holder has sole or shared voting power or investment power and also any ZOOZ ordinary shares which the holder has the right to acquire within 60 days of January 31, 2024, through the exercise of any option, warrant or any other right.

The expected beneficial ownership of ZOOZ ordinary shares post-Business Combination assuming the No Redemption Scenario has been determined based upon the following: (i) none of the investors set forth in the table below has purchased or purchases shares of ZOOZ ordinary shares (post-Business Combination), (ii) the Recapitalization has been effected, (iii) 3,189,872 ZOOZ ordinary shares are issued to public holders of shares of Keyarch ordinary shares, (iv) 2,294,550 ZOOZ ordinary shares are issued to the Sponsor of Keyarch (v) 259,950 ZOOZ ordinary shares are issued to EBC, (vi) 6,000,000 ZOOZ ordinary shares (including the 87,777 ZOOZ ordinary shares that may be issued upon the exercise of the ZOOZ Converted Options on a net exercise basis, assuming that the ZOOZ Converted Options have been exercised on a net exercise basis prior to Closing) are issued and outstanding and held by the existing shareholders of ZOOZ (using a Conversion Ratio of 0.08743 based on the Recapitalization Assumptions), (vi) 1,300,000 ZOOZ ordinary shares are issued to PIPE Investors, and (vii) no Earnout Rights are converted into Earnout Shares. In addition, the expected beneficial ownership of ZOOZ ordinary shares post-Business Combination does not include the Founder Subject Shares.

The expected beneficial ownership of ZOOZ ordinary shares post-Business Combination assuming the Interim Redemption Scenario has been determined based upon the following: (i) none of the investors set forth in the table below has purchased or purchases shares of ZOOZ ordinary shares (post-Business Combination), (ii) the Recapitalization has been effected, (iii) 2,444,039 ZOOZ ordinary shares are issued to public holders of shares of Keyarch ordinary shares, (iv) 2,294,550 ZOOZ ordinary shares are issued to the Sponsor of Keyarch (v) 259,950 ZOOZ ordinary shares are issued to EBC, (vi) 1,300,000 ZOOZ ordinary shares are issued to PIPE Investors (vii) 6,000,000 ZOOZ ordinary shares (including the 87,777 ZOOZ ordinary shares that may be issued upon the exercise of the ZOOZ Converted Options on a net exercise basis, assuming that the ZOOZ Converted Options have been exercised on a net exercise basis prior to Closing) are issued and outstanding and held by the existing shareholders of ZOOZ (using a Conversion Ratio of 0.08743 based on the Recapitalization Assumptions), and (viii) no Earnout Rights are converted into Earnout Shares. In addition, the expected beneficial ownership of ZOOZ ordinary shares post-Business Combination does not include the Founder Subject Shares.

The expected beneficial ownership of ZOOZ ordinary shares post-Business Combination assuming the Maximum Redemption Scenario has been determined based on the following: (i) none of the investors set forth in the table below has purchased or purchases shares of ZOOZ ordinary shares (post-Business Combination), (ii) the Recapitalization has been effected, (iii) 1,699,746 ZOOZ ordinary shares are issued to public holders of shares of Keyarch ordinary shares, (iv) 2,294,550 ZOOZ ordinary shares are issued to the Sponsor of Keyarch, (v) 259,950 ZOOZ ordinary shares are issued to EBS, (vi) 1,300,000 ZOOZ ordinary shares are issued to PIPE Investors, (vi) 6,000,000 ZOOZ ordinary shares (including the 87,777 ZOOZ ordinary shares that may be issued upon the exercise of the ZOOZ Converted Options on a net exercise basis, assuming that the ZOOZ Converted Options have been exercised on a net exercise basis prior to Closing) are issued and outstanding and held by the existing shareholders of ZOOZ (using a Conversion Ratio of 0.08743 based on the Recapitalization Assumptions), and (viii) no Earnout Rights are converted into Earnout Share. In addition, the expected beneficial ownership of ZOOZ ordinary shares post-Business Combination does not include the Founder Subject Shares.

291

Unless otherwise noted or as previously provided in a foregoing table, the business address of each beneficial owner is c/o ZOOZ Power Ltd., 4B Hamelacha St., Lod 7152008, Israel.

			Post-Business Combination (Percentage Outstanding)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Assuming No Redemption Scenario	Assuming Interim Redemption Scenario	Assuming Maximum Redemption Scenario
Directors and Executive Officers of ZOOZ Post-Business Combination*:
Avi Cohen(1)	49,322	0.38%	0.40%	0.43%
Boaz Weizer(2)	57,260	0.44%	0.46%	0.49%
Ruth Smadja	8,197	0.06%	0.07%	0.07%
Ilan Ben David(3)	270,968	2.06%	2.19%	2.33%
David Pincu (4)	182,835	1.39%	1.47%	1.57%
Nir Zohar (5)	182,835	1.39%	1.47%	1.57%
Jordan Buchler (6)	16,175	0.12%	0.13%	0.14%
Tal Harmon(7)	8,197	0.06%	0.07%	0.07%
Udi Tzuri(8)	8,197	0.06%	0.07%	0.07%
Eyal Blum	-	-	-	-
Calanit Valfer	-	-	-	-
Shai Naftali Hod	-	-	-	-
Doron Meir Vadai	-	-	-	-
Dan Weintraub	-	-	-	-
Manuel Fernandes	-	-	-	-
Ronit Biran	-	-	-	-
Elka Nir	-	-	-	-
All executive officers and directors as a group (17 individuals)	783,986	5.96%	6.33%	6.74%
Five Percent or More Holders**:
Mor Provident Funds(9)	1,246,686	9.19%	9.72%	10.32%
The Phoenix Provident Funds(10)	1,152,376	8.51%	9.00%	9.56%
Elah Fund(11)	663,059	5.06%	5.36%	5.71%
Afcon(12)	691,251	5.17%	5.48%	5.82%

292

*	The table presents the currently serving executive officer and directors of ZOOZ.
**	This listing excludes individual directors and executive officers shown in the immediately preceding listing to hold 5% or more of ZOOZ’s outstanding ordinary shares.

(1)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 19,430 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(2)	ZOOZ options exercisable within 60 days of January 31, 2024.

(3)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 96,100 ZOOZ options to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(4)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 95,401 ZOOZ options to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(5)	ZOOZ ordinary shares and ZOOZ options. Calculation includes 95,401 ZOOZ options to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024.

(6)	ZOOZ options exercisable within 60 days of January 31, 2024.

(7)	ZOOZ options exercisable within 60 days of January 31, 2024.

(8)	ZOOZ options exercisable within 60 days of January 31, 2024 .

(9)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 524,687 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024. According to information provided to ZOOZ by Y.D. More Investments Ltd., Y.D. More Investments Ltd. is a public company in the common control of Messrs. Eli Levi, Yossef Levi, Michael Meirov, Dotan Meirov, Benyamin Meirov, and Yossef Meirov. All of whom are Israeli citizens; More Provident Funds and Pension is controlled by Mor Investment Ltd. which holds 66.63% of the issued and outstanding share capital of More Provident Funds and Pension. Mr. Eli Levi’s shareholdings in More Investments Ltd. are through its wholly owned company – Eldot Ltd. and Mr. Yossef Meirov is a shareholder of More Investments Ltd. and holds shares through B.Y.M. Mor Investments Ltd a company under the common control of Messrs.Yossef Meirov, Michael Meirov and Dotan Meirov. Messrs. Michael Meirov and Dotan Meirov are shareholders in More Investments Ltd. only through B.Y.M. Mor Investments Ltd.

(10)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 497,889 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024. According to information provided to ZOOZ by The Phoenix Provident Funds, the institutional reporting group includes Belenus Lux Holdings S.a.r.l B234.618 which was incorporated in Luxembourg (the “Group” and “Belenus”, respectively) (the controlling shareholder of Phoenix Holdings Ltd. and/or Phoenix Holdings Ltd. (the “Phoenix”)). The controlling shareholders of Belenus, are Lewis (Lee) Sachs and Matthew Botein CP III Cayman GP Ltd. The Group’s shareholdings in Phoenix, includes holdings through certain Nostro accounts and/or profit-participating life insurance accounts and/or accounts for the management of provident funds or management companies of provident funds and/or through special partnerships which hold securities for its partners. The holdings under the provident funds include the holdings in the Israel Partnership (the “Partnership”) and the holdings in The Phoenix Pension and Provident Fund Ltd. The following are the partners holdings in the Partnership: The Phoenix Pension and Provident Fund Ltd. – 62.64%, Mivtach Mishtatef – 37.36%. The Partnership is registered in the Register of Partnerships, and all partners are companies in the Group. The partnership is not a provident fund management company. In accordance with the partnership agreement executed between the partners (the “Partnership Agreement”), the joint holdings of the partners in the Partnership changes frequently and in accordance with the mechanism determined under the Partnership Agreement.

(11)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 59,452 ZOOZ warrants to purchase ZOOZ ordinary shares exercisable within 60 days of January 31, 2024.

(12)	ZOOZ ordinary shares and ZOOZ warrants. Calculation includes 317,602 ZOOZ warrants to purchase ZOOZ ordinary shares, exercisable within 60 days of January 31, 2024. To ZOOZ’s knowledge, the controlling shareholder of Afcon is Ms. Atalia Shmeltzer, who holds, through certain entities under her control, 63.08% of the issued and outstanding share capital of Afcon.

293

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, ZOOZ shareholders will be entitled to attend and participate in ZOOZ’s annual general meetings of shareholders. ZOOZ will provide notice of the date on which its annual general meeting will be held in accordance with the ZOOZ Restated Articles and the Companies Law.

APPRAISAL RIGHTS

Holders of record of Keyarch ordinary shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. In this proxy statement/prospectus, these appraisal or dissent rights we refer to in this proxy statement/prospectus as “Dissent Rights.”

Holders of record of Keyarch ordinary shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Keyarch ordinary shares must give written objection to the Business Combination to Keyarch prior to the shareholder vote to approve the Business Combination and follow the procedures set out in Section 238 of the Cayman Companies Law. These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Keyarch public shares to demand that their Keyarch public shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Keyarch Articles. It is possible that if a holder of Keyarch public shares exercises appraisal rights, the fair value of the Keyarch ordinary shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Keyarch believes that such fair value would equal the amount that holders of Keyarch public shares would obtain if they exercise their redemption rights as described herein.

Keyarch shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise Dissent Rights. An Keyarch shareholder which elects to exercise Dissent Rights must do so in respect of all of the Keyarch ordinary shares that person holds and will lose their right to exercise their redemption rights as described herein. We refer to Keyarch shareholders who properly exercise Dissent Rights as Dissenting Keyarch Shareholders, and their shares subject to such Dissent Rights as Dissenting Keyarch Shares.

At the Effective Time, the Dissenting Keyarch Shares shall automatically be cancelled by virtue of the Business Combination, and each Dissenting Keyarch Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn, forfeited or lost his, her or its rights under Section 238 of the Cayman Companies Law (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting Keyarch Shares under Section 238 of the Cayman Companies Law will cease, the shares will no longer be considered Dissenting Keyarch Shares and such holder’s former Keyarch ordinary shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one ZOOZ ordinary share for each Keyarch ordinary share, without any interest thereon. As a result, such Keyarch shareholder would not receive any cash for their Keyarch ordinary shares and would become a shareholder of ZOOZ.

In the event that any Keyarch shareholder delivers notice of their intention to exercise Dissent Rights, Keyarch, ZOOZ and Merger Sub may, in their sole discretion, elect to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Law. Section 239 of the Cayman Companies Law states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where the limitation under Section 239 of the Cayman Companies Law is invoked, no Dissent Rights would be available to Keyarch shareholders, including those Keyarch shareholders who previously delivered a written objection to the Business Combination prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Law in full up to such date, and such holder’s former Keyarch ordinary shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one ZOOZ ordinary share for each Keyarch ordinary share, without any interest thereon. Accordingly, Keyarch shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Keyarch ordinary shares and the certainty provided by the redemption process may be preferable for Keyarch Pubic Shareholders wishing to exchange their public Keyarch public shares for cash.

294

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Keyarch’s board of directors, any committee chairperson or the non-management directors as a group by writing to:

Keyarch Acquisition Corporation

275 Madison Avenue, 39th Floor

New York, NY 10016

Email: keyarch-investors@keywisecapital.com

Following the Business Combination, such communications should be sent in care of ZOOZ at 48 Hamelacha St., Lod 7152008, Israel. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all nonmanagement directors.

LEGAL MATTERS

The legality of the ZOOZ ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for ZOOZ by Shibolet & Co., Tel Aviv, Israel. The legality of the ZOOZ Closing Warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for ZOOZ by Lowenstein Sandler LLP, New York, New York. Certain legal matters will be passed upon for Keyarch by Ellenoff Grossman & Schole LLP, New York, New York. Certain Israeli legal matters will be passed upon for Keyarch by Goldfarb Gross Seligman & Co., Tel Aviv, Israel.

EXPERTS

The financial statements of ZOOZ Power Ltd. as of December 31, 2022 and 2021 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Keyarch Acquisition Corporation’s balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2022 and the period of April 23, 2021 (inception) to December 31, 2021, and the related notes and schedules, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

295

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company’s disclosure documents, the shareholders should follow these instructions:

●	if the shares are registered in the name of the shareholder, the shareholder should contact the Company at the following:

Keyarch Acquisition Corporation

275 Madison Avenue, 39th floor

New York, New York 10016

Email: keyarch-investors@keywisecapital.com

●	if a broker, bank or nominee holds the shares, the shareholder should contact the broker, bank or nominee directly.

ENFORCEABILITY OF CIVIL LIABILITY

ZOOZ is incorporated under the laws of the State of Israel and, as a result, the rights of the shareholders of ZOOZ are governed by the laws of the State of Israel and, after completion of the Business Combination, the Restated ZOOZ Articles. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, who reside outside the United States, may be difficult to obtain within the United States. Furthermore, because all of our assets and directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the Business Combination or any purchase or sale of securities in connection with the Business Combination. The address of our agent is 850 Library Avenue, Suite 204, Newark, DE 19711.

We have been informed by our legal counsel in Israel, Shibolet & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	competent to render the judgment;
●	the judgment was rendered by a court which was, according to the laws of the state of the court,
●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
●	the judgment is executory in the state in which it was given.

296

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
●	the judgment was obtained by fraud;
●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

TRANSFER AGENT AND REGISTRAR

The transfer agent for ZOOZ’s securities will be Continental Stock Transfer & Trust.

WHERE YOU CAN FIND MORE INFORMATION

ZOOZ has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Keyarch files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Keyarch at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Keyarch Acquisition Corporation

275 Madison Avenue, 39th Floor

New York, NY 10016

Email: keyarch-investors@keywisecapital.com

You may also obtain additional copies of this proxy statement by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address, telephone number and e-mail address:

Advantage Proxy, Inc.

PO Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than [●], 2024.

All information contained in this proxy statement/prospectus relating to ZOOZ has been supplied by ZOOZ, and all such information relating to Keyarch has been supplied by Keyarch. Information provided by one another does not constitute any representation, estimate or projection of the other.

297

INDEX TO FINANCIAL STATEMENTS

Page

ZOOZ Power Ltd.
Unaudited Condensed Interim Financial Statements
Condensed Balance Sheets as of June 30, 2023 (unauited) and June 30, 2022	F-2
Unaudited Condensed Statements of Comprehensive Loss for the six months Ended June 30, 2023 and 2022	F-3
Unaudited Condensed Statements of Changes in Temporary Equity and Shareholders’ Deficit for the six months Ended June 30, 2023 and 2022	F-5-F-6
Unaudited Condensed Statements of Cash Flows for the six months Ended June 30, 2023 and 2022	F-7
Notes to the financial statements	F-8-F-16

Keyarch Acquisition Corporation
Unaudited Condensed Financial Statements
Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-43
Unaudited Condensed Statement of Operations for the nine months ended September 30, 2023 and 2022	F-44
Unaudited Condensed Statement of Changes in Shareholders’ (Deficit)/Equity for the nine months ended September 30, 2023 and 2022	F-45
Unaudited Condensed Statement of Cash Flows for the nine months ended September 30, 2023 and 2022	F-46
Notes to Unaudited Condensed Financial Statements	F-47

F-1

ZOOZ POWER LTD

CONDENSED BALANCE SHEETS

	June 30	December 31
	2023	2022
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash	13,566	20,569
Trade receivables	304	-
Prepaid expenses and other current assets	447	597
Inventory	2,892	1,767
TOTAL CURRENT ASSETS	17,209	22,933

NON-CURRENT ASSETS:
Restricted bank deposits	215	224
Prepaid expenses	79	90
Operating lease right of use assets	1,309	1,463
Property and equipment, net	1,159	723
TOTAL NON-CURRENT ASSETS	2,762	2,500
TOTAL ASSETS	19,971	25,433

Liabilities and equity
CURRENT LIABILITIES:
Accounts payable	1,235	485
Other payables and accrued expenses	711	352
Short term employee benefits	570	766
Share based payment liabilities	812	996
Current maturities of operating lease liabilities	285	321
TOTAL CURRENT LIABILITIES	3,613	2,920

NON-CURRENT LIABILITIES:
Operating lease liabilities	1,110	1,252
TOTAL NON-CURRENT LIABILITIES	1,110	1,252

TOTAL LIABILITIES	4,723	4,172

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS’ EQUITY:
Share capital - Ordinary shares of NIS 0.00025 par value - Authorized: 400,000,000 shares on June 30, 2023 and December 31, 2022; Issued and outstanding:67,619,314 shares on June 30, 2023 and December 31, 2022	5	5
Additional paid-in capital	58,557	58,277
Accumulated other comprehensive loss	(2,486)	(1,595)
Accumulated deficit	(40,828)	(35,426)
TOTAL EQUITY	15,248	21,261
TOTAL LIABILITIES AND EQUITY	19,971	25,433

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-2

ZOOZ POWER LTD

CONDENSED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data)

	Six months ended June 30,
	2023	2022

Revenues	784	-
Cost of revenue	981	-

Gross loss	(197)	-

Research and development, net	2,652	1,304
Sales and marketing	1,331	415
General and administrative	1,528	780

Operating loss	(5,708)	(2,499)

Finance income, net	306	252
Net loss	(5,402)	(2,247)

Net loss per ordinary share attributable to shareholders - basic and diluted	(0.08)	(0.06)
Weighted average ordinary shares outstanding – basic and diluted	67,619	38,233

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-3

ZOOZ POWER LTD

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

	Six months ended June 30,
	2023	2022
	U.S. dollars in thousands

Net Loss	(5,402)	(2,247)

Other Comprehensive loss
Reporting currency translation loss	(891)	(2,012)

Total other comprehensive loss	(891)	(2,012)

Total comprehensive loss	(6,293)	(4,259)

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-4

ZOOZ POWER LTD

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share and per share data)

	Share capital		Additional	Accumulated other
	Number of Shares	Amount	paid-in capital	comprehensive loss	Accumulated loss	Total

BALANCE AS OF JANUARY 1, 2023	67,619,314	5	58,277	(1,595)	(35,426)	21,261
CHANGES IN 2023:
Share-based compensation	-	-	280	-	-	280
Net loss	-	-	-	-	(5,402)	(5,402)
Other comprehensive loss	-		-	(891)	-	(891)
BALANCE AS OF JUNE 30, 2023	67,619,314	5	58,557	(2,486)	(40,828)	15,248

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-5

ZOOZ POWER LTD

CONDENSED STATEMENTS OF AND CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share and per share data)

	Share capital		Additional	Accumulated other
	Number of Shares	Amount	paid-in capital	comprehensive income (loss)	Accumulated loss	Total
BALANCE AS OF JANUARY 1, 2022	26,256,800	2	29,867	370	(27,601)	2,638
CHANGES IN 2022:
Private placement and public offering of shares and warrants, net of issuance costs of $1,700	41,362,514	3	27,867	-	-	27,870
Share-based compensation	-	-	263	-	-	263
Net loss	-	-	-	-	(2,247)	(2,247)
Other comprehensive income	-	-	-	(2,012)	-	(2,012)
BALANCE AS OF JUNE 30, 2022	67,619,314	5	57,997	(1,642)	(29,848)	26,512

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-6

ZOOZ POWER LTD

CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended June 30
	2023	2022
	U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(5,402)	(2,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97	50
Non-cash finance income, net	(132)	(254)
Net changes in operating lease assets and liabilities	(109)	103
Share-based compensation	141	(1,567)
Changes in operating assets and liabilities:
Trade receivables	(304)	-
Prepaid expenses and other current assets	129	(342)
Inventory	(1,250)	(353)
Accounts payable	797	(34)
Other payables and accrued expenses	388	113
Short term employee benefits	(163)	174

Net cash used in operating activities	(5,808)	(4,357)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(583)	(421)

Net cash used in investing activities	(583)	(421)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants, net of issuance costs	-	27,870

Net cash provided by financing activities	-	27,870

Effect of change in exchange on cash balances in foreign currencies	(622)	(1,951)
Net change in cash and restricted cash equivalent	(7,013)	21,141
Cash and restricted cash equivalent at beginning of year	20,794	5,876
Cash and restricted cash equivalent at end of year	13,781	27,017

Supplemental disclosure of cash flow information
Non-cash activity:
Operating lease liabilities arising from obtaining right-of-use assets	36	-
Purchase of equipment	23	40
Reclassification inventory to property and equipment	195	-

The accompanying notes are an integral part of the unaudited condensed financial statements.

F-7

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS

Note 1 - general:

ZOOZ Power Ltd (formerly Chakratec LTD. and hereinafter - “the Company”), an Israeli company, was incorporated and commenced operations in Israel on February 5, 2013. The Company’s shares and securities are traded on the Tel Aviv Stock Exchange. The offices of the Company are located at 4 Hamelacha St., Lod, Israel. The Company operates as one operating segment and is engaged in developing, manufacturing, marketing and selling of Energy Storage Solutions, for electric vehicles. The system is based on kinetic storage using flywheels (hereafter -”system”).

Liquidity

The Company has net losses for the six months ended June 30, 2023 and June 30, 2022 in the amounts of $5,402 thousands and $2,247 thousands and negative cash flows from operating activities in the amounts of $5,808 thousand and $4,357 thousand, respectively. The Company’s cash and cash equivalents balance as of June 30, 2023 is $13,566 thousands.

The Company has financed its operations over the years by raising funds from investors. Based on management’s plans, and considering the Company’s expected cash usage, the Company’s cash balance as of June 30, 2023, and as of the date of approval of the financial statements may not be sufficient to continue the Company’s operations for at least 12 months from the date of approval of the financial statements.

In order to continue the Company’s operations, including research and development and sales and marketing, the Company is looking to secure financing from various sources, including additional investment funding. There is no assurance that the Company will be successful in raising additional financing. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - significant accounting policies:

Use of estimates

The preparation of the Company’s financial statements requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses in the Company’s financial statements and accompanying notes. The most significant estimate in the Company’s financial statements relate to share based compensation. These estimates and assumptions are based on current facts, future expectations, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates.

Basis of presentation of financial statements

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of our results of operations, financial position, cash flows, and shareholders’ equity. All such adjustments are of a normal, recurring nature.

The results of operations for the six months ended June 30, 2023 shown in these financial statements are not necessary indicative of the results to be expected for the full year ending December 31, 2023. The unaudited condensed financial statements should be read in con junction with the audited financial statements for the year ended December 31, 2022.

F-8

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

The carrying value of cash trade receivables, other current assets and accounts payables, other payables and accrued expenses (included in the condensed balance sheets) approximates their fair value because of their generally short maturities.

The fair value of restricted bank deposits approximates the carrying value since they bear interest at rates close to the prevailing market rates. The Company’s financial instruments which are considered as a Level 3 measurement is the share-based payment liability. For more information see Note 7.

There have been no material changes in our significant accounting policies as described in our financial statements for the year ended December 31, 2022, other than as stated below.

Concentration of credit risks

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and restricted bank deposits, and also trade receivables.

The Company’s cash and restricted bank deposits are invested in banks domiciled in Israel. Accordingly, management believes that these restricted bank deposits have minimal credit risk.

The Company’s trade receivables are derived from sales to customer located in Europe. Concentration of credit risk with respect to trade receivables is mitigated by credit limits, ongoing credit evaluation, and account monitoring procedures. Credit is granted based on an evaluation of a customer’s financial condition and, generally, collateral is not required. The Company performs ongoing credit evaluations of its customers and has not experienced any material losses in the periods presented.

Revenues

The Company applies ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps:

1.	Identify the contract(s) with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract;
5.	Recognize revenue when (or as) the performance obligation is satisfied.

The Company generates revenues from the sale of energy storage system for supporting fast chargers for electric vehicles, based on kinetic storage using flywheels.

The Company accounts for a contract with customer when it has approval and commitment from both parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. The Company’s contract includes one type of performance obligation, which is satisfied at a point in time. The Company recognizes revenue upon transfer of control of the system to the customer in an amount that reflects the consideration the Company expects to receive in exchange for the system. Transfer of control occurs generally upon the receipt of customer acceptance or once risk of loss has transferred to the customer. The acceptance received from customers include successful installation and commissioning test of the energy storage system. The Company does not provide a right of return. The Company provide to customers a limited warranty assurance that the systems are in compliance with the applicable specifications at the time of delivery. Under the standard terms and conditions of sale, liability for certain failures of product during the stated warranty periods are limited to repair or replacement of defective items.

F-9

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

During the reporting period the Company delivered to its client and installed in the client’s site located in Germany two energy storage systems. The Company recognized the revenues related to these two systems during the reporting period, after receiving the acceptance certificate for the systems.

The Company’s trade receivable balances are driven by sale of energy storage systems. Credit is granted based on evaluation of a customer’s financial condition and generally, collateral is not required. Trade receivable balances are stated at amounts due from customers net of a provision for current expected losses.

Trade receivables are reduced by an allowance for current expected losses. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. As of June 30, 2023, the Company’s accounts receivable represents this transaction.

New Accounting Pronouncements:

Recently adopted accounting standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The guidance is effective for the Company for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is permitted. The Company adopted ASC 326 on January 1, 2023, and there was no material impact on the Company’s consolidated balance sheet and the consolidated statements of operations upon adoption.

Note 3 - Cash and restricted Cash equivalent:

The following table provides a reconciliation of cash and restricted deposits reported on the balance sheets that sum to the same total amount as shown in the statements of cash flows:

	June 30,	December 31,
	2023	2022
	U.S. dollars in thousands

Cash	13,566	20,569
Restricted deposits (1)	215	224
Total cash and restricted cash equivalent shown in the statement of cash flows	13,781	20,793

(1)	As of June 30, 2023 and December 31, 2022, the Company’s restricted deposits consisted of bank deposits that were denominated in New Israeli Shekel. Restricted deposits are presented at cost including accrued interest. These bank deposits are used as security for collateralizing the Company’s lease contracts.

F-10

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

Note 4 - inventory:

	June 30,	December 31,
	2023	2022
	U.S. dollars in thousands

Raw materials	858	558
Work in process	848	904
Finished goods	1,186	305
	2,892	1,767

The Company recorded an inventory write-off of $335 thousands during the six months period ended June 30, 2023, which is presented within cost of revenue in the statement of operations. Inventory write-offs were recorded to reflect anticipated net realizable value on disposition of existing inventory assets.

Note 5 - other payables and accrued expenses:

	June 30,	December 31,
	2023	2022
	U.S. dollars in thousands

Accrued expenses	333	252
Others	378	100
	711	352

NOTE 6 - COMMITMENTS AND CONTINGENCIES

The total amount of grants received from the IIA, other governmental institutions, NYPA and BIRD foundation during the period of six months ended June 30, 2023, is NIS 2.2 million ($ 600 thousand). An amount of NIS 1 million ($270 thousand) was recorded as other receivables in prior period. The amounts deducted from research and development expenses are $ 70 thousands and $ 14 thousands for the periods ended on June 30, 2023 and 2022, respectively. Following to the Company’s commitment to pay royalties to the IIA, and the sales incurred during the six months ended June 30, 2023, the Company recorded a provision of $ 23 thousand for royalties to the IIA, the expenses are classified in the cost of sales. The total contingent obligation for royalties as of the balance sheet date amounts to approximately $1.6 million.

Note 7 - Share based compensation:

Equity classified awards.

In February 2023, the Company granted 150,000 options (unlisted), exercisable into ordinary shares of the Company, to an employee for an exercise price of NIS 1.55 per share.

F-11

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

In March 2023, the Company granted 455,000 options (unlisted), exercisable into ordinary shares of the Company, to employees for an exercise price of NIS 1.39 per share.

In April 2023, the Company granted 1,032,502 options (unlisted), exercisable into ordinary shares of the Company, to an officer who is a board member, for an exercise prices of NIS 2.50, 2.87, 3.73 per share. The replacement options were granted along with the concurrent cancellation of 899,211 options granted to the same board member in September 2021. The cancellation and replacement of the options were accounted as a modification. The incremental fair value of $ 89 thousand calculated as the excess of the fair value of the replacement options of the original options on the cancellation date, will be recognized as an expense over the vesting period of the replacement options.

In April 2023, the Company granted 547,538 options (unlisted), exercisable into ordinary shares of the Company to two directors, for an exercise prices of NIS 2.50, 2.87, 3.73 per share.

The value of benefit is measured on the grant date by reference to the fair value of the granted equity instruments, as described above. The fair value is calculated using the Black and Scholes formula, with the following assumptions:

	June 30, 2023	December 31, 2022
Dividend yield	0%	0%
Expected volatility*	75-76%	52-76%
Risk-free interest rate	3.3-3.9%	2.4-3.1%
Expected term (years)	4-7 years	5-7 years
Exercise price (USD)	0.42-1.01	0.43-0.66

* Volatility is based on the historical fluctuation in share prices of peer companies over similar periods to the expected life of the option until exercise date.

F-12

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

The following is summary information of equity classified options in 2022:

	Six months ended June 30, 2023
		Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic
	Number	USD	years	Value
Outstanding as of December 31, 2022	3,419,211	0.74	8.4	-
Granted	2,185,040	0.70	9.8	-
Forfeited	(230,000)	0.78	8.8
Cancelled	(899,211)	1.77	8.2	-
Outstanding as of June 30, 2023	4,475,040	0.69	9.4	-
Exercisable as of June 30, 2023	127,500	1.55	8.3	-

The weighted-average grant-date fair value of equity awards granted during the six months ended June 30, 2023 was $ 0.14.

The following is information regarding exercise prices and remaining contractual lives of outstanding options at June 30, 2023:

June 30, 2023
outstanding			Exercisable
Number of options outstanding	Exercise price range (USD)	Weighted average remaining contractual life	Number of options Exercisable	Exercise price range (USD)	Weighted average remaining contractual life
455,000	0.38	9.7	-	-	-
160,000	0.41	9.5	-	-	-
150,000	0.42	9.6	-	-	-
770,000	0.51	9.0	-	-	-
1,100,000	0.63	9.2	-	-	-
526,680	0.68	9.7	-	-	-
526,680	0.78	9.7	-	-	-
526,680	1.01	9.7	-	-	-
260,000	1.55	8.3	127,500	1.55	8.3
4,475,040	0.71	9.4	127,500	1.55	8.3

As of June 30, 2023, there is an unrecognized share-based compensation expense of $774 thousand to be recognized over the average remaining vesting period of 2.82 years.

Liability classified awards

The options were classified as liabilities in accordance with ASC 718, as the exercise price is denominated in USD, that is not the Company’s functional currency and not the employees’ salary currency or the currency in which the employees are paid. Accordingly, the options are measured at fair value each reporting period, and changes in their fair value are recognized in the statements of operations. The fair value of the options as of June 30, 2023, was evaluated using the Black-Scholes Option Pricing Model. For the various scenarios modeled, volatility is based on companies in the industry by statistical analysis of a daily share pricing model. The risk-free interest rate assumption is based on observed interest rates appropriate for the period until the options expiration date.

F-13

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

The table below sets forth a summary of changes in the fair value of the options:

	Number of options measured at fair value	Fair value (U.S. Dollars in thousands)
Balance at December 31, 2022	5,032,890	996
Effect of change in exchange rate		(45)
Changes in fair value	-	(139)
Balance at June 30, 2023	4,672,390	812

As of June 30, 2023, 4,019,440 options were fully vested.

The following table summarizes assumptions used as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
Expected dividend	0%	0%
Expected volatility	107.8%-121.7%	79.6%-95.7%
Risk-free interest rate	4.75%-5.44%	4.68%-5.27%
Expected life	1.4-4.6	1.5-5
Exercise price (USD)	0.40-1.37	0.40-1.37

The following is summary information about liability classified options in June 30, 2023:

	Year ended June 30, 2023
		Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic
	Number	USD	years	Value
Outstanding as of December 31, 2022	5,032,890	0.74	5.3	-
Expired	(360,500)	0.66	4.1	-
Outstanding as of June 30, 2023	4,672,390	0.85	6.8	-
Exercisable as of June 30, 2023	4,019,440	0.98	7.9	-

F-14

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

The following is information regarding exercise prices and remaining contractual lives of outstanding options at June 30, 2023:

June 30, 2023
outstanding			Exercisable
Number of options outstanding	Exercise price range (USD)	Weighted average remaining contractual life	Number of options Exercisable	Exercise price range (USD)	Weighted average remaining contractual life

893,360	0.66	4.7	893,360	0.66	4.7
2,760,000	0.68	6.4	2,445,000	0.68	6.5
906,950	1.37	7.3	569,000	1.37	7.4
112,080	2.31	7.7	112,080	2.31	7.5
4,672,390	0.85	6.3	4,019,440	0.82	6.2

As of June 30, 2023, there is an unrecognized share-based compensation expense of $36 thousand to be recognized over the average remaining vesting period of one year.

The table below presents the expense (income) recognized in the financial statements of the Company in respect to share-based payment:

	Six months ended June 30
	2023			2022
	Equity classified awards	Liability classified awards	Total expense	Equity classified awards	Liability classified awards	Total expense
Cost of revenue	(19)	(5)	(24)	50	-	50
Research and development expenses (income)	103	(116)	(13)	55	(1,140)	(1,085)
Sales and marketing expenses (income)	46	(21)	25	-	(435)	(435)
General and Administrative expenses (income)	150	3	153	158	(255)	(97)
	280	(139)	141	263	(1,830)	(1,567)

Note 8 - RELated parties TRANSACTIONS:

	Six months ended June 30
	2023	2022
	U.S. dollars in thousands
Share based compensation:
Research and development income, net	(22)	(421)
General and administrative expenses	95	(37)

F-15

ZOOZ POWER LTD

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 9 – SUBSEQUENT EVENTS:

a.	On July 30, 2023, Keyarch entered into the Business Combination Agreement with ZOOZ and Merger Sub. Pursuant to the Business Combination Agreement, among other things, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, Keyarch will become a wholly-owned subsidiary of ZOOZ, with the holders of securities of Keyarch becoming holders of securities of ZOOZ. Pursuant to the Business Combination Agreement, among other things, the shareholders of Keyarch will receive ZOOZ ordinary shares based on a formula set forth in the Business Combination Agreement and the holders of Keyarch warrants will receive ZOOZ warrants to purchase an equal number of ZOOZ ordinary shares at the same price as the ZOOZ warrants.

b.	On October 7, Israel endured an unprecedented attack by terrorists of certain armed groups in the Gaza Strip. As of the date of this report, ZOOZ does not believe the recent terrorist attack and the subsequent declaration of war by the Israeli government against the certain armed groups in the Gaza Strip terrorist organization will have any material impact on its ongoing operations in Israel. The Company continues to monitor its ongoing activities and will make any needed adjustments to ensure continuity of its business, while supporting the safety and well-being of its employees.

F-16

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of ZOOZ Power Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ZOOZ Power Ltd. (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, of comprehensive loss, of redeemable convertible preferred shares and changes in shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has net losses and has generated negative cash flows from operating activities for the years ended December 31, 2022 and 2021. Such circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Jerusalem, Israel
September 18, 2023

We have served as the Company’s auditor since 2018.

Kesselman & Kesselman, Rad Tower, 16 Hartom Street, Jerusalem 9777516, Israel, P.O Box 45192,

Har Hotzvim, Jerusalem 91451, Telephone: +972 -2- 5418200, Fax:+972 -2- 5418201, www.pwc.com/il

F-17

ZOOZ POWER LTD.

BALANCE SHEETS

	December 31
	2022	2021
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash	20,569	5,661
Prepaid expenses and other current assets	597	580
Inventory	1,767	480
TOTAL CURRENT ASSETS	22,933	6,721

NON-CURRENT ASSETS:
Restricted bank deposits	224	215
Prepaid expenses	90	118
Operating lease right of use assets	1,463	1,527
Property and equipment, net	723	588
TOTAL NON-CURRENT ASSETS	2,500	2,448
TOTAL ASSETS	25,433	9,169

Liabilities and equity
CURRENT LIABILITIES:
Accounts payable	485	538
Other payables and accrued expenses	352	530
Short term employee benefits	766	335
Share based payment liabilities	996	3,442
Current maturities of operating lease liabilities	321	272
TOTAL CURRENT LIABILITIES	2,920	5,117

NON-CURRENT LIABILITIES:
Share based payment liabilities	-	163
Operating lease liabilities	1,252	1,251
TOTAL NON-CURRENT LIABILITIES	1,252	1,414

TOTAL LIABILITIES	4,172	6,531

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS’ EQUITY:
Share capital - Ordinary shares of NIS 0.00025 par value - Authorized: 400,000,000 shares on December 31, 2022 and 2021; Issued and outstanding:67,619,314 shares on December 31, 2022 and 26,256,800 at December 31, 2021	5	2
Additional paid-in capital	58,277	29,867
Accumulated other comprehensive income (loss)	(1,595)	370
Accumulated deficit	(35,426)	(27,601)
TOTAL EQUITY	21,261	2,638
TOTAL LIABILITIES AND EQUITY	25,433	9,169

The accompanying notes are an integral part of the financial statements.

F-18

ZOOZ POWER LTD.

STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data)

	Year ended December 31
	2022	2021

Cost of revenue	178	-

Gross loss	(178)	-

Research and development, net	4,163	1,523
Sales and marketing	1,672	987
General and administrative	2,189	2,028

Operating loss	(8,202)	(4,538)

Finance expenses (income), net	(377)	43
Net loss	(7,825)	(4,581)

Net loss per ordinary share attributable to shareholders - basic and diluted	(0.13)	(0.2)
Weighted average ordinary shares outstanding – basic and diluted	59,084	23,100

The accompanying notes are an integral part of the financial statements.

F-19

ZOOZ POWER LTD.

STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
Net Loss	(7,825)	(4,581)

Other Comprehensive income (loss)
Reporting currency translation gain (loss)	(1,965)	370

Total other comprehensive income (loss)	(1,965)	370

Total comprehensive loss	(9,790)	(4,211)

The accompanying notes are an integral part of the financial statements.

F-20

ZOOZ POWER LTD.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share and per share data)

				Accumulated
	Share capital		Additional	other
	Number of		paid-in	comprehensive	Accumulated
	Shares	Amount	capital	income (loss)	loss	Total

BALANCE AS OF JANUARY 1, 2022	26,256,800	2	29,867	370	(27,601)	2,638
CHANGES IN 2022:
Private placement and public offering of shares and warrants, net of issuance costs of $1,700	41,362,514	3	27,867		-	27,870
Share-based compensation	-	-	543		-	543
Net loss	-	-	-		(7,825)	(7,825)
Other comprehensive loss	-		-	(1,965)	-	(1,965)
BALANCE AS OF DECEMBER 31, 2022	67,619,314	5	58,277	(1,595)	(35,426)	21,261

The accompanying notes are an integral part of the financial statements.

F-21

ZOOZ POWER LTD.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands, except share and per share data)

	Redeemable
	Convertible					Accumulated
	Preferred Shares		Share capital		Additional	other
	Number of Shares	Amount	Number of Shares	Amount	paid-in capital	comprehensive income	Accumulated loss	Total

BALANCE AS OF JANUARY 1, 2021	18,881,400	21,878	4,000,000	-	-	-	(23,020)	(23,020)
CHANGES IN 2021:
Conversion of preferred shares into ordinary shares	(18,881,400)	(21,878)	18,881,400	(*)	21,878	-	-	21,878
Initial Public Offering of shares and warrants, net of issuance costs of $600	-	-	3,375,400	2	7,643	-	-	7,645
Share-based compensation	-	-	-	-	346	-	-	346
Net loss	-	-	-	-	-	-	(4,581)	(4,581)
Other comprehensive income	-	-	-	-	-	370	-	370
BALANCE AS OF DECEMBER 31, 2021	-	-	26,256,800	2	29,867	370	(27,601)	2,638

(*)	Represents less than $1 thousand

The accompanying notes are an integral part of the financial statements.

F-22

ZOOZ POWER LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(7,825)	(4,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	131	44
Non-cash finance expenses (income), net	(279)	34
Net changes in operating lease assets and liabilities	119	(3)
Gain from disposal of assets	(16)	-
Share-based compensation	(1,751)	(1,315)
Changes in operating assets and liabilities:
Trade receivables	-	36
Prepaid expenses and other current assets	(74)	(132)
Inventory	(1,405)	(462)
Accounts payable	10	(28)
Other payables and accrued expenses	51	244
Short term employee benefits	492	78

Net cash used in operating activities	(10,547)	(6,085)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(500)	(298)

Net cash used in investing activities	(500)	(298)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants, net of issuance costs	27,870	7,645

Net cash provided by financing activities	27,870	7,645

Effect of change in exchange on cash balances in foreign currencies	(1,906)	428
Net change in cash and restricted cash equivalent	14,917	1,690
Cash and restricted cash equivalent at beginning of year	5,876	4,186
Cash and restricted cash equivalent at end of year	20,793	5,876

Supplemental disclosure of cash flow information
Non-cash activity:
Lease liabilities arising from obtaining right-of-use assets	319	1,496
Purchase of equipment	-	196
Conversion of preferred shares into ordinary shares	-	21,878

The accompanying notes are an integral part of the financial statements.

F-23

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS

Note 1 - general:

ZOOZ Power Ltd. (formerly Chakratec Ltd. and hereinafter - “the Company”), an Israeli company, was incorporated and commenced operations in Israel on February 5, 2013. The offices of the Company are located at 4 Hamelacha St., Lod, Israel. The Company operates as one operating segment and is engaged in developing, manufacturing, marketing and selling of Energy Storage Solutions, for electric vehicles. The system is based on kinetic storage using flywheels.

In March 2021, the Company completed an initial public offering of shares and marketable warrants on the Tel Aviv Stock Exchange and became a public company and started trading on that day. In March 2022, the Company completed a public offering of shares and warrants. For more information see note 10.

Current impact of geopolitical tensions and the start of the military conflict between Russia and Ukraine

In February 2022, Russia invaded Ukraine and global sanctions were announced by the U.S., European Union, Japan and additional countries against Russia, these caused disruptions in the energy, metal and other commodities supply chain and cost. This development continues to intensify global inflationary pressures. The Company does not believe that the conflict has significant impact on its financial activity.

Current impact of the current financial markets and economic conditions

The Company’s business may materially be affected by conditions in the financial markets and economic conditions in the U.S. and Europe. 2022 was characterized by steep declines and significant volatility in global markets, driven by investor concerns over inflation, rising interest rates, slowing economic growth and geopolitical uncertainty. Inflation across many key economies reached generational highs, prompting central banks to take monetary policy tightening actions that are likely to create headwinds to economic growth. Continued global supply chain disruption, including due to China’s recurrent restrictions and the ongoing war between Russia and Ukraine, are also contributing to mounting inflationary pressure. In 2022, in the U.S., annual inflation rose to the highest level in over 40 years. Concurrently, Europe experienced high year-over-year inflation. In response to rising inflation, the Federal Reserve raised the federal funds target range and the European Central Bank raised rates for the first time in 11 years. Both central banks reiterated expectations for additional increases in the coming months. While several key economic factors, including employment, wage growth and household savings have demonstrated resilience, the U.S. economic contraction in 2022 has opened a debate among economists as to whether the U.S. has entered, or in the near term will enter, a recession.

F-24

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Liquidity

The Company has net losses for the years ended December 31, 2022 and 2021 in the amounts of $7,825 thousands and $4,581 thousands and negative cash flows from operating activities in the amounts of $10,547 thousand and $6,085 thousand, respectively. The Company’s cash and cash equivalents balance as of December 31, 2022 is $20,569 thousands.

The Company has financed its operations over the years by raising funds from investors. Based on management’s plans, and considering the Company’s expected cash usage, the Company’s cash balance as of December 31, 2022, and as of the date of approval of the financial statements may not be sufficient to continue the Company’s operations for at least 12 months from the date of approval of the financial statements.

In order to continue the Company’s operations, including research and development and sales and marketing, the Company is looking to secure financing from various sources, including additional investment funding. There is no assurance that the Company will be successful in raising additional financing. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - significant accounting policies:

Basis of presentation of financial statements

The financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles (U.S. GAAP)

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements. As applicable to these financial statements, the most significant estimates relate to share-based compensation

Functional and Presentation Currency

The currency of the primary economic environment in which the operations of the Company are conducted is the New Israeli Shekel (“NIS”). Thus, the functional currency of the Company is the NIS. The Company’s presentation and reporting currency is the U.S dollar.

Balances in non-NIS currencies are translated into NIS using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-NIS transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions - exchange rates at transaction dates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) - historical exchange rates. Currency transaction gains and losses are presented in finance income or expenses, as appropriate.

F-25

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The financial statements are translated into the reporting currency, the U.S dollar, using the current rate method - equity accounts are translated using historical exchanges rates, while all other balance sheet accounts are translated using the exchanges rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year, unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, The resulting translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income (loss). Exchange rates of NIS to U.S dollar as of December 31, 2022 and 2021 are 3.51 and 3.11, respectively.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that are developed using market data, such as publicly available information about actual events or transactions, and that reflect the assumptions that market participants would use when pricing the asset or liability. Unobservable inputs are inputs for which market data are not available and that are developed using the best information available about the assumptions that market participants would use when pricing the asset or liability.

The fair value hierarchy is categorized into three levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. Level 2 inputs include inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The carrying amounts of other current assets, account payables and other payables and accrued expenses approximate fair value because of their generally short maturities.

Restricted long-term bank deposits

Restricted long-term bank deposits are deposits with a maturity of more than one year. The bank deposits are primarily invested in highly liquid deposits and used as a security for the Company’s lease agreements. Long-term bank deposits are denominated in NIS. The interest on the Company’s deposits is insignificant. As of December 31, 2022 and 2021, the Company had a lien on the Company’s bank deposits in respect of bank guarantees granted in order to secure its lease agreements. The fair value of bank deposits approximates the carrying value since they bear interest at rates close to the prevailing market rates.

Concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, restricted long-term deposits, trade receivables and other receivables.

All the Company’s cash, cash equivalents and restricted long-term bank deposits are invested in banks within Israel. The Company is exposed to credit risk in the event of default by the financial institutions to the extent of the amounts recorded on the accompanying balance sheets exceed federally insured limits. The Company places its cash and deposits with financial institutions for which management believes there is limited credit loss exposure with respect to the investments.

F-26

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Inventory

Inventory consists of raw materials, work in process and finished products. Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided to cover risks arising from slow-moving and obsolescent items.

The Company periodically evaluates the quantities on hand relative to current and historical selling prices and historical and projected sales volume. Based on this evaluation, provisions are made when required to write-down inventory to its market value. Cost of inventories is assigned as follows:

Raw materials - at cost of purchase represents the first in, first out method.

Work in process - on the basis of direct manufacturing costs with the addition of allocable indirect manufacturing costs.

Finished products - based on average costs of materials, contracting and manufacturing costs.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computers and peripherals	33
Office furniture and equipment	7
Machines and electronic devices	15-33
Leasehold improvements	6

Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Impairment of long-lived assets

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the sum of the expected undiscounted cash flow is less than the carrying amount of the asset, the Company recognizes an impairment loss, which is the excess of the carrying amount over the fair value of the asset, using the expected future discounted cash flows.

For the years ended December 31, 2022 and 2021, the Company did not recognize an impairment loss on its long-lived assets.

Basic and diluted net loss per share

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. All share options, warrants and preferred shares were excluded from the calculation of diluted net loss per ordinary share because their effect would have been anti-dilutive for the years presented.

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, a net loss for the periods presented was not allocated to the Company’s participating securities.

F-27

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

For the year ended December 31, 2022, the Company had 8,138,017 options and 456,600 warrants, and for the year ended December 31 2021, the Company had 6,140,341 options, 300,000 warrants and 18,702,840 redeemable convertible preferred stock. These securities were not considered when calculating diluted loss per share since their effect is anti-dilutive.

Collaborative arrangements

The Company entered into collaborative arrangements with partners that fall under the scope of Topic 808, “Collaborative Arrangements” (“ASC 808”). While these arrangements are in the scope of ASC 808, the Company may analogize to ASC 606 for some aspects of the arrangements.

The terms of the Company’s collaborative arrangements typically include reimbursements or cost-sharing of research and development expenses. Each of these payments results in an offset against research and development expenses.

Under certain collaborative arrangements, the Company has been reimbursed for a portion of its research and development expenses or participates in the cost-sharing of such research and development expenses. Such reimbursements and cost-sharing arrangements have been reflected as a reduction of research and development expense in the Company’s statements of operations, as the Company does not consider performing research and development services for reimbursement to be a part of its ongoing major or central operations.

Research and development, net

Research and development costs are expensed to the statement of operations as incurred, net of government grants which represents participations in research and development.

Research and development expenses include costs directly attributable to the conduct of research and development programs, including payroll costs, lab expenses, materials, consumables, and consulting fees. All costs associated with research and development are expensed as incurred.

The Company receives royalty-bearing grants, which represents participation of the Israel Innovation Authority (hereafter “IIA”) and the BIRD Foundation (“BIRD”) in approved programs for research and development. At the time the grants were received, successful development of the related projects was not assured. As such, these grants are recognized as a reduction of research and development expenses as the related costs are incurred. For more information see note 16a.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, if it is more likely than not that a portion or all the deferred tax assets will not be realized.

ASC 740-10, “Income Taxes” (“ASC 740-10”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard contains a two-step approach to recognizing and measuring a liability for uncertain tax positions.

The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits in its taxes on income.

F-28

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10.

Share-based compensation

The Company accounts for options granted to employees under the fair value recognition provision of ASC 718 “stock compensation”. The Company measures all share-based awards, based on their estimated fair value on the grant date.

The Company’s employees and directors share-based payment awards are classified as equity awards, except for awards as described below. The grant date fair value of these share-based payment transactions is recognized as an expense over the requisite service period using an accelerated method, net of estimated forfeitures. The Company elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule based on the multiple-option award approach. The Company adopted ASU 2018-07 and therefore accounts for its equity classified share-based payment awards to its advisors in a similar manner.

The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option- pricing model is affected by the Company’s stock price as well as assumptions regarding number of complex and subjective variables. These variables include the estimated stock price volatility over the term of the awards; actual and projected employee stock option exercise behaviors, which is referred to as expected term; risk-free interest rate and expected dividends.

The expected term is calculated using the simplified method, as the Company has concluded that its historical share option exercise experience does not provide a reasonable basis to estimate the expected option term. The Company estimates the volatility of its common stock by using the volatility rates of its peer companies given that it has only public for a short period of time. The Company bases the risk-free interest rate used in its option-pricing models on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term to maturity of its equity awards. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero.

Liability classified share-based options

Some of the Company’s share-based awards have an exercise price denominated in USD, which is not the Company’s functional currency and not the employees’ salary currency or the currency in which the employees are paid. These awards are classified as liability awards, measured at fair value at the date of grant and re-measured at fair value at each reporting date up to and including the settlement date. The determination of the fair value of these awards is described in Note 10. The fair value of the awards is expensed over the respective vesting period of the individual awards with recognition of a corresponding liability. Changes in fair value after vesting are recognized through compensation expense in the statement of operations. Compensation expense reflects estimates of the number of awards expected to vest. The impact of forfeitures and fair value revisions, if any, are recognized in earnings such that the cumulative expense reflects the revisions, with a corresponding adjustment to the settlement liability.

Severance pay

Under Israeli law, the Company is required to pay a severance payment to its employees in Israel upon dismissal of an employee or upon termination of employment in certain other circumstances. The Company makes ongoing deposits into its Israeli employee pension plans to fund their severance liabilities. For its employees who are employed under the Section 14 of the Severance Pay Law, 1963 (“Section 14”), the Company makes deposits with certain insurance companies for accounts controlled by each applicable employee in order to secure the employee’s rights upon termination. In addition, the related obligations and amounts deposited on behalf of the applicable employees for such obligations are not presented on the Company’s balance sheets, as the amounts funded are not under the control of management and the Company is legally released from the obligation to pay any severance payments to the employees once the required deposit amounts have been paid. For the years ended December 31, 2022 and 2021, severance pay expenses were $253 thousand and $181 thousand, respectively.

F-29

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Comprehensive loss

The Company complies with ASC 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. The Company reports the financial impact of translating its financial statements from its functional currency to its reporting currency as a component of other comprehensive income (loss).

Leases

The Company accounts for leases in accordance with ASC 842, Leases. All of the Company’s leases are classified as operating leases. The Company determines if an arrangement is a lease at inception. Lease classification is governed by five criteria in ASC 842-10-25-2. If any of these five criteria is met, the Company classifies the lease as a finance lease; otherwise, the Company classifies the lease as an operating lease.

Operating leases are included as operating lease right-of-use (“ROU”) assets and operating lease liabilities on the balance sheet.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. The Company elected the practical expedient to not separate lease and non-lease components for all of the Company leases, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the statements of operations on a straight-line basis over the lease term.

The Company subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term and any unamortized initial direct costs. Further, the Company recognizes lease expense on a straight-line basis over the lease term.

The lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise or not exercise the option to renew or terminate the lease.

Contingent Liabilities

Certain conditions may exist as of the date of the financial statements, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is recorded as accrued expenses in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material are disclosed. As of December 31, 2022, no contingent liabilities have been recognized.

Recently adopted accounting pronouncements

In November 2021, the FASB issued ASU 2021-10 “Government Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The Company applied the guidance prospectively to all in-scope transactions for the year ended December 31, 2022. The adoption of this guidance did not have a material impact on the Company’s financial statements.

F-30

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Recently issued accounting pronouncements, not yet adopted:

In June 2020, the FASB issued ASU 2020-06 “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40).” This guidance simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The amendments to this guidance are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating this guidance and does not expect any impact on its financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments—Credit Losses—Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance will be effective for the Company for the fiscal year beginning on January 1, 2023, including interim periods within that year. The Company is currently evaluating this guidance and its impact on its financial statements.

NOTE 3 - FAIR VALUE MEASURMENT:

The Company’s financial instruments consist mainly of cash, restricted long-term deposits and other current assets, accounts payable and other payables. Other than the share-based payment liabilities, the recorded amounts approximate their respective fair value because of the liquidity and short period of time to maturity, receipt, or payment of these instruments.

The Company’s financial instruments which are considered as a Level 3 measurement is the share-based payment liability. For more information see Note 11.

Note 4 - Cash and restricted Cash equivalent :

The following table provides a reconciliation of cash and restricted deposits reported on the balance sheets that sum to the same total amount as shown in the statements of cash flows:

	December 31
	2022	2021
	U.S. dollars in thousands
Cash	20,569	5,661
Restricted deposits (1)	224	215
Total cash and restricted cash equivalent shown in the statement of cash flows	20,793	5,876

(1)	As of December 31, 2022 and 2021, the Company’s restricted deposits consisted of bank deposits that were denominated in New Israeli Shekel. Restricted deposits are presented at cost including accrued interest. These bank deposits are used as security for collateralizing the Company’s lease contracts.

F-31

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Note 5 – inventory:

	December 31
	2022	2021
	U.S. dollars in thousands

Raw materials	558	54
Work in process	904	426
Finished goods	305	-
	1,767	480

The Company recorded an inventory write-off of $178 thousand in 2022, which is presented within cost of revenue in the statement of operations. Inventory write-offs were recorded to reflect anticipated net realizable value on disposition of existing inventory assets.

Note 6 -property and equipment:

	December 31
	2022	2021
	U.S. dollars in thousands
Cost:
Computers and peripheral equipment	115	70
Office furniture and equipment	163	148
Machines and equipment	550	414
Leasehold improvements	252	241
	1,080	873

Accumulated depreciation:	(357)	(285)

Depreciated cost	723	588

For the years ended December 31, 2022 and 2021, depreciation expenses amounted to $131 thousand and $44 thousand, respectively.

Note 7 - other payables and accrued expenses:

	December 31
	2022	2021
	U.S. dollars in thousands
Accrued expenses	252	109
Payables for equipment	-	196
Others	100	225
	352	530

Note 8 -Operating leases:

The Company is party to a lease agreement for its facilities located in Israel through November 2024. The Company has the option to extend the agreement for an additional 3-year period. Upon exercising the extension option, the annual rental payments will increase by 3%. The Company concluded that it is reasonably certain that it will exercise the renewal option. Accordingly, such renewal option was included in determining the lease term.

The Company also leases vehicles for its employees with different commencement and ending periods in Israel (for 3 year periods). The Company has an option terminate these lease agreements, which may result in penalties of insignificant amounts. The Company concluded that it is not reasonably certain that it will exercise the termination option. Accordingly, such termination option was not included in determining the lease term.

F-32

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The company has short term agreements for the of parking spaces for periods of up to 12 months.

The Company’s operating lease expenses are recognized on a straight-line basis. Operating lease costs for the years ended December 31, 2022 and 2021 were as follows:

	December 31
	2022	2021
	U.S. dollars in thousands
Operating lease cost	760	209
Short term lease costs	14	-
Total lease costs	774	209

Cash flow and other information related to operating leases were as follows:

	December 31
	2022	2021
	U.S. dollars in thousands
Cash paid for amounts included in the measurement of lease liabilities	250	106
Right-of-use assets obtained in exchange for new operating lease liabilities	319	1,496

Other information related to operating leases were as follows:

	December 31,
	2022	2021
Weighted-average remaining lease term - operating leases	4.7 years	5.7 years
Weighted-average discount rate	12.27%	11.93%

The table below presents value of lease liabilities of the company for the lease period (USD thousands):

December 31, 2022
2023	426
2024	405
2025	393
2026	382
2027	319
Total operating lease payments	1,925
Less: imputed interest	(352)
Present value of lease liabilities	1,573

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

Commitment to pay royalties to the Israel Innovation Authority and other participation grants

Since incorporation of the Company and through 2022, the Company received grants for participation in research and development from the IIA, other governmental institutions, and BIRD. In the case of project termination and/or unsuccessful development prior to having a mature product and beginning of sales, the Company does not have any commitment to pay royalties. As a precondition for receiving the grants, the Company committed to pay royalties at a total of up to 16% of revenue from selling the products that were developed with participation of the IIA and other entities, and up to the amount of grants received, based on a letter of commitment entered with those entities. The total contingent obligation for royalties as of the balance sheet date amounts to approximately $1.3 million.

F-33

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

During 2022 total grants received amounted to NIS 0.2 million ($63 thousand) and amount of NIS 1 million ($300 thousand) was recorded as other receivables.

The total aggregate amount of grants received from the IIA and BIRD foundation until December 31, 2021 amounted to NIS 2.8 million ($0.9 million). As of December 31, 2021 an amount of NIS 100 thousand ($31 thousand) was recorded as other receivables.

The amounts deducted from research and development expenses are $359 thousands and $189 thousands for the years ended on December 31, 2022 and 2021, respectively.

The Company receives royalty-bearing grants, which represent participation of BIRD in approved programs for funding, covering up to 50% of project development costs. These grants are recognized as a reduction of research and development expenses as the related costs are incurred. For the years ended December 31, 2022 and 2021, the Company received $63 thousand and $169 thousand from BIRD, respectively.

The Company is committed to pay royalties to BIRD at a rate of 5% of the sales of its product, up to 100% of the amount of the grants received if full repayment made by April 1, 2024, 113% if full repayment is made by April 2025, 125% if full repayment is made by April 2026, 138% if full repayment is made by April 2027, and 150% if full repayment is made after April 2027.

At the time the above mentioned grants were received, successful development of the related projects was not assured. As it is not probable that the Company will have to repay any amount of the grants received, those amounts are presented in the statement of operations as an offset to related research and development expenses.

The Company is committed to pay royalties to the Israeli Government at a rate of 3% to 5% of the sales of its product, up to 100% of the amount of the grants received plus interest at LIBOR.

On September 12, 2022, the Company engaged in a cooperation agreement with the NYPA for the development, installation, integration and demonstration of the Company’s systems for use as ultra-fast charging infrastructure for electric vehicles, in locations with limited power grid capacity. Under the agreement, the Company is expected to construct and demonstrate (with NYPA’s funding of up to $0.9 million, of which the Company received $0.26 million as of June 30, 2023) an ultra-fast charging station based on the Company’s system.

Engagement in collaborations agreements and pilot programs

On December 6, 2021 and January 19, 2022, the Company engaged in a set of collaboration agreements for building ultra-fast charging facilities for electric vehicles in Germany, which will incorporate the products of the Company, and will be used for reinforcing the power grid in the fast-charge facilities.

F-34

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

1.	Collaboration agreement with Blink

In February 2020, the Company engaged in a collaboration agreement with Blink, a company engaged in development, marketing, and distribution of equipment for electric vehicles, for the development of an energy storage system for the U.S. market designed to accelerate EV charging. 50% of the project’s approved budget was funded by BIRD. Under the agreement, the Company is responsible for the development and manufacturing of the facility for the U.S. market in compliance with U.S. standards, while Blink is responsible for the manufacturing of a high-power EV charger, and for the marketing and distribution of the joint product. The Company is committed under the agreement to pay 5% royalties on U.S. sales and up to the amount of the grant.

2.	Collaboration agreement with Arko

In February 2021, the Company signed a binding memorandum of understanding with Arko for distribution of the Company’s systems. According to the binding memorandum, the parties agreed to run a three-month pilot, under which Arko would acquire a system from the Company, subject to meeting certain preconditions in the memorandum.

In December 2022, Arko signed an agreement with a U.S. charging infrastructure provider, for the construction of the pilot site. Subsequently, Arko and the Company signed an amendment to the memorandum of understanding extending the pilot to last for up to a year (from the date of initial commercial operation of the site) in order to allow Arko enough time to evaluate the project. For more information about allocation of warranties to the Arko Group as part of the strategic engagement between the parties, see note 10a. In accordance with the agreement, the Company reimbursed Arko for the expenses incurred during the pilot stage in the amount of $180 thousand.

3.	Collaboration agreement with Afcon Electric Transportation LTD.

In July 2022, the Company engaged with Afcon Electric Transportation LTD. (hereinafter - “Afcon”) in a cooperation agreement for a pilot program of an ultra-fast charging infrastructure for electric vehicles based on the Company’s system.

The IIA approved a grant for the pilot of NIS 1.3 million ($370 thousand) representing 40% of the project’s budget.

F-35

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Note 10 -Equity:

Each holder of the Company’s ordinary shares, par value NIS 0.00025 per share, is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and declared by the Company’s Board of Directors (the “Board”). Since inception, the Company has not declared any dividends.

In February 2021, the Company converted 467,571 preferred shares into 1,565,000 ordinary shares before the unification as describe below.

In February 2021, the Company’s general meeting of shareholders approved the unification of all classes in its issued and paid-up share capital into ordinary shares. Additionally, the general meeting approved a split of shares on a 40:1 ratio. All numbers of shares and options presented in these financial statements are after retrospective application of capital.

On February 18, 2021, the Company signed a binding memorandum with Arko shortly before obtaining permission to issue a complementary prospectus ahead of an initial public offering (IPO) of the Company on the Tel Aviv Stock Exchange (“TASE”), granting 300,000 warrants for the acquisition of ordinary shares of the Company, exercisable for a price per share at 120% of a the share price that would be determined at the IPO and for a period of five years. As of December 31, 2022, the warrants have yet to be exercised. Sales and marketing expenses for the year ended December 31, 2021 include an expense of $269 thousand.

In March 2021, the Company completed an IPO of its securities on the TASE and issued to the public 33,754 units, each composed of 100 ordinary shares, 75 Series 1 and 25 Series 2 options. Option series 1 will exercise period is within one year, with an exercise price of $2.6 (NIS 8.13). Option series 2 exercise period is within two years, with an exercise price of $3.9 (NIS 12.2). Gross issue proceeds were $8.4 million (NIS 27.4 million). Issuance costs were $0.6 million, recognized as a deduction from additional paid-in capital.

In March 2022, the Company completed a financing round through a private placement and a public offering. As part of the public offering, the Company issued 352,276 units, each composed of 100 ordinary shares and 65 Series 3 options. The options will vest over a period of 3 years, with an exercise price of $0.8 (NIS 2.8) for one year period and $1 (NIS 3.6) for additional two years period. In the private placement, the Company issued 42,735 units, each composed of 100 ordinary shares and 85 Series 3 options as well as 16,239 units, each composed of 100 ordinary shares and 65 Series 3 options. Gross issue proceeds were $29 million (NIS 96 million). Issuance costs amounted to USD 1.7 million (NIS 5.7 million), including NIS 0.5 million paid to an advisor through the allocation of shares and Series 3 options, were recognized as a deduction from additional paid-in capital.

Note 11 -Share based compensation:

The 2015 Incentive Compensation Plan (“2015 Plan”)

In August 2015, the Board of Directors approved the Company’s option plan for employees and officers, which was submitted in June 2016 to the Israel income tax authorities as a plan administered by a trustee and treated for tax purposes as a capital gain pursuant to Section 102(b)(2). Options to non-employees and non-officers of the Company, in addition to controlling shareholders of the Company, are to be allocated under Section 3(i) of the Income Tax Ordinance.

According to the 2015 Plan, the Company’s Board of Directors is permitted to grant employees, officers, directors, consultants and other senior service providers of the Company (as this term is defined by Section 102(a) to the Income Tax Ordinance unlisted options and warrants that are exercisable into shares of the Company. The 2015 Plan is managed by the Company’s Board of Directors, or by a committee authorized by the Board. All shares that will arise from exercising the unlisted options grants to employees, consultants and officers under the 2015 Plan would be fully paid up on their date of allocation and, beginning on the date the Company becomes public, would be registered in the name of the Company.

F-36

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The exercise price for each option or warrant is as determined by the Board of Directors, but provided that if the Board of Directors does not indicate otherwise, the exercise price would be the fair market value of the Company’s share on the date of the decision to allocate.

The vesting period, unless the Company’s Board of Directors determines otherwise in respect to any specific grantee is (1) 25% of options would vest after twelve consecutive months of services by the grantee since the date of grant; (2) 6.25% of options would vest after every three (3) additional months of consecutive service by the grantee, until 100% of the options vest, after four (4) years after grant date. Further, the Company’s Board of Director is permitted, at its exclusive judgment, to accelerate vesting of all or part of an option of warrant in the event of a merger of the Company with another company.

Unless expired at an earlier date, the unexercised options would expire after ten years after grant date.

Equity classified awards

In November 2021, the Company granted 899,211 options (unlisted), exercisable into ordinary shares of the Company, to an officer who is a related party, with whom the Company has no employment relationship, for an exercise price of NIS 6.54 per share.

In November 2021, the Company granted 160,000 options (unlisted), exercisable into ordinary shares of the Company, to employees or officers, for an exercise price of NIS 5.74 per share.

In November 2021, the Company granted 160,000 options (unlisted), exercisable into ordinary shares of the Company, to an officer, for an exercise price of NIS 5.74 per share.

In July 2022, the Company granted 940,000 options (unlisted), exercisable into ordinary shares of the Company, to employees or officers with whom the Company has employment relationships, for an exercise price of NIS 1.89 per share.

In July 2022, the Company granted 200,000 options (unlisted), exercisable into ordinary shares of the Company, to an officer, with whom the Company has employment relationship for an exercise price of NIS 2.34 per share.

In August 2022, the Company granted 600,000 options (unlisted), exercisable into ordinary shares of the Company, to officers, with whom the Company has employment relationships for an exercise price of NIS 2.34 per share.

In October 2022, the Company granted 300,000 options (unlisted), exercisable into ordinary shares of the Company, to an officer, with whom the Company has employment relationship for an exercise price of NIS 2.34 per share.

In December 2022, the Company granted 160,000 options (unlisted), exercisable into ordinary shares of the Company, to employees or officers, and with whom the Company has employment relationships for an exercise price of NIS 1.52 per share.

The value of benefit is measured on the grant date by reference to the fair value of the granted equity instruments, as described above. The fair value is calculated using the Black and Scholes formula, with the following assumptions:

	2022	2021
Dividend yield	0%	0%
Expected volatility*	52-76%	55-75%
Risk-free interest rate	2.4-3.1%	0.75-2%
Expected term (years)	5-7 years	5-6 years
Exercise price (USD)	0.43-0.66	0.45-1.85

* Volatility is based on the historical fluctuation in share prices of peer companies over similar periods to the expected life of the option until exercise date.

F-37

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The following is summary information of equity classified options in 2022:

	Year ended December 31, 2022
		Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic
	Number	USD	years	Value
Outstanding at beginning of year	1,219,211	1.56	8.5	-
Granted	2,200,000	0.54	9.7	-
Outstanding at end of year	3,419,211	0.74	9.4	-
Exercisable at end of year	559,533	1.56	8.51	-

The weighted-average grant-date fair value of equity awards granted during the year was $0.59.

The following is information regarding exercise prices and remaining contractual lives of outstanding options at December 31, 2022:

December 31, 2022
outstanding			Exercisable
Number of options outstanding	Exercise price range(USD)	Weighted average remaining contractual life	Number of options Exercisable	Exercise price range(USD)	Weighted average remaining contractual life
160,000	0.43	9.9	-	-	-
899,211	1.86	8.7	449,583	1.86	8.68
940,000	0.54	9.5	-	-	-
1,100,000	0.66	9.7	-	-	-
320,000	1.63	8.8	110,000	1.63	8.84
3,419,211	0.74	9.4	559,533	1.56	8.51

As of December 31, 2022, there is an unrecognized share-based compensation expense of $686 thousand to be recognized over the average remaining vesting period of 3.45 years.

Liability classified awards

The options were classified as liabilities in accordance with ASC 718, as the exercise price is denominated in USD, that is not the Company’s functional currency and not the employees’ salary currency or the currency in which the employees are paid. Accordingly, the options are measured at fair value each reporting period, and changes in their fair value are recognized in the statements of operations. The fair value of the options as of December 31, 2022, was evaluated using the Black-Scholes Option Pricing Model. For the various scenarios modeled, volatility is based on companies in the industry by statistical analysis of a daily share pricing model. The risk-free interest rate assumption is based on observed interest rates appropriate for the period until the options expiration date.

F-38

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

The table below sets forth a summary of changes in the fair value of the options:

	Number of options measured at fair value	Fair value (U.S. Dollars in thousands)
Balance at January 1, 2021	5,109,040	4,769
Effect of change in exchange rate		112
Changes in fair value	-	(1,276)
Balance at December 31, 2021	5,109,040	3,605
Effect of change in exchange rate		(315)
Changes in fair value	-	(2,294)
Balance at December 31, 2022	5,032,890	996

As of December 31, 2022,3,780,410 options were fully vested.

The following table summarizes assumptions used as of December 31, 2022 and 2021:

	2022	2021
Expected dividend	0%	0%
Expected volatility	79.6%-95.7%	86.9%-95%
Risk-free interest rate	4.68%-5.27%	1.18%-1.87%
Expected life	1.5-5	2-5.9
Exercise price (USD)	0.40-1.37	0.40-1.37

The following is summary information about liability classified options in 2022:

	Year ended December 31, 2022
		Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic
	Number	USD	years	Value
Outstanding at beginning of year	5,109,040	0.77	5.3	1,813
Expired	(76,150)	0.76	5.8	-
Outstanding at end of year	5,032,890	0.74	6.3	1,973
Exercisable at end of year	3,892,490	0.74	6.3	1,516

The following is information regarding exercise prices and remaining contractual lives of outstanding options at December 31, 2022:

December 31, 2022
outstanding			Exercisable
Number of options outstanding	Exercise price range (USD)	Weighted average remaining contractual life	Number of options Exercisable	Exercise price range (USD)	Weighted average remaining contractual life
224,000	0.4	2.9	224,000	0.4	2.9
925,360	0.66	5.2	925,360	0.66	5.2
2,782,250	0.68	6.9	2,136,450	0.68	7.2
989,209	1.37	7.9	494,600	1.37	7.9
112,080	2.31	8	112,080	2.31	8
5,032,899	0.74	6.3	3,892,490	0.74	6.3

F-39

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

As of December 31, 2022, there is an unrecognized share-based compensation expense of $37 thousand to be recognized over the average remaining vesting period of one year.

The table below presents the expense (income) recognized in the financial statements of the Company in respect to share-based payment:

	Year ended December 31
	2022			2021
	Equity classified awards	Liability classified awards	Total expense	Equity classified awards	Liability classified awards	Total expense
Research and development expenses (income)	206	(1,426)	(1,220)	7	(1,297)	(1,290)
Sales and marketing expenses (income)	59	(546)	(487)	269	(459)	(190)
General and Administrative expenses (income)	278	(322)	(44)	70	95	165
	543	(2,294)	(1,751)	346	(1,661)	(1,315)

Note 12 - taxes on income:

Tax rates

The Company is taxed under the laws of the State of Israel at a corporate tax rate of 23%. Capital gains of the Company are subject to the normal corporate tax rate beginning in the tax year.

Deferred Tax Assets

The Company’s deferred tax assets are as follows:

	December 31
	2022	2021
	U.S. dollars in thousands
Deferred Tax assets:
Net operating losses carryforward	5,882	4,585
Operating lease liabilities	362	350
Employee benefits	60	50
Issuance costs	290	105
Total deferred tax assets	6,594	5,090
Less deferred tax liabilities (related to right of use assets)	(336)	(351)
Deferred tax assets, net	6,258	4,739
Less valuation allowance for deferred tax assets	(6,258)	(4,739)
Deferred tax assets	-	-

	December 31
	2022	2021
	U.S. dollars in thousands
Valuation allowance at beginning of year	(4,739)	(3,444)
Changes in valuation allowance	(1,519)	(1,295)
Valuation allowance at end of year	(6,258)	(4,739)

Deferred taxes were calculated using 23% tax rate as this represents the applicable corporate tax rate for the Company.

F-40

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considered all available evidence, including past operating results, the most recent projections for taxable income, and prudent and feasible tax planning strategies. The Company reassess its valuation allowance periodically and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Management currently believes that since the Company has a history of losses, it is more likely than not that the deferred tax assets regarding the loss carry-forward will not be realized in the foreseeable future and as a result the Company recorded a full valuation allowance.

Carryforward losses

Carryforward losses for tax purposes are NIS 90 million ($26 million) and NIS 62 million ($18 million) as of December 31, 2022 and 2021, respectively. Such carryforward losses have no expiration date.

Tax assessments

As prescribed by law, the statute of limitations on taxpayer self-assessments is four years after the end of the tax year in which the assessment is filed. Accordingly, self-assessments filed by the Company until and including 2017 are considered final.

Note 13 - RELated parties TRANSACTIONS:

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
Salary related expenses:
Research and development income, net	(529)	(358)
General and administrative expenses (1)	19	416

Agreements with related parties:

(1) In July 2021, the Company’s Board of Directors approved an engagement agreement with the Chairman of the Board. Under the agreement, the chairman received an equity-based compensation of 899,211 options, exercisable into ordinary shares, for an exercise price of NIS 6.54 per share.

In October 2022, the Company granted 300,000 options (unlisted), exercisable into ordinary shares of the Company, to an officer, for an exercise price of NIS 2.34 per share.

For more information see note 10.

F-41

ZOOZ POWER LTD.

NOTES TO THE FINANCIAL STATEMENTS (continued)

NOTE 14 - RESEARCH AND DEVELOPMENT EXPENSES, NET:

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
Payroll and related expenses	1,824	507
Subcontractors	1,212	625
Materials	945	301
Operating lease expenses	266	198
Depreciation and maintenance	189	47
Other	86	34
	4,522	1,712
Less – grants from governments and others	(359)	(189)
	4,163	1,523

NOTE 15 – FINANCE EXPENSES (INCOME), NET:

	Year ended December 31
	2022	2021
	U.S. dollars in thousands
Interest on deposits	(108)	-
Foreign exchange losses (gain), net	(279)	34
Bank fees	10	9
	(377)	43

NOTE 16 – SUBSEQUENT EVENTS:

On July 30, 2023, Keyarch entered into the Business Combination Agreement with ZOOZ and Merger Sub. Pursuant to the Business Combination Agreement, among other things, Merger Sub will merge with and into Keyarch, with Keyarch surviving the merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, Keyarch will become a wholly-owned subsidiary of ZOOZ, with the holders of securities of Keyarch becoming holders of securities of ZOOZ. Pursuant to the Business Combination Agreement, among other things, the shareholders of Keyarch will receive ZOOZ ordinary shares based on a formula set forth in the Business Combination Agreement and the holders of Keyarch warrants will receive ZOOZ warrants to purchase an equal number of ZOOZ ordinary shares at the same price as the ZOOZ warrants.

F-42

KEYARCH ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash	$216,440	$115,171
Prepaid expenses	58,141	166,889
Total current assets	274,581	282,060

Investments held in Trust Account	25,434,156	117,851,869

Total Assets	$25,708,737	$118,133,929

Liabilities and Shareholders’ (Deficit)/Equity:
Current liabilities:
Accounts payable and accrued expenses	$895,197	$165,403
Due to affiliates	10,000	—
Promissory Note – Related Party	1,430,000	—
Total current liabilities	2,335,197	165,403

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 2,377,318 at redemption value of $10.70 and 11,500,000 shares at $10.25 per share as of September 30, 2023 and December 31, 2022, respectively	25,434,156	117,851,869

Shareholders’ (Deficit)/Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; 3,619,999 and 745,000 shares issued and outstanding (excluding 2,377,318 and 11,500,000 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively	362	75
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; one share issued and outstanding as of September 30, 2023 and 2,875,000 shares issued and outstanding as of December 31, 2022	—	287
Additional paid-in capital	986,124	986,124
Accumulated deficit	(3,047,102)	(869,829)
Total Shareholders’ (Deficit)/Equity	(2,060,616)	116,657
Total Liabilities and Shareholders’ (Deficit)/Equity	$25,708,737	$118,133,929

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-43

KEYARCH ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Three Months	Three Months	Nine Months	Nine Months
	Ended September 30, 2023	Ended September 30, 2022	Ended September 30, 2023	Ended September 30, 2022
General and administrative expenses	$969,438	$184,293	$2,090,452	$677,176
Total Expenses	969,438	184,293	2,090,452	677,176
Loss from Operations	(969,438)	(184,293)	(2,090,452)	(677,176)

Other Income:
Bank interest income	2,320	807	3,179	1,005
Income earned on investment held in Trust Account	653,846	525,192	3,318,517	699,084
Net (Loss)/Profit	$(313,272)	$341,706	$1,231,244	$22,913

Weighted average shares outstanding of redeemable ordinary shares	4,856,308	11,500,000	9,261,100	10,338,828
Basic and diluted net profit per share, redeemable ordinary shares	$0.03	$0.03	$0.20	$0.42
Weighted average shares outstanding of non-redeemable ordinary shares	3,620,000	3,620,000	3,620,000	3,566,117
Basic and diluted net (loss) per share, non-redeemable ordinary shares	$(0.12)	$(0.01)	$(0.17)	$(1.22)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-44

KEYARCH ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) / EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Ordinary Shares				Additional
	Class A		Class B		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of December 31, 2021	200,000	$20	2,875,000	$287	$26,493	$(11,632)	$15,168
Proceeds from sale of Public Units	11,500,000	1,150	—	—	114,998,850	—	115,000,000
Proceeds from sale of Private Placement Units	545,000	55	—	—	5,449,945	—	5,450,000
Underwriters’ commission on sale of Public Units	—	—	—	—	(2,300,000)	—	(2,300,000)
Other offering costs	—	—	—	—	(1,171,734)	—	(1,171,734)
Allocation of offering costs to ordinary shares subject to redemption	—	—	—	—	3,105,119	—	3,105,119
Initial measurement of ordinary shares subject to redemption under ASC 480-10-S99 against additional paid-in capital	(11,500,000)	(1,150)	—	—	(102,854,850)	—	(102,856,000)
Deduction for increases of carrying value of redeemable shares	—	—	—	—	(16,399,119)	—	(16,399,119)
Net loss	—	—	—	—	—	(360,157)	(360,157)
Balance as of March 31, 2022	745,000	$75	2,875,000	$287	$854,704	$(371,789)	$483,277
Reversal of offering costs	—	—	—	—	131,420	—	131,420
Allocation of reversal of offering costs to ordinary shares subject to redemption	—	—	—	—	(117,542)	—	(117,542)
Addition for decrease in carrying value of redeemable shares due to reversal of offering costs	—	—	—	—	117,542	—	117,542
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	—	—	—	—	—	(173,892)	(173,892)
Net profit	—	—	—	—	—	41,364	41,364
Balance as of June 30, 2022	745,000	$75	2,875,000	$287	$986,124	$(504,317)	$482,169

Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	—	—	—	—	—	(525,192)	(525,192)

Net profit	—	—	—	—	—	341,706	341,706
Balance as of September 30, 2022	745,000	$75	2,875,000	$287	$986,124	$(687,803)	$298,683

Balance as of December 31, 2022	745,000	$75	2,875,000	$287	$986,124	$(869,829)	$116,657
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	—	—	—	—	—	(1,260,090)	(1,260,090)
Net profit	—	—	—	—	—	973,572	973,572
Balance as of March 31, 2023	745,000	$75	2,875,000	$287	$986,124	$(1,156,347)	$(169,861)
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	—	—	—	—	—	(1,404,581)	(1,404,581)
Net profit	—	—	—	—	—	570,944	570,944
Balance as of June 30, 2023	745,000	$75	2,875,000	$287	$986,124	$(1,989,984)	$(1,003,498)
Reclassification from Class B to Class A Ordinary Shares	2,874,999	287	(2,874,999)	(287)	—	—	—
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	—	—	—	—	—	(653,846)	(653,846)
Subsequent measurement of Class A ordinary shares subject to possible redemption (extension deposit)	—	—	—	—	—	(90,000)	(90,000)
Net loss	—	—	—	—	—	(313,272)	(313,272)
Balance as of September 30, 2023	3,619,999	$362	1	$—	$986,124	$(3,047,102)	$(2,060,616)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-45

KEYARCH ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Nine Months ended September 30, 2023	Nine Months ended September 30, 2022
Cash Flows from Operating Activities:
Net profit	$1,231,244	$22,913
Adjustments to reconcile net profit to net cash used in operating activities:
Income earned on investment held in Trust Account	(3,318,517)	(699,084)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	729,794	370,109
Prepaid expenses	108,748	(267,592)
Due to affiliates	10,000	10,000
Net cash used in operating activities	(1,238,731)	(563,654)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	95,826,230	—
Purchase of investment held in Trust Account	(90,000)	(116,150,000)
Net cash provided by (used in) investing activities	95,736,230	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of public Units through public offering	—	115,000,000
Proceeds from sale of Private Placement Units	—	5,450,000
Proceeds from promissory note to related party	1,430,000	—
Redemption of ordinary shares	(95,826,230)	—
Payment of underwriters’ commissions	—	(2,300,000)
Payment of offering costs	—	(1,040,314)
Repayment on promissory note to related party	—	(150,000)
Net cash (used in) provided by financing activities	(94,396,230)	116,959,686

Net change in cash	101,269	246,032
Cash—beginning of the period	115,171	9,168
Cash—end of the period	$216,440	$255,200

Supplemental disclosure of non-cash investing and financing activities:
Reclassification of ordinary shares subject to redemption	$—	$102,856,000
Allocation of offering costs to ordinary shares subject to redemption	$—	$2,987,577
Remeasurement adjustment on redeemable ordinary shares	$—	$16,281,577
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	$3,318,517	$699,084
Conversion of Class B ordinary shares to Class A ordinary shares	$287	$—
Reversal of offering cost adjusted from additional paid in capital	$—	$131,420

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-46

KEYARCH ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 – Organization and Business Operation

Keyarch Acquisition Corporation (the “Company”) was incorporated in Cayman Islands on April 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on global disruptive technology and innovative services companies. However, the Company’s Amended and Restated Memorandum and Articles of Association, as amended (the “Amended and Restated Memorandum and Articles of Association”) provides that it shall not undertake its initial Business Combination with any entity that is based in, located in or with its principal business operations in China (including Hong Kong and Macau). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As on September 30, 2023, the Company had not commenced any operations. All activity for the period from April 23, 2021 (inception) through September 30, 2023, relates to the Company’s formation and the initial public offering (“IPO”) described below, and following the IPO, the search for a target to consummate a Business Combination, and activities in connection with the proposed Zooz Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Keyarch Global Sponsor Limited, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s IPO was declared effective on January 24, 2022 (the “Effective Date”). On January 27, 2022, the Company consummated the IPO of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 500,000 private placement units (“Private Placement Units”) (450,000 Private Placement Units purchased by the Sponsor and 50,000 Private Placement Units purchased by EarlyBirdCapital, Inc., the representative of the underwriters of the IPO (“EarlyBirdCapital”)) at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $5,000,000, in a private placement.

On February 8, 2022, the underwriters purchased an additional 1,500,000 Units by exercising its over-allotment option in full at a purchase price of $10.00 per Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the full exercise of the over-allotment option, the Company completed the private sale of an aggregate of 45,000 Private Placement Units (40,500 Private Placement Units purchased by the Sponsor and 4,500 Private Placement Units purchased by EarlyBirdCapital) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $450,000.

Offering costs amounted to $3,471,734 consisting of $2,300,000 of underwriting discount and $1,171,734 of other offering costs. During the year ended December 31, 2022, the Company received discount amounting to $131,420 on outstanding offering costs included within accounts payable and accrued expenses. This has been treated as an adjustment to offering costs.

As on September 30, 2023, cash of $216,440 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

F-47

Trust Account

Following the closing of the IPO and the sale of over-allotment Units, an aggregate of $116,150,000 ($10.10 per Unit) from the net proceeds and the sale of the Private Placement Units was held in a trust account (“Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to income earned on the funds held in the Trust Account that may be released to the Company to pay income tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earlier of the completion of a Business Combination or the Company’s liquidation.

During the quarter ended September 30, 2023, holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company has 2,377,318 Public Shares issued and outstanding.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

Extension

On July 25, 2023, the Company’s shareholders approved an extension of the date by which the Company must consummate an initial Business Combination (such date, the “Termination Date”) from July 27, 2023 (the “Original Termination Date”) to October 27, 2023 and to allow the Company’s board of directors, without another shareholder vote, to elect to further extend the Termination Date on a monthly basis up to three (3) times until January 27, 2024, or for a total of up to six (6) months after the Original Termination Date or such earlier date as determined by the Company’s board of directors (the “Extension”). In connection with the Extension, holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company has 2,377,318 Public Shares issued and outstanding.

On July 25, 2023, the Company issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $180,000 to the Sponsor or its registered assigns or successors in interest (the “Payee”) pursuant to which the Payee agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the Extension. The Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial Business Combination by the Company and (b) the Company’s liquidation.

On July 25, 2023, the Sponsor deposited an aggregate of $90,000 into the Trust Account in connection with the initial 3-month extension period from July 27, 2023 to October 27, 2023 and will deposit an additional $30,000 for each month (commencing October 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a Business Combination until January 27, 2024 or such earlier date as determined by the Company’s board of directors.

On October 28, 2023, the Sponsor deposited an aggregate of $30,000 into the Trust Account in connection with an additional month extension period from October 27, 2023 to November 27, 2023.

F-48

The Company must complete one or more initial Business Combinations by January 27, 2024 or such earlier date as determined by the Company’s board of directors (the “Combination Period”), with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the definitive agreement for the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of its outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the cash fee payable to EarlyBirdCapital for services performed in connection with the initial Business Combination (as discussed in Note 6). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote its Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the IPO in favor of a Business Combination.

Subsequent to the consummation of the IPO, the Company adopted an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

F-49

Liquidation

If the Company is unable to complete a Business Combination within the Combination Period (refer Note 9), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including income earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. EarlyBirdCapital has agreed to waive its rights to the cash fee payable to EarlyBirdCapital for services performed in connection with the initial Business Combination (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) could be less than $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management Liquidity Plans

As on September 30, 2023 and December 31, 2022, the Company had cash of $216,440 and $115,171, respectively and working capital deficit of $(2,060,616) and surplus of $116,657 respectively. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through proceeds from notes payable and advances from related party and from the issuance of ordinary shares. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

On April 18, 2023, the Company issued a promissory note (the “First Working Capital Loan Note”) in the principal amount of up to $250,000 to the Company’s Sponsor. The First Working Capital Loan Note was issued in connection with advances the Payee has made, and may make in the future, to the Company for working capital expenses. The First Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective (Refer Note 5).

On July 20, 2023, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company has 2,377,318 Public Shares issued and outstanding.

On July 25, 2023, the Company issued a promissory note in the aggregate principal amount of up to $180,000 to the Sponsor or its registered assigns or successors in interest, pursuant to which the Payee agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the Extension. The Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial Business Combination by the Company and (b) the Company’s liquidation.

On July 25, 2023, the Sponsor deposited an aggregate of $90,000 into the Trust Account in connection with the initial 3-month extension period from July 27, 2023 to October 27, 2023 and will deposit an additional $30,000 for each month (commencing October 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a Business Combination until January 27, 2024 or such earlier date as determined by the Company’s board of directors.

F-50

On July 25, 2023, the Company issued a second promissory note (the “Second Working Capital Loan Note”) in the principal amount of up to $1,000,000 to the Payee. The Second Working Capital Loan Note was issued in connection with advances the Payee may make in the future to the Company for working capital expenses. The Second Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date that the winding up of the Company is effective.

Accordingly, the accompanying unaudited condensed financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. On July 30, 2023, the Company entered into a Business Combination Agreement with Zooz (as defined below), but the Company cannot provide any assurance that its plan to consummate an initial Business Combination within the relevant period will be successful. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the initial Business Combination or one year from this filing. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Proposed Business Combination

On July 30, 2023, the Company entered into a Business Combination Agreement (as the same may be amended, supplemented and/or restated from time to time, the “Business Combination Agreement”) with Zooz Power Ltd., an Israeli company listed on the Tel Aviv Stock Exchange (“Zooz”), Zooz Power Cayman, a Cayman Islands exempted company and wholly owned subsidiary of Zooz (“Merger Sub”) and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of the shareholders of the Company as specified in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (collectively, the “Transactions”), and following the Recapitalization (as such term is defined and described below), (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity in such merger and a wholly owned subsidiary of Zooz; (ii) the outstanding ordinary shares of the Company (including Class A ordinary shares and Class B ordinary shares) will be converted into ordinary shares of Zooz on a one-for-one basis; (iii) each outstanding Company warrant exercisable for one Company ordinary share will be converted into an equivalent warrant to purchase Zooz ordinary shares on a one-for-one basis; (iv) Zooz, as the sole shareholder of Merger Sub, will become the sole shareholder of the Company; and (v) the Amended and Restated Memorandum and Articles of Association of the Company shall be amended and restated in form and substance appropriate for a private entity to be mutually agreed by Zooz and the Company.

Prior to the Closing, but subject to the completion of the Closing, Zooz will consummate a recapitalization of its outstanding equity securities (the “Recapitalization”), pursuant to which (i) each outstanding Zooz warrant (except for certain continuing warrants) will be exercised in accordance with their respective terms and (ii) each then-outstanding Zooz ordinary share will be converted into such number of Zooz ordinary shares as is determined by dividing $60,000,000 by $10.00 per share, which is in turn divided by the number of Zooz ordinary shares and specified Zooz continuing warrants and options, resulting in the Zooz ordinary shares valued at $10.00 per share having a total value of $60,000,000, on a fully-diluted basis. In addition, as a result of the Recapitalization, each Zooz continuing warrant and each Zooz option to purchase Zooz ordinary shares which has not been exercised prior to the Recapitalization will be adjusted to reflect the foregoing applicable conversion ratio. The Business Combination Agreement does not provide for any purchase price adjustments.

F-51

Up to an additional 4,000,000 Zooz ordinary shares (the “Earnout Shares”) will be issuable to the Zooz shareholders who were Zooz shareholders as of immediately prior to the Closing at a record date to be determined by Zooz in coordination with the Tel Aviv Stock Exchange (“Pre-Closing Zooz Shareholders”) as earnout consideration, contingent on the achievement of certain earnout milestones based on the price of Zooz ordinary shares or Zooz’s gross revenue during the five-year period following the Closing (the “Earnout Period”). The Earnout Shares will be allocated on a pro rata basis among the Pre-Closing Zooz Shareholders upon conversion of non-tradable, non-assignable rights (the “Earnout Rights”) to be issued by Zooz pro rata among such Pre-Closing Zooz Shareholders as soon as reasonably practicable prior to the Closing and the receipt of all required approvals for such issuance from applicable governmental authorities, including the Israel Securities Authority and the Tel Aviv Stock Exchange. Subject to the combined company following the consummation of the Transactions achieving the applicable milestone(s) during the Earnout Period in accordance with the terms detailed in the Business Combination Agreement, each such Earnout Right will be convertible into Zooz ordinary shares on a one-for-one basis (with the number of issuable Earnout Shares subject to adjustment based on share splits, reorganizations, recapitalizations and similar adjustments).

For additional information regarding the Transactions, the Business Combination Agreement and Zooz, see the Current Reports on Form 8-K filed by the Company with the SEC on July 31, 2023 and August 3, 2023.

On August 21, 2023, a press release was issued that ZOOZ Power Ltd. as part of its reported collaboration with a global leading provider of car rental services, has placed the ZOOZTER™-100 system at the pilot site – the rental station at LaGuardia Airport in New York - and successfully completed the final tests (Field evaluation) required as the final step of the system’s UL certification process. Completing the UL certification process is an important milestone that will allow ZOOZ to proceed with its planned US pilot installations of the ZOOZTER™-100 and to accelerate its marketing efforts in the US. The company expects that presenting the system’s unique solution in these pilot sites, will lead to additional collaborations and will generate a backlog of orders in the American market.

Risks and Uncertainties

Management evaluated the impact of the COVID-19 pandemic on the industry and concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In the beginning of February 2022, the Russian Federation and Belarus commenced a military action against the country of Ukraine. As a result of this action, various nations, including the United States, had instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy continue to remain indeterminable.

F-52

On August 16, 2022, the Inflation Reduction Act (“IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

The accompanying unaudited condensed financial statements as of September 30, 2023, have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and Nine Months ended September 30, 2023, are not necessarily indicative of the results that may be expected for the year ending December 31, 2023, or any future period.

F-53

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart the Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. Gains and losses resulting from the change in fair value of these securities is included in income earned on investment held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Operating cash flows include interest and dividend income receipts related to investments in other reporting entities or deposits with financial institutions (i.e., returns on investment). Interest income earned on Investments held in the Trust Account is fully reinvested into the Trust Account and therefore considered as an adjustment to reconcile net profit/(loss) to net cash used in operating activities in the Statements of Cash Flows. Such interest income reinvested will be used to redeem all or a portion of the Class A ordinary shares upon the completion of business combination.

Offering Costs

Offering costs were $3,471,734 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the IPO and are charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. The Company allocates offering costs between the Public Shares, Public Warrants (as defined below in Note 3) and Public Rights (as defined below in Note 3) based on the relative fair values of the Public Shares, Public Warrants and Public Rights. Accordingly, $3,105,119 was allocated to the Public Shares and charged to temporary equity, and $366,615 was allocated to Public Warrants and Public Rights and charged to shareholders’ equity. During the year ended December 31, 2022, the Company received discount amounting to $131,420 on outstanding offering cost included within accounts payable and accrued expenses. This has been treated as reversal of offering cost adjusted through additional paid-in capital considering the related offering cost charged against additional paid-in capital at the time of IPO.

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Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022, 2,377,318 and 11,500,000 ordinary shares subject to possible redemption, respectively, are presented at redemption value of $10.10 per share (plus any income earned on investment held in Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The Company allocates gross proceeds between the Public Shares, Public Warrants and Public Rights based on the relative fair values of the Public Shares, Public Warrants and Public Rights.

As on September 30, 2023, the ordinary shares reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Rights	(9,257,500)
Proceeds allocated to Public Warrants	(2,886,500)
Allocation of offering costs related to redeemable shares (net of allocation of offering cost amounting to $117,542 related to redeemable shares reversed*)	(2,987,577)
Redemption of public shares from cash held in trust account**	(95,826,230)
Plus:
Accretion of carrying value to redemption value (net of decrease of $117,542 in carrying value of redeemable shares due to reversal of offering costs*)	16,281,577
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in trust account)	5,020,386
Subsequent measurement of Class A ordinary shares subject to possible redemption (extension deposit)	90,000
Ordinary shares subject to possible redemption	$25,434,156

*	During the year ended December 31, 2022, the Company received a discount amounting to $131,420 on outstanding offering cost included within accounts payable and accrued expenses. This has been treated as reversal of offering cost adjusted through additional paid-in capital considering the related offering cost charged against additional paid-in capital at the time of IPO. This reversal of offering cost has been proportionately allocated to redeemable shares based on the fair value of Public Shares leading to a corresponding decrease in carrying value by $117,542 to arrive at the redemption value of ordinary shares subject to possible redemption.

**	On July 20, 2023, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company has 2,377,318 Public Shares issued and outstanding.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000.

Net Profit/(Loss) Per Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net profit/(loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed profit (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed profit (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed profit (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of September 30, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net profit/(loss) per share presented in the condensed statement of operations is based on the following:

	Three Months ended September 30, 2023	Three Months ended September 30, 2022	Nine Months ended September 30, 2023	Nine Months ended September 30, 2022
Net profit/(loss)	$(313,272)	$341,706	$1,231,244	$22,913
Income earned on investment held in Trust Account	(653,846)	(525,192)	(3,318,517)	(699,084)
Accretion of carrying value to redemption value	(90,000)	—	(90,000)	(16,399,119)
Decrease in carrying value of redeemable shares due to reversal of offering costs	—	—	—	117,542
Net profit/(loss) including accretion of equity into redemption value	$(1,057,118)	$(183,486)	$(2,177,273)	$(16,957,748)

	Three months ended September 30, 2023		Three months ended September 30, 2022		Nine Months ended September 30, 2023		Nine Months ended September 30, 2022
	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable
	Shares	Shares	Shares	Shares	Shares	Shares	Shares	Shares
Basic and diluted net profit/(loss) per share:
Numerators:
Allocation of net profit/(loss) including accretion of temporary equity	(605,652)	(451,466)	(139,556)	(43,930)	(1,565,390)	(611,883)	(12,608,697)	(4,349,051)
Income earned on investment held in Trust Account	653,846	—	525,192	—	3,318,517	—	699,084	—
Accretion of temporary equity to redemption value	90,000	—	—	—	90,000	—	16,399,119	—
Decrease in carrying value of redeemable shares due to reversal of offering costs	—	—	—	—	—	—	(117,542)	—
Allocation of net profit/(loss)	138,194	(451,466)	385,636	(43,930)	1,843,127	(611,883)	4,371,964	(4,349,051)

Denominators:
Weighted-average shares outstanding	4,856,308	3,620,000	11,500,000	3,620,000	9,261,100	3,620,000	10,338,828	3,566,117
Basic and diluted net profit/(loss) per share	0.03	(0.12)	0.03	(0.01)	0.20	(0.17)	0.42	(1.22)

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Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 – Initial Public Offering

On January 27, 2022, the Company sold 10,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, one-half of one redeemable warrant (“Public Warrant”) and one right (“Public Right”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Ten Public Rights will entitle the holder to one Class A ordinary share at the closing of the Business Combination.

On February 8, 2022, the underwriters purchased an additional 1,500,000 Units to exercise its over-allotment option in full at a purchase price of $10.00 per Unit, generating gross proceeds of $15,000,000.

The warrants will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation (see Note 7).

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Note 4 – Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital purchased an aggregate of 500,000 Private Placement Units at a price of $10.00 per Private Placement Unit (450,000 Private Placement Units purchased by the Sponsor and 50,000 Private Placement Units purchased by EarlyBirdCapital), for an aggregate purchase price of $5,000,000, in a private placement. Each whole Private Placement Unit consisted of one Class A ordinary share, one-half of one warrant (the “Private Warrant”) and one right (the “Private Rights”). On February 8, 2022, the underwriters fully exercised the over-allotment option, and the Company completed the private sale of an aggregate of 45,000 Private Placement Units (40,500 Private Placement Units purchased by the Sponsor and 4,500 Private Placement Units purchased by EarlyBirdCapital) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $450,000. Certain proceeds from the Private Placement Units were added to the proceeds from the IPO held in the Trust Account.

If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will expire worthless.

Note 5 – Related Party Transactions

Founder Shares

On June 27, 2021, the Sponsor paid $25,000, to cover certain offering costs in consideration for 2,875,000 of the Company’s Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On February 8, 2022, the underwriter exercised its over-allotment option in full, hence, the 375,000 Founder Shares are no longer subject to forfeiture since then.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest to occur of: (A) 180 days after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On August 14, 2023, Keyarch Acquisition Corporation, a Cayman Islands exempted company (the “Company”) issued an aggregate of 2,874,999 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) to Keyarch Global Sponsor Limited, the sponsor of the Company (the “Sponsor”), and the Company’s three independent directors, upon the conversion of an equal number of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) held by the Sponsor and the independent directors (the “Conversion”). The 2,874,999 Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s initial public offering. Following the Conversion and the redemptions in connection with the Extensions, there are 5,659,871 Class A Ordinary Shares issued and outstanding and one Class B Ordinary Share issued and outstanding. The one Class B Ordinary Share issued and outstanding after the Conversion is held by the Sponsor. As a result of the Conversion, the Sponsor and the officers and directors of the Company aggregately hold 59.46% of the outstanding Class A Ordinary Shares.

EBC Founder Shares

On August 12, 2021, the Company issued to EarlyBirdCapital and/or its designees 200,000 Class A ordinary shares (the “EBC Founder Shares”) at a price of $0.0001 per share. The Company estimated the fair value of the EBC Founder Shares to be $1,800 based upon the price of the founder shares issued to the Sponsor. The holders of the EBC Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The EBC Founder Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their officers or partners, associated persons or affiliates.

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Related Party Loans and Due to Affiliate

As of September 30, 2023 and December 31, 2022, the Company had $10,000 and no balance outstanding respectively, as due to Affiliate for monthly administrative and support services as per agreement defined below.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On April 18, 2023, the Company issued a promissory note in the principal amount of up to $250,000 to the Company’s sponsor. The Working Capital Loan Note was issued in connection with advances the Payee has made, and may make in the future, to the Company for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective.

On July 25, 2023, Keyarch Acquisition Corporation (the “Company”), issued a promissory note (the “Extension Note”) in the aggregate principal amount of up to $180,000 to the Company’s sponsor, Keyarch Global Sponsor Limited, a Cayman Islands limited liability company, or its registered assigns or successors in interest (the “Payee”) pursuant to which the Payee agreed to loan to the Company up to $180,000 to deposit into the Company’s trust account (the “Trust Account”) for the Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) issued as part of the units sold in the Company’s initial public offering (the “Public Shares”) that were not redeemed in connection with the Charter Amendment (as defined below). The Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial business combination (the “Business Combination”) by the Company and (b) the Company’s liquidation.

On July 25, 2023, the Company issued a second promissory note (the “Working Capital Loan Note”) in the principal amount of up to $1,000,000 to the Payee. The Note was issued in connection with advances the Payee may make in the future to the Company for working capital expenses. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates a Business Combination and (ii) the date that the winding up of the Company is effective.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As on September 30, 2023 and December 31, 2022, $1,430,000 and $0 of the Related Party Loans in the form of promissory note were outstanding respectively.

Administrative Services

The Company agreed to pay the Sponsor a fee of approximately $10,000 per month following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office and administrative support services. For the three and nine Months ended September 30, 2023, the Company incurred $30,000 and $90,000, respectively for administrative and support services. For the three and nine Months ended September 30, 2022, the Company incurred $30,000 and $80,000, respectively for administrative and support services.

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Note 6 – Commitments and Contingencies

Risk and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s future financial position, results of its operations and/or search for a target company, there has not been a significant impact as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the future outcome of this uncertainty.

Registration Rights

The holders of Founder Shares, Private Placement Units and Units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration rights agreement signed on January 24, 2022. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters had a 45-day option beginning January 24, 2022, to purchase up to an additional 1,500,000 Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 8, 2022, the underwriters exercised their over-allotment option in full and purchased an additional 1,500,000 Units at $10.00 per Unit.

On January 27, 2022, the Company paid a fixed underwriting discount of $2,000,000 and on February 8, 2022, it paid an additional $300,000 of underwriting fees arising from the sale of the over-allotment Units.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of IPO (exclusive of any applicable finders’ fees which might become payable). In addition, the Company may engage EarlyBirdCapital as an advisor in connection with introducing a target business to us. If we engage EarlyBirdCapital and it introduces us to the target business with whom we complete our initial Business Combination, EarlyBirdCapital will receive a cash fee equal to 1% of the total consideration payable in the initial Business Combination.

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Note 7 – Shareholder’s Equity

Preferred shares - The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares - The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2023, and December 31, 2022, there were 3,619,999 Class A ordinary shares and 745,000 Class A ordinary shares issued and outstanding (excluding 2,377,318 and 11,500,000 shares subject to possible redemption), respectively.

Class B Ordinary Shares - The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2023, and December 31, 2022, there was one Class B ordinary share and 2,875,000 Class B ordinary shares issued and outstanding respectively.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

On July 20, 2023, the Company’s shareholders approved an amendment to the Amended and Restated Memorandum and Articles of Association to provide for the right of a holder of the Class B ordinary shares to convert such shares into Class A ordinary shares on a one-for-one basis at any time prior to the closing of a Business Combination at the option of such holder.

On August 14, 2023, Keyarch Acquisition Corporation, a Cayman Islands exempted company (the “Company”) issued an aggregate of 2,874,999 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) to Keyarch Global Sponsor Limited, the sponsor of the Company (the “Sponsor”), and the Company’s three independent directors, upon the conversion of an equal number of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) held by the Sponsor and the independent directors (the “Conversion”). The 2,874,999 Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s initial public offering. Following the Conversion, there are 5,659,871 Class A Ordinary Shares issued and outstanding and one Class B Ordinary Share issued and outstanding. The one Class B Ordinary Share issued and outstanding after the Conversion is held by the Sponsor. As a result of the Conversion, the Sponsor and the officers and directors of the Company aggregately hold 59.46% of the outstanding Class A Ordinary Shares.

Warrants

Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share commencing 30 days after the completion of its initial Business Combination and expiring five years from after the completion of an initial Business Combination. No fractional warrant will be issued and only whole warrants will trade.

In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our Sponsor, initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price and the $18.00 per share redemption trigger price described below under “Redemption” will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If a registration statement is not effective within 60 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

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Note 8 – Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	As of September 30,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$25,434,156	$25,434,156	$-	$-

As of December 31, 2022, the balance of investments held in Trust Account was $ 117,851,869.

Note 9 – Subsequent Events

The Company has evaluated subsequent events through November 13, 2023, which was the date these unaudited condensed financial statements were available for issuance and determined that there were no significant unrecognized events through that date.

Note 10 – Events subsequent to the date of the Form 10Q filed on November 13, 2023

On December 21, 2023, the Company issued a promissory note in the principal amount of up to $600,000 to the Sponsor, a Cayman Islands limited liability company and the Company’s sponsor. The Note was issued in connection with advances the Payee has made, and may make in the future, to the Company for working capital expenses. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective.

On January 19, 2024, the Company held its extraordinary general meeting of shareholders (the “EGM”). At the EGM, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Second Charter Amendment”) to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate a Business Combination from January 27, 2024 to July 27, 2024.

F-62

Further, the holders of 337,446 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.61. Following redemptions, the Company will have 2,039,872 Public Shares outstanding.

On January 25, 2024, the Company issued a promissory note (the “Second Extension Note”) in the aggregate principal amount of up to $150,000 to the Sponsor, or its registered assigns or successors in interest (the “Payee”) pursuant to which the Payee agreed to loan to the Company up to $150,000 to deposit into the Company’s trust account (the “Trust Account”) for the Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) issued as part of the units sold in the Company’s initial public offering (the “Public Shares”) that were not redeemed in connection with the Charter Amendment (as defined above). The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial business combination (the “Business Combination”) by the Company and (b) the Company’s liquidation.

The Payee will deposit an aggregate of $25,000 into the Trust Account in connection with the initial one-month extension period from January 28, 2024 to February 27, 2024, and will deposit an additional $25,000 for each month (commencing February 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a Business Combination until July 27, 2024 or such earlier date as determined by the Company’s board of directors (“Board”).

On February 9, 2024, the Company and Zooz entered into an amendment to the merger agreement dated as of July 30, 2023 under which there has been an amendment relating to earnout milestones. The Business Combination Agreement provides that, following the closing of the Business Combination (the “Closing”), up to an additional 4,000,000 ordinary shares of Zooz, par value NIS 0.00025 per share (“Zooz Ordinary Shares”), will be issuable to the Zooz shareholders who were Zooz shareholders as of immediately prior to the Closing at a record date to be determined by Zooz (“Pre-Closing Zooz Shareholders”) as earnout consideration, contingent on the achievement of certain earnout milestones based on the price of the Zooz Ordinary Shares or Zooz’s gross revenue during the five-year period following the Closing. The BCA Amendment revises certain triggers that govern when the earnout would be paid to Pre-Closing Zooz Shareholders. The second revenue milestone was changed to $10 million over two consecutive fiscal quarters (following achievement of one of the first milestones) and the third revenue milestone was changed to $15 million over two consecutive quarters (following achievement of one of the second milestones).

In addition, the BCA Amendment adds a provision to the Business Combination Agreement that allows Zooz to raise financing prior to the Closing, so long as such financing utilizes a valuation of Zooz at least equal to the $60,000,000 pre-money equity valuation of Zooz utilized in the Business Combination.

Further, in relation to the amendment to the merger agreement, the Company and Zooz executed an amendment to the sponsor letter (the “Sponsor Letter Amendment”) which conforms certain provisions governing the release of certain of the Sponsor’s Zooz Ordinary Shares that will be placed in escrow as of the Closing to the revised earnout provisions in BCA Amendment.

On February 9, 2024, the Company and Zooz entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”) to purchase 1,300,000 of the Company’s Class A ordinary shares, par value $0.0001 per share (the “PIPE Shares”), at a price of $10.00 per share, for an aggregate purchase price of $13,000,000, in a private placement to be consummated simultaneously with the closing of the Business Combination (the “PIPE Investment”). The consummation of the transactions contemplated by the Subscription Agreements is conditioned on the substantially concurrent closing of the Business Combination and other customary closing conditions. In addition, pursuant to the Subscription Agreement, Zooz agreed to register the PIPE Shares and granted customary resale registration rights to the Subscribers.

On February 11 ,2024, Zooz provided information about the proposed business combination in a press release which was filed with the Tel Aviv Stock Exchange referencing the amendments made in the merger agreement and the PIPE investment subscription agreement.

F-63

Report of Independent Registered Public Accounting Firm	F-64
Financial Statements:
Balance Sheets as of December 31, 2022 and December 31, 2021	F-65
Statements of Operations for the year ended December 31, 2022, and for the period from April 23, 2021 (inception) through December 31, 2021	F-66
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2022, and for the period from April 23, 2021 (inception) through December 31, 2021	F-67
Statements of Cash Flows for the year ended December 31, 2022, and for the period from April 23, 2021 (inception) through December 31, 2021	F-68
Notes to Financial Statements	F-69

F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholder of Keyarch Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Keyarch Acquisition Corporation (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ (deficit) equity, and cash flows for the year ended December 31, 2022 and for the period from April 23, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 23, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2022, the Company does not have sufficient cash and working capital to sustain its operations which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York
March 30, 2023

F-64

KEYARCH ACQUISITION CORPORATION

BALANCE SHEET

December 31, 2022

	December 31,	December 31,
	2022	2021
Assets:
Current assets:
Cash	$115,171	$9,168
Prepaid expenses	166,889	-
Total current assets	282,060	9,168

Investments held in Trust Account	117,851,869	-
Deferred offering costs	-	933,978
Total Assets	$118,133,929	$943,146

Liabilities and Shareholders’ Equity:

Current liabilities:
Accounts payable and accrued expenses	$165,403	$394,126
Due to affiliates	-	383,852
Note payable—related party	-	150,000
Total current liabilities	165,403	927,978

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 11,500,000 and no shares at redemption value of $10.10 per share as of December 31, 2022, and December 31, 2021, respectively	117,851,869	—

Shareholders’ Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; 745,000 and 200,000 shares issued and outstanding (excluding 11,500,000 and no shares subject to possible redemption) as of December 31, 2022, and December 31, 2021, respectively	75	20
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,875,000 shares issued and outstanding as of December 31, 2022, and December 31, 2021	287	287
Additional paid-in capital	986,124	26,493
Accumulated deficit	(869,829)	(11,632)
Total Shareholders’ Equity	116,657	15,168
Total Liabilities and Shareholders’ Equity	$118,133,929	$943,146

The accompanying notes are an integral part of these financial statements.

F-65

KEYARCH ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

For the year ended December 31, 2022 and for the period from April 23, 2021 (inception) through December 31, 2021

	Year Ended December 31, 2022	From April 23, 2021 (inception) through December 31, 2021
General and administrative expenses	$860,419	$11,632
Total Expenses	860,419	11,632
Loss from Operations	(860,419)	(11,632)

Other Income:
Interest income	2,222	-
Income earned on investment held in Trust Account	1,701,869	-
Net Profit/(Loss)	$843,672	$(11,632)

Weighted average shares outstanding of redeemable ordinary shares	10,631,507	-
Basic and diluted net income per share, redeemable ordinary shares	0.49	-
Weighted average shares outstanding of non-redeemable ordinary shares	3,579,699	2,612,253
Basic and diluted net loss per share, non-redeemable ordinary shares	(1.21)	$(0.00)

The accompanying notes are an integral part of these financial statements.

F-66

KEYARCH ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the year ended December 31, 2022 and for the period from April 23, 2021 (inception) through December 31, 2021

	Ordinary Shares				Additional
	Class A		Class B		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of April 23, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	2,875,000	287	24,713	—	25,000
Issuance of Class A ordinary shares to underwriter	200,000	20	—	—	1,780	—	1,800
Net Loss	—	—	—	—	—	(11,632)	(11,632)
Balance as of December 31, 2021	200,000	20	2,875,000	287	26,493	(11,632)	15,168

Proceeds from sale of public units	11,500,000	1,150	—	—	114,998,850	—	115,000,000
Proceeds from sale of private placement units	545,000	55	—	—	5,449,945	—	5,450,000
Underwriters’ commission on sale of public units	—	—	—	—	(2,300,000)	—	(2,300,000)
Other offering costs	—	—	—	—	(1,171,734)	—	(1,171,734)
Allocation of offering costs to ordinary shares subject to redemption, adjusted for reversal allocation	—	—	—	—	2,987,577	—	2,987,577
Initial measurement of Ordinary Shares Subject to Redemption under ASC 480-10-S99 against additional paid-in capital	(11,500,000)	(1,150)	—	—	(102,854,850)	—	(102,856,000)
Deduction for increases of carrying value of redeemable shares, adjusted for reversal of offering costs	—	—	—	—	(16,281,577)	—	(16,281,577)
Reversal of offering costs	—	—	—	—	131,420	—	131,420
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	—	—	—	—	—	(1,701,869)	(1,701,869)
Net profit	—	—	—	—	—	843,672	843,672
Balance as of December 31, 2022	745,000	$75	2,875,000	$287	$986,124	$(869,829)	$116,657

The accompanying notes are an integral part of these financial statements

F-67

KEYARCH ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

For the year ended December 31, 2022, and for the period from April 23, 2021 (inception) through December 31, 2021

	Year ended December 31, 2022	From April 23, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net profit/(loss)	$843,672	$(11,632)
Adjustments to reconcile net profit/(loss) to net cash used in operating activities:
Income earned on investment held in Trust Account	(1,701,869)	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	321,403	622
Prepaid expenses	(166,889)	—
Due to affiliates	—	606
Net cash used in operating activities	(703,683)	(10,404)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(116,150,000)	—
Net cash used in investing activities	$(116,150,000)	$—

Cash Flows from Financing Activities:
Proceeds from sale of public units through public offering	115,000,000	—
Proceeds from sale of private placement units	5,450,000	—
Proceeds from issuance of Class A ordinary shares to underwriter	—	1,800
Proceeds from issuance of Class B ordinary shares to sponsor	—	25,000
Payment of underwriters’ commissions	(2,300,000)	—
Payment of offering costs	(1,040,314)	(157,228)
Repayment on promissory note to related party	(150,000)	—
Proceeds from note payable to related party	—	150,000
Net cash provided by financing activities	$116,959,686	$19,572

Net change in cash	$106,003	$9,168
Cash—beginning of the period	9,168	—
Cash—end of the period	$115,171	$9,168

Supplemental disclosure of non-cash investing and financing activities:
Allocation of offering costs to ordinary shares subject to redemption	$2,987,577	$—
Reclassification of ordinary shares subject to redemption	$102,856,000	$—
Remeasurement adjustment on redeemable ordinary shares	$16,281,577	$—
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	$1,701,869	$—
Reversal of offering cost adjusted from additional paid in capital	$131,420	$—
Deferred offering costs included in due to affiliate	$—	$383,246
Deferred offering costs included in accrued expenses	$—	$393,504

The accompanying notes are an integral part of these financial statements.

F-68

KEYARCH ACQUISITION CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Organization and Business Operation

Keyarch Acquisition Corporation (the “Company”) was incorporated in Cayman Islands on April 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company must complete one or more initial Business Combinations within 18 months of its initial public offering (“IPO”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on global disruptive technology and innovative services companies. However, the Company’s Amended and Restated Memorandum and Articles of Incorporation provides that it shall not undertake its initial Business Combination with any entity that is based in, located in or with its principal business operations in China (including Hong Kong and Macau). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 23, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“IPO”) described below, and following the IPO, the search for a target to consummate a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Keyarch Global Sponsor Limited, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s IPO was declared effective on January 24, 2022 (the “Effective Date”). On January 27, 2022, the Company consummated the IPO of 10,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $100,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 500,000 private placement units (“Private Placement Units”) (450,000 Private Placement Units purchased by the Sponsor and 50,000 Private Placement Units purchased by EarlyBirdCapital, Inc., the representative of the underwriters of the IPO (“EarlyBirdCapital”)) at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $5,000,000, in a private placement.

On February 8, 2022, the underwriters purchased an additional 1,500,000 Units by exercising its over-allotment option in full at a purchase price of $10.00 per Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of the full exercise of the over-allotment option, the Company completed the private sale of an aggregate of 45,000 Private Placement Units (40,500 Private Placement Units purchased by the Sponsor and 4,500 Private Placement Units purchased by EarlyBirdCapital) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $450,000.

Offering costs amounted to $3,471,734 consisting of $2,300,000 of underwriting discount and $1,171,734 of other offering costs. During the year ended December 31, 2022, the Company negotiated for a discount amounting to $131,420 on outstanding offering costs included within accounts payable and accrued expenses. This has been treated as an adjustment to offering costs.

As of December 31, 2022, cash of $ 115,171 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Trust Account

Following the closing of the IPO and the sale of over-allotment units, an aggregate of $116,150,000 ($10.10 per Unit) from the net proceeds and the sale of the Private Placement Units was held in a Trust Account (“Trust Account”), and has been invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to income earned on the funds held in the Trust Account that may be released to the Company to pay income tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earlier of the completion of a Business Combination or the Company’s liquidation.

F-69

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

Business Combination

The Company must complete one or more initial Business Combinations within 18 months of IPO (the “Combination Period”), having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the definitive agreement for the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of a target or otherwise acquires a controlling interest in a target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the IPO (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the cash fee payable to EarlyBirdCapital for services performed in connection with the initial Business Combination (as discussed in Note 6). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Incorporation (the “Amended and Restated Memorandum and Articles of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the IPO in favor of a Business Combination.

Subsequent to the consummation of the IPO, the Company adopted an insider trading policy which requires insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

F-70

Liquidation

If the Company is unable to complete a Business Combination within 18 months of IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including income earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. EarlyBirdCapital has agreed to waive its rights to the cash fee payable to EarlyBirdCapital for services performed in connection with the initial Business Combination (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) could be less than $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management Liquidity Plans

As of December 31, 2022 and December 31, 2021, the Company had cash of $115,171 and $9,168, respectively and working capital/(deficit) of $116,657 and ($918,810), respectively. The Company’s liquidity needs, prior to the consummation of the IPO, had been satisfied through proceeds from notes payable and advances from related party and from the issuance of ordinary shares. Subsequent to the consummation of the IPO, the Company expects that it will need additional capital to satisfy its liquidity needs beyond the net proceeds from the consummation of the IPO and the proceeds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. Although certain of the Company’s initial shareholders, officers and directors or their affiliates have committed to loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, there is no guarantee that the Company will receive such funds.

Accordingly, the accompanying financial statements has been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this uncertainty during period leading up to the Initial Business Combination. The Company cannot provide any assurance that its plans to raise capital or to consummate an Initial Business Combination will be successful. Based on the foregoing, management believes that the Company will not have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of the Initial Business Combination or one year from this filing. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

F-71

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In the beginning of February 2022, the Russian Federation and Belarus commenced a military action against the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart the Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

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Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. Gains and losses resulting from the change in fair value of these securities is included in income earned on investment held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As per ASC 230, operating cash flows include interest and dividend income receipts related to investments in other reporting entities or deposits with financial institutions (i.e., returns on investment). Interest income earned on Investments held in Trust Account is fully reinvested into the Trust Account and therefore considered as an adjustment to reconcile net profit/(loss) to net cash used in operating activities in the Statements of Cash Flows. Such interest income reinvested will be used to redeem all or a portion of the Class A ordinary shares upon the completion of business combination.

As of December 31, 2022 and 2021, the trust account had balance of $117,851,869 and $0, respectively, comprised of U.S. Treasury securities with a maturity of 180 days or less. The interests earned from trust account were $1,701,869 for the year ended December 31, 2022, which were fully reinvested into the trust account as earned and therefore presented as an adjustment to the operating activities in the Statements of Cash Flows.

Offering Costs

Offering costs were $3,471,734 consisting principally of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are related to the IPO and are charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. The Company allocates offering costs between the Public Shares, Public Warrants (as defined below in Note 3) and Public Rights (as defined below in Note 3) based on the relative fair values of the Public Shares, Public Warrants and Public Rights. Accordingly, $3,105,119 was allocated to the Public Shares and charged to temporary equity, and $366,615 was allocated to Public Warrants and Public Rights and charged to shareholders’ equity. During the year ended December 31, 2022, the Company received discounts amounting to $131,420 on outstanding offering cost included within accounts payable and accrued expenses. This has been treated as reversal of offering cost adjusted through additional paid-in capital considering the related offering cost charged against additional paid-in capital at the time of IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022, 11,500,000 ordinary shares subject to possible redemption are presented at redemption value of $10.10 per share (plus any income earned on investment held in Trust Account) as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The Company allocates gross proceeds between the Public Shares, Public Warrants and Public Rights based on the relative fair values of the Public Shares, Public Warrants and Public Rights.

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At December 31, 2022, the ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Rights	(9,257,500)
Proceeds allocated to Public Warrants	(2,886,500)
Allocation of offering costs related to redeemable shares (net of allocation of offering cost amounting to $117,542 related to redeemable shares reversed*)	(2,987,577)
Plus:
Accretion of carrying value to redemption value (net of decrease of $117,542 in carrying value of redeemable shares due to reversal of offering costs*)	16,281,577
Subsequent measurement of Class A ordinary shares subject to possible redemption (income earned on investment held in Trust Account)	1,701,869
Ordinary shares subject to possible redemption	$117,851,869

*	During the year ended December 31, 2022, the Company received discounts amounting to $131,420 on outstanding offering cost included within accounts payable and accrued expenses. This has been treated as reversal of offering cost adjusted through additional paid-in capital considering the related offering cost charged against additional paid-in capital at the time of IPO. This reversal of offering cost has been proportionately allocated to redeemable shares based on the fair value of Public Shares leading to a corresponding decrease in carrying value by $117,542 to arrive at the redemption value of Ordinary Shares subject to possible redemption.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Profit/(Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) rateably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net profit (loss) per share presented in the statement of operations is based on the following:

	Year ended	For the period from April 23, 2021 (inception) through
	December 31, 2022	December 31, 2022
Net Profit/ (Loss)	$843,672	$(11,632)
Income earned on investment held in Trust Account	(1,701,869)	—
Accretion of carrying value to redemption value	(16,399,119)	—
Decrease in carrying value of redeemable shares due to reversal of offering costs	117,542	—
Net loss including accretion of equity into redemption value	$(17,139,774)	$(11,632)

F-74

	Year ended December 31, 2022		For the period from April 23, 2021(inception) through December 31, 2021
	Redeemable	Non-Redeemable	Non-Redeemable
	Shares	Shares	Shares
Basic and diluted net profit/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(12,822,390)	$(4,317,384)	$(11,632)
Income earned on investment held in Trust Account	1,701,869	—	—
Accretion of carrying value to redemption value	16,399,119	—	—
Decrease in carrying value of redeemable shares due to reversal of offering costs	(117,542)	—	—
Allocation of net profit/(loss)	5,161,056	(4,317,384)	(11,632)

Denominators:
Weighted-average shares outstanding	10,631,507	3,579,699	2,612,253
Basic and diluted net profit/(loss) per share	$0.49	$(1.21)	$(0.00)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

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Note 3 – Initial Public Offering

On January 27, 2022, the Company sold 10,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, one-half of one redeemable warrant (“Public Warrant”) and one right (“Public Right”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Ten Public Rights will entitle the holder to one Class A ordinary share at the closing of the Business Combination.

On February 8, 2022, the underwriters purchased an additional 1,500,000 Units to exercise its over-allotment option in full at a purchase price of $10.00 per Unit, generating gross proceeds of $15,000,000.

The warrants will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation (see Note 7).

Note 4 – Private Placement

Simultaneously with the closing of the IPO, the Sponsor and EarlyBirdCapital purchased an aggregate of 500,000 Private Placement Units at a price of $10.00 per Private Placement Unit (450,000 Private Placement Units purchased by the Sponsor and 50,000 Private Placement Units purchased by EarlyBirdCapital), for an aggregate purchase price of $5,000,000, in a private placement. Each whole Private Placement Unit consisted of one Class A ordinary share, one-half of one warrant (the “Private Warrant”) and one right (the “Private Rights”). On February 8, 2022, the underwriters fully exercised the over-allotment option and the Company completed the private sale of an aggregate of 45,000 Private Placement Units (40,500 Private Placement Units purchased by the Sponsor and 4,500 Private Placement Units purchased by EarlyBirdCapital) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $450,000. Certain of the proceeds from the Private Placement Units were added to the proceeds from the IPO held in the Trust Account.

If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will expire worthless.

Note 5 – Related Party Transactions

Founder Shares

On June 27, 2021, the Sponsor paid $25,000, to cover certain offering costs in consideration for 2,875,000 of the Company’s Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 375,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 8, 2022, the underwriter exercised its over-allotment option in full, hence, the 375,000 Founder Shares are no longer subject to forfeiture since then. On March 18, 2022, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent directors.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest to occur of: (A) 180 days after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

EBC Founder Shares

On August 12, 2021, the Company issued to EarlyBirdCapital and/or its designees 200,000 Class A ordinary shares (the “EBC Founder Shares”) at a price of $0.0001 per share. The Company estimated the fair value of the EBC Founder Shares to be $1,800 based upon the price of the founder shares issued to the Sponsor. The holders of the EBC Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The EBC Founder Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the IPO pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their officers or partners, associated persons or affiliates.

F-76

Related Party Loans and Due to Affiliate

On June 16, 2021, the Sponsor agreed to loan the Company an aggregate of up to $150,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2022, or the completion of the IPO. During the month of September 2021, the Sponsor transferred the outstanding sponsor line of credit of $15,625 to Keywise Capital Management (HK) Limited (the “Affiliate”). Prior to July 6, 2021, the Sponsor had an arrangement with the Affiliate regarding payment to be made by the Affiliate for certain costs of the Company on behalf of the Sponsor which will be adjusted with the Note. However, once the bank account of the Sponsor and the Company was open, the Affiliate agreed with the Sponsor and the Company that such amount will be paid directly to them.

On October 4, 2021, the Sponsor funded $150,000 to the Company pursuant to the promissory note executed by the Company on June 16, 2021. The note was paid in full on January 27, 2022.

Further, during the period up to December 31, 2021, the Affiliate paid for the offering costs and other general and administration expenses of $368,227. The Company settled the amount due to affiliates with the IPO proceeds. As of December 31, 2022, the Company had no outstanding balance due to Affiliate.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of December 31, 2022, no Working Capital Loans were outstanding.

Administrative Services

The Company pays the Sponsor a fee of approximately $10,000 per month, beginning from the date of the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office and administrative support services. For the year ended December 31, 2022, the Company incurred $110,000 for administrative and support services. No such expenses were incurred during the period April 23, 2021 (inception) through December 31, 2021.

Note 6 – Commitments and Contingencies

Risk and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s future financial position, results of its operations and/or search for a target company, there has not been a significant impact as of the date of these financial statements. The financial statements do not include any adjustments that might result from the future outcome of this uncertainty.

Registration Rights

The holders of Founder Shares, Private Placement Units and Units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration rights agreement signed on January 24, 2022. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-77

Underwriters Agreement

The underwriters had a 45-day option beginning January 24, 2022, to purchase up to an additional 1,500,000 units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On February 8, 2022, the underwriters exercised their over-allotment option in full and purchased an additional 1,500,000 units at $10.00 per unit.

On January 27, 2022, the Company paid a fixed underwriting discount of $2,000,000 and on February 8, 2022, it paid an additional $300,000 of underwriting fees arising from the sale of the over-allotment units.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of IPO (exclusive of any applicable finders’ fees which might become payable). In addition, the Company may engage EarlyBirdCapital as an advisor in connection with introducing a target business to us. If we engage EarlyBirdCapital and it introduces us to the target business with whom we complete our initial Business Combination, EarlyBirdCapital will receive a cash fee equal to 1% of the total consideration payable in the initial Business Combination.

Note 7 – Shareholder’s Equity

Preferred shares - The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021, there were no preferred shares issued or outstanding.

Ordinary Shares

Class A Ordinary Shares - The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were 745,000 and 200,000 Class A ordinary shares issued or outstanding, excluding 11,500,000 and no shares subject to possible redemption, respectively.

Class B Ordinary Shares - The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were 2,875,000 Class B ordinary shares issued and outstanding. Of the 2,875,000 Class B ordinary shares, an aggregate of up to 375,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. On February 8, 2022, the underwriter exercised its over-allotment option in full, hence, the 375,000 Founder Shares are no longer subject to forfeiture since then.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like, and subject to further adjustment as provided herein.

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Warrants

Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share commencing 30 days after the completion of its initial Business Combination and expiring five years from after the completion of an initial Business Combination. No fractional warrant will be issued and only whole warrants will trade.

In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our Sponsor, initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price and the $18.00 per share redemption trigger price described below under “Redemption” will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If a registration statement is not effective within 60 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Note 8 – Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

F-79

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	As of December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	$117,851,869	$117,851,869	$—	$—

As of December 31, 2021, there was no investment held in Trust Account.

Note 9 – Subsequent Events

The Company has evaluated subsequent events through March 30, 2023, which was the date these financial statements were available for issuance and determined that there were no significant unrecognized events through that date.

Note 10 – Events (unaudited) subsequent to the date of the Independent Auditor’s Report

On April 18, 2023, the Company issued a promissory note (the “First Working Capital Loan Note”) in the principal amount of up to $250,000 to the Company’s Sponsor for working capital expenses. Further, on July 25, 2023, the Company issued a promissory note in the aggregate principal amount of up to $180,000 to the Sponsor or its registered assigns or successors in interest, pursuant to which the Payee agreed to loan to the Company up to $180,000 to deposit into the Company’s Trust Account for the Public Shares that were not redeemed in connection with the Extension. The Company also issued a second promissory note (the “Second Working Capital Loan Note”) in the principal amount of up to $1,000,000 to the Payee as on July 25, 2023. The Second Working Capital Loan Note was issued in connection with advances the Payee may make in the future to the Company for working capital expenses. On December 21, 2023, the Company issued a promissory note in the principal amount of up to $600,000 to the Sponsor in connection with advances the Payee has made, and may make in the future, to the Company for working capital expenses. All such notes that have been issued bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective.

On July 20, 2023, the holders of 9,122,682 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.50 per share, for an aggregate redemption amount of approximately $95,826,230. Following such redemptions, the Company had 2,377,318 Public Shares issued and outstanding.

F-80

On July 25, 2023, the Sponsor deposited an aggregate of $90,000 into the Trust Account in connection with the initial 3-month extension period from July 27, 2023 to October 27, 2023 and will deposit an additional $30,000 for each month (commencing October 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a Business Combination until January 27, 2024 or such earlier date as determined by the Company’s board of directors. However, on January 19, 2024, the Company held its extraordinary general meeting in which the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (“Second Charter Amendment”) to give the Board the right to extend, on a month-to-month basis, the date by which the Company must consummate a Business Combination from January 27, 2024 to July 27, 2024.

On July 30, 2023, the Company entered into a Business Combination Agreement (as the same may be amended, supplemented and/or restated from time to time, the “Business Combination Agreement”) with Zooz Power Ltd., an Israeli company listed on the Tel Aviv Stock Exchange (“Zooz”), Zooz Power Cayman, a Cayman Islands exempted company and wholly owned subsidiary of Zooz (“Merger Sub”) and Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as representative of the shareholders of the Company as specified in the Business Combination Agreement.

On August 14, 2023, Keyarch Acquisition Corporation issued an aggregate of 2,874,999 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) to Keyarch Global Sponsor Limited, the sponsor of the Company (the “Sponsor”), and the Company’s three independent directors, upon the conversion of an equal number of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”) held by the Sponsor and the independent directors (the “Conversion”). Immediately ollowing the Conversion, there were 5,997,317 Class A Ordinary Shares issued and outstanding and one Class B Ordinary Share issued and outstanding. As a result of the Conversion, the Sponsor and the officers and directors of the Company aggregately held 56.1% of the outstanding Class A Ordinary Shares as of August 14, 2023.

On January 19, 2024, the holders of 337,446 Public Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.91 per share, for an aggregate redemption amount of $3,682,927.61. Following redemptions, the Company has 2,039,872 Public Shares outstanding.

On January 25, 2024, the Company issued a promissory note (the “Second Extension Note”) in the aggregate principal amount of up to $150,000 to the Sponsor, or its registered assigns or successors in interest (the “Payee”) pursuant to which the Payee agreed to loan to the Company up to $150,000 to deposit into the Company’s trust account (the “Trust Account”) for the Class A ordinary shares, par value $0.0001 per share, of the Company. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) date of the consummation of an initial business combination (the “Business Combination”) by the Company and (b) the Company’s liquidation.

The Payee will deposit an aggregate of $25,000 into the Trust Account in connection with the initial one-month extension period from January 28, 2024 to February 27, 2024, and will deposit an additional $25,000 for each month (commencing February 28, 2023 and ending on the 27th day of each subsequent month), or portion thereof, that is needed by the Company to complete a Business Combination until July 27, 2024 or such earlier date as determined by the Company’s board of directors (“Board”).

On February 9, 2024, the Company and Zooz entered into an amendment to the merger agreement dated as of July 30, 2023 under which there has been an amendment relating to earnout milestones. The Business Combination Agreement provides that, following the closing of the Business Combination (the “Closing”), up to an additional 4,000,000 ordinary shares of Zooz, par value NIS 0.00025 per share (“Zooz Ordinary Shares”), will be issuable to the Zooz shareholders who were Zooz shareholders as of immediately prior to the Closing at a record date to be determined by Zooz (“Pre-Closing Zooz Shareholders”) as earnout consideration, contingent on the achievement of certain earnout milestones based on the price of the Zooz Ordinary Shares or Zooz’s gross revenue during the five-year period following the Closing. The BCA Amendment revises certain triggers that govern when the earnout would be paid to Pre-Closing Zooz Shareholders. The second revenue milestone was changed to $10 million over two consecutive fiscal quarters (following achievement of one of the first milestones) and the third revenue milestone was changed to $15 million over two consecutive quarters (following achievement of one of the second milestones).

In addition, the BCA Amendment adds a provision to the Business Combination Agreement that allows Zooz to raise financing prior to the Closing, so long as such financing utilizes a valuation of Zooz at least equal to the $60,000,000 pre-money equity valuation of Zooz utilized in the Business Combination.

Further, in relation to the amendment to the merger agreement, the Company and Zooz executed an amendment to the sponsor letter (the “Sponsor Letter Amendment”) which conforms certain provisions governing the release of certain of the Sponsor’s Zooz Ordinary Shares that will be placed in escrow as of the Closing to the revised earnout provisions in BCA Amendment.

On February 9, 2024, the Company and Zooz entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”) to purchase 1,300,000 of the Company’s Class A ordinary shares, par value $0.0001 per share (the “PIPE Shares”), at a price of $10.00 per share, for an aggregate purchase price of $13,000,000, in a private placement to be consummated simultaneously with the closing of the Business Combination (the “PIPE Investment”). The consummation of the transactions contemplated by the Subscription Agreements is conditioned on the substantially concurrent closing of the Business Combination and other customary closing conditions. In addition, pursuant to the Subscription Agreement, Zooz agreed to register the PIPE Shares and granted customary resale registration rights to the Subscribers.

On February 11, 2024, Zooz provided information about the proposed business combination in a press release which was filed with the Tel Aviv Stock Exchange referencing the amendments made in the merger agreement and the PIPE investment subscription agreement.

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ANNEX A – BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

by and among

KEYARCH ACQUISITION CORPORATION,

as SPAC,

ZOOZ POWER CAYMAN

as Merger Sub,

KEYARCH GLOBAL SPONSOR LIMITED,
in the capacity as the SPAC Representative,

and

ZOOZ POWER LTD.,

as the Company

Dated as of July 30, 2023

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A-2

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C	Form of Target Voting Agreement
Exhibit D	Form of Assignment, Assumption and Amendment to Warrant Agreement
Exhibit E	Sponsor Letter Agreement
Exhibit F	List of holders of Continuing Warrants and Company Ordinary Shares issuable upon exercise of Continuing Warrants
Exhibit G	Form of Sponsor Support Agreement

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 30, 2023, by and among (i) Keyarch Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) Zooz Power Cayman, a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Merger Sub”), (iii) Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as the representative from and after the Merger Effective Time for the shareholders of SPAC (other than the Company Security Holders as of immediately prior to the Merger Effective Time (as defined herein) and their successors and assignees) in accordance with the terms and subject to the conditions of this Agreement (the “SPAC Representative”), and (iv) Zooz Power Ltd., an Israeli company (the “Company”). SPAC, Merger Sub, the SPAC Representative, the Company Representative (upon execution of a joinder hereto) and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, SPAC is a blank check company and has been incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by the Company, and has been incorporated for the purpose of effectuating the Merger (as defined herein);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “Merger” and, collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined herein), the “Transactions”), as a result of which, (i) prior to, but contingent upon, the Closing of the Merger, pursuant to the Recapitalization (as defined herein) approved by the Company’s shareholders, (a) each outstanding warrant (collectively, the “Outstanding Company Warrants”) to purchase Company Ordinary Shares (other than any Outstanding Company Warrants which (1) are not required by their terms to be exercised in connection with the Transactions, all of which are listed on Exhibit F, and (2) are not exercised at the election of the holder thereof prior to the consummation of the Recapitalization, all of which unexercised warrants being referred to as the “Continuing Warrants”) shall be exercised in accordance with their respective terms (all such Outstanding Company Warrants so exercised, the “Exercising Warrants”); (b) prior to the Merger Effective Time and subject to the effectiveness of the Merger, each then-outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined by multiplying (1) such Company Ordinary Share by (2) the quotient obtained by dividing (A) $60,000,000, by (B) $10.00, and subsequently dividing such quotient by (C) the sum of (i) the number of Company Ordinary Shares then outstanding, and (ii) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all then-outstanding (x) Continuing Warrants (other than any Continuing Warrants which are listed in Schedule 1.1(h)(i)(A)(x)), which shall be calculated on a net exercise basis, and (y) Outstanding ITM Company Options, which shall be calculated on a net exercise basis, as more fully described in Section 1.1(h), and taking such quotient to five decimal places, with all fractional Company Ordinary Shares being rounded down to the next integral number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share based on a $60,000,000 valuation on a fully-diluted basis), and as a result of the Recapitalization, each Continuing Warrant and each Continuing Company Option which has not been exercised prior to the Recapitalization shall be adjusted to reflect the Conversion Ratio (as defined below);

A-5

WHEREAS, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Merger Effective Time, be merged with and into SPAC, which shall continue as a wholly-owned subsidiary of the Company, and, in connection therewith: (i) as more thoroughly described in Section 1.1(f)(i), each SPAC Class A Share, and each SPAC Class B Share, in each instance, issued and outstanding immediately prior to the Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive, with respect to each SPAC Class B Share, one Company Ordinary Share, and with respect to each SPAC Class A Share that is not redeemed or converted in the Redemption, one Company Ordinary Share (the “SPAC Shares Merger Consideration”); (ii) as more thoroughly described in Section 1.1(f)(iii), the Company shall assume each outstanding SPAC Warrant and each such outstanding SPAC Warrant shall become a warrant to purchase the same number of Company Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as the SPAC Warrant being assumed pursuant to the terms of an assignment, assumption and amendment agreement with respect to the each Warrant Agreement, substantially in the form attached hereto as Exhibit D (the “Assignment, Assumption and Amendment to Warrant Agreement”) (such transactions, the “Company Warrant Assumption”, and, together with the SPAC Shares Merger Consideration, the “Merger Consideration”); and (iii) the memorandum and articles of association of SPAC shall be amended and restated in form and substance to be mutually agreed by the Company and SPAC prior to the effectiveness of the Registration Statement (the “Surviving Company Memorandum and Articles of Association”) and each issued and outstanding ordinary share of Merger Sub shall become and be converted into one ordinary share of SPAC, with the result that the Surviving Company shall become a direct, wholly-owned subsidiary of the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Management Company Holders have entered into a Lock-Up Agreement with the Company and the SPAC Representative, in the form attached as Exhibit A hereto (a “Lock-Up Agreement”), which Lock-Up Agreements shall become effective as of the Closing;

WHEREAS, prior to the Closing, certain Significant Company Shareholders to be mutually agreed to by the Company and SPAC shall enter into a Lock-Up Agreement, in the form attached as Exhibit A hereto (such Significant Company Shareholders, collectively with the Management Company Holders, the “Locked-Up Company Shareholders”), which Lock-Up Agreements shall become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Management Company Holders have entered into a Non-Competition and Non-Solicitation Agreement in favor of SPAC, the Company and each of the other Covered Parties (as defined therein), in the form attached hereto as Exhibit B (each, a “Non-Competition and Non-Solicitation Agreement”), which Non-Competition and Non-Solicitation Agreements shall become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Management Company Holders have entered into a Voting Agreement with the Company and SPAC, indicating the agreement of such shareholders to approve the Merger and the other Transactions contemplated by this Agreement, in the form attached hereto as Exhibit C (the “Target Voting Agreement”);

WHEREAS, promptly following the date hereof and no later than the earlier of (i) the filing by the Company of the Company General Meeting Notice and (ii) the effectiveness of the Registration Statement, certain other shareholders of the Company to be agreed to between the Company and SPAC shall enter into a voting agreement with substantially similar terms as the terms set forth in the Target Voting Agreement;

A-6

WHEREAS, in connection with the consummation of the Merger, the Company, SPAC, the Sponsor and the IPO Underwriter shall, on or prior to the Closing, enter into an amendment to the Registration Rights Agreement, in form and substance to be mutually agreed by the Company and SPAC prior to the effectiveness of the Registration Statement (the “SPAC Registration Rights Agreement Amendment”), which shall become effective as of the Merger Effective Time;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company shall, on or prior to the Closing, enter into a registration rights agreement to provide those shareholders of the Company with registration rights, in form and substance to be mutually agreed upon by the Company and SPAC prior to the effectiveness of the Registration Statement (the “Registration Rights Agreement”), which shall become effective as of the Merger Effective Time;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor has entered into a letter agreement (including the exhibit attached thereto) with SPAC and the Company (the “Sponsor Letter Agreement”), in the form attached hereto as Exhibit E, pursuant to which the Sponsor has agreed to deposit certain of its SPAC Class B Shares (including any SPAC Class A Shares issued upon conversion thereof and Company Ordinary Shares issued upon conversion thereof in connection with the Transactions and/or the Extension, the “Founder Shares”) into escrow upon the Closing, which Founder Shares may be utilized as set forth in the Sponsor Letter and shall be subject to the other provisions thereof, and shall be subject to release to the Sponsor or transferred to the Company in accordance with the terms and subject to the conditions set forth therein, the terms and provisions of which Sponsor Letter Agreement shall be in full force and effect as of the date of this Agreement or as of Merger Effective Time, as applicable;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, SPAC, and Sponsor have entered into the Sponsor Support Agreement, attached hereto as Exhibit G (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor and other SPAC shareholders have agreed to (i) approve the Merger and the other Transactions contemplated by this Agreement, and (ii) not redeem any Shares owned by it, him or her in connection with the shareholder approval required for the consummation of the Merger and the other Transactions contemplated by this Agreement;

WHEREAS, the boards of directors of Merger Sub and the Company have each (a) determined that the Merger and the other Transactions are fair, advisable and in the best interests of their respective companies, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of SPAC has (a) determined that the Merger and Transactions are advisable, fair to, and in the best interests of SPAC and SPAC’s shareholders, and (b) approved and recommend, among other things, the adoption and approval of this Agreement and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole shareholder of Merger Sub, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes it is intended that (i) the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and (ii) this Agreement constitutes and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”); and

A-7

WHEREAS, certain capitalized terms used and not otherwise defined herein have the meanings given to them in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE MERGER

1.1 The Merger.

(a) Closing. As promptly as practicable (and in any event no later than the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Sections 7.1 through 7.3 (other than any conditions that by their terms or nature are to be satisfied at the Closing) or at such other date, time or place as SPAC and the Company may agree the consummation of the transactions contemplated by this Agreement with respect to the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Closing is actually held is referred to herein as the “Closing Date”). At the Merger Effective Time, and upon the terms and subject to the conditions of this Agreement, and in accordance with the Cayman Act, SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided that references to SPAC for periods following the Merger Effective Time shall include the Surviving Company).

(b) Merger Effective Time. Upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on the Closing Date, SPAC and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly registered with the Cayman Registrar or on a subsequent date and time as is agreed by SPAC and the Company and specified in the Merger Documents in accordance with the Cayman Act (the time the Merger becomes effective is referred to herein as the “Merger Effective Time”).

(c) Effect of the Merger. At and after the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all mortgages, charges, or security interests, and all contracts, claims, debts, liabilities, agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company.

A-8

(d) Organizational Documents of the Company and the Surviving Company. Prior to or in connection with the Recapitalization, the Company Organizational Documents shall be amended and restated following approval by the Company’s board of directors and shareholders, such amendment and restatement to the Company Organizational Documents (the “Amended Organizational Documents”) in a form to be mutually agreed upon by the Company and SPAC (i) to provide for the Recapitalization as described in the Recitals and this Article I, and (ii) to remain in effect until from and after its adoption through the Merger Effective Time and until amended in accordance with the terms thereof and the Israeli Companies Law. At the Merger Effective Time, in accordance with the Merger Documents, (i) the corporate name of Surviving Company shall be changed to such name as shall be mutually agreed upon by the Company and SPAC between the date of this Agreement and Closing, and (ii) the memorandum and articles of association of SPAC, as the Surviving Company, shall be amended and restated to be the Surviving Company Memorandum and Articles of Association in form and substance to be mutually agreed by the Company and SPAC prior to the effectiveness of the Registration Statement, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such Surviving Company Memorandum and Articles of Association.

(e) Directors and Officers of the Company and of the Surviving Company.

(i) At the Merger Effective Time, the board of directors and officers of the SPAC shall cease to hold office, and the board of directors and officers of the Surviving Company shall be the board of directors and officers of Merger Sub, each to hold office in accordance with the memorandum and articles of association of the Surviving Company and until their respective successors are duly elected or appointed and qualified.

(ii) At the Merger Effective Time, (i) the executive officers of the Company shall continue as the executive officers of the Company, each to hold office in accordance with the Amended Organizational Documents and (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.17(a), to continue in such capacity until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Merger on Issued Securities of SPAC. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub:

(i) SPAC Shares. At the Merger Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub: (A) each SPAC Class A Share issued and outstanding prior to the Merger Effective Time that is not redeemed or converted in the Redemption (excluding, for the avoidance of doubt, any Cancelled Shares, as defined in Section 1.1(f)(v)) (and subject to Section 1.5) shall become and be converted into the right to receive one Company Ordinary Share; and (B) each SPAC Class B Share issued and outstanding prior to the Merger Effective Time shall become and be converted into the right to receive one Company Ordinary Share.

(ii) SPAC Units. At the Merger Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of any securities of SPAC, the Company or Merger Sub, each issued and outstanding SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached, and, without giving duplicative effect to Section 1.1(f)(iii) and (iv) below:

(A) with respect to SPAC Public Units, (I) each SPAC Class A Share forming part of the SPAC Public Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.1(f)(i) of this Agreement, (II) the one-half (½) of one SPAC Public Warrant forming part of the SPAC Public Unit shall together become and be converted into the right to receive one-half (1/2) of one Company Warrant to purchase one Company Ordinary Share (such that, for the avoidance of doubt, only each whole Company Warrant shall be exercisable to purchase one Company Ordinary Share and a holder of Company Warrants shall not be able to exercise any fraction of a Company Warrant) at an exercise price equal to the exercise price of the SPAC Public Warrants pursuant to Section 1.1(f)(iii) and (III) the one SPAC Public Right forming part of the SPAC Public Unit shall be converted into one-tenth (1/10th) of one Company Ordinary Share pursuant to Section 1.1(f)(iv); and

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(B) with respect to SPAC Private Units, (I) each SPAC Private Share forming part of the SPAC Private Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.1(f)(i) of this Agreement, (II) the one-half (½) of one SPAC Private Warrant forming part of the SPAC Private Unit shall together become and be converted into the right to receive one-half (1/2) of one Company Warrant to purchase one Company Ordinary Share (such that, for the avoidance of doubt, only each whole Company Warrant shall be exercisable to purchase one Company Ordinary Share and a holder of Company Warrants shall not be able to exercise any fraction of a Company Warrant) at an exercise price equal to the exercise price of the SPAC Private Warrants pursuant to Section 1.1(f)(iii) and (III) the one SPAC Private Right forming part of the SPAC Private Unit shall be converted into one-tenth (1/10th) of one Company Ordinary Share pursuant to Section 1.1(f)(iv).

(iii) SPAC Warrants. At the Merger Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub, each outstanding SPAC Public Warrant and SPAC Private Warrant, including all SPAC Private Warrants and SPAC Public Warrants that were included in the SPAC Private Units and SPAC Public Warrants, respectively, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall become and be converted into the right to receive a Company Warrant to purchase an equal number of Company Ordinary Shares at an exercise price equal to the exercise price of the applicable SPAC Warrants, with the public or private nature of the applicable SPAC Warrants being preserved in the Company Warrants. Each Company Warrant shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrants, except that in each case they shall represent the right to acquire Company Ordinary Shares in lieu of SPAC Class A Shares or as otherwise detailed in the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit D. At or prior to the Merger Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants.

(iv) SPAC Rights. At the Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of Company Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents, the IPO Prospectus and the Rights Agreement into SPAC Class A Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Merger Effective Time and the SPAC Class A Shares issued upon conversion of the SPAC Rights had then automatically been converted into Company Ordinary Shares in accordance with Section 1.1(f) above. At the Merger Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Company Ordinary Shares as set forth herein.

A-10

(v) Cancellation of Share Capital Owned by SPAC. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any securities of SPAC, the Company or Merger Sub, each SPAC Share, and any other share of capital stock of SPAC, (i) that are owned by SPAC as treasury shares, (ii) owned by any direct or indirect wholly-owned Subsidiary of SPAC or (iii) that is issued or outstanding and owned directly or indirectly by the Company or Merger Sub immediately prior to the Merger Effective Time (collectively, the “Cancelled Shares”) shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(vi) Transfers of Ownership. Subject in all instances to Section 1.6 if any Company Ordinary Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of SPAC or any agent designated by it that such tax has been paid or is not payable.

(vii) Fractional Securities. No fractional Company Ordinary Shares shall be issued to holders of SPAC Securities. All fractional Company Ordinary Shares held in the aggregate by a shareholder of SPAC shall be rounded to the closest integral number of Company Ordinary Shares.

(g) Effect of the Merger on Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any securities of SPAC, the Company or Merger Sub, all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Company, and the Surviving Company shall be a direct wholly-owned Subsidiary of the Company.

(h) Effect of the Merger on Issued Securities of the Company.

(i) Prior to Closing (effective immediately prior to the Merger Effective Time and the transactions described in Section 1.1(f)), the Company shall effect the actions described in this Section 1.1(h)(i) (collectively, the “Recapitalization”):

(A) prior to the Closing and effective immediately prior to the Merger Effective Time and the transactions described in Section 1.1(f), each then-outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined by multiplying (1) such Company Ordinary Share by (2) the quotient obtained by dividing (A) $60,000,000 by (B) $10.00, and subsequently dividing such quotient by (C) the sum of (i) the number of Company Ordinary Shares then outstanding, and (ii) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all then-outstanding (x) Continuing Warrants (other than any Continuing Warrants which are listed in Schedule 1.1(h)(i)(A)(x)), which shall be calculated on a net exercise basis, and (y) Outstanding ITM Company Options, which shall be calculated on a net exercise basis, and taking such quotient to five decimal places, which ratio is referred to as the “Conversion Ratio”, with all fractional Company Ordinary Shares being rounded down to the next integral number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share based on a $60,000,000 valuation on a fully-diluted basis), and as a result of the Recapitalization, each Continuing Warrant and each Continuing Company Option which has not been exercised prior to the Recapitalization shall be adjusted to reflect the Conversion Ratio; and

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(B) as a result of the Recapitalization, each Continuing Warrant and each Outstanding Company Option shall be adjusted to reflect the Recapitalization as set forth in this Section 1.1(h);

(ii) For the avoidance of doubt, all Company Ordinary Shares, Continuing Warrants and Continuing Company Options, in each instance, outstanding prior to the consummation of the Merger, shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger except as set forth herein. For the avoidance of doubt, each Continuing Warrant and each Continuing Company Option, in each instance, outstanding immediately prior to (and as part of) the consummation of the Recapitalization shall, without any action on the part of the holder thereof and in accordance with the provisions of the outstanding Continuing Warrant or Continuing Company Option, become a warrant or an option to purchase such number of Company Ordinary Shares, in each instance determined by (A) multiplying the number of Company Ordinary Shares issuable upon such exercise of such security by the Conversion Ratio and (B) dividing the exercise price of such security by the Conversion Ratio. No fractional Company Ordinary Shares shall be issued to holders of Company Ordinary Shares. All fractional Company Ordinary Shares shall be rounded down to the closest integral number of Company Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to two decimal places.

(i) Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC and Merger Sub, the officers and directors of the Company are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(j) No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.1, none of the Company, SPAC or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any SPAC Securities and from and after the Merger Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.1. At the close of business on the day on which the Merger Effective Time occurs, the share transfer books of SPAC shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the SPAC Securities that were outstanding immediately prior to the Merger Effective Time.

(k) Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Recapitalization), if, between the effectiveness of the Recapitalization and the Merger Effective Time, (i) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, share sub-division (including share consolidation), split-up, combination or exchange or readjustment of shares, (ii) a share capitalization or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then, in each case, the Company Ordinary Shares issuable hereunder in exchange for SPAC Securities, as well as the Company Ordinary Shares issuable upon exercise of the Company Warrants and the Company Options, shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

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1.2 Earnout.

(a) Earnout Generally. At the Closing or as soon as reasonably practicable thereafter, and, in any case, by no later than seven (7) Business Days after the Closing and after receipt of all required approvals from any applicable Governmental Authority for the Israeli Prospectus (as defined in Section 5.15(a)), subject to the terms and conditions set forth herein, the Company shall issue to the Company Shareholders who were Company Shareholders as of immediately prior to the Closing at a record date to be determined by the Company in coordination with the TASE (the “Pre-Closing Company Shareholders”) an aggregate of Four Million (4,000,000) non-tradeable, non-assignable rights (the “Earnout Rights”), to be allocated among the Pre-Closing Company Shareholders according to their respective Pro Rata Shares. The Earnout Rights shall be automatically converted into Company Ordinary Shares (by the Company issuing one Company Ordinary Share in lieu of each converted Earnout Right which shall be automatically cancelled and extinguished upon such conversion), in an amount not to exceed Four Million (4,000,000) Company Ordinary Shares in the aggregate (subject to adjustment after the Closing for share splits, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, share sub-divisions (including share consolidations), split-up and the like, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), upon and subject to the occurrence of Earnout Milestone(s) (as defined below) during a five-year period (which shall commence as of the first day of the full fiscal quarter immediately following the Closing) (the “Earnout Period”), subject to the other terms set forth below, including the terms detailed in Sections 1.2(h)(i) and 1.2(h)(ii) below, and without the payment of any consideration by the Pre-Closing Company Shareholders (other than, to the extent applicable, the transfer of the applicable Withholding Amount (as defined below) by each respective Pre-Closing Company Shareholder in accordance with the terms set forth in Sections 1.2(h)(i) and 1.2(h)(ii) below). The Earnout Rights shall be issued through the “Nesher system” of the TASE. The Earnout Rights shall convert automatically into Earnout Shares as follows and subject to the terms of Sections 1.2(h)(i) and 1.2(h)(ii) below:

(i) In the event that, at any time during the Earnout Period, (A) the gross revenue of the Company on a consolidated basis (including gross revenue of any type and nature (including but not limited to gross revenue derived, generated or attributable to (i) any acquisition(s) made by the Company or its Subsidiary(ies), (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing) and any other gross revenue, either recurring or derived, generated or attributable and recognized one-time) as recorded in the Company’s quarterly financial statements reviewed by the Company’s independent accountants and included in the quarterly report of the Company filed with the SEC for such period) (if relevant, the results of the fourth quarter shall be extracted from the financial statements filed by the Company with the SEC with respect to the full fiscal year) (the “Gross Revenue”) is in the aggregate greater than or equal to ten million dollars ($10,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “First Revenue Earnout Milestone”) or (B) the VWAP of the Company Ordinary Shares equals or exceeds $12.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier I Share Price Target,” and with the First Revenue Milestone, each a “First Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, twenty-five (25%) of the Earnout Rights (“First Level Contingent Share Consideration”) shall automatically convert to twenty-five (25%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable;

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(ii) In the event that, at any time during the Earnout Period, (A) the Gross Revenue is in the aggregate greater than or equal to twenty million dollars ($20,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “Second Revenue Earnout Milestone”) or (B) the VWAP of the Company Ordinary Shares equals or exceeds $16.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier II Share Price Target,” and with the Second Revenue Milestone, each a “Second Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, thirty-five (35%) of the Earnout Rights (“Second Level Contingent Share Consideration”) shall automatically convert to thirty-five (35%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable; and

(iii) In the event that, at any time during the Earnout Period, (A) the Gross Revenue is in the aggregate greater than or equal to thirty million dollars ($30,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “Third Revenue Earnout Milestone,” (i) and with the First Revenue Earnout Milestone and Second Revenue Milestone, each a “Revenue Earnout Milestone”) or (B) the VWAP equals or exceeds $23.00 per Company Share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier III Share Price Target,” (i) and with the Tier I Share Price Target and the Tier II Share Price Target, each a “Price Earnout Milestone” and (ii) and with the Third Revenue Milestone, each a “Third Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, forty (40%) of the Earnout Rights (“Third Level Contingent Share Consideration”) shall automatically convert to forty (40%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable.

Subject to the preceding paragraphs, in the event that the applicable Earnout Milestones are not met by the end of the Earnout Period, the respective Earnout Rights applicable to such Earnout Milestones shall expire and the Pre-Closing Company Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, in the event the Company meets at the same measurement period the milestones for the Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the issuance will also include the First Level Contingent Share Consideration. In the event the Company meets at the same measurement period the milestones for the Third Level Contingent Share Consideration and Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the issuance will also include the entitlement for the First Level Contingent Share Consideration and the Second Level Contingent Share Consideration. For the avoidance of doubt, each fiscal quarter may be counted for more than once for determining whether any Earnout Milestone has been met. Additionally, if during the Earnout Period any Earnout Milestone is achieved once and then thereafter the same Earnout Milestone is achieved again, then, for the avoidance of doubt, the portion of the Earnout Rights corresponding to the applicable Earnout Milestone shall only be converted once.

The issuance of the Earnout Rights will be subject to the prior receipt of the TASE’s approval for the listing of the Earnout Shares for trading. The Earnout Shares will be listed for trading on the stock exchange or exchanges where the Company Ordinary Shares will be listed for trading on the date of the conversion of the applicable Earnout Rights.

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(b) Determination of Earnout.

(i) With respect to the achievement of the Price Earnout Milestones, during the Earnout Period the Company’s Chief Financial Officer (the “CFO”) shall monitor on an ongoing basis the VWAP of the Company Ordinary Shares on the principal securities exchange or securities market on which the Company Ordinary Shares are then traded on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within five (5) Business Days) after the applicable Price Earnout Milestone has been achieved, the CFO shall prepare and deliver to each of the Representative Parties a written statement of that fact accompanied by the relevant VWAP calculation (each, a “Price Earnout Statement”). Each Representative Party shall have five (5) Business Days after its receipt of a Price Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Company personnel and advisors regarding questions concerning or disagreements with the Price Earnout Statement arising in the course of their review thereof, and the Company shall cooperate in good faith in connection therewith. If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall deliver to the Company (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within five (5) Business Days following the date of delivery of each Price Earnout Statement, then such Representative Party shall have waived its right to contest such Price Earnout Statement and the calculation of the VWAP of the Company Ordinary Shares during the applicable portion of the Earnout Period (and whether a Price Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such five (5) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of five (5) Business Day thereafter. If the Representative Parties do not reach a final resolution within such five (5) Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.2(c). The Company shall issue a press release once the Price Earnout Milestone has been settled in accordance with the mechanism above, or earlier immediately following the reaching of a written agreement (or no objections) between the Company and the Representative Parties. The actual conversion of the Earnout Rights into Earnout Shares shall be made as soon as practicable in accordance with the then applicable rules of the TASE (to the extent that the Company is listed for trading on the TASE at such time) and subject to the terms set forth in Sections 1.2 (h)(i) and 1.2(h)(ii) below.

(ii) As soon as practicable (but in any event within two (2) Business Days) after each date of filing with the SEC of the Company’s quarterly financial statements during the Earnout Period (if relevant, the results of the fourth quarter shall be extracted from the financial statements filed by the Company with the SEC with respect to the full fiscal year), the CFO will prepare and deliver to the Representative Parties, a written statement (each, a “Revenue Earnout Statement” and any of a Price Earnout Statement or a Revenue Earnout Statement, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.2 of the Gross Revenue for the applicable measurement period and whether any applicable Revenue Earnout Milestone has been satisfied for any four quarter (out of five consecutive quarter) period during the Earnout Period. Each Representative Party will have ten (10) calendar days after its receipt of a Revenue Earnout Statement to review it, and each Representative Party may make inquiries to the CFO and related personnel and advisors of the Company and its Subsidiaries regarding questions concerning or disagreements with the Revenue Earnout Statement arising in the course of their review thereof, and the Company and its Subsidiaries shall cooperate in good faith in connection therewith. If either Representative Party has any objections to a Revenue Earnout Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) calendar days following the date of delivery of such Revenue Earnout Statement, then such Representative Party will have waived its right to contest such Revenue Earnout Statement and the determination of the Gross Revenue and for such four quarter (out of five consecutive quarters) period (and whether the Revenue Earnout Milestone has been satisfied for such consecutive five quarter period) as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) calendar day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) calendar days thereafter. If the Representative Parties do not reach a final resolution within such ten (10) calendar day period, then, upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.2(c) below. The Company shall issue a press release once the applicable Revenue Earnout Milestone has been settled in accordance with the mechanism above, or earlier immediately following the reaching of a written agreement (or no objections) between the Company and the Representative Parties. The actual conversion of the Earnout Rights into Earnout Shares shall be made as soon as practicable in accordance with the then applicable rules of the TASE (to the extent that the Company is listed for trading on the TASE at such time) and subject to the terms set forth in Sections 1.2 (h)(i) through 1.2(h)(ii) below.

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(iii) To the extent that at any time during the Earnout Period the Company Ordinary Shares shall only be listed for trading on TASE, then, for the purpose of making the above determinations with respect to the occurrence of any Earnout Milestone, the VWAP USD prices referenced in Section 1.2(a) shall be deemed replaced with NIS equivalents based on the average USD:NIS exchange rate published by the Bank of Israel over the last fiscal quarter during which the Company Ordinary Shares had been trading on NASDAQ.

(iv) For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that there is a dispute with respect to an Earnout Statement on the date on which the Earnout Period ends, then the end of the Earnout Period shall not affect the right of the Pre-Closing Company Shareholders to receive such Earnout Shares relating to the Earnout Statement in dispute, and if it is resolved in such dispute resolution in accordance with the terms of this Section 1.2 that the applicable Earnout Milestone has been achieved as set forth in the applicable Earnout Statement, the Pre-Closing Company Shareholders shall be entitled to receive the applicable Earnout Shares irrespective of the lapse of the Earnout Period.

(c) Dispute Resolution. If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.2 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.2(c). Each of the Holder Representative and the SPAC Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, shall be borne by the Company. The Independent Expert shall determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination shall be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert shall be based solely on presentations with respect to such disputed items by the SPAC Representative and the Holder Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Holder Representative and the SPAC Representative shall use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party shall be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert shall be bound by the provisions of this Agreement, including this Section 1.2. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties shall request that the Independent Expert’s determination be made within fifteen (15) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and shall be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

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(d) Covenants Regarding Financial Reporting. The Company hereby agrees that, commencing as of the Merger Effective Date, for each of its 2023, 2024 and 2025 fiscal years, it (i) shall not change its fiscal year end from December 31 of such year, (ii) shall report its revenues and other financial information in U.S. dollars (or in NIS, if the Company shall be required pursuant to any applicable Law or the rules and regulations of the ISA and/or the TASE to report the same) and (iii) shall keep such financial books and records as reasonably necessary to permit the Company to determine its Gross Revenue and other financial information in accordance with the terms of this Agreement.

(e) Changes in Business. Subject to the requirements of this Section 1.2, each of the Company and its Subsidiaries, including the Surviving Company, shall be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on Gross Revenue, the share price of the Company Ordinary Shares and/or Company Continuing Warrants or otherwise the ability of the Company Shareholders to earn the Earnout Shares in accordance with this Section 1.2, and the Company Shareholders shall not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Company shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(f) At all times prior to the issuance of all of the Earnout Shares, Company shall keep available for issuance a sufficient number of unissued Company Ordinary Shares to permit Company to satisfy its issuance obligations set forth in this Section, shall take all actions required to increase the authorized number of Company Ordinary Shares if at any time there shall be insufficient unissued shares of Company Ordinary Shares to permit such reservation and shall not enter into any contract or agreement that is in conflict with or would cause Company to violate its obligations under this sentence.

(g) Notwithstanding anything to the contrary herein, to the extent required following the Closing by the TASE and/or ISA and/or NASDAQ and/or SEC and/or ITA, the Company shall be authorized to make any adjustments or amendments regarding the terms of the then-outstanding Earnout Rights for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, reclassifications, share sub-divisions (including share consolidations), split-up and the like. Notwithstanding anything to the contrary herein, subject to the SPAC Representative’s prior written approval, which shall not be unreasonably withheld, the Company may amend the terms of the Earnout Rights to provide that the conversion of the Earnout Rights into Company Shares will be made at the election of the Pre-Closing Company Shareholders and the Earnout Rights will not automatically be converted into Company Ordinary Shares absent such election.

(h) Notwithstanding anything to the contrary herein, following the date of this Agreement:

(i) The Company shall appoint a paying agent (the “Paying Agent”) which shall be esponsible for, among other things, executing and applying the tax treatment according to any applicable tax laws. Such paying agent shall also responsible for the following:

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(A) opening a trust account into which the Earnout Shares shall be deposited upon issuance;

(B) contacting TASE members in order to receive any required information regarding the Pre-Closing Company Shareholders, including the number and identity thereof and the number of Company Ordinary Shares held by such Pre-Closing Company Shareholders;

(C) transferring the applicable Earnout Shares to the applicable TASE members according to the information provided by such TASE members;

(D) in the event that at or prior to the conversion of any portion of the Earnout Rights, the Paying Agent is unable to determine to which TASE member any Earnout Shares are to be transferred upon such conversion (either because any Pre-Closing Company Shareholders were not identified or otherwise), then the Paying Agent shall use its commercial reasonable efforts for a period of up to 180 days unless extended by the Company and the Paying Agent (the “Additional Period”), in order to identify and determine to which TASE member(s) the applicable portion of such Earnout Shares are to be transferred for the respective Pre-Closing Company Shareholder(s), and shall cooperate with any Person appointed by the Company for such purpose, and in the event that any such TASE member has been identified and determine prior to the lapse of the Additional Period, the Paying Agent shall transfer the applicable Earnout Shares thereto. At the lapse of the Additional Period, any remaining amount of Earnout Shares with respect to which the Paying Agent was unable to determine to which TASE member such Earnout Shares need to be transferred, shall be transferred, subject to applicable Law, to the Company, which shall hold them for the benefit of any Pre-Closing Company Shareholder(s) who may be entitled thereto. In the event that such transfer is not permitted pursuant to applicable Law, the Company and the Paying Agent shall be authorized to determine that such Earnout Shares be placed in a designated escrow account for a pre-determined period for the benefit of any Pre-Closing Company Shareholder(s) who may be entitled thereto.

(E) Notwithstanding anything to the contrary herein, any Tax shall be required to be withheld in connection with the conversion of the Earnout Rights (or any part thereof) and/or issuance of the Earnout Shares (or any part thereof) pursuant to any applicable Law relating to Taxes, any TASE member or the Paying Agent shall be authorized to withhold such Tax on such terms and dates detailed in such applicable Law relating to Taxes.

1.3 Withholding.

(a) Each of SPAC, the Company Merger Sub (and each of their respective Affiliates), the Exchange Agent, TASE member(s) and/or an Israeli paying agent mutually agreed upon between the Company and the SPAC Representative (each, a “Withholding Party”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration (for the avoidance of doubt, including the transfer or allocation of granting Company shares or any right to receive Company shares to the SPAC securityholders or any receiver according to the Agreement) payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law relating to Taxes. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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(b) For the avoidance of doubt, prior to the Closing, any receiver of any consideration (including shares or a right to receive shares of the Company) paid by the Company, including the securityholders of the SPAC, may obtain a zero withholding tax certificate, ruling or other written instructions regarding Tax withholding, issued by the ITA, in form and substance acceptable to Company in its reasonable discretion (a “Valid Certificate”). Each of the Parties shall fully cooperate and provide the other Parties with prompt notice of any withholding it believes is required (other than withholding in respect of compensatory payments, and backup withholding). In the event that a Withholding Party receives a demand from the ITA to withhold any amount out of the amount held by such Withholding Party for distribution to a particular payee, such Withholding Party shall notify such payee promptly. The Parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Upon the written request of any Person with respect to which amounts were deducted or withheld, the Withholding Party shall use commercially reasonable efforts to provide such Person with a copy of documentary evidence of remittance of such amounts.

(c) Notwithstanding anything to the contrary in this Agreement, the Parties hereto agree that no withholding or a reduced amount of withholding under Israeli Tax Laws will be made from any consideration payable or otherwise deliverable hereunder to any SPAC securityholder if such person provides the Company with a Valid Certificate.

(d) Each SPAC securityholder who holds five percent (5%) or more of the issued share capital of the SPAC ten (10) days prior to Closing Date (a “5% Holder”) will deliver to the Company a signed declaration indicating that it is not an Israeli Tax resident and that it does not maintain a permanent establishment in Israel in the form attached as Schedule 1.3(d) (a “Tax Declaration”), at least three (3) Business Days prior to the time such payment of consideration is to be made. In addition, in the event that any 5% Holder does not deliver the Tax Declaration to the Company by such date, then the consideration such 5% Holder is entitled to receive pursuant to this Agreement shall be transferred by the Exchange Agent to, and retained by, an Israeli paying agent to be appointed by the SPAC and the Company for the respective benefit of each such 5% Holder for a period of 180 days from the Closing Date (which period may be extended by an additional 180 days subject to mutual consent of the Company and the SPAC Representative) (the “5% Holder Withholding Drop Date”), during which period the Israeli paying agent shall not pay or deliver any consideration to such 5% Holder and shall not withhold any Israeli Tax from such consideration. During such period, each 5% Holder who has not timely delivered a Tax Declaration prior to the Closing, may (i) deliver a Tax Declaration, (ii) obtain a Valid Certificate, or (iii) be included in a ruling (or any other written instructions) which shall be obtained by SPAC (or, following the Closing, the Company) from the ITA, stating that no withholding of any Israeli Tax (or reduced withholding of Israeli Tax) is required with respect to such consideration or providing any other instructions regarding Tax withholding (each, a “5% Holder Tax Document”). In the event that such 5% Holder submits a 5% Holder Tax Document to the Israeli paying agent no later than three (3) Business Days before the 5% Holder Withholding Drop Date, the Israeli paying agent shall withhold and timely transfer to the ITA an amount from such 5% Holder’s consideration pursuant to this Agreement as specified in the 5% Holder Valid Certificate. In the event that a 5% Holder fails to submit a 5% Holder Tax Document to the Israeli paying agent by no later than three (3) Business Days before the 5% Holder Withholding Drop Date, the Israeli paying agent shall withhold and timely transfer to the ITA an amount from such 5% Holder’s consideration pursuant to this Agreement as required under applicable Law. To the extent that the Israeli paying agent is required to withhold Israeli Taxes on behalf of a 5% Holder, the 5% Holder shall provide the Israeli paying agent with the cash amount due with regards to such Israeli Taxes within three (3) Business Days from receipt of a request from the Israeli paying agent to make such payment, and in any event prior to the release of the consideration deliverable or payable to the 5% Holder. In the event that the 5% Holder fails to provide the Israeli paying agent with the cash amount necessary to satisfy such Israeli Taxes within such period, the Israeli paying agent shall be entitled to sell the 5% Holder’s share consideration and shall sell such shares, on behalf of and for the benefit of such 5% Holder on the open market to a person other than the Company or any Affiliate of the Company to the extent necessary to satisfy the amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to such 5% Holder, net of any expenses, shall be delivered to the applicable 5% Holder and the Israeli Taxes shall be remitted to the ITA. Any costs or expenses incurred by the Israeli paying agent in connection with such sale shall be borne by such 5% Holder. For the avoidance of doubt, such 5% Holder may choose to transfer such withholding amount in cash to the Israeli paying agent at least (3) Business Days prior to the 5% Holder Withholding Drop Date and receive the full amount of share consideration to which the 5% Holder is entitled without withholding.

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(e) Notwithstanding anything to the contrary in this Agreement, the SPAC, in coordination with the Company, following the signing date of the Agreement will file with the ITA the application for the WHT Ruling. The SPAC shall cause its legal counsel to coordinate all activities in relation to preparation and filing of such application and obtaining the WHT Ruling with the Company and its legal counsel, subject to a prior reviewal and approval by the Company legal counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, the SPAC shall promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the WHT Ruling. For the avoidance of doubt the WHT Ruling provisions shall apply to each SPAC securityholder who holds less than five percent (5%) of the issued share capital of the SPAC ten (10) days prior to Closing Date.

(f) Notwithstanding the foregoing or anything to the contrary in this Agreement, if the WHT Ruling has not been obtained prior to the applicable withholding date, the SPAC will provide the Company with a declaration in the form attached hereto as Schedule 1.3(f) (the “SPAC Declaration”).

(g) Notwithstanding the aforesaid in this Section 1.3, if, as of the Closing, the WHT Ruling has not been obtained (and if the WHT Ruling is obtained as of the Closing, then with respect to any SPAC securityholder that is not exempt from withholding pursuant to the WHT Ruling), then:

(i) any consideration payable to any SPAC securityholder (other than 5% Holders) shall be retained by the Exchange Agent (through the Israeli paying agent or TASE member(s)) for the benefit of such payee until the first to occur of as applicable (A) the date on which such payee delivers to the Exchange Agent a Tax Declaration, or (B) if such payee fails to deliver a Tax Declaration, the date of delivery of a Valid Certificate, or (C) the date of receipt of the WHT Ruling or the SPAC Declaration with respect to each SPAC securityholder who holds less than five percent (5%) of the share capital of the SPAC ten (10) days prior to Closing Date, and (D) the date that is 180 days from the Closing Date (the “Withholding Drop Date”), and

(ii) if any SPAC securityholder (other than 5% Holders) has not provided a Tax Declaration or a Valid Certificate to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date; and provided that the WHT Ruling or the SPAC Declaration applicable to such payee were not submitted to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date, then the amount to be withheld from such payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law (the “Withholding Amount”). For the avoidance of doubt, such payee can choose to transfer the applicable Withholding Amount in cash to the Israeli paying agent at least (3) Business Days prior to the Withholding Drop Date and to receive the full amount of consideration which the payee entitled to it without withholding.

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(iii) If any payee (other than a 5% Holder) has provided a Tax Declaration or a Valid Certificate to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date or if the WHT Ruling or the SPAC Declaration is submitted to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date, then the consideration payable to such payee shall not be subject to Israeli withholding taxes; provided, however, that if there are SPAC securityholders (other than a 5% Holder) who are considered Israeli residents according to the SPAC Declaration, the required withholding shall be made only with respect to those Israeli securityholders. For the avoidance of doubt, the SPAC Declaration shall be deemed to apply to all other SPAC securityholders which according to the SPAC Declaration are not considered Israeli tax residents (and are not 5% Holders).

1.4 Intended Tax Treatment.

(a) Each of the Parties agrees that the Merger is intended to qualify for the Intended Tax Treatment. The Parties shall, and shall cause their Affiliates to, report for all Tax purposes in a manner consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger) and shall not, and shall cause their Affiliates not to, take any inconsistent position on any Tax Return except to the extent required by applicable Law (including the Code, Treasury Regulations or other IRS published guidance), or required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law); provided, that (subject to the immediately succeeding proviso) the Parties shall use commercially reasonable efforts exercised in good faith to defend and affirm the Intended Tax Treatment in respect of any challenge by an applicable Governmental Authority; provided further, that nothing in this Section 1.4 shall (i) prevent any Party or any of their respective Affiliates or Representative Parties from settling such challenge after using commercially reasonable efforts exercised in good faith to defend against such challenge or (ii) require or be interpreted to obligate any Party or any of their respective Affiliates or Representative Parties to litigate or defend against any such challenge in a court of competent jurisdiction. No Party shall assert that such reporting is not permitted by Law unless (i) such Party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other Parties about such determination.

(b) So long as there has not been an agreement by Sponsor, SPAC and the Company that the Intended Tax Treatment is not permitted by Law or a “determination” within the meaning of Section 1313(a) of the Code that the Intended Tax Treatment is not permitted by Law, the Parties shall use commercially reasonable efforts to comply with the covenants set forth in Section 5.22(b).

(c) Each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement. Each of the Parties hereto further acknowledges and hereby agrees that (i) it is not a condition to the Closing that the Merger qualifies for the Intended Tax Treatment and (ii) neither the Company nor the Merger Sub shall have any liability or obligation to any Person (including any person who at any time held shares or warrants of SPAC) if the Merger does not qualify for the Intended Tax Treatment.

1.5 Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are outstanding immediately prior to the Merger Effective Time and that are held by shareholders of the SPAC who shall have demanded properly in writing dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such shareholders shall have no right to receive, the applicable Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any shareholder of SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon. Prior to the Closing, SPAC shall give the Company and the Company Representative prompt notice of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands and the SPAC shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

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1.6 SPAC Securities and Certificates.

(a) Prior to the Merger Effective Time, the Company and SPAC shall appoint Continental Stock Transfer & Trust Company as exchange agent, or shall appoint another exchange agent reasonably acceptable to the Company and SPAC (in such capacity, the “Exchange Agent”), for the purpose of (i) exchanging each SPAC Share for the SPAC Shares Merger Consideration and (ii) exchanging each SPAC Warrant on the warrant transfer books of SPAC immediately prior to the Merger Effective Time for the Company Warrants issuable in respect of such SPAC Warrants in accordance with the provisions of this Agreement.

(b) All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such SPAC Securities are represented by physical certificates, the holders of such SPAC Securities will be provided a letter of transmittal to send their certificated SPAC Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which shall be the same as the transfer agent and warrant agent for SPAC Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s SPAC Securities. To the extent that the SPAC Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(c) In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (a “Lost Certificate Affidavit”), such securities, as may be required pursuant to Section 1.1(f); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

(d) If the SPAC Shares Merger Consideration is to be issued to a Person other than the holder of the SPAC Shares in whose name the transferred SPAC Share in book-entry form is registered, it shall be a condition to the issuance of the SPAC Shares Merger Consideration that (i) the recipient of such SPAC Shares Merger Consideration, or the Person in whose name such SPAC Shares Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such SPAC Shares in book-entry form shall be properly transferred, and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

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(e) If the Company Warrants to be issued to a Person other than the holder in whose name the transferred SPAC Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) the recipient of such Company Warrant, or the Person in whose name such Company Warrant is to be issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such SPAC Warrant in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f) After the Merger Effective Time, the register of shareholders of SPAC shall be closed, and thereafter there shall be no further registration on the register of shareholders of the Surviving Company of transfers of SPAC Shares that were issued and outstanding immediately prior to the Merger Effective Time.

(g) All securities issued upon the surrender of certificates representing the SPAC Securities (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to SPAC Shares represented by such certificates representing SPAC Securities. Any Company Ordinary Shares made available to the Exchange Agent pursuant to this Section 1.6 that remains unclaimed by any holder of SPAC Shares one (1) year after the Merger Effective Time shall be delivered to the Company or as otherwise instructed by the Company, and any holder of SPAC Shares who has not exchanged his, her or its SPAC Shares for the SPAC Shares Merger Consideration in accordance with this Section 1.6 prior to that time shall thereafter look only to the Company for the issuance of the SPAC Shares Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any SPAC Shares Merger Consideration remaining unclaimed by the holders of SPAC Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

1.7 Listing. For the avoidance of doubt and notwithstanding anything to the contrary herein, unless otherwise expressly provided in this Agreement or any Ancillary Document, following the Closing and until the earlier of (i) as otherwise determined by the Company board of directors and (ii) as otherwise required pursuant to applicable Law or Order, the Company shall use its reasonable commercial efforts to ensure that (A) the Company Ordinary Shares remain listed for trading on the NASDAQ and the TASE, (B) the Company Public Warrants remain listed for trading on the NASDAQ and the Company Ordinary Shares issuable upon the exercise thereof pursuant to their terms shall be listed for trading on the NASDAQ and the TASE, (C) the Company Ordinary Shares issuable upon the exercise of the Company Private Warrants shall be listed for trading on the NASDAQ and TASE, (D) the Company Continuing Warrants listed on Schedule 1.7 remain listed for trading on the TASE, and (E) the Earnout Rights shall be issued through the “Nesher system” of the TASE.

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Article II

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the disclosure schedules delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), SPAC represents and warrants to the Company and Merger Sub, as of the date of this Agreement and as of the Closing, as follows:

2.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

2.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party which are to be executed contemporaneously with the execution of this Agreement or to consummate the transactions contemplated hereby and thereby (and, with respect to Ancillary Documents to be entered into after the date of this Agreement, any requisite corporate proceedings on the part of SPAC necessary to authorize the execution and delivery of such Ancillary Document shall have taken place prior to the execution and delivery thereof). On or prior to the date of this Agreement, SPAC’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of SPAC in accordance with the Cayman Act, (ii) approved and adopted this Agreement, (iii) recommended that SPAC’s shareholders vote in favor of the approval of this Agreement, the Merger and the other SPAC Shareholder Approval Matters in accordance with the Cayman Act (the “SPAC Recommendation”), (iv) approved the Extension and directed that the Extension be submitted to SPAC’s shareholders for their approval, and (v) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to SPAC’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is or will be a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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2.3 Governmental Approvals. Except as otherwise described in Schedule 2.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to consents to be obtained pursuant to Antitrust Laws expressly contemplated by this Agreement, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.4 Non-Contravention. Except as otherwise described in Schedule 2.4 of SPAC Disclosure Schedules, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent from any or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.5 Capitalization.

(a) SPAC is authorized to issue 201,000,000 shares, of which 1,000,000 are SPAC Preference Shares, 180,000,000 are SPAC Class A Shares and 20,000,000 are SPAC Class B Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 2.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, SPAC Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws in any material respect. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have, and has not had, any Subsidiaries or own any equity interests in any other Person and SPAC does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

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(b) Except as set forth in Schedule 2.5(a) or Schedule 2.5(b) of the SPAC Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 2.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed in Schedule 2.5(c) of the SPAC Disclosure Schedules. No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

2.6 SEC Filings and SPAC Financials; Internal Controls.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC was required to file such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (ii) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii), and (iii) above, to the extent available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the SPAC Financials (defined below) or the SEC Reports) to (A) the SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (B) the SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Parties acknowledge and agree that any restatement, revision or other modification of the SPAC Financials or the SEC Reports solely as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) (A) the SPAC Units, the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed on NASDAQ, (B) SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on NASDAQ and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of NASDAQ. There is no Action, proceeding or investigation pending or, to the Knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister any SPAC Securities or prohibit or terminate the listing of any SPAC Securities on NASDAQ. SPAC has taken no action that is designed to terminate the registration of the SPAC Securities under the Exchange Act. SPAC has not received any written or, to SPAC’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the SPAC Securities. SPAC is not a foreign private issuer.

(c) Except for any SEC SPAC Accounting Changes, the financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable) and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board. The SPAC Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of SPAC, as of their respective dates and the results of operations and the cash flows of SPAC, for the periods presented therein.

(d) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the SPAC’s formation in the ordinary course of business.

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(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(g) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

2.7 Absence of Certain Changes. Except as set forth in Schedule 2.7 of the SPAC Disclosure Schedules, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on SPAC.

2.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

2.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened material Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on the SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending or, to the Knowledge of the SPAC, threatened. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permits or for such Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

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2.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP.

(b) SPAC has complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Authority.

(c) Within the last five (5) years, no claim has been made by any Governmental Authority in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(d) There are no audits, examinations, investigations or other Actions pending against SPAC in respect of any material Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount).

(e) SPAC is not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is contemplated or pending.

(f) There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens.

(g) SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h) Neither SPAC, nor any Person related to SPAC (within the meaning of Treasury Regulations Section 1.368-1(e)(4), without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) has any plan or intention at the Merger Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other Person, any Company Ordinary Shares issued to any equity holder of SPAC pursuant to this Agreement. SPAC has no plan or intention to cause the Surviving Company after the Merger to issue additional shares of the Surviving Company that would result in the Company losing “control” of the Surviving Company within the meaning of Section 368(c) of the Code. SPAC has no plan or intention at the Merger Effective Time to cause the Surviving Company to cease its separate legal existence for U.S. federal income tax purposes after the Merger. SPAC’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes. SPAC has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

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(j) SPAC does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

(k) SPAC is Tax resident only in its jurisdiction of formation, and SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) SPAC: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which SPAC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not or has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which SPAC is or was the common parent corporation.

(m) SPAC is classified as an association taxable as a corporation under Treasury Regulation Section 301.7701-3. Neither the Sponsor nor SPAC has knowingly taken any action (nor permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n) SPAC has not participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

The Sponsor is Tax resident only in its jurisdiction of formation. No member of the Sponsor is a Tax resident of Israel. To the Knowledge of SPAC, no shareholder of SPAC that holds 5% or more of SPAC’s share capital is a Tax resident of Israel.

2.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

2.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

2.13 Material Contracts.

(a) Except as set forth in Schedule 2.13(a) of the SPAC Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted or any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from engaging in business as currently conducted as of the date of this Agreement by it or compete with any other Person (together with the Trust Agreement, each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b) With respect to each SPAC Material Contract: (i) such SPAC Material Contract was entered into at arm’s length and in the ordinary course of business consistent with past practices; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and to the Knowledge of SPAC, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

2.14 Transactions with Affiliates. Schedule 2.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and (a) any present or former director, officer, employee or Affiliate of SPAC, or any immediate family member of any of the foregoing Persons, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date of this Agreement, on the other hand.

2.15 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

2.16 Finders and Brokers. Except as set forth in Schedule 2.16 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC the Company or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

2.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

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(c) None of SPAC, any of its Subsidiaries, or any of their directors or officers, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the list of specially designated nationals or other blocked persons or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

2.18 Insurance. Schedule 2.18 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

2.19 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including NASDAQ) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

2.20 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto;, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Company or Merger Sub or this Agreement, except as expressly set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

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2.21 Trust Account. As of July 25, 2023, SPAC has an amount of assets in the Trust Account equal to $24,971,759.58. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (i) in respect of deferred underwriting commissions or certain Taxes permitted to be paid from the amounts available in the Trust Account permitted to be paid from the amounts available in the Trust Account, (ii) the holders of SPAC Securities prior to the Merger Effective Time who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC Organizational Documents or (iii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Class A Shares pursuant to SPAC Organizational Documents. There are no Actions pending or, to the Knowledge of SPAC, threatened against the Trust Account.

2.22 Company Representations. SPAC, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person on behalf of the Company has made or makes, and SPAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the business thereof, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to SPAC or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates. Except as otherwise expressly set forth in this Agreement, SPAC acknowledges that the Company will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

2.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC AND ITS SUBSIDIARIES BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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Article III

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Except as set forth in the Company Disclosure Schedules, each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, Merger Sub hereby represents and warrants to SPAC, as of the date of this Agreement and as of the Closing, as follows:

3.1 Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Merger Sub as is currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party which are to be executed contemporaneously with the execution of this Agreement or to consummate the transactions contemplated hereby and thereby (and, with respect to Ancillary Documents to be entered into after the date of this Agreement, any requisite corporate proceedings on the part of Merger Sub necessary to authorize the execution and delivery of such Ancillary Documents shall have taken place prior to the execution and delivery thereof). This Agreement has been, and each Ancillary Document to which Merger Sub is or will be a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

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3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.5 Capitalization.

(a) As of the date of this Agreement, Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one share is issued and outstanding, which is owned by the Company. Such issued and outstanding share has been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issues issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, call option or any similar right. No other shares or other equity interests of Merger Sub are issued, reserved for issuance or outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in its Organizational Documents, Merger Sub (i) has not granted any registration rights or information rights to any Person, (ii) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger Sub which relate to its respective capital or equity interests (iii) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger Sub or equity interests of Merger Sub) with the owners or holders of Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (iv) have no outstanding contractual obligations to provide funds to, or make any investment (other than the Transactions contemplated herein) in, any other Person.

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3.6 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.7 Compliance with Laws. Merger Sub is not, nor since the date of its formation has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Merger Sub, has not, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice of, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Company, threatened Action to which Merger Sub is subject and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its formation. There is no Action that Merger Sub has pending against any other Person. Merger Sub, is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Company, are any such Orders pending and no such Order has been brought or, to the Knowledge of the Company, has been threatened since the date of its formation. Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.9 Transactions with Related Persons. There are no transactions, Contracts or understandings between Merger Sub on the one hand, and any Related Person of such party, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

3.11 Investment Company Act. Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

3.12 Intended Tax Treatment. Merger Sub has been classified as an association taxable as a corporation under Treasury Regulation Section 301.7701-3 with an effective date of the date of formation of Merger Sub and has not subsequently changed such classification. Merger Sub has not knowingly taken any action (nor permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.13 Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company or any of their respective Affiliates.

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3.14 Independent Investigation. Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to the Company or Merger Sub pursuant hereto or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Company, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to the Company or Merger Sub pursuant hereto.

3.15 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF MERGER SUB OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company Reporting Documents filed on or after March 4, 2023 and at least two (2) days prior to the date of this Agreement (or, solely with respect to the representations and warranties set forth in Section 4.13, all Company Reporting Documents) (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) or (ii) the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to SPAC and Merger Sub, as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. The Company is duly incorporated, validly existing under the Israeli Companies Law and is not categorized as a “Company in Breach” (חברה מפרה) with the Israeli Registrar of Companies. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the state of Israel and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. The Company is duly qualified in Israel and estimates it can obtain qualification without undue burden in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 of the Company Disclosure Schedules lists all jurisdictions in which the Company is so qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the SPAC accurate and complete copies of the Organizational Documents of the Company, as amended to date and as currently in effect as of the date of this Agreement. The Company is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party as of the date of this Agreement and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company Organizational Documents, the Israeli Companies Law and any other applicable Law or any Contract to which the Company is a party or by which the Company or its securities are bound, and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party which are to be executed contemporaneously with the execution of this Agreement or to consummate the transactions contemplated hereby and thereby (and, with respect to Ancillary Documents to be entered into after the date of this Agreement, any requisite corporate proceedings on the part of the Company necessary to authorize the execution and delivery of such Ancillary Document shall have taken place prior to the execution and delivery thereof). This Agreement has been, and each Ancillary Document to which the Company is or will be required to be a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted as required by the Company’s Organizational Documents and under the Israeli Companies Law (i) determined that this Agreement and the Merger and the other transactions contemplated hereby ( are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement.

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4.3 Capitalization.

(a) The authorized share capital of the Company is NIS 100,000 divided into: (i) 400,000,000 Company Ordinary Shares. The issued and outstanding shares of the Company as of the date of this Agreement consist of (i) 67,619,314 Company Ordinary Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, are fully paid and non-assessable, (ii) except as set out in the Company Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law or any Contract to which the Company is a party or by which the Company is bound and (iii) as of the date of this Agreement are owned legally and of record by the Persons set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Shares has been issued in violation of the Israeli securities laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) As of the date of this Agreement, the Company has reserved 10,472,430 Company Ordinary Shares for issuance to, among others, officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors. As of the date of this Agreement, of such Company Ordinary Shares reserved for issuance under the Company Equity Plan, (w) 9,147,430 of such shares are reserved for issuance upon exercise of currently outstanding Company Options granted under the Company Equity Plan, (x) none of such shares are currently issued and outstanding that were issued upon exercise of options previously granted under the Company Equity Plan, (y) 235,000 of such shares were approved in principle by the Company’s board of directors to be granted in the future to several employees, and (z) 1,090,000 of such shares remain available for future awards permitted under the Company Equity Plan. Schedule 4.3(b) of the Company Disclosure Schedules set forth a true and complete list of each outstanding Company Option granted under the Company Equity Plan as of the date of this Agreement and, as applicable: (a) the name of the holder of such grant; (b) the number of Company Ordinary Shares subject to such grant; (c) the exercise price (or similar economic term) of such grant; (d) the applicable vesting schedule of such grant; and (e) the date on which such grant expires.

(c) Other than the Company Shares, and the Company Options or except as set forth in the Company Organizational Documents or Schedule 4.3(c) of the Company Disclosure Schedules or with respect to the Recapitalization, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, all which the Company is a party to, (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any shares. Other than as expressly set forth in this Agreement or with respect to the Recapitalization, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(c) of the Company Disclosure Schedules, to the Company’s Knowledge, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement including with regard to the Recapitalization, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, to the Company’s Knowledge, no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(d) Since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. The Company does not own or control, directly or indirectly, any partnership interests, shares, or other equity interests in any Person or any voting rights or right to control the policies and/or direction of any Person, other than in Merger Sub.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) the ISA permit for the Israeli Prospectus to be published by the Company for the offering of the Earnout Rights and the ISA clearance of the Company General Meeting Notice; (d) the approval of the TASE for the listing for trade on the TASE of (i) the Company Ordinary Shares to be issued under this Agreement; (ii) the offering and issuance of the Earnout Rights as well as their underlying Earnout Shares, and (iii) the Ordinary Shares underlying the Public Warrants; (d) the declaration of effectiveness by the SEC of the registration statement on Form F-4 to be filed by the Company with respect to the Transaction and the approvals referred to in Section 5.23; and (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, for the filing of the Amended Organizational Documents, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound as of the date of this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of the Company Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of the Company under, (viii) give rise to obtain any third party Consent or provide any notice to, any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect on the Company or Merger Sub.

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4.7 Financial Statements

(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in shareholders’ equity and statements of cash flows for the fiscal years then ended, each audited pursuant to IFRS, (ii) when delivered in accordance with Section 5.4(a), the Audited Financial Statements, (iii) the unaudited and unreviewed financial statements, consisting of the statement of profit and loss of the Company as of March 31, 2023 (the “Interim Balance Sheet Date”) for the three months then ended, and (iv) when delivered in accordance with Section 5.4(a), the Reviewed Interim Financial Statements. True and correct copies of the Company Financials have been or will be provided to SPAC in accordance with the terms set forth in this Agreement. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited and unreviewed financial statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Israeli Securities Law and regulations, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that such the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to such Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals required by applicable accounting principles and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable accounting principles. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, the Company or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

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(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c) of the Company Disclosure Schedules, which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c) of the Company Disclosure Schedules, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d) of the Company Disclosure Schedules, the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for material breach of any Contract or violation of any Law).

(e) All projections with respect to the Company that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable at the time the projections were prepared. Any such projections shall remain subject at all times to the assumptions, qualifiers, risks and uncertainties related thereto.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. Except as set forth under Schedule 4.7(f) of the Company Disclosure Schedules, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, or for actions expressly contemplated by this Agreement, since January 1, 2023 to the date of this Agreement, the Company has (a) conducted its business only in the Ordinary Course of Business, and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. The Company is not, or since January 1, 2021, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not be material to the Company taken as a whole. The Company has not, since January 1, 2021, received any written or, to the Knowledge of the Company, oral, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or any of its properties, assets, employees, business or operations are or were bound or affected.

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4.10 Company Permits. The Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted to own, lease and operate its assets and properties (collectively, the “Company Permits”) except where the failure to have any such Permit will not have a Material Adverse Effect. All of the Company material Permits are in full force and effect and no suspension or cancellation of any of the Company is pending or, the Company’s Knowledge, threatened, except where the failure thereof will not have a Material Adverse Effect. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Governmental Authority issuing the same. The Company is not in violation of the material terms of any material Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2023, the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) except as described on Schedule 4.11 of the Company Disclosure Schedules, Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. There is no unsatisfied judgment or any open injunction binding upon the Company reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any crime involving fraud in connection with their service with, or employment by, the Company, or, to the Company’s Knowledge, any felony.

4.12 Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any such entity, or involving the sharing of profits or losses;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

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(iv) involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business) or shares or other equity interests of the Company or another Person in the Company);

(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets with a value above $250,000 or the sale of the Company or its business or material assets with a value above $250,000;

(vi) by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Company under such Contract or Contracts of at least $500,000 per year or $500,000 in the aggregate;

(vii) obligates the Company to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $250,000 or (B) indemnification arrangements and other hold harmless arrangements made or provided by the Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(viii) obligates the Company to make any capital commitment or expenditure in excess of $250,000;

(ix) entered into within three (3) years prior to the date of this Agreement under which the Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations) in excess of $250,000;

(x) is an employment or engagement Contract with any officer, director, employee, consultant or individual independent contractor of the Company under which the Company (A) has continuing obligations for payment of annual base compensation of at least $250,000, or (B) has severance or post-termination obligations in excess of $250,000 as measured as of the date of this Agreement (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) to the Company’s Knowledge, relates to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xii) relates to benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or independent contractor of the Company that will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii) is between the Company, on one hand, and any Related Person, on the other hand;

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

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(xv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xvi) is with any Top Customer or Top Supplier;

(xvii) provides another Person (other than the Company or any manager, director or officer of the Company) with a power of attorney;

(xviii) is between the Company and a third party (which is not a Company’s employee) and relates to the development ownership, licensing or use of any Intellectual Property by, to or from the Company, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $250,000 per year;

(xix) relates to a settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $100,000;

(xx) is between the Company, on the one hand, any Governmental Authority, on the other hand, with payments to or from the Company in the aggregate of at least $250,000; or

(xxi) is otherwise material to the Company and not described in clauses (i) through (xxii) above.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Company and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iv) the Company is not in breach or default in any material respects, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (v) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default under such Company Material Contract, and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (vi) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vii) The Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth: all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner or licensee, other than Off-the-Shelf Software (as defined below) that is licensed to the Company (“Company Registered IP”), specifying, as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. Except as set forth in Schedule 4.13(a)(iii) of the Company Disclosure Schedules, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iv) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP, and paid all required fees and maintenance fees for all Company Registered IP, and to the Knowledge of the Company, all Company Registered IP is valid, enforceable, subsisting, and in effect, or seeks rights that the Company believes to be valid and enforceable.

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(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Company as presently conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) of the Company Disclosure Schedules sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor, other than agreements entered into with customers of the Company in the ordinary course of business (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(i) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Company’s Knowledge, the Company is currently not infringing, and has not, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property exclusively owned, licensed by or licensed to (other than Off-the-Shelf Software that is licensed to the Company), the Company (“Company Intellectual Property”) in any material respect.

(d) Except as set forth in Schedule 4.13(d) of the Company Disclosure Schedules, all officers, directors, employees and independent contractors of the Company (and each of their respective Affiliates), who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company Intellectual Property, have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. To the Company’s Knowledge, no current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to SPAC true and complete copies of any written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, without conducting any research, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company Intellectual Property.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company does not process personal information as a central part of its core activities. To the Company’s Knowledge, the Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, to the extent applicable. To the Company’s Knowledge, the operation of the business of the Company has not and does not violate any right to privacy.

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(f) Except as forth in Schedule 4.13(f) of the Company Disclosure Schedules, no Government Grants and no funding, facilities or property of any university, college, other educational institution or research center or any Governmental Authority were received by or for the Company or used in the development of any Company Intellectual Property. No Governmental Authority, university, college, other academic institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to, any Company Intellectual Property. The Company has not received any written notice from any Israeli Governmental Authority, claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patents Law, 1967. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Authority, military unit, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(g) Schedule 4.13(g) of the Company Disclosure Schedules sets forth a true and complete list of all Government Grants received or applied for by the Company (the “Company Government Grants”). Schedule 4.13(g) of the Company Disclosure Schedules also sets forth: (i) the aggregate amount of each Government Grant and each pending Government Grant application; (ii) the rate of royalties the Company is required to pay and the total amount of royalties paid to date in respect of each Government Grant, and the aggregate outstanding obligations thereunder with respect to royalties or other amounts payable by the Company; (iii) the outstanding amounts to be paid by the Company under such Government Grants, if any; and (iv) the items of Company Intellectual Property that were developed or derived, in whole or in part, directly or indirectly, from products/know-how developed using funds received under any of the Company Government Grants. The Company is and has been in compliance with the material terms, conditions, undertakings and requirements under or in connection with the Company Government Grants. There is no outstanding requirement that the Company return or refund any benefits provided under any Company Government Grant. No Company Government Grant imposes any restriction on the Company’s use of any Company Intellectual Property or gives any Person any rights in any Company Intellectual Property, other than as set forth in Schedule 4.13(a)(iii) of the Company Disclosure Schedules or pursuant to the Innovation Law and as and to such extent provided in the approval certificate for the applicable IIA Grant. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to: (A) the revocation, withdrawal, suspension, cancellation, recapture or material modification of any Company Government Grant; (B) the imposition of any material limitation on any Company Government Grant or any material benefit available in connection with any Company Government Grant; (C) a requirement that the Company return or refund any benefits provided under any Company Government Grant; or (D) an acceleration or increase of royalty payments obligation, or obligation to pay additional payments to any person under any Government Grants. To the Company’s Knowledge, no claim or challenge has been made by any Governmental Authority with respect to the Company’s entitlement to any Government Grants or compliance thereby with the Innovation Law or other applicable Laws. Other than as detailed in Schedule 4.13(g) of the Company Disclosure Schedules, the consummation of the transactions contemplated hereby will not adversely affect the qualification for any Company Government Grant, the terms or remaining duration thereof, or require reimbursement of any previously claimed Company Government Grant, and no consent, approval, order or authorization by, release or waiver of, or registration, qualification, declaration or filing with, or notice to, the IIA or any other Governmental Authority is required, prior to the consummation of such transactions, in order to preserve the entitlement to any Company Government Grants.

(h) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise all its rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

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4.14 Taxes and Returns.

(a) The Company has or shall have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, including in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

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(j) Except as set forth in Schedule 4.14(j) of the Company Disclosure Schedules, the Company has not requested, nor is it the subject of or bound by any private letter ruling, including any “taxation decision” (Hachlatat Misui) from the ITA, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code or a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

(m) The Company is duly registered and has complied in all respects with the requirements concerning Israeli value added Tax (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”)) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(n) (i) The Company does not participate or engage in, nor has participated or engaged in, any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006, promulgated thereunder; (ii) the Company is not taking, or has taken, a Tax position that is subject to reporting under Section 131E of the Ordinance; (iii) the Company has not obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance; and (iv) the Company is not engaging in or is part of, nor has engaged in or was part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law.

(o) The Company is not benefiting, nor has benefited or applied for benefits from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Capital Investment Law”), including Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. The Company has no retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

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(p) The Company Equity Plan is intended to qualify as a capital gains route plan under Sections 102(b)(2) and 102(b)(3) of the Ordinance and is deemed approved by passage of time without objection by the ITA. All equity awards granted pursuant to such Company Equity Plan and all shares issued pursuant to such equity awards were and are currently in compliance with the applicable requirements of Sections 102(b)(2) and 102(b)(3) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the receipt of the required written consents from the grantees, the appointment of the 102 Trustee to hold the equity awards granted under Section 102 of the Ordinance, the grant of equity awards under Section 102 only following the lapse of the required 30-day period from the filing of the applicable equity incentive plan (or amendment thereto) with the ITA, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012.

(q) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(r) The Company is, and has always been, Tax resident only in its jurisdiction of formation and is, and has always been “managed and controlled” (as such term is defined under the Ordinance) in its country of formation. The Company is not engaged in or has ever been engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or activities causing it to be subject to Taxes imposed or collected by any taxing jurisdiction in a country other than the country in which it is organized.

4.15 Title; Real Property. Schedule 4.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

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4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) The Company is not or has been in the past a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no pending demands from any employers’ or employees’ organization or in respect of payments of any a membership fee, organizational services fee or any other fee. The Company is not subject to, and is not required to provide employee benefits under, any extension order (tzav harchava), except for extension orders which generally apply to all employees in Israel. Schedule 4.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedules, the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, pension and social contributions, and other Laws relating to discrimination, harassment, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) has deducted, withheld, reported and paid all amounts required by Law or by agreement to be deducted, withheld, reported and paid with respect to wages, salaries and other payments to employees and is not liable for any material deduction, withholding or payment to any Governmental Authority, pension or provident fund, continuing education fund or other similar fund with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine deductions, withholdings or payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. The Company has no liability with respect to any misclassification of any person as an independent contractor rather than as an employee under applicable Laws. The Section 14 Arrangement (as defined below) was properly applied by the Company in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all current and former employees whose employment is governed by Israeli law based on their full salaries from their commencement date of employment. Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedules, the Section 14 Arrangement (as defined below) was properly applied by the Company in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all current and former employees whose employment is governed by Israeli law based on their full salaries from their commencement date of employment. No allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company have been made against (i) any employee, independent contractor or any current or former officer or director of the Company or (ii) any employee, independent contractor or any current or former officer or director of the Company. The Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee, contractor, director or officer of the Company.

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(c) Schedule 4.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title, location, salary, any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2023, to the extent exist on top of the detailed benefits in sub-sections 4.18(c)(ii)-(iii), (iv) the employee’s recuperation pay entitlement and accrual, entitlement to pension arrangement or any other provident fund (including manager’s insurance, pension fund and education fund) and the respective contribution rates and the salary basis for such contributions, (v) whether such employee is subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law, 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such employee from the commencement date of their employment and on the basis of their entire salary), (vii) applicable notice period in the event of termination; (viii) any severance or termination payment to which such employee may be entitled.. Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedules, the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation (other than routine payments consistent with past practice), and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c) of the Company Disclosure Schedules, the Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the SPAC by the Company.

(d) Schedule 4.18(d) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by the Company, along with description of the services, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to SPAC by the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, for the purposes of applicable Law, to the Knowledge of the Company, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan of the Company (each, a “Company Benefit Plan”). The Company has never established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, which is not a Foreign Plan.

(b) With respect to each respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which the Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have in all material respects been timely made. The Company has not incurred, or would incur in connection with the transactions contemplated by this Agreement, any material Liability in connection with termination of, or withdraw from, any Company Benefit Plan. Without derogating from any of the above representations, the Company’s liability towards its employees regarding severance pay, accrued vacation and contributions to all Company Benefit Plan is fully funded or, if not required to be fully funded, is reserved against in the Company Financials as of the dates of such Company Financials.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities or have been accrued in all material respects on the Company Financials.

(e) The Company is not, nor will any the Company be, obligated, whether under any Company Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person.

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4.20 Environmental Matters. Except as set forth in Schedule 4.20 of the Company Disclosure Schedules:

(a) The Company is and, to the Company’s Knowledge, has since its formation been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”). No Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material Liability. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) To the Company’s Knowledge, no Action has been made or is pending, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given any material Liability or material obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that result in the Company incurring any material Environmental Liabilities.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

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(g) The Company has provided to SPAC all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any Related Person is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in accordance with the terms of the applicable employment, consulting or services agreement between the Company and such directors, officers or employees of the Company, as applicable) any Related Person or any Person in which, to the Company’s Knowledge, any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). The Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person. All material transactions since the date on which the Company was first required to file reports to disclose material information on the ISA’s Internet-based “MAGNA” system and the TASE website between the Company and interested parties (as such term is defined in the Israeli Companies Law) that require approvals pursuant to the Israeli Companies Law or pursuant to the Company Organizational Documents have been duly approved. To the Company’s Knowledge, no officer or director of the Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (B) any other entity which has any material business arrangement or relationship with the Company; provided, however, for purposes of the foregoing clauses (A) and (B), that the ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Company for the Company’s business; or (iii) has any Indebtedness owed to the Company; or (iv) has received any funds from the Company since the date of the Interim Balance Sheet Date, except for employment-related or service or consulting-related compensation received in accordance with the terms of the applicable employment, consulting or services agreement between the Company and such Person.

4.22 Certain Business Practices.

(a) Neither the Company, nor, to the Company’s Knowledge, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, or any other local or foreign anti-corruption or anti-bribery Law or (iii) made any other unlawful bribe. Neither the Company, nor, to the Company’s Knowledge, any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

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(b) The operations of the Company are and have been conducted at all times in compliance in all material terms with applicable money laundering statutes in all applicable jurisdictions that govern the operations of the Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Company, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of their respective directors, officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently, or has been in the last five (5) years, (i) identified (or acting on behalf of any person identified on) on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority (collectively, the “Prohibited Party Lists”), (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country or territory (currently, Cuba, Iran, Syria, Sudan, North Korea, Venezuela and the Donetsk, Luhansk and Crimea regions of Ukraine), including any country constituting an “enemy state” under Israeli Trading with the Enemy Ordinance, 1939 (collectively, the “Sanctioned Countries”); or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or any Governmental Authority since January 1, 2019.

(d) The Company has not engaged in any transactions or dealings with, or exported any products, technology, or services to, (i) any of the Sanctioned Countries; (ii) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Authority of, any Sanctioned Country; or (iii) any individual or entity identified on the Prohibited Party Lists. Without limiting the foregoing: (A) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, authorizations, registrations, declarations and filings with any Governmental Authority required for the export, import and re-export of products, services, software and technologies (collectively, “Export Approvals”), (B) the Company is in compliance with the terms of all applicable Export Approvals, (C) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (D) there are no actions, conditions or circumstances pertaining to any of the Company’s export transactions that would reasonably be expected to give rise to any future claims in each case. Neither the Company nor any of its current officers, directors or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions Laws.

(e) The Company is not, and is not required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Company does not (i) involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Laws, or (ii) require the Company to obtain a license from the Israeli Ministry of Economy or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology.

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4.23 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

4.24 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or, to the Company’s Knowledge, from any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

4.25 Insurance. Schedule 4.25 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.25 of the Company Disclosure Schedules, there have been no insurance claims made by the Company. Since January 1, 2020, the Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

4.26 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange (including the SEC, ISA and TASE) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of SPAC and Merger Sub set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC or Merger Sub for the Registration Statement; and (b) none of SPAC, Merger Sub or their respective Representatives have made any representation or warranty as to SPAC or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

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4.28 Top Customers and Suppliers. Schedule 4.28 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. (i) No Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not, within the past two (2) years, been engaged in any material dispute with any Top Supplier or Top Customer.

4.29 SPAC Representations. Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article II, neither the SPAC nor any other Person on behalf of the SPAC has made or makes, and Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to SPAC, the business thereof, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to the Company or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of SPAC’s officers, directors, employees, agents, representatives, lenders or Affiliates. Except as otherwise expressly set forth in this Agreement, the Company acknowledges that SPAC will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

4.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO SPAC OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.11, the Company and Merger Sub shall give, and shall cause its Representatives to give SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, material Contracts, commitments, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Company and Merger Sub as SPAC or its Representatives may reasonably request regarding the Company, Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited and unreviewed quarterly profit and loss statements or statements of operations, in form and substance provided by the Company to its board of directors)) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with SPAC and its Representatives in their investigation, and the Company and Merger Sub are not required to produce new reports or information that otherwise are not already in existence; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or Merger Sub. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of an agreement with a third party, (ii) the disclosure of which would violate any applicable Law or the rules and regulations of the ISA or the bylaws of the TASE or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 5.11, SPAC shall give, and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of SPAC or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

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5.2 Conduct of Business of the Company and Merger Sub.

(a) Unless SPAC shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (x) as expressly contemplated by this Agreement or any Ancillary Document or (y) as required by applicable Law or by or due to any COVID-19 Measures, as set forth on Schedule 5.2(a) or as required by applicable Law, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to (except for COVID-19 Measures which in the reasonable judgment of the Company are required to be taken or implemented by the Company or the Merger Sub) (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (ii) preserve appropriate, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, key employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice and (iii) comply with all Laws applicable to the Company and its business, assets and employees in all material respects.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement (including as contemplated by any Transaction Financing), or otherwise as required by Law (including COVID-19 Measures), any Ancillary Document, or as set forth on Schedule 5.2(b) of the Company Disclosure Schedules from the date of this Agreement until the Outside Date, without the prior written consent (including e-mail or other forms of electronic communications) of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except in connection with the exercise of options or warrants outstanding as of the date of this Agreement or the grant of options or warrants to employees or consultants in the ordinary course of business consistent with past practice (any such options or warrants, collectively, “Interim Options”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) except in connection with the Recapitalization or as may otherwise be required pursuant to the rules and regulations of the ISA or the bylaws of the TASE, sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, or pay any cash dividend or other cash distribution;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and which for this purpose excludes trade payables or similar obligations, the “Interim Period Indebtedness”) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate, in each case, except for Indebtedness for which the Company will not have any liability after the Closing; provided that the Interim Period Indebtedness may be increased up to an aggregate of $3,000,000 if approved by the Company’s board of directors of the Company and advance notice of such proposed increase has been provided to SPAC;

(v) increase the wages, salaries or compensation of, or loan or advance any money or other property to, its present employees or any current or former independent consultant who is a natural person (other than base salary or hourly wage (including in each case fringe benefits) increases in the ordinary course of business) other than in the ordinary course of business, consistent with past practice, without the consent of SPAC, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, consistent with past practice or as otherwise agreed to in accordance with the applicable employment agreement between the Company and the employee or pursuant to applicable Law, or grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the ordinary course of business or as otherwise agreed to in accordance with any applicable employment agreement presently in place between the Company and the employee or pursuant to applicable Law), to any present or former employee, director, officer, or other service provider who is a natural person or materially increase other benefits of employees generally, or enter into, establish, materially amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, Contract, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or, pursuant to the terms of any Company Benefit Plan or applicable employment, consulting or service agreement, and provided that in all instances detailed in this clause (v) above, any and all such increases, grants and promises to grant, entry into, establishments, amendments and accelerations shall not be in excess of fifteen percent (15%) in the aggregate;

(vi) other than in connection with the Recapitalization, make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or otherwise, in each case if, in the Company’s reasonable judgment, such action would be reasonably expected to materially increase the present or future Tax liability of the Company;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, material Company IP Licenses or other material Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

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(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) make any capital expenditures in excess of $1,000,000 individually for any project or set of related projects or $2,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials or has been detailed in the Company’s 2023 operating budget as provided to SPAC and does not exceed 10% (ten percent) over such amount set forth in such operating budget;

(xii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding (i) the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts, and (ii) Liabilities or obligations which are detailed in the Company’s 2023 operating budget as provided to SPAC and do not exceed 10% (ten percent) over the amount of such Liability or obligation set forth in such operating budget);

(xiii) except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(xvi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xvii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS and after consulting with the Company’s outside auditors;

(xviii) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

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(xix) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the Ordinary Course of Business;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the Ordinary Course of Business consistent with past practice;

(xxiii) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract in excess of $250,000 with any Related Person, consultant or security holder of the Company or its Affiliates (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business);

(xxiv) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xxv) commence any Action where the amount claimed exceeds $250,000; or

(xxvi) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including as contemplated by any Transaction Financing) or any Ancillary Document, as set forth on Schedule 5.3(a) or as required by applicable Law, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business which, for the avoidance of doubt, shall include any actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, (ii) comply with all applicable Laws, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Organizational Documents and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document (including as contemplated by any Transaction Financing), as set forth on Schedule 5.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (x) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing) and (y) any costs and expenses, including, for the avoidance of doubt, in connection with any changes to insurance, necessary for an Extension (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP; provided, that SPAC may, without the consent of the Company, change the accounting treatment of SPAC’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC’s or Company’s ability to consummate the transactions contemplated by this Agreement;

(vii) terminate, waive or assign any material right under any SPAC Material Contract or enter into any contract that would be considered a SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practices;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

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(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv) voluntarily incur or otherwise become liable to any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Transaction Expenses or Extension Expenses, subject to the limitations set forth in Section 5.2(b)(iv));

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of SPAC or any of their Affiliates;

(xix) engage in any negotiations or discussions, whether formal or informal, with respect to any business combination of any kind or description or any debt or equity investment other than as contemplated by this Agreement;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxi) authorize or agree to do any of the foregoing actions.

(c) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to, comply with, and continue performing, as applicable, its and their respective obligations under their respective Organizational Documents, the Trust Agreement, and all other Contracts to which SPAC or any of its Subsidiaries is a party the failure to comply would have a Material Adverse Effect.

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5.4 Financial Statements.

(a) The Company shall deliver to SPAC, (i) as promptly as reasonably practicable following the date of this Agreement but not later than August 31, 2023, the consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2022, and December 31, 2021, and the related consolidated audited income statements, changes in shareholders’ equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of this Agreement and by such time as they are required for inclusion in the Registration Statement, the PCAOB auditor reviewed consolidated financial statements, consisting of the consolidated balance sheet of the Company as of a date required or requested by the SEC to be included in the Registration Statement and the related consolidated income statement, changes in shareholders’ equity and statement of cash flows for the period then ended (to the extent required or requested by the SEC or U.S. securities Laws to be included in the Registration Statement), in the form and substance provided by the Company to its board of directors (the “Reviewed Interim Financial Statements”). The Company and SPAC shall each use its commercially reasonable efforts (x) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or SPAC, as applicable, SPAC or the Company, as applicable, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by SPAC with the SEC or by Company with the TASE and/or ISA (including any Israeli shelf offering report or any filing relating to a request for exemption from any of the foregoing) in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) to obtain the consents of their respective auditors with respect thereto as may be required by applicable Law or requested by the SEC, the ISA and/or the TASE.

5.5 Company Public Filings. During the Interim Period, as soon as practicable following the presentation to the Company’s board of directors, the Company shall deliver to SPAC an unaudited income statement and an unaudited balance sheet of the Company for the applicable period presented to the Company’s board of directors, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes.

5.6 Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Rights on NASDAQ. It is understood and agreed that any actions or inactions taken by SPAC, based on advice by its legal counsel or auditors, in connection with the accounting treatment of SPAC’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements shall not be a breach of the requirements of this Section 5.6. During the Interim Period, the Company will keep current and timely file all of its public filings with the TASE and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Company Ordinary Shares on the TASE

5.8 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement or with the approval of SPAC) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the Ordinary Course of Business) or (y) any material amount of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.9 No Trading. Each of the Company, Merger Sub, and the SPAC acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information, will be advised) of the restrictions imposed by U.S. federal securities laws and Israeli securities laws and the rules and regulations of the SEC, the Israeli Securities Authority (“ISA”), NASDAQ, and TASE, promulgated thereunder or otherwise (the “Applicable Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. SPAC, Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Company or SPAC, respectively, communicate such information or opine in connection with the Company securities to any third party, other than to its representatives in connection with the transactions contemplated hereunder who understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action in violation of such Applicable Securities Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

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5.10 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respects to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.11 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement;.

(b) In furtherance and not in limitation of Section 5.11(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Parties and/or their respective outside counsel reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) subject to a customary “attorneys’ eyes only” arrangement, permit a Representative of the other Parties and/or their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or any private Person challenging the transactions contemplated by this Agreement or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company shall qualify and maintain such qualification as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

5.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings

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5.13 The Registration Statement and Israeli Prospectus.

(a) As promptly as practicable after the date hereof, (x) the Company shall prepare, and the Company shall file (with SPAC’s reasonable assistance) with the SEC (at the joint cost and expense of the Company and SPAC such that each of the Company and SPAC shall bear 50% (fifty percent) of the costs and expenses related thereto) a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Public Warrants to be issued under this Agreement to the holders of SPAC Shares and the Company Ordinary Shares issuable upon exercise or conversion of the SPAC Warrants outstanding prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the SPAC’s shareholders an opportunity in accordance with SPAC Organizational Documents and the IPO Prospectus to have their SPAC Class A ordinary shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters, and (y) the Company shall, per legal advice and discussions with the ISA and/or TASE, take one or more of the following actions: (i) prepare (with SPAC’s reasonable cooperation and assistance) and file with the ISA and TASE (at the sole cost and expense of the Company) a notice of an extraordinary shareholders meeting of the Company’s shareholders, including proxy materials for the purpose of soliciting proxies from Company’s shareholders, for the purposes as detailed under Section 5.15 below; and/or (ii) file with the ISA and TASE a shelf offering report for the offering of the Earnout Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) to the extent required, the issuance of any PIPE Shares, (iii) the approval of the Surviving Company Memorandum and Articles of Association, and (iv) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iv), collectively, the “SPAC Shareholder Approval Matters”), and (v) the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC. In connection with the Registration Statement and the Merger, the Company shall (x) reasonably assist SPAC in obtaining NASDAQ approval of the Merger and the change of control resulting from the Merger, (y) file any listing application necessary for the listing of the Company on NASDAQ as successor issuer to SPAC, and (z) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Securities Exchange Act of 1934 and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on NASDAQ. In connection with the Israeli Prospectus, Company General Meeting Notice and the Merger, SPAC shall (x) reasonably assist the Company in the preparation and filing thereof and in obtaining any required consent from the ISA and TASE, and (y) reasonably assist the Company in filing any listing application (including preliminary listing application(s)) necessary for the listing of the Company securities to be listed on the TASE as detailed in Section 1.7.

(b) SPAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC or ISA and TASE (as applicable). The Registration Statement shall include such information concerning the Company, SPAC and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and SPAC, respectively, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, true and accurate. In connection with the Registration Statement and the Proxy Statement, the Company and SPAC will file with the SEC or TASE (as applicable) financial and other information about the Transactions in accordance with applicable Law, Applicable Securities Laws, and applicable proxy solicitation and registration statement rules, SPAC Organizational Documents, the Cayman Act, the Israeli Companies Law and the rules and regulations of the SEC, ISA, TASE, and NASDAQ.

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(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws (including Applicable Securities Laws) in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC or ISA. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders, in each case as and to the extent required by applicable Laws (including Applicable Securities Laws) and subject to the terms and conditions of this Agreement and SPAC Organizational Documents.

(d) SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and any comments by the ISA and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC or ISA and become effective. The Company shall provide SPAC with copies of any written comments, and shall inform SPAC of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give SPAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to SPAC’s shareholders and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, SPAC shall solicit proxies from the SPAC shareholders to vote in favor of the SPAC Shareholder Approval Matters, as approved by the SPAC board of directors, which approval shall also be included in the Registration Statement.

(f) If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting with the Company’s consent not to be unreasonably withheld. SPAC, with the Company’s consent not to be unreasonably withheld, may also adjourn the Extraordinary General Meeting to establish a quorum or if the SPAC shareholders have elected to redeem a number of shares of SPAC Shares as of such time that would reasonably be expected to result in the conditions set forth in Section 7.2(d) not being satisfied. The recommendation of the SPAC board of directors shall be included in the Registration Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC board of directors (including any committee thereof) or SPAC shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

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(g) SPAC and the Company shall comply with all applicable Laws (including Applicable Securities Laws), any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, the Company Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on NASDAQ, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption.

(h) The Company (with reasonable cooperation from SPAC) shall take such reasonable steps as are necessary for the listing of the Company Ordinary Shares, the Company Public Warrants and the Company Public Options on NASDAQ, as a successor issuer, and shall provide such information as is necessary to obtain NASDAQ approval of such listing.

5.14 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law (including Applicable Securities Laws) or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. For the avoidance of doubt, during the Interim Period, any public release, filing or announcement by SPAC concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby may be required to be filed by the Company with the ISA and TASE pursuant to applicable Israeli securities Laws and in such event, without derogating from the provisions of the first sentence in this Section 5.14(a), SPAC shall provide in advance to the Company with a copy of such public release, filing or announcement in such manner to allow the Company to make such filing with the ISA and TASE.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter or such shorter period if so required pursuant to the Israeli Securities Law and/or the rules and regulations of the ISA), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). As promptly as practicable after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement or such shorter period if so required pursuant to the Israeli Securities Law and/or the rules and regulations of the ISA), SPAC and the Company shall each file a current report on Form 8-K and a current report to be filed with the TASE and ISA pursuant to applicable Israeli securities laws, as applicable (the “Signing Filings”) with the Signing Press Release (or, with respect to the Company, a translation thereof or any change thereto required pursuant to applicable Israeli securities Laws in the Hebrew language) and a description of this Agreement as required by Applicable Securities Laws, which the Company (with respect to the Form 8-K) and the SPAC (with respect to the corresponding current report to be filed with the ISA and TASE) shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with drafts of which shall be provided to the Company or the SPAC, as applicable, for reviewing and comment promptly following the execution of this Agreement), provided, however, if the Company or SPAC, as applicable, does not approve of any such filing of the other party on or prior to the date such filing is required to be made pursuant to applicable Laws, the failure to secure the approval of the Company or SPAC, as applicable, shall not prevent SPAC or the Company, as applicable, from making such filing in accordance with applicable Laws). Prior to Closing, SPAC and the Company shall prepare a current report on Form 8-K and a current report to be filed with the TASE and ISA pursuant to applicable Israeli securities Laws, as applicable, to be filed by the Company announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC, the ISA and/or the TASE (“Closing Filings”); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Applicable Securities Laws, the failure to secure the approval of the Company shall not prevent SPAC from making such filing in accordance with Applicable Securities Laws. SPAC, the SPAC Representative and the Company Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filings prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter or such shorter period if so required pursuant to the Israeli Securities Law and/or the rules and regulations of the ISA), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filings, the Closing Filings or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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5.15 Company Shareholder Approval Matters.

(a) The Company shall call a general meeting of its shareholders (the “Company General Meeting”) for the purpose of obtaining the consent of the shareholders as required by the Company Organizational Documents, the Israeli Companies Law, the ISA and TASE (the “Required Company Shareholder Approval”) approving (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Company Securities pursuant to this Agreement), in accordance with the Company Organizational Documents, the Israeli Companies Law, the Israeli Securities Law, ISA requirements, and, to the extent applicable, U.S. securities Laws and regulations of the SEC and Nasdaq, (ii) the approval of the Amended Organizational Documents and the Recapitalization; (iii) the appointment of the members of the Post-Closing Board in accordance with this Agreement and the Amended Organizational Documents, (iv) the issuance of Company Ordinary Shares, Company Warrants and Earnout Rights pursuant to this Agreement, including (A) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (B) the Company Ordinary Shares issuable upon exercise of the Company Warrants, and the outstanding Company Options; (v) the Company’s transition to reporting in accordance with Chapter E3 of the Israeli Securities Law, to the extent required pursuant to the Israeli Securities Law, and (vi) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Company Shareholder Approval Matters” as promptly as practicable after the date hereof), and (vii) the adjournment of the general meeting, if necessary or desirable in the reasonable determination of the Company. For such purposes, the Company shall prepare and file (with SPAC’s reasonable assistance) with the ISA and TASE a notice of an extraordinary general meeting of the Company’s shareholders to be called and held for such purposes (as may be amended or supplemented from time to time, the “Company General Meeting Notice”). The Company shall use its reasonable best efforts to solicit from the holders of Company Ordinary Shares proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements. In addition, the Company shall prepare (with SPAC’s reasonable cooperation) and file with the ISA and TASE (i) a listing application for the listing on the TASE of the Company Ordinary Shares, the Company Ordinary Shares issuable under the Company Warrants and the Earnout Shares to be issued in connection with the Transactions, (ii) a shelf offering report pursuant to the Israeli securities Laws (which shall cover the issuance of the Earnout Rights to the Pre-Closing Company Shareholders pursuant to the terms of this Agreement), which filings shall be made within reasonable time prior to the date of the Company General Meeting (the “Israeli Prospectus”), or, to the extent applicable pursuant to Israeli securities Laws and the TASE bylaws, apply for a relevant exemption therefrom. In connection with the Company General Meeting Notice, Israeli Prospectus and the Merger, SPAC shall reasonably assist the Company in obtaining the ISA and TASE clearance or approval, as applicable, of the Israeli Prospectus and Company General Meeting Notice as well as the TASE approval for the listing of the Company Ordinary Shares, the Company Ordinary Shares issuable under the Company Warrants and the Earnout Shares to be issued in connection with the Transactions and for the Recapitalization.

(b) Company and the SPAC shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Company General Meeting Notice and Israeli Prospectus and any amendment or supplement thereto prior to filing the same with the ISA and TASE. The Company General Meeting Notice and Israeli Prospectus shall include such information concerning the Company, SPAC and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Company General Meeting Notice and Israeli Prospectus, as applicable, or in any amendments or supplements thereto, which information provided by the Company and SPAC, respectively, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, true and correct.

(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Israeli securities Laws, the TASE bylaws and other applicable Laws (including Applicable Securities Laws and the Israeli Companies Law) in connection with the Company General Meeting Notice and Israeli Prospectus. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Company General Meeting Notice and Israeli Prospectus, and responding in a timely manner to comments from the ISA. Each Party shall promptly correct any information provided by it for use in the Company General Meeting Notice and Israeli Prospectus, as applicable (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Company General Meeting Notice and/or Israeli Prospectus, as applicable, and cause the Company General Meeting Notice and Israeli Prospectus, as applicable, as so amended or supplemented, to be filed with the ISA and TASE, in each case as and to the extent required by applicable Laws (including Applicable Securities Laws) and subject to the terms and conditions of this Agreement and the Company Organizational Documents.

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(d) SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any ISA and TASE comments on the Company General Meeting Notice and Israeli Prospectus and shall otherwise use their commercially reasonable efforts to cause the Company General Meeting Notice and Israeli Prospectus, as applicable, to “clear” comments from the ISA and TASE and become effective. The Company shall provide SPAC or SPAC’s Representatives with copies of any written comments, and shall inform SPAC or SPAC’s Representatives of any material oral comments, that the Company or its Representatives receive from the ISA or its staff with respect to the Company General Meeting Notice and/or Israeli Prospectus promptly after the receipt of such comments and shall give SPAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) If on the date for which the Company General Meeting is scheduled, the Company has not received proxies or votes representing a sufficient number of shares to obtain the Required Company Shareholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the extraordinary general meeting of the Company’s shareholders with the SPAC’s consent not to be unreasonably withheld. The Company, with the SPAC’s consent not to be unreasonably withheld, may also adjourn the extraordinary general meeting of the Company’s shareholders to establish a quorum.

(f) SPAC and the Company shall comply with all applicable Laws (including Applicable Securities Laws, the Israeli Companies Law, any applicable rules and regulations of the ISA and TASE, SPAC Organizational Documents, the Company Organizational Documents and this Agreement in the preparation, filing and distribution of the Company General Meeting Notice and Israeli Prospectus. The Company (with reasonable cooperation from SPAC) shall take such reasonable steps as are necessary for the listing of the Company Ordinary Shares and the Company Public Warrants on the TASE pursuant to the terms of this Agreement and shall provide such information as is necessary to obtain TASE approval of such listing.

5.16 Confidential Information.

(a) The Company, the Company Representative and Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, the Company Representative, Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.16(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, the Company Representative and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) the Company, the Company Representative and Merger Sub and their Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by Israeli securities Laws or the rules and regulations of TASE or the ISA, as advised by outside counsel and after giving SPAC a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by SPAC regarding such disclosure, (y) the Company and Merger Sub shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until the earlier of (i) such information ceases to be a Trade Secret, (ii) Closing, or (iii) the dissolution of SPAC; and SPAC shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company and/or Merger Sub disclosed to such Person until such information ceases to be a Trade Secret, and (z) the Company, Merger Sub and their Representatives shall be permitted to retain copies of SPAC Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

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(b) SPAC and the SPAC Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC, SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC and SPAC Representative shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) SPAC and SPAC Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Applicable Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) SPAC and SPAC Representative shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of the Company or Merger Sub disclosed to such Person until such information ceases to be a Trade Secret and (z) SPAC, SPAC Representative and their respective Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c) For the avoidance of doubt, the obligations set forth in this Section 5.16 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action so that effective as of the Closing, the Company’s board of directors (the “Post-Closing Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Board as follows: (i) two (2) individuals that are designated by SPAC prior to the Closing, at least one of whom shall qualify as an independent director under Nasdaq rules and under the Israeli Companies Law, (ii) three (3) individuals that are designated by the Company prior to the Closing, at least one of whom shall be required to qualify as an independent director under Nasdaq rules and under the Israeli Companies Law, and (iii) two (2) individuals mutually agreed upon by SPAC and the Company prior to Closing, each of whom shall qualify as an independent director under Nasdaq rules and under the Israeli Companies Law. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Company immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. The Post-Closing Board shall consist of three classes of directors serving staggered terms, as shall be more particularly set forth in the Amended Organizational Documents. At or prior to the Closing, the Company shall provide each director with a customary director indemnification agreement, in form and substance approved by the Company’s shareholders.

(b) The individuals serving as the chief executive officer and chief financial officer, respectively, of the Company immediately after the Closing shall be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18 Company Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of the Company shall approve and adopt an amendment to the Company Equity Plan (the “Amended Company Equity Plan”), substantially in the form as the Company and SPAC mutually agree, and in the manner prescribed under applicable Laws, to become effective as of the Closing Date, reserving for grant thereunder a number of Company Ordinary Shares which, together with the Company’s unallocated and unpromised Company Ordinary Shares reserved for issuance under the Company Equity Plan as of Closing, shall be equal to up to ten percent (10%) of the issued share capital of the Company (exclusive of the number of Company Ordinary Shares subject to outstanding awards under the Company Equity Plan as of such date of approval).

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5.19 Indemnification of Directors and Officers.

(a) From and after the Closing Date, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Target Company, SPAC or Merger Sub, and (ii) in addition, solely with respect to the Target Company, named senior executives of the Target Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Target Company, SPAC or Merger Sub, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant Target Company, SPAC or Merger Sub, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with the Company; provided, however, that the Company shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b) Prior to the Merger Effective Time, the Surviving Company shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and a, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by SPAC’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the SPAC; provided, however, that to the extent a policy as permitted by this Section 5.19 is purchased by SPAC, the aggregate cost of such policy shall be deemed a SPAC Transaction Expense and shall not exceed 300% of the annual premium of SPAC’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement (which consent shall be deemed to be commercially reasonably for purposes of this paragraph (b)).

(c) Notwithstanding the foregoing, (i) none of the Surviving Company or the Company shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or the Company, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or the Company: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d) On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, SPAC shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of SPAC prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and SPAC.

(e) The provisions of this Section 5.19 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

5.20 Section 16 Matters. Prior to the Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Company Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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5.21 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption and any proceeds received by the Company from any Transaction Financing shall be used to pay (i) any unpaid SPAC Transaction Expenses, (ii) any outstanding loans owed by SPAC to Sponsor for the SPAC Transaction Expenses and costs and expenses incurred by or on behalf of SPAC (including administrative costs and expenses incurred by or on behalf of SPAC and any other costs, Liabilities and Indebtedness of SPAC) (without duplication to the payment of any SPAC Transaction Expenses), and (iii) the Company Transaction Expenses. Such amounts shall be paid at the Closing. Any remaining cash in the Trust Account shall be transferred to the Company and used for working capital and general corporate purposes.

5.22 Tax Matters.

(a) Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the SPAC and the Company shall share the costs of all such Taxes and fees equally.

(b) Reorganization Covenants.

(i) Each Party shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action, or fail to take any action, other than as contemplated by this Agreement, which to its Knowledge could reasonably be expected to prevent, impede or impair the Merger from qualifying for the Intended Tax Treatment.

(ii) The present plan and intention of the Company is (and will continue to be through the Closing) for the Company (together with the members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) after the Merger (the “Company’s Qualified Group”)) to retain and/or use for working capital, growth or other general corporate purposes at least fifty percent (50%) of the amount of cash in the Trust Account immediately prior to the Redemption (or, if the Redemption results in a lower amount of cash remaining in the Trust Account following the Redemption, the entire amount of cash in the Trust Account), and the Company does not have a plan or intention (and will not have a plan or intention through the Closing) contrary to the foregoing. In furtherance of the foregoing, the Company (together with the members of the Company’s Qualified Group) shall, during the six month period following Closing, retain and/or use for working capital, growth or other general corporate purposes at least fifty percent (50%) of the amount of cash in the Trust Account immediately prior to the Redemption (or, if the Redemption results in a lower amount of cash remaining in the Trust Account following the Redemption, the entire amount of cash in the Trust Account). For clarity, any loan or other transfer of such cash by the Company to a member of the Company’s Qualified Group and between members of the Company’s Qualified Group will be treated as retained and/or used for working capital, growth or other general corporate purposes by the Company (together with the Company’s Qualified Group). After such six month period, such cash and/or substitute assets shall not be subject to any of the foregoing restrictions and may be used for any purpose thereafter.

(iii) The Company has no present plan or intention to (and will not have any plan or intention through the Closing to) (A) liquidate the Surviving Company, (B) merge the Surviving Company with and into another corporation, excluding (x) any merger of the Surviving Company with and into (a) the Company (or an entity that is disregarded from the Company for U.S. federal income tax purposes) or (b) any first-tier subsidiary of the Company (or any entity that is disregarded from any such first-tier subsidiary for U.S. federal income tax purposes), and (y) any merger where the Surviving Company is the surviving entity in the merger and continues to be wholly-owned by the Company, or (C) sell or otherwise dispose of the shares of the Surviving Company (excluding any transfer that is permitted by Treasury Regulations Section 1.368-2(k)(1)).

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(c) Neither the Company, any of its Subsidiaries, nor any Person acting as an intermediary of the foregoing, has any present plan or intention (and will not have any plan or intention through the Closing) to (A) redeem or otherwise acquire any of the Company Ordinary Shares issued to any holders of securities of SPAC pursuant to the Merger or any of the Company Warrants into which the SPAC Public Warrants or SPAC Private Warrants were converted pursuant to the Merger; provided, however, the Company may from time to time repurchase Company Ordinary Shares and/or Company Warrants if any such repurchases are made on the open market through a broker for the prevailing market price pursuant to an open-market repurchase program as described in Rev. Rul. 99-58; or (B) make any distribution with respect to the Company Ordinary Shares issued to any holders of securities of SPAC pursuant to the Merger other than regular normal dividends or distributions made to all holders of such Company Ordinary Shares in the ordinary course of business of the Company. To the knowledge of the Company, no Person (other than its Subsidiaries) is a person related to the Company as defined in Treasury Regulations Section 1.368-1(e)(4).

(d) Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.23 NASDAQ Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (c) the Company Ordinary Shares and Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall pay all fees of NASDAQ in connection with the application to list and the listing of Company Ordinary Shares and Company Warrants on NASDAQ. The SPAC shall reasonably cooperate with the Company to the extent necessary for the Company to satisfy the requirements of this Section 5.23.

5.24 Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, SPAC may, but shall not be required to, enter into financing agreements, which, with the consent of the Company, may be a financing into the Company (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as SPAC and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by SPAC, the Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Such Financing Agreements may include non-redemption agreements from existing Public Stockholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise mutually agreed in writing by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or SPAC, during the Interim Period, SPAC shall not (i) reduce the committed investment amount to be received by SPAC under any Financing Agreement or reduce or impair the rights of SPAC under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreement.

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5.25 TASE Continued Listing. The Parties acknowledge and agree that the Company intends to continue and be listed on the TASE unless the Company’s board of directors shall otherwise determine in its sole discretion in accordance with applicable Law.

5.26 Employment Agreements. Prior to the Closing, SPAC and the Company shall use reasonable best efforts to cause any other individuals who may be mutually agreed by SPAC and the Company (prior to the Closing) to enter into employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to SPAC and the Company, between each such person and the Company or a Subsidiary of the Company, as applicable (collectively, the “Employment Agreements”).

5.27 Business License. The Company shall make its reasonable commercial efforts to maintain in good standing the temporary business license for its Lod facility in accordance with its terms (the “Business License”) and comply with its terms and conditions in all respects. Prior to the expiration of the Business License the Company shall make its reasonable commercial efforts to renew the license for the longest validity period permitted by the Lod Municipality and thereafter (including following the Closing) maintain the Business License in good standing, comply with its terms and conditions in all respects and diligently act to obtain a permanent business license for its Lod facility.

5.28 Lock-Up Agreements. Following the date of this Agreement, the Company shall use its reasonable best efforts to cause each Significant Company Holder to enter into a Lock-Up Agreement.

5.29 Voting Agreements. Following the date of this Agreement, the Company shall use its reasonable best efforts to cause each Significant Company Holder to enter into a Voting Agreement.

5.30 WHT Ruling. Following the date of this Agreement, SPAC, in coordination with the Company, shall file with the ITA the application for the WHT Ruling.

5.31 Company Representative. As soon as practicable following the date of this Agreement, the Company shall identify a Person to serve as the Company Representative, which Person shall be reasonably acceptable to SPAC, and shall cause such Person to execute a joinder to this Agreement in form and substance reasonably acceptable to the Company and SPAC (the “Joinder”).

Article VI
SURVIVAL

6.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Articles IX, X and XI and this Section 6.1.

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Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the Required SPAC Shareholder Approval.

(b) Required Company Shareholder Approval. The Required Company Shareholder Approval shall have been obtained.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority (including the TASE) in order to consummate the Transactions set forth on Schedule 7.1(c) shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) Net Tangible Assets. Either immediately prior to or upon the Closing, after giving effect to the Redemption and any receipt of proceeds from any Transaction Financing, SPAC shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g) NASDAQ and TASE Listings. (i) The Company’s initial listing applications with NASDAQ and TASE in connection with the Transactions shall have been conditionally approved and (ii) the Company’s Ordinary Shares and (with respect to NASDAQ only) the Company Public Warrants to be issued in connection with the Transactions shall have been approved for listing on NASDAQ and TASE (as applicable), subject to official notice of issuance.

(h) Foreign Private Issuer. The Company shall not have received evidence that it will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

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(i) Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.17.

(j) Requisite Consents. The Consents required to be obtained from or made with any third Person in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(j) shall have each been obtained or made.

(k) Israeli Prospectus. The Israeli Prospectus shall have been declared effective by the ISA and TASE and shall remain effective as of the Closing.

7.2 Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 7.1, the obligations of the Company and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(c), with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the SPAC Organizational Documents as in effect as of the Closing Date (after giving effect to the Merger Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization.

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(iv) SPAC Declaration or WHT Ruling. If the WHT Ruling is not obtained prior to the Closing, SPAC shall have delivered to the Company a SPAC Declaration in the form attached hereto as Schedule 1.3(f).

(v) Assignment, Assumption and Amendment to Warrant Agreement. The Company shall have received a copy of each Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit D hereto, duly executed by SPAC and the Warrant Agent.

(vi) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by each Company Shareholder party thereto.

(vii) SPAC Registration Rights Agreement Amendment. The Company shall have received a copy of the SPAC Registration Rights Agreement Amendment, duly executed by the SPAC, the Sponsor and the IPO Underwriter.

(viii) Minimum Cash Condition. Upon the Closing, the SPAC shall have available cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing (for the avoidance of doubt, without taking into account any cash and cash equivalents that the Company may have, other than the proceeds of any Transaction Financing into the Company, if applicable) (after giving effect to the payment of (a) the SPAC’s unpaid SPAC Transaction Expenses, (b) any unpaid loans owed by SPAC to Sponsor, (c) other unpaid administrative costs and expenses incurred by or on behalf of SPAC, (d) any other unpaid costs, Liabilities (excluding any Liabilities not payable in cash that are required to be recorded as accounting liabilities) and Indebtedness of SPAC and (e) the Company Transaction Expenses (including amounts paid prior to the Closing)), equal to at least Ten Million U.S. Dollars ($10,000,000).

(ix) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(x) Sponsor Letter Agreement. The Company shall have received the Sponsor Letter Agreement (including the exhibit attached thereto) in the form attached hereto as Exhibit E, and the Sponsor Letter Agreement (including the exhibit attached thereto) shall have been duly executed by the Sponsor and SPAC, and the terms and provisions of the Sponsor Letter Agreement (including the exhibit attached thereto) shall be in full force and effect in accordance with the terms thereof as of the date of this Agreement or as of Merger Effective Time, as applicable.

7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Closing are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Merger Sub, as applicable.

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(b) Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.3(a) with respect to the Company and Merger Sub, as applicable.

(ii) Secretary Certificates. The Company and Merger Sub shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) evidence that the Required Company Shareholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii) Good Standing. (i) the Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, (ii) the Company shall have delivered to SPAC a good standing certificate (or similar document applicable for such jurisdiction) for Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Merger Sub’s jurisdiction of organization; in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv) Amended Organizational Documents. At or prior to the Merger Effective Time, the shareholders of the Company shall have adopted the Amended Organizational Documents in a form to be mutually agreed upon by the Parties.

(v) Assignment, Assumption and Amendment to Warrant Agreement. SPAC shall have received a copy of each Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit D hereto, duly executed by the Company and the Warrant Agent.

(vi) Registration Rights Agreement. SPAC shall have received a copy of the Registration Rights Agreement, duly executed by the Company and each Company Shareholder party thereto.

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(vii) SPAC Registration Rights Agreement Amendment. SPAC shall have received a copy of the SPAC Registration Rights Agreement Amendment, duly executed by the Company.

(viii) Lock-Up Agreements. SPAC shall have received a Lock-Up Agreement for the Locked-Up Company Shareholders (or alternatively, other Company Shareholders who along with the Locked-Up Company Shareholders, have at least the same aggregate Pro Rata Share as the Locked-Up Company Shareholders) in substantially the form attached as Exhibit A hereto, duly executed by the Company and such Company Shareholders, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(ix) Recapitalization; Amendment to Company Articles. Prior to the Merger Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide reasonable evidence that the Company’s shareholders have adopted the Amended Organizational Documents in a form to be agreed upon by the Parties, and shall have provided SPAC with reasonable evidence of such adoption.

(x) Joinder. The Company Representative shall have executed and delivered the Joinder.

(xi) Non-Competition and Non-Solicitation Agreements and Employment Agreements. The Non-Competition and Non-Solicitation Agreements and the Employment Agreements (to the extent mutually agreed by SPAC and the Company pursuant to Section 5.26) shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Business License. The Company shall hold a temporary or permanent valid Business License at the Closing.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company or Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f) by written notice by the SPAC to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing; or

(g) by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14(a), 5.16, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party prior to termination of this Agreement, and (iii) nothing herein shall relieve the Company or Merger Sub from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

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8.3 Fees and Expenses. Subject to Sections10.16 and 10.17, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, (i) all registration fees or filing fees payable to TASE or ISA in each case of the foregoing in connection with the Transactions shall be borne by the Company, (ii) all registration fees or filing fees payable to the SEC or Nasdaq, in each case of the foregoing in connection with the Transactions shall be borne by SPAC (other than the registration fees or filing fees payable to the SEC or Nasdaq in connection with the Registration Statement, which shall be borne equally between the Company and SPAC), and (iii) any Extension Expenses shall be borne by SPAC; provided further that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall be responsible for payment of all unpaid Company Transaction Expenses and SPAC shall be responsible for payment of all unpaid SPAC Transaction Expenses, and (b) if the Closing occurs, then all unpaid SPAC Transaction Expenses, any loans owed by SPAC to Sponsor, other administrative costs and expenses incurred by or on behalf of SPAC, any other costs, Liabilities and Indebtedness of SPAC and all unpaid Company Transaction Expenses shall be paid as set forth in Section 5.21.

Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, the Company Representative, the SPAC Representative and Merger Sub hereby represents and warrants that it understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend SPAC Organizational Documents to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of SPAC Class A Shares if SPAC does not complete a Business Combination within 18 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of SPAC Class A Shares, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 18 months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any income taxes, and (d) to SPAC after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Company Representative, the SPAC Representative and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Company Representative, the SPAC Representative or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, the Company Representative, the SPAC Representative or Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, the Company Representative, the SPAC Representative and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, the Company Representative, the SPAC Representative and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, the Company Representative, the SPAC Representative and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company, the Company Representative, the SPAC Representative and Merger Sub or any of their respective Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds but excluding any distributions to Public Shareholders); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein or any distributions to Public Shareholders, and (B) nothing herein shall limit or prohibit the Company, the Company Representative, the SPAC Representative and Merger Sub or any of their respective Affiliates from pursuing a claim against SPAC for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

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Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Keyarch Acquisition Corporation 275 Madison Avenue, 39th Floor New York, New York 10016 Attn: Kai Xiong Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.:
Telephone No.:
Email:

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If to SPAC Representative, to: Keyarch Global Sponsor Limited 275 Madison Avenue, 39th Floor New York, New York 10016 Attn: Kai Xiong Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.:
Telephone No.:
Email:

If to the Company or Merger Sub at or prior to the Closing, to: Zooz Power Ltd. 13 Hamelacha St., Lod 7152025 Attn: Boaz Weizer, CEO Facsimile No.: Telephone No.: Email:	with a copy (which will not constitute notice) to: Shibolet & Co. 4 Yitzhak Sadeh St. Tel Aviv 6777504 Attn: Ofer Ben-Yehuda Telephone No.: Email:
If to Surviving Company or the Company after the Closing, to: Attn: Boaz Weizer Facsimile No.: Telephone No.: Email:	with a copy (which will not constitute notice) to: Shibolet & Co. 4 Yitzhak Sadeh St. Tel Aviv 6777504 Attn: Ofer Ben-Yehuda Telephone No.: Email:

10.2 Binding Effect; Assignment. Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of SPAC and the Company (and after the Closing, the SPAC Representative and Company Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.19, of each of the Sponsor, Ellenoff Grossman & Schole LLP (“EGS”) and Goldfarb Gross Seligman & Co. (“GGS”) set forth in Section 10.15(a) and Shibolet & Co (“Shibolet”) and Lowenstein Sandler LLP (“Lowenstein”) set forth in Section 10.15(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4, for which Sections 10.5 and 10.6 shall be applicable) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

10.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York, without regard to the conflict of laws principles thereof. Subject to Section 10.4, except that the Merger, the internal affairs of SPAC and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively by the state and federal courts seated in New York County, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.4, each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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10.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company, the SPAC Representative and the Company Representative.

10.10 Waiver. Each of SPAC and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Company Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the SPAC Representative and the Company Representative.

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10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings by or among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

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10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

10.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that each of EGS and GGS may have, prior to the Closing, jointly represented SPAC, the SPAC Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of EGS and GGS will be permitted in the future, after the Closing, to represent the Sponsor, the SPAC Representative or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company the Company Representative and Merger Sub hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ and GGS’ future representation of one or more of the Sponsor, the SPAC Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of Merger Sub, SPAC the Company Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS and GGS of the Sponsor, SPAC, the SPAC Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of each of EGS and GGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the SPAC Representative, shall be controlled by the Sponsor and the SPAC Representative and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that each of Shibolet and Lowenstein may have, prior to the Closing, jointly represented the Company, the Company Representative and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of Shibolet and Lowenstein shall be permitted in the future, after the Closing, to represent the Company Representative, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC Parties and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with each of Shibolet and Lowenstein’s future representation of one or more of the Company Representative, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC Party or the SPAC Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by each of Shibolet and Lowenstein of the Company, the Company Representative, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege the Company Representative and the Company Shareholders shall be deemed the clients of each of Shibolet and Lowenstein with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Representative and the Company Shareholders, shall be controlled by the Company Representative and the Company Shareholders and shall not pass to or be claimed by the Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Merger Effective Time, the Surviving Subsidiary) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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10.16 SPAC Representative.

(a) Each of the SPAC and the Company, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably constitutes and appoints Sponsor, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the achievement, vesting or forfeiture of the Earnout Shares under Section 1.2 and the Sponsor Earnout Letter, as applicable; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities and Company Securities other than the Company Security Holders immediately prior to the Merger Effective Time and their respective successors and assigns. All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Company Representative or any Company Shareholders, shall be binding upon the SPAC, the Company and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b) Any other Person, including the Company Representative, the SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the SPAC Representative as the acts of the Company and the SPAC under any SPAC Representative Documents. The Company Representative, the SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the SPAC Representative as to (i) any payment instructions provided by the SPAC Representative or (ii) any other actions required or permitted to be taken by the SPAC Representative hereunder, and the Company, SPAC and their respective securityholders shall not have any cause of action against the Company Representative, SPAC or the Company. The Company Representative, the SPAC, and the Company shall not have any Liability to the Company, SPAC or any of their respective securityholders for any allocation or distribution among the holders of the Company’s securities by the SPAC Representative of payments made to or at the direction of the SPAC Representative.

(c) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The SPAC (and after the Closing Company and SPAC shall jointly and severally) indemnify, defend and hold harmless the SPAC Representative from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”) incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable out-of-pocket fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the SPAC (and after the Closing, the Company), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(d) The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to the SPAC and, the Company and the Company Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

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10.17 Company Representative.

(a) Each Company Shareholder, by approval of the Merger, Recapitalization and/or this Agreement, on behalf of itself and its successors and assigns, shall appoint a Company Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the achievement, vesting or forfeiture of the Earnout Shares under Section 1.2; (ii) terminating, amending or waiving on behalf of such Person any provisions of this Agreement or any Ancillary Documents to which the Company Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Company Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Company Representative Documents (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Company Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Company Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Company Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Company Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Company Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person provided, that the Parties acknowledge that the Company Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the pre-Merger Effective Time holders of Company Ordinary Shares and their respective successors and assigns. All decisions and actions by the Company Representative, including any agreement between the Company Representative and the SPAC Representative, shall be binding upon each Company Shareholder and his, her or its respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Company Representative hereby accepts its appointment and authorization as the Company Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, the SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Company Representative as the acts of the Company Shareholders under any Company Representative Documents. The SPAC Representative, the SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Company Representative as to (i) any payment instructions provided by the Company Representative or (ii) any other actions required or permitted to be taken by the Company Representative hereunder, and no Company Shareholder shall have any cause of action against the SPAC Representative, SPAC or the Company. The SPAC Representative, the SPAC and the Company shall not have any Liability to any Company Shareholder for any allocation or distribution among the Company Shareholders by the Company Representative of payments made to or at the direction of the Company Representative. All notices or other communications required to be made or delivered to a Company Shareholder under any Company Representative Document shall be made to the Company Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Company Shareholder shall be made by the Company Representative (except for a notice under Section 10.17(d) of the replacement of the Company Representative).

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(c) The Company Representative shall not be liable for any act done or omitted under any Company Representative Document as the Company Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shall (and after the Closing SPAC and the Company shall jointly and severally) indemnify, defend and hold the Company Representative harmless from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Company Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Company Representative’s duties under any Company Representative Document, including the reasonable out-of-pocket fees and expenses of any legal counsel retained by the Company Representative. In no event shall the Company Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Company Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Company Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Company Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Company Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Company Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(d) If the Company Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Company Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%) of Company Ordinary Shares), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, the Company and the SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Company Representative” for purposes of this Agreement.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the Target Voting Agreement, the Sponsor Earnout Letter, the Employment Agreements, the Registration Rights Agreement, the SPAC Registration Rights Agreement Amendment, each Assignment, Assumption and Amendment to Warrant Agreement and the Surviving Company Memorandum and Articles of Association Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audited Financial Statements” means the audited financial statements of the Company (including any related notes thereto), consisting of the audited balance sheets of the Company as of the Balance Sheet Date and the related audited income statements, changes in shareholder equity and statements of cash flows for the years ended December 31, 2022 and December 31, 2021.

“Balance Sheet Date” means December 31, 2022.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Tel Aviv, Israel, are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or Tel Aviv, Israel are generally open for use by customers on such day.

“Cayman Act” means the Cayman Islands Companies Act (as amended).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Organizational Documents” means the articles of association of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company, Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Merger Sub or their respective Representatives to SPAC or its Representatives was previously known by such receiving party, other than from the Company, Merger Sub or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Equity Plan” means the Company’s 2015 Share Option Plan, as amended from time to time.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Ordinary Shares” means the Company’s Ordinary Shares with a par value of ILS 0.00025 each.

“Company Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Company Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by the Company in the Merger in exchange for the SPAC Private Warrants.

“Company Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Company Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by the Company in the Merger in exchange for the SPAC Public Warrants.

“Company Reporting Documents” means (i) the Company’s annual reports filed on the ISA’s Internet-based “MAGNA” system and the TASE website for each fiscal year of the Company beginning with the first year the Company was required to file such a report, (ii) the Company’s quarterly reports filed on the ISA’s Internet-based “MAGNA” system and the TASE website for each fiscal quarter that the Company was required to file such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (ii) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company on the ISA’s Internet-based “MAGNA” system and/or the TASE website since the beginning of the first fiscal year referred to in clause (i) above.

“Company Securities” means the Company Ordinary Shares, and after the Closing, the Company Warrants, collectively.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Company Shares” means the Company Ordinary Shares.

“Company Transaction Expenses” means all fees and expenses of any of the Company or Merger Sub (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any Ancillary Document) paid, incurred, or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or Merger Sub, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or Merger Sub pursuant to this Agreement or any Ancillary Document.

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“Company Warrants” means, collectively, the Company Private Warrants and the Company Public Warrants.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continuing Company Options” means, collectively, the Outstanding ITM Company Options and the Company Options set forth on Schedule 11.1 which shall be delivered by the Company to the Purchaser within five (5) Business Days following the date hereof.

“Contracts” means all contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works designs and other equivalent rights in any of the foregoing, and all copyrights therein, and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Environmental Law” means any Law in any way applicable to the Company and relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States or Israel by the Company primarily for the benefit of employees of the Company residing outside the United States or Israel, as applicable, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code or applicable Israeli Law, excluding any plan, program or arrangement required by a Governmental Authority.

“Fraud Claim” means any claim a Party has committed an actual and intentional fraud as defined under the laws of the State of New York.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Authority granted to, provided to, or enjoyed by the Company, including by or on behalf of or under the authority of the IIA, the Investment and Development Authority for Industry and Economy at the Israeli Ministry of Economy and Industry and the Israel-U.S. Binational Industrial Research and Development Foundation.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy.

“IIA Grants” means Government Grants from the IIA granted to the Company.

“IFRS” means the Internal Financial Reporting Standards as in effect issued by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (i) all obligations described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Company Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.2(c).

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.2(b)(i) or 1.2(b)(ii) from the other Representative Party referring such dispute to the Independent Expert.

“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 1984.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and all documentation related thereto, and any applications for registration therefor worldwide.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of April 8, 2021, and filed with the SEC on January 26, 2022 (File No. 333-261500).

“IPO Underwriter” means EarlyBirdCapital, Inc., as the representative of the underwriters in the IPO.

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“ISA” means the Israeli Securities Authority.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999.

“Israeli Securities Law” means the Israeli Securities Law, 1968, as amended, and the regulations and rules promulgated thereunder.

“ITA” means the Israeli Tax Authority.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Company’s Chairman of the Board, the Company’s Chief Executive Officer or the Company’s Chief Financial Officer, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

“Management Company Holders” means the directors and executive officers of the Company directly or indirectly holding Company Securities as of the date of this Agreement.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to SPAC, the consummation and effects of the Redemption (or any redemption in connection with the Extension); (viii) with respect to the Company, the inclusion of any going concern qualification in any financial statements of the Company, including in the Company Financials; and (ix) the announcement or the existence of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

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“Merger Sub Ordinary Shares” means the ordinary shares, par value $1 per share, of Merger Sub, which shares shall entitle the holder thereof to one vote per share, as provided for and fully described in memorandum and articles of association of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Course of Business” means (i) the ordinary course of the Company’s business consistent with past practices, (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, and (iii) any other action reasonably deemed necessary in the good faith determination of the management or directors of the Company in connection with the operations of the Company or the furtherance of the Transactions.

“Organizational Documents” means, with respect to any Person, its memorandum and articles of association or similar organizational documents, in each case, as amended. With respect to SPAC, Organizational Documents shall also include the Trust Agreement.

“Outstanding ITM Company Options” means outstanding options to purchase Company Ordinary Shares, the exercise price of which (after the Recapitalization) is lower than or equal to $10.00; for the avoidance of doubt, Outstanding ITM Company Options (i) shall include, without limitation, any Company Interim Options to the extent granted by the Company and to the extent the exercise price thereof (after the Recapitalization) is lower than or equal to $10.00, and (ii) shall in no event include the Company Options set forth on Schedule 11.1 which shall be delivered by the Company to the Purchaser within five (5) Business Days following the date hereof.

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“Patents” means any patents, patent applications in any jurisdiction in the world, and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits or temporary permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with social security, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case, arising in the ordinary course of business, (f) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property, (g) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (h) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (i) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) Liens not created by the Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (k) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property, or (l)Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means, with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares that such Company Shareholder holds at the Closing after giving effect to the Recapitalization, divided by (ii) the total number of Company Ordinary Shares held by all Company Shareholders at the Closing after giving effect to the Recapitalization.

“Related Person” means any officer, director, manager, employee, trustee of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person).

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required SPAC Shareholder Approval” means the approval of the SPAC Shareholder Approval Matters by the requisite vote of the holders of SPAC Shares at the Extraordinary General Meeting, in accordance with, and as required by the SPAC Organizational Documents, the Cayman Act and other applicable law.

“Rights Agreement” means that certain Rights Agreement, dated as of January 24, 2022, by and between SPAC and Continental Stock Transfer & Trust Company, as rights agent.

 “SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Company Shareholders” means those Company Shareholders to be mutually agreed to by the Company and SPAC.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC; provided, that references herein to the SPAC Organizational Documents for periods after the Merger Effective Time includes the Surviving Company Memorandum and Articles of Association.

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“SPAC Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Company Representative Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to by the Company, the Company Representative Merger Sub or any of their respective Representatives, was previously known by such receiving party, other than from SPAC or its Representatives, without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Company.

“SPAC Preference Shares” means preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by SPAC’s board of directors.

“SPAC Private Right” means one right that was included as part of each SPAC Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Share upon the consummation by SPAC of an initial Business Combination.

“SPAC Private Share” means one SPAC Class A Share included as part of a SPAC Private Unit.

“SPAC Private Units” means the units issued in a private placement at the time of the consummation of the IPO, consisting of (i) one SPAC Class A Share, (ii) one-half of one SPAC Private Warrant and (iii) one SPAC Private Right.

“SPAC Private Warrants” means the warrants issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one SPAC Class A Share per whole warrant at a purchase price of $11.50 per share.

“SPAC Public Right” means one right that was included as part of each SPAC Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Share upon the consummation by SPAC of an initial Business Combination.

“SPAC Public Units” means the units issued in the IPO (including over-allotment units acquired by SPAC’s underwriter) consisting of (i) one SPAC Class A Share, (ii) one-half of one SPAC Public Warrant and (iii) one SPAC Public Right.

“SPAC Public Warrants” means the warrants that were included as part of each SPAC Unit, entitling the holder thereof to purchase one SPAC Class A Share per whole warrant at a purchase price of $11.50 per share.

“SPAC Rights” means the SPAC Private Rights and SPAC Public Rights, collectively.

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“SPAC Shares” means, collectively, the SPAC Class A Shares (including SPAC Private Shares) and the SPAC Class B Shares.

“SPAC Securities” means the SPAC Units, the SPAC Rights, the SPAC Shares, the SPAC Preference Shares and the SPAC Warrants, as appropriate.

“SPAC Transaction Expenses” means all fees and expenses of SPAC (and not otherwise expressly allocated to the Company or Merger Sub pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of a Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of SPAC, travel and entertainment incurred by SPAC, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document.

“SPAC Units” means the SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means Keyarch Global Sponsor Limited, a Cayman Islands exempted company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding the forgoing, Merger Sub shall not be deemed to be a Subsidiary of the Company for purposes of this Agreement.

“TASE” means the Tel Aviv Stock Exchange.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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“Trade Secrets” means any trade secrets, confidential business information, customer lists and supplier lists. concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, formulae, algorithms, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions (whether patentable or not), modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Company Ordinary Shares are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the Company Ordinary Shares are then traded.

“Transaction Financing” means any equity or debt financing of SPAC entered into between the date of this Agreement and the Closing, including, without limitation, pursuant to any equity subscription agreement or any non-redemption agreements from existing stockholders of SPAC which may include non-redemption agreements from existing shareholders of SPAC or other actions to minimize redemptions from the Trust Account, provided that any such financing results in cash proceeds to SPAC at or prior to the Closing,.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 24, 2022, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on Nasdaq or other principal U.S. securities exchange or U.S. securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreements.

“Warrant Agreements” means the Private Warrant Agreement, dated as of January 24, 2022, by and between SPAC and the Warrant Agent, and the Public Warrant Agreement, dated as of January 24, 2022, by and between SPAC and the Warrant Agent.

“WHT Ruling” means a ruling confirming, among others, that the Company and anyone acting on its behalf shall be exempt from withholding Tax obligations in relation to payments made under this Agreement including the issuance of Company Ordinary Shares and/or Company Warrants to the SPAC holders (which ruling may be subject to customary conditions regularly associated with such a ruling).

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
1934 Act Registration Statement	5.13(a)
5% Holder	1.3(d)
5% Holder Withholding Drop Date	1.3(d)
5% Holder Tax Document	1.3(d)
AAA Procedures	10.4

Accounts Receivable	4.7(f)
Acquisition Proposal	5.8(a)
Additional Period	1.2(h)(ii)
Agreement	Preamble
Alternative Transaction	5.8(a)
Amended Company Equity Plan	5.18
Amended Organizational Documents	1.1(d)
Antitrust Laws	5.11(b)
Applicable Securities Laws	5.9
Assignment, Assumption and Amendment to Warrant Agreement	Recitals
Audited Financial statements	5.4(a)
Business Combination	9.1
Business License	5.27
Cancelled Shares	1.1(f)(v)
Capital Investment Law	4.14(o)
Cayman Registrar	1.1(b)
CFO	1.2(b)(i)
Claim	5.19(a)
Closing	1.1(a)
Closing Date	1.1(a)
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company General Meeting	5.15(a)
Company General Meeting Notice	5.15(a)
Company Government Grants	4.13(g)
Company Intellectual Property	4.13(c)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Ordinary Shares	Recitals
Company Permits	4.10
Company Personal Property Leases	4.16
Company’s Qualified Group	5.22(b)(ii)
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Representative	Preamble
Company Representative Documents	10.17(a)
Company Shareholder Approval Matters	5(a)

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Term	Section
Company Warrant Assumption	Recitals
Company’s Qualified Group	5.20(b)(ii)
Continuing Warrants	Recitals
Conversion Ratio	1.1(h)(i)(A)

D&O Indemnified Parties	5.19(a)
Dispute	10.4
Earnout Period	1.2(a)
Earnout Rights	1.2(a)
Earnout Shares	1.2(a)
Earnout Statement	1.2(b)(ii)
Employment Agreements	5.26
Enforceability Exceptions	2.2
Environmental Permits	4.20(a)
Exchange Agent	1.6(a)
Exercising Warrants	Recitals
Export Approvals	4.22(d)
Extension	5.3(a)
Extension Expenses	5.3(b)(iv)
Extraordinary General Meeting	5.13(a)
Financing Agreements	5.24
First Level Contingent Share Consideration	1.2(a)(i)
First Earnout Milestone	1.2(a)(i)
First Revenue Earnout Milestone	1.2(a)(i)
Founder Shares	Recitals
Gross Revenue	1.2(a)(i)
GGS	10.3
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	4.7(a)
Interim Options	5.2(b)(ii)
Interim Period	5.1(a)
Interim Period Indebtedness	5.2(b)(iv)
ISA	5.9
Israeli Prospectus	5.15(a)
Israeli VAT Law	4.14(m)
Joinder	5.31
Locked-Up Company Shareholders	Recitals
Lock-Up Agreement	Recitals
Losses	10.16(c)
Lost Certificate Affidavit	1.6(c)
Lowenstein	10.3
Merger	Recitals
Merger Consideration	Recitals
Merger Documents	1.1(b)
Merger Effective Time	1.1(b)
Merger Sub	Preamble
Non-Competition and Non-Solicitation Agreement	Recitals

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Term	Section
OFAC	2.17(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Outstanding Company Warrants	Recitals
Party/Parties	Preamble
Paying Agent	1.2(h)(ii)
Pre-Closing Company Shareholders	1.2(a)
Price Earnout Milestone	1.2(a)(iii)
Price Earnout Statement	1.2(b)(i)
Post-Closing Board	5.17(a)
Prohibited Party Lists	4.22(c)
Proxy Statement	5.13(a)
Public Certifications	2.6(a)
Public Shareholders	9.1
Recapitalization	1.1(h)(i)
Redemption	5.13(a)
Registration Rights Agreement	Recitals
Registration Statement	5.13(a)
Released Claims	9.1
Required Company Shareholder Approval	5(a)
Resolution Period	10.4
Revenue Earnout Milestone	1.2(a)(iii)
Revenue Earnout Statement	1.2(b)(ii)
Reviewed Interim Financial Statements	5.4(a)
Sanctioned Countries	4.22(c)
SEC Reports	2.6(a)
SEC SPAC Accounting Changes	2.6(a)
Second Earnout Milestone	1.2(a)(ii)
Second Revenue Earnout Milestone	1.2(a)(ii)
Second Level Contingent Share Consideration	1.2(a)(ii)
Section 14 Arrangement	4.18(c)
Shibolet	10.3
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
SPAC	Preamble
SPAC Declaration	1.3(f)
SPAC Disclosure Schedules	Article II
SPAC Financials	2.6(c)
SPAC Material Contract	2.13(a)
SPAC Recommendation	2.2
SPAC Registration Rights Agreement Amendment	Recitals
SPAC Representative	Preamble
SPAC Representative Documents	10.16(a)

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Term	Section
SPAC Shareholder Approval Matters	5.13(a)
SPAC Shares Merger Consideration	Recitals
Specified Courts	10.5
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Sponsor Support Agreement	Recitals
Target Voting Agreement	Recitals
Surviving Company	1.1(a)
Surviving Company Memorandum and Articles of Association	Recitals
Target Voting Agreement	Recitals
Tax Declaration	1.3(d)
Tier I Share Price Target	1.2(a)(i)
Tier II Share Price Target	1.2(a)(ii)
Tier III Share Price Target	1.2(a)(iii)
Third Earnout Milestone	1.2(a)(iii)
Third Revenue Earnout Milestone	1.2(a)(iii)
Third Level Contingent Share Consideration	1.2(a)(iii)
Top Customers	4.28
Top Suppliers	4.28
Transactions	Recitals
Transaction Financing	5.24
VAT	4.14(m)
Valid Certificate	1.3(b)
Withholding Amount	1.3(g)(ii)
Withholding Drop Date	1.3(g)(i)
Withholding Party	1.3(a)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

KEYARCH ACQUISITION CORPORATION

By:	/s/ Dr. Kai Xiong
Dr. Kai Xiong
Authorized Signatory

The SPAC Representative:

KEYARCH GLOBAL SPONSOR LIMITED, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Dr. Kai Xiong
Dr. Kai Xiong
Authorized Signatory

Merger Sub:

ZOOZ POWER CAYMAN

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Executive Chairman

[Signature Page to Business Combination Agreement]

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The Company:

ZOOZ POWER LTD.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Executive Chairman

[Signature Page to Business Combination Agreement]

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Appendix

Plan of Merger

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Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of February 9, 2024, by and among (i) Keyarch Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), (ii) Zooz Power Ltd., an Israeli company (the “Company”), and (iii) Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as the SPAC Representative under the BCA (as defined herein). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the BCA.

WHEREAS, the parties hereto entered into that certain Business Combination Agreement, dated as of July 30, 2023 (the “Original Agreement”); and

WHEREAS, in connection with the transactions contemplated by the BCA, the parties hereto desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “BCA”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Amendments to the BCA.

1.1 Amendments to Earnout.

(a) Section 1.2(a) of the BCA is hereby deleted and replaced with the following:

“1.2 Earnout.

(a) Earnout Generally. At the Closing or as soon as reasonably practicable thereafter, and, in any case, by no later than seven (7) Business Days after the Closing and after receipt of all required approvals from any applicable Governmental Authority for the Israeli Prospectus (as defined in Section 5.15(a)), subject to the terms and conditions set forth herein, the Company shall issue to the Company Shareholders who were Company Shareholders as of immediately prior to the Closing at a record date to be determined by the Company in coordination with the TASE (the “Pre-Closing Company Shareholders”) an aggregate of Four Million (4,000,000) non-tradeable, non-assignable rights (the “Earnout Rights”), to be allocated among the Pre-Closing Company Shareholders according to their respective Pro Rata Shares. The Earnout Rights shall be automatically converted into Company Ordinary Shares (by the Company issuing one Company Ordinary Share in lieu of each converted Earnout Right which shall be automatically cancelled and extinguished upon such conversion), in an amount not to exceed Four Million (4,000,000) Company Ordinary Shares in the aggregate (subject to adjustment after the Closing for share splits, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, share sub-divisions (including share consolidations), split-up and the like, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), upon and subject to the occurrence of Earnout Milestone(s) (as defined below) during a five-year period (which shall commence as of the first day of the full fiscal quarter immediately following the Closing) (the “Earnout Period”), subject to the other terms set forth below, including the terms detailed in Sections 1.2(h)(i) and 1.2(h)(ii) below, and without the payment of any consideration by the Pre-Closing Company Shareholders (other than, to the extent applicable, the transfer of the applicable Withholding Amount (as defined below) by each respective Pre-Closing Company Shareholder in accordance with the terms set forth in Sections 1.2(h)(i) and 1.2(h)(ii) below). The Earnout Rights shall be issued through the “Nesher system” of the TASE. The Earnout Rights shall convert automatically into Earnout Shares as follows and subject to the terms of Sections 1.2(h)(i) and 1.2(h)(ii) below:

(i) In the event that, at any time during the Earnout Period, (A) the gross revenue of the Company on a consolidated basis (including gross revenue of any type and nature (including but not limited to gross revenue derived, generated or attributable to (i) any acquisition(s) made by the Company or its Subsidiary(ies), (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing) and any other gross revenue, either recurring or derived, generated or attributable and recognized one-time) as recorded in the Company’s quarterly financial statements reviewed by the Company’s independent accountants and included in the quarterly report of the Company filed with the SEC for such period) (if relevant, the results of the fourth quarter shall be extracted from the financial statements filed by the Company with the SEC with respect to the full fiscal year) (the “Gross Revenue”) is in the aggregate greater than or equal to ten million dollars ($10,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “First Revenue Earnout Milestone”), or (B) the VWAP of the Company Ordinary Shares equals or exceeds $12.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier I Share Price Target,” and with the First Revenue Earnout Milestone, each a “First Earnout Milestone”; the date, if any, on which the First Earnout Milestone has been achieved is referred to herein as the “First Earnout Milestone Achievement Date”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, twenty-five (25%) of the Earnout Rights (“First Level Contingent Share Consideration”) shall automatically convert to twenty-five (25%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable;

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(ii) In the event that (A) for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the First Earnout Milestone Achievement Date, the Gross Revenue is in the aggregate greater than or equal to ten million dollars ($10,000,000.00) (the “Second Revenue Earnout Milestone”), or (B) the VWAP of the Company Ordinary Shares equals or exceeds $16.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier II Share Price Target,” and with the Second Revenue Earnout Milestone, each a “Second Earnout Milestone”; the date, if any, on which the Second Earnout Milestone has been achieved is referred to herein as the “Second Earnout Milestone Achievement Date”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, thirty-five (35%) of the Earnout Rights (“Second Level Contingent Share Consideration”) shall automatically convert to thirty-five (35%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable; and

(iii) In the event that (A) for any two consecutive fiscal quarters commencing with the first full fiscal quarter following the Second Earnout Milestone Achievement Date, the Gross Revenue is in the aggregate greater than or equal to fifteen million dollars ($15,000,000.00) (the “Third Revenue Earnout Milestone,” and with the First Revenue Earnout Milestone and Second Revenue Earnout Milestone, each a “Revenue Earnout Milestone”), or (B) the VWAP equals or exceeds $23.00 per Company Share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier III Share Price Target,” (i) and with the Tier I Share Price Target and the Tier II Share Price Target, each a “Price Earnout Milestone” and (ii) and with the Third Revenue Earnout Milestone, each a “Third Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, forty (40%) of the Earnout Rights (“Third Level Contingent Share Consideration”) shall automatically convert to forty (40%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable.

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Subject to the preceding paragraphs, in the event that the applicable Earnout Milestones are not met by the end of the Earnout Period, the respective Earnout Rights applicable to such Earnout Milestones shall expire and the Pre-Closing Company Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, in the event the Company meets at the same measurement period the Price Earnout Milestones for the Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the issuance will also include the First Level Contingent Share Consideration. In the event the Company meets at the same measurement period the Price Earnout Milestones for the Third Level Contingent Share Consideration and Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the issuance will also include the entitlement for the First Level Contingent Share Consideration and the Second Level Contingent Share Consideration. Additionally, if during the Earnout Period any Earnout Milestone is achieved once and then thereafter the same Earnout Milestone is achieved again, then, for the avoidance of doubt, the portion of the Earnout Rights corresponding to the applicable Earnout Milestone shall only be converted once.

The issuance of the Earnout Rights will be subject to the prior receipt of the TASE’s approval for the listing of the Earnout Shares for trading. The Earnout Shares will be listed for trading on the stock exchange or exchanges where the Company Ordinary Shares will be listed for trading on the date of the conversion of the applicable Earnout Rights.”

(b) The words “for any four quarter (out of five consecutive quarter) period during the Earnout Period” in clause (ii) of Section 1.2(b) of the BCA are hereby deleted and replaced with the words “for the applicable fiscal quarter(s) specified in Section 1.2(a)”.

1.2 Amendment to Article V. Article V of the BCA shall be amended such that a new Section 5.32 shall be added to said Article V, which shall read as follows:

“5.32 Permitted Company Financing.

(a) Notwithstanding anything in this Agreement (including Sections 5.2 (Conduct of Business of the Company and Merger Sub) and Section 5.8 (No Solicitation)) to the contrary, from January 1, 2024 until the earlier of (i) April 1, 2024 or (ii) the date on which the Registration Statement has been publicly filed with the SEC (such date, the “Public Filing Date”), the Company shall be permitted to enter into discussions, negotiate and enter into financing agreements and any related documents utilizing such instruments (including convertible instruments) (any such agreements and documents, collectively, the “Company Equity Financing Agreements”) with respect to the sale of the Company’s equity securities or any options, warrants, commitments, subscriptions or other similar rights of any kind to acquire or sell any of the Company’s equity securities in a financing transaction designed to inject new financing into the Company (a “Company Equity Financing Transaction”; and any securities issued in a Company Equity Financing Transaction, collectively, “New Company Financing Securities”); provided, however, that without the prior written consent of SPAC, the Company may not seek, discuss, negotiate, enter into agreements or consummate any Company Equity Financing Transaction(s) (i) that utilizes or is based upon a pre-money equity valuation of the Company that is less than the $60,000,000 pre-money equity valuation of the Company utilized in the Transactions; (ii) in which any of the New Company Financing Securities are securities convertible or exchangeable for other securities and would not automatically convert into Company Ordinary Shares as of the Closing, implying an effective price per share or conversion price reflecting less than the $60,000,000 pre-money equity valuation of the Company utilized in the Transactions; and/or (iii) that contains terms that could reasonably be expected to affect the Company’s ability to consummate the Transactions or perform its obligations under this Agreement.

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(b) In connection with any Company Equity Financing Transaction, the Company shall, subject to any confidentiality obligations applicable to the Company pursuant to applicable law or otherwise (including the Israeli Securities Law and the rules and regulations of the TASE), (i) provide SPAC with prompt written notice if it negotiates or receives any offer for any potential Company Equity Financing Transaction, (ii) provide SPAC with reasonably detailed information regarding any such potential Company Equity Financing Transaction and keep SPAC reasonably apprised of the status thereof, (iii) provide SPAC with copies of any proposed Company Equity Financing Agreements reasonably in advance of the execution thereof, and consult with SPAC and its advisors regarding such proposed Company Equity Financing Agreements and reasonably consider in good faith any comments from SPAC or its advisors, and (iv) provide SPAC with any other information regarding any Company Equity Financing Transaction that SPAC may reasonably request.

(c) If the Public Filing Date does not occur on or before April 1, 2024, then, after such date and until the termination of this Agreement pursuant to its terms, the Company shall only have obligations under the provisions of Section 5.8 of this Agreement with respect to an Alternative Transaction that (x) is a public offering of the Company’s (or any successor entity’s) equity securities in the United States, (y) will result in the Company’s (or any successor entity’s) securities being listed for trading or quotation on a U.S. stock exchange or (z) is a transaction between the Company and another special purpose acquisition company listed for trading on a U.S. stock exchange (any of the foregoing described in clauses (x), (y) or (z), a “Public Alternative Transaction”, and any Alternative Transaction other than a Public Alternative Transaction, a “Non-Public Alternative Transaction”). Notwithstanding the foregoing, the Company shall, subject to any confidentiality obligations applicable to the Company pursuant to applicable law or otherwise (including the Israeli Securities Law and the rules and regulations of the TASE), (i) be required to notify SPAC promptly if it directly or indirectly receives any inquiries, proposals or offers, requests for negotiations regarding any potential Non-Public Alternative Transaction or requests for negotiations that could be reasonably expected to result in a Non-Public Alternative Transaction; (ii) provide SPAC with reasonably detailed information regarding any request for non-public information relating to the Company or its Affiliates in connection with any potential Non-Public Alternative Transaction; (iii) keep SPAC reasonably informed of the status of any such proposals, offers, requests for information, discussions and negotiations regarding any potential Non-Public Alternative Transaction; and (iv) not (A) enter into any definitive agreement or other similar agreement in furtherance of any potential Non-Public Alternative Transaction, (B) make any public announcements regarding any potential Non-Public Alternative Transaction or (C) make any filings or submissions with any Governmental Authorities with respect to any potential Non-Public Alternative Transaction, in any case of clauses (A) through (C), without first terminating this Agreement in accordance with the provisions of Section 8.1 hereof.”

1.3 Amendment to Outside Date. Clause (b) of Section 8.1 of the BCA is hereby deleted and replaced with the following:

“(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by April 1, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;”

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1.4 Amendment to Definition of Continuing Company Options. The definition of “Continuing Company Options” in Section 11.1 of the BCA is hereby amended and restated in its entirety as follows:

““Continuing Company Options” means, collectively, the Outstanding ITM Company Options, outstanding unvested options to purchase Company Ordinary Shares, the exercise price of which (after the Recapitalization) is lower than or equal to $10.00, and the Company Options set forth on Schedule 11.1 as delivered by the Company to SPAC within five (5) Business Days following the date hereof.”

1.5 Amendment to Definition of Outstanding ITM Company Options. The definition of “Outstanding ITM Company Options” in Section 11.1 of the BCA is hereby amended and restated in its entirety as follows:

““Outstanding ITM Company Options” means outstanding vested options to purchase Company Ordinary Shares, the exercise price of which (after the Recapitalization) is lower than or equal to $10.00; for the avoidance of doubt, Outstanding ITM Company Options (i) shall include, without limitation, any Company Interim Options to the extent granted by the Company and to the extent the exercise price thereof (after the Recapitalization) is lower than or equal to $10.00, and (ii) shall in no event include the Company Options set forth on Schedule 11.1 as delivered by the Company to SPAC within five (5) Business Days following the date hereof.”

2.	Miscellaneous.

2.1 No Further Amendment. The parties hereto agree that all other provisions of the BCA shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the BCA or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the BCA. From and after the date of this Amendment, each reference in the BCA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BCA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BCA, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Agreement. Without limiting the foregoing, the provisions of Article X of the BCA are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties, mutatis mutandis.

{Remainder of page intentionally left blank. Signature page follows.}

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Business Combination Agreement as of the date first written above.

SPAC:

KEYARCH ACQUISITION CORPORATION

By:	/s/ Dr. Kai Xiong
Name:	Dr. Kai Xiong
Title:	Authorized Signatory

The SPAC Representative:

KEYARCH GLOBAL SPONSOR LIMITED, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Dr. Kai Xiong
Name:	Dr. Kai Xiong
Title:	Authorized Signatory

The Company:

ZOOZ POWER LTD.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Executive Chairman

{Signature Page to Amendment No. 1 to Business Combination Agreement}

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Annex B

Form of Amended and Restated Articles of Association of ZOOZ Power Ltd.

Amended and Restated Articles of Association

of

ZOOZ Power Ltd.

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1.	Preamble

1.1.	In these Articles, unless the context requires otherwise:

“Person”	Including an Entity and a natural person;

“Confirmation of Ownership”	shall mean a confirmation of the ownership of a share by a member of the applicable Stock Exchange;

“Stock Exchange”	shall mean the Tel-Aviv Stock Exchange Ltd. (“TASE”), The Nasdaq Stock Market LLC (“NASDAQ”) or any other stock exchange or quotation system on which the Ordinary Shares are listed or quoted;

“In Writing”	shall mean in handwriting, in print, in a typewriter, in a photocopy, by fax, or in any other legible format;

“Registered Shareholder”	shall mean a shareholder, as defined in Section 177(2) of the Companies Law;

“Non-Registered Shareholder”	shall mean a shareholder, as defined in Section 177(1) of the Companies Law;

“Administrative Enforcement Proceeding”	shall mean an administrative enforcement proceeding in accordance with the provisions of any applicable law, including but not limited to the Securities Law, as amended from time to time, the Economic Competition Law, 5748-1988, as amended from time to time, including an administrative petition, an objection, or an appeal in connection with such a proceeding;

“Business Day”	shall mean any day other than Saturday, Sunday or public holiday under the laws of Israel or the State of New York or other day on which banking institutions are authorized or obligated to close in Israel or the State of New York.

“Company”	shall mean ZOOZ Power Ltd.;

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999, as amended from time to time, and the regulations promulgated thereunder;

“Securities Law”	shall mean the Israeli Securities Law, 5728-1968, as amended from time to time, and the regulations promulgated thereunder;

“Deed of Appointment”	shall mean a document appointing a proxy to vote in a Company general meeting;

“Majority”

shall mean:

(1) with respect to voting at meetings of the Shareholders - a simple majority of those present and voting determined in accordance with the voting rights attached to the Shares; provided, however, that abstaining votes are not counted;

(2) with respect to voting at meetings of the Board of Directors or any committee thereof - a simple majority determined in accordance with the number of voting Directors; provided, however, that abstaining votes are not counted.

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“NIS”	shall mean New Israeli Shekel.

“Special Majority”	shall mean a majority of sixty-six and two thirds percent (66 2/3%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.

“Secretary”	shall mean the Person appointed as the Company Secretary (if appointed);

“Shares” or “Ordinary Shares”	shall mean Ordinary shares of the Company, par value [____] each;

“Register” or “Shareholder Register”	shall mean the register of Company shareholders that must be kept in accordance with the Companies Law;

“Office” or “Registered Office”	shall mean the Company’s registered office at any given time;

“Office Holder”	shall have the meaning ascribed to such term in the Companies Law;

“Year” or “Month”	According to the Gregorian calendar;

“Entity”	shall mean a company, a partnership, a cooperative association, a nonprofit, and any other incorporated or unincorporated body of Persons;

The “Articles”	shall mean these Amended and Restated Articles of Association, as may be amended from time to time.

1.2.	All terms in these Articles that are not defined above in Article 1.1 or in another article are defined according to the definition in the Companies Law, unless this creates a contradiction with the subject matter or content of that written; words in the singular also refer to the plural and vice versa; words in the masculine also referred to the feminine.

1.3.	Headings in these Articles are intended for convenience purposes only and may not be used in their interpretation.

1.4.	Wherever these Articles stipulate that its provisions apply subject to the Companies Law or to any applicable law, this means the mandatory provisions of the Companies Law or of any other law, unless otherwise required by the context.

1.5.	The Company is subject to the non-mandatory provisions of the Companies Law, unless these Articles stipulate otherwise, and as long as there is no conflict between them and these Articles.

2.	Name of the Company

The name of the Company in Hebrew is: זוז פאוור בע”מ.

The name of the Company in English is: ZOOZ Power Ltd.

3.	Limitation of Liability

Shareholder liability is limited so that each ordinary shareholder is only liable for the repayment of its Shares’ par value. If the Company allots Shares at a lower consideration than the Shares’ par value, as stated in Section 304 of the Companies Law, each shareholder’s liability will be limited to paying off the reduced consideration amount due to each share allotted to them thus.

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4.	Objectives of the Company

The objectives of the Company are to engage in any lawful activity.

5.	Donations

The Company may donate reasonable amounts to worthy causes, even if the donation is not made in the framework of the Company’s business considerations. At its discretion, the Board of Directors may set the donated amounts, the causes for which donations may be made, the donation recipient’s identity, and any other relevant condition. Furthermore, the Board of Directors may authorize the Chief Executive Officer (“CEO”) to decide on the distribution on donations in practice, at the CEO’s discretion, and on the identity of the donation recipient, and any other relevant condition, according to the criteria set by the Board of Directors.

6.	The Registered Office

The Company’s Registered Office is to be at the address the Board of Directors determines, and it may change from time to time.

7.	Modifications to the Articles

7.1.	Except as otherwise provided in these Articles, the Company may modify these Articles by a resolution adopted by a Majority of the Shareholders voting at the applicable meeting of the Shareholders (“General Meeting”).

7.2.	A resolution that modifies any provision of these Articles, adopted by a Majority of the Shareholders voting at the General Meeting (or such other majority required by these Articles for modifying any provision of these Articles, as the case may be) to modify these Articles at the General Meeting, will be considered a resolution to modify these Articles, even if the resolution does not state this expressly.

7.3.	Subject to the Companies Law, modifications to these Articles are effective as of the day the Company resolves to make them, or as of a later date, as the resolution stipulates.

8.	Registered Share Capital

The Company’s authorized share capital of the Company is NIS 100,000, divided into 400,000,000 Ordinary Shares . The Company may change the authorized share capital according to the Companies Law and these Articles.

9.	The Shares

9.1.	All Ordinary Shares have equal rights, for all intents and purposes, including the rights to dividends, to bonus Shares, and to participate in the distribution of the Company’s surplus assets upon its dissolution, in proportion to each share’s par value, without considering any premium paid on it, all, subject to the provisions of these Articles.

9.2.	Each Ordinary Share entitles its holder to participate in Company general meetings, and to a single vote.

9.3.	Anyone registered as a shareholder in the Shareholder Register, and anyone to whose name a share is registered with a member of the applicable Stock Exchange, including if the share is included among the Shares registered to the name of the nominee company in the Company’s Shareholder Register, is considered a Company shareholder.

9.4.	If a shareholder acts as a trustee for the benefit of another Person, they must notify the Company of such arrangement, and the Company will register them in the Shareholder Register, including the trust status; for the purpose of the Companies Law, they will be considered one shareholder, and the Company will consider the trustee a shareholder for all intents and purposes and will not recognize any other Person, including the beneficiary Person, as having any title to the share.

10.	Share Certificate

10.1.	The certificates attesting to the property rights in the Shares must bear the Company stamp and signatures by two directors or the signatures of any two people the Board of Directors may authorize for this purpose.

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The Board of Directors may decide that the signature or signatures above may be made mechanically, in the manner the Board of Directors determines.

10.2.	As long as Company Shares are listed on a Stock Exchange, all Shares the Company allots, including Shares that result from the conversion of convertible securities into Shares, if the Company issues such securities, may be registered to the name of a nominee company, in the Shareholder Register, to the extent determined by the Company to be necessary.

10.3.	Unless the share issuance terms stipulate otherwise, and subject to any applicable law, a nominee company may receive a single certificate attesting to the number and type of Shares registered to it in the Shareholder Register at its request, within two Months after the issuance’s or the transfer’s registration, as applicable, against the replaced share certificates.

10.4.	Subject to the Companies Law, each share certificate must state the number of Shares due to which it is issued, their serial numbers, and their par value.

10.5.	A certificate relating to a share that is registered to two or more people must be delivered to the Person listed first in the Shareholder Register with regard to that share, unless all registered holders of that share give the Company a written notice to deliver the certificate to another registered holder.

10.6.	If a share certificate is defaced, corrupted, lost, or destroyed, the Board of Directors may order its revocation and issue a new certificate in lieu of it, as long as the Company receives and destroys the share certificate, or that the Board of Directors is satisfied that the certificate has been lost or destroyed, and the Company has received guarantees due to any potential damage, to the Board of Directors’ satisfaction. A reasonable amount will be paid due to each share certificate issued under this Article, as the Board of Directors (if at all) determines from time to time. The Board of Directors may authorize any Person to exercise the Board of Directors’ authorities under this Article.

11.	Payments Due to Shares

All Shares in the Company’s issued capital will be fully paid up.

12.	Forfeiture of Shares

12.1.	Without detracting from that set forth above in Article 11, the Board of Directors may forfeit and sell any share the Company has issued, if the consideration the shareholder has warranted to pay has not been paid to the Company, in whole or in part, and the provisions of the Companies Law apply to this matter. The forfeiture will also apply to any dividend declared on the forfeited Shares that has not been paid in practice before the forfeiture.

12.2.	The forfeiture of Shares, as stated above in Article 12.1, is to be performed pursuant to a demand notice to be issued to the shareholder, that must stipulate the date (at least seven days after the demand notice date) and place where the payment demand must be fulfilled (“Demand Notice”). The Demand Notice must state that in the event of failure to pay on the scheduled date or earlier, and at the place stipulated in the notice, the Company might forfeit the Shares in connection with which the payment demand is made.

12.3.	At any time before forfeiting, reselling, or otherwise disposing of such a share, the Board of Directors may call off the forfeiture, at the terms the Board of Directors considers appropriate.

12.4.	A shareholder whose Shares have been forfeited:

12.4.1.

will no longer be a shareholder with regard to the forfeited Shares, and upon such a forfeiture, all of their rights and duties toward the Company due to the forfeited Shares will be revoked, as well as any claim or demand toward the Company regarding the forfeited Shares, except the rights and duties that are excluded from this rule according to these Articles or that apply to former shareholders, under any applicable law.

12.4.2.	Will continue to bear its duty to pay, and will pay the Company all payment demands, payment amounts, interest amounts, and expenses the Company is entitled to on the forfeited Shares or due to them as of the forfeiture date, plus interest on these amounts, from the date of the forfeiture to the actual payment date, at the maximal permissible rate at the time, under any applicable law, without delay. The Board of Directors may obligate a shareholder whose Shares have been forfeited to pay those amounts, wholly or partly, as long as if the forfeited Shares are sold or re-allotted, the liability of the shareholder whose Shares have been forfeited will be reduced, by the amount received in practice from selling them or re-allotting them, as applicable.

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12.5.	The provisions of these Articles regarding forfeiture also apply to incidents of failure to pay a predetermined amount that has become due according to the share allotments terms on a fixed date, whether on the share amount or as a premium, as though this amount had become due according to the payment demand that has been made, and that due notice thereof has been made under the provisions of these Articles.

13.	Share Transfer

13.1.	Shares and other securities of the Company may be transferred, subject and pursuant to the provisions of this Article 13.

13.2.	Any transfer of Shares registered in the Shareholder Register in the name of a Registered Shareholder, including a transfer made by a nominee company or to a nominee company, must be made In Writing, as long as the deed of transfer is signed by the transferring party and by the transferee, in person or through their representatives, and by the witnesses to the signature, and delivered to the Company’s Registered Office or to any other location, as the Board of Directors determines for this purpose. Subject to the Companies Law, a share transfer will not be registered in the Shareholder Register until after the Company has received the deed of transfer, as stated above, and the Company will continue to treat the transferring party as the holder of the transferred Shares, until the transferee is registered as the holder of the transferred Shares in the Shareholder Register. Without derogating from the foregoing, Shares registered in the name of the depository trust company (or any equivalent thereof) or a nominee thereof shall be transferable, in addition to the terms set forth above, also in accordance with the policies and procedures of such depository trust company (or any equivalent thereof) or nominee thereof. The Board of Directors may, from time to time, approve other methods of recognizing the transfer of Shares in order to facilitate the trading of the Company’s shares on the Stock Exchange.

13.3.	The deed of share transfer must be made In Writing in a standard format in Israel and acceptable by the Board of Directors. If the transferring party or the transferee is an Entity, a lawyer, an accountant, or another Person whose identity is acceptable to the Board of Directors, must verify the authority of those signing on behalf of the Entity, to make or to receive the transfer, as applicable.

13.4.	The Company may lock the Shareholder Register for a duration to be determined by the Board of Directors, as long as it does not exceed 30 days a Year. While the Register is locked, share transfers may not be recorded in it. Subject to the provisions of these Articles and to the allotment terms of all classes of Shares, the Shares may be transferred with no need for the Board of Directors’ approval.

13.5.	All deeds of transfer must be submitted to the Office or to another location as the Board of Directors may determine, to register them, along with the certificate due to the Shares to be transferred, if issued, and any other proof the Board of Directors may demand concerning the transferring party’s property right or its rights to transfer the Shares. The Company will retain the registered deeds of transfer.

13.6.	Subject to the Companies Law and to the provisions of these Articles, if the Board of Directors does not refuse or decline to register such transfer of shares in accordance with the provisions of these Articles, the Company will register the transfer of shares in the Shareholders Register as soon as is practicable.

13.7.	The foregoing notwithstanding, if one or more of the joint registered holders of Shares listed to their name in the Register passes away, the Company will recognize the surviving registered holders alone as entitled to these Shares, subject to any applicable law.

13.8.	Subject to the provisions of these Articles, the Company may alter the registration of ownership of Shares in the Shareholder Register, if the Company receives a court order to amend the Register or if it is proven to the Company, to the Board of Directors’ satisfaction, and in the methods the Board of Directors has determined, that the lawful conditions for assigning the right to Shares have been met, and the Company may not acknowledge any Person’s title to the Shares before their title has been proven, as stated above.

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13.9.	Without detracting from the foregoing, the Board of Directors may refuse to perform the registration or delay it, as it would have been entitled to, had the Registered Shareholder transferred the share themselves before assigning the right.

13.10.	Subject to the Companies Law and the provisions of these Articles, any Person who has become entitled to a share, as stated above in Article 13.6, may transfer the Shares, as the Registered Shareholder would have been entitled to do in person before the right was assigned.

13.11.	The Company may destroy deeds of share transfer at the lapse of seven Years of their registration in the Register. The Company may also destroy revoked share certificates after seven Years of the revocation, on the presumption that all such destroyed deeds of transfer and certificates were in full effect and that the transfers, revocations, and registrations, as applicable, have been made lawfully..

14.	Changes to the Capital

14.1.	The Company may increase its registered share capital by resolution adopted by a Majority of the Shareholders voting at the applicable General Meeting, and create additional classes of Shares in the Company equity.

14.2.	Subject to the Companies Law, the Company may, subject to a resolution adopted by a Majority of the Shareholders voting at the applicable General Meeting:

14.2.1.	Consolidate all or some of its Shares, and divide them into Shares with a larger par value than its existing Shares’ par value.

14.2.2.	Divide all or some of its Shares through a subdivision into Shares with a lower par value than its existing Shares’ par value.

14.2.3.	Reduce the Company’s capital and any reserve fund out of a capital redemption.

14.3.	The Board of Directors may settle any difficulty that may arise in connection with the execution of any such resolution, at its discretion.

14.4.	Without detracting from the generality of the Board of Directors’ power, as stated above, if shareholders are left with fractions of Shares as a result of such a consolidation or division, the Board of Directors may act in one or more of the following manners, at its discretion:

14.4.1.	Determine that the Company will sell fractions of Shares that do not entitle their holders to a whole share, and pay the sale proceeds to the eligible parties, at the terms and in the manner to be determined.

14.4.2.	Allot Shares of a class that existed in the Company capital before the consolidation or division to each holder of a share that does not entitle its holder to a whole share, in such a number that will create one whole share when consolidated with the fraction, and such an allotment is to be considered to be effective as of right before the consolidation or division, as applicable.

14.4.3.	Determine how the amounts payable on the Shares allotted as stated above in Article 14.4.2 are to be paid off, including by making it possible to pay off the amounts owed on bonus Shares.

14.4.4.	Determine that holders of fractions of Shares are not entitled to a whole share due to a fraction of the share.

14.4.5.	Determine that shareholders are not eligible to a whole share due to a fraction of the whole share of a specific par value or less, and are entitled to a whole share due to a fraction of the whole share of the higher par value than that par value.

14.5.	The Company may revoke the yet unallotted registered share capital by a resolution adopted by a Majority of the Shareholders voting at the applicable General Meeting, as long as the Company has not made an undertaking, including a conditional undertaking, to allot the Shares.

15.	Modification of Rights

15.1.	Whenever the share capital is divided into different classes, the Company may, by a resolution adopted by a Majority of the Shareholders voting at the applicable General Meeting and unless the allotment terms of this class of Shares stipulate otherwise, revoke, convert, expand, add, reduce, amend, or otherwise alter the rights attached to a class of Company Shares, as long as all holders of Shares of that class give their written consent to do so, or as the class meeting of shareholders of that class passes a resolution to do so by an ordinary majority of votes, or, if stipulated otherwise in the allotment terms of a certain class of Company Shares, as stipulated.

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15.2.	The provisions of these Articles regarding General Meetings apply to all class meetings, mutatis mutandis.

15.3.	The rights granted to shareholders or to the holders of a class of Shares that have been issued, whether this concerns ordinary rights or preferences or other special rights, are not considered to have been converted, reduced, prejudiced, or otherwise altered by the creation or issuance of other Shares of any class whatever, whether of an equal rank or a different or higher rank for the purposes of Article 15.2 above, nor will they be considered to have been converted, reduced, prejudiced, or otherwise altered, for the purposes of the above article, by a change in the rights attached to Shares of any other class, unless expressly stated otherwise in these Shares’ allotment terms.

16.	Issuance of Shares and Other Securities

16.1.	The Board of Directors may issue or allot Shares and other securities that may be converted into or exercised as Shares, up to the limit of the Company’s registered share capital; for this purpose, convertible securities, or securities that may be exercised as Shares, will be considered to have been converted or exercised on the issue date. Without detracting from the generality of the foregoing, the Board of Directors may issue the Shares and other securities, as stated above, grant rights of choice to purchase them, including options, or grant them in any other way, all to the people, on the dates, at the price, and at the terms it sets, and order anything in connection with this, all at the Board of Directors’ discretion.

16.2.	Without detracting from the generality of the foregoing, and subject to the Companies Law and these Articles, the Board of Directors may determine that the consideration due to the Shares is to be paid in cash or in kind, including in securities or in any other way, at its discretion; or that the Shares are to be granted as bonus Shares or that they are to be allotted for a consideration that is equal to or higher or lower than their par value, in units or in series, all on the dates and at the terms the Board of Directors sets, at its discretion.

16.3.	The Board of Directors may decide to pay any Person brokerage fees or underwriting fees, in consideration for subscribing for, agreeing to subscribe for, or obtaining subscriptions or undertakings to subscribe to Company Shares, debentures, or other securities. The Board of Directors may also decide to pay brokerage fees whenever Company securities are issued, all in cash, in Company Shares, or in other Company securities, or in any other way, or to pay one part in one way and another part another way, all subject to any applicable law.

17.	Redeemable Securities

Subject to the Companies Law, the Company may issue redeemable securities at the terms and in the manner the Board of Directors sets, at its discretion.

18.	Registers

18.1.	The Company will keep a Shareholder Register and record the names of the shareholders and all other information required according to the Companies Law, shortly after issuing any Company share. Subject to the Companies Law, upon a Shareholder’s registration in the Register, they will be considered the owner of the Shares registered to them, even if no share certificate has been issued over such Shares.

18.2.	The Company may keep another Shareholder Register outside Israel, at the terms stipulated for this purpose in the Companies Law.

18.3.	The Company will keep a register of debenture holders and securities that may be converted into Company Shares, and all provisions of these Articles regarding Shares apply to such convertible securities for the purpose of making entries in the Register, issuing certificates, replacing certificates, transfers, and assignments, mutatis mutandis, as applicable, all subject to the securities’ allotments terms.

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19.	General Meetings

19.1.	Company resolutions on the following matters are to be made by a General Meeting:

19.1.1.	Changes to these Articles;

19.1.2.	Exercising the Board of Directors’ powers by the general meeting, if the Board of Directors cannot exercise its powers, and exercising one of its powers is essential for the Company’s proper management, as stated in Section 52(A) of the Companies Law;

19.1.3.	Appointing and dismissing the Company’s Auditor;

19.1.4.	Authorizing actions and transactions that require the general meeting’s approval under Sections 255 and 268 to 275 of the Companies Law;

19.1.5.	Increasing and decreasing the registered share capital under the provisions of Sections 286 and 287 of the Companies Law, and changing the capital, as set forth in these Articles;

19.1.6.	A merger, as stated in Section 320(A) of the Companies Law;

19.1.7.	Any decision that must be made by a General Meeting resolution under these Articles or the Companies Law.

19.1.8.	The appointment and dismissal of directors shall be made only by the annual General Meeting (the “Annual Meeting”).

19.2.	Subject to Section 50 of the Companies Law, the General Meeting may assume the authorities vested in another organ, and if the general meeting assumes the Board of Directors’ powers, the shareholders will bear the directors’ liabilities and responsibilities, as stated in Section 50(B) of the Companies Law.

19.3.	The Company is to hold the Annual Meeting annually and no later than the lapse of 15 Months of the last Annual Meeting, at the place and time the Board of Directors determines.

19.4.	If traveling is restricted subject to the instructions of an applicable securities authority, from time to time, a General Meeting may gather using any media, as long as all participants can hear each other at the same time.

19.5.	The agenda of the Annual Meeting must include the following subjects:

19.5.1.	Reviewing the Company’s financial statements and the Board of Directors report on the state of the Company’s affairs, submitted to the general meeting;

19.5.2.	Appointment of applicable class of directors;

19.5.3.	Appointing the Auditor and setting their wages or authorizing the Board of Directors to set their wages;

19.5.4.	Together with the foregoing, the agenda at the Annual Meeting may include any other issue that has been put on the agenda, as stated below in Article 19.10;

19.6.	A General Meeting which is not an Annual Meeting shall be also referred to herein as a “Extraordinary Meeting”.

19.7.	The Company Board of Directors may convene Extraordinary Meetings, and shall further convene an Extraordinary Meeting at the requirement of any of the following:

19.7.1.	Two directors or one-quarter of the serving directors;

19.7.2.	One shareholder holding at least 5% of the issued and outstanding share capital and 1% of the voting rights in the Company, or one or more shareholders holding at least 5% of the voting rights in the Company.

19.8.	If the Board of Directors is asked to convene an Extraordinary Meeting, as stated above, it shall convene it within 21 days of receiving the applicable demand, to a date to be specified in the Extraordinary Meeting invitation, in accordance with the Companies Law.

19.9.	If the Board of Directors fails to convene an Extraordinary Meeting in accordance with Article 19.7 above, the demanding party (and as for shareholders–including any number of them holding more than half their voting powers) may convene the meeting by themselves, as long as it takes place no later than three Months of the date of making the demand, and to the extent practicable, in the same manner in which the Board of Directors convenes meetings, all subject to mandatory timeline as determined by the Companies Law.

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19.10.	Agenda of the Meeting

19.10.1.	The agenda of any General Meeting will be set by the Board of Directors; and if an Extraordinary Meeting is convened upon demand as specified above, those matters specified by the Directors or Shareholders who demanded that the Extraordinary Meeting be convened shall be included in the agenda, provided that such matters are suitable (at the Board of Director’s discretion), in accordance with the Companies Law and these Articles, to be included in the agenda of a General Meeting.

19.10.2.	Only matters included on the agenda will be discussed at a General Meeting.

19.11.	The Company must notify its shareholders of a General Meeting on the dates scheduled in the applicable law by making public filings in accordance with applicable laws and Stock Exchange rules.

19.12.	The notice of the general meeting must specify all details required under the law.

19.13.	When convening a General Meeting, the Board of Directors may determine the manner of specifying the issues on the General Meeting’s agenda that are to be submitted to the shareholders, all at the Board of Directors’ discretion, subject to the Companies Law.

19.14.	A flaw made in good faith in gathering or administering the General Meeting, including a flaw that follows from the nonperformance of a provision or term stated in the Companies Law or in these Articles, including on the matter of gathering or administering the General Meeting, will not invalidate any resolution passed at the General Meeting or be considered a defect in the proceedings, subject to the provisions of any applicable law.

19.15.	Shareholder Proposal Request.

(a) Subject to any applicable law and stock exchange rules and regulations, any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 19.15) and any applicable law and stock exchange rules and regulations. The Proposal Request must be In Writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the CEO). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an Entity, the name(s) of the Person(s) that controls or manages such Entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) Month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such atter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

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A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its Affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its Affiliates or associates, with respect to any Shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend Shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b) The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c) The provisions of Articles 19.15(a) and 19.15(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of an Extraordinary Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

19.16.	An amendment to Articles 19.1.8, 19.10.1, 19.15 or this Article 19.16 shall require a Special Majority.

19.17.	The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

19.18.	The accidental omission to give notice of a General Meeting to any shareholder, or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

20.	Proceedings at the General Meeting

20.1.	Proceedings at the General Meeting may not begin unless a quorum is present at the beginning of the meeting start time. A quorum will form in the presence of one or more shareholders holding at least 25% of the voting powers in the Company, in person (including presence by voting instrument or a vote through the electronic voting system, according to the law) or by proxy, within thirty minutes of the scheduled meeting start time, unless otherwise stated in these Articles.

20.2.	If no quorum is present at the General Meeting within 30 minutes of the scheduled meeting start time, the meeting will be postponed by seven days, at the same time and place, without it being necessary to notify the shareholders of this, and subject to the Companies Law and any applicable law, or to a later date, if such a later date has been stated in the notice of the General Meeting, or to another day, time, and place, as the Board of Directors determines in a notice to the shareholders.

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20.3.	A quorum will form at a deferred meeting in the presence of one or more shareholders holding 25% or more of the voting powers, within 30 minutes of the scheduled meeting start time, in person (including by a voting instrument or voting on the electronic voting system, according to the law) or by proxy. If no quorum is present at the deferred meeting within 30 minutes of the scheduled deferred meeting start date, the meeting will be held regardless of the number of participants.

20.4.	The Chairperson of the Board of Directors (or in their absence, any director the Board of Directors appoints for this purpose, or in their absence, the Company’s CEO) will be the chairperson of any Company General Meeting. If there is no such chairperson or if the chairperson is not present at any particular meeting within 15 minutes of the scheduled meeting start time, or if they refuse to act as chairperson of the meeting, the directors may elect one of the present officers as chairperson of the meeting. If no other director or officer is present or if all present directors or officers refuse to act as chairperson of the meeting, one of the shareholders or a representative of such a shareholder will be elected as chairperson of the meeting. If no shareholder is physically present, as stated above, the voting instrument will be used to authorize a Company representative to act as chairperson of the meeting, as stated above.

20.5.	The Company will keep minutes of the proceedings in the General Meeting, including the names of the participating shareholders, the numbers of Shares they hold, and details of the issues discussed at the general meeting, and the resolutions the meeting has passed.

20.6.	The minutes, signed by the chairperson of the general meeting, are prima facie evidence of their content.

21.	Voting and Decision-Making at the General Meetings

21.1.	A shareholder who wishes to vote at the General Meeting must prove their ownership of the share to the Company, under the Companies Law. Without detracting from the foregoing, the Board of Directors may set instructions and procedures for the purpose of proof of ownership of Company Shares. Among other things, a verified electronic message, under Section 44K5 of the Securities Law, concerning the electronic voting system user data, is considered a Confirmation of Ownership.

21.2.	Any shareholder may vote at a General Meeting in person or by proxy, all in accordance with the provisions of these Articles, and subject to the Companies Law. The proxy does not have to be a Company shareholder.

21.3.	Subject to any applicable law, any joint holder of a share may vote at any meeting, in person or by proxy due to that share, as though they had been the only eligible shareholder. If more than one joint shareholder participates at the meeting in person or by proxy, the shareholder listed first in the Shareholder Register or the Confirmation of Ownership or another document as the Board of Directors determines for this purpose will vote due to that share, as applicable.

Several guardians or estate administrators of a Registered Shareholder who passed away are considered joint holders of these Shares, for the purposes hereof.

Without detracting from the foregoing, if more than one shareholder is listed as the shareholder in the Company’s Shareholder Register, the Company will consider the first Person appearing on the Register as the other Registered Shareholders’ representative, unless the Company receives a document, signed by the majority of joint shareholders, or a court order, stating the name of another Registered Shareholder as the shareholders’ representative.

21.4.	Anyone who is eligible to a share may vote by the power of that share at any general meeting, as though they are the share’s registered holder, as long as they proves their title to the share to the Board of Directors’ satisfaction, in the manner determined in the Companies Law for that purpose.

21.5.	Deed of Appointment

21.5.1.	A Deed of Appointment must be made In Writing and signed by the appointing party, and if the appointing party is an Entity, the Deed of Appointment must be made In Writing and signed in a way that binds the Entity; the Board of Directors may demand that the Company receive written confirmation of the signatories’ power to bind the Entity, before gathering the meeting, to the Board of Directors’ satisfaction. The Board of Directors may also set instructions and proceedings in connection with this.

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21.5.2.	The Deed of Appointment or a suitable copy, to the Board of Directors’ satisfaction, is to be deposited at the Registered Office or elsewhere, in Israel or outside it, as the Board of Directors may decide from time to time, in general or for a specific instance–at least 48 hours before the meeting or the deferred meeting start time, as applicable, in which the proxy intends to vote by the power of that Deed of Appointment. The foregoing notwithstanding, the chairperson of the meeting may accept such a Deed of Appointment even after that date, if they considered appropriate, at their discretion. If the Deed of Appointment is not accepted, as stated above in this Article, it will not be effective at that meeting.

21.5.3.	A proxy may participate in the discussions at the General Meeting and be elected chairperson of the meeting, as the appointing shareholder would have been entitled to, unless stated otherwise in the deeds of appointment.

21.5.4.	The Deed of Appointment must be made In Writing in a standard format acceptable to the Board of Directors.

21.5.5.	The Deed of Appointment must state the General Meeting for which it is made. The foregoing notwithstanding, a shareholder may make a Deed of Appointment for a limited or an unlimited period.

21.5.6.	The Deed of Appointment must state the number and class of Shares for which it has been made. If the Deed of Appointment does not state the number of Shares for which it is made or if the number of Shares it states is higher than the number of Shares registered to the shareholder’s name or according to the Confirmation of Ownership, as applicable, the Deed of Appointment will be considered to have been made for all of the shareholder’s Shares.

21.5.7.	If the Deed of Appointment is made for a lower number of Shares than the number of Shares listed to the shareholder’s name or stated in the Confirmation of Ownership, as applicable, the shareholder will be considered to have abstained from voting on its remaining Shares, and the Deed of Appointment will be in effect for the number of Shares listed in it.

21.5.8.	Without detracting from the provisions on the appointment of a proxy, a shareholder who holds more than one share may appoint more than one proxy, as long as each Deed of Appointment states the number and class of Shares for which it is made.

If the total number of Shares of any class listed in the deeds of appointment made by a single shareholder exceeds the number of Shares of that class registered to that shareholder’s name or stated in the Confirmation of Ownership, as applicable, all deeds of appointment made by that shareholder shall be void.

21.5.9.	A vote made under a Deed of Appointment will be valid even if the appointing party has passed away or has been declared unfit or if the Deed of Appointment has been revoked or if the share for which it has been granted was transferred before the vote, unless the Office receives written notice, before the meeting, of the death, incapacity, revocation, or transfer, as applicable. The foregoing notwithstanding, the chairperson of the meeting may accept such a notice during the meeting, if they consider it appropriate, at their discretion.

21.5.10.	The Deed of Appointment also applies to any deferred meeting of the meeting to which it refers, as long as it does not state otherwise.

21.6.	Voting Ballot

21.6.1.	Shareholder may vote at the general meeting using a ballot or an electronic ballot, on all issues on the agenda of the general meeting, including issues that are not listed in Section 87 of the Companies Law.

21.6.2.	A Shareholder may vote by way of a proxy card in accordance with the provisions of the Companies Law or any other applicable law, on the matters specified therein, and provided it is completed and returned to the Company in accordance with its terms.

21.6.3.	A ballot the Company receives as stated in this Article on a particular issue on which the General Meeting did not hold a vote will be counted as an abstaining vote for the purpose of deciding to postpone the meeting, and it will be counted at the deferred meeting, according to the vote stated in it.

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21.7.	A shareholder or a proxy may vote by the power of some Shares they own or for which they are proxies, and otherwise over other Shares.

21.8.	Each Ordinary Share entitles its holder to participate in Company general meetings, and to a single vote.

21.9.	The decision that is up for a vote at the General Meeting will be decided by counting the votes; votes will be counted in the way the chairperson of the meeting decides.

21.10.	The chairperson’s declaration that the General Meeting voted for or against a resolution, unanimously or by a particular majority, and any comment made on this matter in the meeting minutes, is considered prima facie evidence of its contents, and there is no need to prove the number of votes or the proportion of votes for or against the proposed resolution.

21.11.	Subject to the Companies Law, and unless expressly stated otherwise in these Articles, General Meeting resolutions are to be made by a Majority of votes. The chairperson of the meeting will not have a second or a tie-breaking vote. In the event of a tied vote, the proposed resolution the shareholders voted on will be considered to have been denied.

21.12.	The chairperson of the General Meeting may postpone it or postpone the discussion or the decision on a particular meeting on the agenda, with the consent of the meeting, if a quorum is present, to another place and time, and they are required to do so at the meeting’s demand. Only the issues appearing on the agenda on which no resolution has been made at the meeting that decided to postpone the meeting may be discussed at such a deferred meeting. If the General Meeting is postponed by more than 21 days, notice will be made of the deferred meeting, as stated above in Articles 19.11 and 19.12.

22.	The Board of Directors

22.1.	The number of directors may be no less than 3 and no more than 10 (including external directors to the extent required to be appointed to the Board of Directors pursuant to the Companies Law, and independent directors).

22.2.	(a) The directors (excluding external directors, to the extent external directors are required to be elected and to serve on the Board of Directors pursuant to the requirements of the Companies Law), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III (each, a “Class”). The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.

(i) The term of office of the initial Class I directors shall commence on the Merger Effective Time (as defined in the Business Combination Agreement between the Company, SPAC (as defined therein), Merger Sub (as defined therein), SPAC Representative (as defined therein) and Company Representative (as defined therein) dated [___], 2024; the “Merger Effective Time”) and shall expire at the Annual Meeting to be held in 2025 and when their successors are elected and qualified;

(ii) The term of office of the initial Class II directors shall commence on the Merger Effective Time and shall expire at the first Annual Meeting following the Annual Meeting referred to in clause (i) above and when their successors are elected and qualified; and

(iii) The term of office of the initial Class III directors shall commence on the Merger Effective Time and shall] expire at the first Annual Meeting following the Annual Meeting referred to in clause (ii) above and when their successors are elected and qualified.

(b) At each Annual Meeting, commencing with the Annual Meeting to be held in 2025, each Nominee or Alternate Nominee (each as defined below) elected at such Annual Meeting to serve as a director in a Class whose term shall have expired at such Annual Meeting shall be elected to hold office until the third Annual Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is elected and qualified or until such earlier time as such director’s office is vacated.

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(c) If the number of directors (excluding external directors, if any were elected) that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the Classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Prior to every General Meeting of the Company at which directors are to be elected, and subject to clauses (a) and (g) of this Article 22, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of persons to be proposed to the Shareholders for election as directors at such General Meeting (the “Nominees”).

(e) Any Proposing Shareholder requesting to include on the agenda of an Annual Meeting a nomination of a Person to be proposed to the Shareholders for election as director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 22.2(e), Article 19.5 and any applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 19.15, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) Years, and any other material relationships, between the Proposing Shareholder(s) or any of its Affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the Annual Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F (or Form 10-K, if applicable) or any other applicable form prescribed by the U.S. Securities and Exchange Commission; (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, external director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any Person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 22.2(e) and Article 19.15, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(f) The Nominees or Alternate Nominees shall be elected by a resolution adopted at the Annual Meeting at which they are subject to election. Notwithstanding Articles 22.2(a) and 22.2(b), in the event of a Contested Election (as defined below), the method of calculation of the votes and the manner in which the resolutions will be presented to the Annual Meeting shall be determined by the Board of Directors in its discretion. For the purposes of these Articles, election of directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the CEO) as of the close of the applicable notice of nomination period under Article 19.15 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 19.15, this Article 22.2 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a Contested Election. Shareholders shall not be entitled to cumulative voting in the election of directors, except to the extent specifically set forth in this Article 22.2(f).

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(g) Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of external directors, if need to be elected and to serve on the Board of Directors pursuant to the Companies Law, shall be only in accordance with the applicable provisions set forth in the Companies Law.

22.3.	Without derogating from Article 22.2, the term of office of a director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

22.4.	The Board of Directors may at any time and from time to time appoint any Person as a director to fill a vacancy (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the minimum number stated in Article 22.1 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing directors may continue to act in every matter, provided, however, that if the number of directors serving is less than the minimum number provided for pursuant to Article 22.1 hereof, they may only act in an emergency or to fill the office of directors which have become vacant up to the number required in order to reach a number of serving directors equal to the minimum number provided for pursuant to Article 22.1 hereof, or in order to call an Extraordinary Meeting of the Company for the purpose of electing directors to fill any or all vacancies up to the maximum number of directors. The office of a director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the minimum number stated in Article 22.1 hereof, the Board of Directors shall determine at the time of appointment the Class pursuant to Article 22.2 to which the additional director shall be assigned. .

22.5.	A director’s position will vacate automatically in each of these cases:

22.5.1.	If they resign or are dismissed;

22.5.2.	If they are declared bankrupt, as long as they are not exempt;

22.5.3.	If they are charged with an offense, as stated in Section 232 of the Companies Law;

22.5.4.	In accordance with a court decision, as stated in Section 233 of the Companies Law;

22.5.5.	If they are declared legally incapacitated;

22.5.6.	If their term lawfully expires on its own;

22.5.7.	If they pass away;

22.5.8.	When giving notice of enforcement measures, as stated in Section 232A of the Companies Law;

22.5.9.	When giving notice under Section 227A or Section 245A of the Companies Law;

22.6.	Any director may resign by giving the Board of Directors, the Chairperson of the Board of Directors, or the Company, due notice, as required in the Companies Law, and the resignation will come into effect on the notice delivery date, unless the notice states a later date. The director must state the reasons for their resignation.

22.7.	Subject to the Companies Law, the Company may compensate directors in consideration for their service, and for special services, as the general meeting may decide. Directors are also entitled to travel expenses reimbursement, daily sustenance expenses, and so on, in connection with their participation in Board of Directors meetings or the performance of their duties in their capacity as directors, as the general meeting may decide.

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22.8.	The above provisions do not prevent directors who are also Company employees or Company subsidiary employees from receiving wages and other benefits due to their employment, as long as such a director’s terms of employment have been approved, under the Companies Law.

22.9.	Notwithstanding anything to the contrary herein, Articles 22.1, 22.2, 22.4, 22.5 and this Article 22.9 may only be amended or replaced by a resolution adopted by the Special Majority.

22.10.	Alternate Director

22.10.1.	Any director may appoint an alternate director. The foregoing notwithstanding, anyone who is not fit to be appointed as a director may not be appointed or serve as an alternate director, nor will an acting Company director or an acting alternate director.

22.10.2.	An acting director may be appointed as an alternate to a member of a Board of Directors Committee if the candidate alternate director to the Committee member is not a member of the same Committee, and if they are an alternate director to an external director, the candidate must be an external director who is an expert on accounting or finance, or with professional qualifications, according to the replaced director’s qualifications.

22.10.3.	An alternate director is considered the same as the director they replace, and they may appear at Board of Directors and Board of Directors Committee meetings, participate, and vote in them, like the appointing director.

22.10.4.	A director who has appointed an alternate director may revoke the appointment at any time, subject to any applicable law. An alternate director’s position will vacate whenever the appointing director’s position is vacated.

22.10.5.	Alternate directors must be appointed or dismissed as stated above by written notice to the alternate director and to the Company, and the appointment will come into effect after the Deed of Appointment or deed of revocation comes into effect, as set forth above, or on the date stated in the Deed of Appointment or the deed of revocation, according to the latter, and if the term is not stated in the appointment notice, it will overlap with the appointing director’s term.

22.10.6.	Subject to the Companies Law, the Company may compensate the alternate director in exchange for their participation in Board of Directors meetings.

23.	Powers and Responsibilities of the Board of Directors

23.1.	The Board of Directors holds all powers and authorities vested in it under these Articles, the Companies Law, and any other law.

23.2.	Without detracting from the provisions of these Articles, the Board of Directors is to outline the Company policy and supervise the performance of the CEO’s duties and actions, including:

23.2.1.	Establishing the Company’s plans of action, the financing principles, and priorities;

23.2.2.	Inspecting the Company’s financial situation and setting the credit facility the Company may accept;

23.2.3.	Determining the organizational structure and wage policy;

23.2.4.	It may decide to issue a debenture series;

23.2.5.	Drafting and approving the financial statements, as stated in Section 171 of the Companies Law;

23.2.6.	Reporting on the state of the Company’s affairs and business outcomes to the general meeting, as stated in Section 173 of the Companies Law;

23.2.7.	Appointing and dismissing the CEO;

23.2.8.	Deciding on actions and transactions that require its approval in accordance with these Articles or with Sections 255 and 268 to 275 of the Companies Law;

23.2.9.	At its choice, allotting Shares and securities that can be converted into Shares up to the limit of the Company’s registered share capital;

23.2.10.	At its choice, deciding to distribute dividends or bonus Shares, as applicable;

23.2.11.	Determining the rights of signature in the Company;

23.2.12.	Making purchase decisions, as “purchase” is defined in Section 1 of the Companies Law, from all Company shareholders, some of them, or any of them, at its discretion;

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23.2.13.	Stating its opinion on any special purchase offer, as stated in Section 329 of the Companies Law;

23.2.14.	Set the minimum necessary number of directors that must have accounting or financing qualifications, as defined in Section 240 of the Companies Law, considering the Company’s classification, size, operating volume, and the complexity of its operations, among other things, provided that the number is at least one.

The Board of Directors’ powers pursuant to this Article may not be delegated to the CEO, except as set forth in the Companies Law.

23.3.	Any Company power that is not vested in another organ in the Companies Law or in these Articles is vested in the Board of Directors.

23.4.	Exercising the CEO’s Powers

23.4.1.	The Board of Directors may decide to assume some of the powers granted to the CEO, all for a particular purpose, or for a particular duration, that may not exceed the necessary duration under the circumstances.

23.4.2.	Without detracting from the foregoing, the Board of Directors may instruct the CEO on how to act in a particular matter. If the CEO does not comply with the instructions, the Board of Directors may exercise the required authority, to perform the instructions in the CEO’s place.

23.4.3.	If the CEO cannot exercise their powers, the Board of Directors may exercise them in their place.

23.5.	Subject to the Companies Law and to the provisions of these Articles, the Board of Directors may delegate powers to the CEO, to a Company officer, or to any other person. The Board of Directors may delegate powers for a particular purpose or for a particular duration, all at the Board of Directors’ discretion.

24.	Board of Directors Committees

24.1.	Subject to the Companies Law, the Board of Directors may, at its choice, establish committees with two members or more, appoint members from among the directors (“Board of Directors Committee”), and delegate all or some of its powers to a Board of Directors Committee.

24.2.	No non-directors may serve in a Board of Directors Committee that has been assigned some of the Board of Directors’ powers. Non-directors may serve in Board of Directors Committees, in an advisory capacity.

24.3.	The foregoing notwithstanding, the Board of Directors may not delegate powers to a Board of Directors Committee on the following subjects, though it may establish committees to make recommendations:

24.3.1.	Setting the Company’s general policy;

24.3.2.	Making a distribution, unless this concerns a purchase of Company Shares according to the parameters the Board of Directors has set in advance;

24.3.3.	Setting the Board of Directors’ position on a matter that requires the general meeting’s approval, or stating the Board of Directors’ opinion on the profitability of a special purchase offer, as stated in Section 329 of the Companies Law;

24.3.4.	Appointing directors;

24.3.5.	Issuing or placing Shares or securities that can be converted into Shares or exercised as Shares, or of a debenture series, except a permissible delegation to a Board of Directors Committee;

24.3.6.	Approving the financial statements;

24.3.7.	Authorizing transactions and actions that require the Board of Directors’ approval under Sections 255 and 268 to 275 of the Companies Law.

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24.4.	Any decision made or action taken by a Board of Directors Committee to which the Board of Directors delegated its powers is considered the same as a Board of Directors decision or action, unless the Board of Directors states otherwise expressly, for a particular purpose, or for a particular committee. From time to time, the Board of Directors may expand, reduce, or revoke the powers delegated to a Board of Directors Committee, though such a revocation or a reduction of powers does not detract from the force of a Committee decision that the Company has acted on toward any other Person who did not know about the revocation.

24.5.	Board of Directors Committee Meetings

24.5.1.	Subject to the Companies Law, the quorum for starting a Board of Directors Committee meeting is two committee members who are serving as of the time of the meeting or their alternates, unless the Board of Directors states otherwise.

24.5.2.	The provisions of these Articles regarding Board of Directors actions apply to Board Of Directors Committees, mutatis mutandis, as long as no Board of Directors instructions replace them for this purpose, all subject to the Companies Law.

24.5.3.	Any Board of Directors Committee must give the Board of Directors regular reports of its decisions or recommendations.

25.	Board of Directors Actions

25.1.	Subject to the provisions of these Articles, the Board of Directors may convene to perform its duties and postpone its meetings and regulate its actions and discussions as it considers desirable.

25.2.	The Board of Directors will appoint one member to serve as the Chairperson of the Board of Directors, and it may also dismiss the Chairperson of the Board of Directors and appoint another Person in their place. The Board of Directors may appoint one or more directors as Deputy Chairperson of the Board of Directors, who will serve in the Chairperson’s place in their absence. The Board of Directors may set the duration of the Chairperson’s and the Deputy Chairperson’s service. If no such duration is determined, the Chairperson and the Deputies will act as long as they serve as directors, and as long as the Board of Directors does not resolve to replace them.

25.3.	The Chairperson of the Board of Directors will preside over and administer the Board of Directors meeting. If the Chairperson of the Board of Directors is absent from a Board of Directors meeting according to an advance notice, or if they do not appear at the meeting within 15 minutes of the scheduled start time, the Deputy Chairperson of the Board of Directors will preside over the meeting, if such a deputy has been appointed. If both the Chairperson of the Board of Directors and their deputy are absent from the meeting, the present directors will elect one of them as chairperson of the meeting.

25.4.	The Board of Directors will gather according to the Company’s needs, and at least once every three Months.

25.5.	The Chairperson of the Board of Directors may gather the Board of Directors at any time, and set the place and time of the Board of Directors meeting.

25.6.	Without detracting from the foregoing, the Chairperson of the Board of Directors must gather the Board of Directors at the occurrence of one or more of the following:

25.6.1.	At least two directors require that the Board of Directors gather to discuss the matter stated in their demand, and if the Company has the minimum number of directors or fewer, as stated in Article 22.1 of these Articles, or if that stated in Section 257 of the Companies Law is true, a demand by at least one director, to gather the Board of Directors to discuss the issues stated in the demand will suffice;

25.6.2.	Receiving a notice or a report by the CEO that require action on the Board of Directors’ part;

25.6.3.	Receiving the Auditor’s notice of material defects in the Company’s accounting control.

Upon receiving such a notice or report, the Chairperson of the Board of Directors will gather the Board of Directors without delay and no later than 14 days of the demand, notice, or report, as applicable.

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25.7.	All directors must receive a notice of the Board of Directors gathering a reasonable time before the meeting date. Alternate directors are not entitled to receive notice of Board of Directors meetings.

25.8.	The foregoing notwithstanding, the Board of Directors may gather in urgent cases and with the majority of directors’ consent, without notice.

25.9.	The Chairperson of the Board of Directors will set the Board of Directors meetings’ agenda, and the agenda will include the issues set by the Chairperson of the Board of Directors, and any other issue any director or the CEO has asked the Chairperson of the Board of Directors to include on the agenda a reasonable time before gathering the Board of Directors meeting.

25.10.	The notice of gathering the Board of Directors must state the time and place of the meeting and a reasonably detailed description of the matters to be discussed therein, according to the agenda. The notice may be made orally or In Writing.

25.11.	Any written notice of the Board of Directors meeting must be made to directors at the address they give the Company in advance, unless they ask or agree to receive notices elsewhere.

25.12.	The quorum for starting a Board of Directors meeting will be a majority of acting directors as of the meeting, who are eligible to participate in it, or their alternates who are not precluded by law from participating in Board of Directors meetings, but no fewer than two directors. If no quorum is present within thirty minutes of the scheduled Board of Directors meeting start time, the meeting will be postponed by three days or to a later time. If no quorum is present at such a deferred meeting within 30 minutes of gathering, the present directors who may vote will form a quorum.

25.13.	Each director will have one vote. Board of Directors decisions will be made by the majority of votes of directors who are present at the meeting and vote, not including abstaining votes. The Chairperson of the Board of Directors will not have the tie-breaking vote in the event of a tie.

25.14.	In the event of a tie, the decision on which the directors voted will be considered to have been rejected.

25.15.	The Board of Directors may hold meetings using any media as long as all participating directors can hear one another simultaneously. The Board of Directors may set the manner and methods of administering a meeting via conference.

25.16.	The Board of Directors may make decisions without gathering and practice, as long as all directors who are eligible to participate in the discussion and vote on the matter submitted to them agree not to gather to discuss this matter. A decision made this way is valid for all intents and purposes, as though it had been made in a duly gathered and administered Board of Directors meeting.

26.	Minutes

26.1.	The Board of Directors will make sure to keep minutes of the proceedings in Board of Directors meetings. All minutes must include the names of the participating directors and anyone else who was present at the meeting, and a description of the matters that were discussed and the decisions that were made at the meeting.

26.2.	The Chairperson of the Board of Directors or the chairperson of the meeting must sign all minutes, as applicable; such authorized, signed minutes are considered prima facie evidence of their content.

26.3.	This Article 26 also applies to all Board of Directors Committee meetings and to Board of Directors decisions that were passed without gathering.

27.	The CEO

27.1.	From time to time, the Board of Directors will appoint the Company’s CEO; it may appoint more than one CEO. The Board of Directors may also dismiss the CEO or replace them, as it considers appropriate.

27.2.	The CEO does not have to be a Company shareholder or a director.

27.3.	The CEO is responsible for the management of the Company’s regular affairs, in accordance with the policy set by the Board of Directors, and subject to the Board of Directors’ instructions.

27.4.	The CEO holds all executive and administrative powers not vested in another Company organ in the Companies Law or in these Articles or under them, except for such authorities to be assigned from the CEO to the Board of Directors according to Article 23.4.1 above, if any; the CEO is accountable to the Board of Directors.

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27.5.	Subject to the Companies Law and these Articles, the Board of Directors may at times give and grant the CEO the Board of Directors’ powers under these Articles, as it considers desirable, and it may also delegate its powers for a duration, for the purposes, at the terms, and subject to the limitations it finds suitable, and the Board of Directors may also grant the CEO ger these powers without waiving them, or instead of them, wholly or partly, and from time to time, it may revoke, deny, and alter these powers, or some of them.

27.6.	Without detracting from that stated in Article 31 of these Articles, the CEO may delegate their powers to one or more Person who are subordinate to them, with the Board of Directors’ permission; the Board of Directors’ permission may be given in general or for a particular purpose.

27.7.	Without detracting from the Companies Law and any other law, the CEO will report to the Board of Directors on the subjects, at the times, and in the scope the Board of Directors determines, in a specific decision, or according to the Board of Directors procedures.

27.8.	The Board of Directors will set the terms of the CEO’s service, subject to the Companies Law. The CEO may receive their wages as a salary or brokerage fees or a share in the profits or by granting securities or a right to buy securities or in any other way.

28.	The Validity of Actions and Transaction Authorization

28.1.	Subject to the provisions of any applicable law, any action the Board of Directors, a Board of Directors Committee, or any Person in their capacity as a director or as a member of a Board of Directors Committee, or an officer, may perform, as applicable–is valid, even if it later turns out that there was a defect in the appointment of the Board of Directors, the Board of Directors Committee, the director, the committee member, or the officer, as applicable, or that any of the above officers were disqualified from serving as such.

28.2.	Subject to the Companies Law, if an officer is a Company shareholder or an interested party or an officer in any other Entity, including an Entity that the Company is interested in or that is a Company shareholder, this will not disqualify the officer from being a Company officer. No Company officer will be disqualified because they, or any such Entity, are party to a contract with the Company, on any matter, and in any way.

28.3.	Subject to the Companies Law, a person’s status as a Company officer will not disqualify that person, their relative, or any other Entity that they are interested in, from entering into transactions with the Company that the officer has any personal stake in.

28.4.	Subject to the Companies Law, an officer may participate and vote in discussions on the approval of transactions or actions they have a personal interest in.

28.5.	Subject to the Companies Law, a general notice by a Company officer or the Company’s controlling shareholder of a personal interest in any Entity, made to the Board of Directors, with a description of the personal interest, is considered disclosure of such an officer’s or controlling shareholder’s personal interest to the Company, for the purpose of any engagement with such an Entity, or an engagement that such an Entity has a personal interest in.

29.	Signature on Behalf of the Company

29.1.	Subject to the Companies Law and to the provisions of these Articles, the Board of Directors may authorize any Person to act and sign on behalf of the Company, alone or with another, in general, or for particular purposes.

29.2.	The Company will have a stamp bearing its name. No signature on any document will bind the Company unless those authorized to sign on its behalf sign it with the Company’s stamp or name in print.

30.	Appointment of Representatives

30.1.	Subject to the Companies Law, the Board of Directors may authorize any Person as the Company’s representative, for such purposes, and with such authorities and discretions, for a period, and subject to such terms, as the Board of Directors considers suitable, at any time.

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30.2.	Subject to the Companies Law, the Board of Directors may authorize such a Person to assign all or some powers, authorizations, and discretions granted to them, among other things.

31.	Exemption, Indemnification, and Insurance

31.1.	Exemption

Subject to the Companies Law, the Company may, at the maximum permissible in the law, exempt an officer from all or some of their liability, in advance or in retrospect, due to damage of any kind caused to them or that may be caused to them, directly or indirectly, if it was or is caused following a violation of the duty of care toward the Company, including for any decision, failure to decide, or any derivative of the above, and due to any other incident, cause, liability, expense, or damage, if it is permissible to grant an exemption due to them pursuant to the Companies Law at the relevant time for approving the exemption, except in the event of a violation of the duty of care toward the Company within a distribution.

The foregoing also applies to a Company officer’s exemption in connection with their role as an officer in a subsidiary or position holder in a subsidiary or in any other company that the Company has a share in, directly or indirectly, or that the Company is otherwise interested in (“Other Company”).

31.2.	Insurance

Subject to any applicable law, the Company may enter into contract to cover any Company officer’s liability, as imposed on them following an action they perform in their capacity as a Company officer, to the maximum extent permitted in the law, due to each of the following:

31.2.1.	A violation of the duty of care toward the Company or toward another person;

31.2.2.	A violation of the fiduciary duty toward the Company, as long as the officer acted in good faith and had reasonable grounds for assuming the action will not harm the Company’s best interest;

31.2.3.	A monetary liability imposed on them for the benefit of another person;

31.2.4.	Expenses the officer spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee;

31.2.5.	A payment imposed on the officer for the benefit of an injured party, as stated in Section 52.BBB(A)(1)(A) of the Securities Law (“Payment to an Injured Party”).

31.2.6.	Any other Company officer liability, undertaking, or expense that may be lawfully insured now or in the future.

31.3.	Indemnification

Subject to any applicable law, the Company may indemnify an officer therein due to a liability or an expense imposed on them or that they have spent following an action performed in their capacity as a Company officer, to the maximum amount permitted under any applicable law, and as stated below:

31.3.1.	A monetary liability imposed on them for the benefit of another Person according to a judgment, including a judgment in a settlement or an arbitration award that a court has ratified;

31.3.2.	Reasonable litigation expenses, including an attorney’s fee, that officer has spent because of an investigation or proceeding administered against them by an authority that is authorized to administer an investigation or a proceeding, that concluded without a criminal charge lodged against them, and without imposing a monetary sanction on them in lieu of a criminal proceeding, or that has concluded without submitting a criminal charge, but by imposing a monetary sanction in lieu of a criminal proceeding, in an offense that does not require proof of mens rea or in connection with a monetary sanction. In this Article: (1) “conclusion without submitting a criminal charge in a matter in which a criminal investigation has been launched”; and (2) “a monetary sanction in lieu of a criminal proceeding” are as defined in Section 260 (A)(1A) of the Companies Law;

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31.3.3.	Reasonable litigation expenses, including an attorney’s fee, the officer spent or was charged with by a court, in a proceeding lodged against the officer by the Company or on its behalf or by another person, or in a criminal charge the officer was acquitted from, or in a criminal offense it was charged with, that does not require proof of mens rea;

31.3.4.	Expenses the officer has spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee, to the extent permitted under the law.

31.3.5.	Any Payment to an Injured Party, including reasonable litigation expenses, such as an attorney’s fee.

31.3.6.	Any liability, undertaking, or other expense for which it is or will be permissible to indemnify Company officers.

31.4.	Advance Indemnification

31.4.1.	The Company may give an advanced undertaking to indemnify an officer due to a liability or an expense, as stated in Article 32.3 hereof, as long as the advance undertaking to indemnify due to a liability, as stated in Article 32.3.1 above, is limited to events the Board of Directors considers predictable given the Company’s activity in practice when making the undertaking to indemnify, and to an amount or according to a criterion that Board of Directors has found reasonable under the circumstances, and that the undertaking to indemnify states the events the Board of Directors considers foreseeable, given the Company’s activity in practice when making the undertaking, and the amount or the criteria the Board of Directors has found reasonable under the circumstances.

31.4.2.	The total, aggregate indemnification amount the Company will bear according to the advanced undertaking to indemnify due to such liability, as stated above in Article 32.3.1 (along with the amounts to be received from an insurance company, if any, under an officer liability insurance policy the Company has acquired) for all Company officers, shall be determined under the Company’s compensation policy.

31.5.	Retroactive Indemnification

Subject to the Companies Law, the Company may indemnify any officer after the fact, for a liability or expense, as stated in Articles 31.3.1 to 31.3.6 above, including with regards to an indemnification for a liability as stated in Article 31.3.1, without applying the restrictions stated in Article 31.4 above.

31.6.	Prohibition on Insurance and Indemnification

According to the Companies Law, and as long as the Companies Law does not allow otherwise, the Company may not enter into contract to cover the liability of an officer therein, and may not indemnify or exempt any of its officers from their liability toward the Company due to any of the following:

31.6.1.	A violation of the fiduciary duty, except for the purpose of indemnification and insurance due to a violation of the fiduciary duty toward the Company, if the officer has acted in good faith, and had reasonable grounds for assuming the action will not harm the Company’s best interests;

31.6.2.	A deliberate or reckless violation of the duty of care, unless it has been made out of negligence;

31.6.3.	An action with the intent of unlawfully making a personal gain;

31.6.4.	A fine, as civil fine, a monetary sanction, or a monetary settlement in lieu of a criminal proceeding imposed on them;

31.6.5.	Directly or indirectly insuring a proceeding under Chapter H3 (Imposition of a Monetary Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement measures by an Enforcement Committee), or Chapter I1 (Arrangement for a Conditional Avoidance from Launching Proceedings or Terminate Proceedings) of the Securities Law.

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If the Companies Law or any other relevant law is amended so that it is possible to enter into an insurance contract, to exempt from liability, or to indemnify in connection with any of the above provisions, these Articles will be considered to have been amended automatically (with no need for any other action or resolution), as though they incorporate any such change, to the maximum extent permitted by the law.

31.7.	The above provisions on exemption, indemnification, and insurance, are not intended to, nor will they, limit the Company in any way in granting any exemption or in entering into an insurance or an indemnification contract or prevent it from exempting, insuring, or indemnifying:

31.7.1.	Non-Company officers, including Company employees, contractors, or consultants, who are not officers, if the Company may do so subject to the provisions of any applicable law;

31.7.2.	Officers or other functionaries in subsidiaries or other companies;

31.7.3.	Officers, if this is not prohibited under the law, or if it is permitted in the future.

31.8.	Note that in this Article 31, any such exemption, indemnification, or insurance undertaking to the benefit of an officer may also be in effect after that officer no longer is a Company officer.

31.9.	As set forth above, the Company may indemnify, insure, and exempt any officer from liability, at the maximum extent permitted under applicable law. Accordingly: (1) Any amendment to the Companies Law, the Securities Law, to the Economic Competition Law, or any other relevant law that extends the Company’s ability to indemnify, insure, or exempt any officer from liability, or that expands any officer’s right to be indemnified, insured, or exempt from liability, beyond or in addition to the provisions of these Articles, will apply to the maximum permissible extent, automatically and effective immediately, to all Company officers, and will be considered to have been incorporated into these Articles to the greatest extent permitted by the law; (2) Any amendment to the Companies Law, to the Securities Law, to the Economic Competition Law, or to any other law, that diminishes the Company’s ability to indemnify, insure, or exempt any officer from liability, or that prejudices any officer’s right to such an indemnification, insurance, or exemption from liability, as set forth herein, may not be effective after the fact, and will not affect undertakings or the Company’s ability to indemnify, insure, or to exempt any officer from liability due to any act (or omission) made before such an amendment has been made, unless stipulated otherwise in applicable law, and to the extent stipulated. If the law stipulates that the provision’s effect is conditioned upon the inclusion of a provision allowing the indemnification, insurance, or exemption from liability in such cases in the Company’s Articles, this provision is considered to have been incorporated into these Articles (including, and without detracting from the generality of the foregoing, as stated in Section 56H of the Securities Law, and in Section 50P of the Economic Competition Law, as stated from time to time). For the sake of proper order, the provisions of this Article do not apply to changing the maximum indemnification amount stated in Article 32.4.2 above, that will not be updated automatically.

32.	Dividends, Funds, and Capitalization of Funds and Profits

32.1.	Before deciding to distribute a dividend, the Board of Directors may set aside amounts out of the profits, at its decision, into a general fund, or into a dividend distribution reserve fund, to distribute bonus Shares, or for any other purpose, at the Board of Directors’ discretion. At the Board of Directors’ discretion, Company profits that the Board of Directors has decided not to distribute as dividends will be carried over to the Year after.

32.2.	Until such funds are used, the Board of Directors may invest the funds it has set aside in this way, and the money in the funds in any investment, as it considers desirable, handle these investments, vary them, or otherwise use them, and it may divide the reserve fund into special funds, and use any fund or part thereof for the benefit of the Company’s business, without keeping it separate from the Company’s remaining assets, all at the Board of Directors’ discretion, at the terms it may set.

32.3.	Subject to the Companies Law, the Board of Directors may decide to distribute a dividend. If the Board of Directors decides to distribute a dividend, it may decide to pay it, entirely or partly, in cash, or through a distribution in kind, including by distributing securities, or in any other way, at its discretion.

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32.4.	Subject to the Companies Law, the Board of Directors may decide to issue bonus Shares, and convert some of the Company’s profits, as defined in Section 302(B) of the Companies Law, into share capital, out of the premium on Shares or out of any other source of Company equity, as stated in the Company’s most recent financial statements, at an amount that the Board of Directors will determine, that may be no less than the bonus Shares’ par value.

32.5.	The bonus Shares to be allotted according to this Article will be considered to have been fully paid up.

32.6.	Subject to the rights attached to classes of Shares the Company might issue under these Articles, shareholders will receive dividends or bonus Shares in proportion to the par value of each share, regardless of any premium paid on it.

32.7.	To execute the decision to distribute a dividend or issue bonus Shares, the Board of Directors may:

32.7.1.	Settle any difficulty that may arise in connection with this as it sees fit to, and take any measure it considers necessary to overcome this difficulty;

32.7.2.	Decide that fractions or fractions whose amount is lower than a particular amount the Board of Directors will set will not be counted for the purpose of adjusting the shareholders’ eligibility, or to sell fractions of Shares and to pay the net consideration to the entitled shareholders;

32.7.3.	Authorize anyone to sign any document or other document as required to effect the issue or distribution on behalf of the shareholders, and in particular, to sign and submit such a written document as stated in Section 291 of the Companies Law for registration;

32.7.4.	Set the value of particular assets to be distributed and decide that cash payments made to shareholders will be made according to the set value;

32.7.5.	Vest cash or particular assets to trustees for the benefit of those entitled to them, as the Board of Directors will find beneficial;

32.7.6.	Make any other arrangement, as Board of Directors might consider necessary, to facilitate the issue or the distribution, as applicable.

32.8.	Dividends or other benefits due to Shares will not bear interest or linkage differentials.

32.9.	The Board of Directors may withhold any dividend or bonus share or any other benefits on a share, if the consideration for such a share has not been paid to the Company, in whole or in part, and collect any such amount or consideration received from the sale of all bonus Shares or other benefits on account of the debts or liabilities due to such a share, whether this share is owned solely by the indebted shareholder or jointly with other shareholders.

32.10.	The Board of Directors may withhold any dividend or bonus share or other benefit due to a share that any Person may be registered as the holder of in the Register or has a right to transfer, until this Person is registered as that share’s holder or until it lawfully transfers it, as applicable.

32.11.	From time to time, the Board of Directors may determine the dividend payment methods or bonus share issue methods, or the way they will be transferred to the eligible parties, and the instructions, procedures, and arrangements in connection with this, both for Registered Shareholders and Non-Registered Shareholders. Without detracting from the generality of the foregoing, the Board of Directors may determine as follows:

32.11.1.	Dividends or funds to be distributed to Registered Shareholders will be paid to the Registered Shareholders by a check sent by mail to their address, as it appears in the Shareholder Register; or, if the Shares are held by joint shareholders, to the name of the shareholder whose name appears first in the Shareholder Register with regard to the jointly held Shares. All such checks will be sent at the Registered Shareholder’s risk.

32.11.2.	Dividends for a lower amount than a specific amount the Board of Directors will set will not be paid by check, as stated above, and will be subject to the provisions of Sub-Article 33.11.3 below.

32.11.3.	Dividends or funds distributed to Registered Shareholders will be paid at the Office or elsewhere, at the Board of Directors’ choice.

32.11.4.	A dividend that is distributed to Non-Registered Shareholders will be transferred to them through the nominee company or in any other method the Board of Directors might choose.

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32.12.	If two or more people are registered as joint shareholders in the Register, either may issue a valid receipt due to any dividend, share, or other security, or other funds or benefits they are entitled to due to the share.

33.	Company Documents

33.1.	Shareholders have a right of review of Company documents as stated in Section 184 of the Companies Law, upon fulfillment of the conditions the law sets for this purpose.

33.2.	Shareholders have no right of review of Company documents or any Company document, unless such right has been granted to them under the law or in these Articles, or if the Board of Directors authorized them to review Company documents.

33.3.	Subject to the provisions of any applicable law, the Company will keep any book, register, or ledger the law or these Articles require it to keep, using the means, technical and otherwise, the Board of Directors chooses.

34.	Internal Auditor

34.1.	The Board of Directors will appoint the Company’s Internal Auditor, in accordance with the Audit Committee’s proposal.

34.2.	The Internal Auditor will be accountable to the Chairperson of the Board of Directors, unless the Board of Directors decides otherwise.

34.3.	The Internal Auditor will submit the annual work plan proposals to the Board of Directors or to the Audit Committee for approval, as the Board of Directors will determine.

35.	Auditor

35.1.	The Auditor or Auditors will be appointed in each annual meeting, and will serve as such until the end of the following annual meeting.

35.2.	Once the Auditor is appointed, the Board of Directors will set their fees for auditing, at the Board of Directors’ discretion, after hearing the Audit Committee’s recommendations, to be submitted to the Board of Directors a reasonable time in advance.

35.3.	The Board of Directors will set the Auditor’s fees for other services to the Company, along with the auditing services, at its discretion, after hearing the Audit Committee’s recommendations.

36.	Notices

36.1.	Notices and documents will be submitted to the shareholders and to any nominee company, according to the Companies Law or the provisions of these Articles in one of the ways mentioned below in this Article 36.

36.2.	Notices of the general meeting will be made as stated in Article 19.11 of these Articles.

36.3.	Without detracting from the foregoing, the Company may deliver notices or documents to shareholders by hand delivery or by fax or by mail or by email; mail will be delivered at the shareholder’s address according to the Register, and if there is no such address, according to the mailing address they gave the Company for receiving notices. Any notice sent by fax will be sent to the shareholder according to the fax number they give the Company. Any notice sent by email will be sent to the shareholder at the email address they give the Company.

36.4.	Any notice or document that are hand-delivered to a shareholder will be considered to have been delivered upon delivery.

36.5.	Any notice or document sent by mail will be considered to have been duly delivered if they are delivered at the post office bearing the right address, and duly stamped. Delivery will be considered to have been made three days after the date the letter containing such a notice is posted.

36.6.	A notice sent by fax or email will be considered to have been made 24 hours after being sent.

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36.7.	Without detracting from the foregoing, the Company may give shareholders notice by publishing the notice on the Company website once, or in at least two Hebrew daily newspaper with a wide circulation. This publication may be made in addition to or instead of giving notice, as stated in Articles 36.6 and 36.7. The date of publication on the website or on the newspaper will be considered the date the shareholders received the notice.

36.8.	The Company may give notice of delivery of a document at the Office or elsewhere, as the Board of Directors determines, or otherwise, including using the Internet.

36.9.	The Company may submit notices or documents to the joint shareholders by sending them to the shareholder listed first in the Shareholder Register, with regard to the relevant share.

36.10.	Any Person who becomes legally entitled to a share under the law, by a transfer, or otherwise, is bound by any notice on that share that is made lawfully to the Person from whom their right to the share follows before their details are entered into the Register.

36.11.	Any document or notice made to a Company shareholder according to the provisions of these Articles will be considered to have been duly delivered despite that shareholder’s death, bankruptcy, or dissolution, or the assignment of the right to the Shares under the law (regardless of the Company’s knowledge of this or lack thereof), as long as no other party is registered as the shareholder in their place, and as such a delivery or submission are considered adequate, for all intents and purposes, for any Person who has a stake in these Shares or who is entitled to them pursuant to the assignment of the right under the law, jointly with such a shareholder, or in their place.

36.12.	Subject to the provisions of any applicable law, any shareholder, director, or other Person who has a right to receive notice pursuant to these Articles or the Companies Law, may waive the notice in advance or in retrospect, for a particular case or in general, and once they have done so, they will be considered to have been duly notified, and any proceeding or action of which notice ought to have been made will be considered valid and effective.

36.13.	A written confirmation, signed by a Company director or by the Secretary, that a document has been sent or that notice has been made in any of the methods set forth in these Articles is considered conclusive proof of its content.

36.14.	If notice must be made several days in advance, or if a notice is in effect for a particular period, the date of submission will count among the days or as part of that period, unless stated otherwise. If notice has been made in one of the above methods, it will be considered to have been at the earliest possible day in which it can be considered to have been made, as stated above.

36.15.	An accidental failure to give a shareholder notice of a meeting, or a shareholder’s failure to receive such a notice, will not detract from the validity of any resolution made at such a meeting.

37.	Merger

A merger according to Chapter One of Part Eight of the Companies Law will be approved by a Majority at the General Meeting or class meeting, as applicable, subject to the provisions of any applicable law.

38.	Dissolution

Subject to the provisions of any applicable law, the liquidator may distributed the surplus assets between shareholders, in a voluntary dissolution or otherwise, at the general meeting’s decision by an ordinary majority of votes, in kind, in whole or in part, and at the general meeting’s decision by an ordinary majority of votes, the liquidator may also deposit any part of the surplus assets with trustees, who will hold in trust for the benefit of shareholders, as the liquidator will consider desirable. To distribute the surplus assets in kind, the liquidator may establish the proper value of the distributable assets.

39.	Miscellaneous

39.1.	Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another Entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

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39.2.	Fees. The Company may pay a fee (including underwriting fees) to any Person in consideration for underwriting, marketing, or distributing Company securities, with or without condition, as the Board of Directors may determine. Payments according to this section may be paid in cash or in Company securities, or any combination of the above.

39.3.	No preemptive. The Company’s shareholders will not have a preemptive, a preferred right, or any other right to buy Company securities. At the Board of Directors’ exclusive discretion, it may offer Company securities to its current shareholders, or some of them, first.

40.	Amendment. Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving directors.

41.	Forum for Adjudication of Disputes.

41.1.	Unless the Company consents In Writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law, shall be the Tel Aviv District Court (Economic Division in the State of Israel (or, if the Tel Aviv District Court does not have jurisdiction, and no other Israeli court has jurisdiction, the federal district court for the District of New York), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any Person or Entity purchasing or otherwise acquiring any interest in Shares shall be deemed to have notice of and consented to the provisions of this Article.

41.2.	Without prejudice to the above, unless the Company consents In Writing to the selection of an alternative forum, the federal district courts of the United States of America in the New York District shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or arising under the Securities Exchange Act of 1934, as amended. Any Person or Entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article 40.

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Annex C

July 30th, 2023

**PRIVATE & CONFIDENTIAL**

For the Board of Directors of Keyarch Acquisition Corporation (NASDAQ:KYCH)
275 Madison Avenue 39th Floor | New York, NY | 10016 | United States

We understand that Keyarch Acquisition Corporation (NASDAQ:KYCH), a publicly traded blank check company incorporated as a Cayman Islands exempted company ("KYCH"), is considering a business combination with a publicly-traded, Israeli company, ZOOZ Power Ltd., (the "Company" or "ZOOZ", and together with KYCH, collectively, the "Parties").

- Pursuant to the terms of that certain business combination agreement, by and among ZOOZ, KYCH and the other parties thereto (the "Business Combination Agreement"), the Parties intend to effect a business combination transaction whereby (a) a wholly-owned subsidiary of ZOOZ will merge with and into KYCH, with KYCH continuing as the surviving entity (the "Merger" and together with the other transactions contemplated by the Business Combination Agreement, the "Transactions") and a wholly-owned subsidiary of ZOOZ, (b) the outstanding ordinary shares of KYCH will be converted into ordinary shares of ZOOZ on a one-for-one basis and (c) each outstanding KYCH warrant exercisable for one (1) KYCH ordinary share will be converted into an equivalent warrant to purchase ZOOZ ordinary shares on a one-for-one basis .
- Immediately prior to the closing (the "Closing") of the Transactions, ZOOZ will consummate a recapitalization of its outstanding equity securities (the "Recapitalization") so that the only class of outstanding equity of ZOOZ will be ordinary shares (and certain options and warrants to purchase ZOOZ ordinary shares to be rolled over). To effect the Recapitalization, (i) ZOOZ warrants (with certain exceptions) will be exercised in accordance with their terms and (ii) the ZOOZ ordinary shares (including exercised warrants) will be restructured so that the holders of ZOOZ ordinary shares (and options and warrants to acquire ZOOZ ordinary shares that are not converted to ZOOZ ordinary shares in the Recapitalization) will receive shares (or the right to acquire shares, as applicable) valued at $10.00 per share based on the Aggregate Consideration.
- ZOOZ shareholders shall collectively hold, as a result of the Transactions, an aggregate number of ZOOZ ordinary shares having a value, on a fully-diluted basis with outstanding ZOOZ warrants and certain ZOOZ options, equal to Sixty Million U.S. Dollars ($60,000,000), (the "Aggregate Consideration").
- After the Closing, the pre-Closing ZOOZ shareholders (the "Pre-Closing Company Shareholders") will be entitled to receive from ZOOZ an additional number of shares of ZOOZ ordinary shares upon conversion of up 4,000,000 shares non-tradeable, non-assignable rights to be issued at Closing, allocated pro rata among the Pre-Closing Company Shareholders, as earnout consideration based on the achievement of certain volume-weighted average price milestones and gross revenue milestones during the 5 year period after the Closing.

The Board of Directors of KYCH has retained Newbridge Securities Corporation ("Newbridge") to render an opinion (the "Opinion") as to whether, on the date of such Opinion, (i) the Aggregate Consideration is fair, from a financial point of view, to KYCH and KYCH's unaffiliated public shareholders and (ii) the Company has an aggregate fair market value equal to at least 80% of the net assets held by KYCH in its trust account (the "Trust Account") for the benefit of KYCH's public shareholders (excluding deferred

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underwriting commissions and taxes payable on the interest earned on the Trust Account), as of the date of the Purchase Agreement.

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of KYCH to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for KYCH.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, KYCH has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, KYCH, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

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In forming our Opinion, we have had access to, and cooperation from, the management teams of both KYCH and ZOOZ to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice).

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of KYCH and ZOOZ provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both KYCH and ZOOZ as to the future financial performance of the combined parties without and subsequent to a potential business combination.

This Opinion is solely for the use of the Board of Directors of KYCH, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with KYCH may be included in, filings made by KYCH with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to shareholders of KYCH.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Sincerely,

**Newbridge Securities Corporation**

Chad D. Champion

Chad D. Champion
Senior Managing Director, Head of Equity Capital Markets

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification and Exculpation of directors and officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Under the Companies Law, the Securities Law and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

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An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The Restated ZOOZ Articles include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from the Business Combination to the extent that these liabilities are not covered by insurance (after the Closing, the Company expects to have in place indemnification and exculpation agreements, with its directors and officers, in the form attached as Exhibit 10.19 to this prospectus, subject to the approval of ZOOZ’s shareholders). This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below). However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

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The term “Maximum Indemnification Amount” means the greater of (i) 25% of the Company’s shareholders’ equity, based on the Company’s most recently published consolidated financial statements at the time any indemnification payment is made, or (ii) NIS10 million.

Item 21. Exhibits and Financial Statements Schedules

Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of July 30, 2023, by and among Keyarch, ZOOZ and Merger Sub (included as Annex A to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).

2.2	Amendment No.1 to the Business Combination Agreement, dated as of February 9, 2024, by and among Keyarch, ZOOZ and the Sponsor (included as Annex A-1 to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).

3.1	Amended and Restated Articles of Association of ZOOZ Power Ltd.

3.2	Form of Amended and Restated Articles of Association of ZOOZ Power Ltd. (to be effective upon Closing of the Business Combination) (included as Annex C to the proxy statement/prospectus, which is part of this Registration Statement, and incorporated herein by reference).

3.3	Amended and Restated Memorandum and Articles of Association of Keyarch Acquisition Corporation (incorporated by reference to Exhibit 3.1 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

3.4	Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 in Keyarch’s Current Report on Form 8-K file with the SEC on July 26, 2023).

4.1	Specimen Unit Certificate of Keyarch (incorporated by reference to Exhibit 4.1 to Keyarch’s Registration Statement on Form S-1 (File No. 333-261500) filed with the SEC on January 12, 2022).

4.2	Specimen Class A Ordinary Share Certificate of Keyarch (incorporated by reference to Exhibit 4.2 to Keyarch’s Registration Statement on Form S-1 (File No. 333-261500) filed with the SEC on January 12, 2022).

4.3	Specimen Private Warrant Certificate of Keyarch (incorporated by reference to Exhibit 4.3 to Keyarch’s Registration Statement on Form S-1 (File No. 333-261500) filed with the SEC on January 12, 2022).

4.4	Specimen Public Warrant Certificate of Keyarch (incorporated by reference to Exhibit 4.4 to Keyarch’s Registration Statement on Form S-1 (File No. 333-261500) filed with the SEC on January 12, 2022).

4.5	Specimen Rights Certificate of Keyarch (incorporated by reference to Exhibit 4.5 to Keyarch’s Registration Statement on Form S-1 (File No. 333-261500) filed with the SEC on January 12, 2022).

4.6	Public Warrant Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

4.7	Private Warrant Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.2 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

4.8	Rights Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.3 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

5.1*	Opinion of Shibolet & Co, as to the validity of the ZOOZ ordinary shares and ZOOZ warrants to be issued.

5.2*	Opinion of Lowenstein Sandler LLP, as to the validity of the ZOOZ warrants to be issued.

10.1	Letter Agreement, dated January 24, 2022, among Keyarch, its officers and directors, EarlyBirdCapital and the Sponsor (incorporated by reference to Exhibit 10.1 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

10.2	Investment Management Trust Agreement, dated January 24, 2022, between Keyarch and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

10.3	Registration Rights Agreement, dated January 24, 2022, among Keyarch, its officers and directors, and the Sponsor (incorporated by reference to Exhibit 10.3 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

10.4	Administrative Services Agreement, dated January 24, 2022, between Keyarch and the Sponsor (incorporated by reference to Exhibit 10.5 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

10.5	Private Placement Units Purchase Agreement, dated January 24, 2022, between Keyarch, the Sponsor and EarlyBirdCapital (incorporated by reference to Exhibit 10.4 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

10.6

Form of Indemnification Agreement between Keyarch and its directors and executive officers (incorporated by reference to Exhibit 10.9 to Keyarch’s Registration Statement on Form S-1 (File No. 333-261500) filed with the SEC on January 12, 2022).

10.7	Business Combination Marketing Agreement between Keyarch and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 1.2 to Keyarch’s Current Report on Form 8-K filed with the SEC on January 27, 2022).

10.8†	Cooperation Agreement, dated September 12, 2022, between ZOOZ and the New York Power Authority.

10.9	Distribution Agreement, dated December 1, 2022, between ZOOZ and Blink Charging Co.

10.10	Summary of Lease Agreement dated July 25, 2021, as amended, between ZOOZ and REIT 1 Ltd.

10.11	Form of Lock-Up Agreement, dated as of July 30, 2023, by and among ZOOZ., the Sponsor, and the shareholder of ZOOZ party thereto (incorporated by reference to Exhibit 10.1 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.12	Form of Non-Competition and Non-Solicitation Agreement, dated as of July 30, 2023, by and between Keyarch and the shareholder of ZOOZ party thereto (incorporated by reference to Exhibit 10.2 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.13	Form of Voting Agreement, dated as of July 30, 2023, by and among ZOOZ, Keyarch, and the shareholder of ZOOZ party thereto (incorporated by reference to Exhibit 10.3 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.14	Form of Assignment, Assumption and Amendment to Private Warrant Agreement, by and among Keyarch, ZOOZ, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.15	Form of Assignment, Assumption and Amendment to Public Warrant Agreement, by and among Keyarch, ZOOZ, and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.5 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.16	Sponsor Letter Agreement, dated as of July 30, 2023, by and among the Sponsor, Keyarch, and ZOOZ (incorporated by reference to Exhibit 10.6 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.17	Sponsor Support Agreement, dated as of July 30, 2023, by and among the Sponsor, Keyarch, and ZOOZ (incorporated by reference to Exhibit 10.7 to Keyarch’s Current Report on Form 8-K filed with the SEC on August 3, 2023).

10.18	Amendment to Sponsor Letter Agreement, dated as of February 9, 2024, by and among the Sponsor, Keyarch, and ZOOZ (incorporated by reference to Exhibit 10.1 to Keyarch’s Current Report on Form 8-K filed with the SEC on February 15, 2024).

10.19	Form of Letter of Indemnification and Exculpation between ZOOZ and its directors and executive officers.

10.20	Form of Subscription Agreement by and among Keyarch, ZOOZ and the Subscribers party thereto (incorporated by reference to Exhibit 10.2 to Keyarch’s Current Report on Form 8-K filed with the SEC on February 15, 2024).

21.1	List of Subsidiaries of ZOOZ.

23.1	Consent of Kesselman & Kesselman, independent registered public accounting firm for ZOOZ.

23.2	Consent of UHY LLP, independent registered public accounting firm for Keyarch.

23.3*	Consent of Shibolet & Co (included in Exhibit 5.1).

23.4*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2).

23.5	Consent of Newbridge Securities Corporation.

24.1	Power of Attorney (included on signature page of this report).

99.1	Consent of Christine Zhao to be named as a director.

99.2	Consent of Sanqiang (Larry) Wang to be named as a director.

99.3	Consent of Fang Zheng to be named as a director.

99.4	Consent of Naama Zeldis to be named as a director.

99.5	Request for Waiver and Representation under Item 8.A.4 of Form 20-F.

107	Filing Fee Table.

*	To be filed by amendment.
†	Schedules to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
●	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
●	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
●	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lod, Israel on the 22nd day of February, 2024.

ZOOZ POWER LTD.

By:	/s/ Boaz Weizer
Name:	Boaz Weizer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Avi Cohen and Boaz Weizer as his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933) of ZOOZ Power Ltd., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

NAME	POSITION	DATE

/s/ Boaz Weizer	Chief Executive Officer	February 22, 2024
Boaz Weizer	(Principal Executive Officer)

/s/ Ruth Smadja	Chief Financial Officer	February 22, 2024
Ruth Smadja	(Principal Financial Officer and Principal Accounting Officer)

/s/ Avi Cohen	Executive Chairman of the Board and	February 22, 2024
Avi Cohen	Director

/s/ Calanit Valfer	Director	February 22, 2024
Calanit Valfer

/s/ Shai Naftali Hod	Director	February 22, 2024
Shai Naftali Hod

/s/ Doron Meir Vadai	Director	February 22, 2024
Doron Meir Vadai

/s/ Dan Weintraub	Director	February 22, 2024
Dan Weintraub

/s/ Manuel Fernandes	Director	February 22, 2024
Manuel Fernandes

/s/ Ronit Biran	External Director	February 22, 2024
Ronit Biran

/s/ Elka Nir	External Director	February 22, 2024
Elka Nir

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ZOOZ Power Ltd. has signed this Registration Statement, accompanying this proxy statement/prospectus in the City of Newark, Delaware, on the 22nd day of February, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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